As filed with the Securities and Exchange Commission on August 17, 2020

Registration No. 333-239690

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
Under the Securities Act of 1933

________________

GWG HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

________________

Delaware	6282	26-2222607
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

________________________

325 North St. Paul Street, Suite 2650
Dallas, Texas 75201
Tel: (612) 746-1944
Fax: (612) 746-0445

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

GWG Holdings, Inc.
Murray T. Holland
President and Chief Executive Officer
325 North St. Paul Street, Suite 2650
Dallas, Texas 75201
Tel: (612) 746-1944

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

Copies to:

Edward S. Best, Esq.
Bruce F. Perce, Esq.
Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
Tel: (312) 782-0600

________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Redeemable Preferred Stock	69,756	$1,000	$69,756,000	$9,054
Series 2 Redeemable Preferred Stock	146,812	$1,000	$146,812,000	$19,056
Total	216,568	$1,000	$216,568,000	$28,111	(3)

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(1)      The Redeemable Preferred Stock and the Series 2 Redeemable Preferred Stock were issued with a Stated Value per share of $1,000.

(2)      The amount of the registration fee paid herewith was calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(3)      The registration fee of $28,111 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

GWG Holdings, Inc. (the “Registrant”) is filing this Registration Statement on Form S-4 in connection with the solicitation of consents by the Registrant from the holders of its Redeemable Preferred Stock and Series 2 Redeemable Preferred Stock (collectively, the “Preferred Stock”) to a proposed Amended and Restated Certificate of Incorporation of the Registrant that will amend certain terms of the Preferred Stock, as described in the joint consent solicitation statement and prospectus that is a part of this Registration Statement. The Registrant is not issuing any additional shares of Preferred Stock pursuant to this Registration Statement. However, as the Preferred Stock as amended by the proposed amendments to the terms of the Preferred Stock included in the proposed Amended and Restated Certificate of Incorporation will constitute a new security for purposes of the federal securities laws, the Registrant is registering the offer and sale of such new security on this Registration Statement.

The information in this joint consent solicitation statement and prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission, of which this joint consent solicitation statement and prospectus is a part, shall have been declared effective. This joint consent solicitation statement and prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 17, 2020

JOINT CONSENT SOLICITATION STATEMENT AND PROSPECTUS

GWG HOLDINGS, INC.

Solicitation of Consents with respect to the shares of
Redeemable Preferred Stock and
Series 2 Redeemable Preferred Stock
issued by GWG Holdings, Inc.

THIS JOINT CONSENT SOLICITATION STATEMENT AND PROSPECTUS IS BEING FURNISHED ON OR ABOUT [•], 2020, TO THE HOLDERS (AS DEFINED BELOW) OF OUR PREFERRED STOCK (AS DEFINED BELOW) AS OF THE CLOSE OF BUSINESS ON [•], 2020. THIS CONSENT SOLICITATION (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., DALLAS TIME, ON [•], 2020, UNLESS EXTENDED BY US IN OUR SOLE DISCRETION (SUCH TIME AND DATE AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

GWG Holdings, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), is soliciting the consents (the “Consents”) of the holders of record (the “Holders”) as of the close of business on [•], 2020 (the “Record Date”), of its Redeemable Preferred Stock, par value $.001 per share (the “Redeemable Preferred Stock”) and Series 2 Redeemable Preferred Stock, par value $.001 per share (the “Series 2 Redeemable Preferred Stock” and, together with the Redeemable Preferred Stock, the “Preferred Stock,” and each a “class” of Preferred Stock) to the exchange of the Preferred Stock for preferred stock as it is proposed to be amended by an amended and restated certificate of incorporation of the Company (the “Amended and Restated Certificate of Incorporation”) that would, among other things, amend and restate the existing certificates of designations for each class of Preferred Stock (including the related Certificates of Correction, the “Certificates of Designations”) (the “Proposed Amendments,” and the Preferred Stock amended by the Proposed Amendments, the “Amended Preferred Stock”). The solicitation of Consents pursuant to this joint consent solicitation statement and prospectus and the accompanying Consent Letter is referred to as the “Consent Solicitation.” As of the date of this joint consent solicitation statement and prospectus, there were [•] shares of Redeemable Preferred Stock and [•] shares of Series 2 Redeemable Preferred Stock outstanding. This joint consent solicitation statement and prospectus is first being sent to Holders on [•], 2020.

Holder Consent Fee.    After the satisfaction or waiver of the Consent Conditions (as defined below), each Holder of Preferred Stock (a “Consenting Holder”) that provides a valid Consent on or prior to the Expiration Time shall be entitled to a cash payment (the “Holder Consent Fee”) of 2.0% of the aggregate stated value (the “Aggregate Principal Balance”) of the shares of Preferred Stock (the “Consent Fee Qualifying Shares”) for which a Consent to the Proposed Amendments is validly delivered on or prior to the Expiation Time, which we expect to pay, or cause to be paid, to the Consenting Holders promptly after the Expiration Time and the satisfaction or waiver of all Consent Conditions (such date, the “Settlement Date”).

Broker Consent Fee.    In addition, after the Settlement Date, we will pay, or cause to be paid, a cash payment (the “Broker Consent Fee”) of up to 6.375% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to our dealer manager, Emerson Equity LLC, a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”), which it will pay to the broker-dealer for which the Consenting Holder of the Consent Fee Qualifying Shares is a current client, so long as (i) the dealer manager has an agreement in place with such broker-dealer to permit payment of the Broker Consent Fee, which is inclusive of the suggested commission to the registered representative and a broker-dealer reallowance, and (ii) we receive a duly completed and executed Participating Broker Certification from such broker-dealer (the “Participating Brokers”). We expect to pay, or cause to be paid, 3.0% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to the Participating Brokers as registered representative commissions and an additional broker-dealer reallowance of 0.375% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares promptly after the Settlement Date. We expect to pay (i) an additional 1.5% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers as registered representative commissions promptly after the first anniversary of the Settlement Date, if the Consenting Holder continues to hold the Consent Fee Qualifying Shares on the first anniversary of the Settlement Date, and (ii) an additional 1.5% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers as registered representative commissions promptly after the second anniversary of the Settlement Date if the Consenting Holder continues to hold the Consent Fee Qualifying Shares on the second anniversary of the Settlement Date. In addition, we will pay to our dealer manager a dealer manager fee of 0.40625% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares.

Approval of the Proposed Amendments with respect to each class of Preferred Stock requires the affirmative vote or written consent of the Holders of a majority of the outstanding shares of such class of Preferred Stock as of the Record Date, in each case voting separately as a class (for each class of Preferred Stock, the “Requisite Consents”). The acceptance of delivered Consents with respect to each class of Preferred Stock is conditioned upon, among other things, the receipt of the Requisite Consents from the other class of Preferred Stock. If we don’t receive the Requisite Consents from each class of Preferred Stock, no Consent Fee shall be due and payable.

The dealer manager of this Consent Solicitation is Emerson Equity LLC which will use its “reasonable best efforts” to solicit the Consents.

In reviewing this joint consent solicitation statement and prospectus, you should carefully consider the risk factors beginning on page 9 of this joint consent solicitation statement and prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this joint consent solicitation statement and prospectus is            , 2020

Exhibit A — Form of Amended and Restated Certificate of Incorporation

Annex A — Item 1 (Business), Item 2 (Properties), Item 3 (Legal Proceedings), Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations), Item 8 (Consolidated Financial Statements and Supplementary Data), Item 11 (Executive Compensation), Item 13 (Certain relationships and Related Transactions, and Director Independence), and Exhibit 99.4 (The Beneficient Company Group, L.P. and Subsidiaries Consolidated Financial Statements and Independent Auditor’s Report) from the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2019

Annex B — Item 1 (Consolidated Financial Statements and Supplementary Data) and Item 2 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) from the Company’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2020

No person has been authorized to give any information or make any representations other than those contained in this joint consent solicitation statement and prospectus and the Consent Letter and Participating Broker Certification and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. The delivery of this joint consent solicitation statement and prospectus and the Consent Letter and Participating Broker Certification at any time does not imply that the information herein or therein is correct as of any time subsequent to its date.

i

JOINT CONSENT SOLICITATION STATEMENT AND PROSPECTUS SUMMARY

This summary highlights some of the information in this joint consent solicitation statement and prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire joint consent solicitation statement and prospectus, including the section entitled “Risk Factors,” before making a decision to provide a Consent. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GWG” refer to GWG Holdings, Inc. together with its direct or indirect subsidiaries. In instances where we refer specifically to “GWG Holdings” or “GWG Holdings, Inc.,” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity.

Our Company

We are an innovative financial services firm based in Dallas, Texas that is a leader in providing investments that are non-correlated to the traded markets, and unique liquidity solutions and services for the owners of illiquid investments. Through its subsidiaries, The Beneficient Company Group, L.P. (“Ben LP,” and, including all of the subsidiaries it may have from time to time, “Beneficient”) and GWG Life, LLC, GWG owns and manages a diverse portfolio of alternative assets that as of March 31, 2020, included $2 billion in life insurance policy benefits, and exposure to a diversified and growing loan portfolio secured by 118 professionally managed alternative investment funds.

The following diagram illustrates our current organizational structure including GWG Holdings and its significant subsidiaries. The jurisdiction of organization or incorporation of each entity is Delaware other than GWG Life Trust, which is organized under the laws of Utah. Certain immaterial subsidiaries and intermediate holding companies have been omitted. None of the omitted subsidiaries, including certain intermediate holding companies, considered either alone or in the aggregate, constitutes a significant subsidiary.

GWG Holdings, Inc.
GWG MCA Capital, Inc.
FOXO BioScience LLC
GWG Life, LLC
GWG Life USA, LLC
The Beneficient Company Group, L.P.
FOXO Life, LLC
FOXO Labs Inc.
GWG DLP Funding IV, LLC
GWG Life Trust
Beneficient Company Holdings, L.P.
Beneficient Capital Company, L.L.C.
The Beneficient Company Group (USA) II, L.L.C.
Beneficient Administration and Clearing Company, L.L.C.
The Beneficient Company Group (USA), L.L.C.

Charter Amendment

As part of the combination between GWG and Beneficient, we continue to assess alternatives to create and expand on the synergies between the two companies, diversify and strengthen our consolidated balance sheet, and maximize value for our investors. We believe that having the authority to exchange all of the Company’s equity securities for equity securities of the Company or one or more subsidiaries of the Company is a potential avenue to create additional organizational efficiencies for the Company while at the same time enabling us to grow our consolidated balance sheet in a prudent and sustainable manner, and in turn create additional potential value for our shareholders. To provide that flexibility to the Company, we are seeking the authority for the Company to effect an exchange of its equity securities for securities issued by the Company or one or more subsidiaries of the Company by adopting an Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate of Incorporation”). The Amended and Restated Certificate of Incorporation also provides for an exclusive forum in the State of Delaware for certain potential claims by stockholders.

The proposed Amended and Restated Certificate of Incorporation, a copy of which is set forth as Exhibit A to this joint consent solicitation statement and prospectus, has been approved, adopted and declared advisable by the Board of Directors of the Company, which declared its advisability, based upon a recommendation of its Special Committee of independent and disinterested directors. It has also been approved by the written consent from the holders of a majority of the outstanding shares of the Company’s common stock (the “Common Stock”). To become effective, the Amended and Restated Certificate of Incorporation must also be approved by the holders of a majority of the outstanding shares of our Redeemable Preferred Stock, par value $.001 per share (the “Redeemable Preferred Stock”) and Series 2 Redeemable Preferred Stock, par value $.001 per share (the “Series 2 Redeemable Preferred Stock” and, together with the Redeemable Preferred Stock, the “Preferred Stock,” and each a “class” of Preferred Stock), each series voting separately as a class. While the Company believes such an exchange of equity securities may be a potential avenue to achieve the goals of the Company, the Company has not approved any plans to exchange either the Company’s Common Stock or Preferred Stock or the specific terms or issuer of any such securities that may be issued in connection therewith.

The Amended and Restated Certificate of Incorporation would permit the Company to exchange all of the Preferred Stock for preferred equity securities of the Company or one or more subsidiaries of the Company (the “subsidiary preferred interest”) with substantially similar terms to that of the Preferred Stock; provided that, the Amended and Restated Certificate of Incorporation requires the subsidiary preferred interest to have the following preferential terms:

•        accrue monthly cumulative dividends of not less than 7.5% per annum, subject to increase in the Board’s discretion, on the stated value of such subsidiary preferred interest; and

•        be subject to conversion into common equity securities of the issuer of the subsidiary preferred interest or a subsidiary thereof on terms substantially similar to those governing the conversion of the current Preferred Stock; provided, that the minimum conversion price shall be equal to, or less than, $12.00 per common equity security.

Consent Solicitation

General

We are soliciting the consents (the “Consents”) of the holders of record (the “Holders”) as of the close of business on [•], 2020 (the “Record Date”), of our Redeemable Preferred Stock and Series 2 Redeemable Preferred Stock to the exchange of the Preferred Stock for preferred stock as it is proposed to be amended by the Amended and Restated Certificate of Incorporation that would, among other things, amend and restate the existing certificates of designations for each class of Preferred Stock (including the related Certificates of Correction, the “Certificates of Designations”) (the “Proposed Amendments,” and the Preferred Stock as amended by the Proposed Amendments, the “Amended Preferred Stock”). The solicitation of Consents pursuant to this joint consent solicitation statement and prospectus and the accompanying Consent Letter is referred to as the “Consent Solicitation.”

As of [•], 2020 (the latest practicable date prior to the date of this joint consent solicitation statement and prospectus), our directors and their officers and their respective affiliates do not own any shares of Redeemable Preferred Stock or Series 2 Redeemable Preferred Stock.

Purpose of the Consent Solicitation

The purpose of the Consent Solicitation is to seek the consent of the Holders to the exchange of the Preferred Stock for Amended Preferred Stock which would have the same rights, powers and preferences as the Preferred Stock, except that the terms of the Amended Preferred Stock would permit the Company to exchange all of the outstanding shares of each class of Amended Preferred Stock for preferred equity securities of the Company or one or more subsidiaries of the Company that are registered with the Securities and Exchange Commission (“SEC”) and that have rights, powers and preferences substantially similar to the rights, powers and preferences of the Amended Preferred Stock set forth in the Certificates of Designation, but with an increased dividend rate of not less than 7.5% per annum (compared to the existing dividend rate of 7.0% per annum), plus a cash payment equal to all accrued and unpaid dividends on the Amended Preferred Stock.

The Amended and Restated Certificate of Incorporation would also permit the Company to exchange all of the outstanding Common Stock for securities of the Company or one or more subsidiaries of the Company that are registered with the SEC, at least one class or series of which would be listed on a national securities exchange.

There can be no assurance that the Company will receive the required consents of the holders of the Preferred Stock, and the Company has not approved any plans to exchange either the Common Stock or the Preferred Stock or the terms or issuer or issuers of any securities issued in connection therewith, and there can be no assurance that any such exchange will occur or what the terms of the securities to be issued in connection with such exchange will be, other than as provided for in the Amended and Restated Certificate of Incorporation. Any such exchange would be subject to approval of the terms of any such exchange by the Company’s Board of Directors and conditions precedent, some of which are outside of the Company’s control, including the grant of trust charters from the State of Texas.

Holder Consent Fee

After the satisfaction or waiver of the Consent Conditions (as defined below), each Holder of Preferred Stock (a “Consenting Holder”) that provides a valid Consent on or prior to the Expiration Time shall be entitled to a cash payment (the “Holder Consent Fee”) of 2.0% of the aggregate stated value (the “Aggregate Principal Balance”) of the shares of Preferred Stock (the “Consent Fee Qualifying Shares”) for which a Consent to the Proposed Amendments is validly delivered on or prior to the Expiation Time, which we expect to pay, or cause to be paid, to the Consenting Holders promptly after the Expiration Time and the satisfaction or waiver of all Consent Conditions (such date, the “Settlement Date”).

Broker Consent Fee

In addition, after the Settlement Date, we will pay, or cause to be paid, a cash payment (the “Broker Consent Fee”) of up to 6.375% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to our dealer manager, which it will then pay to the broker-dealer for which the Consenting Holder of the Consent Fee Qualifying Shares is a current client, so long as (i) the dealer manager has an agreement in place with such broker-dealer to permit payment of the Broker Consent Fee, which is inclusive of the suggested commission to the registered representative and a broker-dealer reallowance, and (ii) we receive a duly completed and executed Participating Broker Certification from such broker-dealer (the “Participating Brokers”). A copy of the form of Participating Broker Certification is filed as an exhibit to the registration statement of which this joint consent solicitation statement and prospectus forms a part. We expect to pay, or cause to be paid, 3.0% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to the Participating Brokers as registered representative commissions and an additional broker-dealer reallowance of 0.375% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares promptly after the Settlement Date. We expect to pay (i) an additional 1.5% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers as registered representative commissions promptly after the first anniversary of the Settlement Date, if the Consenting Holder continues to hold the Consent Fee Qualifying Shares (or shares issued in exchange for such shares) on the first anniversary of the Settlement Date, and (ii) an additional 1.5% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers as registered representative commissions promptly after the second anniversary of the Settlement Date if the Consenting Holder continues to hold the Consent Fee Qualifying Shares (or shares issued in exchange for such shares) on the second anniversary of the Settlement Date.

We refer to the Holder Consent Fee and the Broker Consent Fee in this joint consent solicitation statement and prospectus collectively as the “Consent Fees.”

Dealer Manager

Our dealer manager for the Consent Solicitation, Emerson Equity LLC (“Emerson”), will enter into participating dealer agreements with Participating Brokers to authorize those Participating Brokers to solicit the Consents. The Consent Solicitation will be conducted on the terms set forth in this joint consent solicitation statement and prospectus and any joint consent solicitation statement and prospectus supplements we may file from time to time. Neither our dealer manager nor any Participating Brokers will have any obligation to solicit Consents. Our dealer manager may provide additional services to us, which may include telephonic and internet-based Participating Broker seminars and informational meetings, and providing information to and answering questions from investors or Participating Brokers concerning this Consent Solicitation.

We will pay our dealer manager a dealer manager fee of 0.40625% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares.

Information Agent

The information agent for the transactions described in this joint consent solicitation statement and prospectus is Georgeson LLC.

Requisite Consents

Approval of the Proposed Amendments with respect to each class of Preferred Stock requires the affirmative vote or written consent of the Holders of a majority of the outstanding shares of such class of Preferred Stock as of the Record Date, in each case voting separately as a class (for each class of Preferred Stock, the “Requisite Consents”). The acceptance of delivered Consents with respect to each class of Preferred Stock is conditioned upon, among other things, the receipt of the Requisite Consents from the other class of Preferred Stock. If we don’t receive the Requisite Consents from each class of Preferred Stock, no Consent Fee shall be due and payable.

Conditions of the Consent Solicitation

The Company’s obligation to pay (or cause to be paid) the Consent Fee is subject to and conditioned upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the following conditions (collectively, the “Consent Conditions”):

•        the receipt of the Requisite Consents on or prior to the Expiration Time from each class of Preferred Stock;

•        the absence of any law or regulation, and the absence of any injunction or action or other proceeding (pending or threatened), that (in the case of any action or proceeding if adversely determined) would make unlawful or invalid or enjoin or delay the implementation of the Proposed Amendments or the payment of the Consent Fee to any Holder or that would question the legality or validity thereof; and

•        effectiveness of the proposed Amended and Restated Certificate of Incorporation.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company). The foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Expiration Time; Extensions; Termination

The Company expressly reserves the right, in its sole discretion, for any reason to abandon, terminate, amend or extend, or not to extend, the Consent Solicitation at any time and from time to time prior to effectiveness of the Proposed Amendments, whether or not the Requisite Consents have been received.

The Consent Solicitation expires at 5:00 p.m., Dallas time, on [•], 2020, unless the Company, in its sole discretion, extends the period during which the Consent Solicitation is open, in which case the term “Expiration Time” shall mean the latest date and time as so extended. The termination or extension of the Consent Solicitation will be made by issuance of a press release no later than 9:00 a.m., Eastern time, on the next business day after the previously announced Expiration Time. The Company may extend the Consent Solicitation on a daily basis or for such specified period of time as it determines in its sole discretion. The failure of any Holder or beneficial owner to receive such press release will not affect the termination or extension of the Consent Solicitation.

Consent Procedures

If you are the record holder of Preferred Stock as of the Record Date, then you may sign and submit a Consent Letter with respect to the Preferred Stock you own.

As of the date hereof, some, but not all, of the Preferred Stock is held through The Depository Trust Company (“DTC”) by participants in DTC (“DTC Participants”). If you are the beneficial owner of Preferred Stock held though DTC, then you may:

(i)     direct the DTC Participant through which your Preferred Stock is held through DTC to execute and submit, on your behalf, a Consent Letter with respect to the Preferred Stock beneficially owned by you; or

(ii)    obtain a proxy from the DTC Participant through which your Preferred Stock is held and execute and submit directly, as if you were a registered holder, a Consent Letter with respect to the Preferred Stock you beneficially own.

Properly executed Consent Letters must be provided to our principal executive offices at the address set forth below in accordance with the instructions set forth in this joint consent solicitation statement and prospectus and the Consent Letter:

GWG Holdings Inc.
325 North St. Paul Street, Suite 2650
Dallas, TX 75201
Phone: [•]
Attention: [•]

By Overnight Delivery, Mail, Email or Hand:	By Facsimile Transmission:
325 North St. Paul Street, Suite 2650 Dallas, TX 75201 Email: [•]	[•] Attention: [•]

All Consents will be irrevocable. The transfer of Preferred Stock after the Record Date will not have the effect of revoking any Consent validly delivered to the Company.

Upon receipt of the Requisite Consents from each class of Preferred Stock and the effectiveness of the Proposed Amendments, all Holders of Preferred Stock and all transferees of Preferred Stock will be bound by the Proposed Amendments.

Additional Information

If you have questions about the Consent Solicitation, you should contact a registered representative of your broker-dealer (i.e., your Participating Broker) or other investment professional, or else contact:

GWG Holdings, Inc.
325 North St. Paul Street, Suite 2650
Dallas, TX 75201
Phone: [•]
Attention: [•]

If you have questions about the procedure for providing Consents, or you need additional copies of the joint consent solicitation statement and prospectus or the Consent Letter, you should contact the information agent at:

Georgeson LLC
Phone: (866) 391-7007

The valid completion, execution and delivery of the Consent Letter by a Holder prior to the Expiration Time will constitute that Holder’s affirmative written consent to the Proposed Amendments.

Holders will not be entitled to dissenters’ rights in connection with the Consent Solicitation.

We have filed a Registration Statement on Form S-4 in connection with the Consent Solicitation of which this joint consent solicitation statement and prospectus forms a part. We are not issuing any additional shares of Preferred Stock pursuant to the Registration Statement. However, as the Proposed Amendments to the terms of the Preferred Stock included in the Amended and Restated Certificate of Incorporation will result in the Amended Preferred Stock constituting a new security for federal securities law purposes, we are registering the offer and sale of such Amended Preferred Stock on such Registration Statement.

Risk Factors

In reviewing this joint consent solicitation statement and prospectus, you should carefully consider the risk factors beginning on page 9 of this joint consent solicitation statement and prospectus.

RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this joint consent solicitation statement and prospectus contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors discussed under the heading “Risk Factors” below.

The words “believe,” “could,” “possibly,” “probably,” “anticipate,” “estimate,” “project,” “expect,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Such risks and uncertainties include, but are not limited to:

•        the valuation of assets reflected on our financial statements, including the fair value of Beneficient’s assets and liabilities, including noncontrolling interests, which were consolidated as a result of the transactions with Beneficient on December 31, 2019;

•        the illiquidity of our life insurance and Beneficient-related investments and receivables from affiliates;

•        our ability to realize the anticipated benefits from our consolidation of Beneficient;

•        Beneficient’s financial performance and ability to execute on its business plan;

•        Beneficient’s ability to obtain the trust charters from the Texas Department of Banking necessary to implement its business plan;

•        our ability to obtain accurate and timely financial information from Beneficient;

•        our ability to effectively transition the management and oversight roles served by our former executives and members of our Board of Directors;

•        changes resulting from the evolution of our business model and strategy with respect to Beneficient and the life insurance secondary market;

•        our reliance on debt financing and continued access to the capital markets;

•        our significant and ongoing financing requirements;

•        our predominant use of short term debt to fund a portfolio of long term assets could result in a liquidity shortage;

•        our ability to make cash distributions in satisfaction of dividend obligations and redemption requests;

•        our ability to satisfy our debt obligations if we were to sell our assets;

•        our history of operating losses;

•        general economic outlook, including prevailing interest rates and credit market conditions;

•        federal, state and FINRA regulatory matters;

•        litigation risks;

•        our ability to comply with financial and non-financial covenants contained in borrowing agreements;

•        the reliability of assumptions underlying our actuarial models, including life expectancy estimates and our projections of mortality events and the realization of policy benefits;

•        risks relating to the validity and enforceability of the life insurance policies we have purchased;

•        our reliance on information provided and obtained by third parties, including changes in underwriting tables and underwriting methodology;

•        life insurance company credit exposure;

•        cost-of-insurance (premiums) increases on our life insurance policies;

•        performance of our investments in life insurance policies; and

•        risks associated with causing Life Epigenetics and youSurance to become independent of GWG.

We caution you that the foregoing list of factors is not exhaustive. Forward-looking statements are only estimates and predictions, or statements of current intent. Actual results, outcomes or actions that we ultimately undertake could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements.

RISK FACTORS

Before delivering a Consent to the Company, you should carefully consider the risks, uncertainties and additional information contained herein or in any applicable joint consent solicitation statement and prospectus supplement, as well as the documents and reports we file with the Securities and Exchange Commission. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information.”

If the Requisite Consents are received on or prior to the Expiration Time and the Proposed Amendments become effective, all holders of shares of Preferred Stock will be bound by the Proposed Amendments even if they did not provide their Consent.

The Proposed Amendments are set forth in the Amended and Restated Certificate of Incorporation, the form of which is attached as Exhibit A to this joint consent solicitation statement and prospectus. The Amended and Restated Certificate of Incorporation has been approved, adopted and declared advisable by the Board of Directors of the Company, which declared its advisability, based upon a recommendation of its Special Committee of independent and disinterested directors. It has also been approved by the written consent from the holders of a majority of the outstanding shares of the Common Stock. If the Requisite Consents are received on or prior to the Expiration Time and the Proposed Amendments become effective by filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, all holders of shares of Preferred Stock will be bound by the Proposed Amendments even if they did not provide their Consent.

If the Requisite Consents are received on or prior to the Expiration Time and the Proposed Amendments become effective, the Company would have the right to exchange all of your shares of Amended Preferred Stock for preferred equity securities of the Company or one or more subsidiaries of the Company.

The Proposed Amendments require that any preferred equity securities that are issued in exchange for the Amended Preferred Stock shall have rights, powers and preferences substantially similar to the rights, powers and preferences of the Amended Preferred Stock (but with a higher dividend rate and lower conversion price). However, the Board of Directors of the Company shall have the power and authority to make all determinations regarding whether or not a characteristic of a security is “substantially similar” to that of another security and all such determinations made by the Board shall be final, conclusive and binding. There can be no assurance that holders of Amended Preferred Stock will agree with the Board’s determination of what is substantially similar, or view any preferred interest that are issued in exchange for the Amended Preferred Stock to be substantially similar to, or superior, to the Amended Preferred Stock. In addition, the Amended Preferred Stock may be exchanged for preferred equity securities of an entity that is not organized as a corporation under Delaware law, and the directors or managers of such entity may have fiduciary duties that are different and less broad than those of the Company’s directors or managers under the Delaware General Corporation Law.

Even if the Proposed Amendments become effective, the Company may never effect an exchange of Amended Preferred Stock for preferred equity securities of the Company or one or more subsidiaries of the Company.

The Company has not approved any plan for the exchange of Amended Preferred Stock for preferred equity securities of the Company or one or more subsidiaries of the Company or the specific terms or issuer of any such securities that may be issued in connection therewith. The ability to effect any such exchange is subject to approval of any such plan by the Board of Directors of the Company and other conditions, some of which are outside the Company’s control, including the grant of trust charters from the State of Texas. As a result, there is no assurance holders of Amended Preferred Stock will receive preferred equity securities of the Company or one or more subsidiaries of the Company with the enhanced terms set forth in the Proposed Amendments.

The Consent Fees would be payable only if the Proposed Amendments become effective.

The Company will not pay any Consent Fees unless the Proposed Amendments become effective by filing the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. As a result, even if a holder provides its Consent on or prior to the Expiration Time and the Company receives the Requisite Consents, if the Company does not file the Amended and Restated Certificate of Incorporation no Consent Fees will be paid.

The full amount of the Broker Consent Fees would be payable only if the Consenting Holder continues to own its shares of Preferred Stock for up to two years from the Settlement Date.

If the Proposed Amendments become effective, the Company would pay 2.0% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares promptly after the Settlement Date.

In addition, if the Proposed Amendments become effective, the Company would pay up to 6.375% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers. We expect to pay, or cause to be paid, 3.0% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to the Participating Brokers as registered representative commissions and an additional broker-dealer reallowance of 0.375% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares promptly after the Settlement Date. We expect to pay (i) an additional 1.5% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers promptly after the first anniversary of the Settlement Date, if the Consenting Holder continues to hold the Consent Fee Qualifying Shares (or shares issued in exchange for such shares) on the first anniversary of the Settlement Date, and (ii) an additional 1.5% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers promptly after the second anniversary of the Settlement Date if the Consenting Holder continues to hold the Consent Fee Qualifying Shares (or shares issued in exchange for such shares) on the second anniversary of the Settlement Date.

As a result, if a Holder sells or redeems its Consent Fee Qualifying Shares prior to the second anniversary of the Settlement Date, the full amount of the Broker Consent Fee will not be earned.

Certain of our employees are registered as registered representatives with, and are dully employed as wholesalers by, the dealer manager. This could cause a conflict of interest and may hinder the dealer manager’s performance of its due diligence obligations.

In connection with the Consent Solicitation, our dealer manager will receive selling commissions and a dealer manager fee. The selling commissions will be re-allowed to Participating Brokers, in connection with this Consent Solicitation. Certain of our employees are registered as registered representatives with the dealer manager As dealer manager, Emerson has certain obligations under the federal securities laws to undertake a due diligence investigation with respect to the parties involved in this Consent Solicitation. Our employees that are dually employed as wholesalers with Emerson could cause a conflict of interest for Emerson in carrying out its due diligence obligations.

The Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Amended and Restated Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), the Amended and Restated Certificate of Incorporation or the bylaws of the Company (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the exclusive forum provision does not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. The Amended and Restated Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to this exclusive forum provision. However, the Amended and Restated Certificate of Incorporation does not relieve us of our duties to comply with federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our current or former directors, officers, employees or stockholders, which may discourage such lawsuits against us and such directors, officers, employees and stockholders. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find the exclusive forum provision contained in the Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

The tax consequences of any exchange of Amended Preferred Stock for preferred equity securities of the Company or one or more subsidiaries of the Company are uncertain.

Because the Company has not approved any plan for the exchange of Amended Preferred Stock for preferred equity securities of the Company or one or more subsidiaries of the Company or the specific terms or issuer of any such securities that may be issued in connection therewith, the tax consequences of any such exchange are uncertain.

THE CONSENT SOLICITATION

General

We are soliciting the consents (the “Consents”) of the holders of record (the “Holders”) as of the close of business on [•], 2020 (the “Record Date”), of our Redeemable Preferred Stock, par value $.001 per share (the “Redeemable Preferred Stock”) and Series 2 Redeemable Preferred Stock, par value $.001 per share (the “Series 2 Redeemable Preferred Stock” and, together with the Redeemable Preferred Stock, the “Preferred Stock,” and each a “class” of Preferred Stock) to the exchange of the Preferred Stock for preferred stock as it is proposed to be amended by an amended and restated certificate of incorporation of the Company (the “Amended and Restated Certificate of Incorporation”) that would, among other things, amend and restate the existing certificates of designations for each class of Preferred Stock (including the related Certificates of Correction, the “Certificates of Designations”) (the “Proposed Amendments,” and the Preferred Stock amended by the Proposed Amendments, the “Amended Preferred Stock”). The solicitation of Consents pursuant to this joint consent solicitation statement and prospectus and the accompanying Consent Letter is referred to as the “Consent Solicitation.”

The Amended and Restated Certificate of Incorporation has been approved by our Board of Directors based on the recommendation of the Special Committee of the Board of Directors.

The Consent Solicitation is being made to all Holders in whose name a share of Preferred Stock was registered at the Record Date and their duly designated proxies. Holders may only consent to the Proposed Amendments in their entirety.

Purpose of the Consent Solicitation

The purpose of the Consent Solicitation is to seek the consent of the Holders to the exchange of the Preferred Stock for Amended Preferred Stock which would have the same rights, powers and preferences as the Preferred Stock, except that the terms of the Amended Preferred Stock would permit the Company to exchange all of the outstanding shares of each class of Amended Preferred Stock for preferred equity securities of the Company or one or more subsidiaries of the Company that are registered with the Securities and Exchange Commission (“SEC”) and that have rights, powers and preferences substantially similar to the rights, powers and preferences of the Amended Preferred Stock set forth in the Certificates of Designation, but with an increased dividend rate of not less than 7.5% per annum (compared to the existing dividend rate of 7.0% per annum), plus a cash payment equal to all accrued and unpaid dividends on the Amended Preferred Stock. See “Summary of the Proposed Amendments.”

The Amended and Restated Certificate of Incorporation would also permit the Company to exchange all of the outstanding common stock of the Company (the “Common Stock”) for securities of the Company or one or more subsidiaries of the Company that are registered with the SEC, at least one class or series of which would be listed on a national securities exchange. The holders of a majority of the outstanding Common Stock have consented to the Amended and Restated Certificate of Incorporation, but the Amended and Restated Certificate of Incorporation may not become effective unless consented to by the holders of a majority of each class of Preferred Stock voting separately as a class.

We believe having the authority to exchange all of the Company’s equity securities for equity securities of an issuer (or issuers) of one or more subsidiaries of the Company is a potential avenue to create additional organizational efficiencies for the Company while at the same time enabling us to grow our consolidated balance sheet in a prudent and sustainable manner, and in turn create additional potential value for our stockholders. While the Company believes such an exchange of equity securities may be a potential avenue to achieve the goals of the Company, the Company has not approved any plans to exchange either the Common Stock or Amended Preferred Stock or the specific terms or issuer of any such securities that may be issued in connection therewith.

Dealer Manager

Our dealer manager will enter into participating dealer agreements with Participating Brokers to authorize those Participating Brokers to solicit the Consents. The Consent Solicitation will be conducted on the terms set forth in this joint consent solicitation statement and prospectus and any joint consent solicitation statement prospectus supplements we may file from time to time. Neither our dealer manager nor any Participating Brokers will have any obligation to solicit Consents. Our dealer manager may provide additional services to us, which may include telephonic and internet-based Participating Broker seminars and informational meetings, and providing information to and answering questions from investors or Participating Brokers concerning this Consent Solicitation.

We will pay to our dealer manager a dealer manager fee of 0.40625% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares (as defined below).

Information Agent

The information agent for the transactions described in this joint consent solicitation statement and prospectus is Georgeson LLC.

Consent Fees

Holder Consent Fee

After the satisfaction or waiver of the Consent Conditions (as defined below), each Holder of Preferred Stock (a “Consenting Holder”) that provides a valid Consent on or prior to the Expiration Time shall be entitled to a cash payment (the “Holder Consent Fee”) of 2.0% of the aggregate stated value (the “Aggregate Principal Balance”) of the shares of Preferred Stock (the “Consent Fee Qualifying Shares”) for which a Consent to the Proposed Amendments is validly delivered on or prior to the Expiation Time, which we expect to pay, or cause to be paid, to the Consenting Holders promptly after the Expiration Time and the satisfaction or waiver of all Consent Conditions (such date, the “Settlement Date”).

Broker Consent Fee

In addition, after the Settlement Date, we will pay, or cause to be paid, a cash payment (the “Broker Consent Fee”) of up to 6.375% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to our dealer manager, which it will then pay to the broker-dealer for which the Consenting Holder of the Consent Fee Qualifying Shares is a current client, so long as (i) the dealer manager has an agreement in place with such broker-dealer to permit payment of the Broker Consent Fee, which is inclusive of the suggested commission to the registered representative and a broker-dealer reallowance, and (ii) we receive a duly completed and executed Participating Broker Certification from such broker-dealer (the “Participating Brokers”). We expect to pay, or cause to be paid, 3.0% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to the Participating Brokers as registered representative commissions and an additional broker-dealer reallowance of 0.375% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares promptly after the Settlement Date. We expect to pay (i) an additional 1.5% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers as registered representative commissions promptly after the first anniversary of the Settlement Date, if the Consenting Holder continues to hold the Consent Fee Qualifying Shares (or shares issued in exchange for such shares) on the first anniversary of the Settlement Date, and (ii) an additional an additional 1.5% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers as registered representative commissions promptly after the second anniversary of the Settlement Date if the Consenting Holder continues to hold the Consent Fee Qualifying Shares (or shares issued in exchange for such shares) on the second anniversary of the Settlement Date.

We refer to the Holder Consent Fee and the Broker Consent Fee in this joint consent solicitation statement and prospectus collectively as the “Consent Fees.”

Consent Fees Generally

If (a) the Consent Conditions are satisfied or waived, (b) the Consent Solicitation is not abandoned or terminated for any reason on or before the Expiration Time and (c) all other terms of the Consent Solicitation set forth herein are satisfied, then:

•        Consenting Holders will receive the Holder Consent Fee in accordance with the terms provided in this joint consent solicitation statement and prospectus;

•        Participating Brokers through which a Consenting Holder directly holds its shares of Preferred Stock will receive the Broker Consent Fee in accordance with the terms provided in this joint consent solicitation statement and prospectus; and

•        Holders who do not validly deliver Consents to the Proposed Amendments on or prior to the Expiration Time will not be eligible to, and will not, receive the Holder Consent Fee, and their brokers will not be eligible to, and will not, receive the Broker Consent Fee.

No Consent Fees will be paid with respect to any shares of Preferred Stock for which no Consent is delivered on or prior to the Expiration Time, even though the Proposed Amendments, if approved, will bind all Holders of such Preferred Stock and their transferees upon the effectiveness of the Proposed Amendments.

The Company will be deemed to have accepted valid Consents for the Preferred Stock if and when the Company makes a public disclosure of the effectiveness of the Amended and Restated Certificate of Incorporation. Upon the terms and subject to the conditions of the Consent Solicitation (including the Consent Conditions), payment of the Holder Consent Fee and the Broker Consent Fee will be made in accordance with the terms set forth in this joint consent solicitation statement and prospectus.

If the Consent Conditions are not satisfied or waived or the Consent Solicitation is abandoned or terminated for any reason on or before the Expiration Time, the Consents will be voided and no Consent Fees will be paid.

Requisite Consents

Approval of the Proposed Amendments with respect to each class of Preferred Stock requires the affirmative vote or written consent of the Holders of a majority of the outstanding shares of such class of Preferred Stock as of the Record Date, in each case voting separately as a class (for each class of Preferred Stock, the “Requisite Consents”). Each share of Preferred Stock is entitled to one vote in the Consent Solicitation. The acceptance of delivered Consents with respect to each class of Preferred Stock is conditioned upon, among other things, the receipt of the Requisite Consents from the other class of Preferred Stock. If we don’t receive the Requisite Consents from each class of Preferred Stock, no Consent Fee shall be due and payable.

Following the receipt of the Requisite Consents for each class of Preferred Stock on or prior to the Expiration Time, the Company will, subject to the satisfaction or waiver of the Consent Conditions, effectuate the Proposed Amendments by filing the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State.

Conditions of the Consent Solicitation

The Company’s obligation to pay (or cause to be paid) the Consent Fee is subject to and conditioned upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the following conditions (collectively, the “Consent Conditions”):

•        the receipt of the Requisite Consents on or prior to the Expiration Time from each class of Preferred Stock;

•        the absence of any law or regulation, and the absence of any injunction or action or other proceeding (pending or threatened), that (in the case of any action or proceeding if adversely determined) would make unlawful or invalid or enjoin or delay the implementation of the Proposed Amendments or the payment of the Consent Fee to any Holder or that would question the legality or validity thereof; and

•        effectiveness of the proposed Amended and Restated Certificate of Incorporation.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company). The foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Expiration Time; Extensions; Termination

The Company expressly reserves the right, in its sole discretion, for any reason to abandon, terminate, amend or extend, or not to extend, the Consent Solicitation at any time and from time to time prior to effectiveness of the Proposed Amendments, whether or not the Requisite Consents have been received.

The Consent Solicitation expires at 5:00 p.m., Dallas time, on [•], 2020, unless the Company, in its sole discretion, extends the period during which the Consent Solicitation is open, in which case the term “Expiration Time” shall mean the latest date and time as so extended. The termination or extension of the Consent Solicitation will be made by issuance of a press release no later than 9:00 a.m., Eastern time, on the next business day after the previously announced Expiration Time. The Company may extend the Consent Solicitation on a daily basis or for such specified period of time as it determines in its sole discretion. The failure of any Holder or beneficial owner to receive such press release will not affect the termination or extension of the Consent Solicitation.

Waiver of Conditions; Termination

The Company, subject to applicable law, expressly reserves the absolute right, in its sole discretion, to amend or waive any of the terms or conditions to the Consent Solicitation, in whole or in part, at any time and from time to time, or to abandon or terminate the Consent Solicitation, prior to effectiveness of the Proposed Amendments.

Failure to Obtain the Requisite Consents

In the event that the Requisite Consents are not obtained and the Consent Solicitation expires or is terminated, the Proposed Amendments will not become effective.

No Revocation of Consents

Each Holder who delivers a Consent pursuant to the Consent Solicitation will agree that it will not revoke its Consent. Each properly delivered Consent will be counted, notwithstanding any subsequent transfer of the Preferred Stock to which such Consent relates.

Consent Procedures

If you are the record holder of Preferred Stock as of the Record Date, then you may sign and submit a Consent Letter with respect to the Preferred Stock you own.

As of the date hereof, some, but not all, of the Preferred Stock is held through The Depository Trust Company (“DTC”) by participants in DTC (“DTC Participants”). If you are the beneficial owner of Preferred Stock held though DTC, then you may:

(i)     direct the DTC Participant through which your Preferred Stock is held through DTC to execute and submit, on your behalf, a Consent Letter with respect to the Preferred Stock beneficially owned by you; or

(ii)    obtain a proxy from the DTC Participant through which your Preferred Stock is held and execute and submit directly, as if you were a registered holder, a Consent Letter with respect to the Preferred Stock you beneficially own.

Properly completed and executed Consent Letters must be provided to the address set forth below in accordance with the instructions set forth in this joint consent solicitation statement and prospectus and the Consent Letter:

GWG Holdings Inc.
325 North St. Paul Street, Suite 2650
Dallas, TX 75201
Phone: [•]
Attention: [•]

By Overnight Delivery, Mail, Email or Hand:	By Facsimile Transmission:
325 North St. Paul Street, Suite 2650 Dallas, TX 75201 Email: [•]	[•] Attention: [•]

Any Consent Letters delivered by a Holder that is a DTC Participant must be executed in exactly the same manner as such Holder’s name is registered with DTC. If a Consent Letter is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, then such person must so indicate when signing and must submit with the Consent Letter form appropriate evidence of authority to execute the Consent Letter. DTC’s records indicate the number of shares of Preferred Stock held by each DTC Participant. In addition, if a Consent Letter relates to less than the total number of shares of Preferred Stock that such Holder or beneficial owner holds directly or through DTC, then the Consent Letter must list the number of shares of Preferred Stock to which the Holder’s or beneficial owner’s Consent relates. If no amount of shares of Preferred Stock as to which a Consent is delivered is specified in the Consent Letter, then such Holder will be deemed to have provided its Consent with respect to the total number of shares of Preferred Stock that such Holder or beneficial owner holds directly or through DTC.

The ownership of Preferred Stock held through DTC by DTC Participants shall be established by a DTC security position listing provided by DTC as of the Record Date. All questions as to the validity, form and eligibility (including time of receipt) of the consent procedures will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the right to reject any or all Consent Letters that are not in proper form or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. Any interpretation of the terms and conditions of the Consent Solicitation (including the instructions in this joint consent solicitation statement and proxy statement and in the Consent Letter) by the Company shall be final and binding. The Company also reserves the right to waive any defects or irregularities in connection with deliveries of any particular Consent Letters. Any waiver by the Company of a defect shall not obligate the Company to waive the same or any other defect with respect to the Consent in respect of any other Preferred Stock except to the extent the Company may otherwise so provide. Unless waived by the Company, in its sole discretion, any defects or irregularities in connection with Consent Letters must be cured within such time as the Company determines. None of the Company, its affiliates, the Transfer Agent or any other person shall be under any duty to give any notification of any defects, irregularities or waivers, nor shall any of them incur any liability for failure to give any such notification. Consent Letters will not be deemed to have been delivered until any irregularities or defects therein have been cured or waived. The Company’s interpretations of the terms and conditions of the Consent Solicitation shall be conclusive and binding.

All Consents will be irrevocable. Delivering a Consent will not affect a Holder’s right to sell or transfer Preferred Stock. All validly delivered Consents received on or before the Expiration Time will be effective notwithstanding a record transfer of any Preferred Stock after the Record Date. The transfer of Preferred Stock after the Record Date will not have the effect of revoking any Consent validly delivered to the Company.

Upon receipt of the Requisite Consents from each class of Preferred Stock and the effectiveness of the Proposed Amendments, all Holders of Preferred Stock and all transferees of Preferred Stock will be bound by the Proposed Amendments.

Participating Broker Certifications

Properly completed and executed Participating Broker Certifications must be provided to the address set forth below in accordance with the instructions set forth in this joint consent solicitation statement and prospectus and the Consent Letter:

GWG Holdings Inc.
325 North St. Paul Street, Suite 2650
Dallas, TX 75201
Phone: [•]
Attention: [•]

By Overnight Delivery, Mail, Email or Hand:	By Facsimile Transmission:
325 North St. Paul Street, Suite 2650 Dallas, TX 75201 Email: [•]	[•] Attention: [•]

Transfer Agent

The Transfer Agent for each class of Preferred Stock is Computershare Investor Services for shares held through DTC and Securities Transfer Corp. for shares held directly (each a “Transfer Agent”). The Transfer Agent assumes no liability or responsibility for any action or inaction of the Company. The Transfer Agent also assumes no responsibility for the accuracy or completeness of the information contained in this joint consent solicitation statement and prospectus or the Consent Letter, no responsibility for any failure by the Company to disclose events that may affect the significance or accuracy of that information, and no duty to verify any information contained herein or therein.

The Transfer Agent makes no recommendation as to whether or not the Holders should give their consent to approve the Proposed Amendments.

Additional Information

If you have questions about the Consent Solicitation, you should contact a registered representative of your broker-dealer (i.e., your Participating Broker) or other investment professional, or else contact:

GWG Holdings Inc.
325 North St. Paul Street, Suite 2650
Dallas, TX 75201
Phone: [•]
Attention: [•]

If you have questions about the procedure for providing Consents, or you need additional copies of the joint consent solicitation statement and prospectus or the Consent Letter, you should contact the information agent at:

Georgeson LLC
Phone: (866) 391-7007

The valid completion, execution and delivery of the Consent Letter by a Holder prior to the Expiration Time will constitute that Holder’s affirmative written consent to the Proposed Amendments.

Consents may be solicited by directors, officers and employees of the Company through the mail, in person, or by telephone, email, facsimile or similar transmission. No director has informed the Company that he intends to oppose any action intended to be taken by the Company in connection with the Consent Solicitation. No director or executive officer has a substantial interest, direct or indirect, in the Consent Solicitation. In addition to paying Consent Fees, as part of the dealer manager fee we will pay compensation for soliciting the Consents to certain employees who are registered representatives, and dually employed as wholesalers, with Emerson. We will bear the costs of the Consent Solicitation and we expect that the aggregate costs of soliciting Consents, in addition to Consent Fees, will not exceed $[•].

DESCRIPTION OF THE EXISTING PREFERRED STOCK

This summary is intended as an overview only and is qualified in its entirety by reference to the Certificates of Designation for the Preferred Stock which have been filed as Exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Redeemable Preferred Stock

Designation and Amount.    The number of authorized shares constituting the Redeemable Preferred Stock is 5,000,000. Such number of shares may be increased or decreased by resolution of the Board adopted and filed pursuant to the DGCL, Section 151(g), or any successor provision; provided, however, that no decrease shall reduce the number of authorized shares of Redeemable Preferred Stock to a number less than the number of such shares then outstanding plus the number of shares reserved for issuance upon the exercise of then-outstanding options, warrants, convertible or exchangeable securities or other rights for the purchase of shares of Redeemable Preferred Stock, if any. As of the date of this joint consent solicitation statement and prospectus, there were [•] shares of Redeemable Preferred Stock issued and outstanding.

Stated Value.    Each share of Redeemable Preferred Stock has a stated value equal to $1,000 (the “RPS Stated Value”). If the Company effects a stock dividend payable in shares of Redeemable Preferred Stock, a subdivision of the outstanding Redeemable Preferred Stock into a greater number of shares of Redeemable Preferred Stock, or a combination of the outstanding shares of Redeemable Preferred Stock, by reclassification or otherwise, into a lesser number of shares of Redeemable Preferred Stock, then, in any such case, the RPS Stated Value in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

Ranking.    The Redeemable Preferred Stock ranks as to the payment of dividends and the distribution of assets of the Company upon its liquidation, dissolution or winding up: (a) senior to the Common Stock; (b) pari passu with the Series 2 Redeemable Preferred Stock; and (c) senior to or pari passu with all other classes and series of the Company’s preferred stock.

Dividends in Cash or in Kind.    Holders of Redeemable Preferred Stock are entitled to receive for each share of Redeemable Preferred Stock, and the Company shall pay, subject to the provisions of the DGCL and legally available funds therefor, preferential cumulative dividends at the per annum rate of 7.0% on the RPS Stated Value, payable in arrears in monthly installments on the 15th day of the next following month (or the next following business day thereafter in the event such date is not a business day), when and as declared by the Board of Directors (the “RPS Preferred Dividends”), (i) in cash out of legally available funds, or (ii) at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Redeemable Preferred Stock. RPS Preferred Dividends are also be payable upon any RPS Redemption Date, as defined below, and upon the final distribution date relating to a Liquidation Event, as defined below. Regular dividends shall be payable to the holders of record of the Redeemable Preferred Stock as of a regular record date that shall be the final business day of each calendar month, which business day is a day on which the Common Stock trades or is eligible for trading on the primary market for such stock, in accordance with the DGCL. Notwithstanding the foregoing, holders of Redeemable Preferred Stock as of a regular record date must have held their Redeemable Preferred Stock for more than two business days (which business days must be a trading day on which the Common Stock trades or is eligible for trading on the primary market for such stock) in order to be eligible to receive a dividend payment on such shares of Redeemable Preferred Stock on the next payment date. In the event that the Common Stock no longer trades or is eligible for trading on a trading market, the requirement in the prior two sentences that a business day shall be a “trading day” shall not apply. In the case of payment by the Company of dividends in the form of shares of Redeemable Preferred Stock, such stock shall be valued at the RPS Stated Value.

RPS Preferred Dividends are calculated on the basis of a calendar year consisting of twelve 30-day months (or 360 days), and shall begin to accrue on outstanding shares of Redeemable Preferred Stock from the date of each share’s original issuance until paid, whether or not declared. RPS Preferred Dividends will accrue whether or not there are (at the time such RPS Preferred Dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends on the Redeemable Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under applicable law or any outstanding indebtedness or borrowings of the Company or any of its subsidiaries, or any other contractual provision binding on the Company or any of its subsidiaries.

No dividend shall be declared on any other series or class or classes of capital stock as to which the Redeemable Preferred Stock ranks senior or pari passu as to dividends or liquidation, including without limitation shares of Common Stock, in respect of any period, nor shall any series or class of capital stock that ranks junior or pari passu to the Redeemable Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any money to be paid into any sinking fund or otherwise set apart for the purchase of any such junior stock), unless there shall have been or contemporaneously are declared and paid on all shares of the Redeemable Preferred Stock at the time outstanding all (whether or not earned or declared) accrued and unpaid RPS Preferred Dividends through the most recent payment date; provided, however, that this restriction does not apply to the repurchase by the Company of (i) shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the right or option to repurchase such shares upon the occurrence of certain events or otherwise, or (ii) shares of Series A Convertible Preferred Stock pursuant to the terms of the Certificate of Designation of Series A Convertible Preferred Stock, or terms superior to those contained within such Certificate of Designation of Series A Convertible Preferred Stock.

At or prior to such time as RPS Preferred Dividends are due and payable, a holder of Redeemable Preferred Stock may elect to convert all or any portion of such holder’s accrued but unpaid RPS Preferred Dividends into Redeemable Preferred Stock, with each share having a value equal to the RPS Stated Value, subject to the adjustments as described above. In order to exercise such option, a holder of Redeemable Preferred Stock must deliver written notice to the Company before such RPS Preferred Dividends are paid; provided, however, that once a written notice has been so delivered by a holder, such holder may not change such election during the remainder of the calendar year in which such election shall have been made.

Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs (a “Liquidation Event”), before any distribution or payment shall be made to holders of the Company’s common stock or any other class or series of capital stock ranking junior to the Redeemable Preferred Stock, the holders of shares of Redeemable Preferred Stock shall be entitled to be paid out of the Company’s assets legally available for distribution to the Company’s stockholders, after payment or provision for the Company’s debts and other liabilities, a liquidation preference equal to the RPS Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the shares of Redeemable Preferred Stock have no right or claim to any of the Company’s remaining assets. The Company’s consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into the Company, the sale or transfer of any or all of the Company’s assets or business, or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company’s affairs.

Voting.    Except as otherwise set forth in the Certificate of Designation for the Redeemable Preferred Stock or as required by law, holders of the Redeemable Preferred Stock shall not be entitled to vote on any matter on account of their Redeemable Preferred Stock. Unless the DGCL requires otherwise, in the event the DGCL requires the vote of the holders of Redeemable Preferred Stock, voting as a separate class, to authorize an action of the Company, the affirmative vote of holders of a majority of the shares of Redeemable Preferred Stock then outstanding shall constitute the approval of such action by the class.

Protective Provisions.    In addition to any other vote or consent required in the Certificate of Designation for the Redeemable Preferred Stock or by law, the affirmative vote or written consent of holders of at least a majority of the then-outstanding shares of Redeemable Preferred Stock, voting together as a single class, given in writing or by vote at a meeting, shall be required for the Company to:

•        amend, modify, add, repeal or waive any provision of the Certificate of Designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Redeemable Preferred Stock (other than an amendment solely for the purpose of increasing the number of shares of Redeemable Preferred Stock designated for issuance);

•        authorize, create or issue shares of any class of stock having rights, preferences or privileges upon a liquidation of the Company that are superior to the Redeemable Preferred Stock; or

•        amend the certificate of incorporation of the Company in a manner that adversely and materially affects the rights of the Redeemable Preferred Stock.

Redemption and Repurchase.

Redemption at the Option of a Holder.

Upon receipt of a written notice from a Holder requesting that the Company redeem all or any portion of such Holder’s share(s) (the “RPS Holder Redemption Notice”), the Company may redeem the applicable Redeemable Preferred Stock for the RPS Redemption Price, as defined below, subject, however, to the applicable redemption fee specified below:

•        if the RPS Holder Redemption Notice is given prior to the first anniversary of the issuance of such Redeemable Preferred Stock, then a 12% redemption fee shall apply;

•        if the RPS Holder Redemption Notice is given on or after the first anniversary of the issuance of such Redeemable Preferred Stock, but prior to the second anniversary of the issuance of such Redeemable Preferred Stock, then a 10% redemption fee shall apply;

•        if the RPS Holder Redemption Notice is given on or after the second anniversary of the issuance of such Redeemable Preferred Stock, but prior to the third anniversary of the issuance of such Redeemable Preferred Stock, then an 8% redemption fee shall apply; and

•        if the RPS Holder Redemption Notice is given on or after the third anniversary of the issuance of such Redeemable Preferred Stock, then no redemption fee shall apply.

After the Company’s receipt of the RPS Holder Redemption Notice, the Company shall provide written notice to such requesting holder specifying whether all or a portion of the Redeemable Preferred Stock sought to be redeemed pursuant to the RPS Holder Redemption Notice will be repurchased by the Company (the “RPS Company Redemption Response”). If all or any portion of such Redeemable Preferred Stock is to be repurchased by the Company, the Company’s written notice shall specify the date on which such repurchase and redemption shall occur, which date shall be no more than 60 days after the giving of the Holder Redemption Notice (such date, the “RPS Redemption Date”). On the RPS Redemption Date, the Company will, to the extent that it has sufficient funds to consummate a redemption, as determined by the Company in its discretion, and to the extent that it may then lawfully do so under the DGCL on the RPS Redemption Date and such payment is further permitted under its certificate of incorporation, Certificate of Designation of Series A Convertible Preferred Stock and any then-existing borrowing agreements to which it or its subsidiaries are bound, in connection with the delivery by such holder of the items required for redemption, redeem the shares specified in the RPS Company Redemption Response by paying in cash, via wire transfer of immediately available funds to an account designated in writing by the holder of such shares, an amount per share equal to the applicable RPS Redemption Price.

If the Company (A) is unable by virtue of applicable law or provisions in its certificate of incorporation or Certificate of Designation of Series A Convertible Preferred Stock, to redeem shares of Redeemable Preferred Stock in connection with an RPS Holder Redemption Notice, or (B) cannot redeem shares of Redeemable Preferred Stock in connection with an RPS Holder Redemption Notice without constituting a default under any of the borrowing agreements to which the Company or any of its subsidiaries are a party or otherwise bound, then such redemption obligation shall be discharged promptly after the Company shall have become able to discharge such redemption obligation under applicable law and without causing or constituting a default under any of such borrowing agreements, with all such deferred redemption obligations being satisfied on a prorated basis and regardless of the order in which RPS Holder Redemption Notices shall have been received by the Company. If and so long as the redemption obligation with respect to shares of Redeemable Preferred Stock shall not be fully discharged, the Company shall not declare or make any dividend or other distribution on any junior class or series of capital stock or, directly or indirectly, redeem, purchase or otherwise acquire for any consideration any shares of a junior class or series of capital stock or discharge any optional redemption, sinking-fund or other similar obligation in respect of any such junior class or series of capital stock; provided, however, that this restriction shall not apply to the repurchase by the Company of (i) shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the right or option to repurchase such shares upon the occurrence of certain events or otherwise, or (ii) shares of Series A Convertible Preferred Stock pursuant to the terms of the Certificate of Designation of Series A Convertible Preferred Stock, or terms superior to those contained within such Certificate of Designation of Series A Convertible Preferred Stock.

Redemption at the Option of Company.

After the first anniversary of the date of original issuance of any shares of Redeemable Preferred Stock, the Company shall have the right (but not the obligation) to redeem such shares at a price per share equal to 100% of the RPS Stated Value, plus an amount equal to all RPS Preferred Dividends (whether or not declared) accrued and unpaid thereon up to but not including the redemption date (the “RPS Redemption Price”). In the event the Company exercises this redemption right, the Company shall deliver written notice to each holder of Redeemable Preferred Stock that all or part of the Redeemable Preferred Stock will be redeemed (the “RPS Company Redemption Notice”) on a date that is no earlier than 20 and no later than 60 days after the date of the RPS Company Redemption Notice (such date, the “Company Redemption Date”).

On the RPS Company Redemption Date and in accordance with the Certificate of Designation for the Redeemable Preferred Stock, the Company will, at its option, to the extent it may then lawfully do so under the DGCL (and for so long as (i) a redemption is permitted under the Company’s certificate of incorporation and Certificate of Designation of Series A Convertible Preferred Stock, and (ii) such redemption does not constitute a default under any of the borrowing agreements to which the Company or any of its subsidiaries are a party or otherwise bound), redeem the shares specified in the RPS Company Redemption Notice by paying in cash, via wire transfer of immediately available funds to an account designated in writing by the holder, an amount per share equal to the RPS Redemption Price. If the Company elects to redeem less than all of the Redeemable Preferred Stock, it shall do so ratably among all holders of Redeemable Preferred Stock to the extent their shares shall have been issued and outstanding for at least one year as of the date of the RPS Company Redemption Notice.

Repurchase in the Event of Death, Disability or Bankruptcy.

Within 45 days of the death, Total Permanent Disability or Bankruptcy, as each such term is defined below, of a holder or Beneficial Holder, as defined below, of Redeemable Preferred Stock (a “RPS Holder Repurchase Event”), the estate of such holder or Beneficial Holder (in the event of death) or such holder or Beneficial Holder or his or her legal representative (in the event of Total Permanent Disability or Bankruptcy) may request the Company to repurchase, in whole but not in part, without penalty, the Redeemable Preferred Stock held by such holder (including Redeemable Preferred Stock of the holder held in his or her individual retirement accounts) or Beneficial Holder by delivering to the Company a written request for repurchase (the “RPS Repurchase Request”). Any such RPS Repurchase Request shall set forth the particular RPS Holder Repurchase Event giving rise to the right of the holder or Beneficial Holder to have his or her Redeemable Preferred Stock repurchased by the Company. If Redeemable Preferred Stock is held jointly by natural persons who are legally married, then a Repurchase Request may be made by the surviving holder (or Beneficial Holder) upon the occurrence of an RPS Holder Repurchase Event arising by virtue of a death, or may be made by the disabled or bankrupt holder or Beneficial Holder (or his or her legal representative) upon the occurrence of an RPS Holder Repurchase Event arising by virtue of a Total Permanent Disability or Bankruptcy. In the event Redeemable Preferred Stock is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), neither of these persons shall have the right to request that the Company repurchase such Redeemable Preferred Stock unless an RPS Holder Repurchase Event shall have occurred for all such co-holders. Other than a Beneficial Holder, a holder that is not an individual natural person does not have the right to request repurchase under this provision.

Upon receipt of an RPS Repurchase Request, the Company shall designate a date for the repurchase of Redeemable Preferred Stock (the “RPS Repurchase Date”), which date shall not be later than the 60th day after the Company shall have received facts or certifications establishing, to the reasonable satisfaction of the Company, the occurrence of the RPS Holder Repurchase Event. On the RPS Repurchase Date, the Company shall, to the extent that it may then lawfully do so under the DGCL on the RPS Repurchase Date and such payment is further permitted under its certificate of incorporation, Certificate of Designation of Series A Convertible Preferred Stock and any then-existing borrowing agreements to which it or its subsidiaries are bound, pay the holder or Beneficial Holder, or the estate of the holder or Beneficial Holder, a redemption price equal to the aggregate RPS Stated Value of such Redeemable Preferred Stock to be repurchased, plus accrued but unpaid RPS Preferred Dividends thereon through but not including the RPS Repurchase Date.

For purposes of the Redeemable Preferred Stock and the Series 2 Redeemable Preferred Stock, the terms Bankruptcy, Beneficial Holder, and Total Permanent Disability shall have the meanings set forth below:

•        “Bankruptcy” means, with respect to a holder of Preferred Stock who is a natural person, the (1) commencement of a voluntary bankruptcy case by that holder; (2) consent to the entry of an order for relief against such holder in an involuntary bankruptcy case; or (3) consent to the appointment of a custodian of it or for all or substantially all of its property.

•        “Beneficial Holder” means an individual natural person that holds a beneficial interest in Preferred Stock through a custodian or nominee, including a broker-dealer.

•        “Total Permanent Disability” means, with respect to a holder of Preferred Stock who is a natural person, a determination by a physician approved by the Company that such holder, who was gainfully employed and working on a full-time basis as of the date on which such Preferred Stock was purchased, has been unable to work on a full-time basis for at least 24 consecutive months. In this regard, working “on a full-time basis” shall mean working at least 40 hours per week.

Conversion.

Holders of Redeemable Preferred Stock have the option to convert their Redeemable Preferred Stock, plus accrued but unpaid RPS Preferred Dividends thereon, at any time and from time to time, into that number of shares of Common Stock determined by dividing the RPS Stated Value of such shares of Redeemable Preferred Stock (plus accrued but unpaid RPS Preferred Dividends thereon, if being converted) by the RPS Conversion Price, as defined below; provided, however, that the maximum amount of Redeemable Preferred Stock, together with accrued but unpaid RPS Preferred Dividends thereon, that any holder may convert shall not exceed 15% of the RPS Stated Value of Redeemable Preferred Stock originally purchased by such holder from the Company and still held by such holder (excluding, for this purpose, shares of Redeemable Preferred Stock issued to the holder in satisfaction of RPS Preferred Dividends); and provided, further, that upon the giving of a RPS Company Redemption Notice, the right to convert shares of Redeemable Preferred Stock subject to redemption shall be suspended through the RPS Company Redemption Date.

The conversion price for the Redeemable Preferred Stock shall be the volume-weighted average price of the Company’s Common Stock for the 20 trading days immediately prior to the date of conversion of such Redeemable Preferred Stock (the “RPS Conversion Price”), subject, however, to a minimum RPS Conversion Price of $15, as the same may be equitably adjusted upon stock dividends, subdivisions or combinations, by reclassification or otherwise.

No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Redeemable Preferred Stock. As to any fraction of a share which the holder of Redeemable Preferred Stock would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the RPS Conversion Price or round up to the next whole share.

The issuance of certificates for shares of Common Stock on conversion of the Redeemable Preferred Stock shall be made without charge to any holder of Redeemable Preferred Stock for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holders of such shares of Redeemable Preferred Stock and the Company shall not be required to issue or deliver such certificates unless or until the holder requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all transfer agent fees required for processing of any Notice of Conversion.

No Sinking Fund.    The Company shall not be required to establish any sinking or retirement fund with respect to the shares of Redeemable Preferred Stock.

Fractional Shares.    Redeemable Preferred Stock may be issued in fractional shares.

Series 2 Redeemable Preferred Stock

Designation and Amount.    The number of authorized shares constituting the Series 2 Redeemable Preferred Stock is 1,000,000. Such number of shares may be increased or decreased by resolution of the Board adopted and filed pursuant to the DGCL, Section 151(g), or any successor provision; provided, however, that no decrease shall reduce the number of authorized shares of Series 2 Redeemable Preferred Stock to a number less than the number of such shares then outstanding plus the number of shares reserved for issuance upon the exercise of any then-outstanding options, warrants, convertible or exchangeable securities or other rights for the purchase of shares of Series 2 Redeemable Preferred Stock, if any. As of the date of this joint consent solicitation statement and prospectus, there were [•] shares of Series 2 Redeemable Preferred Stock issued and outstanding.

Stated Value.    Each share of Series 2 Redeemable Preferred Stock has a stated value equal to $1,000 (the “RPS2 Stated Value”). If the Company effects a stock dividend payable in shares of Series 2 Redeemable Preferred Stock, a subdivision of the outstanding Series 2 Redeemable Preferred Stock into a greater number of shares of Series 2 Redeemable Preferred Stock, or a combination of the outstanding shares of Series 2 Redeemable Preferred Stock, by reclassification or otherwise, into a lesser number of shares of Series 2 Redeemable Preferred Stock, then, in any such case, the RPS2 Stated Value in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

Ranking.    As to the payment of dividends and the distribution of assets of the Company upon its liquidation, dissolution or winding up, the Series 2 Redeemable Preferred Stock ranks as follows: (a) senior to the Company’s Common Stock; (b) pari passu with the Company’s Series A Convertible Preferred Stock and the Company’s Redeemable Preferred Stock; and (c) senior to or pari passu with all other classes and series of the Company’s preferred stock.

Dividends in Cash or in Kind.

Holders of Series 2 Redeemable Preferred Stock are entitled to receive for each share of Series 2 Redeemable Preferred Stock, and the Company shall pay, subject to the provisions of the DGCL and legally available funds therefor, preferential cumulative dividends at the per annum rate of 7.0% on the RPS Stated Value, payable in arrears in monthly installments on the 15th day of the next following month (or if such date is not a business day, then the next following business day), when and as declared by the Board (the “RPS2 Preferred Dividends”), (i) in cash out of legally available funds, or (ii) at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Series 2 Redeemable Preferred Stock. RPS2 Preferred Dividends are also be payable upon any RPS2 Redemption Date, as defined below, and upon the final distribution date relating to a Liquidation Event. Regular dividends shall be payable to the Holders, in accordance with the DGCL, as of each regular record date that is the final business day of a calendar month that is also a day on which the Company’s Common Stock trades or is eligible for trading on the primary market for such stock. Notwithstanding the foregoing, Holders as of a regular record date must have held their Series 2 Redeemable Preferred Stock for more than two business days (each of which must also have been a trading day on which the Company’s Common Stock traded or was eligible for trading on the primary market for such stock) in order to be eligible to receive a dividend payment on the next payment date. If the Company’s Common Stock no longer trades or is eligible for trading on a trading market, then the requirement in the prior two sentences that a business day shall be a “trading day” shall not apply. In the case of payment by the Company of dividends in the form of shares of Series 2 Redeemable Preferred Stock, such stock shall be valued at the RPS2 Stated Value.

RPS2 Preferred Dividends are calculated on the basis of a calendar year consisting of twelve 30-day months (or 360 days), and shall begin to accrue on outstanding shares of Series 2 Redeemable Preferred Stock from the date of each share’s original issuance until paid, whether or not declared. RPS2 Preferred Dividends shall accrue whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends at the time such RPS2 Preferred Dividends become payable or at any other time. RPS2 Preferred Dividends shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under applicable law or any outstanding indebtedness or borrowings of the Company or any of its subsidiaries, or any other contractual provision binding on the Company or any of its subsidiaries.

No dividend shall be declared on any other series or class or classes of capital stock to which the Series 2 Redeemable Preferred Stock ranks senior or pari passu as to dividends or liquidation, including without limitation shares of Common Stock, in respect of any period, nor shall any series or class of capital stock that ranks junior or pari passu to the Series 2 Redeemable Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any money to be paid into any sinking fund or otherwise set apart for the purchase of any such junior stock), unless all accrued and unpaid RPS2 Preferred Dividends through the most recent payment date have been or contemporaneously are declared and paid on all then-outstanding shares of the Series 2 Redeemable Preferred Stock; provided, however, that this restriction shall not apply to the repurchase by the Company of (i) shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the right or option to repurchase such shares upon the occurrence of certain events or otherwise, (ii) shares of Series A Convertible Preferred Stock pursuant to the terms of the Certificate of Designation for such preferred stock, or terms superior to those contained within such Certificate of Designation, or (iii) shares of Redeemable Preferred Stock pursuant to the terms of the Certificate of Designation for such preferred stock, or terms superior to those contained within such Certificate of Designation.

Liquidation Preference.    Upon any Liquidation Event, before any distribution or payment shall be made to holders of the Company’s Common Stock or any other class or series of capital stock ranking junior to the Series 2 Redeemable Preferred Stock, the holders of shares of Series 2 Redeemable Preferred Stock shall be entitled to be paid out of the Company’s assets legally available for distribution to the Company’s stockholders, after payment or provision for the Company’s debts and other liabilities, a liquidation preference equal to the RPS2 Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the shares of Series 2 Redeemable Preferred Stock will have no right or claim to any of the Company’s remaining assets. The Company’s consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into the Company, the sale or transfer of any or all of the Company’s assets or business, or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company’s affairs.

Voting.    Except as otherwise set forth in the Certificate of Designation for the Series 2 Redeemable Preferred Stock or as required by law, holders of the Series 2 Redeemable Preferred Stock shall not be entitled to vote on any matter on account of their Series 2 Redeemable Preferred Stock. If the DGCL requires the vote of the holders of the Series 2 Redeemable Preferred Stock, voting as a separate class, to authorize an action of the Company, then the affirmative vote of the holders of a majority of then-outstanding shares of Series 2 Redeemable Preferred Stock shall constitute the approval of such action by the class, unless the DGCL requires a different threshold, in which case such different threshold shall apply.

Protective Provisions.    In addition to any other vote or consent required in the Certificate of Designation for the Series 2 Redeemable Preferred Stock or by law, the affirmative vote or written consent of holders of a majority of then-outstanding shares of Series 2 Redeemable Preferred Stock, voting together as a single class, given in writing or by a vote at a meeting, shall be required for the Company to:

•        amend or waive any provision of the Certificate of Designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series 2 Redeemable Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series 2 Redeemable Preferred Stock designated for issuance);

•        authorize, create or issue shares of any class of stock having rights, preferences or privileges upon a liquidation of the Company that are superior to the Series 2 Redeemable Preferred Stock; or

•        amend the certificate of incorporation of the Company in a manner that adversely and materially affects the rights of the Series 2 Redeemable Preferred Stock.

Redemption and Repurchase.

Redemption Request by a Holder.

Upon receipt of a written notice from a Holder requesting that the Company redeem all or any portion of such Holder’s share(s) (the “RPS2 Holder Redemption Notice”), the Company may choose to (but shall not be obligated to) redeem the applicable Series 2 Redeemable Preferred Stock for the RPS2 Redemption Price, as defined below, subject, however, to the applicable redemption fee specified below:

•        if the RPS2 Holder Redemption Notice is given prior to or on the first anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 12% redemption fee shall apply;

•        if the RPS2 Holder Redemption Notice is given after the first anniversary of the issuance of such Series 2 Redeemable Preferred Stock and prior to or on the second anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 10% redemption fee shall apply;

•        if the RPS2 Holder Redemption Notice is given after the second anniversary of the issuance of such Series 2 Redeemable Preferred Stock and prior to or on the third anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 8% redemption fee shall apply; and

•        if the RPS2 Holder Redemption Notice is given after the third anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then no redemption fee shall apply.

Within 30 days after the Company’s receipt of the RPS2 Holder Redemption Notice, the Company shall provide written notice to such requesting Holder specifying whether all or a portion of the Series 2 Redeemable Preferred Stock sought to be redeemed pursuant to the Holder Redemption Notice will be repurchased by the Company (which the Company shall determine in its discretion) (the “RPS2 Company Redemption Response”). If all or any portion of such Series 2 Redeemable Preferred Stock is to be repurchased by the Company, then the RPS2 Company Redemption Response shall specify the date on which such repurchase and redemption shall occur (the “RPS2 Redemption Date”), which date shall be no more than 60 days after the giving of the RPS2 Holder Redemption Notice. On any RPS2 Redemption Date, the Company will, to the extent that it has sufficient funds to consummate a redemption, as determined by the Company in its discretion, and to the extent that it may then lawfully do so under the DGCL and such payment is further permitted under the Company’s certificate of incorporation (including all related certificates of designation), and any borrowing agreements to which it or its subsidiaries are bound (the “Borrowing Agreements”), in connection with the delivery by such holder of the items required for redemption, redeem the shares specified in the RPS2 Company Redemption Response by paying in cash, via wire transfer of immediately available funds to an account designated in writing by the Holder, an amount per share equal to the applicable RPS2 Redemption Price.

If, on any RPS2 Redemption Date, the Company (A) is unable, by virtue of applicable law or provisions in its certificate of incorporation (including all related certificates of designation), to redeem shares of Series 2 Redeemable Preferred Stock, or (B) cannot redeem shares of Series 2 Redeemable Preferred Stock without constituting a default under any Borrowing Agreements, then such redemption obligation shall be discharged promptly after the Company becomes able to discharge such redemption obligation under applicable law and without causing or constituting a default under Borrowing Agreements, with all such deferred redemption obligations being satisfied on a prorated basis and regardless of the order in which any RPS2 Holder Redemption Notices shall have been received by the Company. If and so long as the redemption obligation with respect to shares of Series 2 Redeemable Preferred Stock has not been fully discharged, the Company shall not declare or make any dividend or other distribution on any junior class or series of capital stock or directly or indirectly redeem, purchase or otherwise acquire for any consideration any shares of a junior class or series of capital stock or discharge any optional redemption, sinking fund or other similar obligation in respect of any such junior class or series of capital stock; provided, however, that this restriction shall not apply to the repurchase by the Company of shares of (x) Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the right or option to repurchase such shares upon the occurrence of certain events or otherwise, or (y) Series A Convertible Preferred Stock pursuant to the terms of the Certificate of Designation of Series A Convertible Preferred Stock or terms superior to those contained within such Certificate of Designation of Series A Convertible Preferred Stock.

Redemption at the Option of the Company.

The Company shall have the right (but not the obligation) to redeem shares of Series 2 Redeemable Preferred Stock at a price per share equal to the RPS2 Stated Value plus an amount equal to all accrued and unpaid RPS2 Preferred Dividends thereon (whether or not declared), up to but not including the RPS2 Company Redemption Date, as defined below (such amount, the “RPS2 Redemption Price”); provided, however, that if the Company redeems any shares of Series 2 Redeemable Preferred Stock prior to the one-year anniversary of their issuance, then the RPS2 Redemption Price shall include a premium equal to the amount by which the RPS2 Redemption Price (calculated as above) is less than 107% of the RPS2 Stated Value of those shares. To exercise this redemption right, the Company shall deliver written notice to each Holder that all or part of the Series 2 Redeemable Preferred Stock will be redeemed (the “RPS2 Company Redemption Notice”) on a date that is no earlier than 20 and no later than 60 days after the date of the RPS2 Company Redemption Notice (such date, the “RPS2 Company Redemption Date”); provided, however, that if the Company elects to redeem less than all of the Series 2 Redeemable Preferred Stock, it shall do so ratably among all Holders.

On the RPS2 Company Redemption Date and in accordance with the Certificate of Designation for the Series 2 Redeemable Preferred Stock, the Company will, at its option (to the extent it may then lawfully do so under the DGCL, and for so long as (A) a redemption is permitted under the Company’s certificate of incorporation (including all related certificates of designation), and (B) such redemption does not constitute a default under any Borrowing Agreements), redeem the shares specified in the RPS2 Company Redemption Notice by paying in cash, via wire transfer of immediately available funds to the respective accounts designated in writing by the applicable Holders, an amount per share equal to the RPS2 Redemption Price.

Repurchase in the Event of Death, Disability or Bankruptcy.

Within 45 days of the death, Total Permanent Disability or Bankruptcy of a Holder or Beneficial Holder (an “RPS2 Holder Repurchase Event”), the estate of such Holder or Beneficial Holder (in the event of death) or such Holder or Beneficial Holder or his or her legal representative (in the event of Total Permanent Disability or Bankruptcy) may request that the Company repurchase, in whole but not in part, without penalty, the Series 2 Redeemable Preferred Stock held by such Holder (including Series 2 Redeemable Preferred Stock of the Holder held in his or her individual retirement accounts) or Beneficial Holder by delivering to the Company a written request for repurchase (an “RPS2 Repurchase Request”). Any such RPS2 Repurchase Request shall identify the applicable RPS2 Holder Repurchase Event. If Series 2 Redeemable Preferred Stock is held jointly by natural persons who are legally married, then an RPS2 Repurchase Request may be made by (A) the surviving Holder (or Beneficial Holder) upon the occurrence of a Holder Repurchase Event arising by virtue of a death, or (B) the disabled or bankrupt Holder or Beneficial Holder (or his or her legal representative) upon the occurrence of an RPS2 Holder Repurchase Event arising by virtue of a Total Permanent Disability or Bankruptcy. If Series 2 Redeemable Preferred Stock is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), then none of such co-Holders shall have the right to make an RPS2 Repurchase Request unless a Holder Repurchase Event has occurred for each such co-Holder. A Holder that is not an individual natural person does not have the right to make a Repurchase Request.

Upon receipt of a Repurchase Request, the Company shall designate a date for the repurchase of Series 2 Redeemable Preferred Stock (the “RPS2 Repurchase Date”), which date shall not be later than the 60th day after the Company is provided with facts or certifications establishing, to the reasonable satisfaction of the Company, the occurrence of the RPS2 Holder Repurchase Event. On the RPS2 Repurchase Date, the Company shall, to the extent that it may then lawfully do so under the DGCL and such payment is further permitted under its certificate of incorporation (including related certificates of designation) and any Borrowing Agreements, pay the Holder or Beneficial Holder, or the estate of the Holder or Beneficial Holder, an amount per share equal to the RPS2 Stated Value plus all accrued and unpaid RPS2 Preferred Dividends thereon (whether or not declared), up to but not including the RPS2 Repurchase Date (the “RPS2 Repurchase Price”).

Conversion.

Holders of Series 2 Redeemable Preferred Stock have the right and option to partially convert their Series 2 Redeemable Preferred Stock, at any time and from time to time, into that number of shares of Common Stock determined by dividing the RPS2 Stated Value of such shares of Series 2 Redeemable Preferred Stock by the RPS2 Conversion Price, as defined below; provided, however, that:

•        no more than 10% of the RPS2 Stated Value of Series 2 Redeemable Preferred Stock originally purchased from the Company may be converted into Common Stock;

•        no shares of Series 2 Redeemable Preferred Stock issued by the Company as RPS2 Preferred Dividends, and no accrued but unpaid RPS2 Preferred Dividends, may be converted into common stock; and

•        upon the giving of an RPS2 Company Redemption Notice, the right to convert shares of Series 2 Redeemable Preferred Stock that are subject to redemption shall be suspended through the RPS2 Company Redemption Date.

The conversion price for the Series 2 Redeemable Preferred Stock shall be the volume-weighted average price of the Company’s Common Stock for the 20 trading days immediately prior to the date of conversion of such Series 2 Redeemable Preferred Stock (the “RPS2 Conversion Price”), subject, however, to the applicable RPS2 Conversion Price discount specified below:

•        if the RPS2 Notice of Conversion is given prior to or on the third anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then no discount on the RPS2 Conversion Price shall apply;

•        if the RPS2 Notice of Conversion is given after the third anniversary of the issuance of such Series 2 Redeemable Preferred Stock and prior to or on the fourth anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 6% discount on the RPS2 Conversion Price shall apply;

•        if the RPS2 Notice of Conversion is given after the fourth anniversary of the issuance of such Series 2 Redeemable Preferred Stock and prior to or on the fifth anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then an 8% discount on the Conversion Price shall apply; and

•        if the RPS2 Notice of Conversion is given after the fifth anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 10% discount on the RPS2 Conversion Price shall apply.

Notwithstanding the foregoing, the RPS2 Conversion Price shall in no event (including after the application of discount as specified above) be less than $12.75 per share, subject, however, to equitable adjustment upon stock dividends, subdivisions or combinations, by reclassification or otherwise.

No fractional common shares or scrip representing fractional common shares shall be issued upon the conversion of the Series 2 Redeemable Preferred Stock. As to any fraction of a common share which the Holder would otherwise be entitled to receive upon a conversion, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the RPS2 Conversion Price, or round up or down to the nearest whole share (with even halves rounded up).

The issuance of certificates representing shares of the Common Stock issued upon conversion of the Series 2 Redeemable Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders; and provided, further, that the Company shall not be required to issue or deliver such certificates unless or until the Holder requesting the issuance thereof has paid to the Company the amount of such tax or has established to the satisfaction of the Company that such tax has been paid. The Company shall pay all transfer agent fees required for the processing of any Notice of Conversion.

No Sinking Fund.    The Company shall not be required to establish any sinking or retirement fund with respect to the shares of Series 2 Redeemable Preferred Stock.

Fractional Shares.    Series 2 Redeemable Preferred Stock may be issued in fractional shares.

SUMMARY OF THE PROPOSED AMENDMENTS

This summary sets for the material terms of the Proposed Amendments and is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation, a copy of which is attached as Exhibit A to this joint consent solicitation statement and prospectus.

The Proposed Amendments would amend and restate the Certificates of Designation for each class of Preferred Stock (such Preferred Stock as amended by the Proposed Amendments, the “Amended Preferred Stock”) to permit the Company to exchange all of the outstanding shares of each class of Amended Preferred Stock for preferred equity securities of the Company or one or more subsidiaries of the Company that are registered with the Securities and Exchange Commission (“SEC”) and that have rights, powers and preferences substantially similar to the rights, powers and preferences of the Amended Preferred Stock set forth in the Certificates of Designation, but with an increased dividend rate of not less than 7.5% per annum (compared to the existing dividend rate of 7.0% per annum) and a minimum conversion price of equal to, or less than, $12.00 per common equity security (compared to the existing conversion price of $15.00 per share for the Redeemable Preferred Stock and $12.75 per share for the Series 2 Redeemable Preferred Stock), plus a cash payment equal to all accrued and unpaid dividends on the Amended Preferred Stock.

The Amended and Restated Certificate of Incorporation would also permit the Company to exchange all of the outstanding common stock of the Company (the “Common Stock”) for securities of the Company or one or more subsidiaries of the Company that are registered with the SEC, at least one class or series of which would be listed on a national securities exchange. The holders of a majority of the outstanding Common Stock have consented to the Amended and Restated Certificate of Incorporation, but the Amended and Restated Certificate of Incorporation may not become effective unless consented to by the holders of a majority of each series of Preferred Stock voting separately as a class.

The Proposed Amendments provide the Company the right (but not the obligation), at any time, to exchange all of the then outstanding shares of Amended Preferred Stock for (i) a number of preferred equity securities of the Company or one or more subsidiaries of the Company that are or will be as of the applicable exchange time registered with the SEC (the “exchanged preferred interests” and any such issuer of such exchanged interests, as applicable, the “RPS Issuer”) equal to the Exchange Amount (as defined below) and (ii) a cash payment equal to all dividends (whether or not declared) accrued and unpaid on such share of Amended Preferred Stock up to but not including the exchange date (the “Exchange Unpaid Dividend Amount” and, together with the applicable exchanged preferred interests, the “Exchange Consideration”).

The “Exchange Amount” shall mean exchanged preferred interests with an aggregate liquidation preference equal to the stated value of the Amended Preferred Stock. Each exchanged preferred interest shall have rights, powers and preferences substantially similar to the rights, powers and preferences of the Amended Preferred Stock; provided, that, notwithstanding anything herein to the contrary, each exchanged preferred interest:

•        need not (1) have any rights, powers or preferences of the Amended Preferred Stock provided under the Delaware General Corporation Law and not set forth in the Certificates of Designation or (2) be listed on any national securities exchange, and

•        shall:

•        have the same liquidation preference as the stated value of a share of the Amended Preferred Stock; provided, that if the Exchange Consideration includes more than one exchanged preferred interest, then the aggregate liquidation preference of all of such exchanged preferred interests shall be the same as the stated value of a share of Amended Preferred Stock,

•        rank at the time of such exchange pari passu to the other preferred equity securities, and senior to the common equity securities, of the Issuer,

•        accrue monthly cumulative dividends of not less than 7.5% per annum, subject to increase in the Board’s discretion, on the stated value of such exchanged preferred interest payable when, as and if declared by the board of directors, manager, general partner or other governing body or person of the Issuer in cash or in kind at the election of the Issuer,

•        have no voting powers except for those substantially similar to the voting powers of the Amended Preferred Stock,

•        have no protective provisions beyond protective provisions substantially similar to those provided with respect to the Amended Preferred Stock,

•        be subject to redemption on terms substantially similar to those provided with respect to the Amended Preferred Stock, and

•        be subject to conversion into common equity securities of the Issuer or a subsidiary of the Issuer on terms substantially similar to those governing the conversion of the Preferred Stock; provided, that the minimum conversion price shall be equal to, or less than, $12.00 per common equity security, as the same may be equitably adjusted upon stock dividends, subdivisions or combinations, by reclassification or otherwise after the issuance of such common equity securities.

The Amended and Restated Certificate of Incorporation also would also provide that, unless the Company consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amended and Restated Certificate of Incorporation or the bylaws of the Company (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended.

If the Company exercises this exchange right, the Company will provide at least 20 days’ notice to each holder of Amended Preferred Stock that the Amended Preferred Stock will be exchanged; provided, that the Company may delay the exchange date to a later date by publicly filing a document with the SEC that discloses such delay and identifies the delayed exchange date.

The Board will have the power and authority to make all determinations regarding whether or not a characteristic of a security is “substantially similar” to that of another security and all such determinations made by the Board will be final, conclusive and binding.

DIRECTORS AND EXECUTIVE OFFICERS

The following paragraphs provide information as of the date of this joint consent solicitation statement and prospectus about each of our current directors and executive officers.

We currently have two “executive officers” as defined by the SEC. Our bylaws permit a maximum of fifteen directors, and our board of directors currently consists of eight members. The table below presents our executive officers and directors:

Name	Age	Positions
Murray T. Holland	66	President and Chief Executive Officer
Timothy L. Evans	41	Chief Financial Officer
Brad K. Heppner(1)	54	Director, Chairman of the Board
Roy W. Bailey(2)	66	Director
Peter T. Cangany, Jr.(1)	63	Director
David F. Chavenson(3)	68	Director
Thomas O. Hicks(1)	74	Director
Dennis P. Lockhart(3)	73	Director
Bruce W. Schnitzer(1)	76	Director
David H. de Weese(1)	78	Director

____________

(1)      Appointed to our Board of Directors upon the closing of the Purchase and Contribution Transaction, which occurred on April 26, 2019.

(2)      Appointed to our Board of Directors on March 16, 2020

(3)      Appointed to our Board of Directors on May 13, 2019.

The biographies of the above-identified individuals are set forth below:

Murray T. Holland has served as our President and Chief Executive Officer since April 26, 2019. In 2001, Mr. Holland became an original investor and consultant for MHT Partners, a boutique investment banking firm based in Dallas, Texas with a number of offices in the United States. From 2013 until recently, he was Managing Director of MHT Partners. Mr. Holland resigned from this position in connection with the Transaction. Prior to MHT, he was CEO and principal shareholder of Convergent Media Systems (Atlanta), a $100 million custom network outsourcing firm with approximately 300 employees, CEO and principal shareholder of Convergent Group Corporation (Denver), a $200 million geographic information systems software and integration firm with approximately 450 employees, and CEO and principal shareholder of BTI Americas (Chicago), a $2.7 billion business travel agency with approximately 4,400 employees. EDS was his principal business partner in these ventures. Prior to that, Mr. Holland was a partner at the law firm of Akin, Gump, Strauss, Hauer & Feld (Dallas) in corporate finance and securities, a Senior Vice President of Credit Suisse First Boston (New York and Dallas) in Mergers and Acquisitions and a Managing Director of Kidder, Peabody & Co. (New York) in Mergers and Acquisitions. He graduated from Washington and Lee University with a B.S. in 1975, University of Virginia Graduate School of Business Administration with an M.B.A. in 1978, and Washington and Lee University School of Law with a J.D. in 1980. Mr. Holland is the author of “A Nation in the Red” (McGraw Hill- 2014), a book about the U.S. national debt and its implications.

Brad K. Heppner is the Chief Executive Officer and Chairman of the Board of Directors of Beneficient. Mr. Heppner has acquired or founded ten operating companies principally in the financial services, investment and insurance sectors, each with a common business purpose of providing highly specialized solutions for alternative asset owners. Mr. Heppner founded Heritage Highland in 1996 as a family office to organize, acquire and own as controlling or sole shareholder these operating companies. In 2003, Mr. Heppner organized Highland Consolidated Business Holdings, L.P. which is the predecessor-in-interest to Beneficient and reorganized into Beneficient in September 2017. He has successfully completed realizations from seven of the ten Heritage Highland companies through mergers and transactions with Fortune 50 companies or institutionally backed management teams. In 2003, Mr. Heppner merged The Crossroads Group, a multi-billion dollar alternative asset manager, with Lehman Brothers, now Neuberger Berman. Among the companies Mr. Heppner founded and sold is Capital Analytics, the third oldest alternative asset administration company in the United States, which is now owned by Mitsubishi Union Financial Group. Currently, Mr. Heppner serves as chief executive officer and chairman for all Heritage Highland companies, positions he has held since its organization in 1996. Previously, he was a senior consultant at Bain & Company where he focused on private equity financed companies between 1994 and 1996. Mr. Heppner served as director of investments for John D. and Catherine T. MacArthur Foundation in Chicago from 1989 to 1993 after beginning his career in New York City at Goldman, Sachs & Co. as an analyst. Through companies held by Heritage Highland, Mr. Heppner has been a fiduciary for over 250 institutions and served on numerous corporate boards and advisory committees. Mr. Heppner earned his M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. He is a magna cum laude graduate and Most Distinguished Alumnus of Southern Methodist University, where he received a B.S., a B.B.A. and a B.A.

Timothy L. Evans joined the Company as Chief Integration Officer on May 6, 2019, and was appointed Chief Financial Officer on August 15, 2019. Prior to joining GWG Holdings, Inc., Mr. Evans was Chief of Staff for Ben LP, where he had also served as Vice President and Deputy General Counsel since February 2018. Prior to joining Ben LP, Mr. Evans was an attorney for the United States Securities and Exchange Commission for six years, where he served as a trial attorney and a counsel to the Director of Enforcement. Mr. Evans was an associate in the Dallas office of Thompson & Knight LLP for four years before joining the Securities and Exchange Commission. He received his Juris Doctorate, summa cum laude, from the University of Arkansas School of Law in 2008. Prior to practicing as an attorney, Mr. Evans was an accountant for three years with SMG, a public facility management company. He previously held an Arkansas CPA license but is not currently licensed by the Arkansas State Board of Public Accountancy. He graduated from the University of Illinois at Urbana-Champaign with a Bachelor of Arts — Economics in 2001.

Roy W. Bailey has served as the CEO of Bailey Deason Capital Interests, LLC since 2012. Prior to serving as CEO of Bailey Deason Capital Interests, LLC, Mr. Bailey served in similar management roles with Giuliani Partners LLC and Hicks Holdings, LLC. He began his career in the insurance and the insurance finance industry. In addition to founding and owning Bailey Insurance Associates from 1983 – 1996, one of the largest single principal-owned agencies in Dallas at the time, he was also the co-founder and CEO of Premium Finance Holdings (PFH) from 1997 – 2001, which was later sold to Texas Capital Bank. Mr. Bailey received his BBA from Southern Methodist University in Dallas, Texas in 1976.

Peter T. Cangany, Jr. joined Ernst & Young, LLP (“EY”) in 1980 upon graduating college and retired from the firm in 2017. Mr. Cangany became an EY partner in 1993 and, during his tenure, worked in EY’s Indianapolis office 1980 – 1987, Seattle office 1987 – 2004, San Antonio office 2004 – 2011, and New York and Bermuda offices 2011 – 2017. At EY, Mr. Cangany specialized in working with insurance entities, primarily property, casualty and reinsurance, and has as a strong working knowledge of the life settlement industry. He also worked closely with Beneficient during its early formation on various accounting and consolidation matters. During his 37 years with EY, Mr. Cangany served as the engagement partner on several large public and non-public nationally recognized companies. He held numerous leadership positions at EY, including area insurance practice leader for the Pacific Northwest, Southwest, and BBC (Bermuda, Bahamas, Caymans) and Office Managing Partner for EY’s Seattle and Bermuda offices. Mr. Cangany serves on the Board of Trustees — Franklin College of Indiana (2009 – present) and is the Finance Committee Chair (and previously Audit Committee Chair). Mr. Cangany earned a B.A. in Accounting from Franklin College and an M.B.A. from Texas A&M University.

David F. Chavenson served as Treasurer of Alon USA Energy Company from 2007 until 2018. He served as Vice President and Treasurer of Flowserve Corp. from 2001 until 2005; Senior Vice President and Chief Financial Officer at Worldwide Flight Services, Inc. from 2000 to 2001; and Vice President of Finance, Chief Financial Officer and Corporate Secretary of Rutherford-Moran Oil Corporation since April 1996 to 1999. Previous to 1996, Mr. Chavenson spent 18 years at Oryx Energy Company, an oil and gas exploration and production company (previously Sun Exploration and Production Co.) (“Oryx”), and served as Treasurer there from 1993 to 1996. Prior to that, he served as Assistant Treasurer and Manager of Corporate Finance, Manager of Financial Analysis and Senior Financial Specialist at Oryx.

Mr. Chavenson has a B.A., magna cum laude, Phi Beta Kappa from Dickinson College and holds an M.B.A. in finance with honors from the Harvard Business School. He is also a Certified Public Accountant.

Thomas O. Hicks is a pioneer in the private equity industry in the United States. From 1984 to 1988 he was Co-Founder and Co-Chairman of Hicks & Haas which compiled a highly successful track record of acquisitions, including Dr Pepper, Seven Up, A&W Root Beer, Sybron, and Thermadyne. He later founded numerous private equity funds for his firm, Hicks, Muse, Tate and Furst, which raised over $12 billion in funds. His funds have invested billions of dollars of equity in businesses in the United States, Europe, and Latin America. Mr. Hicks retired from Hicks Muse in 2004, and now manages his own family office private equity firm, Hicks Holdings, LLC. Mr. Hicks was a

Director of Carpenter Technology Corporation until September 2014. Mr. Hicks has a B.B.A. from the University of Texas — Austin and an MBA from the University of Southern California. Mr. Hicks is also the manager and indirect, majority owner of HSG Sports Group Holdings LLC, which, through subsidiaries, including HSG Sports Group LLC and others, formerly owned interests in professional sports franchises, including the Texas Rangers major league professional baseball club and Dallas Stars professional ice hockey team. On May 24, 2010, the Texas Rangers filed a voluntary petition for Chapter 11 bankruptcy protection. On September 15, 2011, the Dallas Stars filed a voluntary petition for Chapter 11 bankruptcy protection. Additional proceedings were filed by or against other entities related to the Texas Rangers and the Dallas Stars, and Mr. Hicks in his individual capacity, in connection with the foregoing. Both the Texas Rangers and the Dallas Stars were sold to new owners in connection with their respective Chapter 11 bankruptcy cases.

Dennis P. Lockhart is currently a distinguished professor-of-the-practice in the Nunn School of International Affairs at Georgia Tech. Early in 2017, Mr. Lockhart retired from his position as president and Chief Executive Officer of the Federal Reserve Bank of Atlanta, a position he held since 2007. Earlier, he was a professor at Georgetown University, School of Foreign Service, from 2003 to 2007. Prior to this, he held senior positions at Heller Financial Inc. and Citicorp (now Citigroup), and served as an officer in the U.S. Marine Corps Reserve. Mr. Lockhart holds a Master of Arts from Johns Hopkins University, Bachelor of Arts from Stanford University, and an honorary doctorate from Georgia State University. Mr. Lockhart currently serves on the Board of Directors of Pensare Acquisition Corp. (WRLS) and Invesco Mortgage Capital.

Bruce W. Schnitzer has been a successful private equity investor since 1985 and Chairman of Wand Partners, a private equity firm specialized in insurance and other specialty financial services, since 1987. Wand has sponsored and invested in eighteen platform businesses, thirteen of which span the insurance industry and fifteen of which are now fully realized. From 1977 to 1985, Mr. Schnitzer was a senior executive with Marsh & McLennan, where he served as President and CEO of Marsh, Inc. (the world-wide insurance broker) and as Chief Financial Officer of Marsh & McLennan Companies, Inc. (NYSE-MMC). Prior to joining Marsh & McLennan, Mr. Schnitzer was a Vice President and head of Mergers & Acquisitions at Morgan Guaranty Trust Company (J.P. Morgan) — 1967 – 76. Mr. Schnitzer has served in numerous non-profit roles, including Chairman of The Institute of Human Origins, Director of The Litchfield Land Trust, and Director & Treasurer of Scherr-Thoss Foundation. Mr. Schnitzer graduated from the University of Texas, Austin in 1966 (B.B.A.) and received an M.B.A. from the University of Texas, Austin in 1967.

David H. de Weese is a Partner of Paul Capital Advisors, a private equity firm. He was instrumental in developing Paul Capital’s deal origination strategy and transaction sourcing network. He joined Paul Capital in 1995 and led global secondary transaction sourcing activities and the due diligence of life science and health care investments. Mr. de Weese has 14 years of management experience in Europe. He has an extensive entrepreneurial experience and in-depth scientific and business knowledge. He also founded Medical Innovations. In 1993, he co-founded and served as the President and Chief Executive Officer of M6 Pharmaceuticals. Mr. de Weese served as the President and Chief Executive Officer of Cygnus Therapeutic Systems, SigA Pharmaceuticals and a Silicon Valley software company. Prior to Cygnus, he served as the President and Chief Executive Officer of Machine Intelligence Corporation. Mr. de Weese served as Director of OSE Immunotherapeutics SA (also known as OSE Pharma SA) from June 2014 to June 2017. Mr. de Weese holds an M.B.A. from the Harvard Business School, a B.A. from Stanford University and attended law school at Stanford University.

Classification of Directors

In early 2019, our Board of Directors and stockholders approved an amendment to our bylaws that established a classified Board of Directors in which directors are divided into three classes, to be designated as Class I, Class II and Class III. Each class will serve staggered, three year terms. The terms of office of Class II directors will expire at the annual meeting of stockholders to be held in 2020. The terms of office of the Class III directors will expire at the annual meeting of stockholders to be held in 2021. The terms of office of the Class I directors will expire at the annual meeting of stockholders to be held in 2022.

The following chart sets forth the three classes of directors.

Director	Class	Expiration of Initial Term of Director
Brad K. Heppner	Class I	2022
Thomas O. Hicks	Class I	2022
Roy W. Bailey	Class I	2022
Bruce W. Schnitzer	Class II	2020
Dennis P. Lockhart	Class II	2020
Peter T. Cangany, Jr.	Class III	2021
David H. de Weese	Class III	2021
David F. Chavenson	Class III	2021

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

In General

The tables below sets forth information known to us regarding the beneficial ownership of our Common Stock as of June 30, 2020, for:

•        each person we believe beneficially holds more than 5% of our outstanding common shares (based solely on our review of SEC filings), other than subsidiaries of the Company;

•        each of our “named executive officers” as identified in the summary compensation table contained in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 27, 2020 and included in Annex A to this joint consent solicitation statement and prospectus;

•        each of our directors; and

•        all of our directors and executive officers as a group.

The number of shares beneficially owned by a person includes shares issuable under options held by that person and that are currently exercisable or that become exercisable within 60 days of June 30, 2020. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days of June 30, 2020 are outstanding for the purpose of computing the “Percentage of Common Stock Owned” by such person or group. Nevertheless, shares of Common Stock that are issuable upon exercise of presently unexercised options are not deemed to be outstanding for purposes of calculating the “Percentage of Common Stock Owned” by any other person or any other group.

Except as otherwise indicated in the table or its footnotes, the persons in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

As of June 30, 2020, we had 33,037,481 shares of Common Stock issued and outstanding.

Beneficial Ownership

Name	Shares Beneficially Owned	Percentage of Share Beneficially Owned
5% Beneficial Owners:
Seller Trusts(1)	25,913,516	78.4%
Executive Officers:
Murray T. Holland (solely in his capacity as Trust Advisor to the Seller Trusts)(2)	25,913,516	78.4%
Timothy L. Evans	—	—
Non-Employee Directors:
Brad K. Heppner(3)	2,500,000	7.6%
Roy W. Bailey	—	—
Peter T. Cangany, Jr.	—	—
David F. Chavenson	—	—
Thomas O. Hicks(4)	1,452,155	4.4%
Dennis P. Lockhart	—	—
Bruce W. Schnitzer	—	—
David H. de Weese	—	—
All current directors and officers as a group	29,865,671	90.4%
Other Named Executive Officers:
William B. Acheson(5)	156,251	*
Jon R. Sabes(6)	—	—
Steven F. Sabes(7)	—	—

____________

*        less than one percent.

(1)      The business address of the Seller Trusts is 325 North St. Paul Street, Suite 4850, Dallas, Texas 75201. On January 12, 2018, we entered into a Master Exchange Agreement (the “Master Exchange Agreement”) pursuant to which we agreed to engage in a strategic transaction (the “Exchange Transaction”) with Beneficient and the Seller Trusts, in which the parties agreed to an exchange of certain assets. The Seller Trusts are a group of individual common law trusts that received shares of Common Stock in the Exchange Transaction. The trustee of each of the Seller Trusts is Delaware Trust Company. The trust advisors of each trust are two individuals unrelated to each other, James E. Turvey and Murray T. Holland, who have sole decision-making authority with respect to each trust. The beneficiary of each of the Seller Trusts is MHT. The current members of MHT are Shawn T. Terry and Mike McGill. The names of the various trusts comprising the Seller Trusts are as follows: The LT-1 Exchange Trust, The LT-2 Exchange Trust, The LT-3 Exchange Trust, The LT-4 Exchange Trust, The LT-5 Exchange Trust, The LT-6 Exchange Trust, The LT-7 Exchange Trust, The LT-8 Exchange Trust, The LT-9 Exchange Trust, The LT-12 Exchange Trust, The LT-14 Exchange Trust, The LT-15 Exchange Trust, The LT-16 Exchange Trust, The LT-17 Exchange Trust, The LT-18 Exchange Trust, The LT-19 Exchange Trust, The LT-20 Exchange Trust, The LT-21 Exchange Trust, The LT-22 Exchange Trust, The LT-23 Exchange Trust, The LT-24 Exchange Trust, The LT-25 Exchange Trust and The LT-26 Exchange Trust.

In connection with the Exchange Transaction, the Company and the Seller Trusts entered into a Stockholders Agreement, which provides (among other standstill provisions) that until the Seller Trusts own, in the aggregate, voting securities representing less than 10% of the total voting power of all voting securities of the Company, all voting securities of the Company voted by the Seller Trusts will be voted solely in proportion with the votes cast by all other holders of voting securities of the Company on the matter. In connection with the Purchase and Contribution Transaction, the Stockholders Agreement was terminated and the Seller Trusts are now entitled to full voting rights with respect to the shares of Common Stock they own and are entitled to cast a majority of the votes on all matters requiring stockholder votes.

(2)      Consists solely of 25,913,516 shares of Common Stock held by the Seller Trusts. Murray T. Holland is one of the trust advisors to the Seller Trusts; the other trust advisor, James E Turvey, is an individual unrelated to Mr. Holland. Mr. Holland and Mr. Turvey have shared decision-making authority with respect to each of the Seller Trusts, including shared voting power and shared dispositive power over the shares of Common Stock held by each of the Seller Trusts. Mr. Holland has an indirect pecuniary interest in the shares of Common Stock held by the Seller Trusts resulting from his ownership interest in 30% of the outstanding membership interests of MHT Financial, LLC (“MHT”), the sole beneficiary of each of the Seller Trusts. Consequently, to the extent that MHT, as beneficiary, receives proceeds from the sale of Common Stock and the Company’s Seller Trust L Bonds due 2023 (the “Seller Trust L Bonds”), as contemplated by the Master Exchange Agreement, in excess of MHT’s contractual obligations, Mr. Holland would have a right to his pro rata share of any distribution of such proceeds if and when made by MHT to its members. There can be no assurance (i) that MHT will receive any proceeds in excess of its contractual obligations, (ii) as to the amount of any such excess, or (iii) that any distribution of such excess will be distributed to members of MHT, including Mr. Holland. Mr. Holland disclaims beneficial ownership of the shares of Common Stock held by the Seller Trusts except to the extent of the pecuniary interest therein described above

(3)      Consists solely of 2,500,000 shares of Common Stock held by Beneficient Capital Company, L.L.C., a Delaware limited liability company (“BCC”). BCC is a wholly-owned subsidiary of Beneficient Company Holdings, L.P., a Delaware limited partnership (“BEN Holdings”). BEN Holdings is also the managing member of BCC. BEN Holdings is controlled by its general partner, The Beneficient Company Group, L.P, a Delaware limited partnership (“BEN LP”). BEN LP is controlled by its general partner, Beneficient Management, L.L.C., a Delaware limited liability company (“BEN Management”). Brad K. Heppner serves as Director, Chairman and Chief Executive Officer of BEN Management. As a result, Mr. Heppner may be deemed to beneficially the shares of Common Stock owned by BCC. Mr. Heppner disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. All 2,500,000 shares held by BCC have been pledged as collateral to secure our obligations under our L Bonds pursuant to the Amended and Restated Pledge and Security Agreement dated October 23, 2017.

(4)      Consists solely of 1,452,155 shares of Common Stock held by AltiVerse Capital Markets, L.L.C. (“AltiVerse”). AltiVerse is a Delaware limited liability company for which Hicks Holdings Operating LLC, a Delaware limited liability company (“Hicks Holding”), serves as Manager. Thomas O. Hicks serves as sole manager of Hicks Holdings. As a result, Mr. Hicks may be deemed to beneficially own the shares of Common Stock owned by AltiVerse. Mr. Hicks disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. All 1,452,155 shares held by AltiVerse have been pledged as collateral to secure our obligations under our L Bonds pursuant to the Amended and Restated Pledge and Security Agreement dated October 23, 2017.

(5)      Shares reflected in the table include 156,251 of vested stock options currently exercisable or vesting within 60 days granted pursuant to our 2013 Stock Incentive Plan.

(6)      On April 26, 2019, Jon R. Sabes resigned as the Company’s Chief Executive Officer and from all officer positions he held with the Company or any of its subsidiaries prior to such date, other than his position as Chief Executive Officer of the Company’s technology focused wholly owned subsidiaries, Life Epigenetics and youSource.

(7)      On April 26, 2019, Steven F. Sabes resigned from all officer positions he held with the Company or any of its subsidiaries prior to such date, except as Chief Operating Officer of Life Epigenetics.

PLAN OF DISTRIBUTION

General

We have registered the offer and sale of 69,756 shares of Redeemable Preferred Stock and 146,812 shares of Series 2 Redeemable Preferred Stock in connection with the solicitation of consents (the “Consents”) to the exchange of such Preferred Stock for preferred stock as it is proposed to be amended pursuant to the proposed Amended and Restated Certificate of Incorporation (the “Amended Preferred Stock”). We are not issuing any additional shares of Preferred Stock pursuant to this Registration Statement. However, as the Amended Preferred Stock will be deemed to constitute a new security, we are registering the offer and sale of such new securities on this Registration Statement. We will receive no proceeds in exchange for the solicitation of Consents.

Consents will be solicited on a best efforts basis by Emerson Equity LLC (our “dealer manager”). Our dealer manager will enter into participating broker agreements with certain other broker-dealers that are FINRA members, referred to as “Participating Brokers,” to authorize those broker-dealers to solicit consents for the Proposed Amendments. Consents will be solicited on the terms set forth in this joint consent solicitation statement and prospectus and any joint consent solicitation statement and prospectus supplements we may file from time to time. In addition to forming the group of Participating Brokers, our dealer manager provides services to us, which may include telephonic and internet-based seminars for Participating Brokers and informational meetings, and providing information and answering any questions investors or Participating Brokers may have concerning this Consent Solicitation.

We will pay to the dealer manager, which will then pay to the Participating Brokers, commissions of up to 6.375% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares, which the dealer manager will pay to the Participating Brokers for which the Consenting Holder of the Consent Fee Qualifying Shares is a current client, so long as (i) the dealer manager has an agreement in place with such Participating Broker to permit payment of the Broker Consent Fee, and (ii) we receive a duly completed and executed Participating Broker Certification from such Participating Broker. We expect to pay, or cause to be paid, 3.0% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to the Participating Brokers as registered representative commissions and an additional broker-dealer reallowance of 0.375% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares promptly after the Settlement Date. We expect to pay (i) an additional 1.5% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers as registered representative commissions promptly after the first anniversary of the Settlement Date, if the Consenting Holder continues to hold the Consent Fee Qualifying Shares on the first anniversary of the Settlement Date, and (ii) an additional 1.5% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers as registered representative commissions promptly after the second anniversary of the Settlement Date if the Consenting Holder continues to hold the Consent Fee Qualifying Shares on the second anniversary of the Settlement Date.

We will pay our dealer manager a dealer manager fee of 0.40625% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares.

In no event will the total commissions and additional compensation exceed 8.00% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares.

In addition to the commissions, fees, allowances, reimbursements and expenses described above, we expect to pay approximately $[•] in offering and related costs and expenses in connection with this Consent Solicitation. These kinds of expenses include all expenses to be paid by us in connection with the Consent Solicitation (other than commissions, additional compensation, and expense allowances and reimbursement to Participating Brokers), including but not limited to legal, accounting, printing and mailing expenses, registration, qualification and associated securities filing fees and other costs and expenses.

The table below sets forth the maximum amount of commissions and additional compensation, as described in footnote (1) to the table below, we may pay in connection with this offering.

Proposed Maximum Aggregate Offering Price(1)	Sales Commission	Total(2)
$216,568,000	6.78125%	$14,686,018

____________

(1)      As described above, additional compensation includes a dealer manager fee payable to the dealer manager in an amount equal to 0.40625% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares.

(2)      This total assumes the Proposed Maximum Aggregate Offering Price will equal the Aggregate Principal Balance of the Consent Fee Qualifying Shares, which is unlikely to be the case. Notwithstanding, the combined commissions and additional compensation for this offering will not exceed 8.00% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares.

The wholesalers employed by us are registered with and associated persons of our dealer manager. The wholesalers may contact Participating Brokers and their registered representatives to make telephonic and internet-based presentations concerning us and this Consent Solicitation.

The wholesalers will receive a portion of their non-transaction based compensation as compensation for their efforts in soliciting Consents. There are not expected to be any expenses associated with the of the training and education meetings because they will be conducted electronically and/or be internet-based. However, any training and education expenses would be borne by us, but counted toward the 8.00% underwriting compensation limit.

Certain of our employees who are also registered representatives and supervisory principals of the dealer manager have been granted certain share appreciation rights (“SARs”) as part of their compensation. The SARs give such individual the contractual right to receive from us additional cash compensation at any point before the SAR’s expiration, but only if the price of our Common Stock has increased between the grant date and the date when we receive notice of such individual’s intention to exercise the SAR. At the termination of this offering, the aggregate of the appreciation amount, as defined in the SAR agreement, will be calculated and added to the other items of value (e.g., selling commissions and additional forms of compensation) to ensure that aggregate compensation paid in connection with this offering does not exceed 8.00% of the gross offering proceeds.

We will indemnify the selling group members and our dealer manager against some civil liabilities, including certain liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement with the dealer manager.

LEGAL MATTERS

Certain legal matters in connection with the Amended Preferred Stock will be passed upon for us by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of GWG Holdings, Inc. and its subsidiaries for the year ended December 31, 2019 included in this joint consent solicitation statement and prospectus and the effectiveness of GWG Holdings, Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Whitley Penn LLP, independent registered public accounting firm, as set forth in their reports thereon, which are included herein. Such financial statements have been so included in reliance upon the report of Whitley Penn LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of GWG Holdings, Inc. and its subsidiaries for the year ended December 31, 2018 included in this joint consent solicitation statement and prospectus have been audited by Baker Tilly US, LLP (formerly known as Baker Tilly Virchow Krause, LLP), independent registered public accounting firm, as set forth in their report thereon. Such financial statements have been so included in reliance upon the report of Baker Tilly US, LLP (formerly known as Baker Tilly Virchow Krause, LLP) on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of The Beneficient Company Group, L.P. and its subsidiaries for the year ended December 31, 2019 included in this joint consent solicitation statement and prospectus have been audited by Whitley Penn LLP, independent registered public accounting firm, as set forth in their report thereon, which is included herein. Such financial statements have been so included in reliance upon the report of Whitley Penn LLP pertaining to such financial statements on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-4 under the Securities Act with respect to the Consent Solicitation pursuant to this joint consent solicitation statement and prospectus which is a part of that registration statement. This joint consent solicitation statement and prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the Consent Solicitation, we refer you to the registration statement, including the agreements, other documents and schedules filed as exhibits to the registration statement.

We file annual, quarterly and current reports, and other information with the SEC. We intend to make these filings available on our website at www.gwgh.com. Information on our website is not incorporated by reference in this joint consent solicitation statement and prospectus. We maintain an office at 325 North St. Paul Street, Suite 2650, Dallas,

TX 75201 where all records concerning the Consent Solicitation are to be retained. Holders and their representatives can request information regarding the Consent Solicitation by contacting our office by mail at our address or by telephone at [•] or by fax at [•]. Upon request, we will provide copies of our filings with the SEC free of charge to our investors. Our SEC filings, including the registration statement of which this joint consent solicitation statement and prospectus is a part, will also be available on the SEC’s Internet site at http://www.sec.gov.

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders (other than director nominations) that are submitted for inclusion in our proxy statement for our 2020 annual stockholders’ meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our Bylaws. The deadline under Rule 14a-8 for a stockholder proposal to be timely received has passed. However, if the date of our 2020 annual stockholders’ meeting is changed by more than 30 days from the date of the 2019 annual meeting), then the deadline for submitting a stockholder proposal will be a reasonable time before we begin to print and send our proxy materials for our 2020 annual stockholders’ meeting, which deadline will be disclosed prior to such time in one of our SEC filings.

Under our Bylaws, if a stockholder does not submit a proposal for inclusion in our proxy statement but does wish to propose an item of business to be considered at our annual stockholders’ meeting (including director nominations), that stockholder must deliver notice of the proposal or proposed director’s name at our principal executive offices not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. For our 2020 annual stockholders’ meeting, notices must be received not prior to July 25, 2020 and not later than August 24, 2020.

If the date of our 2020 annual stockholders’ meeting is advanced more than 30 calendar days prior to or delayed by more than 60 calendar days after the anniversary of the 2019 annual meeting, timely notice of stockholder proposals and stockholder nominations for directors may be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 calendar days prior to the date of such annual meeting, or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, not later than the close of business on the 10th calendar day following the day on which we first make a public announcement of the date of such meeting.

Notices of stockholder proposals and stockholder nominations for directors must comply with the informational and other requirements set forth in our Bylaws as well as applicable statutes and regulations. Due to the complexity of the respective rights of the stockholders and our Company in this area, any stockholder desiring to propose actions or nominate directors is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted by certified mail return receipt requested.

Exhibit A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GWG HOLDINGS, INC.

GWG Holdings, Inc. (the “Corporation” or the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.      The name of the Corporation is GWG Holdings, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 10, 2011.

2.      This Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL, further amends and restates the certificate of incorporation of the Corporation.

3.      The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

1.      Name. The name of the corporation (the “Corporation”) is: GWG Holdings, Inc.

2.      Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1679 S. DuPont Hwy. Suite 100, in the City of Dover, County of Kent Zip Code 19901. The name of its registered agent at such address is Registered Agent Solutions, Inc. The Corporation may from time to time, in the manner provided by law, change the registered agent and the registered office within the State of Delaware. The Corporation may also maintain one or more offices for the conduct of its business either within or without the State of Delaware.

3.      Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.      Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Two Hundred Fifty Million One Hundred (250,000,100) shares consisting of: Two Hundred Ten Million (210,000,000) shares of common stock, $.001 par value per share (“Common Stock”); One Hundred (100) shares of Class A Common Stock, $.001 par value per share (the “Class A Common Stock”); and Forty Million (40,000,000) shares of preferred stock, $.001 par value per share (“Preferred Stock”).

Preferred Stock

The Preferred Stock may be divided into and issued from time to time in one or more series. The Board of Directors of the Corporation (“Board”) is authorized from time to time to establish and designate any such series of Preferred Stock, to fix and determine the variations in the relative rights, preferences, privileges and restrictions as between and among such series and any other class of capital stock of the Corporation and any series thereof, and to fix or alter the number of shares comprising any such series and the designation thereof. The authority of the Board with respect to each such series shall include, but not be limited to, determination of the following:

(a)     The designation of the series;

(b)    The number of shares of the series and (except where otherwise provided in the creation of the series) any subsequent increase or decrease therein;

(c)     The dividends, if any, for shares of the series and the rates, conditions, times and relative preferences thereof;

(d)    The redemption rights, if any, and price or prices for shares of the series;

(e)     The terms and amounts of any sinking fund provided for the purchase or redemption of the series;

(f)     The relative rights of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g)    Whether the shares of the series shall be convertible into shares of any other class or series of shares of the Corporation, and, if so, the specification of such other class or series, the conversion price(s) or rate(s), any adjustments thereof, the date(s) as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(h)    The voting rights, if any, of the holders of such series; and

(i)     Such other designations, powers, preference and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

Pursuant to the authority conferred upon the Board by this Article 4, the Board created: (1) a series of Five Million (5,000,000) shares of Preferred Stock designated as the Redeemable Preferred Stock (the “Redeemable Preferred Stock”) by filing the Certificate of Designation of Redeemable Preferred Stock of the Corporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 30, 2015, as amended by the Articles of Amendment of Certificate of Designation of Redeemable Preferred Stock of the Corporation, as filed with the Secretary of State on December 30, 2015 and the Articles of Amendment of Certificate of Designation of Redeemable Preferred Stock of the Corporation, as filed with the Secretary of State on April 26, 2016, and as corrected by the Certificate of Correction of the Corporation with respect thereto, as filed with the Secretary of State on November 13, 2019; and (2) a series of One Million (1,000,000) shares of Preferred Stock designated as the Series 2 Redeemable Preferred Stock (the “Series 2 Redeemable Preferred Stock”) by filing the Certificate of Designation of Series 2 Redeemable Preferred Stock of the Corporation with the Secretary of State on February 16, 2017, as corrected by the Certificate of Correction with respect thereto, as filed with the Secretary of State on November 13, 2019. The voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of the Redeemable Preferred Stock and the Series 2 Redeemable Preferred Stock, respectively, and the qualifications, limitations and restrictions thereof, are as set forth on Annex I and Annex II, respectively, and are incorporated herein by reference.

Common Stock and Class A Common Stock

Except as otherwise provided in this Amended and Restated Certificate of Incorporation (as amended from time to time, this “Certificate of Incorporation”) or required by applicable law, shares of Common Stock and Class A Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Common Stock and Class A Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as have been or may be designated by the Board.

5.      Common Stock Exchange.

(a)     General; Exchange Notice. To the fullest extent permitted by law, the Corporation shall have the right (but not the obligation), at any time, to exchange each share of the then outstanding shares of Common Stock for, with respect to all, but not less than all, of the shares of Common Stock, a number of securities of one or more classes or series of the Corporation or one or more subsidiaries of the Corporation that are registered with the United States Securities and Exchange Commission (the “SEC”), at least one class or series of which is or will be as of the applicable exchange time listed on a national securities exchange (the “exchanged interests” and any such issuer of such exchanged interests, as applicable, the “Issuer”) with an aggregate value not less than the greater of (i) $10.00 (subject to adjustment to reflect any stock split, reverse stock split, stock dividend, reclassification, subdivision, combination, exchange or similar transaction in respect of the Common Stock occurring after the date of the Amended and Restated Certificate of Incorporation containing this sentence becomes effective), and (ii) the volume weighted average price (VWAP) of a share of Common Stock on the principal national securities exchange on which such shares are listed for the twenty (20) trading days immediately prior to the date of the Exchange Notice (as defined below), with the actual amount and type of exchanged interests exchanged for each share of Common Stock, and the value thereof, determined by the Board (which determination shall be final, conclusive and binding) (the exchanged interests exchanged for each share of Common Stock collectively, the “Exchange Consideration”) (subject to the treatment of fractional interests pursuant to Section 5(d)). In the event the Corporation exercises this exchange right, the Corporation shall provide notice to each holder of Common Stock that all of the Common Stock will be exchanged (the “Exchange Notice”) on a date that is no earlier than twenty (20) days after the date of the Exchange Notice (such date, the “Exchange Date”); provided, that in order to ensure that the exchanged interests are registered with the

SEC and at least one class or series thereof is listed on a national securities exchange, the Corporation may delay the Exchange Date to a later date by publicly filing a document with the SEC that discloses such delay and identifies the delayed Exchange Date. The Exchange Notice, if sent by first-class mail, postage prepaid, to a stockholder’s address as it appears on the records of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder receives such Exchange Notice. In any case, failure to give such notice or any defect in the notice to the holder of any share of Common Stock shall not affect the validity of the proceedings for the exchange of any share of Common Stock. On the Exchange Date and in accordance with this Article 5, the Corporation will, at its option, to the extent it may then lawfully do so under Delaware law (and for so long as such exchange does not constitute a default under any of the borrowing agreements to which the Corporation or any of its subsidiaries are a party or otherwise bound), exchange each share of Common Stock for the Exchange Consideration (subject to the treatment of fractional interests pursuant to Section 5(d)).

(b)    Stock Certificates; Stock Powers. On or before the Exchange Date, each holder of shares of Common Stock whose shares are being exchanged under this Article 5 shall surrender the certificate(s) representing such shares to the Corporation, if any, duly endorsed, in the manner and at the place designated in the Exchange Notice (or, in the event such shares of Common Stock are uncertificated, such holder shall deliver to the Corporation a stock power, duly executed and in the form to be provided by the Corporation together with the Exchange Notice).

(c)     Effect of Exchange. From and after the Exchange Date, and irrespective of whether any holder of shares of Common Stock has complied with the requirements of paragraph (b) of this Article 5: (i) all shares of Common Stock shall be cancelled on the books and records of the Corporation and shall cease to be outstanding, (ii) the right to receive any dividends on such shares, if any, shall cease to accrue as of the Exchange Date and (iii) all rights of a holder of shares of Common Stock to be exchanged shall cease and terminate other than the right to receive the Exchange Consideration therefor; provided, however, that the shares to be exchanged shall remain issued and outstanding, and all rights of a holder of shares of Common Stock to be exchanged shall continue, solely in the event that a holder shall have delivered the required items under paragraph (b) above as of the Exchange Date but the Corporation shall not have discharged its obligation to provide the Exchange Consideration in exchange therefor.

(d)    Fractional Interests. Notwithstanding anything herein to the contrary, neither the Corporation nor any Issuer shall be obligated to issue fractional exchanged interests in respect of any shares of Common Stock so exchanged and, in lieu of any fractional exchanged interests not so issued, the Corporation shall pay to the holder thereof on the Exchange Date an amount in cash equal to the product of such fraction and the fair value of a share or other unit of such exchanged interest as of the Exchange Date as determined by the Board, which cash payment in respect of any exchanged shares of Common Stock shall be deemed part of the “Exchange Consideration” for all purposes hereunder. For purposes of this Article 5, the Corporation shall be deemed to have discharged its obligation to pay the Exchange Consideration in respect of any such shares of Common Stock if payment is directed to the holder thereof at such holder’s address at it appears on the books and records of the Corporation.

6.      Election of Directors. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

7.      Limitation of Liability. To the fullest extent permitted under the General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

8.      Indemnification.

(a)     Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee-benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8(c) below, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

(b)    Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) reasonably incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

(c)     Claims. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, then the Covered Person may file suit to recover the unpaid amount of such claim, and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)    Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors, or otherwise.

(e)     Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

(f)     Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(g)    Other Indemnification and Prepayment of Expenses. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9.      Adoption, Amendment and/or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the General Corporation Law, the Board is expressly authorized to make, alter and repeal the bylaws of the Corporation.

10.    Powers of Incorporator. The powers of the incorporator will terminate, without any further action required on the part of such incorporator or the Corporation, immediately upon the election of initial directors of the Corporation by such incorporator.

11.    Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware may be added or inserted into this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable law; and whatsoever rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation, either in its present form or as hereafter amended, are granted subject to the rights reserved in this Section.

12.    Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the bylaws of the Corporation (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if

such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, this Section 12 shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.

13.    Maintenance of Certain Records. When the terms of this Certificate of Incorporation refer to a decision by any body, person or entity to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a record of such decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

IN WITNESS WHEREOF, GWG Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this ____ day of _________________, 2020.

GWG HOLDINGS, INC.
By:
Name:
Title:

Annex I

REDEEMABLE PREFERRED STOCK

1.      Designation and Amount. The shares of such series shall be designated as “Redeemable Preferred Stock,” and the number of shares constituting the Redeemable Preferred Stock shall be 5,000,000. Such number of shares may be increased or decreased by resolution of the Board adopted and filed pursuant to the DGCL, Section 151(g), or any successor provision; provided, however, that no decrease shall reduce the number of authorized shares of Redeemable Preferred Stock to a number less than the number of such shares then outstanding plus the number of shares reserved for issuance upon the exercise of then-outstanding options, warrants, convertible or exchangeable securities or other rights for the purchase of shares of Redeemable Preferred Stock, if any.

2.      Stated Value.

(a)     Each share of Redeemable Preferred Stock shall have a stated value equal to $1,000 (the “Stated Value”). If at any time after the initial issuance of any shares of Redeemable Preferred Stock, the Company shall effect a stock dividend payable in shares of Redeemable Preferred Stock, a subdivision of the outstanding Redeemable Preferred Stock into a greater number of shares of Redeemable Preferred Stock, or a combination of the outstanding shares of Redeemable Preferred Stock, by reclassification or otherwise, into a lesser number of shares of Redeemable Preferred Stock, then, in any such case, the Stated Value in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b)    Upon any adjustment of the Stated Value of the Redeemable Preferred Stock, then and in each such case the Company shall give written notice thereof to the registered holders of the Redeemable Preferred Stock, which notice shall state the Stated Value resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.      Ranking. The Redeemable Preferred Stock shall rank, as to the payment of dividends and the distribution of assets of the Company upon its liquidation, dissolution or winding up: (a) senior to the Common Stock and Class A Common Stock; (b) pari passu with the Company’s Series 2 Redeemable Preferred Stock; and (c) senior to or pari passu with all other classes and series of the Company’s preferred stock.

4.      Dividends in Cash or in Kind.

(a)     Holders of Redeemable Preferred Stock shall be entitled to receive for each share of Redeemable Preferred Stock, and the Company shall pay, subject to the provisions of the DGCL and legally available funds therefor, preferential cumulative dividends at the per annum rate of 7.0% on the Stated Value, payable in arrears in monthly installments on the 15th day of the next following month (or the next following business day thereafter in the event such date is not a business day), when and as declared by the Board of Directors (the “Preferred Dividends”), (i) in cash out of legally available funds, or (ii) at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Redeemable Preferred Stock. Preferred Dividends on shares of Redeemable Preferred Stock shall also be payable upon any Redemption Date, as defined below, on the RPS Exchange Date, as defined below, and upon the final distribution date relating to a Liquidation Event, as defined below. Preferred Dividends shall cease to accrue on shares of Redeemable Preferred Stock on the day immediately prior to any Redemption Date, as defined in Section 9(a) below, and on the final distribution date relating to a Liquidation Event. Regular dividends shall be payable to the holders of record of the Redeemable Preferred Stock as of a regular record date that shall be the final business day of each calendar month, which business day is a day on which the Common Stock trades or is eligible for trading on the primary market for such stock, in accordance with the DGCL. Notwithstanding the foregoing, holders of Redeemable Preferred Stock as of a regular record date must have held their Redeemable Preferred Stock for more than two business days (which business days must be a trading day on which the Common Stock trades or is eligible for trading on the primary market for such stock) in order to be eligible to receive a dividend payment on such shares of Redeemable Preferred Stock on the next payment date. In the event that the Common Stock no longer trades or is eligible for trading on a trading market, the requirement in the prior two sentences that a business day shall be a “trading day” shall not apply. In the case of payment by the Company of dividends in the form of shares of Redeemable Preferred Stock, such stock shall be valued at the Stated Value.

(b)    Preferred Dividends shall be calculated on the basis of a calendar year consisting of twelve 30-day months (or 360 days), and shall begin to accrue on outstanding shares of Redeemable Preferred Stock from the date of each share’s original issuance until paid, whether or not declared. Preferred Dividends shall accrue whether or not there shall be (at the time such Preferred Dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends on the Redeemable Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under applicable law or any outstanding indebtedness or borrowings of the Company or any of its subsidiaries, or any other contractual provision binding on the Company or any of its subsidiaries.

(c)     No dividend shall be declared on any other series or class or classes of capital stock as to which the Redeemable Preferred Stock ranks senior or pari passu as to dividends or liquidation, including without limitation shares of Common Stock, in respect of any period, nor shall any series or class of capital stock that ranks junior or pari passu to the Redeemable Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any money to be paid into any sinking fund or otherwise set apart for the purchase of any such junior stock), unless there shall have been or contemporaneously are declared and paid on all shares of the Redeemable Preferred Stock at the time outstanding all (whether or not earned or declared) accrued and unpaid Preferred Dividends through the most recent payment date; provided, however, that this restriction shall not apply to the repurchase, redemption or exchange by the Company of (i) shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the right or option to repurchase such shares upon the occurrence of certain events or otherwise, (ii) shares of Series 2 Redeemable Preferred Stock pursuant to the terms of this Certificate of Incorporation, or terms superior to those contained within this Certificate of Incorporation for the Series 2 Redeemable Preferred Stock, or (iii) shares of Common Stock for exchanged interests pursuant to this Certificate of Incorporation.

(d)     At or prior to such time as Preferred Dividends are due and payable and prior to the issuance of any RPS Exchange Notice, as defined below, a holder of Redeemable Preferred Stock may elect to convert all or any portion of such holder’s accrued but unpaid Preferred Dividends into Redeemable Preferred Stock, with each share having a value equal to the Stated Value, subject to the adjustments contemplated in Section 2 above. In order to exercise such option, a holder of Redeemable Preferred Stock must deliver written notice to the Company before such Preferred Dividends are paid; provided, however, that once a written notice has been so delivered by a holder, such holder may not change such election during the remainder of the calendar year in which such election shall have been made.

5.      Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs (a “Liquidation Event”), before any distribution or payment shall be made to holders of the Common Stock or any other class or series of capital stock ranking junior to the Redeemable Preferred Stock, the holders of shares of Redeemable Preferred Stock shall be entitled to be paid out of the Company’s assets legally available for distribution to the Company’s stockholders, after payment or provision for the Company’s debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the shares of Redeemable Preferred Stock will have no right or claim to any of the Company’s remaining assets. The Company’s consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into the Company, the sale or transfer of any or all of the Company’s assets or business, or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company’s affairs.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of the Company’s capital stock, or otherwise, is permitted under Delaware law, amounts that would be needed, if the Company were to be dissolved at the time of any such distribution, to satisfy the preferential rights of the holders of Redeemable Preferred Stock shall not be added to the Company’s total liabilities.

6.      Voting. Except as otherwise set forth herein or as required by law, holders of the Redeemable Preferred Stock shall not be entitled to vote on any matter on account of their Redeemable Preferred Stock. Unless the DGCL requires otherwise, in the event the DGCL requires the vote of the holders of Redeemable Preferred Stock, voting as a separate class, to authorize an action of the Company, the affirmative vote of holders of a majority of the shares of Redeemable Preferred Stock then outstanding shall constitute the approval of such action by the class.

7.      Certain Notices. The Company will provide the holders of Redeemable Preferred Stock with prior written notice of any meeting of the stockholders of the Company, and written notice of any action taken by the stockholders of the Company without a meeting. The Company will also provide the holders of Redeemable Preferred Stock with at least 20 days’ written notice prior to the consummation of a Liquidation Event.

8.      Protective Provisions. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of holders of at least a majority of the then-outstanding shares of Redeemable Preferred Stock, voting together as a single class, given in writing or by vote at a meeting, shall be required for the Company to:

(a)     amend, modify, add, repeal or waive any provision of this Annex I or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Redeemable Preferred Stock (other than an amendment solely for the purpose of increasing the number of shares of Redeemable Preferred Stock designated for issuance hereunder); provided, that the foregoing shall not require any vote of or consent from the holders of the Redeemable Preferred Stock for any exchange transaction effected in accordance with the terms of this Certificate of Incorporation;

(b)    authorize, create or issue shares of any class of stock having rights, preferences or privileges upon a liquidation of the Company that are superior to the Redeemable Preferred Stock; or

(c)     amend the Certificate of Incorporation of the Company in a manner that adversely and materially affects the rights of the Redeemable Preferred Stock.

9.      Redemption and Repurchase; Exchange.

(a)     Redemption at the Option of a Holder.

(i)     Upon receipt of a written notice from a Holder requesting that the Company redeem all or any portion of such Holder’s share(s) (the “Holder Redemption Notice”), the Company may redeem the applicable Redeemable Preferred Stock for the Redemption Price, as defined in Section 9(b)(i), subject, however, to the applicable redemption fee specified below:

(A)    if the Holder Redemption Notice is given prior to the first anniversary of the issuance of such Redeemable Preferred Stock, then a 12% redemption fee shall apply;

(B)    if the Holder Redemption Notice is given on or after the first anniversary of the issuance of such Redeemable Preferred Stock, but prior to the second anniversary of the issuance of such Redeemable Preferred Stock, then a 10% redemption fee shall apply;

(C)    if the Holder Redemption Notice is given on or after the second anniversary of the issuance of such Redeemable Preferred Stock, but prior to the third anniversary of the issuance of such Redeemable Preferred Stock, then an 8% redemption fee shall apply; and

(D)    if the Holder Redemption Notice is given on or after the third anniversary of the issuance of such Redeemable Preferred Stock, then no redemption fee shall apply.

(ii)    After the Company’s receipt of the Holder Redemption Notice, the Company shall provide written notice to such requesting holder specifying whether all or a portion of the Redeemable Preferred Stock sought to be redeemed pursuant to the Holder Redemption Notice will be repurchased by the Company (the “Company Redemption Response”). If all or any portion of such Redeemable Preferred Stock is to be repurchased by the Company, the Company’s written notice shall specify the date on which such repurchase and redemption shall occur, which date shall be no more than 60 days after the giving of the Holder Redemption Notice (such date, the “Redemption Date”), and shall include the stock power, if required, described in paragraph (iv) below. On the Redemption Date and in accordance with this Section 9(a), the Company will, to the extent that it has sufficient funds to consummate a redemption, as determined by the Company in its discretion, and to the extent that it may then lawfully do so under the DGCL on the Redemption Date and such payment is further permitted under this Certificate of Incorporation and any then-existing borrowing agreements to which it or its subsidiaries are bound, in connection with the delivery by such holder of the applicable items described in paragraph (iv) below, redeem the shares specified in the Company Redemption Response by paying in cash, via wire transfer of immediately available funds to an account designated in writing by the holder of such shares, an amount per share equal to the applicable Redemption Price.

(iii)   On or before a Redemption Date, a holder of shares of Redeemable Preferred Stock to be redeemed shall surrender to the Company the certificate(s), if any, representing the shares, duly endorsed, in the manner and at the place designated in the Company Redemption Response. In the event such shares are uncertificated, such holder shall deliver to the Company a stock power, duly executed and in the form provided by the Company together with the Company Redemption Response. In the event that less than all of the shares of Redeemable Preferred Stock represented by a certificate are redeemed, the Company shall cause to be issued and delivered to the holder a new certificate representing the unredeemed shares of Redeemable Preferred Stock.

(iv)   From and after the Redemption Date designated in the Company Redemption Response, (A) the shares identified in the Company Redemption Response shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue as of the Redemption Date, and (C) all rights of a holder of shares of Redeemable Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor; provided, however, that the shares to be redeemed shall remain issued and outstanding, and all rights of a holder of shares of Redeemable Preferred Stock to be redeemed shall continue, in the event that a holder shall have delivered the required items under paragraph (iv) above as of the Redemption Date but the Company shall not have discharged its obligation to pay the Redemption Price.

(v)    If the Company (A) is unable by virtue of applicable law or provisions in this Certificate of Incorporation to redeem shares of Redeemable Preferred Stock in connection with a Holder Redemption Notice, or (B) cannot redeem shares of Redeemable Preferred Stock in connection with a Holder Redemption Notice without constituting a default under any of the borrowing agreements to which the Company or any of its subsidiaries are a party or otherwise bound, then such redemption obligation shall be discharged promptly after the Company shall have become able to discharge such redemption obligation under applicable law and without causing or constituting a default under any of such borrowing agreements, with all such deferred redemption obligations being satisfied on a prorated basis and regardless of the order in which Holder Redemption Notices shall have been received by the Company. If and so long as the redemption obligation with respect to shares of Redeemable Preferred Stock shall not be fully discharged, the Company shall not declare or make any dividend or other distribution on any junior class or series of capital stock or, directly or indirectly, redeem, purchase or otherwise acquire for any consideration any shares of a junior class or series of capital stock or discharge any optional redemption, sinking-fund or other similar obligation in respect of any such junior class or series of capital stock; provided, however, that this restriction shall not apply to the repurchase by the Company of (i) shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the right or option to repurchase such shares upon the occurrence of certain events or otherwise, (ii) shares of Series 2 Redeemable Preferred Stock pursuant to the terms of this Certificate of Incorporation, or terms superior to those contained within this Certificate of Incorporation for Series 2 Redeemable Preferred Stock, or (iii) shares of Common Stock for exchanged interests pursuant to this Certificate of Incorporation.

(b)    Redemption at the Option of Company.

(i)     After the first anniversary of the date of original issuance of any shares of Redeemable Preferred Stock, the Company shall have the right (but not the obligation) to redeem such shares at a price per share equal to 100% of the Stated Value, plus an amount equal to all Preferred Dividends (whether or not declared) accrued and unpaid thereon up to but not including the redemption date (the “Redemption Price”). In the event the Company exercises this redemption right, the Company shall deliver written notice to each holder of Redeemable Preferred Stock that all or part of the Redeemable Preferred Stock will be redeemed (the “Company Redemption Notice”) on a date that is no earlier than 20 and no later than 60 days after the date of the Company Redemption Notice (such date, the “Company Redemption Date”). On the Company Redemption Date and in accordance with this Section 9(b), the Company will, at its option, to the extent it may then lawfully do so under the DGCL (and for so long as (i) a redemption is permitted under the Certificate of Incorporation, and (ii) such redemption does not constitute a default under any of the borrowing agreements to which the Company or any of its subsidiaries are a party or otherwise bound), redeem the shares specified in the Company Redemption Notice by paying in cash, via wire transfer of immediately available funds to an account designated in writing by the holder, an amount per share equal to the Redemption Price. If the Company elects to redeem less than all of the Redeemable Preferred Stock, it shall do so ratably among all holders of Redeemable Preferred Stock to the extent their shares shall have been issued and outstanding for at least one year as of the date of the Company Redemption Notice.

(ii)    On or before the Company Redemption Date, each holder of shares of Redeemable Preferred Stock whose shares are being redeemed under this Section 9(b) shall surrender the certificate(s) representing such shares to the Company, if any, duly endorsed, in the manner and at the place designated in the Company Redemption Notice. In the event such shares of Redeemable Preferred Stock are uncertificated, such holder shall deliver to the Company a stock power, duly executed and in the form to be provided by the Company together with the Company Redemption Notice.

(iii)   From and after the Company Redemption Date, (A) the shares identified in the Company Redemption Notice shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue as of the Company Redemption Date, and (C) all rights of a holder of shares of Redeemable Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor; provided, however, that the shares to be redeemed shall remain issued and outstanding, and all rights of a holder of shares of Redeemable Preferred Stock to be redeemed shall continue, in the event that a holder shall have delivered the required items under paragraph (ii) above as of the Company Redemption Date but the Company shall not have discharged its obligation to pay the Redemption Price.

(c)     Repurchase in the Event of Death, Disability or Bankruptcy.

(i)     Subject to the terms of this Section 9(c), within 45 days of the death, Total Permanent Disability or Bankruptcy, as each such term is defined below, of a holder or Beneficial Holder, as defined below, of Redeemable Preferred Stock (a “Holder Repurchase Event”), the estate of such holder or Beneficial Holder (in the event of death) or such holder or Beneficial Holder or his or her legal representative (in the event of Total Permanent Disability or Bankruptcy) may request the Company to repurchase, in whole but not in part, without penalty, the Redeemable Preferred Stock held by such holder (including Redeemable Preferred Stock of the holder held in his or her individual retirement accounts) or Beneficial Holder by delivering to the Company a written request for repurchase (the “Repurchase Request”). Any such Repurchase Request shall set forth the particular Holder Repurchase Event giving rise to the right of the holder or Beneficial Holder to have his or her Redeemable Preferred Stock repurchased by the Company. If Redeemable Preferred Stock is held jointly by natural persons who are legally married, then a Repurchase Request may be made by the surviving holder (or Beneficial Holder) upon the occurrence of a Holder Repurchase Event arising by virtue of a death, or may be made by the disabled or bankrupt holder or Beneficial Holder (or his or her legal representative) upon the occurrence of a Holder Repurchase Event arising by virtue of a Total Permanent Disability or Bankruptcy. In the event Redeemable Preferred Stock is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), neither of these persons shall have the right to request that the Company repurchase such Redeemable Preferred Stock unless a Holder Repurchase Event shall have occurred for all such co-holders. Other than a Beneficial Holder, a holder that is not an individual natural person does not have the right to request repurchase under this Section 9(c).

(ii)    Upon receipt of a Repurchase Request, the Company shall designate a date for the repurchase of Redeemable Preferred Stock (the “Repurchase Date”), which date shall not be later than the 60th day after the Company shall have received facts or certifications establishing, to the reasonable satisfaction of the Company, the occurrence of the Holder Repurchase Event. On the Repurchase Date, the Company shall, to the extent that it may then lawfully do so under the DGCL on the Repurchase Date and such payment is further permitted under this Certificate of Incorporation and any then-existing borrowing agreements to which it or its subsidiaries are bound, pay the holder or Beneficial Holder, or the estate of the holder or Beneficial Holder, a redemption price equal to the aggregate Stated Value of such Redeemable Preferred Stock to be repurchased, plus accrued but unpaid Preferred Dividends thereon through but not including the Repurchase Date.

(iii)   For purposes of this Section 9(c), the capitalized terms Bankruptcy, Beneficial Holder, and Total Permanent Disability shall have the meanings set forth below:

(A)    “Bankruptcy” means, with respect to a holder of Redeemable Preferred Stock who is a natural person, the (1) commencement of a voluntary bankruptcy case by that holder; (2) consent to the entry of an order for relief against such holder in an involuntary bankruptcy case; or (3) consent to the appointment of a custodian of it or for all or substantially all of its property.

(B)    “Beneficial Holder” means an individual natural person that holds a beneficial interest in Redeemable Preferred Stock through a custodian or nominee, including a broker-dealer.

(C)    “Total Permanent Disability” means, with respect to a holder of Redeemable Preferred Stock who is a natural person, a determination by a physician approved by the Company that such holder, who was gainfully employed and working on a full-time basis as of the date on which such Redeemable Preferred Stock was purchased, has been unable to work on a full-time basis for at least 24 consecutive months. In this regard, working “on a full-time basis” shall mean working at least 40 hours per week.

(d)    Exchange.

(i)     To the fullest extent permitted by law, the Company shall have the right (but not the obligation), at any time, to exchange all of the then outstanding shares of Redeemable Preferred Stock for the following consideration in respect of each such share so exchanged: (x) a number of preferred equity securities of the Company or one or more subsidiaries of the Company that are or will be as of the applicable exchange time registered with the SEC (the “RPS exchanged preferred interests” and any such issuer of such RPS exchanged interests, as applicable, the “RPS Issuer”) equal to the RPS Exchange Amount (as defined below) and (y) a cash payment equal to all Preferred Dividends (whether or not declared) accrued and unpaid on such share of Redeemable Preferred Stock up to but not including the RPS Exchange Date (the “RPS Exchange Unpaid Dividend Amount” and, together with the applicable RPS exchanged preferred interests, the “RPS Exchange Consideration”). For purposes of this Section 9(d), the “RPS Exchange Amount” shall mean RPS exchanged preferred interests with an aggregate liquidation preference equal to the Stated Value of the Redeemable Preferred Stock. Each RPS exchanged preferred interest shall have rights, powers and preferences substantially similar to the rights, powers and preferences of the Redeemable Preferred Stock set forth herein; provided, that, notwithstanding anything herein to the contrary, each RPS exchanged preferred interest: (A) need not (1) have any rights, powers or preferences of the Redeemable Preferred Stock provided under the DGCL and not set forth herein or (2) be listed on any national securities exchange and (B) shall (1) have the same liquidation preference as the Stated Value of a share of Redeemable Preferred Stock; provided, that if the RPS Exchange Consideration includes more than one RPS exchanged preferred interest, then the aggregate liquidation preference of all of such RPS exchanged preferred interests shall be the same as the Stated Value of a share of Redeemable Preferred Stock, (2) rank at the time of such exchange pari passu to the other preferred equity securities, and senior to the common equity securities, of the RPS Issuer, (3) accrue monthly cumulative dividends of not less than 7.5% per annum, subject to increase in the Board’s discretion, on the stated value of such RPS exchanged preferred interest payable when, as and if declared by the board of directors, manager, general partner or other governing body or person of the RPS Issuer in cash or in kind at the election of the RPS Issuer, (4) have no voting powers except for those substantially similar to the voting powers of the Redeemable Preferred Stock expressly set forth herein, (5) have no protective provisions beyond protective provisions substantially similar to those provided in Section 8 with respect to the Redeemable Preferred

Stock, (6) be subject to redemption on terms substantially similar to those provided under subsections (a), (b) and (c) of this Section 9, and (7) be subject to conversion into common equity securities of the RPS Issuer or a subsidiary of the RPS Issuer on terms substantially similar to those governing the conversion of the Redeemable Preferred Stock under Section 10; provided, that the conversion price shall be equal to, or less than, $12.00 per common equity security, as the same may be equitably adjusted upon stock dividends, subdivisions or combinations, by reclassification or otherwise after the issuance of such common equity securities. In the event the Company exercises this exchange right, the Company shall provide notice to each holder of Redeemable Preferred Stock that the Redeemable Preferred Stock will be exchanged (the “RPS Exchange Notice”) on a date that is no earlier than twenty (20) days after the date of the RPS Exchange Notice (such date, the “RPS Exchange Date”); provided, that in order to ensure that the RPS exchanged preferred interests are registered with the SEC or the securities issued in connection with any exchange of the Common Stock of the Company are registered with the SEC or listed on a national securities exchange, the Company may delay the RPS Exchange Date to a later date by publicly filing a document with the SEC that discloses such delay and identifies the delayed RPS Exchange Date. The RPS Exchange Notice, if sent by first-class mail, postage prepaid, to a stockholder’s address as it appears on the records of the Company, shall be conclusively presumed to have been duly given, whether or not the holder receives such RPS Exchange Notice. In any case, failure to give such notice or any defect in the notice to the holder of any share of Redeemable Preferred Stock shall not affect the validity of the proceedings for the exchange of any share of Redeemable Preferred Stock. On the RPS Exchange Date and in accordance with this Section 9(d), the Company will, at its option, to the extent it may then lawfully do so under Delaware law (and for so long as such exchange does not constitute a default under any of the borrowing agreements to which the Company or any of its subsidiaries are a party or otherwise bound), exchange the shares specified in the RPS Exchange Notice by: (x) paying in cash, via wire transfer of immediately available funds to an account designated in writing by the holder, an amount per share equal to the RPS Exchange Unpaid Dividend Amount with respect to such shares; and (y) causing the applicable RPS exchanged preferred interests in respect of each share of Redeemable Preferred Stock so exchanged to be distributed to the holder thereof (subject to the treatment of fractional interests pursuant to Section 9(d)(iv)). The Board shall have the power and authority to make all determinations regarding whether or not a characteristic of a security is “substantially similar” to that of another security and all such determinations made by the Board shall be final, conclusive and binding.

(ii)    On or before the RPS Exchange Date, each holder of shares of Redeemable Preferred Stock whose shares are being exchanged under this Section 9(d) shall (i) surrender the certificate(s) representing such shares to the Company, if any, duly endorsed, in the manner and at the place designated in the RPS Exchange Notice (or, in the event such shares of Redeemable Preferred Stock are uncertificated, such holder shall deliver to the Company a stock power, duly executed and in the form to be provided by the Company together with the RPS Exchange Notice) and (ii) designate in writing to the Company an account for payment of the RPS Exchange Unpaid Dividend Amount and any amounts to be paid pursuant to paragraph (iv) below.

(iii)   From and after the RPS Exchange Date, and irrespective of whether any holder of shares of Redeemable Preferred Stock has complied with the requirements of Section 9(d)(ii) hereof: (A) all shares of Redeemable Preferred Stock shall be cancelled on the books and records of the Company and shall cease to be outstanding, (B) the right to receive Preferred Dividends thereon shall cease to accrue as of the RPS Exchange Date, and (C) all rights of a holder of shares of Redeemable Preferred Stock to be exchanged shall cease and terminate other than the right to receive the RPS Exchange Consideration therefor; provided, however, that the shares to be exchanged shall remain issued and outstanding, and all rights of a holder of shares of Redeemable Preferred Stock to be exchanged shall continue, solely in the event that a holder shall have delivered the required items under paragraph (ii) above as of the RPS Exchange Date but the Company shall not have discharged its obligation to pay the RPS Exchange Consideration in exchange therefor.

(iv)   Notwithstanding anything herein to the contrary, neither the Company nor the RPS Issuer shall be obligated to issue fractional units or shares of RPS exchanged preferred interests in respect of any shares of Redeemable Preferred Stock so exchanged and, in lieu of any fractional units or shares of the RPS exchanged preferred interests not so issued, the Company shall pay to the holder thereof on the RPS Exchange Date, an amount in cash equal to the product of such fraction and the fair value of a share or unit of such RPS exchanged preferred interest as of the RPS Exchange Date as determined by the Board, which cash payment in respect of any exchanged shares of Redeemable Preferred Stock shall be deemed part of the “RPS Exchange Consideration” for all purposes hereunder.

10.    Conversion.

(a)     Conversions at Option of Holder. Holders of Redeemable Preferred Stock have the option to convert their Redeemable Preferred Stock, plus accrued but unpaid Preferred Dividends thereon, at any time and from time to time and prior to the issuance of any RPS Exchange Notice, into that number of shares of Common Stock determined by dividing the Stated Value of such shares of Redeemable Preferred Stock (plus accrued but unpaid Preferred Dividends thereon, if being converted) by the Conversion Price, as defined below; provided, however, that the maximum amount of Redeemable Preferred Stock, together with accrued but unpaid Preferred Dividends thereon, that any holder may convert shall not exceed 15% of the Stated Value of Redeemable Preferred Stock originally purchased by such holder from the Company and still held by such holder (excluding, for this purpose, shares of Redeemable Preferred Stock issued to the holder in satisfaction of Preferred Dividends); and provided, further, that upon the giving of a Company Redemption Notice, the right to convert shares of Redeemable Preferred Stock subject to redemption shall be suspended through the Company Redemption Date. Holders of Redeemable Preferred Stock shall effect conversions by delivering to the Company a conversion notice in the form provided by the Company (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Redeemable Preferred Stock to be converted (and whether any accrued but unpaid dividends thereon are being converted), and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Notice of Conversion is delivered to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, then the Conversion Date shall be the date that such Notice of Conversion is deemed given hereunder.

(b)    Conversion Price. The conversion price for the Redeemable Preferred Stock shall be the volume-weighted average price of the Company’s Common Stock for the 20 trading days immediately prior to the date of conversion of such Redeemable Preferred Stock (the “Conversion Price”), subject, however, to a minimum Conversion Price of $15, as the same may be equitably adjusted upon stock dividends, subdivisions or combinations, by reclassification or otherwise.

(c)     Mechanics of Conversion.

(i)     Not later than five business days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting holder of Redeemable Preferred Stock a certificate representing the Conversion Shares or shall deliver any Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions. “Conversion Shares” means, collectively, the shares of Common Stock issued and issuable upon conversion of the shares of Redeemable Preferred Stock in accordance with the terms hereof.

(ii)    Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable holder of Redeemable Preferred Stock by the Share Delivery Date, such holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice, in which event such holder shall promptly return to the Company the Common Stock certificates, if any, issued to such holder pursuant to the rescinded Conversion Notice.

(iii)   Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Redeemable Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights, that number of shares of the Common

Stock as shall be issuable upon the conversion of all then-outstanding shares of Redeemable Preferred Stock eligible for conversion hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(iv)   Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Redeemable Preferred Stock. As to any fraction of a share which the holder of Redeemable Preferred Stock would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(v)    Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of the Redeemable Preferred Stock shall be made without charge to any holder of Redeemable Preferred Stock for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holders of such shares of Redeemable Preferred Stock and the Company shall not be required to issue or deliver such certificates unless or until the holder requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all transfer agent fees required for processing of any Notice of Conversion.

11.    No Sinking Fund. The Company shall not be required to establish any sinking or retirement fund with respect to the shares of Redeemable Preferred Stock.

12.    Fractional Shares. Redeemable Preferred Stock may be issued in fractional shares.

13.    Loss, Theft or Destruction. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of shares of Redeemable Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of any certificate representing such Redeemable Preferred Stock, the Company cause to be made, issued and delivered, in lieu of such lost, stolen, destroyed or mutilated shares of Redeemable Preferred Stock, new shares of Redeemable Preferred Stock of like tenor.

14.    Who Deemed Absolute Owner. The Company may deem the holder in whose name the Redeemable Preferred Stock shall be registered upon the books and records of the Company to be, and may treat it as, the absolute owner of the Redeemable Preferred Stock for the purpose of making payment of Preferred Dividends, for the payment or issuance of the Redemption Price or the RPS Exchange Consideration, and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability of the Company in respect of the Redeemable Preferred Stock to the extent of the sum or sums so paid.

15.    Notices. Unless otherwise provided herein, all notices or other communications or deliveries to be provided shall be given in writing and delivered (a) in person (b) by overnight courier, or (c) mailed by first-class mail (registered or certified, return-receipt requested), facsimile or email, to the other’s address:

If to the Company:	GWG Holdings, Inc. 325 North St. Paul Street, Suite 2650 Dallas, TX 75201Attention: General Counsel Facsimile:(651) 925-0555
If to a holder of Redeemable Preferred Stock:	such address as is shown on the books and records of the Company or such other more recent address as a holder of Redeemable Preferred Stock shall have provided in writing to the Company.

Notice shall be treated as given when personally received or, if sent as provided above, the effective date of the notice shall, as applicable, be the date of delivery if delivered in person, the date of the written receipt received upon delivery if delivered via overnight courier, three days after date the notice is sent if mailed by first-class mail (registered or return-receipt requested), the date on which transmitted by confirmed facsimile, or the day after the date on which transmitted via an email address of record (without receipt of any failure notice).

15.    Reacquired Shares. If any Redeemable Preferred Stock is exchanged, redeemed, purchased or otherwise acquired by the Company in any manner, such shares shall be returned to the number of authorized but unissued shares of Redeemable Preferred Stock.

16.    Severability. If any provision of this Annex I, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, then (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Annex I and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

* * * * * * *

Annex II

SERIES 2 REDEEMABLE PREFERRED STOCK

1.      Designation and Amount. The shares of such series shall be designated as “Series 2 Redeemable Preferred Stock,” and the number of shares constituting the Series 2 Redeemable Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board adopted and filed pursuant to the DGCL, Section 151(g), or any successor provision; provided, however, that no decrease shall reduce the number of authorized shares of Series 2 Redeemable Preferred Stock to a number less than the number of such shares then outstanding plus the number of shares reserved for issuance upon the exercise of any then-outstanding options, warrants, convertible or exchangeable securities or other rights for the purchase of shares of Series 2 Redeemable Preferred Stock, if any.

2.      Stated Value.

(a)     Each share of Series 2 Redeemable Preferred Stock shall have a stated value equal to $1,000 (the “Stated Value”). If at any time after the initial issuance of any shares of Series 2 Redeemable Preferred Stock, the Company effects (i) a stock dividend payable in shares of Series 2 Redeemable Preferred Stock, (ii) a subdivision of the outstanding Series 2 Redeemable Preferred Stock into a greater number of shares of Series 2 Redeemable Preferred Stock, or (iii) a combination of the outstanding shares of Series 2 Redeemable Preferred Stock, by reclassification or otherwise, into a lesser number of shares of Series 2 Redeemable Preferred Stock, then, in any such case, the Stated Value in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b)    Upon any adjustment of the Stated Value of the Series 2 Redeemable Preferred Stock, then and in each such case the Company shall give written notice thereof to the registered holders of the Series 2 Redeemable Preferred Stock (“Holders”), which notice shall state the new stated value resulting from such adjustment and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.      Ranking. As to the payment of dividends and the distribution of assets of the Company upon its liquidation, dissolution or winding up, the Series 2 Redeemable Preferred Stock shall rank as follows: (a) senior to the Common Stock and Class A Common Stock; (b) pari passu with the Company’s Redeemable Preferred Stock; and (c) senior to or pari passu with all other classes and series of the Company’s preferred stock.

4.      Dividends in Cash or in Kind.

(a)     Holders shall be entitled to receive for each share of Series 2 Redeemable Preferred Stock, and the Company shall pay, subject to the provisions of the DGCL and legally available funds therefor, preferential cumulative dividends at the per annum rate of 7.0% on the Stated Value, payable in arrears in monthly installments on the 15th day of the next following month (or if such date is not a business day, then the next following business day), when and as declared by the Board (the “Preferred Dividends”), (i) in cash out of legally available funds, or (ii) at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Series 2 Redeemable Preferred Stock. Preferred Dividends on shares of Series 2 Redeemable Preferred Stock shall also be payable upon any Redemption Date, as defined below, on the RPS2 Exchange Date, as defined below, and upon the final distribution date relating to a Liquidation Event, as defined below.

(b)    Preferred Dividends shall cease to accrue on shares of Series 2 Redeemable Preferred Stock on the day immediately prior to any Redemption Date, as defined in Section 9(a) below, and on the final distribution date relating to a Liquidation Event.

(c)     Regular dividends shall be payable to the Holders, in accordance with the DGCL, as of each regular record date that is the final business day of a calendar month that is also a day on which the Company’s common stock trades or is eligible for trading on the primary market for such stock. Notwithstanding the foregoing, Holders as of a regular record date must have held their Series 2 Redeemable Preferred Stock for more than two business days (each of which must also have been a trading day on which the Company’s common stock traded or was eligible for trading on the primary market for such stock) in order to be eligible to receive a dividend payment on the next payment date. If the Company’s common stock no longer trades or is eligible for trading on a trading market, then the requirement in the prior two sentences that a business day shall be a “trading day” shall not apply. In the case of payment by the Company of dividends in the form of shares of Series 2 Redeemable Preferred Stock, such stock shall be valued at the Stated Value.

(d)    Preferred Dividends shall be calculated on the basis of a calendar year consisting of twelve 30-day months (or 360 days), and shall begin to accrue on outstanding shares of Series 2 Redeemable Preferred Stock from the date of each share’s original issuance until paid, whether or not declared. Preferred Dividends shall accrue whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends at the time such Preferred Dividends become payable or at any other time. Preferred Dividends shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under applicable law or any outstanding indebtedness or borrowings of the Company or any of its subsidiaries, or any other contractual provision binding on the Company or any of its subsidiaries.

(e)     No dividend shall be declared on any other series or class or classes of capital stock to which the Series 2 Redeemable Preferred Stock ranks senior or pari passu as to dividends or liquidation, including without limitation shares of Common Stock, in respect of any period, nor shall any series or class of capital stock that ranks junior or pari passu to the Series 2 Redeemable Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any money to be paid into any sinking fund or otherwise set apart for the purchase of any such junior stock), unless all accrued and unpaid Preferred Dividends through the most recent payment date have been or contemporaneously are declared and paid on all then-outstanding shares of the Series 2 Redeemable Preferred Stock; provided, however, that this restriction shall not apply to the repurchase, redemption or exchange by the Company of (i) shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the right or option to repurchase such shares upon the occurrence of certain events or otherwise, (ii) shares of Redeemable Preferred Stock pursuant to the terms of this Certificate of Incorporation, or terms superior to those contained within this Certificate of Incorporation for the Redeemable Preferred Stock, or (iii) shares of Common Stock for exchanged interests pursuant to this Certificate of Incorporation.

5.      Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs (a “Liquidation Event”), before any distribution or payment shall be made to holders of the Common Stock or any other class or series of capital stock ranking junior to the Series 2 Redeemable Preferred Stock, the holders of shares of Series 2 Redeemable Preferred Stock shall be entitled to be paid out of the Company’s assets legally available for distribution to the Company’s stockholders, after payment or provision for the Company’s debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the shares of Series 2 Redeemable Preferred Stock will have no right or claim to any of the Company’s remaining assets. The Company’s consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into the Company, the sale or transfer of any or all of the Company’s assets or business, or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company’s affairs.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of the Company’s capital stock, or otherwise, is permitted under Delaware law, amounts that would be needed, if the Company were to be dissolved at the time of any such distribution, to satisfy the preferential rights of the holders of Series 2 Redeemable Preferred Stock shall not be added to the Company’s total liabilities.

6.      Voting. Except as otherwise set forth herein or as required by law, Holders shall not be entitled to vote on any matter on account of their Series 2 Redeemable Preferred Stock. If the DGCL requires the vote of the Holders, voting as a separate class, to authorize an action of the Company, then the affirmative vote of the Holders of a majority of then-outstanding shares of Series 2 Redeemable Preferred Stock shall constitute the approval of such action by the class, unless the DGCL requires a different threshold, in which case such different threshold shall apply.

7.      Certain Notices. The Company will provide the Holders with prior written notice of any meeting of the stockholders of the Company, and written notice of any action taken by the stockholders of the Company without a meeting. The Company will also provide the Holders with at least 20 days’ written notice prior to the consummation of a Liquidation Event.

8.      Protective Provisions. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of Holders of a majority of then-outstanding shares of Series 2 Redeemable Preferred Stock, voting together as a single class, given in writing or by a vote at a meeting, shall be required for the Company to:

(a)     amend or waive any provision of this Annex II or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series 2 Redeemable Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series 2 Redeemable Preferred Stock designated for issuance hereunder, as contemplated in Section 1 above); provided, that the foregoing shall not require any vote of or consent from the holders of the Series 2 Redeemable Preferred Stock for any exchange transaction effected in accordance with the terms of this Certificate of Incorporation;

(b)    authorize, create or issue shares of any class of stock having rights, preferences or privileges upon a liquidation of the Company that are superior to the Series 2 Redeemable Preferred Stock; or

(c)     amend the Certificate of Incorporation of the Company in a manner that adversely and materially affects the rights of the Series 2 Redeemable Preferred Stock.

9.      Redemption and Repurchase; Exchange.

(a)     Redemption Request by a Holder.

(i)     Upon receipt of a written notice from a Holder requesting that the Company redeem all or any portion of such Holder’s share(s) (the “Holder Redemption Notice”), the Company may choose to (but shall not be obligated to) redeem the applicable Series 2 Redeemable Preferred Stock for the Redemption Price, as defined in Section 9(b)(i), subject, however, to the applicable redemption fee specified below:

(A)    if the Holder Redemption Notice is given prior to or on the first anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 12% redemption fee shall apply;

(B)    if the Holder Redemption Notice is given after the first anniversary of the issuance of such Series 2 Redeemable Preferred Stock and prior to or on the second anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 10% redemption fee shall apply;

(C)    if the Holder Redemption Notice is given after the second anniversary of the issuance of such Series 2 Redeemable Preferred Stock and prior to or on the third anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 8% redemption fee shall apply; and

(D)    if the Holder Redemption Notice is given after the third anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then no redemption fee shall apply.

(ii)    Within 30 days after the Company’s receipt of the Holder Redemption Notice, the Company shall provide written notice to such requesting Holder specifying whether all or a portion of the Series 2 Redeemable Preferred Stock sought to be redeemed pursuant to the Holder Redemption Notice will be repurchased by the Company (which the Company shall determine in its discretion) (the “Company Redemption Response”). If all or any portion of such Series 2 Redeemable Preferred Stock is to be repurchased by the Company, then the Company Redemption Response shall specify the date on which such repurchase and redemption shall occur (the “Redemption Date”), which date shall be no more than 60 days after the giving of the Holder Redemption Notice, and the Company Redemption Response shall include the stock power, if required, described in paragraph (iv) below.

(iii)   On any Redemption Date and in accordance with this Section 9(a), the Company will, to the extent that it has sufficient funds to consummate a redemption, as determined by the Company in its discretion, and to the extent that it may then lawfully do so under the DGCL and such payment is further permitted under the Company’s Certificate of Incorporation (including all related certificates of designation), and any borrowing agreements to which it or its subsidiaries are bound (the “Borrowing Agreements”), in connection with the delivery by such Holder of the applicable items described in paragraph (iv) below, redeem the shares specified in the Company Redemption Response by paying in cash, via wire transfer of immediately available funds to an account designated in writing by the Holder, an amount per share equal to the applicable Redemption Price.

(iv)   On or before a Redemption Date, the applicable Holder shall deliver to the Company a stock power duly executed (in the form provided by the Company together with the Company Redemption Response).

(v)    From and after the Redemption Date, (A) the shares identified in the Company Redemption Response shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of the Holder of the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor (which right shall be contingent upon the Holder delivering the stock power required under paragraph (iv) above); provided, however, that if as of the close of business on the Redemption Date the Company has not paid the Redemption Price with respect to such Holder (other than any case in which the Redemption Price has not been paid due to a failure by the Holder to deliver the stock power required under paragraph (iv) above), then the shares to be redeemed shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

(vi)   If, on any Redemption Date, the Company (A) is unable, by virtue of applicable law or provisions in this Certificate of Incorporation (including all related certificates of designation), to redeem shares of Series 2 Redeemable Preferred Stock, or (B) cannot redeem shares of Series 2 Redeemable Preferred Stock without constituting a default under any Borrowing Agreements, then such redemption obligation shall be discharged promptly after the Company becomes able to discharge such redemption obligation under applicable law and without causing or constituting a default under Borrowing Agreements, with all such deferred redemption obligations being satisfied on a prorated basis and regardless of the order in which any Holder Redemption Notices shall have been received by the Company. If and so long as the redemption obligation with respect to shares of Series 2 Redeemable Preferred Stock has not been fully discharged, the Company shall not declare or make any dividend or other distribution on any junior class or series of capital stock or directly or indirectly redeem, purchase or otherwise acquire for any consideration any shares of a junior class or series of capital stock or discharge any optional redemption, sinking fund or other similar obligation in respect of any such junior class or series of capital stock; provided, however, that this restriction shall not apply to the repurchase by the Company of shares of (x) Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the right or option to repurchase such shares upon the occurrence of certain events or otherwise, (y) Redeemable Preferred Stock pursuant to the terms of this Certificate of Incorporation, or terms superior to those contained within this Certificate of Incorporation for Redeemable Preferred Stock, or (z) Common Stock for exchanged interests pursuant to this Certificate of Incorporation.

(b)    Redemption at the Option of the Company.

(i)     The Company shall have the right (but not the obligation) to redeem shares of Series 2 Redeemable Preferred Stock at a price per share equal to the Stated Value plus an amount equal to all accrued and unpaid Preferred Dividends thereon (whether or not declared), up to but not including the Company Redemption Date, as defined below (such amount, the “Redemption Price”); provided, however, that if the Company redeems any shares of Series 2 Redeemable Preferred Stock prior to the one-year anniversary of their issuance, then the Redemption Price shall include a premium equal to the amount by which the Redemption Price (calculated as above) is less than 107% of the Stated Value of those shares. To exercise this redemption right, the Company shall deliver written notice to each Holder that all or part of the Series 2 Redeemable Preferred Stock will be redeemed (the “Company Redemption Notice”) on a date that is no earlier than 20 and no later than 60 days after the date of the Company Redemption Notice (such date, the “Company Redemption Date”); provided, however, that if the Company elects to redeem less than all of the Series 2 Redeemable Preferred Stock, it shall do so ratably among all Holders.

(ii)    On the Company Redemption Date and in accordance with this Section 9(b), the Company will, at its option (to the extent it may then lawfully do so under the DGCL, and for so long as (A) a redemption is permitted under this Certificate of Incorporation, and (B) such redemption does not constitute a default under any Borrowing Agreements), redeem the shares specified in the Company Redemption Notice by paying in cash, via wire transfer of immediately available funds to the respective accounts designated in writing by the applicable Holders, an amount per share equal to the Redemption Price.

(iii)   On or before the Company Redemption Date, each Holder whose shares are being redeemed under this Section 9(b) shall deliver to the Company a stock power, duly executed (in the form provided by the Company together with the Company Redemption Notice).

(iv)   From and after the Company Redemption Date, (A) the shares identified in the Company Redemption Notice shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of Holders with respect to the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price with respect to such shares (which right shall be contingent upon the Holder delivering the stock power required under paragraph (iii) above); provided, however, that if as of the close of business on the Redemption Date the Company has not paid the Redemption Price with respect to such Holder (other than any case in which the Redemption Price has not been paid due to a failure by the Holder to deliver the stock power required under paragraph (iii) above), then the shares to be redeemed shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

(c)     Repurchase in the Event of Death, Disability or Bankruptcy.

(i)     Subject to the terms of this Section 9(c), within 45 days of the death, Total Permanent Disability or Bankruptcy, as each such term is defined in paragraph (iv) below, of a Holder or Beneficial Holder, as defined below (a “Holder Repurchase Event”), the estate of such Holder or Beneficial Holder (in the event of death) or such Holder or Beneficial Holder or his or her legal representative (in the event of Total Permanent Disability or Bankruptcy) may request that the Company repurchase, in whole but not in part, without penalty, the Series 2 Redeemable Preferred Stock held by such Holder (including Series 2 Redeemable Preferred Stock of the Holder held in his or her individual retirement accounts) or Beneficial Holder by delivering to the Company a written request for repurchase (a “Repurchase Request”). Any such Repurchase Request shall identify the applicable Holder Repurchase Event. If Series 2 Redeemable Preferred Stock is held jointly by natural persons who are legally married, then a Repurchase Request may be made by (A) the surviving Holder (or Beneficial Holder) upon the occurrence of a Holder Repurchase Event arising by virtue of a death, or (B) the disabled or bankrupt Holder or Beneficial Holder (or his or her legal representative) upon the occurrence of a Holder Repurchase Event arising by virtue of a Total Permanent Disability or Bankruptcy. If Series 2 Redeemable Preferred Stock is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), then none of such co-Holders shall have the right to make a Repurchase Request unless a Holder Repurchase Event has occurred for each such co-Holder. A Holder that is not an individual natural person does not have the right to make a Repurchase Request.

(ii)    Upon receipt of a Repurchase Request, the Company shall designate a date for the repurchase of Series 2 Redeemable Preferred Stock (the “Repurchase Date”), which date shall not be later than the 60th day after the Company is provided with facts or certifications establishing, to the reasonable satisfaction of the Company, the occurrence of the Holder Repurchase Event. On the Repurchase Date, the Company shall, to the extent that it may then lawfully do so under the DGCL and such payment is further permitted under this Certificate of Incorporation and any Borrowing Agreements, pay the Holder or Beneficial Holder, or the estate of the Holder or Beneficial Holder, an amount per share equal to the Stated Value plus all accrued and unpaid Preferred Dividends thereon (whether or not declared), up to but not including the Repurchase Date (the “Repurchase Price”).

(iii)   From and after the Repurchase Date, (A) the shares being repurchased pursuant to the Repurchase Request shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of the Holder with respect to the shares being repurchased shall cease and terminate, excepting only the right to receive the Repurchase Price with respect to such shares (which right shall be contingent upon the Holder delivering a stock power relating to the shares to be repurchased); provided, however, that if as of the close of business on the Repurchase Date the Company has not paid the Repurchase Price (other than any case in which the Repurchase Price has not been paid due to a failure by the Holder to deliver a required stock power), then the shares to be repurchased shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

(iv)   For purposes of this Section 9(c):

(A)    “Bankruptcy” means, with respect to a Beneficial Holder or Holder who is an individual natural person, the (1) commencement of a voluntary bankruptcy case by that Beneficial Holder or Holder; (2) consent to the entry of an order for relief against such Beneficial Holder or Holder in an involuntary bankruptcy case; or (3) consent to the appointment of a custodian of such Beneficial Holder or Holder or for all or substantially all of such person’s property;

(B)    “Beneficial Holder” means an individual natural person that holds a beneficial interest in Series 2 Redeemable Preferred Stock through a custodian or nominee, including a broker-dealer; and

(C)    “Total Permanent Disability” means, with respect to a Beneficial Holder or Holder who is an individual natural person, a determination by a physician approved by the Company that such person, who was gainfully employed and working at least 40 hours per week as of the date on which Series 2 Redeemable Preferred Stock was purchased, has been unable to work 40 or more hours per week for at least 24 consecutive months.

(d)    Exchange.

(i)     To the fullest extent permitted by law, the Company shall have the right (but not the obligation), at any time, to exchange all of the then outstanding shares of Series 2 Redeemable Preferred Stock for the following consideration in respect of each such share so exchanged: (x) a number of preferred equity securities of the Company or one or more subsidiaries of the Company that are or will be as of the applicable exchange time registered with the SEC (the “RPS2 exchanged preferred interests” and any such issuer of such RPS2 exchanged interests, as applicable, the “RPS2 Issuer”) equal to the RPS2 Exchange Amount (as defined below) and (y) a cash payment equal to all Preferred Dividends (whether or not declared) accrued and unpaid on such share of Series 2 Redeemable Preferred Stock up to but not including the RPS2 Exchange Date (the “RPS2 Exchange Unpaid Dividend Amount” and, together with the applicable RPS2 exchanged preferred interests, the “RPS2 Exchange Consideration”). For purposes of this Section 9(d), the “RPS2 Exchange Amount” shall mean RPS2 exchanged preferred interests with an aggregate liquidation preference equal to the Stated Value of the Series 2 Redeemable Preferred Stock. Each RPS2 exchanged preferred interest shall have rights, powers and preferences substantially similar to the rights, powers and preferences of the Series 2 Redeemable Preferred Stock set forth herein; provided, that, notwithstanding anything herein to the contrary, each RPS2 exchanged preferred interest: (A) need not (1) have any rights, powers or preferences of the Series 2 Redeemable Preferred Stock provided under the DGCL and not set forth herein or (2) be listed on any national securities exchange and (B) shall (1) have the same liquidation preference as the Stated Value of a share of Series 2 Redeemable Preferred Stock; provided, that if the RPS2 Exchange Consideration includes more than one RPS2 exchanged preferred interest, then the aggregate liquidation preference of all of such RPS2 exchanged preferred interests shall be the same as the Stated Value of a share of Series 2 Redeemable Preferred Stock, (2) rank at the time of such exchange pari passu to the other preferred equity securities, and senior to the common equity securities, of the RPS2 Issuer, (3) accrue monthly cumulative dividends of not less than 7.5% per annum, subject to increase in the Board’s discretion, on the stated value of such RPS2 exchanged preferred interests payable when, as and if declared by the board of directors, manager, general partner or other governing body or person of the RPS2 Issuer in cash or in kind at the election of the RPS2 Issuer, (4) have no voting powers except for those substantially similar to the voting powers of the Series 2 Redeemable Preferred Stock expressly set forth herein, (5) have no protective provisions beyond protective provisions substantially similar to those provided in Section 8 with respect to the Series 2 Redeemable Preferred Stock, (6) be subject to redemption on terms substantially similar to those provided under subsections (a), (b) and (c) of this Section 9, and (7) be subject to conversion into common equity securities of the RPS2 Issuer or a subsidiary of the RPS2 Issuer on terms substantially similar to those governing the conversion of the Series 2 Redeemable Preferred Stock under Section 10; provided, that the conversion price shall be equal to, or less than, $12.00 per common equity security, as the same may be equitably adjusted upon stock dividends, subdivisions or combinations, by reclassification or otherwise after the issuance of such common equity securities. In the event the Company exercises this exchange right, the Company shall provide notice to each holder of Series 2 Redeemable Preferred Stock that the Series 2 Redeemable Preferred Stock will be exchanged (the “RPS2 Exchange Notice”) on a date that is no earlier than twenty (20) days after the date of the RPS2 Exchange Notice (such date, the “RPS2 Exchange Date”); provided, that in order to ensure that the RPS2 exchanged preferred interests are registered with the SEC or the securities issued in connection with any exchange of the Common Stock of the Company are registered with the SEC or listed on a national securities exchange, the Company may delay the RPS2 Exchange Date to a later date by publicly filing a document with the SEC that discloses such delay and identifies the delayed RPS2 Exchange Date. The RPS2 Exchange Notice, if sent by first-class mail, postage prepaid, to a stockholder’s address as it appears on the records of the Company, shall be conclusively presumed to have been duly given, whether or not the holder receives such RPS2 Exchange Notice. In any case, failure to give such notice or any defect in the notice to the holder of any share of Series 2 Redeemable Preferred Stock shall not affect the validity of the proceedings for the exchange of any share of Series 2 Redeemable Preferred Stock. On the RPS2 Exchange Date and in accordance with this Section 9(d), the Company will, at its option, to the extent it may then lawfully do so under Delaware law (and for so long as such exchange does not constitute a default under any of the borrowing agreements to which the Company or any of its subsidiaries are a party or otherwise bound), exchange the shares specified in the RPS2 Exchange Notice by: (x) paying in cash, via wire transfer of immediately available funds to an account designated in writing by the holder, an amount per share equal to the RPS2 Exchange Unpaid Dividend Amount with respect to such shares; and (y) causing the applicable RPS2 exchanged preferred interests in respect of each share of Series 2 Redeemable Preferred Stock so exchanged to be distributed to the holder thereof (subject to the treatment of fractional interests pursuant to Section 9(d)(iv)). The Board shall have the power and authority to make all determinations regarding whether or not a characteristic of a security is “substantially similar” to that of another security and all such determinations made by the Board shall be final, conclusive and binding.

(ii)    On or before the RPS2 Exchange Date, each holder of shares of Series 2 Redeemable Preferred Stock whose shares are being exchanged under this Section 9(d) shall (i) surrender the certificate(s) representing such shares to the Company, if any, duly endorsed, in the manner and at the place designated in the RPS2 Exchange Notice (or, in the event such shares of Series 2 Redeemable Preferred Stock are uncertificated, such holder shall deliver to the Company a stock power, duly executed and in the form to be provided by the Company together with the RPS2 Exchange Notice) and (ii) designate in writing to the Company an account for payment of the RPS2 Exchange Unpaid Dividend Amount and any amounts to be paid pursuant to paragraph (iv) below.

(iii)   From and after the RPS2 Exchange Date, and irrespective of whether any holder of shares of Series 2 Redeemable Preferred Stock has complied with the requirements of Section 9(d)(ii) hereof: (A) all shares of Series 2 Redeemable Preferred Stock shall be cancelled on the books and records of the Company and shall cease to be outstanding, (B) the right to receive Preferred Dividends thereon shall cease to accrue as of the RPS2 Exchange Date, and (C) all rights of a holder of shares of Series 2 Redeemable Preferred Stock to be exchanged shall cease and terminate other than the right to receive the RPS2 Exchange Consideration therefor; provided, however, that the shares to be exchanged shall remain issued and outstanding, and all rights of a holder of shares of Series 2 Redeemable Preferred Stock to be exchanged shall continue, solely in the event that a holder shall have delivered the required items under paragraph (ii) above as of the RPS2 Exchange Date but the Company shall not have discharged its obligation to pay the RPS2 Exchange Consideration in exchange therefor.

(iv)   Notwithstanding anything herein to the contrary, neither the Company nor the RPS2 Issuer shall be obligated to issue fractional units or shares of RPS2 exchanged preferred interests in respect of any shares of Series 2 Redeemable Preferred Stock so exchanged and, in lieu of any fractional units or shares of RPS2 exchanged preferred interests not so issued, the Company shall pay to the holder thereof on the RPS2 Exchange Date, an amount in cash equal to the product of such fraction and the fair value of a share or unit of such RPS2 exchanged preferred interest as of the RPS2 Exchange Date as determined by the Board, which cash payment in respect of any exchanged shares of Series 2 Redeemable Preferred Stock shall be deemed part of the “RPS2 Exchange Consideration” for all purposes hereunder.

10.    Conversion.

(a)     Conversions at Option of Holder. Holders have the right and option to partially convert their Series 2 Redeemable Preferred Stock, at any time and from time to time and prior to the issuance of any RPS2 Exchange Notice, into that number of shares of Common Stock determined by dividing the Stated Value of such shares of Series 2 Redeemable Preferred Stock by the Conversion Price, as defined below; provided, however, that:

(i)     no more than 10% of the Stated Value of Series 2 Redeemable Preferred Stock originally purchased from the Company may be converted into Common Stock;

(ii)    no shares of Series 2 Redeemable Preferred Stock issued by the Company as Preferred Dividends, and no accrued but unpaid Preferred Dividends, may be converted into Common Stock; and

(iii)   upon the giving of a Company Redemption Notice, the right to convert shares of Series 2 Redeemable Preferred Stock that are subject to redemption shall be suspended through the Company Redemption Date.

Holders shall effect conversions by delivering to the Company a conversion notice in the form provided by the Company (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series 2 Redeemable Preferred Stock to be converted, and the date on which such conversion is to be effected (the “Conversion Date”), which date may not be prior to the date the applicable Notice of Conversion is delivered to the Company. If no Conversion Date is specified in a Notice of Conversion, then the Conversion Date shall be the date that such Notice of Conversion is deemed given under Section 15 below.

(b)    Conversion Price. The conversion price for the Series 2 Redeemable Preferred Stock shall be the volume-weighted average price of the Company’s Common Stock for the 20 trading days immediately prior to the date of conversion of such Series 2 Redeemable Preferred Stock (the “Conversion Price”), subject, however, to the applicable Conversion Price discount specified below:

(i)     if the Notice of Conversion is given prior to or on the third anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then no discount on the Conversion Price shall apply;

(ii)    if the Notice of Conversion is given after the third anniversary of the issuance of such Series 2 Redeemable Preferred Stock and prior to or on the fourth anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 6% discount on the Conversion Price shall apply;

(iii)   if the Notice of Conversion is given after the fourth anniversary of the issuance of such Series 2 Redeemable Preferred Stock and prior to or on the fifth anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then an 8% discount on the Conversion Price shall apply; and

(iv)   if the Notice of Conversion is given after the fifth anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 10% discount on the Conversion Price shall apply.

Notwithstanding the foregoing, the Conversion Price shall in no event (including after the application of discount as specified above) be less than $12.75 per share, subject, however, to equitable adjustment upon stock dividends, subdivisions or combinations, by reclassification or otherwise.

(c)     Mechanics of Conversion.

(i)     Not later than five business days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder a certificate representing the Conversion Shares or shall deliver Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions. “Conversion Shares” means, collectively, the shares of Common Stock issued and issuable upon conversion of the shares of Series 2 Redeemable Preferred Stock in accordance with the terms hereof.

(ii)    Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate(s) are not delivered to or as directed by the applicable Holder by the Share Delivery Date, then such Holder shall be entitled to elect, by written notice to the Company at any time on or before such Holder’s receipt of such certificate(s), to rescind such Conversion Notice, in which event such Holder shall promptly return to the Company any Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

(iii)   Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock, for the sole purpose of issuance upon conversion of the Series 2 Redeemable Preferred Stock as herein provided, free from preemptive rights or any other actual contingent-purchase rights, that number of shares of Common Stock that would be issuable upon the conversion of all then-outstanding shares of Series 2 Redeemable Preferred Stock eligible for conversion hereunder. The Company covenants that all shares of Common Stock so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(iv)   No Fractional Common Shares. No fractional common shares or scrip representing fractional common shares shall be issued upon the conversion of the Series 2 Redeemable Preferred Stock. As to any fraction of a common share which the Holder would otherwise be entitled to receive upon a conversion, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price, or round up or down to the nearest whole share (with even halves rounded up).

(v)    Transfer Taxes and Expenses. The issuance of certificates representing shares of the Common Stock issued upon conversion of the Series 2 Redeemable Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders; and provided, further, that the Company shall not be required to issue or deliver such certificates unless or until the Holder requesting the issuance thereof has paid to the Company the amount of such tax or has established to the satisfaction of the Company that such tax has been paid. The Company shall pay all transfer agent fees required for the processing of any Notice of Conversion.

11.    No Sinking Fund. The Company shall not be required to establish any sinking or retirement fund with respect to the shares of Series 2 Redeemable Preferred Stock.

12.    Fractional Shares. Series 2 Redeemable Preferred Stock may be issued in fractional shares.

13.    Loss, Theft or Destruction. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of certificates, if any, representing shares of Series 2 Redeemable Preferred Stock, and receipt of indemnity or security reasonably satisfactory to the Company (or in the case of mutilation, upon surrender and cancellation of the mutilated certificate), the Company shall cause to be made, issued and delivered, in lieu of such lost, stolen, destroyed or mutilated certificate, a new certificate of like tenor.

14.    Holder of Record Deemed Absolute Owner. The Company may deem the Holder in whose name shares of Series 2 Redeemable Preferred Stock is registered upon the books and records of the Company to be, and may treat such Holder as, the absolute owner of the Series 2 Redeemable Preferred Stock for the purpose of paying Preferred Dividends, paying or issuing the Redemption Price or the RPS2 Exchange Consideration, and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability of the Company in respect of the Series 2 Redeemable Preferred Stock to the extent of the sum or sums so paid.

15.    Notices. Unless otherwise provided herein, all notices or other communications or deliveries to be provided shall be given in writing and delivered in person, by overnight courier, by first-class mail (registered or certified, return-receipt requested), by facsimile or by email, in each case to the other’s address as provided below:

If to the Company:	GWG Holdings, Inc. 325 North St. Paul Street, Suite 2650Dallas, TX 75201 Attention: General Counsel Facsimile: (651) 925-0555
If to a Holder:	such Holder’s address as shown on the books and records of the Company or a more recent address that such Holder may have provided in writing to the Company.

If given in person, notice shall be treated as given when personally received or, if sent as provided above, the effective date of the notice shall, as applicable, be (a) the date of the written receipt if delivered via overnight courier, (b) three days after the date on which the notice is mailed by first-class mail (registered or return-receipt requested), (c) the date on which the notice is transmitted by confirmed facsimile, or (d) the day after the notice is sent electronically to the email address on record (without receipt of any failure notice).

16.    Reacquired Shares. If any Series 2 Redeemable Preferred Stock is exchanged, redeemed, purchased or otherwise acquired by the Company in any manner, then those shares shall be cancelled, and upon such cancellation shall be returned to the pool of authorized but undesignated and unissued shares of preferred stock of the Company, and thereafter may be reissued as part of a new series of preferred stock of the Company to be created by resolution of the Board as permitted by the DGCL and the Company’s Certificate of Incorporation.

17.    Severability. If any provision of this Annex II, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, then (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Annex II and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

* * * * * * *

ANNEX A

PORTIONS OF GWG HOLDINGS, INC.

ANNUAL REPORT OF FORM 10-K FOR YEAR ENDED DECEMBER 31, 2019

ITEM 1.     BUSINESS.

Organizational Structure

Our business was originally organized in February 2006. We added our current parent holding company, GWG Holdings, Inc. (“GWG Holdings”), in March 2008, and in September 2014 we consummated an initial public offering of our common stock on The Nasdaq Capital Market where our stock trades under the ticker symbol “GWGH.”

GWG Holdings conducts its life insurance secondary market business through a wholly owned subsidiary, GWG Life, LLC (“GWG Life”), and GWG Life’s wholly owned subsidiaries, GWG Life Trust and GWG DLP Funding IV, LLC. GWG Holdings’ indirect interests in loans collateralized by cash flows from alternative assets are held by The Beneficient Company Group, L.P. (“Ben LP,” including all of the subsidiaries it may have from time to time — “Beneficient”) and its general partner, Beneficient Management, L.L.C. (“Beneficient Management”). As a result of the Investment and Exchange Agreements described in the section below entitled “The Beneficient Transaction”, GWG Holdings reported the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. All of these entities are legally organized in the state of Delaware, other than GWG Life Trust, which is governed by the laws of the state of Utah. Unless the context otherwise requires or we specifically so indicate, all references in this report to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to these entities collectively. Our headquarters are located in Dallas, Texas.

On November 11, 2019, GWG Holdings contributed the common stock and membership interests of its previously-wholly owned subsidiaries Life Epigenetics Inc. (“Life Epigenetics”) and youSurance General Agency, LLC (“youSurance”) to a legal entity, InsurTech Holdings, LLC (“InsurTech Holdings”) in exchange for a membership interest in InsurTech Holdings. On March 2, 2020, InsurTech Holdings changed its name to FOXO BioScience LLC. Although we currently own 100% of the equity of InsurTech Holdings, we do not have a controlling financial interest in InsurTech Holdings because the managing member has substantive participating rights. Therefore, we account for our ownership interest in InsurTech Holdings as an equity method investment. Life Epigenetics was formed to commercialize epigenetic technology for the longevity industry. youSurance seeks to offer life insurance directly to customers utilizing epigenetic technology.

Beneficient was formed in 2003 but began its alternative asset business in September 2017. Beneficient operates primarily through its subsidiaries, which provide Beneficient’s products and services. These subsidiaries include: (i) Beneficient Capital Company, L.L.C. (“BCC”), through which Beneficient offers loans and liquidity products; (ii) Beneficient Administrative and Clearing Company, L.L.C. (“BACC”), through which Beneficient provides services for fund and trust administration and plans to provide custody services; (iii) Pen Indemnity Insurance Company, LTD (“Pen”), through which Beneficient plans to offer insurance services; and (iv) Ben Markets Management Holdings, L.P., formerly called ACE Portal, L.L.C. (“ACE”), through which Beneficient plans to provide an online portal for direct access to Beneficient’s financial services and products.

Our Company

We are a financial services company committed to transforming the alternative asset industry with disruptive and innovative products and services. In 2018 and 2019 GWG consummated a series of transactions (as more fully described below) with Beneficient that has resulted in a significant reorientation of our business and capital allocation strategy towards an expansive and diverse exposure to alternative assets. As part of this reorientation, we also changed our Board of Directors and executive management team.

While we are continuing our work to maximize the value of our secondary life insurance business, we do not anticipate purchasing additional life insurance policies in the secondary market and have increased capital allocated toward providing liquidity to a broader range of alternative assets, primarily through investments in Beneficient. We believe Beneficient’s operations will generally produce higher risk-adjusted returns than those we can achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a growing diversified alternative asset portfolio, we continue to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

Annex A-1

We completed our transactions with Beneficient to provide us with a significant increase in assets and common shareholder equity. In addition, our transactions with Beneficient provide us with the opportunity for a diversified source of future earnings within the alternative asset industry. As GWG and Beneficient expand their strategic relationship, we believe the Beneficient transactions will transform GWG from a niche provider of liquidity to owners of life insurance to, as GWG and Beneficient expand their strategic relationship, a full-scale provider of trust and liquidity products and services to owners of a broad range of alternative assets.

Beneficient, through its subsidiaries, plans to operate three potentially high value, high margin lines of business:

•        Private Trust Lending & Liquidity Products. Through BCC, Beneficient provides a unique suite of private trust, lending and liquidity products focused on bringing liquidity to owners of professionally managed alternative assets. Beneficient’s innovative liquidity solutions are designed to serve mid-to-high net worth (“MHNW”) individuals, small-to-mid sized (“STM”) institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW clients with $5 million to $30 million in net worth and STM institutional clients typically holding less than $1 billion in assets.

•        Trust and Custody Services. Through BACC and (subject to capitalization) through Pen, Beneficient plans, in the future, to market retirement funds, custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets.

•        Financial Technology. Through ACE, Beneficient plans to provide online portals and financial technologies for the trading and financing of alternative assets.

Beneficient’s existing and planned products and services are designed to support the tax and estate planning objectives of its MHNW clients, facilitate a diversification of assets or simply provide administrative management and reporting solutions tailored to the goals of the investor who owns alternative investments.

The Beneficient Transactions

The Exchange Transaction

On January 12, 2018, GWG Holdings and GWG Life entered into a Master Exchange Agreement (as amended, the “Master Exchange Agreement”) with Beneficient, MHT Financial SPV, LLC, a Delaware limited liability company (“MHT SPV”), and various related trusts (the “Seller Trusts”). The material terms and conditions of the initial Master Exchange Agreement were described in GWG Holdings’ Current Report on Form 8-K (the “January 2018 Form 8-K”) filed with the Securities and Exchange Commission (“SEC”) on January 18, 2018.

On August 10, 2018, GWG Holdings, GWG Life, Beneficient, MHT SPV, and the Seller Trusts entered into a Third Amendment to Master Exchange Agreement (the “Third Amendment”). Pursuant to the Third Amendment, the parties agreed to consummate the transactions contemplated by the Master Exchange Agreement in two closings. The Third Amendment also generally deleted MHT SPV as a party to the Master Exchange Agreement. The material terms and conditions of the Third Amendment to Master Exchange Agreement were described in GWG Holdings’ Current Report on Form 8-K (the “August 2018 Form 8-K”) filed with the SEC on August 14, 2018. The transactions contemplated by the Master Exchange Agreement, as amended, are referred to throughout this Report as the “Exchange Transaction.”

On the first closing date, which took place on August 10, 2018 (the “Initial Transfer Date”):

•        in consideration for GWG Holdings and GWG Life entering into the Master Exchange Agreement and consummating the transactions contemplated thereby, Ben LP, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $200.0 million (the “Commercial Loan”);

•        Ben LP delivered to GWG a promissory note (the “Exchangeable Note”) in the principal amount of $162.9 million;

•        Ben LP purchased 5,000,000 shares of GWG’s Series B Convertible Preferred Stock, par value $0.001 per share and having a stated value of $10 per share (the “Series B”), for cash consideration of $50.0 million, which shares were subsequently transferred to the Seller Trusts;

Annex A-2

•        the Seller Trusts delivered to GWG 4,032,349 common units of Ben LP at an assumed value of $10 per common unit;

•        GWG issued to the Seller Trusts Seller Trust L Bonds due 2023 (the “Seller Trust L Bonds”) in an aggregate principal amount of $403.2 million, as more fully described below;

•        GWG and the Seller Trusts entered into a registration rights agreement with respect to the Seller Trust L Bonds received by the Seller Trusts; and

•        GWG and Beneficient entered into a registration rights agreement with respect to the Ben LP common units received and to be received by GWG.

Under the Master Exchange Agreement, at the final closing (the “Final Closing” and the date on which the final closing occurred, the “Final Closing Date”), which occurred on December 28, 2018:

•        in accordance with the Master Exchange Agreement, and based on the net asset value of alternative asset financings as of the Final Closing Date, effective as of the Initial Transfer Date, (i) the principal amount of the Commercial Loan was reduced to $182.0 million, (ii) the principal amount of the Exchangeable Note was reduced to $148.2 million, and (iii) the principal amount of the Seller Trust L Bonds was reduced to $366.9 million;

•        the Seller Trusts refunded to GWG $0.8 million in interest paid on the Seller Trust L Bonds related to the Seller Trust L Bonds that were issued as of the Initial Transfer Date but cancelled, effective as of the Initial Transfer Date, on the Final Closing Date;

•        the accrued interest on the Commercial Loan and the Exchangeable Note was added to the principal amount of the Commercial Loan, as a result of which the principal amount of the Commercial Loan as of the Final Closing Date was $192.5 million;

•        the Seller Trusts transferred to GWG an aggregate of 21,650,087 common units of Ben LP and GWG received 14,822,843 common units of Ben LP in exchange for the Exchangeable Note, upon completion of which GWG owned (including the 4,032,349 common units received by GWG on the Initial Transfer Date) 40,505,279 common units of Ben LP;

•        Ben LP issued to GWG an option (the “Option Agreement”) to acquire the number of common units of Ben LP, interests or other property that would be received by a holder of Preferred Series A Subclass 1 Unit Accounts of Beneficient Company Holdings, L.P. (“BCH”), an affiliate of Ben LP; and

•        GWG issued to the Seller Trusts 27,013,516 shares of GWG common stock (including shares issued upon conversion of the Convertible Preferred Stock).

On the Final Closing Date, GWG and the Seller Trusts also entered into a registration rights agreement with respect to the shares of GWG common stock owned by the Seller Trusts, an orderly marketing agreement and a stockholders’ agreement. The material terms of these agreements were described in our Information Statement on Schedule 14C filed with the SEC on December 6, 2018, and in our Current Report on Form 8-K filed with the SEC on January 4, 2019.

The Expanded Strategic Relationship

In the second quarter of 2019, we completed an expansion of the strategic relationship with Beneficient, which was a transformational event for both organizations that is expected to create a unified platform uniquely positioned to provide an expanded suite of products, services and resources for investors and the financial professionals who assist them. GWG and Beneficient intend to collaborate extensively and capitalize on one another’s capabilities, relationships and services.

On April 15, 2019, Jon R. Sabes, the Company’s former Chief Executive Officer and a former director, and Steven F. Sabes, the Company’s former Executive Vice President and a former director, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with, among others, Ben LP. The Purchase and Contribution Agreement was summarized in our Current Report on Form 8-K filed with the SEC on April 16, 2019.

Annex A-3

The closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) occurred on April 26, 2019. Prior to or in connection with such closing:

•        Messrs. Jon and Steven Sabes sold and transferred all of the shares of the Company’s common stock held directly and indirectly by them and their immediate family members (approximately 12% of the Company’s outstanding common stock in the aggregate); specifically, Messrs. Jon and Steven Sabes (i) sold an aggregate 2,500,000 shares of Company common stock to BCC for $25.0 million in cash and (ii) contributed the remaining 1,452,155 shares of Company common stock to AltiVerse Capital Markets, L.L.C., a Delaware limited liability company (“AltiVerse”) (which is a limited liability company owned by an entity related to Beneficient’s founders, including Brad K. Heppner (GWG’s Chairman and Beneficient’s Chief Executive Officer and Chairman) and an entity related to Thomas O. Hicks (one of Beneficient’s current directors and a director of GWG)), in exchange for certain equity interests in AltiVerse.

•        Our bylaws were amended to increase the maximum number of directors of the Company from nine to 13, and the actual number of directors comprising the Board was increased from seven to 11. The size of the Board has since been reduced and currently consists of nine directors.

•        All seven members of the Company’s Board of Directors prior to the closing resigned as directors of the Company, and 11 individuals designated by Beneficient were appointed as directors of the Company, leaving two board seats vacant after the closing.

•        Jon R. Sabes resigned from all officer positions he held with the Company and all of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of the Company’s technology focused wholly owned subsidiaries, Life Epigenetics and youSurance.

•        Steven F. Sabes resigned from all officer positions he held with the Company and all of its subsidiaries prior to the closing, except as Chief Operating Officer of Life Epigenetics.

•        The resignations of Messrs. Jon and Steven Sabes included a full waiver and forfeit of (i) any severance that may be payable by the Company or any of its subsidiaries in connection with such resignations or the Purchase and Contribution Transaction and (ii) all equity awards of the Company currently held by either of them.

•        Murray T. Holland, a trust advisor of the Seller Trusts, was appointed as Chief Executive Officer of the Company.

•        The Company entered into performance share unit agreements with certain employees of the Company pursuant to which such employees would receive a bonus under certain terms and conditions, including, among others, that such employees remain employed by the Company or one of its subsidiaries (or, if no longer employed, such employment was terminated by the Company other than for cause, as such term is defined in the performance share unit agreement) for a period of 120 days following the closing.

•        The stockholders’ agreement that was entered into on the Final Closing Date was terminated by mutual consent of the parties thereto.

•        BCC and AltiVerse executed and delivered a Consent and Joinder to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the Company, GWG Life, LLC, Messrs. Jon and Steven Sabes and the Bank of Utah, which provides that the shares of the Company’s common stock acquired by BCC and AltiVerse pursuant to the Purchase and Contribution Agreement will continue to be pledged as collateral security for the Company’s obligations owing in respect of the L Bonds issued under our Amended and Restated Indenture, dated as of October 23, 2017, as amended and supplemented.

Among other things, the Purchase and Contribution Agreement contemplated that after the closing, the parties will seek to enter into an agreement pursuant to which the Company will, in certain circumstances, have the right to appoint a majority of the board of directors of the general partner of Beneficient, resulting in the Company and Beneficient being consolidated from a financial reporting perspective. The Company and Beneficient will also seek to enter into an agreement pursuant to which the Company will offer and distribute (through a FINRA registered managing broker-dealer) Beneficient’s liquidity products and services. The Company intends to reduce capital allocated to life insurance assets while it works with Beneficient to build a larger diversified portfolio of alternative asset investment products.

Annex A-4

A copy of the Purchase and Contribution Agreement is included in our Annual Report on Form 10-K filed with the SEC on July 9, 2019 as Exhibit 99.3.

The Investment and Exchange Agreements

On December 31, 2019, the Company, Ben LP, BCH, and Beneficient Management entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”).

Pursuant to the Investment Agreement, the Company transferred $79.0 million to Ben LP in return for 666,667 common units of Ben LP and a Preferred Series A Subclass 1 Unit Account of BCH.

In connection with the Investment Agreement, the Company obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result, the Company obtained control of Ben LP and began reporting the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. The Company’s right to appoint a majority of the board of directors of Beneficient Management will terminate in the event (i) the Company’s ownership of the fully diluted equity of Ben LP (excluding equity issued upon the conversion or exchange of Preferred Series A Unit Accounts of BCH held as of December 31, 2019 by parties other than the Company) is less than 25%, (ii) the Continuing Directors of the Company cease to constitute a majority of the board of directors of the Company, or (iii) certain bankruptcy events occur with respect to the Company. The term “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who: (1) was a member of the board of directors on December 31, 2019; or (2) was nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election.

Following the transaction, and as agreed upon in the Investment Agreement, the Company was issued an initial capital account balance for the Preferred Series A Subclass 1 Unit Account of $319.0 million. The other holders of the Preferred Series A Subclass 1 Unit Accounts are an entity related to the founders of Ben LP and an entity related to one of GWG’s and Beneficient’s directors (the “Related Entities”), and the aggregate capital accounts of all holders of the Preferred Series A Subclass 1 Unit Accounts after giving effect to the investment by the Company is $1.6 billion. The Company’s Preferred Series A Subclass 1 Unit Account is the same class of preferred security as held by the Related Entities. In the event the Related Entities exchange their Preferred Series A Subclass 1 Unit Account for securities of the Company, the Company’s Preferred Series A Subclass 1 Unit Account would be converted into common units of Ben LP (so neither the Company nor the founders would hold Preferred Series A Subclass 1 Unit Accounts).

Also, on December 31, 2019, in a transaction related to the Investment Agreement, GWG Holdings transferred its interest in the Preferred Series A Subclass 1 Unit Account to its wholly owned subsidiary, GWG Life.

In addition, on December 31, 2019, the Company, Ben LP and the holders of common units of Ben LP (the “Common Units”) entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which the holders of Common Units from time to time have the right, on a quarterly basis, to exchange their Common Units for common stock of the Company. The exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with the Common Units to be exchanged to the market price of the Company’s common stock based on the volume weighted average price of the Company’s common stock for the five consecutive trading days prior to the quarterly exchange date. The Exchange Agreement is intended to facilitate the marketing of Ben LP’s products to holders of alternative assets.

The Exchange Transaction, the Purchase and Contribution Transaction, and the Investment and Exchange Agreements are referred to collectively as the “Beneficient Transactions.”

Segment Financial Information

We have two reportable segments: 1) Investment in Beneficient and 2) Secondary Life Insurance.

GWG segment information is included in Note 20, Segment Reporting, to the consolidated financial statements included in Item 8 of Part II of this Form 10-K.

Annex A-5

Market Opportunity

Alternative Asset Liquidity Products and Services

The market demand for liquidity from owners of alternative assets is attributable to the outstanding net asset value of illiquid alternative assets (“NAV”) held by U.S. investors. Using data from various published industry reports from 2017 to 2019, certain widely accepted commercial private-equity databases, and applying its own proprietary assumptions and calculations (“Ben Estimates”), Beneficient estimates that total outstanding NAV held by U.S. investors exceeded $4.0 trillion in 2019 (up from an estimated $3.0 trillion in 2018).

According to at least one industry report from Preqin from 2018, total outstanding NAV in the hands of U.S. investors grew at a 12.1% compound annual growth rate (CAGR) for the ten years ended 2018 and was forecasted to grow at an 8% CAGR through 2023 as a result of continued increases in capital committed to the alternative asset class.

According to Ben Estimates, the large U.S. institutions representing approximately 54% of the NAV have consistently sought liquidity on approximately 1.85% to 2.25% of their outstanding NAV. Based on Ben Estimates, this has led to an annual demand for liquidity of nearly $50 billion in recent years.

A primary group not included in this demand is the MHNW investor who holds investments of $5 million to $30 million compared to a large institution’s holdings in the hundreds of millions or billions of dollars. Intermediary brokers will often not represent the MHNW individuals (or STM institutional investors). According to Ben Estimates, MHNW investors hold over $700.0 billion in NAV, yet MHNW investors have only been able to access liquidity representing less than 0.5% of the NAV held by them each year, compared to the average 2% achieved by the large institutional owners, representing 54% of the market.

Based on these amounts, Beneficient estimates that MHNW investors would seek liquidity of 3% of their outstanding NAV each year if liquidity was made available to them, or a slightly greater percentage than that of large U.S. institutions. As a result, and according to Ben Estimates, the estimated market demand for liquidity by MHNW individuals would have exceeded $20.0 billion in 2019.

Secondary Life Insurance Market

The market for life insurance is large. According to the American Council of Life Insurers Fact Book 2018 (ACLI), consumers owned approximately $12.0 trillion in face value of individual life insurance policy benefits in the United States in 2017. In that same year, the ACLI reports that individual consumers purchased an aggregate of $3.1 trillion of new individual life insurance policy benefits. This figure includes all types of individual life policies, including term insurance and permanent insurance known as whole life and universal life.

The life insurance secondary market primarily serves consumers, 65 years and older, and their families who own life insurance.

The secondary market for life insurance exists as a result of consumer lapse behaviors and surrender values far below economic value offered to consumers for their life insurance by the issuing insurance carriers. The ACLI reports that the annual lapse and surrender rate for individual life insurance policies is 5.7% of the in-force face value of benefits, amounting to over $680 billion in face value of policy benefits lapsed and surrendered in 2017 alone.

In 2017, the National Association of Insurance Commissioners (“NAIC”) issued a policy bulletin in support of products we provide. The bulletin described these products as “innovative private market solutions for financing Americans’ long-term care needs.” The NAIC, citing the Company’s August 25, 2016 presentation, discussed how consumers could exchange the market value of their life insurance policies for products designed to fund long-term care expenses.

Primary Life Insurance Market and Technology (“Insurtech”)

The opportunity to apply technology to transform the insurance industry is significant. The application of technology to the insurance industry, commonly referred to as “insurtech”, provides opportunities for new entrants into the traditional insurance marketplace that have the potential to significantly disrupt the insurance industry’s historical approach to assessing and selecting acceptable underwriting risks.

Annex A-6

As discussed in the Organizational Structure section above, on November 11, 2019, GWG contributed the common stock and membership interests of its previously wholly-owned subsidiaries, Life Epigenetics and youSurance, to InsurTech Holdings. This transaction affected a reorganization such that InsurTech owns only two direct subsidiaries, Life Epigenetics and youSurance, which hold all insurtech assets, and one indirect subsidiary, Scientific Testing Partners, LLC, a wholly owned subsidiary of Life Epigenetics. In connection with the transaction, GWG Holdings contributed $2.1 million in cash to InsurTech Holdings during the fourth quarter of 2019 and is committed to contribute an additional $17.9 million to the entity over the next two years.

Business Strategies

1. Liquidity for Alternative Assets

As a result of the Beneficient Transactions, we are now uniquely positioned to provide liquidity and related services to investors holding a full range of illiquid alternative assets. We will continue to work to create the most value for holders of alternative assets, the financial professionals who advise them and for our shareholders.

Beneficient provides private trust solutions, including a unique suite of lending and liquidity products focused on bringing liquidity to owners of alternative assets. Beneficient’s innovative liquidity solutions are designed to serve MHNW individuals, STM institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW individual clients with $5 million to $30 million in investments and institutional clients typically holding less than $1 billion in assets.

Beneficient’s products can also support tax and estate planning objectives, facilitate a diversification of assets or provide administrative management and reporting solutions tailored to the goals of the investor. In the future, Beneficient plans to offer insurance services covering risks associated with owning or managing alternative assets.

Our life insurance secondary market business is designed to serve consumers 65 years or older owning life insurance. We seek to earn non-correlated yield from life insurance policies that we purchased in the secondary market. Since inception, we have purchased over $3.2 billion in face value of policy benefits from consumers for over $620 million, as compared to the $52 million in surrender value offered by insurance carriers on those same policies. Our products provide unique and valuable services to the senior consumers that we serve.

The goal of our secondary life insurance business has been to build a profitable, large and well-diversified portfolio of life insurance assets. We believe that scale and diversification are key factors and risk mitigation strategies to provide consistent cash flows and reliable investment returns. We believe that we have reached the goal in terms of portfolio size and diversification. As described elsewhere, we do not anticipate making additional investments in the life settlements portfolio as we believe Beneficient’s operations will generally produce higher risk-adjusted returns than those we can achieve from life insurance policies acquired in the secondary market.

2. Developing a World Class Financial Services Distribution Platform

GWG has developed a large and sophisticated financial services product distribution platform. Today, this platform consists of over one hundred independent broker-dealers and several thousand “independent” financial advisors (“Retail Distribution”) who sell the Company’s investment products. “Independent” in this context refers to broker-dealers that accommodate financial advisors who carry securities licenses and need back-office support for services, such as compliance and trade execution, but allow their advisors wide latitude in how they conduct business. Since inception, GWG has raised over $1.52 billion of debt and equity capital to support our secondary market of life insurance business and related expenditures.

We believe that we are well positioned to continue to grow our Retail Distribution for several reasons:

•        There is a trend of financial professionals leaving large full-service broker-dealers to become “independent”;

•        Newly independent financial professionals and their clients demand a high level of customer service and access to innovative and value added products;

•        The significant demand for liquidity from owners of alternative assets by US investors;

Annex A-7

•        Our expanded relationship with Beneficient will attract more and larger broker dealers to our platform due to our increased size and market capitalization as well as the increase in products offered; and

•        By using capital to provide liquidity products to our current customers, and as they begin to realize the benefit of these products, we will able to raise more capital and attract additional broker dealers into our selling group.

3. Commercializing Advanced Epigenetic Technology for Primary Life Insurance Markets

We believe life insurance underwriting will be transformed due to advancements in science and technology. As part of that transformational change, we believe the science of epigenetics will serve as a foundational science to this advancement for the life insurance industry by achieving more accurate and automated underwriting.

As discussed in the Organizational Structure section above, on November 11, 2019, GWG contributed the common stock and membership interests of its previously wholly-owned subsidiaries, Life Epigenetics and youSurance, to InsurTech Holdings. We believe that as a separate entity (rather than as a small subsidiary of a large financial services holding company), the InsurTech Holdings businesses can reach their maximum potential in terms of marketing and branding, attraction of talent, appropriate peer group comparisons and, ultimately, return to its owners. The Company will retain substantially all of the economics of InsurTech Holdings.

Secondary Life Insurance Assets

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2019, is summarized below:

Life Insurance Portfolio Summary

Total life insurance portfolio face value of policy benefits (in thousands)	$2,020,973
Average face value per policy (in thousands)	$1,756
Average face value per insured life (in thousands)	$1,883
Weighted average age of insured (years)	82.4
Weighted average life expectancy (LE) estimate (years)	7.2
Total number of policies	1,151
Number of unique lives	1,073
Demographics	74% Male; 26% Female
Number of smokers	48
Largest policy as % of total portfolio face value	0.7%
Average policy as % of total portfolio	0.1%
Average annual premium as % of face value	3.3%

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2019, organized by the insured’s current age and the associated number of policies and policy benefits, is summarized below:

Distribution of Policies and Policy Benefits by Current Age of Insured

Min Age	Max Age	Number of Policies	Policy Benefits (in thousands)	Percentage of Total
				Number of Policies	Policy Benefits	Wtd. Avg. LE (years)
95	101	17	$34,402	1.5%	1.7%	2.2
90	94	145	283,442	12.6%	14.0%	3.3
85	89	238	556,090	20.7%	27.5%	5.0
80	84	251	463,047	21.8%	22.9%	7.7
75	79	224	347,952	19.4%	17.2%	9.8
70	74	205	264,496	17.8%	13.1%	11.0
60	69	71	71,544	6.2%	3.6%	11.4
Total		1,151	$2,020,973	100.0%	100.0%	7.2

Annex A-8

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2019, organized by the insured’s estimated life expectancy estimates and associated policy benefits, is summarized below:

Distribution of Policies by Current Life Expectancies of Insured

LE (Months)	Max LE (Months)	Number of Policies	Policy Benefits (in thousands)	Percentage of Total
				Number of Policies	Policy Benefits
0	47	281	$447,313	24.4%	22.1%
48	71	223	389,264	19.4%	19.3%
72	95	214	408,932	18.6%	20.2%
96	119	191	334,356	16.6%	16.6%
120	143	121	187,760	10.5%	9.3%
144	179	97	180,742	8.4%	8.9%
180	240	24	72,606	2.1%	3.6%
Total		1,151	$2,020,973	100.0%	100.0%

We rely on the payment of policy benefit claims by life insurance companies as a significant source of cash inflow. The life insurance assets we own represent obligations of third-party life insurance companies to pay the benefit amount under the policy upon the mortality of the insured. As a result, we manage this credit risk exposure by generally purchasing policies issued by insurance companies with investment-grade ratings from Standard & Poor’s, and diversifying our life insurance portfolio among a number of insurance companies.

The yield to maturity on bonds issued by life insurance carriers reflects, among other things, the credit risk (risk of default) of such insurance carrier. We follow the yields on certain publicly traded life insurance company bonds because this information is part of the data we consider when valuing our portfolio of life insurance policies for our financial statements.

The average yield to maturity of publicly traded life insurance company bonds data we consider as inputs to our life insurance portfolio valuation process was 2.67% as of December 31, 2019. We believe that this average yield to maturity reflects, in part, the financial market’s judgment that credit risk is low with regard to these carriers’ financial obligations. The obligations of life insurance carriers to pay life insurance policy benefits ranks senior to all of their other financial obligations, including the senior bonds they issue. The portfolio is backed by over 80 high quality insurance carriers. As of December 31, 2019, 95.7% of the face value benefits of our life insurance policies were issued by insurers having an investment-grade rating (BBB or better) by Standard & Poor’s.

As of December 31, 2019, our ten largest life insurance company credit exposures and the Standard & Poor’s credit rating of their respective financial strength and claims-paying ability is set forth below:

Distribution of Policy Benefits by Top 10 Insurance Companies

Rank	Policy Benefits (in thousands)	Percentage of Policy Benefit Amount	Insurance Company	Ins. Co. S&P Rating
1	$287,492	14.2%	John Hancock Life Insurance Company	AA-
2	233,338	11.5%	Lincoln National Life Insurance Company	AA-
3	214,799	10.6%	AXA Equitable Life Insurance Company	A+
4	196,164	9.7%	Transamerica Life Insurance Company	AA-
5	112,503	5.6%	Metropolitan Life Insurance Company	AA-
6	98,068	4.8%	American General Life Insurance Company	A+
7	85,998	4.3%	Pacific Life Insurance Company	AA-
8	69,976	3.5%	ReliaStar Life Insurance Company	A
9	64,095	3.2%	Massachusetts Mutual Life Insurance Company	AA+
10	60,953	3.0%	Protective Life Insurance Company	AA-
	$1,423,386	70.4%

Annex A-9

Beneficient Loans Receivable

Beneficient’s primary operations pertain to its liquidity products whereby Ben LP, through its subsidiaries, extends loans collateralized by cash flows from illiquid alternative assets and provides services to the trustees who administer the collateral. Beneficient’s core business products are its Exchange Trust, LiquidTrust and the InterChange Trust (introduced in 2020). Beneficient’s clients select one of these products and place their alternative assets into the custody trust that is a constituent member of a trust structure called the “ExAlt PlanTM” (comprised of Exchange Trusts, LiquidTrusts, Custody Trusts, Collective Trusts, and Funding Trusts). The ExAlt PlanTM then delivers to Beneficient’s clients the consideration required by the specific product selected by Beneficient’s clients. At the same time, Beneficient, through a subsidiary, extends a loan to the ExAlt PlanTM. The proceeds (cash or securities of Ben LP or its affiliates) of that loan to the ExAlt PlanTM are ultimately paid to the client. The cash flows from the client’s alternative asset support the repayment of the loans plus any related interest and fees.

Beneficient held loans receivable of $232.3 million at December 31, 2019, representing the fair value of loans as a result of the purchase accounting applied in conjunction with the Investment and Exchange Agreements described above. Loans are carried at the principal amount outstanding, plus interest paid in kind. Loans are demand loans with a maturity date of 12 years. Loans bear contractual interest at the greater of 14% or 1-month LIBOR plus 10%, compounded daily. In the event an alternative reference rate is required, the secured overnight financing rate (SOFR) would replace LIBOR, as contemplated in our loan agreements. The primary source of repayment for the loans and related fees is cash flows from the alternative assets collateralizing the loans. Interest income on loans is accrued on the principal amount outstanding and interest compounds on a daily basis.

As of December 31, 2019, Beneficient’s loan portfolio had exposure to 117 professionally managed alternative investment funds, comprised of 362 underlying investments, and approximately 96 percent of Beneficient’s loan portfolio was backed by investments in private companies. Beneficient’s loan portfolio diversification spans across these industry sectors, investment strategy types and geographic regions:

Assets in the collateral portfolio consist primarily of interests in alternative investment vehicles (also referred to as “funds”) that are managed by a group of U.S. and non-U.S. based alternative asset management firms that invest in a variety of financial markets and utilize a variety of investment strategies. The vintages of the funds in the collateral portfolio as of December 31, 2019 ranged from 1998 to 2011.

As Beneficient grows its loan portfolio, Beneficient will monitor the diversity of its collateral portfolio through the use of concentration guidelines. These guidelines were established, and will be periodically updated, through a data driven approach based on asset type, fund manager, vintage of fund, industry segment and geography to manage portfolio risk. Beneficient will refer to these guidelines when making decisions about new financing opportunities; however, these guidelines will not restrict Beneficient from entering into financing opportunities that would result in Beneficient having exposure outside of its concentration guidelines. In addition, changes to Beneficient’s collateral portfolio may lag changes to the concentration guidelines. As such, Beneficient’s collateral portfolio may, at any given time, have exposures that are outside of its concentration guidelines to reflect, among other things, attractive financing opportunities, limited availability of assets, or other business reasons. Given Beneficient’s limited operating history, the collateral portfolio, as of December 31, 2019, had exposure to certain alternative investment vehicles and investments in private companies that were outside of those guidelines.

Annex A-10

Classifications by industry sector, investment strategy type and geography reflect classification of investments held in funds or companies held directly in the collateral portfolio. Investments reflect the assets listed by the general partner of a fund as held by the fund and have a positive or negative net asset value. Typical assets include portfolio companies, limited partnership interests in other funds, and net other assets, which are a fund’s cash and other current assets minus liabilities.

Industry sector is based on Global Industry Classification Standard (GICS®) Level 2 classification (also known as “Industry Group”) of companies held in the collateral portfolio by funds or directly, subject to certain adjustments by us. “Other” classification is not a GICS® classification. “Other” classification reflects companies in the GICS® classification categories of Automobiles & Components, Banks, Commercial & Professional Services, Consumer Durables & Apparel, Consumer Services, Energy, Food, Beverage & Tobacco, Household & Personal Products, Insurance, Materials, Media & Entertainment, Real Estate, Retailing, Semiconductors & Semiconductors Equipment, Tech Hardware & Equipment, and Transportation. N/A includes investments assets that we have determined do not have an applicable GICS Level 2 classification, such as Net Other Assets and investments that are not operating companies.

Investment strategy type reflects classifications based on each fund’s current investment strategy stage as determined by us. “Other Strategy Types” include private debt strategies, natural resources strategies, and hedge funds.

Geography reflects classifications determined by us based on each underlying investment. “Other” geography classification includes Israel, Australia, Eastern Europe.

Competitive and Regulatory Framework

Competition

We encounter significant competition from numerous companies in the products and services we provide and seek to develop in the alternative assets industry. Many of these competitors have greater financial and other resources than we do and may have significantly lower cost of funds than us because they have access to insured deposits or greater access to the capital markets, for example. They may also have greater market share in the markets in which we operate. These factors could adversely affect our business, results of operations and financial condition and our ability to implement our growth strategies.

In addition, as we enter new markets, we expect to experience significant competition from incumbent market participants. Our ability to compete in these markets will be dependent upon our ability to deliver value-added products and services to the customers we serve. These factors also could adversely affect our business, results of operations and financial condition and our ability to implement our growth strategies.

Government Regulation

Our life insurance secondary market business is highly regulated at the state level with respect to the life insurance industry, and at the federal level with respect to the issuance of our securities offerings. At the state level, states generally subject us to laws and regulations requiring us to obtain specific licenses or approvals to purchase life insurance policies in those states. State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the life insurance industry. Under this authority, state regulators have broad discretionary power and may impose new licensing and other requirements, and interpret or enforce existing regulatory requirements in new and different ways. Any of these new requirements, interpretations or enforcement directives could be materially adverse to our industry.

Beneficient has applied for trust charters from the Texas Department of Banking and intends to carry on much of its business through two subsidiary trust companies. Because Beneficient’s current business plans are based in part on obtaining regulatory charters to operate as regulated trust companies, a failure to obtain such charters may materially and adversely impact its financial performance and prospects, which would likely diminish our ability to affect parts of our business plan and growth strategies. Furthermore, a failure to obtain the trust charters may trigger an impairment assessment related to the assets of Beneficient, including goodwill recognized in connection with the Investment and Exchange Agreements (see Note 5 to our consolidated financial statements for further details of the accounting for the change in control).

Annex A-11

The state regulatory landscape for the use of genetic and epigenetic testing in life insurance underwriting is such that genetic and epigenetic testing is generally permitted. A few states require informed consent for use of genetic testing in life insurance underwriting. Epigenetic testing is distinguishable from genetic testing and we believe epigenetic testing does not raise the ethical issue found with genetic testing of denying insurance coverage to applicants based on immutable inherited characteristics. While well-informed policymakers and regulators should have little reason to consider expanding current definitions of genetic testing to include epigenetic testing, or to increase restrictions on life insurance underwriting using epigenetic test results, we can provide no such assurances.

Other changes to the current genetic and epigenetic regulatory framework, including the imposition of additional or new regulations, could arise at any time during the development or marketing of InsurTech Holdings’ epigenetic based products. This may negatively affect the ability of InsurTech Holdings to obtain or maintain applicable regulatory clearance or approval of its products. In addition, regulatory authorities, such as the Food and Drug Administration (FDA), may introduce new requirements that may change the regulatory requirements for InsurTech Holdings or its customers, or both.

Although the federal securities laws and regulations do not directly affect life insurance, in some cases the purchase of a variable life insurance policy may constitute a transaction involving a “security” that is governed by federal securities laws. While we presently hold few variable life insurance policies, our holding of a significant amount of such policies in the future could cause our Company or one of our subsidiaries to be characterized as an “investment company” under the federal Investment Company Act of 1940. The application of that law to all or part of our businesses — whether due to our purchase of life insurance policies or to the expansion of the definition of “securities” under federal securities laws — could require us to comply with detailed and complex regulatory requirements, and cause us to fall out of compliance with certain covenants under our second amended and restated senior credit facility with LNV Corporation. Such an outcome could negatively affect our business, results of operations and financial condition and our ability to implement our growth strategies.

We hold licenses to purchase life insurance policies in 38 states and can also purchase in seven unregulated states. We have also historically purchased life insurance policies from other secondary market participants.

Health Insurance Portability and Accountability Act (HIPAA)

HIPAA requires that holders of medical records maintain such records and implement procedures designed to assure the privacy of patient records. In order to carry out our business, we receive medical records and obtain a release to share such records with a defined group of persons, take on the responsibility for preserving the privacy of that information, and use the information only for purposes related to the life insurance policies we own.

The Genetic Information Nondiscrimination Act of 2008 (GINA)

GINA is a federal law that protects people from genetic discrimination in health insurance and employment. GINA prohibits health insurers from: (i) requesting, requiring, or using genetic information to make decisions about eligibility for health insurance; or (ii) making decisions on the health insurance premium, contribution amounts, or coverage terms they offer to consumers. In addition, GINA makes it against the law for health insurers to consider family history or a genetic test result, a preexisting condition, require a genetic test, or use any genetic information, to discriminate coverage, even if the health insurance company did not mean to collect such genetic information.

GINA does not apply to the life insurance, long-term care or annuity industries. The life insurance, long-term care or annuity industries operate on medical-evidenced underwriting principles in which specific medical conditions are taken into account when assessing and pricing risk. The regulation of genomic data is relatively new, and we believe it is likely that regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new law or regulation would specifically involve or how it might affect our industry, our business, or our future plans.

Patents, trademarks, licenses

On March 19, 2018, Life Epigenetics filed provisional patents for the application of the use of epigenetic technology against the identification of tobacco and alcohol usage. Life Epigenetics continues to advance its intellectual property protection of these alcohol and tobacco focused technologies.

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On December 17, 2018, Life Epigenetics secured the exclusive evaluation and option agreement for patent pending “Phenotypic Age and DNA Methylation Based Biomarkers for Life Expectancy and Morbidity” technology from The Regents of the University of California to commercialize advanced epigenetic technology for the life insurance industry.

Life Epigenetics has filed additional patents for a machine learning model trained to classify risk using DNA epigenetic data, a machine learned epigenetic status estimator, and a machine learning model trained to determine biochemical stat and/or medical conditions using DNA epigenetic data.

We believe epigenetics will be commercialized to improve upon many traditional factors used in the life insurance underwriting process with greater accuracy, speed and convenience. To that end, Life Epigenetics is engaged in several research and development efforts to further validate, refine and expand its epigenetic testing capabilities. In particular, Life Epigenetics conducted a research study comprised of approximately 1,300 participants in which biological samples, as well as medical records and prescription transaction history records, detailed health history, and DNA methylation analysis were conducted. Life Epigenetics measured the results of each participant’s diagnostic indicators against insurance risk classes, disease states, biomarker levels, and prescription medication statuses. The results demonstrate that epigenetics can be used to effectively estimate tobacco use, cardiovascular disease, hypertension, kidney disease, diabetes, obesity, and alcohol and drug abuse.

Beneficient has registered trademarks for its LiquidTrust product described in the “Beneficient Loans Receivable” section above and its ACE portal described in the “Organizational Structure” section above. Beneficient also has trademarks pending registration on a number of its other liquidity products and trust services, also described in the “Beneficient Loans Receivable” section above, including, its ExAlt PlanTM, Exchange Trust and Interchange Trust.

Employees

We employed approximately 130 employees as of the date of the filing of this Form 10-K.

Properties

Our principal executive offices are currently located at 325 North St. Paul Street, Dallas, Texas 75201. GWG and Beneficient collectively lease 33,652 square feet of space for a lease term expiring on July 31, 2021. GWG also retains the lease of its legacy executive offices located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402. At that location, GWG leases 17,687 square feet of space for a lease term expiring in 2025. We believe these facilities are adequate for our current needs and that suitable additional space will be available as needed.

Company Website Access and SEC Filings

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are filed with the SEC. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements and other information with the SEC.

Our general website address is www.gwgh.com. Our website has additional information about our Company, its mission and our business. Our website also has tools that could be used by our clients and potential clients, financial advisors and investors. Beneficient’s website address is www.trustben.com and has additional information about Beneficient, its mission and its business. We maintain the website www.gwglife.com for consumers and life insurance professionals seeking our life insurance secondary market products and services. InsurTech Holdings also maintains the websites www.lifeegx.com and www.yousurance.com for its initiatives of commercializing epigenetic testing and underwriting personalized life insurance policies based on this testing. The information contained on or accessible through the foregoing websites is not part of this Annual Report on Form 10-K.

ITEM 2.     PROPERTIES.

Our principal executive offices are currently located at 325 North St. Paul Street, Dallas, Texas 75201. GWG and Beneficient collectively lease 33,652 square feet of space for a lease term expiring on July 31, 2021. GWG also retains the lease of its legacy executive offices located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402. At that location, GWG leases 17,687 square feet of space for a lease term expiring in 2025. We believe these facilities are adequate for our current needs and that suitable additional space will be available as needed.

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ITEM 3.     LEGAL PROCEEDINGS.

We are a party from time to time to what we believe are routine litigation and proceedings considered part of the ordinary course of our business. We believe that the outcome of such existing proceedings would not have a material adverse effect on our financial position, results of operations or cash flows.

ITEM 7.     MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

You should read the following discussion in conjunction with the consolidated financial statements and accompanying notes and the information contained in other sections of this report. This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management.

Risk Relating to Forward-Looking Statements

This report contains forward-looking statements that reflect our current expectations and projections about future events. Actual results could differ materially from those described in these forward-looking statements.

The words “believe,” “could,” “possibly,” “probably,” “anticipate,” “estimate,” “project,” “expect,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Many of the forward-looking statements contained in this report can be found in Item 1A — “Risk Factors” and in the following discussion and analysis.

Such risks and uncertainties include, but are not limited to:

•        the valuation of assets reflected on our financial statements, including the fair value of Beneficient’s assets, liabilities and equity, including noncontrolling interests, which were consolidated as a result of the Investment and Exchange Agreements on December 31, 2019 (as more fully described in the sections that follow);

•        the illiquidity of our life insurance investments and receivables from affiliates;

•        our ability to realize the anticipated benefits from our consolidation of Beneficient;

•        Beneficient’s financial performance and ability to execute on its business plan;

•        Beneficient’s ability to obtain the trust charters from the Texas Department of Banking necessary to implement its business plan;

•        our ability to obtain accurate and timely financial information from Beneficient;

•        our ability to effectively transition the management and oversight roles served by our former executives and members of our Board of Directors;

•        changes resulting from the evolution of our business model and strategy with respect to Beneficient and the life insurance secondary market;

•        our reliance on debt financing and continued access to the capital markets;

•        our significant and on-going financing requirements;

•        our predominant use of short term debt to fund a portfolio of long term assets could result in a liquidity shortage;

•        our ability to make cash distributions in satisfaction of dividend obligations and redemption requests;

•        our ability to satisfy our debt obligations if we were to sell our assets;

•        our history of operating losses;

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•        general economic outlook, including prevailing interest rates;

•        federal, state and FINRA regulatory matters;

•        litigation risks;

•        our ability to comply with financial and non-financial covenants contained in borrowing agreements;

•        the reliability of assumptions underlying our actuarial models, including life expectancy estimates and our projections of mortality events and the realization of policy benefits;

•        risks relating to the validity and enforceability of the life insurance policies we purchase;

•        our reliance on information provided and obtained by third parties, including changes in underwriting tables and underwriting methodology;

•        life insurance company credit exposure;

•        cost-of-insurance (premium) increases on our life insurance policies;

•        performance of our investments in life insurance policies; and

•        risks associated with causing Life Epigenetics and youSurance to become independent of GWG.

We caution you that the foregoing list of factors is not exhaustive. Forward-looking statements are only estimates and predictions, or statements of current intent. Actual results, outcomes or actions that we ultimately undertake could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards. This means that an “emerging growth company” can make an election to delay the adoption of certain accounting standards until those standards would apply to private companies. We historically qualified as an emerging growth company and elected to delay our adoption of new or revised accounting standards and, as a result, we may not have complied with new or revised accounting standards at the same time as other public reporting companies that are not “emerging growth companies.” As discussed in our Annual Report on Form 10-K for the year ended December 31, 2018, we no longer qualify as an emerging growth company as a result of the aggregate amount of non-convertible debt that we have issued during the prior three year period.

Overview

In 2018 and 2019, we consummated a series of transactions (as more fully described below) with The Beneficient Company Group, L.P. (“Ben LP,” including all of the subsidiaries it may have from time to time — “Beneficient”). Beneficient is a financial services firm, based in Dallas, Texas, that provides liquidity solutions for professionally managed alternative assets for mid-to-high net worth (“MHNW”) individuals and small-to-mid (“STM”) size institutions, which previously had few options to obtain early liquidity for their alternative asset holdings. Beneficient has closed a limited number of these transactions to date, and intends to significantly expand its operations going forward. As part of GWG’s reorientation, we also changed our Board of Directors and executive management team. Beneficient, through its subsidiaries, plans to operate three potentially high value, high margin lines of business:

•        Private Trust Lending & Liquidity Products. Through Beneficient Capital Company, L.L.C. (“BCC”), Beneficient provides a unique suite of private trust, lending and liquidity products focused on bringing liquidity to owners of professionally managed alternative assets. Beneficient’s innovative liquidity solutions are designed to serve mid-to-high net worth (“MHNW”) individuals, small-to-mid sized (“STM”) institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW clients with $5 million to $30 million in net worth and STM institutional clients typically holding less than $1 billion in assets.

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•        Trust and Custody Services. Through Beneficient Administrative and Clearing Company, L.L.C. (“BACC”), and (subject to capitalization) through Pen Indemnity Insurance Company, LTD (“Pen”), Beneficient plans, in the future, to market retirement funds, custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets.

•        Financial Technology. Through Ben Markets Management Holdings, L.P., formerly called ACE Portal, L.L.C. (“ACE”), Beneficient plans to provide online portals and financial technologies for the trading and financing of alternative assets. Beneficient’s existing and planned products and services are designed to support the tax and estate planning objectives of its MHNW clients, facilitate a diversification of assets or simply provide administrative management and reporting solutions tailored to the goals of the investor who owns alternative investments.

While we are continuing our work to maximize the value of our secondary life insurance business, we do not anticipate purchasing additional life insurance policies in the secondary market and have increased capital allocated toward providing liquidity to a broader range of alternative assets, primarily through Beneficient. We believe Beneficient’s operations will generally produce higher risk-adjusted returns than those we can generally achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a diversified alternative asset portfolio, we continue to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

We completed our transactions with Beneficient to provide us with a significant increase in assets and common shareholders’ equity. In addition, our transactions with Beneficient may provide us with the opportunity for a diversified source of future earnings within the alternative asset industry. As GWG and Beneficient expand their strategic relationship, we believe the Beneficient transactions will transform GWG from a niche provider of liquidity to owners of life insurance to a full-scale provider of trust and liquidity products and trust services to owners of a broad range of alternative assets.

The Beneficient Transactions

The Exchange Transaction

On January 12, 2018, GWG Holdings and GWG Life entered into a Master Exchange Agreement (as amended, the “Master Exchange Agreement”) with Beneficient, MHT Financial SPV, LLC, a Delaware limited liability company (“MHT SPV”), and various related trusts (the “Seller Trusts”). The material terms and conditions of the initial Master Exchange Agreement were described in GWG Holdings’ Current Report on Form 8-K (the “January 2018 Form 8-K”) filed with the Securities and Exchange Commission (“SEC”) on January 18, 2018.

On August 10, 2018, GWG Holdings, GWG Life, Beneficient, MHT SPV, and the Seller Trusts entered into a Third Amendment to Master Exchange Agreement (the “Third Amendment”). Pursuant to the Third Amendment, the parties agreed to consummate the transactions contemplated by the Master Exchange Agreement in two closings. The Third Amendment also generally deleted MHT SPV as a party to the Master Exchange Agreement. The material terms and conditions of the Third Amendment to Master Exchange Agreement were described in GWG Holdings’ Current Report on Form 8-K (the “August 2018 Form 8-K”) filed with the SEC on August 14, 2018. The transactions contemplated by the Master Exchange Agreement, as amended, are referred to throughout this Report as the “Exchange Transaction.”

On the first closing date, which took place on August 10, 2018 (the “Initial Transfer Date”):

•        in consideration for GWG and GWG Life entering into the Master Exchange Agreement and consummating the transactions contemplated thereby, Ben LP, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $200.0 million (the “Commercial Loan”);

•        Ben LP delivered to GWG a promissory note (the “Exchangeable Note”) in the principal amount of $162.9 million;

•        Ben LP purchased 5,000,000 shares of GWG’s Series B Convertible Preferred Stock, par value $0.001 per share and having a stated value of $10 per share (the “Series B”), for cash consideration of $50.0 million, which shares were subsequently transferred to the Seller Trusts;

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•        the Seller Trusts delivered to GWG 4,032,349 common units of Ben LP at an assumed value of $10 per common unit;

•        GWG issued to the Seller Trusts Seller Trust L Bonds due 2023 (the “Seller Trust L Bonds”) in an aggregate principal amount of $403.2 million;

•        GWG and the Seller Trusts entered into a registration rights agreement with respect to the Seller Trust L Bonds received by the Seller Trusts; and

•        GWG and Beneficient entered into a registration rights agreement with respect to the Ben LP common units received and to be received by GWG.

Under the Master Exchange Agreement, at the final closing (the “Final Closing” and the date on which the final closing occurred, the “Final Closing Date”), which occurred on December 28, 2018:

•        in accordance with the Master Exchange Agreement, and based on the net asset value of alternative asset financings as of the Final Closing Date, effective as of the Initial Transfer Date, (i) the principal amount of the Commercial Loan was reduced to $182.0 million, (ii) the principal amount of the Exchangeable Note was reduced to $148.2 million, and (iii) the principal amount of the Seller Trust L Bonds was reduced to $366.9 million;

•        the Seller Trusts refunded to GWG $0.8 million in interest paid on the Seller Trust L Bonds related to the Seller Trust L Bonds that were issued as of the Initial Transfer Date, but cancelled, effective as of the Initial Transfer Date, on the Final Closing Date;

•        Ben LP issued to GWG an option (the “Option Agreement”) to acquire the number of common units of Ben LP, interests or other property that would be received by a holder of Preferred Series A Subclass 1 Unit Accounts of Beneficient Company Holdings, L.P. (“BCH”), an affiliate of Ben LP; and

•        GWG issued to the Seller Trusts 27,013,516 shares of GWG common stock (including shares issued upon conversion of the Series B).

On the Final Closing Date, GWG and the Seller Trusts also entered into a registration rights agreement with respect to the shares of GWG common stock owned by the Seller Trusts, an orderly marketing agreement and a stockholders’ agreement. The material terms of these agreements are described in our Information Statement on Schedule 14C filed with the SEC on December 6, 2018 and in our Current Report on Form 8-K filed with the SEC on January 4, 2019.

The Expanded Strategic Relationship

In the second quarter of 2019, we completed an expansion of the strategic relationship with Beneficient, which was a transformational event for both organizations that is expected to create a unified platform uniquely positioned to provide an expanded suite of products, services and resources for investors and the financial professionals who assist them. GWG and Beneficient intend to collaborate extensively and capitalize on one another’s capabilities, relationships and services. On April 15, 2019, Jon R. Sabes, the Company’s former Chief Executive Officer and a former director, and Steven F. Sabes, the Company’s former Executive Vice President and a former director, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with, among others, Ben LP. The Purchase and Contribution Agreement was summarized in our Current Report on Form 8-K filed with the SEC on April 16, 2019.

The closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) occurred on April 26, 2019. Prior to or in connection with such closing:

•        Messrs. Jon and Steven Sabes sold and transferred all of the shares of the Company’s common stock held directly and indirectly by them and their immediate family members (approximately 12% of the Company’s outstanding common stock in the aggregate); specifically, Messrs. Jon and Steven Sabes (i) sold an aggregate 2,500,000 shares of Company common stock to BCC for $25.0 million in cash and (ii) contributed the remaining 1,452,155 shares of Company common stock to AltiVerse Capital Markets, L.L.C., a Delaware limited liability company (“AltiVerse”) (which is a limited liability company owned by an entity related to Beneficient’s founders, including Brad K. Heppner (GWG’s Chairman and Beneficient’s Chief Executive Officer and Chairman) and an entity related to Thomas O. Hicks (one of Beneficient’s current directors and a director of GWG)), in exchange for certain equity interests in AltiVerse.

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•        Our bylaws were amended to increase the maximum number of directors of the Company from nine to 13, and the actual number of directors comprising the Board was increased from seven to 11. The size of the Board has since been reduced and currently consists of nine directors.

•        All seven members of the Company’s Board of Directors prior to the closing resigned as directors of the Company, and 11 individuals designated by Beneficient were appointed as directors of the Company, leaving two board seats vacant after the closing.

•        Jon R. Sabes resigned from all officer positions he held with the Company or any of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of the Company’s technology focused wholly owned subsidiaries, Life Epigenetics and youSurance.

•        Steven F. Sabes resigned from all officer positions he held with the Company or any of its subsidiaries prior to the closing, except as Chief Operating Officer of Life Epigenetics.

•        The resignations of Messrs. Jon and Steven Sabes included a full waiver and forfeit of (i) any severance that may be payable by the Company or any of its subsidiaries in connection with such resignations or the Purchase and Contribution Transaction and (ii) all equity awards of the Company currently held by either of them.

•        Murray T. Holland, a trust advisor of the Seller Trusts, which in the aggregate own approximately 79 percent of GWG’s outstanding common stock, was named Chief Executive Officer of the Company.

•        The Company entered into performance share unit agreements with certain employees of the Company pursuant to which such employees would receive up to $4.5 million in bonuses under certain terms and conditions, including, among others, that such employees remain employed by the Company or one of its subsidiaries (or, if no longer employed, such employment was terminated by the Company other than for cause, as such term is defined in the performance share unit agreement) for a period of 120 days following the closing.

•        The stockholders’ agreement that was entered into on the Final Closing Date was terminated by mutual consent of the parties thereto.

•        BCC and AltiVerse executed and delivered a Consent and Joinder to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the Company, GWG Life, LLC, Messrs. Jon and Steven Sabes and the Bank of Utah, which provides that the shares of the Company’s common stock acquired by BCC and AltiVerse pursuant to the Purchase and Contribution Agreement will continue to be pledged as collateral security for the Company’s obligations owing in respect of the L Bonds issued under our Amended and Restated Indenture, dated as of October 23, 2017, as amended and supplemented.

Among other things, the Purchase and Contribution Agreement contemplated that after the closing, the parties will seek to enter into an agreement pursuant to which the Company in certain circumstances will have the right to appoint a majority of the board of directors of the general partner of Beneficient, resulting in the Company and Beneficient being consolidated from a financial reporting perspective. The Company and Beneficient will also seek to enter into an agreement pursuant to which the Company will offer and distribute (through a FINRA registered managing broker-dealer) Beneficient’s liquidity products and services. The Company has reduced capital allocated to life insurance assets while it works with Beneficient to build a larger diversified portfolio of alternative asset investment products.

A copy of the Purchase and Contribution Agreement is included in our Annual Report on Form 10-K filed with the SEC on July 9, 2019 as Exhibit 99.3.

The Investment and Exchange Agreements

On December 31, 2019, the Company, Ben LP, BCH, and Beneficient Management entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”).

Pursuant to the Investment Agreement, the Company transferred $79.0 million to Ben LP in return for 666,667 common units of Ben LP and a Preferred Series A Subclass 1 Unit Account of BCH.
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In connection with the Investment Agreement, the Company obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result of this change-of-control event, we reported the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. The Company’s right to appoint a majority of the board of directors of Beneficient Management will terminate in the event (i) the Company’s ownership of the fully diluted equity of Ben LP (excluding equity issued upon the conversion or exchange of Preferred Series A Unit Accounts of BCH held as of December 31, 2019 by parties other than the Company) is less than 25%, (ii) the Continuing Directors of the Company cease to constitute a majority of the board of directors of the Company, or (iii) certain bankruptcy events occur with respect to the Company. The term “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who: (1) was a member of the board of directors on December 31, 2019; or (2) was nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election.

Following the transaction, and as agreed upon in the Investment Agreement, the Company was issued an initial capital account balance for the Preferred Series A Subclass 1 Unit Account of $319.0 million. The other holders of the Preferred Series A Subclass 1 Unit Accounts are an entity related to the founders of Ben LP and an entity related to one of GWG’s and Beneficient’s directors (the “Related Unitholders”), and the aggregate capital accounts of all holders of the Preferred Series A Subclass 1 Unit Accounts after giving effect to the investment by the Company is $1.6 billion. The Company’s Preferred Series A Subclass 1 Unit Account is the same class of preferred security as held by the Related Entities. If the Related Unitholders exchange their Preferred Series A Subclass 1 Unit Account for securities of the Company, the Company’s Preferred Series A Subclass 1 Unit Account would be converted into common units of Ben LP (so neither the Company nor the founders would hold Preferred Series A Subclass 1 Unit Accounts).

Also on December 31, 2019, in a transaction related to the Investment Agreement, GWG Holdings transferred its interest in the Preferred Series A Subclass 1 Unit Account to its wholly owned subsidiary, GWG Life.

In addition, on December 31, 2019, the Company, Ben LP and the holders of common units of Ben LP (the “Common Units”) entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which the holders of Common Units from time to time have the right, on a quarterly basis, to exchange their Common Units for common stock of the Company. The exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with the Common Units to be exchanged to the market price of the Company’s common stock based on the volume weighted average price of the Company’s common stock for the five consecutive trading days prior to the quarterly exchange date. The Exchange Agreement is intended to facilitate the marketing of Ben LP’s products to holders of alternative assets.

The Exchange Transaction, the Purchase and Contribution Transaction and the Investment and Exchange Agreements are referred to collectively as the “Beneficient Transactions.”

Critical Accounting Policies

Critical Accounting Estimates

The preparation of our consolidated financial statements in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) requires us to make significant judgments, estimates, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our judgments, estimates, and assumptions on historical experience and on various other factors believed to be reasonable under the circumstances. Actual results could differ materially from these estimates. We evaluate our judgments, estimates, and assumptions on a regular basis and make changes accordingly. We believe that the judgments, estimates, and assumptions involved in accounting for business combinations, valuing our investments in life insurance policies, assessing potential impairment of equity method investments and equity security investments, assessing the need for allowance for credit losses on financing receivables and evaluating deferred taxes have the greatest potential impact on our consolidated financial statements and accordingly believe these to be our critical accounting estimates. Below we discuss the critical accounting policies associated with these estimates as well as certain other critical accounting policies.

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Business Combinations

We include the results of operations of acquired businesses from the acquisition date. In allocating the purchase price of a business combination, we record all assets acquired and liabilities assumed at fair value, with the excess of the purchase price over the aggregate fair values recorded as goodwill. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. The Company determines the estimated fair values after review and consideration of relevant information, including discounted cash flows, quoted market prices and estimates made by management. The fair value assigned to identifiable intangible assets acquired is based on estimates and assumptions made by management at the time of the acquisition. The Company adjusts the preliminary purchase price allocation, as necessary, during the measurement period of up to one year after the acquisition closing date as it obtains more information as to facts and circumstances existing as of the acquisition date. Acquisition-related costs are recognized separately from the business combination and are expensed as incurred.

As a result of the Investment and Exchange Agreements, we reported the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. The business combination resulted in a gain of $249.7 million related to the remeasurement of our preexisting equity method investment and preliminary goodwill of $2.4 billion. The valuation of goodwill will be a critical accounting estimate beginning January 1, 2020. Refer to Note 5 to the consolidated financial statements for details on the accounting for the transaction.

Ownership of Life Insurance Policies — Fair Value Option

We account for the purchase of life insurance policies in accordance with ASC 325-30, Investments in Insurance Contracts, which requires us to use either the investment method or the fair value method. We have elected to account for all of our life insurance policies using the fair value method.

The fair value of our life insurance policies is determined as the net present value of the life insurance portfolio’s future expected cash flows (policy benefits received and required premium payments) that incorporates current life expectancy estimates and discount rate assumptions.

We initially record our purchase of life insurance policies at the transaction price, which is the amount paid for the policy, inclusive of all external fees and costs associated with the acquisition. At each subsequent reporting period, we re-measure the investment at fair value in its entirety and recognize the change in fair value as unrealized gain (loss) in the current period, net of premiums paid. Changes in the fair value of our life insurance portfolio are based on periodic evaluations and are recorded in our consolidated statements of operations as changes in fair value of life insurance policies.

Fair Value Components — Life Expectancies

Unobservable inputs, as discussed below, are a critical component of our estimate for the fair value of our investments in life insurance policies. We currently use a probabilistic method of estimating and valuing the projected cash flows of our portfolio, which we believe to be the preferred and most prevalent valuation method in the industry. In this regard, the most significant assumptions we make are the life expectancy estimates of the insureds and the discount rate applied to the expected future cash flows to be derived from our life insurance portfolio.

The fair value of our portfolio of life insurance policies is determined as the net present value of the life insurance portfolio’s future expected cash flows (the net of policy benefits received and required premium payments). The net present value of the future expected cash flows incorporate life expectancy estimates and current discount rate assumptions. The life expectancy estimates we use for acquiring and valuing life insurance policies has in the past been typically based upon the average of two life expectancy reports received from third-party medical actuarial underwriting firms (“Life Expectancy Providers”). After the acquisition of a life insurance policy, we historically have sought to update these life expectancy reports on a periodic basis.

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In October and November 2018, two of the primary Life Expectancy Providers used by the Company — ITM TwentyFirst, LLC (“TwentyFirst”) and AVS, LLC (“AVS”) — released updates to their respective mortality tables and medical underwriting methodologies. As disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 19, 2018, and our amended Quarterly Report on Form 10-Q/A filed on April 22, 2019, the majority of our life insurance policies were valued using life expectancy reports provided by TwentyFirst and/or AVS. The updates from TwentyFirst and AVS suggest a lengthening of prior life expectancy estimates and relate to revised estimates of the originally issued life expectancy reports. These updates do not encompass any change to the insured’s age and health condition since the report was originally issued.

We, along with other major secondary market participants, have noted the frequent changes in methodologies made by the Life Expectancy Providers over the years that, short of purchasing revised life expectancy reports at a substantial cost, have lacked detailed information about the impact of these changes on individual policy values. Moreover, our experience is these methodology changes have not resulted in a narrowing of consensus in the life expectancy estimates issued for individual insureds. In other words, the successive changes in the medical underwriting methodologies and mortality tables made by the Life Expectancy Providers have not, in retrospect, proven to be sufficiently accurate with respect to our life insurance portfolio as measured by the ratio of mortality cash flows realized to mortality cash flows predicted (or “expected). We believe, as further described below, that the method we have adopted is a more accurate way of projecting mortality cash flows. Finally, as our life insurance portfolio has grown in size and diversity, our ability to model with greater certainty and predictability through the incorporation of historical portfolio experience in conjunction with the use of life expectancy reports has improved significantly.

Performance Based Forecasting and Valuation Methodology (“Actual-to-Expected” or “A2E”)

As a result, we undertook a comprehensive study to determine a more accurate, transparent and cost-effective method of pricing, valuing, and modeling the performance of our portfolio of life insurance policies. Our goal was to incorporate life expectancy estimates from Life Expectancy Providers, the historical experience of our portfolio, the diversification and mortality factors of our portfolio, and relevant market-based observations and inputs.

The revised methodology we have adopted was derived from back-testing (the process of applying an analytical method to historical data to see how accurately the method would have predicted actual results) the mortality cash flow performance of our life insurance portfolio using the longest life expectancy report received from the Life Expectancy Providers used for pricing at the time the life insurance policies were acquired (the “Longest Life Expectancy”). This contrasts with our historical methodology of projecting mortality cash flows, used prior to the fourth quarter of 2018, which typically used the average of two such life expectancy reports.

Our Longest Life Expectancy methodology is built from the following pillars:

•        The utilization of life expectancy reports from Life Expectancy Providers for the pricing of all life insurance policies;

•        The application of a stable valuation methodology driven by the experience of our life insurance portfolio, which is re-evaluated if experience deviates by a specified margin; and

•        The use of relevant market-based observations that can be validated and mapped to the discount rate used to value the life insurance portfolio. See “Fair Value Components — Discount Rate” below for a further discussion.

Each of the aforementioned pillars of the Longest Life Expectancy methodology, and the associated assumptions, modeling and outcomes, was reviewed by a leading actuarial consulting firm whose longevity services are used worldwide.

Our life insurance portfolio modeling and predicted future cash flows are based upon the central limit theorem, which establishes that, in certain situations, random events become normalized and predictable around the mean as the number of observations grow in size. We believe our portfolio of life insurance policies has grown sufficiently large in size and diversity to establish that while individual mortality experience is inherently unpredictable, the actual

Annex A-21

mortality experience of the portfolio should be expected to approach the mean modeled prediction. In other words, we believe that we have sufficient actual mortality experience from our life insurance portfolio to use as the basis for the Longest Life Expectancy methodology.

As of December 31, 2019, our life insurance portfolio, stratified by age of insured in the table below, stood at $2.0 billion in face value of policy benefits and 1,151 policies:

Min Age	Max Age	Number of Policies	Policy Benefits (in thousands)	Percentage of Total
				Number of Policies	Policy Benefits	Wtd. Avg. LE (yrs.)
95	101	17	$34,402	1.5%	1.7%	2.2
90	94	145	283,442	12.6%	14.0%	3.3
85	89	238	556,090	20.7%	27.5%	5.0
80	84	251	463,047	21.8%	22.9%	7.7
75	79	224	347,952	19.4%	17.2%	9.8
70	74	205	264,496	17.8%	13.1%	11.0
60	69	71	71,544	6.2%	3.6%	11.4
Total		1,151	$2,020,973	100.0%	100.0%	7.2

As depicted in the graphs below and after extensive research and modeling, we determined that the Longest Life Expectancy methodology was highly predictive of the actual experience of our portfolio of life insurance policies as compared to our historical methodology using the Average Life Expectancy method.

We used the Least Squares statistical method, which can be used to determine a line of best fit by minimizing the sum of squares of the errors (actual vs. expected) and can be used with either linear or non-linear data. In this case, we are fitting non-linear data to a non-linear curve. The Least Squares method was determined to be an efficient means of calculating the required portfolio mortality multiplier (PMM) to maintain the overall shape of the projected curve while maximizing fit to the observed data.

The table below compares the actual to expected mortality cash flow experience of our life insurance portfolio using Longest Life Expectancy. We have increased our actual to expected mortality cash flow experience accuracy from 78% under the Average Life Expectancy through December 2018 to 98% using the Longest Life Expectancy through December 2019. The net effect on the life insurance portfolio of achieving a higher actual to expected ratio is a significant lengthening of its overall life expectancy.

Longest Life Expectancy
Actual to Expected Policy Benefits - 98%
$400,000,000
$300,000,000
$200,000,000
$100,000,000
$-
2013
2014
2015
2016
2017
2018
2019
Actual
Expected

Annex A-22

We believe that a Longest Life Expectancy methodology, which incorporates the actual mortality experience of our portfolio and the use of third-party estimates, is superior to our historical methodology. We believe this methodology should minimize future fluctuations of valuation, decrease our reliance on Life Expectancy Providers for updated reports, and improve our ability to finance and forecast future revenues and cash flows.

The implementation of the Longest Life Expectancy methodology required us to take a non-cash charge (net of the impact of a change in discount rate) to revenue of $87.1 million in the fourth quarter of 2018, reflecting a decrease in the fair value of our portfolio of life insurance policies at December 31, 2018. This non-cash charge represented approximately 10% of fair value of the portfolio prior to adjustment.

Updates to the Analysis

Proper maintenance of an A2E based valuation methodology includes the continual tracking of actual results as well as comparisons to projections. An A2E based valuation methodology rests on the actuarial premise that mortality results for sufficiently large populations follow predictable mortality curves (see discussion above regarding the Central Limit Theorem). As such, through the A2E analysis and the use of the PMM, we are able to “fit” projections to actual results, which provides a basis to forecast future performance more accurately.

Should performance sufficiently deviate in the future from these projections, the A2E analysis will be re-examined to determine if the resultant PMM still results in the most accurate fitting of the projections to actual results. Adjustments to the PMM would then be made based on that analysis if warranted.

The analysis would utilize the same basic methodology as the initial analysis to ensure consistency in the process:

•        Calculation of a static Portfolio PMM;

•        A cohort analysis of our life insurance portfolio combined with a durational analysis to determine if either static or vector cohort PMM’s are warranted; and

•        Following this updated analysis, any necessary changes to the PMM would then be incorporated into the valuation methodology.

The basis for a re-examination of the A2E analysis could be based on either the passage of time or a pre-determined performance trigger. Following further analysis, we determined that a performance-based trigger approach that allows the portfolio to perform within statistical norms (+/- 1 standard deviation) without constant updates is most appropriate. We intend to re-examine the A2E analysis and recalculate the resultant PMM anytime the six-month moving average of the difference between actual portfolio performance and projected performance deviates by more than one standard deviation from the mean and such deviation continues as of the end of any calendar quarter after persisting for three consecutive months. This methodology allows for natural periods of slow or excess maturities to occur without the necessity of changes to the PMM. At present, a one standard deviation move in the six-month moving average of the difference between actual portfolio performance and projected performance would equate to a valuation change of approximately $8 million. The decision to update our valuation methodology in the fourth quarter of 2018 was based in part on an analysis performed by a third-party actuarial consulting firm, which indicated a very strong tendency toward mean reversion within the dataset.

The analysis above utilizes the Society of Actuaries 2015 Valuation Basic Table (“2015 VBT”). The 2015 VBT is the standard in the secondary market for life insurance and is based on a much larger dataset of insured lives, face amount of policies and more current information compared to the dataset underlying the 2008 Valuation Basic Table. The 2015 VBT dataset includes 266 million policies compared to the 2008 VBT dataset of 75 million. The experience data in the 2015 VBT dataset includes 2.6 million claims on policies from 51 insurance carriers. Life expectancies implied by the 2015 VBT are generally slightly longer for both male and female non-smokers between the ages of 65 and 80. However, insureds of both genders over the age of 80 have significantly longer life expectancies, approximately 8% to 42% longer, as compared to the 2008 VBT. We adopted the 2015 VBT in our valuation process in 2016.

Annex A-23

Periodic Updates to Life Expectancy (LE) Reports

Our senior lender requires, and other lenders we engage may require, regular updates to LE Reports. Additionally, should we choose to sell life insurance policies in the secondary market, investors may require updated LE Reports. These lenders and investors may utilize an average LE for valuation, similar to our historical methodology, which may result in significantly different valuations.

We intend to continue obtaining LE Reports beyond our policy purchase process to the extent they are needed to comply with existing and future covenants within credit facilities. To the extent such LE Reports are available, we do not expect to immediately incorporate these LE Reports into our revised valuation methodology, but will track this data to determine over time if there exists any additive predictive value in relation to the basis of its mortality projections. As such, our policies and procedures surrounding the updating of LE Reports reflect that LE Reports will only be updated when required by third parties.

Current A2E Analysis and PMM Implications

Our A2E based methodology and use of a static Portfolio PMM requires that we recalculate the PMM used in our valuation anytime the six-month moving average of the difference between actual portfolio performance and projected performance of cumulative face value maturities deviates by more than one standard deviation from the mean and such deviation persists for three consecutive months and continues as of the current quarter-end month. As of December 31, 2019, the six-month moving average of the difference between actual portfolio performance and projected performance of cumulative face value of maturities was within one standard deviation from the mean. As such, our valuation methodology did not require an update to our PMM during the current quarter.

Portfolio Return Implications

At any time, we calculate our returns from our life insurance assets based upon (i) our historical results, and (ii) the future cash flows we expect to realize from our statistical forecasts. To forecast our expected future cash flows and returns, we use the probabilistic method of analysis. The expected internal rate of return (“IRR”) of our portfolio is based upon future cash flow forecasts derived from a probabilistic analysis of policy benefits received and policy premiums paid in relation to our non-GAAP investment cost basis, which includes purchase price, total premiums paid, and total financing costs incurred to date. As of December 31, 2019, the expected internal rate of return on our portfolio of life insurance assets was 5.17% based on our portfolio benefits of $2.0 billion and our non-GAAP investment cost basis of $941.7 million. This calculation excludes returns realized from our matured policy benefits, which are substantial.

We seek to further enhance our understanding of our expected future cash flow and returns by using a stochastic analysis, sometimes referred to as a “Monte Carlo simulation,” to provide us with a greater understanding of the variability of our projections. The stochastic analysis we perform, which excludes financing costs to isolate only those cash flows associated with the life insurance policies, provides IRR calculations for different statistical confidence intervals. The results of our stochastic analysis, in which we run 10,000 random mortality scenarios, demonstrates that the scenario ranking at the 50th percentile of all 10,000 results generates an IRR of 8.22%, which is very near to the discount rate of 8.25% that we used to calculate the fair value of our portfolio. Our expected IRR is based upon future policy related cash flow forecasts derived from a probabilistic analysis of our policy benefits received and policy premiums paid. The stochastic analysis results also reveal that our portfolio is expected to generate an IRR of 7.75% or better in 75% of all generated scenarios, and an IRR of 7.35% or better in 90% of all generated scenarios. We believe the Company’s portfolio of life insurance policies has grown sufficiently large in size and diversity to establish that, while individual mortality experience is inherently unpredictable, the actual mortality experience of the portfolio should be expected to approach the mean modeled prediction.

Fair Value Components — Required Premium Payments

We must pay the premiums on the life insurance policies within our portfolio in order to collect the policy benefit. The same probabilistic model and methodologies used to generate expected cash inflows from the life insurance policy benefits over the expected life of the insured are used to estimate cash outflows due to required premium payments. Premiums paid are offset against revenue in the applicable reporting period.

Annex A-24

Fair Value Components — Discount Rate

A discount rate is used to calculate the net present value of the expected cash flows. The discount rate used to calculate fair value of our portfolio incorporates the guidance provided by ASC 820, Fair Value Measurements and Disclosures.

We utilized an 8.25% discount rate to estimate the fair value of our portfolio of life insurance policies at both December 31, 2019 and 2018.

In adopting the Longest Life Expectancy methodology as described above, we preserved the general methodology historically used to calculate the fair value discount rate and have made important enhancements. We also improved the reliability and relevancy of the competitive sales estimates we use to measure the discount rates (on a Longest Life Expectancy basis) observed in the life insurance secondary market. We continue to use fixed income market interest rates, credit exposure to the issuing insurance companies, and our estimate of the operational risk yield premium a purchaser would apply to the future cash flows derived from our portfolio of life insurance policies in our methodology. To the extent we limit or cease acquiring insurance policies, we may not have reliable access to the market-based factors described above and will be required to find suitable alternative proxies.

Management has significant discretion regarding the combination of these and other factors when determining the discount rate. The discount rate we choose assumes an orderly and arms-length transaction (i.e., a non-distressed transaction in which neither seller nor buyer is compelled to engage in the transaction), which is consistent with related GAAP guidance. The carrying value of policies acquired during each quarterly reporting period are adjusted to their current fair value using the fair value discount rate applied to the entire portfolio as of that reporting date.

We engaged ClearLife Limited, owner of the ClariNet LS actuarial portfolio pricing software we use, to prepare a net present value calculation of our life insurance portfolio. ClearLife Limited processed policy data, future premium data, life expectancy estimate data, and other actuarial information to calculate a net present value for our portfolio using the specified discount rate of 8.25%. ClearLife Limited independently calculated the net present value of our portfolio of 1,151 policies to be $796.0 million and furnished us with a letter documenting its calculation. A copy of such letter is filed as Exhibit 99.1 to this report.

See Note 7 to the consolidated financial statements for additional discussion of the sensitivity of the valuation to different discount rates.

Equity Method Investments, Equity Security Investment and Financing Receivable from Affiliate

On November 11, 2019, GWG contributed the common stock and membership interests of its previously-wholly owned subsidiaries Life Epigenetics Inc. (“Life Epigenetics”) and youSurance General Agency, LLC (“youSurance”) to a legal entity, InsurTech Holdings, LLC (“InsurTech Holdings”), in exchange for a membership interest in InsurTech Holdings. Although we currently own 100% of the equity of InsurTech Holdings, we do not have a controlling financial interest in InsurTech Holdings because the managing member has substantive participating rights. Therefore, we account for our ownership interest in InsurTech Holdings as an equity method investment. Life Epigenetics was formed to commercialize epigenetic technology for the longevity industry. youSurance seeks to offer life insurance directly to customers utilizing epigenetic technology.

Prior to December 31, 2019, GWG’s investment in Ben LP was accounted for using the equity method. As a result of the Investment and Exchange Agreements on December 31, 2019, GWG consolidated Beneficient and accounted for the consolidation under the Business Combinations Critical Accounting Policy described above.

GWG also has an equity security investment in Beneficient and financing receivables for loans it provided to Beneficient and the LiquidTrust Borrowers (see Notes 8 and 9 to the consolidated financial statements).

When circumstances indicate that the carrying value of the equity method investments or equity security may not be recoverable, the fair value of the investment is evaluated by management. The fair values of these investments are not readily determinable as they are not currently publicly traded on a stock exchange. As a result, management uses other accepted valuation methods to determine fair value such as discounting estimated future cash flows for the business. If the fair value of the investment is determined to be less than its carrying value and the decline in value is

Annex A-25

considered to be other than temporary, an appropriate write down is recorded to net earnings based on the excess of the carrying value over the best estimate of fair value of the investment. In addition, if based on current information and events it is probable that GWG will be unable to collect all amounts due according to the contractual terms of the financing receivables from affiliates and an amount can be reasonably estimated, GWG will write down the amounts to estimated realizable value. Information and events creating uncertainty about the realization of recorded amounts for financing receivables from affiliates include, but are not limited to, the estimated cash flows generated by the affiliate’s business, the sufficiency of collateral securing the amounts, and the creditworthiness of the counterparties involved. Changes in facts, circumstances and management’s estimates and judgment could result in a material charge to earnings. At December 31, 2019, we determined that no indication of an impairment of the aforementioned equity method investments or equity security investments existed, and no allowance for credit losses was recorded on the financing receivables from affiliates.

Deferred Income Taxes

Under ASC 740, Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established for deferred tax assets that are not considered “more likely than not” to be realized. Realization of deferred tax assets depends upon having sufficient past or future taxable income in periods to which the deductible temporary differences are expected to be recovered or within any applicable carryback or carryforward periods or sufficient tax planning strategies. After assessing the realization of the net deferred tax assets, we believe that there is substantial uncertainty that our net deferred tax asset will be realized during the applicable carryforward period. As such, valuation allowances have been recorded against the applicable federal and state deferred tax assets of GWG Holdings as of December 31, 2019 and 2018. In 2019, valuation allowances were recorded against the total amount of non-permanent deferred tax assets. Permanent deferred tax assets of $10.8 million in 2019 were comprised of interest expense limitation under Section 163(j) and the tax-effected net operating loss (“NOL”) created subsequent to 2018.

At December 31, 2019 and December 31, 2018, we had NOL carryforwards of $28.6 million and $36.5 million, respectively, for both federal and state taxes. The NOL carryforwards subject to expiration (i.e., those generated prior to 2018) will begin to expire in 2033. Future utilization of NOL carryforwards is subject to limitations under Section 382 of the Internal Revenue Code. This section generally relates to a more than 50 percent change in ownership over a three-year period. As a result of the Exchange Transaction, a change in ownership for tax purposes only has occurred as of December 28, 2018. As such, the annual utilization of our net operating losses generated prior to the ownership change is limited. However, net unrealized built-in gains on our life insurance policies result in an increase in the Section 382 limit over the five-year recognition period, which resulted in a nominal amount of current tax liability in 2019.

Principal Revenue and Expense Items

During the years ended December 31, 2019 and 2018, we earned revenues from the following primary sources:

•        Life Insurance Policy Benefits Realized.    We recognize the difference between the face value of the policy benefits and carrying value when an insured event has occurred and determine that collection of the policy benefits is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized. We generally collect the face value of the life insurance policy from the insurance company within 45 days of our notification of the insured’s mortality.

•        Change in Fair Value of Life Insurance Policies.    We value our life insurance portfolio investments for each reporting period in accordance with the fair value principles discussed herein, which reflects the expected receipt of policy benefits in future periods, net of premium costs, as shown in our consolidated financial statements.

•        Interest on Financing Receivables from Affiliates.    We recognize and record interest income on outstanding principal as earned.

•        Sale of a Life Insurance Policy.    In the event of a sale of a policy, we recognize gain or loss as the difference between the sale price and the carrying value of the policy on the date of the receipt of payment on such sale.

Annex A-26

During the years ended December 31, 2019 and 2018, our main components of expense are summarized below:

•        Interest Expense.    We recognize, and record interest expenses associated with the costs of financing our life insurance portfolio and our investment in Beneficient. These expenses include interest paid to our senior lenders under our second amended and restated senior credit facility with LNV Corporation, as well as interest paid on our L Bonds, Seller Trust L Bonds and other outstanding indebtedness. When we issue debt, we amortize the financing costs (commissions and other fees) associated with such indebtedness over the outstanding term of the financing and classify it as interest expense.

•        Selling, General and Administrative Expenses.    We recognize and record expenses incurred in our business operations, including operations related to the purchasing and servicing of life insurance policies. These expenses include salaries and benefits, sales, marketing, occupancy and other expenditures.

Additional components of our net earnings include:

•        Earnings (Loss) from Equity Method Investment.    Prior to the Investment and Exchange Agreements on December 31, 2019, we accounted for our investment in the common units of Ben LP using the equity method. Under this method, we recorded our share of the net earnings or losses attributable to Ben LP common unitholders, on a one quarter lag, as a separate line on our consolidated statements of operations. We also account for our investment in InsurTech as an equity method investment, which is also included in earnings (loss) from equity method investment in our consolidated statements of operations. We had a loss of $4.1 million from equity method investments during 2019, compared to nominal earnings in 2018.

•        Gain on Consolidation of Equity Method Investment:    In conjunction with the consolidation of Beneficient on December 31, 2019, we remeasured our preexisting equity method investment to fair value, resulting in a gain due to the increase in the estimated fair value compared to our existing book value. The gain on consolidation of Beneficient on December 31, 2019 was $249.7 million.

In connection with the Investment Agreement, the Company obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result, the Company obtained control of Ben LP and consolidated Ben LP as of December 31, 2019, under the guidance in ASC 805, Business Combinations.

As a result of the change-of-control, the Company was required to remeasure its existing equity investment at fair value prior to consolidation. At December 31, 2019, the Company’s equity investment in the common units of Ben LP had a carrying value of $368.6 million, prior to the additional investment noted above. The Company estimated the fair value of its investment in Ben LP to be approximately $622.5 million, resulting in the recognition of a gain of $253.9 million during the fourth quarter of 2019. This gain is included in gain on consolidation of equity method investment on the Company’s consolidated statement of operations for the year ended December 31, 2019. This gain was partially offset by the remeasurement to fair value of the Commercial Loan Agreement between GWG Life and Ben LP and the Option Agreement between GWG Holdings and Ben LP which resulted in a net loss of $4.2 million. The net gain on consolidation of equity method investment after remeasurement of these preexisting balances was $249.7 million. The Company’s proportionate share of the earnings or losses from Ben LP was recognized in earnings (loss) from equity method investment in our consolidated statement of operations from August 10, 2018 until September 30, 2019 (see Note 9 to the consolidated financial statements for further information) and was previously recorded on a one-quarter lag basis. In connection with the consolidation of Beneficient, the Company was required to discontinue the one-quarter lag.

Annex A-27

Results of Operations — 2019 Compared to 2018

The following is our analysis of the results of operations for the periods indicated below. This analysis should be read in conjunction with our consolidated financial statements and related notes (dollar values in thousands).

	Years Ended December 31,
	2019	2018
Revenue realized from maturities of life insurance policies	$91,882	$50,326
Revenue recognized from change in fair value of life insurance policies(1)	49,015	(10,344)
Premiums and other annual fees	(65,577)	(54,087)
Gain (loss) on life insurance policies, net	75,320	(14,105)
Interest and other income	16,956	13,715
Total revenue	$92,276	$(390)
Attribution of gain (loss) on life insurance policies, net:
Change in estimated probabilistic cash flows, net of premium and other annual fees paid	$1,609	$21,357
Net revenue recognized at maturity	69,122	28,511
Unrealized gain on acquisitions	6,921	28,017
Change in life expectancy evaluation	(2,332)	(4,890)
Change in life expectancy valuation methodology(1)	—	(87,100)
Gain (loss) on life insurance policies, net	$75,320	$(14,105)
Number of policies acquired	83	318
Face value of purchases	$97,316	$440,445
Purchases (initial cost basis)	$32,356	$128,503
Unrealized gain on acquisition (% of face value)	7.1%	6.4%
Number of policies matured	78	62
Face value of matured policies	$125,148	$71,090
Net revenue recognized at maturity event (% of face value matured)	55.2%	40.1%

____________

(1)      In 2018, revenue recognized from change in fair value of life insurance policies includes a net pre-tax charge of $87.1 million related to the adoption of the Longest Life Expectancy methodology. The $87.1 million represented the net impact of the lengthening of overall life expectancies as a result of the adoption of the Longest Life Expectancy methodology partially offset by the impact of a decrease in the discount rate associated thereto.

Revenue from changes in estimated probabilistic cash flows, net of premiums paid was $1.6 million and $21.4 million in 2019 and 2018, respectively. The increase of $89.4 million in gain (loss) on life insurance policies for the year ended December 31, 2019 over the comparable prior year period was driven by a significant increase in maturities of life insurance policies and an $87.1 million charge resulting from the adoption of the Longest Life Expectancy methodology in 2018, offset by higher premiums paid in 2019.

The face value of policies purchased was $97.3 million and $440.4 million in 2019 and 2018, respectively, reflecting a decrease of face value purchased of $343.1 million. The resulting unrealized gain on acquisition was $6.9 million and $28.0 million in 2019 and 2018, respectively, reflecting a decrease of $21.1 million. Decreased unrealized gain on acquisition in the current period is the result of a strategic decision to significantly reduce capital allocated to purchasing additional life insurance policies in the secondary market and to increase capital allocated toward providing liquidity to a broader range of alternative assets, primarily through additional investments in Beneficient. On December 31, 2019, we obtained the right to appoint a majority of the board of directors of the general partner of Ben LP. As a result of this change-of-control event, we reported the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. We believe Beneficient can finance investments in alternative assets that will generally produce higher risk-adjusted returns than those we can generally achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a growing diversified alternative asset portfolio, we continue to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

Annex A-28

The face value of matured policies was $125.1 million and $71.1 million in 2019 and 2018, respectively, reflecting an increase of face value of matured policies of $54.0 million. The resulting net revenue recognized at maturity was $69.1 million and $28.5 million, respectively. Revenue changes from maturity events of $40.6 million primarily resulted from the changes of face value of policies matured during those same periods.

Net revenue charges from change in life expectancy evaluation were ($2.3) million and ($4.9) million in 2019 and 2018, respectively. The resulting net revenue increase of $2.6 million primarily resulted from a lower number of life expectancy updates received during 2019 over 2018.

Interest and other income is comprised of interest from financing receivables, bank interest and other miscellaneous items. Increased interest and other income of $3.2 million in 2019 compared to 2018 was primarily driven by the interest income earned on the financing receivables from Beneficient, and to a lesser extent, interest income from higher bank account balances and the implementation of a sweep process to move balances to higher interest earning bank accounts.

Interest and Operating Expenses (in thousands)

	Years Ended December 31,
	2019	2018	Increase/ (Decrease)
Interest expense (including amortization of deferred financing costs)	$114,844	$80,136	$34,708
Employee compensation and benefits	28,309	17,407	10,902
Legal and professional fees	12,824	5,541	7,283
Other expenses	15,896	15,995	(99)
Total expenses	$171,873	$119,079	$52,794

The increase in interest expense was primarily due to the increase in the average outstanding L Bonds from $548.6 million in 2018 to $815.3 million in 2019, contributing $22.7 million of increased interest expense, including amortization of deferred financing costs. Seller Trust L Bonds of $366.9 million were issued in the third quarter of 2018 resulting in an additional $16.7 million of interest expense in 2019 compared to 2018. These increases were partially offset by $4.7 million of lower interest expense on the second amended and restated senior credit facility with LNV Corporation due to net paydowns of $19.8 million during the first ten months of 2019, prior to the amendment of the facility on November 1, 2019. A description of the agreement governing our second amended and restated senior credit facility is set forth below under the caption “Amendment of Credit Facility with LNV Corporation.”

The increase in employee compensation and benefits in 2019 compared to 2018 was primarily related to management changes discussed under the caption “The Expanded Strategic Relationship” above, as well as incentive and severance costs associated with moving our principal executive offices from Minneapolis to Dallas during 2019. We also experienced higher costs in 2019 compared to 2018 resulting from certain stock-based compensation arrangements in the third and fourth quarters of 2019.

The increase in legal and professional fees in 2019 compared to 2018 is the result of higher non-capitalizable professional service fees, primarily legal and consulting fees, associated with the Investment and Exchange Agreements and the investment in InsurTech Holdings, in addition to legal, consulting and fees related to our move from Minneapolis to Dallas in 2019.

Insurtech Initiatives

During 2019 and 2018, we incurred $5.5 million and $4.2 million of expenses, respectively, in furtherance of our insurtech initiatives. These expenses are primarily related to the development of intellectual property surrounding advanced epigenetic testing technology.

As previously discussed, on November 11, 2019, GWG contributed the common stock and membership interests of its previously wholly-owned subsidiaries Life Epigenetics and youSurance to InsurTech Holdings in exchange for a membership interest in InsurTech Holdings. We believe that as a separate entity (rather than as a small subsidiary of a large financial services holding company), the InsurTech Holdings businesses can reach their maximum potential in terms of marketing and branding, attraction of talent, appropriate peer group comparisons and, ultimately, return to its owners. We expect InsurTech Holdings’ costs to increase in the future, which will affect our consolidated earnings

Annex A-29

through our earnings (loss) from equity method investment. Under the Operating Agreement of InsurTech Holdings, we are obligated to invest approximately $20.0 million in InsurTech Holdings over a two year period ending in November 2021, of which $2.1 million was funded during the fourth quarter of 2019.

Income Tax Expense

We realized $57.9 million in income tax expense in 2019, which resulted in an effective tax rate of 34.8%, compared to the statutory federal income tax rate of 21%. We realized no income tax expense in 2018.

The following table provides a reconciliation of our income tax expense (benefit) at the statutory federal income tax rate to our actual income tax expense (in thousands):

	Years Ended December 31,
	2019		2018
Statutory federal income tax (benefit)	$34,869	21.0%	$(25,085)	21.0%
State income taxes (benefit), net of federal benefit	13,486	8.1%	(9,243)	7.7%
Change in valuation allowance	9,671	5.8%	33,999	(28.4)%
Other permanent differences	(93)	(0.1)%	329	(0.3)%
Total income tax expense (benefit)	$57,933	34.8%	$—	0.0%

The most significant temporary differences between GAAP net income (loss) and taxable net income (loss) are the treatment of interest costs, policy premiums and servicing costs with respect to the acquisition and maintenance of the life insurance policies and revenue recognition with respect to the fair value of the life insurance portfolio.

Revenue and Earnings before Tax by Reportable Segment — 2019 Compared to 2018

We have two reportable segments: 1) Investment in Beneficient and 2) Secondary Life Insurance. Corporate & Other includes certain activities not allocated to specific business segments. These activities include holding company financing and investing activities, and management and administrative services to support the overall operations of the Company.

Comparison of revenue by reportable segment for the periods indicated (in thousands):

	Years Ended December 31,
Revenue:	2019	2018	Increase/ (Decrease)
Secondary Life Insurance	$78,002	$(11,633)	$89,635
Investment in Beneficient	13,738	10,655	3,083
Corporate & Other	536	588	(52)
Total	$92,276	$(390)	$92,666

The primary drivers of the changes from 2018 to 2019 were as follows:

•        Secondary Life Insurance revenue increased by $89.6 million for the year ended December 31, 2019 over the comparable period in 2018 primarily as a result of an $89.4 million higher net gain on life insurance policies. We recognized a loss on life insurance policies in 2018 of $14.1 million due primarily an $87.1 million charge resulting from a change in our life expectancy evaluation methodology. The current year also benefited from $40.6 million higher revenue from life insurance policy maturities and $2.6 million lower charges on life expectancy evaluation updates, partially offset by $11.5 million increased premium costs, $21.1 million lower unrealized gain on acquisition and an $8.3 million lower change in estimated probabilistic cash flows.

•        Investment in Beneficient revenue for the year ended December 31, 2019 represents a full year of interest income on approximately $192 million of financing receivables resulting from the Exchange Transaction with Beneficient in the third and fourth quarters of 2018. Also included is interest income from the loan executed with the LiquidTrust Borrowers in June 2019. The interest income from the Beneficient note will be eliminated beginning in January 2020 as a result of the consolidation of Beneficient on December 31, 2019. See Note 8 to the consolidated financial statements regarding our financing receivables with affiliates.

Annex A-30

Comparison of earnings before tax by reportable segment for the periods indicated (in thousands):

	Years Ended December 31,
Segment Earnings Before Tax(1)	2019	2018	Increase/ (Decrease)
Secondary Life Insurance	$(27,694)	$(96,578)	$68,884
Investment in Beneficient	229,206	(106)	229,312
Corporate & Other	(35,470)	(22,767)	(12,703)
Total	$166,042	$(119,451)	$285,493

____________

(1)      Includes earnings (loss) from equity method investments and gain on consolidation of equity method investments as presented in our consolidated statements of operations.

The primary drivers of the changes from 2018 to 2019 were as follows:

•        Secondary Life Insurance increased by $68.9 million as a result of the following:

•        $89.4 million increase in the gain on life insurance policies, net as described above in the revenue discussion.

•        $13.7 million increase in interest expense as a result of higher average debt outstanding; and

•        An increase in operating expenses of $6.8 million, primarily resulting from higher employee compensation and benefits, professional fees and insurance costs, offset by $4.3 million lower bad debt expense.

•        Investment in Beneficient segment earnings before tax increased by $229.3 in 2019 compared to 2018 primarily due to a fair value adjustment related to our preexisting investment as a result of obtaining control of Beneficient on December 31, 2019, resulting in a gain of $249.7 million. In addition, interest income was $3.1 million higher from financing receivables, offset by $21.0 million higher interest expense on the debt issued to finance the investments in Beneficient, and a $2.5 million loss from equity method earnings of Beneficient recognized during 2019 before the change-of-control.

•        Corporate and Other operating loss increased primarily due to a $2.4 million increase in expenses related to insurtech initiatives, and a $10.3 million increase in other corporate costs, primarily employee compensation and benefits expenses associated with moving our principal executive offices from Minneapolis to Dallas and legal and professional fees associated with the Investment and Exchange Agreements.

Liquidity and Capital Resources

We finance our businesses through a combination of life insurance policy benefit receipts, dividends and interest on investments, equity offerings, debt offerings and our second amended and restated senior credit facility with LNV Corporation. We have traditionally used proceeds from these sources for policy acquisition, policy premiums and servicing costs, working capital and financing expenditures including paying principal, interest and dividends. We have also used proceeds to make additional investments in Beneficient. As of December 31, 2019 and 2018, we had approximately $151.5 million and $141.9 million, respectively, in combined available cash, cash equivalents, restricted cash, policy benefits receivable and fees receivable.

We currently fund our business primarily with debt that generally has a shorter duration than the duration of our long-term assets. The resulting asset/liability mismatch can result in a liquidity shortfall if we are unable to renew maturing short term debt or secure suitable additional financing. In such a situation, we could be forced to sell assets at less than optimal (distressed) prices. We were unable to offer our L Bonds, our primary source of debt capital, for the approximately three month period commencing May 1, 2019 due to delays in filing certain periodic reports with the SEC. We drew down our cash balances during that period as L Bonds matured but were unable to be renewed, and we were unable to offer new L Bonds. We recommenced our L Bond offering on August 8, 2019.

Additional future borrowing base capacity for premiums and servicing costs, created as the premiums and servicing costs of pledged life insurance policies become due and by additional policy pledges to the facility, if any, exists under our second amended and restated senior credit facility with LNV Corporation. The second amended and restated senior credit facility with LNV Corporation has certain financial and nonfinancial covenants. We were in compliance with the debt covenants as of December 31, 2019 and are in compliance as of the filing date of this report.

Annex A-31

On August 10, 2018, we issued $50 million of Series B in connection with the Initial Transfer of the Exchange Transaction. Approximately half of the proceeds from this sale were distributed to common shareholders pursuant to a special dividend paid on September 5, 2018 to shareholders of record on August 27, 2018. The remaining amount was expected to be utilized primarily for our insurtech initiatives. As noted in the “Results of Operations” section above, on November 11, 2019, GWG contributed the common stock and membership interests of its wholly owned Life Epigenetics and youSurance subsidiaries to a legal entity, InsurTech Holdings, in exchange for a membership interest in the entity. In connection with the transaction, GWG contributed $2.1 million in cash to InsurTech Holdings during the fourth quarter of 2019 and is committed to contribute an additional $17.9 million to the entity over the next two years. We do not expect to issue any additional Series B.

We heavily rely on our L Bond offering to fund our business operations. As described elsewhere in this report, we suspended our offering on May 1, 2019 due to our delinquency in filing certain periodic reports with the SEC. After regaining compliance with our SEC reporting obligations, we recommenced our offering of L Bonds on August 8, 2019. If we are forced to suspend our L Bond offering in the future for any significant additional length of time and we are unable to obtain replacement financing, our business would be adversely impacted and our ability to service and repay our debt obligations, much of which is short term, would be compromised, thereby negatively affecting our business prospects and viability.

Financings Summary

We had the following outstanding debt balances as of December 31, 2019 and 2018:

	As of December 31, 2019		As of December 31, 2018
Issuer/Borrower	Principal Amount Outstanding (in thousands)	Weighted Average Interest Rate	Principal Amount Outstanding (in thousands)	Weighted Average Interest Rate
GWG DLP Funding IV, LLC – LNV senior credit facility (see Note 11)	$184,586	9.57%	$158,209	10.45%
GWG Holdings, Inc. – L Bonds	948,128	7.15%	662,152	7.10%
GWG Holdings, Inc. – Seller Trust L Bonds	366,892	7.50%	366,892	7.50%
Beneficient – Other borrowings	152,199	4.59%	—	—%
Total	$1,651,805	7.26%	$1,187,253	7.67%

The table below reconciles the face amount of our outstanding debt to the carrying value shown on our balance sheets:

	As of December 31, 2019 (in thousands)	As of December 31, 2018 (in thousands)
Senior credit facility with LNV Corporation
Face amount outstanding	$184,586	$158,209
Unamortized selling costs	(10,196)	(9,231)
Carrying amount	$174,390	$148,978
L Bonds and Seller Trust L Bonds:
Face amount outstanding	$1,315,020	$1,029,044
Subscriptions in process	15,839	13,467
Unamortized selling costs	(37,329)	(24,216)
Carrying amount	$1,293,530	$1,018,295

In January 2012, we began publicly offering up to $250.0 million in debt securities (initially named “Renewable Secured Debentures” and subsequently renamed “L Bonds”) that was completed in January 2015.

On September 24, 2014, we consummated an initial public offering of our common stock resulting in the sale of 800,000 shares of common stock at $12.50 per share and net proceeds of approximately $8.6 million after the deduction of underwriting commissions, discounts and expense reimbursements.

Annex A-32

In January 2015, we began publicly offering up to $1.0 billion of L Bonds as a follow-on to our earlier $250.0 million public debt offering. In January 2018, we began publicly offering up to $1.0 billion L Bonds as a follow-on to our earlier L Bond offering. Through December 31, 2019, the total amount of L Bonds sold under these two L Bond offerings, including renewals, was $1.5 billion. As of December 31, 2019 and 2018, respectively, we had approximately $948.1 million and $662.1 million in principal amount of L Bonds outstanding (exclusive of Seller Trust L Bonds).

In February 2017, we began publicly offering up to 150,000 shares of our Series 2 Redeemable Preferred Stock (“RPS 2”) at a per-share price of $1,000. As of December 31, 2018, we had issued approximately $150 million stated value of RPS 2 and terminated that offering.

On August 10, 2018, GWG Holdings, GWG Life and the Bank of Utah, as trustee, entered into the Supplemental Indenture to the Amended and Restated Indenture. The Amended and Restated Indenture was subsequently amended on December 31, 2019, primarily to modify the calculation of the Debt Coverage Ratio in the Indenture to provide the Company with the ability to incur indebtedness (directly or through a subsidiary of the Company) that is payable in capital stock of the Company or mandatorily convertible into or exchangeable for capital stock of the Company that would be excluded from the calculation of the Debt Coverage Ratio. GWG Holdings entered into the Supplemental Indenture to add and modify certain provisions of the Amended and Restated Indenture necessary to provide for the issuance of the Seller Trust L Bonds. We issued Seller Trust L Bonds in the amount of $366.9 million to the Seller Trusts in connection with the Exchange Transaction. The maturity date of the Seller Trust L Bonds is August 9, 2023. The Seller Trust L Bonds bear interest at 7.5% per annum. Interest is payable monthly in cash (see Note 13 to the consolidated financial statements).

In August 2018, we offered and sold 5,000,000 shares of our Series B Convertible Preferred Stock in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933. The Series B shares were issued at $10 per share for cash consideration of $50 million.

On December 28, 2018, the Series B converted into 5,000,000 shares of our common stock at a conversion price of $10.00 per share immediately following the Final Closing of the Exchange Transaction.

The weighted-average interest rate of our outstanding L Bonds (excluding the Seller Trust L Bonds) as of December 31, 2019 and 2018 was 7.15% and 7.10%, respectively, and the weighted-average maturity at those dates was 3.21 and 2.83 years, respectively. Our L Bonds have renewal features. Since we first issued our L Bonds, we have experienced $646.3 million in maturities, of which $341.3 million has renewed through December 31, 2019 for an additional term. This has provided us with an aggregate renewal rate of approximately 52.8% for investments in these securities.

Future contractual maturities of L Bonds and Seller Trust L Bonds at December 31, 2019 are as follows (in thousands):

Years Ending December 31,
2020	$152,118
2021(1)	568,311
2022	163,741
2023	76,969
2024	118,848
Thereafter	235,033
$1,315,020

____________

(1)      After the second anniversary of the Final Closing, the holders of the Seller Trust L Bonds will have the right to cause GWG to repurchase, in whole but not in part, the Seller Trust L Bonds held by such holder within 45 days. As such, while the maturity date of the $366.9 million of Seller Trust L Bonds is in August 2023, their contractual maturity is reflected in 2021, as that is the first period in which they could become payable. The repurchase may be paid, at GWG’s option, in the form of cash, and/or a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the Commercial Loan Agreement, and (ii) Ben LP common units, or a combination of cash and such property.

The L Bonds and the Seller Trust L Bonds are secured by all of our assets and are subordinate to our second amended and restated senior credit facility with LNV Corporation.

On September 27, 2017, we entered into a $300 million amended and restated senior credit facility with LNV Corporation in which DLP IV is the borrower. As of December 31, 2019, we had approximately $184.6 million outstanding under the senior credit facility. On November 1, 2019, we entered into a second amended and restated

Annex A-33

senior credit facility, which replaced the prior agreement governing the facility. A description of the agreement governing our second amended and restated senior credit facility is set forth below under the caption “Amendment of Credit Facility with LNV Corporation.” We intend to use the proceeds from this facility to maintain our portfolio of life insurance policies, for liquidity and for general corporate purposes.

Beneficient had borrowings with an aggregate principal balance outstanding, including accrued interest, of $152.2 million as of December 31, 2019. This aggregate balance includes a senior credit agreement and a second lien credit agreement with respective balances, including accrued interest, of $77.5 million and $72.2 million at December 31, 2019. Both loans accrue interest at a rate of 1-month LIBOR plus 3.95%, compounded daily, with interest due by the 15th of each month. Ben LP intends to repay with cash or refinance with other third-party lenders the senior credit agreement and the second lien credit agreement prior to their maturities, both of which are on June 30, 2020. Ben LP may not be able to refinance or obtain additional financing on favorable terms, or at all. If Ben LP is unable to refinance the senior credit agreement or the second lien credit agreement, or defaults on either loan, then Ben LP will be required to either (i) sell assets to repay these loans or (ii) to raise additional capital through the sale of equity and the ownership interest of Ben LP’s equity holders may be diluted. These loans are not guaranteed by GWG. Beneficient has additional borrowings maturing in 2023 and 2024 with an aggregate principal balance outstanding, including accrued interest, of $2.5 million as of December 31, 2019. Future contractual maturities of these borrowings are as follows (in thousands):

Years Ending December 31,
2020	$149,661
2021	—
2022	—
2023	750
2024	1,579
Thereafter	—
$151,990

We expect to meet our ongoing operational capital needs for alternative asset investments, policy premiums and servicing costs, working capital and financing expenditures including paying principal, interest and dividends through a combination of the receipt of policy benefits from our portfolio of life insurance policies, net proceeds from our L Bond offering, dividends and interest from investments, including Beneficient’s loans receivable, and funding available from our second amended and restated senior credit facility with LNV Corporation. We estimate that our liquidity and capital resources are sufficient for our current and projected financial needs for at least the next twelve months given current assumptions. However, if we are unable to continue our L Bond offering for any reason, and we are unable to obtain capital from other sources, our business will be materially and adversely affected. In addition, our business will be materially and adversely affected if we do not receive the policy benefits we forecast and if holders of our L Bonds fail to renew with the frequency we have historically experienced. In such a case, we could be forced to sell our investments in life insurance policies to service or satisfy our debt-related and other obligations. A sale under such circumstances may result in significant impairment of the recognized value of our portfolio.

Capital expenditures have historically not been material and we do not anticipate making material capital expenditures in 2020.

Alternative Assets and Secured Indebtedness

At December 31, 2019, the fair value of our investments in life insurance policies of $796.0 million plus our cash balance of $79.1 million, restricted cash balance of $20.3 million, life insurance policy benefits receivable of $23.0 million, loan receivables of $232.3 million, fees receivable of $29.2 million, and other assets of $99.2 million (which are mostly related to our financing receivables from affiliates) totaled $1.4 billion, representing an excess of portfolio assets over secured indebtedness of $155.0 million. At December 31, 2018, the fair value of our investments in life insurance policies of $747.9 million plus our cash balance of $114.6 million, restricted cash balance of $10.8 million, life insurance policy benefits receivable of $16.5 million, and other assets of $591.0 million totaled $1.5 billion, representing an excess of portfolio assets over secured indebtedness of $293.6 million.

The following forward-looking table seeks to illustrate the impact that a hypothetical sale of our portfolio of life insurance assets (at various discount rates), and the realization of the financing receivables from affiliates, investment

Annex A-34

in common units of Ben LP (a substantial majority of the net assets of which are currently represented by intangible assets and goodwill), investment in Preferred Series A Subclass 1 Unit Account of BCH, and equity security investment in the Option Agreement (in each case, at their respective carrying amounts and assuming no discount for lack of marketability or transaction costs, which could be substantial) would have on our ability to satisfy our debt obligations as of December 31, 2019. The amounts in the table below do not include the consolidation of the assets and liabilities of Beneficient and related eliminations as of December 31, 2019. In all cases, the sale of the life insurance assets owned by DLP IV will be used first to satisfy all amounts owing under our second amended and restated senior credit facility with LNV Corporation. The net sale proceeds remaining after satisfying all obligations under our second amended and restated senior credit facility with LNV Corporation would be applied to the L Bonds and Seller Trust L Bonds on a pari passu basis.

Life Insurance Portfolio Discount Rate	10%	15%	20%	25%	28%
Value of life insurance portfolio (in thousands)	$728,702	583,888	485,256	414,614	381,300
Investment in common units of Ben LP	632,473	632,473	632,473	632,473	632,473
Cash, cash equivalents and policy benefits receivable	104,811	104,811	104,811	104,811	104,811
Other assets	374,869	374,869	374,869	374,869	374,869
Total assets	1,840,855	1,696,041	1,597,409	1,526,767	1,493,453
Senior credit facility	184,587	184,587	184,587	184,587	184,587
Net after senior credit facility	1,656,268	1,511,454	1,412,822	1,342,180	1,308,866
L Bonds(1)	1,315,020	1,315,020	1,315,020	1,315,020	1,315,020
Net remaining (in thousands)	$341,248	196,434	97,802	27,160	(6,154)
Impairment to L Bonds	No impairment	No impairment	No impairment	No Impairment	Impairment

____________

(1)      Amount represents L Bonds and Seller Trust L Bonds

The above table illustrates that our ability to fully satisfy amounts owing under the L Bonds and Seller Trust L Bonds would likely be impaired upon the sale or the realization of the financing receivables from affiliates, investment in common units of Ben LP, investment in Preferred Series A Subclass 1 Unit Account of BCH, and equity security investment in the Option Agreement at their respective carrying amounts, plus all our life insurance assets at a price equivalent to a discount rate of approximately 27.41% or higher at December 31, 2019. At December 31, 2018, the likely impairment occurred at a discount rate of approximately 18.70% or higher. The discount rate used to calculate the fair value of our life insurance portfolio was 8.25% as of both December 31, 2019 and December 31, 2018.

The table does not include any allowance for transactional fees and expenses (which expenses and fees could be substantial) nor any discount for lack of marketability associated with a portfolio sale or the realization of the financing receivables with affiliates, investment in common units of Ben LP, investment in Preferred Series A Subclass 1 Unit Account of BCH, and equity security investment in the Option Agreement, respectively, and is provided to demonstrate how various discount rates used to value our portfolio of life insurance assets could affect our ability to satisfy amounts owing under our debt obligations in light of our senior secured lender’s right to priority payments under our senior credit facility with LNV Corporation.

The table assumes we will realize the full amounts of financing receivables from affiliates, investment in common units of Ben LP, investment in Preferred Series A Subclass 1 Unit Account of BCH, and equity security investment in the Option Agreement. There is currently no market for the aforementioned assets, and a market may not develop. Our Commercial Loan receivable and a portion of our investment in the common units of Ben LP may be used as consideration for retiring the Seller Trust L Bonds upon a redemption event or at the maturity of the Seller Trust L Bonds (see Notes 12 and 13 to the consolidated financial statements). This table also does not include the yield maintenance fee we are required to pay in certain circumstances under our second amended and restated senior credit facility with LNV Corporation, which could be substantial. The above table should be read in conjunction with the information contained in other sections of this report, including Critical Accounting Policies — Fair Value Components — Discount Rate and the notes to the consolidated financial statements.

Annex A-35

Amendment of Credit Facility with LNV Corporation

Effective November 1, 2019, DLP IV entered into a second amended and restated senior credit facility with LNV Corporation. The second amended and restated senior credit facility makes available a total of up to $300.0 million in credit to DLP IV with a maturity date of September 27, 2029. Subject to available borrowing base capacity, additional advances are available under the second amended and restated senior credit facility at the LIBOR rate described below. Such advances are available to pay premiums and servicing costs of pledged life insurance policies as such amounts become due. Interest will accrue on amounts borrowed under the second amended and restated senior credit facility at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (a) 12-month LIBOR, plus (b) 7.50% per annum. The effective rate at December 31, 2019 was 9.54%. Interest payments are made on a quarterly basis.

Under the second amended and restated senior credit facility, DLP IV has granted the administrative agent, for the benefit of the lenders under the facility, a security interest in all of DLP IV’s assets. As with prior collateral arrangements relating to the senior secured debt of GWG Holdings and its subsidiaries (on a consolidated basis), GWG Life’s excess equity value of DLP IV after satisfying all amounts owing under our second amended and restated credit facility is available as collateral for the obligations of GWG Holdings under the L Bonds and Seller Trust L Bonds (although the life insurance assets owned by DLP IV do not themselves serve as direct collateral for those obligations).

We are subject to various financial and non-financial covenants under the second amended and restated senior credit facility with LNV Corporation, including, but not limited to, compliance with laws, preservation of existence, financial reporting, keeping of proper books of record and account, payment of taxes, and ensuring that neither DLP IV nor GWG Life become an investment company. As of December 31, 2019, we were in compliance with all financial and non-financial covenants.

Cash Flows

Interest and Dividend Payments

We finance our businesses through a combination of: life insurance policy benefit receipts; principal, dividends and interest receipts from investments, including Ben LP loan receivables; debt and equity offerings; and our senior credit facility with LNV Corporation. We have historically relied on debt (L Bonds and our senior credit facility with LNV Corporation) and equity (preferred stock) financing for the majority of our cash expenditures (for policy acquisition, policy premiums and servicing costs, working capital and financing expenditures including paying principal and interest on existing debt, and for making investments in Beneficient) as the amount of cash flows from the realization of life insurance policy benefits and cash flows from our other investments has been insufficient to meet all of our needs. This has resulted in the Company incurring substantial indebtedness (much of it being of a short term nature) and, to a lesser extent, obligations to make dividend payments on our classes of preferred stock.

Our total interest expense of $114.8 million and $80.1 million for years ended December 31, 2019 and 2018, respectively, represent the largest single line item of expense in each period. Preferred stock cash dividends were $16.9 and $16.7 million for the years ended December 31, 2019 and 2018, respectively. While reducing our cost of funds and increasing our common equity base (at valuations accretive to our book value) are primary goals of the Company, until we do so we will continue to expend significant amounts of cash for interest and dividend payments and will thus continue to rely heavily on our ability to raise cash from our L Bond offering, senior credit facility with LNV Corporation and other means as they are developed and available.

Life Insurance Policy Premium Payments

The payment of premiums and servicing costs to maintain life insurance policies represents one of our most significant requirements for cash disbursement. When a policy is purchased, we are able to calculate the minimum premium payments required to maintain the policy in-force. Over time as the insured ages, premium payments will increase. Nevertheless, the probability we will be required to pay the premiums decreases as mortality becomes more likely. These scheduled premiums and associated probabilities are factored into our expected internal rate of return and cash-flow modeling. Beyond premiums, we incur policy servicing costs, including annual trustee, policy administration and tracking costs. Additionally, we incur significant financing costs, including principal, interest and dividends. Both policy servicing costs and financing costs are excluded from our internal rate of return calculations. We finance our businesses through a combination of life insurance policy benefit receipts, dividends and interest on other investments, equity offerings, debt offerings, and advances under our senior credit facility with LNV Corporation.

Annex A-36

The amount of payments for anticipated premiums, including the requirement under our second amended and restated senior credit facility with LNV Corporation to maintain a two month cost-of-insurance threshold within each policy cash value account, and servicing costs that we will be required to make over the next five years to maintain our current portfolio, assuming no mortalities, is set forth in the table below (in thousands).

Years Ending December 31,	Premiums	Servicing	Premiums and Servicing Fees
2020	$67,455	$1,674	$69,129
2021	84,712	1,674	86,386
2022	97,757	1,674	99,431
2023	110,156	1,674	111,830
2024	120,077	1,674	121,751
	$480,157	$8,370	$488,527

Our anticipated premium expenses are subject to the risk of increased cost-of-insurance charges (i.e., “COI” or premium charges) for the life insurance policies we own. During 2018, we received notice of, or support for, COI rate changes on 30 policies with combined face value of $84.6 million in our portfolio. These increased charges resulted in a $5.1 million reduction in the fair value of our life insurance portfolio in 2018. We did not receive any notices of COI rate changes in 2019.

We have no known pending cost-of-insurance increases on any policies in our portfolio, but we are aware that cost-of-insurance increases have become more prevalent in the industry. Thus, we may see additional insurers implementing cost-of-insurance increases in the future.

Life Insurance Policy Benefit Receipts

For the quarter-end dates set forth below, the following table illustrates the total amount of face value of policy benefits owned, and the trailing 12 months of life insurance policy benefits realized and premiums paid on our portfolio. The trailing 12-month benefits/premium coverage ratio indicates the ratio of policy benefits realized to premiums paid over the trailing 12-month period from our portfolio of life insurance policies.

Quarter End Date	Portfolio Face Amount (in thousands)	12-Month Trailing Benefits Realized (in thousands)	12-Month Trailing Premiums Paid (in thousands)	12-Month Trailing Benefits/Premium Coverage Ratio
March 31, 2015	$754,942	$46,675	$23,786	196.2%
June 30, 2015	806,274	47,125	24,348	193.5%
September 30, 2015	878,882	44,482	25,313	175.7%
December 31, 2015	944,844	31,232	26,650	117.2%
March 31, 2016	1,027,821	21,845	28,771	75.9%
June 30, 2016	1,154,798	30,924	31,891	97.0%
September 30, 2016	1,272,078	35,867	37,055	96.8%
December 31, 2016	1,361,675	48,452	40,239	120.4%
March 31, 2017	1,447,558	48,189	42,753	112.7%
June 30, 2017	1,525,363	49,295	45,414	108.5%
September 30, 2017	1,622,627	53,742	46,559	115.4%
December 31, 2017	1,676,148	64,719	52,263	123.8%
March 31, 2018	1,758,066	60,248	53,169	113.3%
June 30, 2018	1,849,079	76,936	53,886	142.8%
September 30, 2018	1,961,598	75,161	55,365	135.8%
December 31, 2018	2,047,992	71,090	52,675	135.0%
March 31, 2019	2,098,428	87,045	56,227	154.8%
June 30, 2019	2,088,445	82,421	59,454	138.6%
September 30, 2019	2,064,156	101,918	61,805	164.9%
December 31, 2019	2,020,973	125,148	63,851	196.0%

Annex A-37

We believe that the portfolio cash flow results set forth above are consistent with our general investment thesis that the life insurance policy benefits we receive will continue to increase over time in relation to the premiums we are required to pay on the remaining polices in the portfolio. Nevertheless, we expect that our portfolio cash flow on a period-to-period basis will remain inconsistent as we continue to allocate substantially more capital to Beneficient and have reduced capital allocated to acquiring a larger, more diversified portfolio of life insurance policies.

Inflation

Changes in inflation do not necessarily correlate with changes in interest rates. We presently do not foresee any material impact of inflation on our results of operations in the periods presented in our consolidated financial statements.

Off-Balance Sheet Arrangements

Unfunded Capital Commitments

Beneficient had $73.8 million of gross potential capital commitments as of December 31, 2019 representing potential limited partner capital funding commitments on the alternative asset funds that serve as collateral to its loans. This is the amount above any existing cash reserves for such capital funding commitments. The trust holding the interest in the limited partnership for the alternative asset fund is required to fund these limited partner capital commitments per the terms of the limited partnership agreement. Capital funding commitment reserves are maintained by the associated trusts created at the origination of each trust for up to $0.1 million. To the extent that the associated trust cannot pay the capital funding commitment, Beneficient is obligated to lend sufficient funds to meet the commitment. Any amounts advanced by Beneficient for these limited partner capital funding commitments above the associated capital funding commitment reserves held by the associated trusts are added to the loan balance and are expected to be recouped through the cash distributions from the alternative asset fund collateral.

Capital commitments generally originate from limited partner agreements having fixed or expiring expiration dates. The total limited partner capital funding commitment amounts may not necessarily represent future cash requirements. Beneficient considers the creditworthiness on a case-by-case basis. At December 31, 2019, Beneficient had no reserves for losses on unused commitments to fund potential limited partner capital funding commitments.

Credit Risk and Interest Rate Risk

We review the credit risk associated with our portfolio of life insurance policies when estimating its fair value. In evaluating the policies’ credit risk, we consider insurance company solvency, credit risk indicators, economic conditions, ongoing credit evaluations, and company positions. We attempt to manage our credit risk related to life insurance policies typically by purchasing policies issued only from companies with an investment-grade credit rating by either Standard & Poor’s, Moody’s, or A.M. Best Company. As of December 31, 2019, 95.7% of our life insurance policies, by face value benefits, were issued by companies that maintained an investment-grade rating (BBB or better) by Standard & Poor’s.

The assets and liabilities exchanged in the Initial Transfer of the Exchange Transaction are excluded from this analysis.

Our second amended and restated senior credit facility with LNV Corporation and Beneficient’s other borrowings are floating-rate financings. In addition, our ability to offer interest and dividend rates that attract capital (including in our continuous offering of L Bonds) is generally impacted by prevailing interest rates. Furthermore, while our L Bond offering provides us with fixed-rate debt financing, our Debt Coverage Ratio is calculated in relation to the interest rate on all of our debt financing, exclusive of our Seller Trust L Bonds. Therefore, increases in interest rates impact our business by increasing our borrowing costs and reducing availability under our debt financing arrangements. Earnings from our life insurance portfolio are based upon the spread, if any, generated between the return on the portfolio and the total cost of our financing (excluding cost of financing for the Seller Trust L Bonds). As a result, increases in interest rates will reduce the earnings we expect to achieve from our investments in life insurance policies.

Beneficient is subject to risks related to markets, credit, currency, and interest rates. Beneficient issues loans that are subject to credit risk, repayment risk and interest rate risk. Beneficient has underwriting procedures and utilizes market rates. As of December 31, 2019, all of Beneficient’s loans are collateralized by the cash flows originating from alternative assets without recourse to the client. Currently, all of these alternative assets consist of private equity limited partnership interests which are primarily denominated in the U.S. dollar, Euro, and Canadian dollar. The underlying

Annex A-38

portfolio companies primarily operate in the United States, with the largest percentage, based on NAV, operating in healthcare technology, bio-technology, and diversified telecommunications services industries. The Company mitigates credit risk through the ExAlt PlanTM whereby excess cash flows from a collective pool of alternative assets can be utilized to repay the loans when cash flows from the client’s original alternative assets are not sufficient to repay the outstanding principal, interest, and fees.

Debt Coverage Ratio

Our L Bond borrowing covenants require us to maintain a Debt Coverage Ratio of less than 90%. The Debt Coverage Ratio is calculated by dividing the sum of our total interest-bearing indebtedness (other than Excluded Indebtedness described in Note 2 to the table below) by the sum of our cash, cash equivalents, restricted cash, life insurance policy benefits receivable, the net present value of the life insurance portfolio, and, without duplication, the value of all of our other assets as reflected on our most recently available balance sheet prepared in accordance with GAAP. The discount rate we use for the net present value of our life insurance portfolio for this calculation may not be the same discount rate we use for our GAAP valuation and is not necessarily reflective of the amount we could realize upon a sale of the portfolio.

	December 31, 2019 (in thousands)	December 31, 2018 (in thousands)
Life insurance portfolio policy benefits	$2,020,973	$2,047,992
Discount rate of future cash flows(1)	7.55%	7.75%
Net present value of life insurance portfolio policy benefits	$826,196	$770,074
All cash and cash equivalents (including restricted cash)	81,780	125,436
Life insurance policy benefits receivable (net of allowance)	23,031	16,461
Other assets	945,240	591,048
Total Coverage(2)	$1,876,247	$1,503,019
Senior credit facility with LNV Corporation	$184,586	$158,209
L Bonds	948,128	1,029,044
Total Indebtedness(2)	$1,132,714	$1,187,253
Debt Coverage Ratio	60.40%	78.99%

____________

(1)      Weighted-average interest rate paid on indebtedness, excluding that of Seller Trust L-Bonds.

(2)      Total Coverage excludes the assets of Beneficient. Total Indebtedness is equal to the total liabilities balance of GWG Holdings (excluding the liabilities of Beneficient) as of December 31, 2019, other than Excluded Indebtedness. Excluded Indebtedness is Indebtedness that is payable at the Company’s option in Capital Stock of the Company or securities mandatorily convertible into or exchangeable for Capital Stock of the Company, or any Indebtedness that is reasonably expected to be converted or exchanged, directly or indirectly, into Capital Stock of the Company. This change in the definition of the Debt Coverage Ratio was defined in Amendment No. 2 to the Amended and Restated Indenture entered into as of December 31, 2019 (see Note 12 to the consolidated financial statements).

As of December 31, 2019 and 2018, we were in compliance with the Debt Coverage Ratio.

Annex A-39

ITEM 8.    CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

GWG Holdings, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of GWG Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of their operations and their cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 26, 2020, expressed an unqualified opinion.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

/s/ WHITLEY PENN LLP

Dallas, Texas

March 27, 2020

Annex A-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

GWG Holdings, Inc. and Subsidiaries

Opinion on Internal Control Over Financial Reporting

We have audited GWG Holdings, Inc. and Subsidiaries (the “Company”) internal control over financial reporting as of December 31, 2019, based on criteria established in 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in 2013 Internal Control — Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheet of the Company, as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019, and our report dated March 26, 2020 expressed an unqualified opinion on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the entity’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

An entity’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and directors of the entity; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ WHITLEY PENN LLP

Dallas, Texas

March 27, 2020

Annex A-41

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
GWG Holdings, Inc. and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of GWG Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2018, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows, for the year ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 6 to the consolidated financial statements, for the year ended December 31, 2018, the Company incurred a loss within its gain (loss) on life insurance policies, net, of $87.1 million, resulting from a change in accounting estimate related to the changes made to the life expectancy estimation methodology on life insurance policies in the Company’s portfolio. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Baker Tilly Virchow Krause, LLP

We served as the Company’s auditor from 2013 to 2019.

Minneapolis, Minnesota

July 9, 2019

Annex A-42

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$79,073	$114,587
Restricted cash	20,258	10,849
Investment in life insurance policies, at fair value	796,039	747,922
Life insurance policy benefits receivable, net	23,031	16,461
Loan receivables	232,344	—
Fees receivable	29,168	—
Financing receivables from affiliates	67,153	184,769
Equity method investments	1,761	360,842
Other assets	28,374	45,437
Goodwill	2,358,005	—
TOTAL ASSETS	$3,635,206	$1,480,867
LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Senior credit facility with LNV Corporation	$174,390	$148,978
L Bonds	926,638	651,403
Seller Trust L Bonds	366,892	366,892
Other borrowings	153,086	—
Interest and dividends payable	16,516	18,555
Deferred revenue	41,444	—
Accounts payable and accrued expenses	27,836	13,981
Deferred tax liability	57,923	—
TOTAL LIABILITIES	1,764,725	1,199,809
Redeemable noncontrolling interests	1,269,654	—
STOCKHOLDERS’ EQUITY
REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 100,000; shares outstanding 84,636 and 97,524; liquidation preference of $85,130 and $98,093 as of December 31, 2019 and 2018, respectively)	74,023	86,910
SERIES 2 REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 150,000; shares outstanding 147,164 and 148,359; liquidation preference of $148,023 and $149,225 as of December 31, 2019 and 2018, respectively)	127,868	129,063
COMMON STOCK
(par value $0.001; shares authorized 210,000,000; shares issued and outstanding 30,533,793 and 33,018,161 as of December 31, 2019 and 2018, respectively)	33	33
Common stock in treasury, at cost, 2,500,000 shares as of December 31, 2019	(24,550)	—
Additional paid-in capital	233,106	249,662
Accumulated deficit	(76,501)	(184,610)
TOTAL GWG HOLDINGS STOCKHOLDERS’ EQUITY	333,979	281,058
Noncontrolling interests	266,848	—
TOTAL STOCKHOLDERS’ EQUITY	600,827	281,058
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,635,206	$1,480,867

The accompanying notes are an integral part of these Consolidated Financial Statements.

Annex A-43

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2019	2018
REVENUE
Gain (loss) on life insurance policies, net	$75,320	$(14,105)
Interest and other income	16,956	13,715
TOTAL REVENUE	92,276	(390)
EXPENSES
Interest expense	114,844	80,136
Employee compensation and benefits	28,309	17,407
Legal and professional fees	12,824	5,541
Other expenses	15,896	15,995
TOTAL EXPENSES	171,873	119,079
LOSS BEFORE INCOME TAXES	(79,597)	(119,469)
INCOME TAX EXPENSE (BENEFIT)	57,933	—
LOSS BEFORE EARNINGS FROM EQUITY METHOD INVESTMENTS	(137,530)	(119,469)
Earnings (loss) from equity method investments	(4,077)	18
Gain on consolidation of equity method investment (see Note 5)	249,716	—
NET INCOME (LOSS)	108,109	(119,451)
Preferred stock dividends	16,943	16,663
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$91,166	$(136,114)
NET INCOME (LOSS) PER COMMON SHARE
Basic	$2.76	$(22.32)
Diluted	$2.65	$(22.32)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	33,016,007	6,098,208
Diluted	35,219,442	6,098,208

The accompanying notes are an integral part of these Consolidated Financial Statements.

Annex A-44

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$108,109	$(119,451)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Change in fair value of investment in life insurance policies	(49,015)	10,344
Amortization of deferred financing and issuance costs	13,804	10,037
Amortization of premium and accretion of discount on financing receivables	(1,720)	(14)
Provision for uncollectible policy benefit receivable	153	4,300
Loss (earnings) from equity method investments	4,077	(18)
Stock-based compensation	1,732	2,182
Gain on consolidation of equity method investment	(249,716)	—
Deferred income taxes	57,923	—
(Increase) decrease in operating assets:
Life insurance policy benefits receivable	(6,683)	(4,102)
Interest receivable added to commercial loan principal	—	(10,534)
Accrued interest on financing receivables	(6,913)	—
Other assets	(5,056)	4,406
Increase (decrease) in operating liabilities:
Accounts payable and other accrued expenses	(8,297)	4,102
Interest and dividends payable	(1,228)	3,269
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(142,830)	(95,479)
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	(32,367)	(128,503)
Carrying value of matured life insurance policies	33,265	20,764
Equity method investments	(12,388)	(3,204)
Business combination consideration, net of cash acquired	(61,479)	—
Financing receivables from affiliate issued	(65,000)	(3,037)
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(137,969)	(113,980)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on senior debt	50,133	12,903
Repayments of senior debt	(23,756)	(77,219)
Payments for senior debt issuance costs	(2,042)	—
Proceeds from issuance of L Bonds	403,397	263,965
Payments for L Bonds issuance costs	(25,284)	(17,379)
Payments for redemption of L Bonds	(116,809)	(48,027)
Issuance of common stock	59	614
Proceeds from issuance of convertible preferred stock	—	50,000
Proceeds from issuance of redeemable preferred stock	—	56,238
Payments for redeemable preferred stock issuance costs	—	(4,142)
Payments for redemption of redeemable preferred stock	(14,061)	(2,457)
Common stock dividends	—	(25,709)
Preferred stock dividends	(16,943)	(16,663)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	254,694	192,124
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(26,105)	(17,335)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH
BEGINNING OF PERIOD	125,436	142,771
END OF PERIOD	$99,331	$125,436

The accompanying notes are an integral part of these Consolidated Financial Statements.

Annex A-45

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED

(in thousands, except per share data)

	Years Ended December 31,
	2019	2018
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$102,202	$67,058
Premiums paid, including prepaid	$68,467	$49,467
NON-CASH INVESTING AND FINANCING ACTIVITIES
Financing receivable from affiliate:
Financing receivable from affiliate acquired	$—	$173,485
Conversion of interest receivable to commercial loan principal	$—	$10,534
Exchangeable note acquired and converted to equity method investment	$—	$156,422
Equity method investment acquired	$—	$201,828
Equity security acquired	$—	$38,562
Seller Trust L Bonds issued	$—	$366,892
Common stock issued	$—	$203,405
L Bonds:
Conversion of accrued interest and commissions payable to principal	$1,760	$1,240
Conversion of L Bonds to redeemable preferred stock	$—	$4,546
Preferred Stock:
Conversion of Series B convertible preferred stock to common stock	$—	$50,000
Options and stock appreciation rights issued	$399	$614
Investment in life insurance policies included in accounts payable	$—	$6,377

The accompanying notes are an integral part of these Consolidated Financial Statements.

Annex A-46

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except per share data)

	Preferred Stock Shares	Preferred Stock	Common Shares	Common Stock (par)	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total GWG Holdings Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance, December 31, 2017	187,319	$173,116	5,813,555	$6	$—	$(39,450)	$—	$133,672	$—	$133,672
Net loss	—	—	—	—	—	(119,451)	—	(119,451)	—	(119,451)
Issuance of common stock	—	—	22,214,641	22	204,771	—	—	204,793	—	204,793
Repurchase of common stock	—	—	(10,035)	—	(69)	—	—	(69)	—	(69)
Issuance of redeemable preferred stock	61,021	56,878	—	—	—	—	—	56,878	—	56,878
Redemption of redeemable preferred stock	(2,457)	(2,458)	—	—	—	—	—	(2,458)	—	(2,458)
Common stock dividends	—	—	—	—	—	(25,709)	—	(25,709)	—	(25,709)
Issuance of Series B convertible preferred stock	5,000,000	50,000	—	—	—	—	—	50,000	—	50,000
Conversion of Series B convertible preferred stock to common stock	(5,000,000)	(50,000)	5,000,000	5	49,995	—	—	—	—	—
Preferred stock dividends	—	(11,563)	—	—	(5,100)	—	—	(16,663)	—	(16,663)
Stock-based compensation	—	—	—	—	65	—	—	65	—	65
Balance, December 31, 2018	245,883	$215,973	33,018,161	$33	$249,662	$(184,610)	$—	$281,058	$—	$281,058
Net income	—	—	—	—	—	108,109	—	108,109	—	108,109
Issuance of common stock	—	—	58,382	—	439	—	—	439	—	439
Repurchase of common stock	—	—	(42,750)	—	(362)	—	—	(362)	—	(362)
Common stock in treasury	—	—	(2,500,000)	—	—	—	(24,550)	(24,550)	—	(24,550)
Redemption of redeemable preferred stock	(14,083)	(14,082)	—	—	(1)	—	—	(14,083)	—	(14,083)
Preferred stock dividends	—	—	—	—	(16,943)	—	—	(16,943)	—	(16,943)
Stock-based compensation	—	—	—	—	311	—	—	311	—	311
Recognition of noncontrolling interests	—	—	—	—	—	—	—	—	266,848	266,848
Balance, December 31, 2019	231,800	$201,891	30,533,793	$33	$233,106	$(76,501)	$(24,550)	$333,979	$266,848	$600,827

The accompanying notes are an integral part of these Consolidated Financial Statements.

Annex A-47

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business

Organizational Structure

GWG Holdings, Inc. (“GWG Holdings”) conducts its life insurance secondary market business through a wholly owned subsidiary, GWG Life, LLC (“GWG Life”), and GWG Life’s wholly owned subsidiaries, GWG Life Trust and GWG DLP Funding IV, LLC. GWG Holdings’ previously wholly-owned subsidiary, Life Epigenetics Inc. (“Life Epigenetics”) was formed to engage in various life insurance related businesses and activities related to its development of epigenetic technology. Through its previously wholly-owned subsidiary, youSurance General Agency, LLC (“youSurance”), GWG Holdings offered life insurance directly to customers from a variety of life insurance carriers. On November 11, 2019, GWG contributed the common stock of Life Epigenetics and membership interests in youSurance to a legal entity, InsurTech Holdings, LLC in exchange for a membership interest in the entity (see Note 9).

GWG Holdings’ indirect interests in loans collateralized by cash flows from other alternative assets are held by The Beneficient Company Group, L.P. (“Ben LP,” including all of the subsidiaries it may have from time to time — “Beneficient”) and its general partner, Beneficient Management, L.L.C. (“Beneficient Management”). Prior to December 31, 2019, GWG Holdings’ investment in Beneficient was accounted for as an equity method investment. On December 31, 2019, as more fully described below, Beneficient became a consolidated subsidiary of GWG Holdings.

Ben LP is the general partner to Beneficient Company Holdings, L.P. (“BCH”) and owns 100% of the Class A Subclass A-1 and A-2 Units of BCH. BCH is the holding company that directly or indirectly receives all active and passive income of Beneficient and allocates that income among the units issued by BCH. As of December 31, 2019, BCH has issued general partnership Class A Units (Subclass A-1 and A-2), Class S Ordinary Units, Class S Preferred Units, FLP Units (Subclass 1 and Subclass 2), Preferred Series A Subclass 1 Unit Accounts, and Preferred Series A Subclass 2 Units. BCH issued to Ben LP Preferred Series A Subclass 2 Units as part of the transaction with GWG Holdings discussed below. Preferred Series A Subclass 2 Units hold the same rights and privileges as the Preferred Series A Subclass 1 Unit Accounts.

All of the aforementioned legal entities are organized in Delaware, other than GWG Life Trust, which is governed by the laws of the state of Utah. Unless the context otherwise requires or we specifically so indicate, all references in this report to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to these entities collectively. Our headquarters are located in Dallas, Texas.

Nature of Business

GWG Holdings, through its wholly-owned subsidiary GWG Life, has historically purchased life insurance policies in the secondary market and has built a large, actuarially diverse portfolio of life insurance policies backed by highly rated life insurance companies. These policy purchases were funded primarily through sales of L Bonds, as discussed in Note 12. In 2018 and 2019, GWG Holdings made strategic decisions to increase capital allocated toward providing liquidity products to a broader range of alternative assets, primarily through investments in Beneficient.

Beneficient is a financial services firm based in Dallas, Texas that provides liquidity solutions for mid-to-high net worth (“MHNW”) individuals and small-to-mid (“STM”) size institutions, which previously had few options to obtain early liquidity for their alternative assets holdings. On September 25, 2018, Beneficient’s capital companies applied for trust charters from the Texas Department of Banking to merge into to-be organized limited trust associations. Beneficient’s capital companies submitted revised charter applications on March 6, 2020. As of March 25, 2020, the trust charters had not been issued to Beneficient. As such, Beneficient has closed a limited number of transactions to date, but intends to significantly expand its operations if and when the trust charters are issued.

Annex A-48

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business (cont.)

Beneficient was formed in 2003 but began its alternative asset business in September 2017. Beneficient operates primarily through its subsidiaries, which provide Beneficient’s products and services. These subsidiaries include: (i) Beneficient Capital Company, L.L.C. (“BCC”), through which Beneficient offers loans and liquidity products; (ii) Beneficient Administrative and Clearing Company, L.L.C. (“BACC”), through which Beneficient provides services for fund and trust administration and plans to provide custody services; (iii) Pen Indemnity Insurance Company, LTD (“Pen”), through which Beneficient plans to offer insurance services; and (iv) Ben Markets Management Holdings, L.P., formerly called ACE Portal, L.L.C. (“ACE”), through which Beneficient plans to provide an online portal for direct access to Beneficient’s financial services and products.

Beneficient’s primary operations pertain to its liquidity products whereby Ben LP, through its subsidiaries, extends loans collateralized by cash flows from illiquid alternative assets and provides services to the trustees who administer the collateral. Beneficient’s core business products are its Exchange Trust, LiquidTrust and the InterChange Trust (introduced in 2020). Beneficient’s clients select one of these products and place their alternative assets into the custody trust that is a constituent member of a trust structure called the “ExAlt PlanTM” (comprised of the Exchange Trusts, LiquidTrusts, Custody Trusts, Collective Trusts, and Funding Trusts). The ExAlt PlanTM then delivers to Beneficient’s clients the consideration required by the specific product selected by Beneficient’s clients. At the same time, Beneficient, through a subsidiary, extends a loan to the ExAlt PlanTM. The proceeds (cash or common units in Ben LP) of that loan to the ExAlt PlanTM are ultimately paid to the client. The cash flows from the client’s alternative asset support the repayment of the loans plus any related interest and fees.

In 2018 and 2019, GWG Holdings and GWG Life consummated a series of transactions (as more fully described below) with Beneficient that has resulted in a significant reorientation of our business and capital allocation strategy in addition to changes in our Board of Directors and executive management team.

Liquidity

As of December 31, 2019, we had cash and cash equivalents of approximately $79.1 million. We generated net losses from operations for the years ended December 31, 2019 and 2018 totaling $137.5 million and $119.5 million. As of February 29, 2020, we had cash and cash equivalents of $104.5 million, not including cash and cash equivalents of Beneficient. Besides funding operating expenditures and having sufficient cash to fund anticipated additional investments in Beneficient primarily for its lending products and working capital needs, we are obligated to pay other items such as interest payments and debt redemptions, and preferred stock dividends and redemptions. We expect to satisfy these obligations and fund our operations through anticipated operating cash flows, receipt of proceeds from our insurance policies, sales of additional L-Bonds, and, potentially, additional borrowings under existing debt facilities or new borrowings with other third-party lenders.

GWG has a history of selling L-Bonds dating back to January 2012. GWG may not be able sell additional L-Bonds on terms as favorable to the Company as past transactions or in quantities sufficient to fund all of the Company’s operating requirements. Additionally, the Company may not be able to obtain additional borrowing under existing debt facilities or new borrowings with other third-party lenders. To the extent that GWG or its subsidiaries raise additional capital through the future issuance of debt, the terms of those debt securities may include terms that adversely affect the rights of our existing debt and/or equity holders or involve negative covenants that restrict GWG’s ability to take specific actions, such as incurring additional debt or making additional investments in growing the operations of the Company. If GWG is unable to fund its operations and other obligations, or defaults on its debt, then the Company will be required to either i) sell assets to provide sufficient funding or ii) to raise additional capital through the sale of equity and the ownership interest of our equity holders may be diluted.

Based on projections of anticipated operating cash flows, receipt of proceeds from our insurance policies, sales of additional L-Bonds, and, potentially, additional borrowings under existing debt facilities or new borrowings with other third-party lenders, we believe that we will have sufficient cash resources to finance our operations, satisfy our other obligations, and to fund anticipated additional investments in Beneficient through March 31, 2021.
Annex A-49

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business (cont.)

The Exchange Transaction

On August 10, 2018 (the “Initial Transfer Date”), we completed the first of two closings (the “Initial Transfer”) contemplated by a Master Exchange Agreement with Ben LP and certain other parties (the “Seller Trusts”), which governs the strategic exchange of assets among the parties (the “Exchange Transaction”). On the Initial Transfer Date:

•        GWG issued to the Seller Trusts Seller Trust L Bonds due 2023 (the “Seller Trust L Bonds”) in an aggregate principal amount of $403.2 million, as more fully described below;

•        Beneficient purchased 5,000,000 shares of GWG’s Series B Convertible Preferred Stock, par value $0.001 per share and having a stated value of $10 per share (“Series B”), for cash consideration of $50.0 million, which shares were subsequently transferred to the Seller Trusts;

•        in consideration for GWG and GWG Life entering into the Master Exchange Agreement and consummating the transactions contemplated thereby, Ben LP, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $200.0 million (the “Commercial Loan”);

•        Ben LP delivered to GWG a promissory note (the “Exchangeable Note”) in the principal amount of $162.9 million; and

•        the Seller Trusts delivered to GWG 4,032,349 common units of Ben LP at an assumed value of $10 per common unit.

On December 28, 2018, the final closing of the transaction occurred and the following actions took place (the “Final Closing” and the date upon which the Final Closing occurred, the “Final Closing Date”):

•        in accordance with the Master Exchange Agreement, and based on the net asset value of alternative asset financings as of the Final Closing Date, effective as of the Initial Transfer Date, (i) the principal amount of the Commercial Loan was reduced to $182.0 million, (ii) the principal amount of the Exchangeable Note was reduced to $148.2 million, and (iii) the principal amount of the Seller Trust L Bonds was reduced to $366.9 million;

•        the Seller Trusts refunded to GWG $0.8 million in interest paid on the Seller Trust L Bonds related to the Seller Trust L Bonds that were issued as of the Initial Transfer Date but cancelled, effective as of the Initial Transfer Date, on the Final Closing Date;

•        the accrued interest on the Commercial Loan and the Exchangeable Note was added to the principal amount of the Commercial Loan, as a result of which the principal amount of the Commercial Loan as of the Final Closing Date was $192.5 million;

•        the Seller Trusts transferred to GWG an aggregate of 21,650,087 common units of Ben LP and GWG received 14,822,843 common units of Ben LP in exchange for the Exchangeable Note, upon completion of which GWG owned (including the 4,032,349 common units received by GWG on the Initial Transfer Date) 40,505,279 common units of Ben LP;

•        Ben LP issued to GWG an option (the “Option Agreement”) to acquire the number of common units of Ben LP, interests or other property that would be received by a holder of Preferred Series A Subclass 1 Unit Accounts of BCH; and

•        GWG issued to the Seller Trusts 27,013,516 shares of GWG common stock (including 5,000,000 shares issued upon conversion of the Series B).

Annex A-50

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business (cont.)

Description of the Assets Exchanged

Seller Trust L Bonds

On August 10, 2018, in connection with the Initial Transfer, GWG Holdings, GWG Life and Bank of Utah, as trustee, entered into a Supplemental Indenture (the “Supplemental Indenture”) to the Amended and Restated Indenture dated as of October 23, 2017 (the “Amended and Restated Indenture”). GWG Holdings entered into the Supplemental Indenture to add and modify certain provisions of the Amended and Restated Indenture necessary to provide for the issuance of the Seller Trust L Bonds. The maturity date of the Seller Trust L Bonds is August 9, 2023. The Seller Trust L Bonds bear interest at 7.5% per year. Interest is payable monthly in cash.

After the second anniversary of the Final Closing Date, the holders of the Seller Trust L Bonds will have the right to cause GWG to repurchase, in whole but not in part, the Seller Trust L Bonds held by such holder. The repurchase may be paid, at GWG’s option, in the form of cash, a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the Commercial Loan, and (ii) Ben LP common units, or a combination of cash and such property.

The Seller Trust L Bonds (see Note 13) are senior secured obligations of GWG, ranking junior only to all senior debt of GWG (see Note 11), pari passu in right of payment and in respect of collateral with all “L Bonds” of GWG (see Note 12), and senior in right of payment to all subordinated indebtedness of GWG. Payments under the Seller Trust L Bonds are guaranteed by GWG Life (see Note 23).

Series B Convertible Preferred Stock

The Series B converted into 5,000,000 shares of our common stock at a conversion price of $10 per share upon the Final Closing.

Commercial Loan

The $192.5 million principal amount under the Commercial Loan is due on August 9, 2023; however, it is extendable for two five-year terms. See Note 8 for a full description of the terms of the Commercial Loan. Ben LP’s obligations under the Commercial Loan are unsecured.

The principal amount of the Commercial Loan bears interest at 5.0% per year. From and after the Final Closing Date, one-half of the interest, or 2.5% per year, is due and payable monthly in cash, and one-half of the interest, or 2.5% per year, accrues and compounds annually on each anniversary date of the Final Closing Date and becomes due and payable in full in cash on the maturity date.

In accordance with the Supplemental Indenture governing the issuance of the Seller Trust L Bonds, upon a redemption event or at the maturity date of the Seller Trust L Bonds, the Company, at its option, may use the outstanding principal amount of the Commercial Loan, and accrued and unpaid interest thereon, as repayment consideration of the Seller Trust L Bonds.

Exchangeable Note

The Exchangeable Note accrued interest at a rate of 12.4% per year, compounded annually. Interest was payable in cash on the earlier to occur of the maturity date or the Final Closing Date; provided that Beneficient had the option to add to the outstanding principal balance under the Commercial Loan the accrued interest in lieu of payment in cash of such accrued interest thereon at the Final Closing Date. At the Final Closing date, the principal amount of the Exchangeable Note was exchanged for 14,822,843 common units of Ben LP, and the accrued interest on the Exchangeable Note was added to the principal balance of the Commercial Loan.

Annex A-51

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business (cont.)

Option Agreement

In connection with the Final Closing, GWG Holdings entered into the Option Agreement with Ben LP. The Option Agreement gives GWG Holdings the option to acquire the number of common units in Ben LP that would be received by the holder of Preferred Series A Subclass 1 Unit Accounts of BCH, if such holder were converting on that date. There is no exercise price and the Company may exercise the option at any time until December 27, 2028, at which time the option will automatically settle.

Common Units of Ben LP

In connection with the Initial Transfer and Final Closing, the Seller Trusts and Beneficient delivered to GWG Holdings 40,505,279 common units of Ben LP. These units represented an approximate 89.9% interest in the common units of Ben LP as of the Final Closing Date (although, on a fully diluted basis, our ownership interest in common units of Ben LP would be reduced significantly below a majority of those issued and outstanding).

Purchase and Contribution Agreement

On April 15, 2019, Jon R. Sabes, GWG’s former Chief Executive Officer and a former director, and Steven F. Sabes, GWG’s former Executive Vice President and a former director, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with, among others, Ben LP. Under the Purchase and Contribution Agreement, Jon and Steven Sabes agreed to transfer all 3,952,155 of the shares of GWG’s outstanding common stock held directly or indirectly by them to BCC (a subsidiary of Ben LP) and AltiVerse Capital Markets, L.L.C. (“AltiVerse”). AltiVerse is a limited liability company owned by an entity related to Beneficient’s founders, including Brad K. Heppner (GWG’s Chairman and Beneficient’s Chief Executive Officer and Chairman) and an entity related to Thomas O. Hicks (one of Beneficient’s current directors and a director of GWG). GWG was not a party to the Purchase Agreement; however, the closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) were subject to certain conditions that were dependent upon GWG taking, or refraining from taking, certain actions.

The closing of the Purchase and Contribution Transaction occurred on April 26, 2019. Prior to or in connection with such closing:

•        GWG’s bylaws were amended to increase the maximum number of directors of GWG from nine to 13, and the actual number of directors comprising the Board of Director was increased from seven to 11. The size of the Board has since been reduced and currently consists of nine directors.

•        All seven members of GWG’s Board of Directors prior to the closing resigned as directors of GWG, and 11 individuals designated by Beneficient were appointed as directors of GWG, leaving two board seats vacant after the closing.

•        Jon R. Sabes resigned from all officer positions he held with GWG or any of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of GWG’s technology-focused then wholly-owned subsidiaries, Life Epigenetics and youSurance.

•        Steven F. Sabes resigned from all officer positions he held with GWG or any of its subsidiaries prior to the closing, except as Chief Operating Officer of Life Epigenetics.

•        The resignations of Messrs. Jon and Steven Sabes included a full waiver and forfeit of (i) any severance that may be payable by GWG or any of its subsidiaries in connection with such resignations or the Purchase and Contribution Transaction, and (ii) all equity awards of GWG held by either of them.

•        Murray T. Holland was appointed as Chief Executive Officer of GWG.

•        GWG entered into performance share unit agreements with certain employees of GWG pursuant to which such employees will collectively receive up to $4.5 million in cash compensation under certain terms

Annex A-52

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business (cont.)

and conditions, including, among others, that such employees remain employed by GWG or one of its subsidiaries (or, if no longer employed, such employment was terminated by GWG other than for cause, as such term is defined in the performance share unit agreement) for a period of 120 days following the closing.

•        The stockholders agreement that was entered into on the Final Closing Date was terminated by mutual consent of the parties thereto.

•        BCC and AltiVerse executed and delivered a Consent and Joinder to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the Company, GWG Life, LLC, Messrs. Jon and Steven Sabes and the Bank of Utah, which provides that the shares of GWG’s common stock acquired by BCC and AltiVerse pursuant to the Purchase and Contribution Agreement will continue to be pledged as collateral security for GWG’s obligations owing in respect of the L Bonds and Seller Trust L Bonds.

Indemnification Agreements

On April 26, 2019, GWG entered into Indemnification Agreements (the “Indemnification Agreements”) with each of its executive officers and the directors appointed to the Board of Directors on such date. On May 13, 2019, GWG entered into Indemnification Agreement with the three additional directors appointed to the Board of Directors on such date (collectively with the executive officers and directors appointed on April 26, 2019, the “Indemnitees”). The Indemnification Agreements clarify and supplement indemnification provisions already contained in GWG’s bylaws and generally provide that GWG shall indemnify the indemnitees to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer and also provide for rights to advancement of expenses and contribution.

The Investment and Exchange Agreements

On December 31, 2019, the Company, Ben LP, BCH, and Beneficient Management entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”).

Pursuant to the Investment Agreement, the Company transferred $79.0 million to Ben LP in return for 666,667 common units of Ben LP and a Preferred Series A Subclass 1 Unit Account of BCH.

In connection with the Investment Agreement, the Company obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result, the Company obtained control of Ben LP and began reporting the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. See Note 5 for more details on the accounting for the consolidation. The Company’s right to appoint a majority of the board of directors of Beneficient Management will terminate in the event (i) the Company’s ownership of the fully diluted equity of Ben LP (excluding equity issued upon the conversion or exchange of Preferred Series A Unit Accounts of BCH held as of December 31, 2019 by parties other than the Company) is less than 25%, (ii) the Continuing Directors of the Company cease to constitute a majority of the board of directors of the Company, or (iii) certain bankruptcy events occur with respect to the Company. The term “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who: (1) was a member of the board of directors on December 31, 2019; or (2) was nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election.

Following the transaction, and as agreed upon in the Investment Agreement, the Company was issued an initial capital account balance for the Preferred Series A Subclass 1 Unit Account of $319.0 million. The other holders of the Preferred Series A Subclass 1 Unit Accounts are an entity related to the founders of Ben LP and an entity related to one of GWG’s and Beneficient’s directors (the “Related Account Holders”), and the aggregate capital accounts of all holders of the Preferred Series A Subclass 1 Unit Accounts after giving effect to the investment by the Company is $1.6 billion. The Company’s Preferred Series A Subclass 1 Unit Account is the same class of preferred security as

Annex A-53

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business (cont.)

held by the Related Account Holders. If the Related Account Holders exchange their Preferred Series A Subclass 1 Unit Accounts for securities of the Company, the Company’s Preferred Series A Subclass 1 Unit Account would be converted into common units of Ben LP (so neither the Company nor the founders would hold Preferred Series A Subclass 1 Unit Accounts).

Also, on December 31, 2019, in a transaction related to the Investment Agreement, GWG Holdings transferred its interest in the Preferred Series A Subclass 1 Unit Account to its wholly owned subsidiary, GWG Life.

In addition, on December 31, 2019, the Company, Ben LP and the holders of common units of Ben LP (the “Common Units”) entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which the holders of Common Units from time to time have the right, on a quarterly basis, to exchange their Common Units for common stock of the Company. The exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with the Common Units to be exchanged to the market price of the Company’s common stock based on the volume weighted average price of the Company’s common stock for the five consecutive trading days prior to the quarterly exchange date. The Exchange Agreement is intended to facilitate the marketing of Ben LP’s products to holders of alternative assets.

The Exchange Transaction, the Purchase and Contribution Transaction, and the Investment and Exchange Agreements are referred to collectively as the “Beneficient Transactions.”

(2) Summary of Significant Accounting Policies

Basis of Presentation — The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation — The consolidated financial statements include the accounts of GWG Holdings, Inc. and its subsidiaries. All material intercompany balances and transactions have been eliminated upon consolidation. Noncontrolling interests have been recorded for minority ownership in entities that are not wholly owned and are presented in compliance with the provisions of the Noncontrolling Interest in Subsidiary subsections of the Accounting Standards Codification (“ASC”).

The Company has interests in various entities including corporations and limited partnerships. For each such entity, the Company evaluates its ownership interest to determine whether the entity is a variable interest entity (“VIE”) and, if so, whether it is the primary beneficiary of the VIE. The Company would consolidate any entity for which it was the primary beneficiary, regardless of its ownership or voting interests. Upon inception of a variable interest or the occurrence of a reconsideration event, the Company makes judgments in determining whether entities in which it invests are VIEs. If so, the Company makes judgments to determine whether it is the primary beneficiary and is thus required to consolidate the entity.

If it is concluded that an entity is not a VIE, then the Company considers its proportional voting interests in the entity. The Company consolidates majority-owned subsidiaries in which a controlling financial interest is maintained. A controlling financial interest is determined by majority ownership and the absence of significant third-party participating rights. Ownership interests in entities for which the Company has significant influence that are not consolidated under the Company’s consolidation policy are accounted for as equity method investments. SEC Staff Announcement: Accounting for Limited Partnership Investments (codified in ASC 323-30-S99-1) guidance requires the use of the equity method unless the investor’s interest “is so minor that the limited partner may have virtually no influence over partnership operating and financial policies.” The SEC staff’s position is that investments in limited partnerships of greater than 3% to 5% are considered more than minor and, therefore, should be accounted for using the equity method.

Related party transactions between the Company and its equity method investees have not been eliminated.

Use of Estimates — The preparation of our consolidated financial statements in conformity with GAAP requires management to make significant estimates and assumptions affecting the reported amounts of assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue during the reporting

Annex A-54

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies (cont.)

period. We regularly evaluate estimates and assumptions, which are based on current facts, historical experience, management’s judgment, and various other factors that we believe to be reasonable under the circumstances. Our actual results may differ materially and adversely from our estimates. The most significant estimates with regard to these consolidated financial statements relate to (1) the determination of the assumptions used in estimating the fair value of our investments in life insurance policies, (2) the assessment of potential impairment of our equity method investments and our equity security investments and determination of the allowance for credit losses on our financing receivables, and (3) the value of our deferred tax assets and liabilities. Periodically, we make significant estimates in assessing the fair value of assets acquired and consideration given in return for those assets, which are used to establish the initial recorded values of such assets in accordance with ASC 805, Business Combinations. Under ASC 805, the consideration paid in an asset acquisition is allocated among the assets acquired based on their relative fair values at acquisition date. In relation to the Investment and Exchange Agreements, relative fair values obtained from a third-party valuation firm were used to calculate the amounts recorded for the assets acquired and liabilities assumed at their acquisition dates as more fully described in Note 5.

Cash and Cash Equivalents — We consider cash in demand deposit accounts and temporary investments purchased with an original maturity of three months or less to be cash equivalents. We maintain our cash and cash equivalents with highly rated financial institutions. The balances in our bank accounts may exceed Federal Deposit Insurance Corporation limits. We periodically evaluate the risk of exceeding insured levels and may transfer funds as we deem appropriate.

Cash, cash equivalents and restricted cash on our consolidated statements of cash flows include cash and cash equivalents and restricted cash of $79.1 million and $20.3 million and $114.6 million and $10.8 million as of December 31, 2019 and 2018, respectively. See Note 4 for a discussion of restrictions on cash.

Investment in Life Insurance Policies, at Fair Value — ASC 325-30, Investments in Insurance Contracts, permits a reporting entity to account for its investments in life insurance policies using either the investment method or the fair value method. We elected to use the fair value method to account for our life insurance policies. We initially record our purchase of life insurance policies at the purchase price, which is the amount paid for the policy, inclusive of all direct external fees and costs associated with the purchase. At each subsequent reporting period, we re-measure the investment at fair value in its entirety and recognize the change in fair value as unrealized gain or loss in the current period, net of premiums paid, within gain (loss) on life insurance policies, net in our consolidated statements of operations.

In a case where our acquisition of a policy is not complete as of a reporting date, but we have nonetheless advanced direct costs and deposits for the acquisition, those costs and deposits are recorded as other assets in our consolidated balance sheets until the acquisition is complete and we have secured title to the policy. At December 31, 2019 and 2018, none of our other assets comprised direct costs and deposits that we had advanced for life insurance policy acquisitions.

We also recognize realized gain (or loss) from a life insurance policy upon one of the two following events: (1) our receipt of notice or verified mortality of the insured; or (2) our sale of the policy (upon filing of change-of-ownership forms and receipt of payment). In the case of mortality, the gain (or loss) we recognize is the difference between the policy benefits and the carrying value of the policy once we determine that collection of the policy benefits is reasonably assured. In the case of a policy sale, the gain (or loss) we recognize is the difference between the sale price and the carrying value of the policy on the date we receive sale proceeds.

Life Insurance Policy Benefits Receivable, Net — Our policy benefit receivables represent amounts due from insurance carriers for claims submitted on matured life insurance policies. Policy benefit receivables are recorded at the policy benefit amounts less reserves for estimated uncollectible amounts. Uncollectible policy benefits can result from challenges by the insurance carrier to the legal validity of the policy, typically related to the concept of insurable interest, or from liquidity or solvency problems at the insurance carrier (although policy benefits are senior to any other obligations of a carrier).

Annex A-55

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies (cont.)

We reserve for policy benefits when it becomes probable that we will not collect the full amount of the policy benefit. The reserve requirements are based on the best facts available to us and are re-evaluated and adjusted as additional information becomes available. Uncollectible policy benefits are written off against the reserves when it is deemed that a policy amount is uncollectible. As of December 31, 2018, the balance of the allowance for uncollectible receivables was $4.3 million, relating to a single life insurance policy claim where collection was doubtful. In 2019 we received a settlement on that policy recovering the amount of premiums paid during the period it was held by GWG. As of December 31, 2019, there was no allowance for uncollectible life insurance policy benefits receivable.

Other Assets — Other assets consist of fixed assets, intangible assets, prepaid expenses, operating lease right-of-use assets, and other receivables. At December 31, 2019, other assets also includes the fair values of Beneficient’s other assets, net of intercompany eliminations.

In December 2018, in connection with the Final Closing of the Exchange Transaction, GWG Holdings entered into an Option Agreement with Beneficient. The agreement gives GWG Holdings the option to acquire the number of common units in Ben LP that would be received by the holder of Preferred Series A Subclass 1 Unit Accounts of BCH. There is no exercise price and the Company may exercise the option at any time until December 27, 2028, at which time the option will automatically exercise and settle. The Option Agreement was eliminated upon consolidation of Beneficient on December 31, 2019, and the balance of $38.6 million was recorded in other assets at December 31, 2018. The Option Agreement is considered an equity security investment and earns a preferred return that we accrued to the investment balance and recorded in interest and other income in the consolidated statement of operations up until December 31, 2019. Any future gains or losses on this investment will be eliminated in consolidation.

Financing Receivables — ASC 310, Receivables, provides guidance for receivables and notes that arise from credit sales, loans or other transactions. Financing receivables includes loans and notes receivable. Originated loans we hold for which we have the intent and ability to hold for the foreseeable future or to maturity (or payoff) are classified as held for investment. Financing receivables held for investment are reported in our consolidated balance sheets at the outstanding principal balance adjusted for any write-offs, allowance for loan losses, deferred fees or costs, and any unamortized premiums or discounts. Interest income is accrued on outstanding principal as earned. Unamortized discounts and premiums are amortized using the effective interest method with the amortization recognized as part of interest income in the consolidated statements of operations.

Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses. Specific allowances are recorded for individually impaired loans to the extent we determine it is probable we will be unable to collect all amounts due according to original contractual terms of the loan agreement. Certain loans classified as impaired may not require an allowance for loan loss because we believe we will ultimately collect the unpaid balance (through collection or collateral repossession). The method for calculating the best estimate of losses depends on the type and risk characteristics of the related financing receivables. Such an estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of market sectors, and the present and expected future levels of interest rates. The underlying assumptions, estimates and assessments we use to provide for losses are updated periodically to reflect our view of current conditions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible we will experience credit losses that are different from our current estimates. We have no allowance for losses at December 31, 2019 or December 31, 2018. Write-offs are deducted from the allowance for losses when we judge the principal to be uncollectible and subsequent recoveries are added to the allowance at the time cash is received on a written-off account.

Equity Method Investments — The Company accounts for investments in common stock or in-substance common stock in which we have the ability to exercise significant influence, but do not own a controlling financial interest, under the equity method of accounting. Investments within the scope of the equity method of accounting are initially measured at cost, including the cost of the investment itself and direct transaction costs incurred to acquire the investment. After the initial recognition of the investment at cost, we recognize income and losses from our investment by adjusting upward or downward the balance of our equity method investment on our consolidated balance sheet with such adjustments, if any, flowing through earnings (loss) from equity method investment on our consolidated

Annex A-56

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies (cont.)

statement of operations, in all cases adjusted to reflect amortization of basis differences, if any, and the elimination of intercompany gains and losses, if any. Cash distributions received from equity method investees are recorded as reductions to the investment balance and classified in the statement of cash flows using the cumulative earnings approach.

Equity method investments are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the investment might not be recoverable. These circumstances can include, but are not limited to evidence that we do not have the ability to recover the carrying amount, the inability of the investee to sustain earnings, a current fair value of the investment that is less than the carrying amount, and other investors ceasing to provide support or reducing their financial commitment to the investee. If the fair value of the investment is less than the carrying amount, and the investment will not recover in the near term, an other-than-temporary impairment may exist. We recognize a loss in value of an investment deemed other-than-temporary in the period the conclusion is made.

When we do not expect financial information of our equity method partner companies to be consistently available on a timely basis, the Company reports its share of the income or loss of the equity method investment on a one-quarter lag.

For more information on equity method investments, see Note 9.

Leases — The Company adopted ASC 842, Leases, on January 1, 2019. The Company leases certain real estate for its office premises that are classified as operating leases. We assess whether an arrangement is a lease at inception. Leases with an initial term of twelve months or less are not recorded in the balance sheet. We have elected the practical expedient to not separate lease and non-lease components for all assets. Operating lease assets and operating lease liabilities are calculated based on the present value of the future minimum lease payments over the lease term at the lease start date. As our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease start date in determining the present value of future payments. The operating lease asset is increased by any lease payments made at or before the lease start date and reduced by lease incentives and initial direct costs incurred. The lease term includes options to renew or terminate the lease when it is reasonably certain that we will exercise that option. The exercise of lease renewal options is at our sole discretion. The depreciable life of lease assets and leasehold improvements are limited by the lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Stock-Based Compensation — The Company measures and recognizes compensation expense for all stock-based payments at fair value on the grant date over the requisite service period. We use the Black-Scholes option pricing model to determine the fair value of stock options and stock appreciation rights. For restricted stock grants (including restricted stock units), fair value is determined as of the closing price of our common stock on the date of grant. Stock-based compensation expense is recorded in general and administrative expenses based on the classification of the employee or vendor. The determination of fair value of stock-based payment awards on the date of grant is affected by our stock price and a number of subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards and the expected duration of the awards. We account for the effects of forfeitures as they occur.

The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date. Volatility is based on the standard deviation of the average continuously compounded rate of return of five selected companies.

Deferred Financing and Issuance Costs — Loans advanced to us under our second amended and restated senior credit facility with LNV Corporation, as described in Note 11, are reported net of financing costs, including issuance costs, sales commissions and other direct expenses, which are amortized using the straight-line method over the term of the facility. The L Bonds, as described in Note 12, are reported net of financing costs, which are amortized using the effective interest method over the term of those borrowings. Selling and issuance costs of Redeemable Preferred Stock (“RPS”) and Series 2 Redeemable Preferred Stock (“RPS 2”), described in Note 15, are netted against additional paid-in capital, until depleted, and then against the outstanding balance of the preferred stock. The offerings of our

Annex A-57

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies (cont.)

RPS and RPS 2 closed in March 2017 and April 2018, respectively. There were no issuance costs associated with the August 2018 issuance of the Series B Convertible Preferred Stock, described in Note 15.

Business Combinations — The Company includes the results of operations of the businesses that it acquires from the acquisition date. In allocating the purchase price of a business combination, in accordance with ASC 805, Business Combinations, the Company records all assets acquired and liabilities assumed at fair value, and the fair value of any noncontrolling interests, with the excess of the purchase price over the aggregate fair values recorded as goodwill. ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. The Company determines the estimated fair values after review and consideration of relevant information, including discounted cash flows, quoted market prices and estimates made by management. The fair value assigned to identifiable intangible assets acquired is based on estimates and assumptions made by management at the time of the acquisition. The Company adjusts the preliminary purchase price allocation, as necessary, during the measurement period of up to one year after the acquisition closing date as it obtains more information as to facts and circumstances existing as of the acquisition date. Acquisition-related costs are recognized separately from the business combination and are expensed as incurred.

Goodwill and Other Intangibles — Preliminary goodwill of $2.4 billion and intangible assets of $3.4 million were recognized as a result of the business combination related to the Investment and Exchange Agreements on December 31, 2019 (see Note 5). Intangible assets are included in other assets in the Company’s consolidated balance sheet. The Company accounts for goodwill and intangible assets in accordance with ASC Topic 350, Intangibles — Goodwill and Other. The amount of goodwill initially recorded is based on the fair value of the acquired entity at the time of acquisition. Management performs goodwill and intangible asset impairment testing annually, during the fourth quarter, or when events occur, or circumstances change that would more likely than not indicate impairment has occurred. Goodwill impairment exists when the carrying value of goodwill exceeds its implied fair value. Intangible assets include an insurance license and a non-compete agreement. Finite-lived intangibles are stated at cost less accumulated amortization. Amortization is recorded using the straight-line method, which approximates the expected pattern of economic benefit, over the estimated lives of the assets. The insurance license intangible has an indefinite life and is evaluated for impairment annually. The non-compete agreement is amortized over its estimated useful life of four years and is evaluated for impairment when indicators of impairment are present as outlined in the subsequent paragraph.

The Company reviews the carrying value of its finite-lived intangible assets whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. Factors that would require an impairment assessment include, among other things, a significant change in the extent or manner in which an asset is used, a continual decline in the Company’s operating performance, or as a result of fundamental changes in a subsidiary’s business condition.

Income Taxes — The Company is a corporation for tax purposes. Certain of the Company’s subsidiaries operate in the U.S. as partnerships for U.S. federal income tax purposes. In addition, certain of the wholly-owned subsidiaries of the Company will be subject to federal, state, and local corporate income taxes at the entity level and the related tax provision attributable to the Company’s share of this income tax is reflected in the consolidated financial statements. Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current and deferred tax liabilities, if any, are recorded within accounts payable and accrued expenses and other liabilities in the consolidated balance sheets. The Company analyzes its tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company records uncertain tax positions on the basis of a two-step process: (a) determination is made whether it is

Annex A-58

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies (cont.)

more likely than not that the tax positions will be sustained based on the technical merits of the position, and (b) those tax positions that meet the more likely than not threshold are recognized as the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes accrued interest and penalties related to uncertain tax positions in other expenses within the consolidated statements of operations.

Earnings (Loss) per Common Share — Basic earnings (loss) per share attributable to common shareholders are calculated using the weighted-average number of shares outstanding during the reported period. Diluted earnings (loss) per share are calculated based on the potential dilutive impact of our RPS, RPS 2, restricted stock units, warrants (if applicable) and stock options.

Net earnings, less any preferred dividends accumulated for the period (whether or not declared), is allocated to common stock. Basic earnings per common share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding during the period.

Diluted earnings per common share is computed in a similar manner, except that first the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares were issued using the treasury stock method in the case of restricted stock units, warrants and options, or the if-converted method in the case of RPS and RPS 2. During 2019 and 2018, RPS, RPS2, restricted stock units and stock options were the potentially dilutive non-participating instruments issued by the Company.

Accounting Policies of Recently Consolidated Subsidiaries — As discussed in Note 5, as a result of the Company acquiring the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP, on December 31, 2019, Beneficient became a consolidated subsidiary of GWG Holdings. The Company reviewed the accounting policies of Beneficient and conformed those of Beneficient with those of the Company. For those accounting policies utilized by Beneficient that were not applicable to GWG prior to the consolidation of Beneficient, the Company adopted those accounting policies as of December 31, 2019. Additionally, Beneficient’s balance sheet was remeasured to fair value on that date in accordance with our business combination accounting policy described above. A description of each of the most pertinent accounting policies applicable to Beneficient is included below. This list is not exhaustive.

Loan Receivables

Loan receivables are carried at the principal amount outstanding, plus interest paid-in-kind. The loans do not have scheduled principal or interest payments due prior to their maturity date, which is generally 12 years from the date of origination. Prepayment of the loans, in whole or in part, is permitted without premium or penalty. Loans bear contractual interest at the greater of 14% or 1-month LIBOR plus 10% compounded daily. The primary source of repayment for the loans and related fees is cash flows from the alternative assets collateralizing the loans. Interest income on loans is accrued on the principal amount outstanding and interest compounds on a daily basis.

Allowances for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses in the portfolio. Management’s determination of the allowance is based upon an evaluation of the loan portfolio, impaired loans, economic conditions, volume, growth and composition of the collateral to the loan portfolio, and other risks inherent in the portfolio. Management applies risk factors to categories of loans and individually reviews all impaired loans above a de minimis threshold. Management relies heavily on statistical analysis, current net asset value (“NAV”) and distribution performance of the underlying alternative asset collateral and industry trends related to alternative asset investments to estimate losses. Management evaluates the adequacy of the allowance by reviewing relevant internal and external factors that affect credit quality. As the collateral is the sole source of repayment of the loans and related interest, these loans are considered to be collateral dependent. Any charge-offs are recognized in the period in which they arise for the collateral dependent loans (i.e., impaired collateral dependent loans are written down to their estimated net realizable value based on disposition value).

Annex A-59

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies (cont.)

Fees Receivable

Fees receivable represent balances arising from services provided to clients and are recorded on an accrual basis. Fees receivable are written off when they are determined to be uncollectible. Any allowance for doubtful accounts is estimated based on our estimate of the ability of the collateral to satisfy the amounts due. Most of the fees receivable consist of unpaid upfront fees and trust service fees that will be paid from the cash flows from the client’s alternative asset based on an allocation of those cash flows as prescribed in the associated trust agreement. Upfront fees and trust service fees are required to be paid first from the cash flows from the client’s alternative asset and thus, we believe that the amounts are fully collectible. Accordingly, our consolidated financial statements do not include an allowance for bad debt nor any bad debt expense.

Noncontrolling interests — Redeemable and Non-redeemable

Noncontrolling interests represent the portion of certain consolidated subsidiaries’ limited partnership interests that are held by third parties. Amounts are adjusted by the noncontrolling interest holder’s proportionate share of the subsidiaries’ or VIEs’ earnings or losses each period and for any distributions that are paid.

Noncontrolling interests are reported as a component of equity unless the noncontrolling interest is considered redeemable, in which case the noncontrolling interest is recorded between liabilities and equity (mezzanine or temporary equity) in the Company’s consolidated balance sheets. The redeemable noncontrolling interest is adjusted at each balance sheet date to its maximum redemption value if the amount is greater than the carrying value. Changes in the Company’s redeemable noncontrolling interests are presented in the consolidated statements of changes in stockholders’ equity.

Noncontrolling interests include holders, which consist of “Related Entities”, an entity affiliated with a related party, and third parties, of Class S Ordinary Units issued by BCH. “Related Entities” are defined as certain trusts and those entities held by such trusts that are controlled by Beneficient’s founder and in which Beneficient’s founder and his family members are also among classes of economic beneficiaries whether or not Beneficient’s founder is entitled to economic distributions from such trusts. Beneficient’s founder is also chairman of the board of directors of GWG Holdings.

Redeemable noncontrolling interests are held by holders, which consist of a Related Entity, an entity affiliated with a related party, and a third-party entity, of Preferred Series A Subclass 1 Unit Accounts issued by BCH.

Upfront Fees

Non-refundable upfront fees are earned for setting up and providing the client access to the EXAlt PlanTM. These activities do not transfer a separate promised service and therefore, represent advanced payments for trust administration services. Upfront fees are billed at the origination of the liquidity transaction and are based on a percentage of NAV plus any unfunded capital commitments. Payment of the fees occurs in the first step of the waterfall distribution per the LiquidTrust agreement. Upfront fees are deferred upon receipt and recognized ratably over the period of benefit which is generally consistent with estimated expected life of LiquidTrusts (typically 7 to 10 years). Upfront fees are recorded on the consolidated balance sheets as fees receivable with a corresponding amount recorded to deferred revenue. Deferred revenue is subsequently recognized as trust services revenues on the consolidated statements of comprehensive income (loss), ratably over the expected life of the LiquidTrust.

Trust Administration Revenues

Trust administration fees are earned for providing administrative services to trustees for existing liquidity solution clients. The performance obligation under these agreements is satisfied over time as the administration and management services are provided. Fees are recognized monthly based upon the beginning of quarter (in advance) net asset value plus any remaining unfunded loan commitments and the applicable fee rate of the account as outlined in the agreement. Payment frequency is defined in the individual contracts, which primarily stipulate billings on a quarterly basis in advance. Trust administration fee receivables are recorded in the consolidated balance sheets in the fees receivable line item and in trust services revenues on the consolidated statements of comprehensive income (loss).

Annex A-60

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies (cont.)

Reclassification — Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. See Note 3 for an explanation of certain reclassifications we recorded in comparative periods on the guarantor financial statements.

Newly Adopted Accounting Pronouncements — On January 1, 2019, we adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet for all leases with a term greater than twelve months. We elected to adopt the standard using the modified retrospective method, without restatement of prior periods’ financial information. The impact to the balance sheet on January 1, 2019, was the addition of approximately $0.9 million in right-of-use assets, a reduction to deferred rent of $0.7 million, and a net increase to lease liabilities of $1.6 million for our operating lease. The adoption of the new standard did not materially affect our consolidated statements of operations, consolidated statements of cash flows or consolidated statements of changes in stockholders’ equity. We have entered into additional leases and have consolidated Beneficient’s right-of-use assets and lease liabilities since the adoption of ASU 2016-02 as discussed in Note 21.

ASU 2017-04, Goodwill, (Topic 350) was issued in January 2017. This standard simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under the new guidance, goodwill impairment loss will be measured on the basis of the fair value of the reporting unit relative to the reporting unit’s carrying amount rather than on the basis of the implied amount of goodwill relative to the goodwill balance of the reporting unit. ASU 2017-04 is effective for annual periods beginning after December 15, 2019, including interim periods within those periods, for public business entities. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company adopted this ASU on January 1, 2020, and it did not have a material impact on its consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements — In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets and certain other instruments, including trade and other receivables, held-to-maturity debt securities and loans. There have been numerous codification improvements and technical corrections issued through subsequent ASUs snice the issuance of ASU No. 2016-13. The standard requires entities to use a new, forward-looking “expected loss” model that is expected to generally result in the earlier recognition of allowances for losses. The guidance is effective for annual periods beginning after December 15, 2022, including interim periods within those years, for smaller reporting companies, as defined by the SEC, but early adoption is permitted. The Company is evaluating the potential impact of this guidance on our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. The guidance is effective for fiscal years and interim periods beginning after December 15, 2019. Certain of the amendments require prospective application, while the remainder require retrospective application. Early adoption is allowed either for the entire standard or only the provisions that eliminate or modify the requirements. The Company believes that we are currently compliant with this pronouncement but continues to evaluate potential impact of this guidance on our consolidated financial statements.

(3) Correction of an Immaterial Error

In the consolidated statement of cash flows for the year ended December 31, 2018, we have separated the gross borrowings and repayments on our senior credit facility with LNV Corporation that were previously erroneously reported on a net basis in cash flows from financing activities.

Annex A-61

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Correction of an Immaterial Error (cont.)

For the year ended December 31, 2018, we previously reported net repayments of senior debt of $64.3 million. We revised the comparative information for the year ended December 31, 2018, to report gross borrowings on senior debt of $12.9 million, and gross repayments of senior debt of $77.2 million, in the consolidated statements of cash flows. This revision had no effect on the total cash flows from financing activities.

(4) Restrictions on Cash

Under the terms of our second amended and restated senior credit facility with LNV Corporation (discussed in Note 11), we are required to maintain collection and payment accounts that are used to collect policy benefits from pledged policies, pay annual policy premiums, interest and other charges under the facility, distribute funds to pay down the facility, and distribute excess funds to the borrower (GWG DLP Funding IV, LLC).

The agents for the lender authorize the disbursements from these accounts. At December 31, 2019 and 2018, there was a balance of $20.3 million and $4.2 million, respectively, in these collection and payment accounts.

To fund the Company’s acquisition of life insurance policies, we are required to maintain escrow accounts. Distributions from these accounts are made according to life insurance policy purchase contracts. At December 31, 2019 and 2018, there was a balance of $0 and $6.6 million, respectively, in the Company’s escrow accounts.

(5) Business Combination

Prior to December 31, 2019, the Company owned 41,505,279 common units of Ben LP, for a total limited partnership interest in the common units of Ben LP of approximately 90.2%. This investment was historically accounted for using the equity method (see Note 9). On December 31, 2019, the Company entered into the Investment Agreement and Exchange Agreements described in Note 1.

Pursuant to the Investment Agreement, the Company transferred $79.0 million to Ben LP in return for 666,667 additional common units of Ben LP and a Preferred Series A Subclass 1 Unit Account of BCH, which increased the Company’s ownership in Ben LP common units to approximately 95.5%. Also on December 31, 2019, in a transaction related to the Investment Agreement, GWG Holdings transferred its interest in the Preferred Series A Subclass 1 Unit Account to its wholly owned subsidiary, GWG Life. In connection with the Investment Agreement, the Company obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result, the Company obtained control of Ben LP and consolidated Ben LP as of December 31, 2019, under the guidance in ASC 805, Business Combinations.

As a result of the change-of-control, the Company was required to remeasure its existing equity investment at fair value prior to consolidation. At December 31, 2019, the Company’s equity investment in the common units of Ben LP had a carrying value of $368.6 million, prior to the additional investment noted above. The Company estimated the fair value of its investment in Ben LP to be approximately $622.5 million, resulting in the recognition of a gain of $253.9 million during the fourth quarter of 2019. This gain is included in gain on consolidation of equity method investment in the Company’s consolidated statement of operations for the year ended December 31, 2019. This gain was partially offset by the remeasurement to fair value of the Commercial Loan Agreement between GWG Life and Ben and the Option Agreement between GWG Holdings and Ben which resulted in a net loss of $4.2 million. The net gain on consolidation of equity method investment after remeasurement of these preexisting balances was $249.7 million. The Company’s proportionate share of the earnings or losses from Ben LP was recognized in earnings (loss) from equity method investment in our consolidated statement of operations from August 10, 2018 until December 31, 2019 (see Note 9 for further information) and was previously recorded on a one-quarter lag basis. In connection with the consolidation of Beneficient, the Company was required to discontinue the one-quarter lag.

Annex A-62

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) Business Combination (cont.)

The following table summarizes the fair value measurement of the assets acquired and liabilities assumed as of December 31, 2019 (in thousands):

ASSETS
Loans receivable	$232,344
Fees receivable	29,168
Investment in public equity securities	24,550
Other assets	14,053
Intangible assets	3,449
Total identifiable assets acquired	303,564
LIABILITIES
Other borrowings	153,086
Commercial loan agreement from parent	168,420
Other liabilities and deferred revenue	105,866
Accounts payable and accrued expenses	13,713
Total liabilities assumed	441,085
Net liabilities assumed	(137,521)
NONCONTROLLING INTERESTS
Common Units not owned by GWG Holdings(1)	181,383
Class S Ordinary Units	85,448
Class S Preferred Units	17
Preferred Series A Subclass 1 Unit Accounts	1,269,654
Total noncontrolling interests	1,536,502
ACQUISITION CONSIDERATION
Cash, less cash acquired	61,479
Fair value of preexisting investment in Common Units(2)	622,503
Fair value of noncontrolling interest	1,536,502
Total estimated consideration	2,220,484
Less: Net liabilities assumed	(137,521)
Resulting preliminary goodwill	2,358,005

____________

(1)      Calculated as 1,974,677 Common Units not owned by GWG Holdings at December 31, 2019, multiplied by the $15.00 per unit derived from the enterprise valuation of Beneficient. Also includes $151.8 million of share-based payment awards that were granted by Beneficient prior to the change in control but were not replaced by awards of GWG Holdings upon the change in control. These awards were treated as noncontrolling interests in accordance with ASC 805, Business Combinations.

(2)      Calculated as 41,505,279 Common Units owned by GWG Holdings prior to the change in control multiplied by the $15.00 per unit derived from the enterprise valuation of Beneficient, with a nominal rounding adjustment.

Methods Used to Determine Equity Value and to Fair Value Assets and Liabilities

The following is a description of the valuation methodologies used to estimate the fair value of equity and the fair values of major categories of assets acquired and liabilities assumed. In many cases, determining the fair value of equity and the acquired assets and assumed liabilities required management to estimate cash flows expected from those assets and liabilities and to discount those cash flows at appropriate rates of interest. This required the utilization of significant estimates and management judgment in accounting for the 2019 change-of-control event.

Loan receivables — The loan portfolio was valued based on current guidance that defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Level 3 inputs were utilized to value the loan portfolio and included the use of present value

Annex A-63

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) Business Combination (cont.)

techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values, specifically market interest rate and general credit fair value assumptions. In instances where reliable market information was not available, management used assumptions in an effort to determine reasonable fair value. There was no carryover related allowance for loan losses.

Cash and cash equivalents and fees receivable — Cash and cash equivalents and fees receivable were valued using their current carrying amounts which approximate fair value.

Investment in public equity securities — The fair value of the investments in public equity securities was determined using quoted market prices. As these were investments by Beneficient in the common stock of GWG, these amounts were eliminated in consolidation and treated as treasury stock as of December 31, 2019.

Other assets — Other assets include miscellaneous receivables that were valued using the current carrying amount as that amount approximates fair value due to the relatively short time between their origination date and the fair value date. Miscellaneous intercompany receivables were eliminated in consolidation.

Intangible assets — Intangible assets include an insurance license and a non-compete agreement. Both assets were valued using their current carrying amount which approximates fair value. The insurance license was valued at $3.1 million and the non-compete agreement was valued at $0.3 million.

Other borrowings and commercial loan agreement from parent — The measurement of the fair value of other borrowings and commercial loan agreement from parent was based on market prices that generally are observable for similar liabilities at commonly quoted intervals and is considered a Level 2 fair value measurement. The Commercial Loan Agreement between Beneficient and GWG Life was eliminated in consolidation as of December 31, 2019.

Other liabilities and deferred revenue — The carrying amounts of other liabilities and deferred revenue approximate their fair value. The Option Agreement between Beneficient and GWG was eliminated in consolidation as of December 31, 2019.

Accounts payable and accrued expenses — Due to their short-term nature, the carrying amounts of accounts payable and accrued expenses approximate the fair value. Miscellaneous intercompany payables were eliminated in consolidation as of December 31, 2019.

Noncontrolling interests — The values for each noncontrolling interest component were calculated after determination of an overall enterprise value for the Company. The enterprise value of the Company was determined using the Option Pricing Model (“OPM”) Backsolve approach under the market method. The OPM Backsolve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the firm. Once an overall equity value was determined, amounts were allocated to the various classes of equity based on the security class preferences. The inputs to the OPM Backsolve approach are the equity value for one component of the capital structure, expected time to exit, the risk-free interest rate and an assumed volatility based on the volatility of similar publicly traded companies. The OPM Backsolve inputs include Level 3 inputs.

The value of the noncontrolling interest includes an amount related to outstanding share-based payment awards that remain outstanding after the change-of-control. For these awards, the portion of the acquisition-date fair value of the share-based payment awards attributable to pre-combination service is recognized in noncontrolling interest as of December 31, 2019.

Goodwill — The resulting excess of the overall enterprise value after deducting the fair values of assets acquired and liabilities assumed is recognized as goodwill. The goodwill recognized is the result of the inherent value associated with the assembled business after all separately identifiable assets acquired and liabilities assumed are deducted from the enterprise value. None of the goodwill is expected to be deductible for income tax purposes. The goodwill is allocated to our Investment in Beneficient reporting unit.

Annex A-64

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) Business Combination (cont.)

As of December 31, 2019, the accounting for the estimates of equity values, which includes noncontrolling interests, the fair value of loan receivables, and any separately identifiable intangibles was based on the facts and circumstances that existed as of the acquisition date. Should management obtain new information about facts and circumstances that existed at the acquisition date, adjustments to the fair values assigned to these items could occur during the measurement period of one year from the acquisition date. Any such adjustment will result in corresponding adjustments to goodwill.

The following unaudited pro forma financial information presents the combined results of operations of GWG Holdings as if the acquisition of Ben LP had occurred as of January 1, 2018:

	Years ended December 31,
(in thousands, except shares and per share data)	2019	2018
Total Revenue
Pro forma	$104,989	$89,949
As reported	$92,276	$(390)
Net Income (Loss) Attributable to Common Shareholders
Pro forma	$(218,572)	$(87,808)
As reported	$91,166	$(136,114)
Net Earnings (Loss) per Diluted Common Share
Pro forma	$(6.15)	$(2.67)
As reported	$2.65	$(22.32)

The unaudited pro forma financial information is presented for informational purposes only. It is not necessarily indicative of what our consolidated results of operations actually would have been had the acquisition occurred at the beginning of each year, nor does it attempt to project the future results of operations of the combined company.

The unaudited pro forma financial information above gives effect to the following:

•        Deconsolidation of certain Beneficient trusts included in the EXAlt PlanTM

•        Exclusion of the $249.7 million nonrecurring gain on consolidation of equity method investment

•        Reduction of Beneficient interest expense related to acquisition-date debt principal payments

•        Elimination of intercompany transactions, including the Commercial Loan Agreement and Option Agreement

•        Exclusion of nonrecurring acquisition-related transaction costs

(6) Investment in Life Insurance Policies

Our investments in life insurance policies are valued based on unobservable inputs that are significant to their overall fair value. Changes in the fair value of these policies, net of premiums paid, are recorded in gain (loss) on life insurance policies, net in our consolidated statements of operations. Fair value is determined on a discounted cash flow basis that incorporates life expectancy assumptions generally derived from reports obtained from widely accepted life expectancy providers (other than insured lives covered under small face amount policies — those with $1 million in face value benefits or less — which utilize either a single fully underwritten, or simplified report based on self-reported medical interview), assumptions relating to cost-of-insurance (premium) rates and other assumptions. The discount rate we apply incorporates current information about the discount rates observed in the life insurance secondary market through competitive bidding observations (which have recently declined for us as a result of our decreased purchase activity) and other means, fixed income market interest rates, the estimated credit exposure to the insurance companies that issued the life insurance policies and management’s estimate of the operational risk yield premium a purchaser

Annex A-65

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Investment in Life Insurance Policies (cont.)

would require to receive the future cash flows derived from our portfolio as a whole. Management has significant discretion regarding the combination of these and other factors when determining the discount rate. As a result of management’s analysis, a discount rate of 8.25% was applied to our portfolio as of both December 31, 2019 and 2018.

Portfolio Information

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2019 is summarized below:

Life Insurance Portfolio Summary

Total life insurance portfolio face value of policy benefits (in thousands)	$2,020,973
Average face value per policy (in thousands)	$1,756
Average face value per insured life (in thousands)	$1,883
Average age of insured (years)*	82.4
Average life expectancy estimate (years)*	7.2
Total number of policies	1,151
Number of unique lives	1,073
Demographics	74% Male; 26% Female
Number of smokers	48
Largest policy as % of total portfolio face value	0.7%
Average policy as % of total portfolio face value	0.1%
Average annual premium as % of face value	3.3%

____________

(*)      Averages presented in the table are weighted averages by face amount of policy benefits.

A summary of our policies organized according to their estimated life expectancy dates, grouped by year, as of the reporting date, is as follows:

	As of December 31, 2019			As of December 31, 2018
Years Ending December 31,	Number of Policies	Estimated Fair Value (in thousands)	Face Value (in thousands)	Number of Policies	Estimated Fair Value (in thousands)	Face Value (in thousands)
2019	—	$—	$—	9	$6,380	$7,305
2020	8	5,869	6,342	41	46,338	59,939
2021	55	62,061	79,879	81	68,836	108,191
2022	90	89,074	138,723	104	97,231	177,980
2023	128	123,352	222,369	109	93,196	185,575
2024	109	103,111	217,053	107	84,150	211,241
2025	113	74,223	171,961	124	77,718	210,781
Thereafter	648	338,349	1,184,646	579	274,074	1,086,980
Totals	1,151	$796,039	$2,020,973	1,154	$747,923	$2,047,992

We recognized life insurance benefits of $125.1 million and $71.1 million during the years ended December 31, 2019 and 2018, respectively, related to policies with a carrying value of $33.2 million and $20.8 million, respectively, and as a result recorded realized gains of $91.9 million and $50.3 million.

Annex A-66

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Investment in Life Insurance Policies (cont.)

A reconciliation of gain (loss) on life insurance policies is as follows (in thousands):

	Years Ended December 31,
	2019	2018
Change in estimated probabilistic cash flows(1)	$67,186	$75,444
Unrealized gain on acquisitions(2)	6,921	28,017
Premiums and other annual fees	(65,577)	(54,087)
Change in discount rates(3)	—	—
Change in life expectancy evaluation(4)	(2,332)	(4,890)
Change in life expectancy evaluation methodology(5)	—	(87,100)
Face value of matured policies	125,148	71,090
Fair value of matured policies	(56,026)	(42,579)
Gain (loss) on life insurance policies, net	$75,320	$(14,105)

____________

(1)      Change in fair value of expected future cash flows relating to our investment in life insurance policies that are not specifically attributable to changes in life expectancy, discount rate changes or policy maturity events.

(2)      Gain resulting from fair value in excess of the purchase price for life insurance policies acquired during the reporting period.

(3)      The discount rate applied to estimate the fair value of the portfolio of life insurance policies we own was 8.25% at December 31, 2019 and 2018.

(4)      The change in fair value due to updating life expectancy estimates on certain life insurance policies in our portfolio.

(5)      The change in fair value due to the adoption of the Longest Life Expectancy methodology on life policies in our portfolio, partially offset by the impact of a decrease in the discount rate associated thereto.

Estimated premium payments and servicing fees required to maintain our current portfolio of life insurance policies in force for the next five years, assuming no mortalities (in thousands), are as follows:

Years Ending December 31,	Premiums	Servicing	Total
2020	$67,455	$1,674	$69,129
2021	84,712	1,674	86,386
2022	97,757	1,674	99,431
2023	110,156	1,674	111,830
2024	120,077	1,674	121,751
	$480,157	$8,370	$488,527

Management anticipates funding the majority of the premium payments and servicing fees estimated above from cash flows realized from life insurance policy benefits, and to the extent necessary, with additional borrowing capacity created as the premiums and servicing costs of pledged life insurance policies become due, under the second amended and restated senior credit facility with LNV Corporation as described in Note 11. Management anticipates funding premiums and servicing costs of non-pledged life insurance policies with cash flows realized from life insurance policy benefits from our portfolio of life insurance policies and net proceeds from our offering of L Bonds. The proceeds of these capital sources may also be used for; additional investments in Beneficient; the purchase, policy premiums and servicing costs of additional life insurance policies; working capital; and financing expenditures including paying principal, interest and dividends.

(7) Fair Value Definition and Hierarchy

ASC 820, Fair Value Measurements and Disclosures, establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the marketplace, including the existence and transparency of transactions between market participants. Assets and liabilities with readily available and actively quoted prices, or for which fair value can be measured from actively quoted prices in an orderly market, generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Annex A-67

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Fair Value Definition and Hierarchy (cont.)

ASC 820 maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the use of observable inputs whenever available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from third-party sources. Unobservable inputs are inputs that reflect assumptions about how market participants price an asset or liability based on the best available information. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (a non-distressed transaction in which neither seller nor buyer is compelled to engage in the transaction). A sale of the portfolio or a portion of the portfolio in an other than orderly transaction would likely occur at less than the fair value of the respective life insurance policies.

The hierarchy is broken down into three levels based on the observability of inputs as follows:

Level 1 —

Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuations are based on quoted prices that are readily and regularly available in an active market.

Level 2 —	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary by types of assets and liabilities and is affected by a wide variety of factors, including, for example, whether an instrument is established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for assets and liabilities categorized in Level 3.

Level 3 Valuation Process

The estimated fair value of our portfolio of life insurance policies is determined on a quarterly basis by management taking into consideration a number of factors, including changes in discount rate assumptions, estimated premium payments and life expectancy estimate assumptions, as well as any changes in economic and other relevant conditions. The discount rate incorporates current information about discount rates observed in the life insurance secondary market through competitive bidding observations (which have declined recently as a result of our decreased purchase activity) and other means, fixed income market interest rates, the estimated credit exposure to the insurance company that issued the life insurance policy and management’s estimate of the operational risk yield premium a purchaser would require to receive the future cash flows derived from our portfolio as a whole. Management has significant discretion regarding the combination of these and other factors when determining the discount rate.

These inputs are then used to estimate the discounted cash flows from the portfolio using the ClariNet LS probabilistic and stochastic portfolio pricing model from ClearLife Limited, which estimates the expected cash flows using various mortality probabilities and scenarios. The valuation process includes a review by senior management as of each quarterly valuation date. We also engage ClearLife Limited to prepare a net present value calculation of our life insurance portfolio using the inputs we provide on a quarterly basis.

Annex A-68

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Fair Value Definition and Hierarchy (cont.)

The following table reconciles the beginning and ending fair value of our Level 3 investments in our portfolio of life insurance policies (in thousands):

	Years Ended December 31,
	2019	2018
Beginning balance	$747,922	$650,527
Purchases	32,367	128,502
Maturities (initial cost basis)	(33,265)	(20,763)
Net change in fair value	49,015	(10,344)
Ending balance	$796,039	$747,922

Historically, for life insurance policies with face amounts greater than $1 million and that are not pledged as collateral under our second amended and restated senior credit facility with LNV Corporation (approximately 14.6% of our portfolio by face amount of policy benefits), we attempted to obtain updated life expectancy reports on a continuous rotating three year cycle. For life insurance policies that are pledged under our second amended and restated senior credit facility with LNV Corporation (approximately 77.3% of our portfolio by face amount of policy benefits as of December 31, 2019), prior to entering into the second amended and restated senior credit facility with LNV Corporation on November 1, 2019, we were required to update the life expectancy estimates every two years beginning from the closing date of the second amended and restated senior credit facility with LNV Corporation. Under the second amended and restated senior credit facility with LNV Corporation, we are required to update the life expectancy estimates for all life insurance policies that are pledged no later than December 18, 2020, and obtain updated life expectancy updates no less frequently than once every five years. For the remaining small face insurance policies (i.e., a policy with $1 million in face value benefits or less), we employ other methods and timeframes to update life expectancy estimates.

In the fourth quarter of 2018, we adopted the Longest Life Expectancy portfolio valuation methodology. Under our Longest Life Expectancy methodology, we: i) utilize life expectancy reports from third-party life expectancy providers for the pricing of all life insurance policies; ii) apply a stable valuation methodology driven by the experience of our life insurance portfolio, which is re-evaluated if experience deviates by a specified margin; and iii) use relevant market observations that can be validated and mapped to the discount rate used to value the life insurance portfolio.

With the adoption of the Longest Life Expectancy method, we discontinued the practice of obtaining updated life expectancy reports (or updating specific life expectancies in any manner) except as required by lenders to comply with existing and future covenants within credit facilities. This change was accounted for as a change in accounting estimate and affected the year ended December 31, 2019 and will affect all periods thereafter. To the extent such updated life expectancy reports are available, we do not expect to incorporate these life expectancy reports into our revised valuation methodology; however, we will monitor this data to determine over time if there exists any additive predictive value in relation to the basis of its mortality projections.

The following table summarizes the inputs utilized in estimating the fair value of our portfolio of life insurance policies:

	As of December 31, 2019	As of December 31, 2018
Weighted-average age of insured, years*	82.4	82.1
Age of insured range, years	62 – 101	61 – 100
Weighted-average life expectancy, months*	86.2	93.2
Life expectancy range, months	0 – 240	1 – 251
Average face amount per policy (in thousands)	$1,756	$1,775
Discount rate	8.25%	8.25%

____________

(*)      Weighted-average by face amount of policy benefits

Annex A-69

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Fair Value Definition and Hierarchy (cont.)

Life expectancy estimates and market discount rates for a portfolio of life insurance policies are inherently uncertain and the effect of changes in estimates may be significant. For example, if the life expectancy estimates were increased or decreased by four and eight months on each outstanding policy, and the discount rates were increased or decreased by 1% and 2%, with all other variables held constant, the fair value of our investment in life insurance policies would increase or decrease as summarized below:

Change in Fair Value of the Investment in Life Insurance Policies (in thousands)

	Change in Life Expectancy Estimates
	minus 8 months	minus 4 months	plus 4 months	plus 8 months
December 31, 2019	$113,812	$57,753	$(55,905)	$(111,340)
December 31, 2018	$113,410	$57,611	$(55,470)	$(110,473)
	Change in Discount Rate
	minus 2%	minus 1%	plus 1%	plus 2%
December 31, 2019	$91,890	$43,713	$(39,790)	$(76,118)
December 31, 2018	$95,747	$45,440	$(41,179)	$(78,615)

Other Fair Value Considerations

The carrying value of policy benefit receivables, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short-term maturities and low credit risk. Using the income-based valuation approach, the estimated fair value of our L Bonds and Seller Trust L Bonds, largely containing the same terms, was approximately $1.4 billion and $1.0 billion as of December 31, 2019 and 2018, respectively, based on a weighted-average market interest rate of 6.34% and 7.11%, respectively.

The Commercial Loan receivable from Ben LP has a below-market interest rate of 5.0% per year; provided that the accrued interest from the date of the Initial Transfer to the Final Closing Date of the Exchange Transaction was added to the principal balance of the Commercial Loan. From and after the Final Closing Date, one-half of the interest, or 2.5% per year, is due and payable monthly in cash, and (ii) one-half of the interest, or 2.5% per year, accrues and compounds annually on each anniversary date of the Final Closing Date and becomes due and payable in full in cash on the maturity date. Utilizing an implied yield of 6.75%, we estimated the fair value of the Commercial Loan to be approximately $183.1 million as of December 31, 2018 based on a market yield analysis for similar instruments with similar credit profiles. As previously discussed, the Commercial Loan was eliminated in consolidation on December 31, 2019.

The Promissory Note receivable from the LiquidTrusts (see Note 8) earns interest at 7.0% per year, payable upon maturity in 2023. Utilizing an implied yield of 10.0%, we estimate the fair value of the Promissory Note to be approximately $59.6 million as of December 31, 2019 based on a market yield analysis for similar instruments with similar credit profiles. The Promissory Note had a carrying value of $67.2 million as of December 31, 2019.

Beneficient also has assets and liabilities measured at fair value on a non-recurring basis including loan receivables, fees receivable and other borrowings. As of December 31, 2019, all of the Beneficient’s assets and liabilities were recorded at fair value in the consolidated balance sheet due to the application of pushdown accounting as described in Note 5.

The carrying value of the second amended and restated senior credit facility with LNV Corporation reflects interest charged at 12-month LIBOR plus an applicable margin. The margin represents our credit risk, and the strength of the portfolio of life insurance policies collateralizing the debt. The overall rate reflects the current interest rate market, and the carrying value of the facility approximates fair value.

GWG MCA Capital, Inc. (“GWG MCA”) participated in the merchant cash advance industry by directly advancing sums to merchants and lending money, on a secured basis, to companies that advance sums to merchants. Each quarter, we review the carrying value of these cash advances, determine if an impairment exists and establish or adjust

Annex A-70

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Fair Value Definition and Hierarchy (cont.)

an allowance for loan loss as necessary. At December 31, 2019, one of our secured cash advances was impaired. Specifically, the secured loan to Nulook Capital LLC had an outstanding balance of $1.9 million and an allowance for loan loss of $1.9 million at December 31, 2019. We deem fair value to be the estimated collectible value on each loan or advance made from GWG MCA. Secured merchant cash advances, net of allowance for loan loss, of $0.3 and $0.5 million are included within other assets in our consolidated balance sheets as of December 31, 2019 and December 31, 2018, respectively. Where we estimate the collectible amount to be less than the outstanding balance, we record an allowance for the difference. Provision for merchant cash advances are recorded within other expenses on our consolidated statements of operations (see Note 17). GWG MCA no longer participates in the merchant cash advance industry.

Certain assets are subject to periodic impairment testing by comparing the respective carrying value of the asset to its estimated fair value. In the event we determine these assets to be impaired, we would recognize an impairment loss equal to the amount by which the carrying value of the impaired asset exceeds its estimated fair value. These periodic impairment tests utilize company-specific assumptions involving significant unobservable inputs, or Level 3, in the fair value hierarchy.

GWG Holdings previously had outstanding common stock warrants; however, the warrants expired in the quarter ended September 30, 2019.

(8) Financing Receivables from Affiliates

Commercial Loan-Ben LP

On August 10, 2018, in connection with the Initial Transfer of the Exchange Transaction, GWG Life, as lender, and Ben LP, as borrower, entered into the Commercial Loan Agreement. On December 28, 2018, the Final Closing Date of the Exchange Transaction, the agreement was amended to adjust the principal to $192.5 million. The principal amount under the Commercial Loan is due on August 9, 2023, but is extendable for two five-year terms under certain circumstances. Repayment of the Commercial Loan is subordinated in right of payment to other Beneficient obligations. Ben LP’s obligations under the Commercial Loan Agreement are unsecured.

In accordance with the Supplemental Indenture governing the issuance of the Seller Trust L Bonds, upon a redemption event or at the maturity date of the Seller Trust L Bonds, the Company, at its option, may use the outstanding principal amount of the Commercial Loan, and accrued and unpaid interest thereon, as repayment consideration of the Seller Trust L Bonds (see Note 13).

On December 31, 2019, the Commercial Loan was eliminated as an intercompany balance as a result of the consolidation of Beneficient.

Promissory Note-LiquidTrusts

On May 31, 2019, GWG Life entered into a Promissory Note (the “Promissory Note”), made by Jeffrey S. Hinkle and Dr. John A. Stahl, not in their individual capacity but solely as trustees of The LT-1 LiquidTrust, The LT-2 LiquidTrust, The LT-5 LiquidTrust, The LT-7 LiquidTrust, The LT-8 LiquidTrust and The LT-9 LiquidTrust (collectively, the “LiquidTrust Borrowers”) in the principal amount of $65.0 million. Pursuant to the terms of the Promissory Note, GWG Life funded a term loan to the LiquidTrust Borrowers in an aggregate principal amount of $65.0 million (the “Loan”), which Loan was funded in two installments as described below. The Loan was made pursuant to GWG’s strategy to further diversify into alternative assets (beyond life insurance) and ancillary businesses and was intended to better position Beneficient’s balance sheet, working capital and liquidity profile to satisfy anticipated Texas Department of Banking regulatory requirements.

The LiquidTrust Borrowers are common law trusts established as part of alternative asset financings extended by a subsidiary of Ben LP, of which the Company owns approximately 95% of the issued and outstanding common units of Ben LP (although, on a fully diluted basis, our ownership interest in common units of Ben LP would be reduced significantly below a majority of those issued and outstanding). Although each Borrower is allocated a portion of the

Annex A-71

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) Financing Receivables from Affiliates (cont.)

Loan equal to approximately 16.7% of the aggregate outstanding principal of the Loan, the Loan constitutes the joint and several obligations of the LiquidTrust Borrowers.

An initial advance in the principal amount of $50.0 million was funded on June 3, 2019 and, subsequent to satisfaction of certain customary conditions, the second advance in the principal amount of $15.0 million was funded on November 22, 2019. The Loan bears interest at 7.0% per annum, with interest payable at maturity, and matures on June 30, 2023. Subject to the Intercreditor Agreements (as defined below), the Loan can be prepaid at the LiquidTrust Borrowers’ election without premium or penalty.

The Loan is unsecured and is subject to certain covenants (including a restriction on the incurrence of any indebtedness senior to the Loan other than existing senior loan obligations to each of HCLP Nominees, L.L.C. (“HCLP”) and Beneficient Holdings, Inc. (“BHI”, and together with HCLP, the “Senior Lenders”), as lenders) and events of default. At the time Beneficient was consolidated, all existing senior loan obligations were held by HCLP. The Senior Lenders are directly or indirectly associated with one of Beneficient’s founders, who is also Chairman of the Company’s Board of Directors. HCLP is not considered a related party of GWG Holdings or Beneficient.

Intercreditor Agreements

In connection with the Promissory Note, the Company also entered into two intercreditor and subordination agreements: (1) an Intercreditor Agreement between GWG Life and HCLP and (2) an Intercreditor Agreement between GWG Life and BHI (the “Intercreditor Agreements”). Under the Intercreditor Agreements, GWG Life agrees to subordinate the Loan to the secured obligations of Beneficient and its affiliates outstanding to the Senior Lenders (the “Senior Loan Obligations”), agrees to not take any liens to secure the Loan (and to subordinate such liens, if any, to the liens of the Senior Lenders), and agrees not to take enforcement actions under the Promissory Note until such Senior Loan Obligations are paid in full. The Intercreditor Agreements establish various other inter-lender and subordination terms, including, without limitation, with respect to permitted actions by each party, permitted payments, waivers, voting arrangements in bankruptcy, application of certain proceeds and limitations on amendments of the respective loan obligations of the parties. The Senior Lenders have agreed not to extend the maturity of their respective loan obligations beyond June 30, 2023 or increase the outstanding principal of the loans made by the Senior Lenders without the written consent of GWG Life. GWG Life has agreed not to transfer, assign, pledge, grant a security interest in or otherwise dispose of (including, without limitation, pursuant to a foreclosure) the Promissory Note except with the written consent of the Senior Lenders (such consent not to be unreasonably withheld) or to the Company or direct or indirect wholly owned subsidiaries thereof.

The following table summarizes outstanding principal, discount and accrued interest balances of the financing receivables from affiliates (in thousands):

	December 31,
	2019	2018
Commercial Loan
Commercial Loan receivable – principal	$—	$192,508
Discount on Commercial Loan receivable	—	(7,846)
Accrued interest receivable on Commercial Loan	—	107
Balance outstanding on Commercial Loan(1)	—	184,769
Promissory Note
Promissory Note receivable – principal	65,000	—
Accrued interest receivable on Promissory Note	2,153	—
Balance outstanding on Promissory Note	$67,153	$—

____________

(1)      The Commercial Loan was eliminated upon consolidation of Beneficient at December 31, 2019. The outstanding principal and accrued interest at December 31, 2019 was $197.4 million.

Annex A-72

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) Equity Method Investments

The balances of our equity method investments are as follows (in thousands):

	December 31,
	2019	2018
Beneficient Company Group, L.P.(1)	$—	$360,842
InsurTech Holdings, LLC(2)	1,761	—
Total	$1,761	$360,842

____________

(1)      The preexisting equity method investment in Ben was remeasured to fair value, and Ben and its subsidiaries were consolidated on December 31, 2019 (see Note 5).

(2)      On November 11, 2019, GWG Holdings contributed the common stock and membership interests of its previously-wholly owned subsidiaries Life Epigenetics and youSurance to InsurTech Holdings in exchange for a membership interest in InsurTech Holdings. Although GWG Holdings currently owns 100% of the equity of InsurTech Holdings, it does not have a controlling financial interest in InsurTech Holdings because the managing member has substantive participating rights. Therefore, GWG Holdings accounts for its ownership interest in InsurTech Holdings as an equity method investment.

Beneficient Company Group, L.P.

During 2018, we acquired 40.5 million common units of Ben LP for a total limited partnership interest in the common units of Ben LP of approximately 89.9% as of December 31, 2018. On June 12, 2019, we acquired an additional 1,000,000 common units of Ben LP from a third party for a cash investment of $10.0 million. On December 31, 2019, we acquired an additional 666,667 newly-issued common units of Ben LP for a cash investment of $10.0 million. The common units of Ben LP are not publicly traded on a stock exchange.

Prior to December 31, 2019, our investment in the common units of Ben LP was presented in equity method investment on our consolidated balance sheets. Our proportionate share of earnings or losses from our investee was recognized in earnings (loss) from equity method investments in our consolidated statements of operations. We recorded our share of the income or loss of Beneficient through September 30, 2019 on a one-quarter lag.

On December 31, 2019, we obtained control of Beneficient and consolidated Beneficient as of that date under the guidance in ASC 805, Business Combinations. See Note 5 for further information on the business combination. In connection with the consolidation, we discontinued the one-quarter reporting lag.

Financial information pertaining to Beneficient is summarized in the table below (in thousands):

	Twelve months ended September 30, 2019 (unaudited)	August 10 to September 30, 2018 (unaudited)
Total revenues	$93,921	$18,409
Net income (loss)	(32,133)	8,291
Net earnings (loss) attributable to Ben LP common unitholders	(13,754)	129
GWG portion of net earnings (loss)(1)	(2,460)	18

____________

(1)      Our portion of Beneficient’s net earnings (loss) for the periods noted.

Annex A-73

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) Equity Method Investments (cont.)

We eliminated the effects of any intercompany transactions in the summarized information presented above. Our historical ownership percentage of our investment in Ben LP common units is as follows:

Date	Percentage of outstanding common units	Reason
August 10, 2018	13.9%	Purchase of units
December 28, 2018	89.9%	Purchase of units
March 31, 2019	88.1%	Change in investee outstanding units
June 12, 2019	90.2%	Purchase of units
December 31, 2019	95.5%	Purchase of units

Insurtech Holdings, LLC

On November 11, 2019, GWG contributed the common stock and membership interests of its wholly owned Life Epigenetics and youSurance subsidiaries (“Insurtech Subsidiaries”) to a legal entity, InsurTech Holdings, LLC (“InsurTech Holdings”) in exchange for a membership interest in InsurTech Holdings. Although we currently own 100% of InsurTech Holdings’ equity, we do not have a controlling financial interest in InsurTech Holdings because the managing member has substantive participating rights. Therefore, we account for our ownership interest in InsurTech Holdings as an equity method investment.

The transaction resulted in a loss of control of the Insurtech Subsidiaries and, as a result, we deconsolidated the subsidiaries and recorded an equity method investment balance during the fourth quarter of 2019. The loss of control required us to measure the equity investment at fair value. We determined the fair value of our investment in InsurTech approximated the carrying value of $3.4 million which was primarily comprised of cash and fixed assets contributed to the entity during the fourth quarter of 2019. We recognized a loss on equity method investment of $1.6 million during the fourth quarter of 2019, resulting in an ending balance of $1.8 million as of December 31, 2019.

In accordance with the operating agreement of InsurTech Holdings, GWG contributed $2.1 million in cash to InsurTech Holdings during the fourth quarter of 2019 and is committed to contribute an additional $17.9 million to the entity over the next two years.

Our investment in the membership interest of InsurTech Holdings is presented in equity method investment in our consolidated balance sheets. Our proportionate share of earnings or losses from our investee is recognized in earnings (loss) from equity method investments in our consolidated statements of operations.

(10) Variable Interest Entities

In accordance with ASC 810, Consolidation, the Company assesses whether it has a variable interest in legal entities in which it has a financial relationship and, if so, whether or not those entities are variable interest entities (“VIEs”). For those entities that qualify as VIEs, ASC 810 requires the Company to determine if the Company is the primary beneficiary of the VIE, and if so, to consolidate the VIE.

Prior to December 31, 2019, we determined that Beneficient is a VIE, but that we were not the primary beneficiary of the investment. GWG did not have the power to direct any activities of Beneficient, or any of its related parties, that most significantly impacted Beneficient’s economic performance. GWG had no board representation at Ben LP or at its general partner. The general partner is exclusively assigned all management powers over the business and affairs of Beneficient, and the limited partners did not have the ability to remove the general partner. Therefore, we did not consolidate the results of Beneficient in our consolidated financial statements through September 30, 2019. The Company’s exposure to risk of loss in Beneficient was generally limited to its investment in the common units of Ben LP, its financing receivable from Beneficient and its equity security investment in the Option Agreement to purchase additional common units of Ben LP. Effective December 31, 2019, GWG acquired the ability to appoint a majority of the board of directors of the general partner of Ben LP. As a result, we became the primary beneficiary of Ben LP on December 31, 2019 and consolidated the balance sheet of Beneficient on that date.

Annex A-74

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Variable Interest Entities (cont.)

We determined that the LiquidTrust Borrowers are VIEs, but that we are not the primary beneficiary of the variable interests. We do not have the power to direct any activities of the LiquidTrust Borrowers that most significantly impact the Borrower’s economic performance. The Company’s exposure to risk of loss in the LiquidTrust Borrowers is limited to its financing receivable from the LiquidTrust Borrowers.

We determined that Insurtech is a VIE, but that we are not the primary beneficiary of the variable interests. We do not have the power to direct any activities of Insurtech that most significantly impact its economic performance. The Company’s exposure to risk of loss in Insurtech is limited to its equity method investment in the limited partnership units of Insurtech Holdings, LLC and its remaining unfunded capital commitments.

The Company also determined that certain trusts included within the EXAltTM Plans used in connection with Beneficient’s operations are VIEs but that neither GWG nor Beneficient are the primary beneficiary of the trusts. The Company does not have both the power to direct the trust’s most significant activities and the obligation to absorb losses or right to receive benefits that could potentially be significant to the trusts. The Company’s investments in the trusts are carried in loans receivable in the consolidated balance sheet. The Company’s exposure to risk of loss was determined as the amortized cost of the loans to the trusts, any earned but unpaid fees or expenses plus any remaining potential contributions for unfunded capital commitments and cash reserve commitments.

The following table shows the classification, carrying value and maximum exposure to loss with respect to the Company’s unconsolidated VIEs (in thousands):

	December 31, 2019		December 31, 2018
	Carrying Value	Maximum Exposure to Loss	Carrying Value	Maximum Exposure to Loss
Loan receivables	$232,344	$335,255	$—	$—
Financing receivables from affiliates	67,153	67,153	184,769	184,769
Equity method investments	1,761	19,661	360,842	360,842
Other asset	—	—	38,562	38,562
Accounts payable and accrued expenses	(2,515)	—	—	—
Total	$298,743	$422,069	$584,173	$584,173

(11) Senior Credit Facility with LNV Corporation

On September 27, 2017, we entered into an amended and restated senior credit facility with LNV Corporation as lender through our subsidiary GWG DLP Funding IV, LLC (“DLP IV”). The amended and restated senior credit facility makes available a total of up to $300.0 million in credit with a maturity date of September 27, 2029. Additional advances are available under the second amended and restated senior credit facility at the LIBOR rate as herein defined. Advances are available as the result of additional borrowing base capacity, created as the premiums and servicing costs of pledged life insurance policies become due. Interest will accrue on amounts borrowed under the second amended and restated senior credit facility at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (a) 12-month LIBOR plus (b) 7.50% per annum.

On November 1, 2019, DLP IV entered into a second amended and restated senior credit facility with LNV Corporation, as lender, and CLMG Corp., as the administrative agent on behalf of the lenders under the agreement (the “Second Amended and Restated Agreement”), which replaced the amended and restated senior credit facility dated September 27, 2017 that previously governed the DLP IV’s senior credit facility. The second amended and restated senior credit facility with LV Corporation makes available a total of up to $300.0 million in credit to DLP IV with a maturity date of September 27, 2029. Subject to available borrowing base capacity, additional advances are available under the second amended and restated senior credit facility at the LIBOR rate described below. Such advances are available to pay the premiums and servicing costs of pledged life insurance policies as such amounts become due. Interest will accrue on amounts borrowed under the second amended and restated senior credit facility at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (a) 12-month LIBOR, plus (b) 7.50% per annum. The effective rate at December 31, 2019 was 9.54%. Interest payments are made on a quarterly basis.

Annex A-75

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) Senior Credit Facility with LNV Corporation (cont.)

Under the second amended and restated senior credit facility, DLP IV has granted the administrative agent, for the benefit of the lenders under the agreement, a security interest in all of DLP IV’s assets.

In conjunction with entering into the second amended and restated senior credit facility, DLP IV pledged life insurance policies having an aggregate face value of approximately $298.3 million as additional collateral and received an advance of approximately $37.1 million (inclusive of certain fees and expenses incurred in connection with the negotiation and entry into the second amended and restated senior credit facility). The second amended and restated senior credit facility has certain financial and nonfinancial covenants, and we were in compliance with these covenants at December 31, 2019 and as of the date of this filing.

As of December 31, 2019, approximately 77.3% of the total face value of our life insurance policies portfolio is pledged to LNV Corporation. The amount outstanding under this facility was $184.6 million and $158.2 million at December 31, 2019 and 2018, respectively. Obligations under the second amended and restated senior credit facility are secured by a security interest in DLP IV’s assets, for the benefit of the lenders, through an arrangement under which Wells Fargo Bank, N.A. serves as securities intermediary. The life insurance policies owned by DLP IV do not serve as direct collateral for the obligations of GWG Holdings under the L Bonds and Seller Trust L Bonds. The difference between the amount outstanding and the carrying amount on our consolidated balance sheets is due to netting of unamortized debt issuance costs.

(12) L Bonds

We began publicly offering and selling L Bonds in January 2012 under the name “Renewable Secured Debentures”. These debt securities were re-named “L Bonds” in January 2015. L Bonds were publicly offered and sold on a continuous basis under a registration statement permitting us to sell up to $1.0 billion in principal amount of L Bonds through January 2018. On December 1, 2017, an additional public offering was declared effective permitting us to sell up to $1.0 billion in principal amount of L Bonds on a continuous basis until December 2020. This offering is a follow-on to the previous L Bond offering and contains the same terms and features. We are party to an indenture governing the L Bonds dated October 19, 2011, as amended (“Indenture”), under which GWG Holdings is obligor, GWG Life is guarantor, and Bank of Utah serves as indenture trustee.

Effective December 31, 2019, we entered into Amendment No. 2 to the indenture to define the debt coverage ratio as the ratio, expressed as percentage, of (A) the aggregate sum of all indebtedness (other than Excluded Indebtedness as described below) of GWG Holdings and its direct and indirect subsidiaries (including the securities issued under the indenture, but excluding any indebtedness of Ben LP and its direct and indirect subsidiaries) as reflected on GWG Holdings’ most recent consolidated balance sheet prepared in accordance with GAAP over (B) the sum of (i) net present asset value of life insurance policies owned by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding life insurance policies held by Ben LP and its direct and indirect subsidiaries and controlled affiliates, plus (ii) all cash (and cash equivalents) held by GWG Holdings and its direct or indirect Subsidiaries or subsidiaries or affiliates, but excluding the cash (and cash equivalents) held by Ben LP and its direct and indirect subsidiaries, plus (iii) the original cost basis in GWG Holdings’ investment in common units or other securities of Ben LP, plus (iv) the outstanding principal amount of any outstanding loans made under a commercial loan agreement with GWG Life, as lender, plus (v) the cost basis of assets contributed to GWG Holdings or any direct or indirect subsidiary of GWG Holdings in connection with a Repurchase Transaction, plus (vi) without duplication, the value of all other assets of GWG Holdings and its direct and indirect subsidiaries or affiliates (but excluding the value of assets of Ben LP and its direct and indirect subsidiaries) as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP. For this purpose, “Excluded Indebtedness” is indebtedness that is payable at GWG Holdings’ option in capital stock of GWG Holdings or securities mandatorily convertible into or exchangeable for such capital stock of the Company, or any indebtedness that is reasonably expected to be converted or exchanged, directly or indirectly, into such capital stock, provided that under the terms of such indebtedness in the event any such conversion or exchange does not occur in accordance with the terms of such transaction, such indebtedness would be cancelled and any assets received in exchange for such indebtedness would be returned.

Annex A-76

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12) L Bonds (cont.)

We were in compliance with all material covenants of the indenture at December 31, 2019 and as of the date of this filing, and no Events of Default (as defined in the Amended and Restated Indenture) existed as of such dates.

We publicly offer and sell L Bonds under a registration statement declared effective by the SEC and have issued Seller Trust L Bonds under a Supplemental Indenture, as described in Note 13. We temporarily suspended the offering of our L Bonds on May 1, 2019 as a result of our delay in filing certain periodic reports with the SEC. We recommenced our L Bond offering on August 8, 2019.

The collateral and guarantee provisions of the L Bonds and Seller Trust L Bonds are described in Note 23.

The bonds have renewal features under which we may elect to permit their renewal, subject to the right of bondholders to elect to receive payment at maturity. Interest is payable monthly or annually depending on the election of the investor.

At December 31, 2019 and 2018, the weighted-average interest rate of our L Bonds was 7.15% and 7.10%, respectively. The principal amount of L Bonds outstanding was $948.1 million and $662.2 million at December 31, 2019 and 2018, respectively. The difference between the amount of outstanding L Bonds and the carrying amount on our consolidated balance sheets is due to netting of unamortized deferred issuance costs, cash receipts for new issuances and payments of redemptions in process. Amortization of deferred issuance costs was $12.7 million and $9.0 million for the years ended December 31, 2019 and 2018, respectively. Future expected amortization of deferred financing costs as of December 31, 2019 is $37.2 million in total over the next seven years.

Future contractual maturities of L Bonds (other than Seller Trust L Bonds), and future amortization of their deferred financing costs, at December 31, 2019 (in thousands) are as follows:

Years Ending December 31,	Contractual Maturities	Unamortized Deferred Financing Costs
2020	$152,118	$1,632
2021	201,419	5,774
2022	163,741	6,812
2023	76,969	3,342
2024	118,848	6,328
Thereafter	235,033	13,312
	$948,128	$37,200

(13) Seller Trust L Bonds

On August 10, 2018, in connection with the Initial Transfer of the Exchange Transaction, GWG Holdings, GWG Life and Bank of Utah, as trustee, entered into a Supplemental Indenture (the “Supplemental Indenture”) to the Amended and Restated Indenture. GWG Holdings entered into the Supplemental Indenture to add and modify certain provisions of the Amended and Restated Indenture necessary to provide for the issuance of a new class of securities titled “Seller Trust L Bonds”. GWG issued Seller Trust L Bonds in the amount of $366.9 million to the various related trusts (the “Seller Trusts”) in connection with the Exchange Transaction on August 10, 2018.

The maturity date of the Seller Trust L Bonds is August 9, 2023. The Seller Trust L Bonds bear interest at 7.50% per year. Interest is payable monthly in cash.

After the second anniversary of the Final Closing, the holders of the Seller Trust L Bonds will have the right to cause GWG to repurchase, in whole but not in part, the Seller Trust L Bonds held by such holder. The repurchase may be paid, at GWG’s option, in the form of cash, and/or a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the Commercial Loan Agreement and (ii) Ben LP common units, or a combination of cash and such property.

Annex A-77

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) Seller Trust L Bonds (cont.)

Our L Bonds are offered and sold under a registration statement declared effective by the SEC, as described in Note 12, and we have issued Seller Trust L Bonds under a Supplemental Indenture. We temporarily suspended the offering of our L Bonds on May 1, 2019 as a result of our delay in filing certain periodic reports with the SEC. We recommenced our L Bond offering on August 8, 2019.

The collateral and guarantee provisions of the L Bonds and Seller Trust L Bonds are described in Note 23.

The principal amount of Seller Trust L Bonds outstanding was $366.9 million at both December 31, 2019 and 2018.

(14) Other Borrowings

Beneficient had borrowings with an aggregate fair value of $153.1 million upon consolidation as of December 31, 2019. This aggregate balance includes a senior credit agreement and a second lien credit agreement with respective balances, including accrued interest, of $77.5 million and $72.2 million at December 31, 2019. Both the senior credit agreement and the second lien credit agreement were held by HCLP as of December 31, 2019. Both loans accrue interest at a rate of 1-month LIBOR plus 3.95%, compounded daily, with interest due by the 15th of each month. Ben LP intends to repay with cash or refinance with other third-party lenders the senior credit agreement and the second lien credit agreement prior to their maturities, both of which are on June 30, 2020. Ben LP may not be able to refinance or obtain additional financing on favorable terms, or at all. If Ben LP is unable to refinance the senior credit agreement or the second lien credit agreement, or defaults on either loan, then Ben LP will be required to either (i) sell assets to repay these loans or (ii) to raise additional capital through the sale of equity and the ownership interest of Ben LP’s equity holders may be diluted. These loans are not guaranteed by GWG.

The loans contain customary covenants and events of default and termination, including cross-default provisions. As of December 31, 2019, Beneficient was in compliance with all covenants except for certain covenants related to providing financial statements and information related to the eligible underlying investments by a specified date. Subsequent to December 31, 2019, but before these consolidated financial statements were issued, the covenants were amended whereby the Company is in compliance with all such covenants.

Beneficient has additional borrowings maturing in 2023 and 2024 with an aggregate principal balance outstanding, including accrued interest, of $2.5 million.

Future contractual maturities of Beneficient’s borrowings are as follows (in thousands):

Years Ending December 31,
2020	$149,661
2021	—
2022	—
2023	750
2024	1,579
Thereafter	—
$151,990

(15) Stockholders’ Equity

Common Stock

In September 2014, GWG Holdings consummated an initial public offering of its common stock resulting in the sale of 800,000 shares of common stock at $12.50 per share, and net proceeds of approximately $8.6 million after the payment of underwriting commissions, discounts and expense reimbursements. In connection with this offering, the common stock of GWG Holdings was listed on the Nasdaq Capital Market under the ticker symbol “GWGH.”

Annex A-78

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Stockholders’ Equity (cont.)

In conjunction with the initial public offering, GWG Holdings issued warrants to purchase 16,000 shares of common stock at an exercise price of $15.63 per share. As of December 31, 2019, all of these warrants have expired and none of them had been exercised.

On August 10, 2018, the Company declared a special dividend of $4.30 per share of common stock payable to shareholders of record on August 27, 2018.

On December 28, 2018, the Series B converted into 5,000,000 shares of GWG Holdings common stock at a conversion price of $10.00 per share immediately following the Final Closing of the Exchange Transaction.

On December 28, 2018, in connection with the Exchange Transaction, GWG Holdings issued 22,013,516 shares of common stock to the Seller Trusts at a market value of approximately $203.4 million in exchange for Ben LP common units. The shares were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended.

The common shares issued to the Seller Trusts were initially subject to a Stockholders Agreement between GWG and the Seller Trusts, under which the Seller Trusts, as long as they own at least 10% of the voting shares of GWG, agree to vote their shares in proportion to the votes cast by all other voting securities of GWG. In addition, the Seller Trusts agree, for the period of one year after the Final Closing, not to seek or propose to influence or control the management, Board of Directors or policies of GWG. The Stockholders Agreement was terminated in connection with the closing of the Purchase and Contribution Transaction on April 26, 2019.

In addition, GWG and the Seller Trusts entered into a registration rights agreement and an orderly marketing agreement. Under these agreements, GWG and the Seller Trusts agreed to take steps to allow for the orderly marketing and resale of the common shares issued to Seller Trusts as part of the Exchange Transaction, and Seller Trusts agreed to sell their common shares of GWG only as permitted under these agreements.

On November 15, 2018, the Board of Directors of GWG Holdings approved a stock repurchase program pursuant to which the Company was permitted, from time to time, to purchase shares of its common stock for an aggregate purchase price not to exceed $1.5 million. Stock repurchases were able to be executed through various means, including, without limitation, open market transactions, privately negotiated transactions or otherwise. The stock repurchase program did not obligate the Company to purchase any shares, and expired on April 30, 2019.

The following table includes information about the stock repurchase program for the years ended December 31, 2019 and 2018:

2018 Monthly Period	Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of the Program	Maximum Dollar Value of Shares that May Yet Be Purchased Under the Program
December 2018	10,035	$6.82	10,035	$1,432
2019 Monthly Period(1)
January 2019	42,488	$8.47	52,523	$1,072
February 2019	202	8.88	52,725	1,070

____________

(1)      No stock was repurchased after February 2019, and the stock repurchase program expired on April 30, 2019.

Annex A-79

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Stockholders’ Equity (cont.)

The Exchange Agreement, discussed in Note 1, executed on December 31, 2019, allows holders of Ben LP common units to exchange their common units for common stock of the Company. The exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with the common units to be exchanged to the market price of the Company’s common stock based on the volume weighted average price of the Company’s common stock for the five consecutive trading days prior to the quarterly exchange date. No Ben LP common units have been exchanged for the Company’s common stock through December 31, 2019.

Redeemable Preferred Stock

On November 30, 2015, our public offering of up to 100,000 shares of RPS at $1,000 per share was declared effective. Holders of RPS are entitled to cumulative dividends at the rate of 7% per annum, paid monthly. Dividends on the RPS are recorded as a reduction to additional paid-in capital, if any, then to the outstanding balance of the preferred stock if additional paid-in capital has been exhausted. Under certain circumstances described in the Certificate of Designation for the RPS, additional shares of RPS may be issued in lieu of cash dividends.

The RPS ranks senior to our common stock and pari passu with our RPS 2 and entitles its holders to a liquidation preference equal to the stated value per share (i.e., $1,000) plus accrued but unpaid dividends. Holders of RPS may presently convert their RPS into our common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date of conversion, subject to a minimum conversion price of $15.00 and in an aggregate amount limited to 15% of the stated value of RPS originally purchased from us and still held by such purchaser.

Holders of RPS may request that we redeem their RPS at a price equal to their stated value plus accrued but unpaid dividends, less an applicable redemption fee, if any, as specified in the Certificate of Designation. Nevertheless, the Certificate of Designation for RPS permits us in our sole discretion to grant or decline redemption requests. Subject to certain restrictions and conditions, we may also redeem shares of RPS without a redemption fee upon a holder’s death, total disability or bankruptcy. In addition, after one year from the date of original issuance, we may, at our option, call and redeem shares of RPS at a price equal to their liquidation preference.

In March 2017, we closed the RPS offering to additional investors having sold 99,127 shares of RPS for an aggregate gross consideration of $99.1 million and incurred approximately $7.0 million of related selling costs.

At the time of its issuance, we determined that the RPS contained two embedded features: (1) optional redemption by the holder, and (2) optional conversion by the holder. We determined that each of the embedded features met the definition of a derivative; however, based on our assessment under ASC 470, Debt, (“ASC 470”) and ASC 815, Derivatives and Hedging, (“ASC 815”), we do not believe bifurcation of either the holder’s redemption or conversion feature is appropriate.

Series 2 Redeemable Preferred Stock

On February 14, 2017, our public offering of up to 150,000 shares of RPS 2 at $1,000 per share was declared effective. Holders of RPS 2 are entitled to cumulative dividends at the rate of 7% per annum, paid monthly. Dividends on the RPS 2 are recorded as a reduction to additional paid-in capital, if any, then to the outstanding balance of the preferred stock if additional paid-in capital has been exhausted. Under certain circumstances described in the Certificate of Designation for the RPS 2, additional shares of RPS 2 may be issued in lieu of cash dividends.

The RPS 2 ranks senior to our common stock and pari passu with our RPS and entitles its holders to a liquidation preference equal to the stated value per share (i.e., $1,000) plus accrued but unpaid dividends. Holders of RPS 2 may, less an applicable conversion discount, if any, convert their RPS 2 into our common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date of conversion, subject to a minimum conversion price of $12.75 and in an aggregate amount limited to 10% of the stated value of RPS 2 originally purchased from us and still held by such purchaser.

Annex A-80

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Stockholders’ Equity (cont.)

Holders of RPS 2 may request that we redeem their RPS 2 shares at a price equal to their liquidation preference, less an applicable redemption fee, if any, as specified in the Certificate of Designation. Nevertheless, the Certificate of Designation for RPS 2 permits us in our sole discretion to grant or decline requests for redemption. Subject to certain restrictions and conditions, we may also redeem shares of RPS 2 without a redemption fee upon a holder’s death, total disability or bankruptcy. In addition, we may, at our option, call and redeem shares of RPS 2 at a price equal to their liquidation preference (subject to a minimum redemption price, in the event of redemptions occurring less than one year after issuance, of 107% of the stated value of the shares being redeemed).

In April 2018, we closed the RPS 2 offering to additional investors having sold 149,979 shares of RPS 2 for an aggregate gross consideration of $150.0 million and incurred approximately $10.3 million of related selling costs.

At the time of its issuance, we determined that the RPS 2 contained two embedded features: (1) optional redemption by the holder, and (2) optional conversion by the holder. We determined that each of the embedded features met the definition of a derivative; however, based on our assessment under ASC 470 and ASC 815, we do not believe bifurcation of either the holder’s redemption or conversion feature is appropriate.

Series B Convertible Preferred Stock

On August 10, 2018, GWG Holdings issued 5,000,000 shares of Series B, par value $0.001 per share and having a stated value of $10.00 per share, to Ben LP for cash consideration of $50.0 million as part of the Initial Transfer.

On December 28, 2018, the Series B converted into 5,000,000 shares of our common stock at a conversion price of $10.00 per share immediately following the Final Closing of the Exchange Transaction.

Preferred Series A Subclass 1 (Redeemable noncontrolling interest)

BCH, a consolidated subsidiary of Ben LP, had non-unitized equity outstanding as of December 31, 2019. The Preferred Series A Subclass 1 Unit accounts are non-participating and convertible on a dollar basis. As of December 31, 2019, the 4th Amended and Restated Limited Partnership Agreement (“LPA”) of BCH governs the terms of BCH’s equity securities. Account holders are entitled to a compounded quarterly preferred return. The preferred return to be paid to Preferred Series A Unitholders is limited by a quarterly preferred return rate cap that is based on the annualized revenues of BCH. Annualized revenues are defined as four times the sum of total quarterly interest, fee and dividend income plus total noninterest revenues. This quarterly rate cap is defined as follows:

•        0.25% if annualized revenues are $80 million or less

•        0.50% if annualized revenues are greater than $80 million but equal to or less than $105 million

•        0.75% if annualized revenues are greater than $105 million but equal to or less than $125 million

•        1.00% if annualized revenues are greater than $125 million but equal to or less than $135 million

•        1.25% if annualized revenues are greater than $135 million but equal to or less than $140 million

•        If over $140 million, the preferred return calculation is based on a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted CPI-U covering the period from the date of the last allocation of profits to such holders, plus (B) (x) 2% prior to an Initial Public Offering (as defined in the BCH LPA) by Ben and (y) 3% thereafter, and (ii) the denominator of which is one minus the highest effective marginal combined U.S. federal, state and local income tax rate in effect as of the beginning of the fiscal quarter for which such determination is being made for an individual resident in New York City, New York, assuming (1) that the aggregate gross income allocable with respect to the quarterly preferred return for such fiscal year will consist of the same relative proportion of each type or character (e.g., long term or short term capital gain or ordinary or exempt income) of gross income item included in the aggregate gross income actually allocated in respect of the quarterly preferred return for the fiscal year reflected in the BCH’s most recently filed Internal Revenue Service Form 1065 and (2) any state and local income taxes are not deductible against U.S. federal income tax.

Annex A-81

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Stockholders’ Equity (cont.)

The definition of Initial Public Offering includes an event, transaction or agreement pursuant to which Ben’s Common Units are convertible or exchangeable into equity securities listed on a national securities exchange or quotation in an automated quotation system.

No amounts have been paid to the Preferred Series A Subclass 1 Unit Account holders related to the preferred return from issuance on September 1, 2017 through December 31, 2019. In connection with the issuance of Preferred Series A Subclass 2 Units as part of the Option Agreement, the preferred return of Preferred Series A Subclass 1 Unit Account holders is reduced by the preferred return allocated to the Preferred Series A Subclass 2 Units during the period the Option Agreement remains outstanding.

Upon election by a holder, the Preferred Series A Unit Accounts (other than Preferred Series A Subclass 2 Unit Accounts) are, at any time on or after January 1, 2021, convertible in an amount of Preferred Series A Unit Accounts (other than Preferred Series A Subclass 2 Unit Accounts), equal to 20% of their Sub-Capital Accounts into Class S Ordinary Units (with the right to convert any unconverted amount from previous years in any subsequent years). Upon an election, a holder of Preferred Series A Subclass 1 Unit Accounts will be issued Class S Ordinary Units necessary to provide the holder with a number of Class S Ordinary Units that, in the aggregate, equal (a) the balance of the holder’s capital account associated with the Preferred Series A Subclass 1 Unit Accounts being converted divided by (b) either (x) prior to an initial public offering, the appraised per Class A Unit fair market value as determined by Beneficient or (y) following an initial public offering, the average price of a Common Unit for the thirty (30) day period ended immediately prior to the applicable conversion date. The holder of such newly issued Class S Ordinary Units may immediately convert them into Common Units. Additionally, effective December 31, 2030, if the Preferred Series A Subclass 1 Unit Accounts have not been converted, they will redeem for cash in an amount equal to the then outstanding capital account balance of the accounts. If available redeeming cash (as defined in the LPA) is insufficient to satisfy any such redemption requirements, BCH, on a quarterly basis, will redeem additional Preferred Series A Units until all such Preferred Series A Units have been redeemed. The Preferred Series A Subclass 1 Unit Accounts are subject to certain other conversion and redemption provisions.

The current LPA of BCH also includes certain limitations of BCH, without the consent of a majority-in-interest of the Preferred Series A Unit Account holders, to (i) issue any new equity securities and (ii) except as otherwise provided, incur indebtedness that is senior to or pari passu with any right of distribution, redemption, repayment, repurchase or other payments relating to the Preferred Series A Unit accounts. Further, BCH cannot, prior to the conversion of all the Preferred Series A Unit accounts, incur any additional long-term debt unless (i) after giving effect to the incurrence of the new long-term debt on a pro forma basis, the sum of certain preferred stock, existing debt and any new long-term indebtedness would not exceed 55% of the BCH’s NAV plus cash on hand, and (ii) at the time of incurrence of any new long-term indebtedness, the aggregate balance of the BCH’s (including controlled subsidiaries) debt plus such new long-term debt does not exceed 40% of the sum of the NAV of the collateral underlying the loan portfolio of BCH and its subsidiaries plus cash on hand at Ben LP, BCH and its subsidiaries.

The Preferred Series A Subclass 1 Unit Accounts are recorded in the consolidated balance sheet in the redeemable noncontrolling interest line item.

Class S Ordinary Units

As of December 31, 2019, BCH, a subsidiary of Ben LP, had issued and outstanding 5.8 million Class S Ordinary Units, which were all outstanding on each of the respective dates. The Class S Ordinary Units participate on an as-converted basis pro-rata in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units have limited voting rights and do not entitle participation in the management of the Company’s business and affairs. The Class S Ordinary Units are exchangeable for Common Units of Ben LP on a one-for-one basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to Ben LP of a Class A Unit of BCH for each Common Unit issued.

The Class S Ordinary Units are recorded in the consolidated balance sheet in the noncontrolling interests line item.

Annex A-82

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Stockholders’ Equity (cont.)

Class S Preferred Units

The limited partnership agreement of BCH allows it to issue Class S Preferred Units. The Class S Preferred Units are entitled to a quarterly preferred return that is limited by the quarterly preferred return rate cap described above for Preferred Series A Subclass 1 except for when annualized revenues exceed $140 million, the Class S Preferred return is based on a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted CPI-U covering the period from the date of the last allocation of profits to such holders, plus (B) 0.75 percent, and (ii) the denominator of which is one minus the highest effective marginal combined U.S. federal, state and local income tax rate in effect as of the beginning of the fiscal quarter for which such determination is being made for an individual resident in New York City, New York, assuming (1) that the aggregate gross income allocable with respect to the quarterly preferred return for such fiscal year will consist of the same relative proportion of each type or character (e.g., long term or short term capital gain or ordinary or exempt income) of gross income item included in the aggregate gross income actually allocated in respect of the quarterly preferred return for the fiscal year reflected in the Ben Group Partnership’s most recently filed IRS Form 1065 and (2) any state and local income taxes are not deductible against U.S. federal income tax. The Class S Preferred Units also participate on an as-converted basis pro-rata in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units are generally non-voting and do not entitle participation in the management of the Company’s business and affairs. Generally, the Class S Preferred Units are exchangeable for Common Units in Ben LP on a 1.2-for-1 basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to Ben LP of a Class A Unit for each Common Unit issued. Holders of Class S Preferred Units may elect to convert into Class S Ordinary Units in connection with a sale or dissolution of BCH.

No amounts have been paid to the Class S Preferred Unit holders related to the preferred return from issuance through December 31, 2019. The Class S Preferred Units are recorded on the consolidated balance sheet in the noncontrolling interests line item.

(16) Stock Incentive Plan

We adopted our 2013 Stock Incentive Plan in March 2013, as amended on June 1, 2015, May 5, 2017 and May 8, 2018. The Stock Option Sub-Committee of our Compensation Committee of our Board of Directors is responsible for the administration of the plan. Participants under the plan may be granted incentive stock options and non-statutory stock options; stock appreciation rights; stock awards; restricted stock; restricted stock units; and performance shares. Eligible participants include officers and employees of GWG Holdings and its subsidiaries, members of our Board of Directors, and consultants. Option awards generally expire 10 years from the date of grant. As of December 31, 2019, 6,000,000 of our common stock options are authorized under the plan, of which 2,594,000 shares were reserved for issuance under outstanding incentive awards and 3,406,000 shares remain available for future grants.

Stock Options

As of December 31, 2019, we had outstanding stock options for 905,381 shares of common stock to employees, officers, and directors under the plan. Options for 673,341 shares have vested and the remaining options are scheduled to vest over three years. The options were issued with an exercise price between $4.83 and $11.56, which is equal to the market price of the shares on the date of grant. As of December 31, 2019, stock options for 1,195,705 shares had been forfeited and stock options for 777,364 shares had been exercised. The total intrinsic value of stock options exercised during 2019 was $0.3 million. The aggregate intrinsic value of stock options outstanding and exercisable at December 31, 2019 was $1.0 million and $0.8 million, respectively.

Annex A-83

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) Stock Incentive Plan (cont.)

Outstanding stock options:

	Vested	Unvested	Total
Balance as of December 31, 2017	857,192	779,756	1,636,948
Granted during the year	63,950	314,000	377,950
Vested during the year	503,503	(503,503)	—
Exercised during the year	(569,864)	—	(569,864)
Forfeited during the year	(21,582)	(25,501)	(47,083)
Balance as of December 31, 2018	833,199	564,752	1,397,951
Granted during the year	—	24,250	24,250
Vested during the year	197,859	(197,859)	—
Exercised during the year	(53,001)	—	(53,001)
Forfeited during the year	(304,716)	(159,103)	(463,819)
Balance as of December 31, 2019	673,341	232,040	905,381

We recognized $0.4 million and $1.3 million in expense related to stock options during 2019 and 2018, respectively. As of December 31, 2019, unrecognized compensation expense related to unvested options is $0.4 million. We expect to recognize this compensation expense over the next three years: $0.3 million in 2020, $0.1 million in 2021, and the remainder in 2022.

Stock Appreciation Rights (SARs)

As of December 31, 2019, we had outstanding SARs for 375,625 shares of common stock to employees. The strike price of the SARs was between $6.75 and $11.55, which was equal to the market price of the common stock at the date of issuance. SARs vest over varying terms of up to three years. As of December 31, 2019, 200,745 of the SARs were vested and 169,070 have been exercised. On December 31, 2019, the market price of GWG’s common stock was $9.82.

Outstanding SARs:

	Vested	Unvested	Total
Balance as of December 31, 2017	189,053	153,919	342,972
Granted during the year	2,625	111,025	113,650
Vested during the year	71,785	(71,785)	—
Exercised during the year	(145,622)	—	(145,622)
Forfeited during the year	—	(39,235)	(39,235)
Balance as of December 31, 2018	117,841	153,924	271,765
Granted during the period	4,250	130,650	134,900
Vested during the period	102,102	(102,102)	—
Exercised during the period	(23,448)	—	(23,448)
Forfeited during the period	—	(7,592)	(7,592)
Balance as of December 31, 2019	200,745	174,880	375,625

The liability for the SARs as of December 31, 2019 and 2018 was $0.6 million and $0.3 million, respectively, and was recorded within other accrued expenses in the consolidated balance sheets. Remaining compensation expense is expected to be recognized over the next three years. Employee compensation and benefits expense for SARs of $0.3 million was recorded for both years ended December 31, 2019 and 2018.

Annex A-84

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) Stock Incentive Plan (cont.)

Upon the exercise of SARs, the Company is obligated to make cash payment equal to the positive difference between the market value of the Company’s common stock on the date of exercise less the market value of the common stock on the date of grant.

The following summarizes information concerning outstanding options and SARs issued under the 2013 Stock Incentive Plan:

	December 31, 2019
	Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Life (years)	Fair Value at Grant Date
Vested
Stock Options	673,341	$8.88	6.83	$2.21
SARs	200,745	$8.81	4.49	$2.09
Total Vested	874,086	$8.87	6.29	$2.18
Unvested
Stock Options	232,040	$9.55	8.51	$2.59
SARs	174,880	$9.75	6.25	$2.50
Total Unvested	406,920	$9.64	7.54	$2.55
	December 31, 2018
	Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Life (years)	Fair Value at Grant Date
Vested
Stock Options	833,199	$8.88	5.95	$2.02
SARs	117,841	$8.88	5.02	$2.02
Total Vested	951,040	$8.88	5.83	$2.02
Unvested
Stock Options	564,752	$9.15	7.88	$2.35
SARs	153,924	$8.37	5.98	$2.09
Total Unvested	718,676	$8.98	7.47	$2.30

Restricted Stock Units

A restricted stock unit (“RSU”) entitles the holder thereof to receive one share of our common stock (or, in some circumstances, the cash value thereof) upon vesting. RSUs are subject to forfeiture until they vest. On June 18, 2019, we granted an aggregate of 114,366 RSUs to our directors, which RSUs are subject to time-based vesting and are scheduled to vest in their entirety on the one year anniversary of the grant date subject to the holder continuously remaining a director or employee of, or a consultant to, GWG or one of its subsidiaries through such date. On May 31, 2019, we granted RSUs to our Chief Executive Officer that are subject to performance-based vesting pursuant to a performance share unit agreement (“PSU Agreement”). The PSU Agreement provides for a target award grant of 129,717 RSUs, and up to a maximum of 259,434 RSUs, with each representing the right to receive one share of our common stock (or, following a Change-in-Control Transaction (as defined in the PSU Agreement), the cash value thereof) upon vesting, which is generally subject to the satisfaction of performance goals over a performance period commencing on April 26, 2019 and ending on December 31, 2021.

Annex A-85

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) Stock Incentive Plan (cont.)

In the third quarter of 2019, a total of 375,000 RSUs held by employees vested entitling the holders thereof, collectively, to cash payments totaling $4.5 million, all of which were paid in the third and fourth quarters of 2019 and recognized in employee compensation and benefits in the consolidated statement of operations for the year ended December 31, 2019. Additionally during 2019, 53,403 RSUs vested and 26,701 shares of common stock were issued to employees, net of shares forfeited to satisfy tax withholding obligations.

Beneficient has various equity incentive plans. In 2019 and early 2020, Beneficient granted units to certain of its employees and directors under these plans. The Company expects the expense recognized related to these plans to be material. The holders of certain of these units, upon vesting, have the right to convert the units to shares GWG common stock per the Exchange Agreement discussed in Note 1. As such, units issued and vested under Beneficient’s equity plans could result in dilution of GWG’s common stock.

(17) Other Expenses

The components of other expenses in our consolidated statements of operations are as follows (in thousands):

	Years Ended December 31,
	2019	2018
Contract labor	$1,820	$1,453
Marketing	1,612	1,856
Information technology	2,024	1,578
Servicing and facility fees	1,833	1,782
Travel and entertainment	1,218	892
Insurance and regulatory	5,032	1,562
Bad debt expense	153	4,300
General and administrative	2,204	2,572
Total other expenses	$15,896	$15,995

(18) Income Taxes

The components of our income tax expense (benefit) and the reconciliation at the statutory federal tax rate to our actual income tax expense (benefit) consisted of the following (in thousands):

	Years Ended December 31,
	2019	2018
Statutory federal income tax (benefit)	$34,869	$(25,085)
State income taxes (benefit), net of federal benefit	13,486	(9,243)
Change in valuation allowance	9,671	33,999
Other permanent differences	(93)	329
Total income tax expense (benefit)	$57,933	$—

The current and deferred components of tax expense were as follows (in thousands):

	Years Ended December 31,
	2019	2018
Current income tax expense	$10	$—
Deferred income tax expense	57,923	—
Total income tax expense	$57,933	$—

Annex A-86

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(18) Income Taxes (cont.)

The Company’s effective tax rate was 34.8% and 0.0% during 2019 and 2018, respectively. The 2019 effective tax rate was higher than the statutory rate primarily due to the deferred tax liability resulting from the gain on consolidation of equity method investment. The effective tax rate during 2018 was 0.0% as we did not generate taxable income.

The effects of temporary differences that give rise to deferred income taxes were as follows (in thousands):

	December 31,
	2019	2018
Deferred tax assets:
Investment in life insurance policies	$37,649	$23,132
Net operating loss and business interest carryforwards	18,935	10,491
Other assets	4,286	6,864
Subtotal	60,870	40,487
Valuation allowance	(50,056)	(40,385)
Deferred tax assets	10,814	102
Deferred tax liabilities:
Investment in partnership	(68,737)	—
Other liabilities	—	(102)
Net deferred tax asset (liability)	$(57,923)	$—

At December 31, 2019 and 2018, we had federal and aggregate state net operating loss (“NOL”) carryforwards of $28.6 million and $36.5 million, respectively. The NOL carryforwards will begin to expire in 2033. Future utilization of NOL carryforwards is subject to limitations under Section 382 of the Internal Revenue Code. This section generally relates to a more than 50 percent change in ownership over a three-year period. As a result of the Exchange Transaction, a change in ownership for income tax purposes occurred as of December 28, 2018. As such, the annual utilization of our net operating losses generated prior to the ownership change was limited. However, net unrealized built-in gains on our life insurance policies result in an increase in the Section 382 limit over the five-year recognition period, which resulted a nominal amount of current tax liability in 2019. Included in the deferred tax liability noted in the table above are our investments in Ben LP and InsurTech Holdings, which are partnerships for federal income tax purposes.

We provide for a valuation allowance when it is not considered “more likely than not” that our deferred tax assets will be realized. As of December 31, 2019, based on all available evidence, we have provided a valuation allowance of $50.1 million against our deferred tax assets due to the uncertainty as to the realization of our deferred tax assets during the carryforward periods. In 2019, valuation allowances were recorded against the total amount of non-permanent deferred tax assets. Permanent deferred tax assets of $10.8 million in 2019 were comprised of interest expense limitations under Section 163(j) and the tax-effected net operation loss (“NOL”) created subsequent to 2018.

ASC 740, Income Taxes, requires the reporting of certain tax positions that do not meet a threshold of “more-likely-than-not” to be recorded as uncertain tax benefits. It is management’s responsibility to determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based upon the technical merits of the position. Management has reviewed all income tax positions taken or expected to be taken and has determined that the income tax positions are appropriately stated and supported. We do not anticipate that the total unrecognized tax benefits will significantly change prior to December 31, 2020.

Under our accounting policies, interest and penalties on unrecognized tax benefits, as well as interest received from favorable tax settlements are recognized as components of income tax expense. At December 31, 2019 and 2018, we recorded no accrued interest or penalties related to uncertain tax positions.

Our income tax returns for tax years ended December 31, 2016 through 2018, and 2019, when filed, remain open to examination by the Internal Revenue Service and various state taxing jurisdictions. Our income tax return for tax year ended December 31, 2015 also remains open to examination by various state taxing jurisdictions.

Annex A-87

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Earnings (Loss) per Common Share

The computations of basic and diluted income (loss) attributable to common shareholders per share for 2019 and 2018 are as follows (in thousands, except share data and per share data):

	Years Ended December 31,
	2019	2018
Numerator:
Basic – Net income (loss) attributable to common shareholders	$91,166	$(136,114)
Add: Preferred dividends upon conversion	2,020	—
Diluted – Net income (loss) attributable to common shareholders	93,186	(136,114)
Denominator:
Basic – weighted average common shares outstanding	33,016,007	6,098,208
Effect of dilutive securities	2,203,435	—
Diluted – weighted average common shares outstanding	35,219,442	6,098,208
Basic earnings (loss) per common share	$2.76	$(22.32)
Diluted earnings (loss) per common share	$2.65	$(22.32)

RPS and RPS 2 (as described in Note 15) and restricted stock units and stock options (as described in Note 16) were included in the calculation of diluted earnings per share for the year ended December 31, 2019. Options to purchase 437,266 shares of common stock were outstanding during 2019 but were excluded from the calculation of diluted earnings per share because their effects were anti-dilutive. RPS, RPS 2, restricted stock units and stock options were not included in the calculation of diluted earnings per share for the year ended December 31, 2018 because we recorded a net loss during that period and the effects were anti-dilutive.

(20) Segment Reporting

GWG has two reportable segments consisting of Secondary Life Insurance and Investment in Beneficient. Corporate & Other includes certain activities not allocated to specific business segments. These activities include holding company financing and investing activities, and management and administrative services to support the overall operations of the Company and from November 1, 2019, include our equity method investment in InsurTech Holdings.

The Secondary Life Insurance segment seeks to earn non-correlated yield from our portfolio of life insurance policies. Our Investment in Beneficient segment consists of our investment in the common units of Ben LP, which we accounted for using the equity method prior to December 31, 2019, and the Preferred Series A Subclass 1 Unit Account of BCH. Beneficient became a consolidated subsidiary of GWG as of December 31, 2019 as a result of the Investment and Exchange agreements described in Note 5. Ben LP provides a variety of trust services, liquidity products and loans for alternative assets and illiquid investment funds, and other financial services to mid-to-high net worth individuals. The Corporate & Other category consists of unallocated corporate overhead and administrative costs and the operations of operating segments that do not meet the quantitative criteria to be separately reported.

These segments are differentiated by the products and services they offer as well as by the information used by the Company’s chief operating decision maker to determine allocation of resources and assess performance.

Annex A-88

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(20) Segment Reporting (cont.)

Earnings before taxes (“EBT”) is the measure of profitability used by management to assess performance of its segments and allocate resources. Segment EBT represents net income (loss) excluding income taxes and includes earnings (loss) from equity method investments and gain on consolidation of equity method investment.

	Years Ended December 31,
Revenue:	2019	2018
Secondary Life Insurance	$78,002	$(11,633)
Investment in Beneficient	13,738	10,655
Corporate & Other	536	588
Total	$92,276	$(390)
	Years Ended December 31,
Interest Expense:	2019	2018
Secondary Life Insurance	$83,055	$69,357
Investment in Beneficient	31,789	10,778
Corporate & Other	—	1
Total	$114,844	$80,136
	Years Ended December 31,
Segment EBT:	2019	2018
Secondary Life Insurance	$(27,694)	$(96,578)
Investment in Beneficient	229,206	(106)
Corporate & Other	(35,470)	(22,767)
Total	166,042	(119,451)
Income tax expense	57,933	—
Net income (loss)	$108,109	$(119,451)
	December 31,
Total Assets:	2019	2018
Secondary Life Insurance	$904,363	$889,665
Investment in Beneficient	2,721,546	584,173
Corporate & Other	9,297	7,029
Total	$3,635,206	$1,480,867

The total assets of the Investment in Beneficient segment at December 31, 2019, includes goodwill of $2.4 billion which represents all of the goodwill on our consolidated balance sheet at December 31, 2019.

(21) Leases

The Company leases certain real estate for its office premises under operating lease agreements which expire in 2021 and 2025. Under these leases, we are obligated to pay base rent plus common area maintenance and a share of building operating costs. The lease agreements contain extension options which we have not included in our liability calculations. We lease various other facilities on a short-term basis.

Annex A-89

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(21) Leases (cont.)

The lease assets and liabilities are as follows (in thousands):

Leases	Classification	December 31, 2019
Operating lease right-of-use assets	Other assets	$1,912
Operating lease liabilities	Other accrued expenses	$2,540

Total lease costs recognized for the years ended December 31, 2019 and 2018 were $0.5 million and $0.4 million, respectively. These amounts included operating lease costs of $0.2 million, variable lease costs of $0.2 million, and short term lease costs of $0.1 million for the year ended December 31, 2019. The weighted average remaining lease term at December 31, 2019 was 4.2 years and the weighted average discount rate was 6.6%. For the year ended December 31, 2019 and 2018, cash paid for amounts included in the measurement of operating lease liabilities and included in operating cash flows totaled $0.3 million.

Maturities of operating lease liabilities as of December 31, 2019 are as follows (in thousands):

2020	$998
2021	715
2022	302
2023	311
2024	320
Thereafter	273
Total lease payments	2,919
Less: imputed interest	(379)
Present value of lease liabilities	$2,540

The minimum aggregate operating lease commitments as of December 31, 2018 as reported under previous lease accounting standards were as follows (in thousands):

2019	$275
2020	284
2021	293
2022	302
2023	311
Thereafter	593
$2,058

(22) Commitments and Contingencies

Litigation — In the normal course of business, we are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on our financial position, results of operations or cash flows.

Commitments — GWG Holdings is committed to contribute an additional $17.9 million to InsurTech Holdings over the next two years, with $13.8 million in 2020 and $4.1 million in 2021. Beneficient had $73.8 million and $75.2 million of gross potential capital commitments as of December 31, 2019 and December 31, 2018, respectively, representing potential limited partner capital funding commitments on the alternative asset funds that serve as collateral to its loans. This is the amount above any existing cash reserves for such capital funding commitments.

Annex A-90

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee and Collateral Provisions of L Bonds and Seller Trust L Bonds

Our L Bonds are offered and sold under a registration statement declared effective by the SEC, as described in Note 12, and we have issued Seller Trust L Bonds under a Supplemental Indenture, as described in Note 13. The L Bonds and Seller Trust L Bonds are secured by substantially all the assets of GWG Holdings, a pledge of all our common stock held by BCC and AltiVerse (which together represent approximately 12% of our outstanding common stock), and by a guarantee and corresponding grant of a security interest in substantially all the assets of GWG Life(1). As a guarantor, GWG Life has fully and unconditionally guaranteed the payment of principal and interest on the L Bonds and Seller Trust L Bonds. GWG Life’s equity in DLP IV(2) serves as collateral for our L Bond and Seller Trust L Bond obligations. Substantially all of our life insurance policies are held by DLP IV or GWG Life Trust (“the Trust”). The policies held by DLP IV are not direct collateral for the L Bonds as such policies are pledged to the second amended and restated senior credit facility with LNV Corporation.

(1)    The Seller Trust L Bonds are senior secured obligations of GWG, ranking junior to all senior debt of GWG (see Note 11), and pari passu in right of payment and in respect of collateral with all L Bonds of GWG (see Note 12). Payments under the Seller Trust L Bonds are guaranteed by GWG Life. The assets exchanged in the in connection with the Beneficent transaction are available as collateral for all holders of the L Bonds and Seller Trust L Bonds. Specifically, the common units of Ben LP are held by GWG Holdings and the Commercial Loan is held by GWG Life.

(2)    The terms of our second amended and restated senior credit facility with LNV Corporation require that we maintain a significant excess of pledged collateral value over the amount outstanding on the second amended and restated senior credit facility at any given time. Any excess after satisfying all amounts owing under our second amended and restated senior credit facility with LNV Corporation is available as collateral for the L Bonds (including the Seller Trust L Bonds).

The following represents consolidating financial information as of December 31, 2019 and 2018, with respect to the financial position, and as of December 31, 2019 and 2018, with respect to results of operations and cash flows of GWG Holdings and its subsidiaries. The parent column presents the financial information of GWG Holdings, the primary obligor for the L Bonds and Seller Trust L Bonds. The guarantor subsidiary column presents the financial information of GWG Life, the guarantor subsidiary of the L Bonds and Seller Trust L Bonds, presenting its investment in DLP IV and the Trust under the equity method. The non-guarantor subsidiaries column presents the financial information of all non-guarantor subsidiaries, including DLP IV and the Trust.

Annex A-91

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee and Collateral Provisions of L Bonds and Seller Trust L Bonds (cont.)

Consolidating Balance Sheets (in thousands)

December 31, 2019	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$57,721	$2,644	$18,708	$—	$79,073
Restricted cash	—	—	20,258	—	20,258
Investment in life insurance policies, at fair value	—	340	795,699	—	796,039
Life insurance policy benefits receivable, net	—	200	22,831	—	23,031
Investment in GWG stock	—	—	24,550	(24,550)	—
Loan receivables	—	—	232,344	—	232,344
Fees receivable	—	—	29,168	—	29,168
Financing receivable from affiliates	—	235,573	—	(168,420)	67,153
Equity method investment	384,264	—	—	(382,503)	1,761
Other assets	62,354	320,490	22,163	(376,633)	28,374
Goodwill	—	—	2,358,005	—	2,358,005
Investment in subsidiaries	1,221,227	664,723	—	(1,885,950)	—
TOTAL ASSETS	$1,725,566	$1,223,970	$3,523,726	$(2,838,056)	$3,635,206
LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Senior credit facility with LNV Corporation	$—	$—	$174,390	$—	$174,390
L Bonds	926,638	—	—	—	926,638
Seller Trust L Bonds	366,892	—	—	—	366,892
Other borrowings	—	—	153,086	—	153,086
Intercompany debt – commercial loan	—	—	168,420	(168,420)	—
Interest and dividends payable	12,491	—	4,025	—	16,516
Deferred revenue	—	—	41,444	—	41,444
Account payable and accrued expenses	3,093	3,891	78,455	(57,603)	27,836
Deferred tax liability	57,923	—	—	—	57,923
TOTAL LIABILITIES	1,367,037	3,891	619,820	(226,023)	1,764,725
Redeemable noncontrolling interests	—	—	1,588,604	(318,950)	1,269,654
STOCKHOLDERS’ EQUITY
Member capital	—	1,220,079	665,871	(1,885,950)	—
Common units	—	—	563,966	(563,966)	—
Redeemable preferred stock and Series 2 redeemable preferred stock	201,891	—	—	—	201,891
Common stock	33	—	—	—	33
Treasury stock	—	—	—	(24,550)	(24,550)
Additional paid-in capital	233,106	—	—	—	233,106
Accumulated deficit	(76,501)	—	—	—	(76,501)
Noncontrolling interests	—	—	85,465	181,383	266,848
TOTAL STOCKHOLDERS’ EQUITY	358,529	1,220,079	1,315,302	(2,293,083)	600,827
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,725,566	$1,223,970	$3,523,726	$(2,838,056)	$3,635,206
Annex A-92

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee and Collateral Provisions of L Bonds and Seller Trust L Bonds (cont.)

Consolidating Balance Sheets (in thousands) (continued)

December 31, 2018	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$113,294	$232	$1,061	$—	$114,587
Restricted cash	—	7,217	3,632	—	10,849
Investment in life insurance policies, at fair value	—	92,336	655,586	—	747,922
Life insurance policy benefits receivable, net	—	5,000	11,461	—	16,461
Financing receivables from affiliates	—	184,769	—	—	184,769
Equity method investment	360,842	—	—	—	360,842
Other assets	42,944	1,731	762	—	45,437
Investment in subsidiaries	799,182	510,865	—	(1,310,047)	—
TOTAL ASSETS	$1,316,262	$802,150	$672,502	$(1,310,047)	$1,480,867
LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Senior credit facility with LNV Corporation	$—	$—	$148,978	$—	$148,978
L Bonds	651,403	—	—	—	651,403
Seller Trust L Bonds	366,892	—	—	—	366,892
Interest and dividends payable	14,047	—	4,508	—	18,555
Accounts payable and accrued expenses	2,862	3,267	7,852	—	13,981
TOTAL LIABILITIES	1,035,204	3,267	161,338	—	1,199,809
STOCKHOLDERS’ EQUITY
Member capital	—	798,883	511,164	(1,310,047)	—
Redeemable preferred stock and Series 2 redeemable preferred stock	215,973	—	—	—	215,973
Common stock	33	—	—	—	33
Additional paid-in capital	249,662	—	—	—	249,662
Accumulated deficit	(184,610)	—	—	—	(184,610)
TOTAL STOCKHOLDERS’ EQUITY	281,058	798,883	511,164	(1,310,047)	281,058
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,316,262	$802,150	$672,502	$(1,310,047)	$1,480,867

Annex A-93

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee and Collateral Provisions of L Bonds and Seller Trust L Bonds (cont.)

Consolidating Statements of Operations (in thousands)

For the year ended December 31, 2019	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Gain on life insurance policies, net	$—	$6,889	$68,431	$—	$75,320
Interest and other income	2,090	13,738	1,128	—	16,956
TOTAL REVENUE	2,090	20,627	69,559	—	92,276
EXPENSES
Interest expense	98,535	—	16,309	—	114,844
Employee compensation and benefits	17,699	9,103	1,507	—	28,309
Legal and professional fees	8,322	1,392	3,110	—	12,824
Other expenses	11,283	1,983	2,630	—	15,896
TOTAL EXPENSES	135,839	12,478	23,556	—	171,873
INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(133,749)	8,149	46,003	—	(79,597)
EQUITY IN INCOME OF SUBSIDIARIES	31,322	51,362	—	(82,684)	—
NET INCOME (LOSS) BEFORE INCOME TAXES	(102,427)	59,511	46,003	(82,684)	(79,597)
INCOME TAX EXPENSE	57,933	—	—	—	57,933
NET INCOME (LOSS) BEFORE EARNINGS FROM EQUITY METHOD INVESTMENT	(160,360)	59,511	46,003	(82,684)	(137,530)
Earnings (loss) from equity method investment	(4,077)	—	—	—	(4,077)
Gain on consolidation of equity method investment	272,546	(22,830)	—	—	249,716
NET INCOME (LOSS)	108,109	36,681	46,003	(82,684)	108,109
Preferred stock dividends	16,943	—	—	—	16,943
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$91,166	$36,681	$46,003	$(82,684)	$91,166

Annex A-94

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee and Collateral Provisions of L Bonds and Seller Trust L Bonds (cont.)

Consolidating Statements of Operations (in thousands) (continued)

For the year ended December 31, 2018	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Gain (loss) on life insurance policies, net	$—	$8,340	$(22,445)	$—	$(14,105)
Interest and other income	8,586	4,280	849	—	13,715
TOTAL REVENUE	8,586	12,620	(21,596)	—	(390)
EXPENSES
Interest expense	59,112	—	21,024	—	80,136
Employee compensation and benefits	9,980	5,742	1,685	—	17,407
Legal and professional fees	1,795	864	2,882	—	5,541
Other expenses	6,908	1,995	7,092	—	15,995
TOTAL EXPENSES	77,795	8,601	32,683	—	119,079
INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(69,209)	4,019	(54,279)	—	(119,469)
EQUITY IN INCOME OF SUBSIDIARIES	(50,260)	(48,666)	—	98,926	—
NET INCOME (LOSS) BEFORE INCOME TAXES	(119,469)	(44,647)	(54,279)	98,926	(119,469)
INCOME TAX EXPENSE	—	—	—	—	—
NET INCOME (LOSS) BEFORE EARNINGS FROM EQUITY METHOD INVESTMENT	(119,469)	(44,647)	(54,279)	98,926	(119,469)
Earnings from equity method investment	18	—	—	—	18
NET INCOME (LOSS)	(119,451)	(44,647)	(54,279)	98,926	(119,451)
Preferred stock dividends	16,663	—	—	—	16,663
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(136,114)	$(44,647)	$(54,279)	$98,926	$(136,114)

Annex A-95

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee and Collateral Provisions of L Bonds and Seller Trust L Bonds (cont.)

Consolidating Statements of Cash Flows (in thousands)

For the year ended December 31, 2019	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiary	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$108,109	$36,681	$46,003	$(82,684)	$108,109
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Equity of subsidiaries	(31,322)	(51,362)	—	82,684	—
Change in fair value of investment in life insurance policies	—	(9,477)	(39,538)	—	(49,015)
Amortization of deferred financing and issuance costs	12,727	—	1,077	—	13,804
Amortization of discount or premium on financing receivables	—	(1,720)	—	—	(1,720)
Provision for uncollectible policy benefit receivable	—	—	153	—	153
Earnings from equity method investments	4,077	—	—	—	4,077
Stock-based compensation	1,732	—	—	—	1,732
Gain on consolidation of equity method investment	(272,546)	22,830	—	—	(249,716)
Deferred income taxes	57,923	—	—	—	57,923
(Increase) decrease in operating assets:
Life insurance policy benefits receivable	—	4,800	(11,483)	—	(6,683)
Interest receivable added to commercial loan principal	—	(6,913)	—	—	(6,913)
Other assets	(1,079)	194	(4,171)	—	(5,056)
Increase (decrease) in operating liabilities:
Accounts payable and other accrued expenses	(1,173)	(296)	(6,828)	—	(8,297)
Interest and dividends payable	(746)	—	(482)	—	(1,228)
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(122,298)	(5,263)	(15,269)	—	(142,830)

Annex A-96

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee and Collateral Provisions of L Bonds and Seller Trust L Bonds (cont.)

Consolidating Statements of Cash Flows (in thousands) (continued)

For the year ended December 31, 2019	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiary	Eliminations	Consolidated
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	—	(8,682)	(23,685)	—	(32,367)
Carrying value of matured life insurance policies	—	3,403	29,862	—	33,265
Equity investment acquired	(12,388)	—	—	—	(12,388)
Business combination consideration, net of cash acquired	(79,030)	—	17,551	—	(61,479)
Other investments acquired	—	(65,000)	—	—	(65,000)
Payment of capital contributions	(72,217)	4,256	—	67,961	—
NET CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	(163,635)	(66,023)	23,728	67,961	(137,969)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on senior debt	—	—	50,133	—	50,133
Repayments of senior debt	—	—	(23,756)	—	(23,756)
Payments for senior debt issuance costs	—	—	(2,042)	—	(2,042)
Proceeds from issuance of L Bonds	403,397	—	—	—	403,397
Payments for L Bonds issuance costs	(25,284)	—	—	—	(25,284)
Payments for redemption of L Bonds	(116,809)	—	—	—	(116,809)
Issuance of common stock	59	—	—	—	59
Payments for redemption of redeemable preferred stock	(14,061)	—	—	—	(14,061)
Preferred stock dividends	(16,943)	—	—	—	(16,943)
Issuance of member capital	—	66,481	1,480	(67,961)	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	230,359	66,481	25,815	(67,961)	254,694
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(55,574)	(4,805)	34,274	—	(26,105)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH
BEGINNING OF THE PERIOD	113,294	7,449	4,693	—	125,436
END OF THE PERIOD	$57,720	$2,644	$38,967	$—	$99,331

Annex A-97

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee and Collateral Provisions of L Bonds and Seller Trust L Bonds (cont.)

Consolidating Statements of Cash Flows (in thousands) (continued)

For the year ended December 31, 2018	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiary	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(119,451)	$(44,647)	$(54,279)	$98,926	$(119,451)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Equity of subsidiaries	50,260	48,666	—	(98,926)	—
Change in fair value of investment in life insurance policies	—	(4,263)	14,607	—	10,344
Amortization of deferred financing and issuance costs	8,982	—	1,055	—	10,037
Amortization of discount or premium on financing receivables	628	(642)	—	—	(14)
Provision for uncollectible policy benefit receivable	—	—	4,300	—	4,300
Earnings from equity method investment	(18)	—	—	—	(18)
Stock-based compensation	2,182	—	—	—	2,182
(Increase) decrease in operating assets:
Life insurance policy benefits receivable	—	(3,500)	(602)	—	(4,102)
Interest receivable added to loan principal	(7,046)	(3,488)	—	—	(10,534)
Other assets	(188,365)	(144,147)	4,372	332,546	4,406
Increase (decrease) in operating liabilities:
Accounts payable and other accrued expenses	(55)	812	3,345	—	4,102
Interest and dividends payable	4,025	—	(756)		3,269
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(248,858)	(151,209)	(27,958)	332,546	(95,479)

Annex A-98

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee and Collateral Provisions of L Bonds and Seller Trust L Bonds (cont.)

Consolidating Statements of Cash Flows (in thousands) (continued)

For the year ended December 31, 2018	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiary	Eliminations	Consolidated
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	—	(41,404)	(87,099)	—	(128,503)
Carrying value of matured life insurance policies	—	4,424	16,340	—	20,764
Equity method investments	(3,204)	—	—	—	(3,204)
Other investments acquired	(3,037)	—	—	—	(3,037)
NET CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	(6,241)	(36,980)	(70,759)	—	(113,980)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on senior debt	—	—	12,903	—	12,903
Repayments of senior debt	—	—	(77,219)	—	(77,219)
Proceeds from issuance of L Bonds	263,965	—	—	—	263,965
Payments for L Bonds issuance costs	(17,379)	—	—	—	(17,379)
Payments for redemption of L Bonds	(48,027)	—	—	—	(48,027)
Issuance of common stock	614	—	—	—	614
Proceeds from issuance of convertible preferred stock	50,000	—	—	—	50,000
Proceeds from issuance of redeemable preferred stock	56,238	—	—	—	56,238
Payments for redeemable preferred stock issuance costs	(4,142)	—	—	—	(4,142)
Payments for redemption of redeemable preferred stock	(2,457)	—	—	—	(2,457)
Common stock dividends	(25,709)	—	—	—	(25,709)
Preferred stock dividends	(16,663)	—	—	—	(16,663)
Issuance of member capital	—	184,784	147,762	(332,546)	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	256,440	184,784	83,446	(332,546)	192,124
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,341	(3,405)	(15,271)	—	(17,335)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH
BEGINNING OF THE PERIOD	111,953	10,854	19,964	—	142,771
END OF THE PERIOD	$113,294	$7,449	$4,693	$—	$125,436

Annex A-99

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(24) Concentration

We primarily purchase life insurance policies written by life insurance companies having investment-grade ratings by independent rating agencies. As a result, there may be certain concentrations of policies with life insurance companies. The following summarizes the face value of insurance policies with specific life insurance companies exceeding 10% of the total face value held by our portfolio.

Life Insurance Company	December 31, 2019	December 31, 2018
John Hancock	14.23%	13.71%
Lincoln National	11.55%	11.33%
AXA Equitable	10.63%	10.83%

The following summarizes the number of insurance policies held in specific states exceeding 10% of the total face value held by us:

State of Residence	December 31, 2019	December 31, 2018
California	17.46%	18.02%
Florida	14.86%	15.34%

Beneficient’s underlying portfolio companies primarily operate in the United States, with the largest percentage, based on NAV, operating in healthcare technology, bio-technology, and diversified telecommunications services industries.

(25) Related Parties

Relationship with Beneficient Management Counselors, L.L.C.

Beneficient Management is the general partner of Ben LP and is governed by a board of directors. The governing document of BMLLC provides that Beneficient Management Counselors, L.L.C. (“BMC”), wholly owned by one of several Related Entities, determine the directors of Beneficient Management who fill 30% of the Board seats. BMC is also entitled to select (a) 50% of the membership of Beneficient Management’s Nominating Committee and Executive Committee and appoint the chair of each of these committees, (b) 50% of the membership of the Community Reinvestment Committee (CRC), and (c) the CRC’s chairperson, vice-chairperson, and lead committee member. Certain decisions with respect to Ben LP’s charitable giving program are delegated to the CRC. Decisions regarding appointment and removal of Beneficient Management’s directors, other than directors appointed by BMC, and GWG Holdings, are delegated, with certain exceptions, to the Nominating Committee of Beneficient Management, of which an executive of a Related Entity is a member and Chairman. In the event of a tie vote of the Nominating Committee on a vote for the removal of a director, the Chairman of the Nominating Committee may cast the tie-breaking vote.

Services Agreement with Bradley Capital Company, L.L.C.

Ben LP is the general partner of BCH and together they entered into an agreement with Bradley Capital Company, L.L.C. (“Bradley Capital”) and BMC effective June 1, 2017 (the “Bradley Capital Agreement”). Bradley Capital is indirectly owned by a Related Entity. Under the Bradley Capital Agreement, Bradley Capital is entitled to a current base fee of $0.4 million per quarter for executive-level services provided by an executive of Bradley Capital, who is Beneficient’s Chief Executive Officer and Chairman of GWG Holdings’ and Beneficient Management’s board of directors, together with a current supplemental fee of $0.2 million per quarter for administrative and financial analysis, subject to an annual inflation adjustment. The base fee may be increased up to two times the initial base fee per quarter if the scope of the services is expanded with the approval of the Executive Committee of the board of Beneficient Management, of which an executive of a Related Entity is a member and Chairman. An executive of a Related Entity receives an annual salary from the Company of $0.2 million and both an executive of a Related Entity and other employees of Bradley Capital can participate in equity incentive plans sponsored by the Company. The Bradley Capital Agreement also includes a payment from Ben LP of $0.2 million per year, paid quarterly, to cover ongoing employee costs for retired and/or departed employees of predecessor entities prior to September 1, 2017, which on-going costs were assumed by Bradley Capital, as well as a further payment to Bradley Capital in respect of the cost of health and

Annex A-100

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(25) Related Parties (cont.)

retirement benefits for current employees of Bradley Capital all of which are reimbursed by Ben LP. Ben LP is also required to reimburse Bradley Capital for out-of-pocket expenses incurred by Bradley Capital employees, including reimbursement for private travel including the family members of a designated executive of a Related Entity for both business and personal use. The Bradley Capital Agreement requires Ben LP to reimburse Bradley Capital or its affiliates for taxes, fees, and expenses, including legal fees and related costs, relating to the contributions by affiliates of Bradley Capital of equity or debt interests in Ben LP to public charitable trusts in connection with the Exchange Trusts, as well as the contribution of beneficial interests in client trusts administered by Beneficient. Additionally, the Company provides office space and access to needed technology systems and telephony services. Payments by Ben LP to Bradley Capital and its affiliates are guaranteed and subject to enforcement by the state courts in Delaware in the event of default. The Bradley Capital Agreement extends through July 2021, with an annual one-year renewal provision thereafter. The Bradley Capital Agreement may be terminated by unanimous approval of the Executive Committee of the board of Beneficient Management of which an executive of a Related Entity is a member, or without such approval if the Related Entity no longer holds $10.0 million of Ben’s securities.

Relationship with Beneficient Holdings, Inc.

The Beneficient Company Group (USA), L.L.C. (“Beneficient USA”), a subsidiary of BCH, entered into a Services Agreement with BHI effective July 1, 2017 (the “BHI Services Agreement”). BHI is indirectly owned by a Related Entity and is an affiliate of Beneficient. BHI pays an annual fee of $30 to Ben LP for the provision of trust administration services for a Related Entity and all trusts affiliated with its family trustee as that term is defined in the governing documents for a Related Entity. Beneficient USA also is required to provide any other services requested by BHI, subject to any restrictions in the operating agreement of BHI, at cost. The term of the BHI Services Agreement extends for the longer of (i) five years past the expiration or termination of the Bradley Capital Agreement, or (ii) seven years after the family trustee of the Related Entity is no longer a primary beneficiary of any trust affiliated with the family trustee.

BHI owns the majority of the Class S Ordinary Units, Preferred Series A Subclass 1 Unit Accounts, and FLP Subclass 1 Unit Accounts issued by BCH. Additionally, Ben LP, through its subsidiary, BCC, was the borrower of $72.0 million from BHI under the second lien credit agreement discussed in Note 14 that was subsequently assigned to HCLP.

Administrative Services Agreement between Constitution Private Capital Company, L.L.C. (“Constitution”) and Beneficient USA

Constitution is an entity owned 50.5% by a Related Entity and 49.5% by an entity controlled by our board of directors. It was founded in 1986 and acquired by a Related Entity in 1996. Constitution currently manages three private equity fund-of-funds. Effective January 1, 2017, Constitution entered into an Administrative Services Agreement (the “ASA”) with Beneficient USA, which is wholly owned by BACC and a subsidiary of BCH, whereby Beneficient USA provides personnel to administer the portfolio assets advised by Constitution. Under the ASA, Constitution pays to Beneficient USA a monthly fee equal to .01% of the month-end net assets of its portfolio. The ASA automatically renews on an annual basis and may be terminated at any time by Constitution. Beneficient USA may only terminate the ASA in the event of a breach by Constitution.

Preferred Provider Liquidity Agreement with Constitution

In May 2019, BCC entered into an agreement with Constitution (the “Preferred Liquidity Provider Agreement”) under which at Constitution’s option, BCC will provide liquidity to alternative asset funds sponsored by Constitution at an advance rate of not less than 82% of NAV, to the extent such funds meet certain specified qualifications. For a fund to qualify for the liquidity option, it must, among other things, hold investments that were approved or deemed approved by BCC at the time a fund makes such investments. BCC is required to provide liquidity in any combination, at its discretion, of cash, U.S. exchange traded funds registered under the Investment Company Act of 1940, or securities traded on a national securities exchange. BCC’s obligation under the Preferred Liquidity Provider Agreement is guaranteed by Ben LP and BCH. The Preferred Provider Liquidity Agreement may be terminated solely by mutual consent of Ben and Constitution. Ben and Constitution have not contracted for any liquidity under this agreement through December 31, 2019.

Annex A-101

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(25) Related Parties (cont.)

Relationship with The Heppner Endowment for Research Organizations, L.L.C. and Research Ranch Operating Company, L.L.C (collectively “HERO”).

HERO is owned indirectly by a Related Entity. Its purposes are (i) to serve as an advisor to National Philanthropic Trust (“NPT”), an unrelated third-party charitable organization, regarding the disbursement of research grants to qualifying organizations, (ii) to serve as an advisor to NPT regarding the administration of charitable contributions made for the benefit of multiple Texas universities and (iii) to provide funding and operational support for the research activities conducted by those Texas universities. Both HERO and the charitable organizations administered by NPT (the beneficiaries of which are multiple Texas universities) receive proceeds from trusts settled and funded by clients of Beneficient. The funding received by NPT is used to fund the research projects of the Texas universities. The funding received by HERO may be used, in HERO’s discretion, to (i) provide appropriate facilities and properties for the Texas universities to utilize as part of their research endeavors (those properties and facilities being owned by a Related Entity), and (ii) provide fee revenue to HERO. HERO is granted such rights and authority pursuant to trust instruments entered into between a client and subsidiaries of Beneficient as well as an agreement between HERO and NPT. Beneficient’s subsidiaries provide financing to the trusts established by the clients and Beneficient is paid as an agent of the trustees for administrative services it provides to the trusts.

Relationship with Hicks Holdings L.L.C.

Hicks Holdings L.L.C. (“Hicks Holdings”), an entity related to Thomas O. Hicks, who is a Beneficient Management and GWG Holdings director, owns a Preferred Series A Subclass 1 Unit Account and Class S Ordinary Units issued by BCH with a total initial balance of $60.4 million. Hicks Holdings was granted its Preferred Series A Subclass 1 Unit Account and Class S Ordinary Units as compensation for services provided under a previous advisory and consulting services agreement between Beneficient and Hicks Holdings which terminated on June 30, 2018.

Services provided by representatives of Ben and the trusts associated with the loans

An independent party currently serves as trustee for the LiquidTrusts and certain of the other trusts in the associated EXAlt PlanTM that are created at origination for each of our loans. Beneficient earns administration fees (for providing administrative serves to the trustee) and interest income from these trusts. Previously, an employee of Beneficient and another individual served as co-trustees for these trusts. The employee received no compensation for their services as co-trustee.

(26) Subsequent Events

In December 2019, a novel strain of coronavirus (“COVID-19”) was first reported in Wuhan, China. Less than four months later, on March 11, 2020, the World Health Organization declared COVID-19 a pandemic. The extent of COVID-19’s effect on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on the Company’s business. However, if the pandemic continues to evolve into a severe worldwide health crisis, the disease could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Subsequent to December 31, 2019 through March 23, 2020, policy benefits on 18 policies covering 15 individuals have been realized. The face value of insurance benefits of these policies was $24.2 million.

Subsequent to December 31, 2019 through March 23, 2020, we have issued approximately $105.0 million of L Bonds.

Annex A-102

ITEM 11.     EXECUTIVE COMPENSATION.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the 2018 and 2019 years awarded to or earned by: (i) each individual who served as the principal executive officer of GWG Holdings during 2019; (ii) the two most highly compensated executive officers of GWG Holdings who were serving as executive officers at the end of 2019 and who received more than $100,000 in the form of salary and bonus during such year; and (iii) up to two additional individuals for whom disclosure would have been required under (ii) above but for the fact that the individual was not serving as an executive office of GWG Holdings at the end of 2019. These individuals are referred to as our “named executives.”

Name and Principal Position	Year	Salary	Bonus(5)	Stock Awards(1)	Option Awards(1)	Total
Murray T. Holland	2019	$440,000	$637,500	$—	$—	$1,077,500
Chief Executive Officer(2)	2018	$—	$—	$—	$—	$—

Jon R. Sabes	2019	$387,692	$751,350	$—	$—	$1,139,042
Former Chief Executive Officer(2)	2018	$491,546	$1,015,603	$—	$—	$1,507,149

Timothy L. Evans	2019	$261,539	$326,750	$—	$—	$588,289
Chief Financial Officer(3)	2018	$—	$—	$—	$—	$—

William B. Acheson	2019	$320,000	$2,123,400	$—	$—	$2,443,400
Former Chief Financial Officer(3)	2018	$320,000	$693,353	$757,702	$—	$1,771,055

Steven F. Sabes	2019	$140,966	$35,241	$—	$—	$176,207
Former Chief Operating Officer – Life Epigenetics Inc. and Secretary(4)	2018	$208,246	$54,343	$—	$—	$262,589

____________

(1)      Amounts shown reflect the grant date fair value of stock awards and option awards granted for the respective year pursuant to the 2013 Stock Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions used in calculating the grant date fair value of stock awards and option awards made in 2019, see Note 16 to our consolidated financial statements.

(2)      On April 26, 2019, and in connection with the closing of the Purchase and Contribution Transaction, Jon R. Sabes resigned as the Company’s Chief Executive Officer and from all officer positions he held with the Company or any of its subsidiaries prior to the Closing, other than his position as Chief Executive Officer of the Company’s technology focused previously wholly-owned subsidiaries, Life Epigenetics Inc. (“Life Epigenetics”) and youSurance General Agency, LLC (“youSurance”). Murray T. Holland was appointed as Chief Executive Officer on April 26, 2019 with an annual base salary of $650,000.

(3)      Mr. Acheson ceased serving as Chief Financial Officer on August 15, 2019, and Mr. Evans was appointed Chief Financial Officer on the same date with an annual base salary of $400,000.

(4)      On April 26, 2019, and in connection with the closing of the Purchase and Contribution Transaction, Steven F. Sabes resigned from all officer positions he held with the Company or any of its subsidiaries prior to the Closing, except as Chief Operating Officer of Life Epigenetics.

(5)      The bonus amount for Mr. William B. Acheson includes $1,500,000 in incentives paid pursuant to the Purchase and Contribution Agreement described below under “Employment Agreements and Change-in-Control Provisions”.

In general, in connection with its decisions about executive compensation, the Compensation Committee intends to consider the results of the most recent stockholder advisory vote on executive compensation as well as the advisory vote on the frequency of future advisory votes on executive compensation in determining how frequently to hold its Say-on-Pay vote in the future.

Employment Agreements and Change-in-Control Provisions

As of December 31, 2019, our named executives held the following positions: Mr. Murray T. Holland, Chief Executive Officer; and Mr. Timothy L. Evans, Chief Financial Officer. Mr. Jon R. Sabes, former Chief Executive Officer and Chairman of the Board of Directors, Mr. William B. Acheson, former Chief Financial Officer, and Mr. Steven F. Sabes, former Chief Operating Officer — Life Epigenetics Inc. Messrs. Jon R. Sabes, Steven F. Sabes and William B. Acheson were not serving as executive officers of the Company at December 31, 2019.

Annex A-103

In June 2011, we entered into employment agreements with each of Messrs. Jon R. Sabes and Steven F. Sabes. Each of these agreements has an initial one year term and is automatically renewed for additional one year periods unless terminated prior to such renewal. On June 28, 2017, we entered into an employment agreement with Mr. Acheson to replace his prior employment agreement dated May 30, 2014, which amendment increased his annual base salary from $225,000 to $320,000. Mr. Acheson’s current agreement has an initial three year term and is automatically renewed for additional one year periods unless either party gives notice of non-renewal at least 60 days prior to the expiration of the then current term. All of these employment agreements establish key employment terms (including reporting responsibilities, base salary, discretionary and bonus opportunity and other benefits), provide for severance benefits in certain situations (including change in control), and contain non-competition, non-solicitation and confidentiality covenants.

Under their respective employment agreements during 2019, Mr. Jon R. Sabes received an annual base salary of $480,000 and Mr. Steven F. Sabes received an annual base salary of $200,000. Mr. Acheson received an annual base salary of $320,000. The employment agreements contain customary provisions prohibiting the executives from soliciting our employees for a period of 12–18 months after any termination of employment, and from competing with our Company for either two years (if the executive is terminated for good cause or if he resigns without good reason) or one year (if we terminate the executive’s employment without good cause or if he resigns with good reason which includes a change in control). If an executive’s employment is terminated by us without “good cause” or if the executive voluntarily resigns with “good reason”, then the executive will be entitled to (i) severance pay for a period of 12 months and (ii) reimbursement for health insurance premiums for his family if he elects continued coverage under COBRA.

The employment agreements for Messrs. Jon R. Sabes and Steve F. Sabes also provided that we will reimburse them for any legal costs they incur in enforcing their rights under the employment agreement and, to the fullest extent permitted by applicable law, indemnify them for claims, costs and expenses arising in connection with their employment, regardless of the outcome of any such legal contest, as well as interest at the prime rate on any payments under the employment agreements that are determined to be past due, unless prohibited by law.

All of the foregoing executive employment agreements include a provision allowing us to reduce their severance payments and any other payments to which the executive becomes entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Code Section 280G, unless the named executive officer is better off, on an after-tax basis, receiving the full amount of such payments and paying the excise taxes due.

On November 28, 2018, the Company entered into restricted stock unit agreement with Mr. William B. Acheson pursuant to which Mr. Acheson received a grant of 73,348 restricted stock units. The grant was intended to be effective as of August 10, 2018. Each restricted stock unit entitled Mr. Acheson to receive one share of the Company’s common stock upon vesting, subject to remaining continuously employed by the Company or one of its subsidiaries through the applicable vesting date. The number of restricted stock units was increased by 14,336 as a result of dividend equivalent rights associated with the shares underlying the grant. One half of the restricted stock units vested on the grant date, with the remainder scheduled to vest in equal quarterly installments on each three month anniversary of the intended effective date of the grant. The vesting of all remaining unvested restricted stock units accelerated upon the closing of the Purchase and Contribution Transaction.

On April 26, 2019, and in connection with the closing of the Purchase and Contribution Transaction, (i) Jon R. Sabes resigned as the Company’s Chief Executive Officer and from all officer positions he held with the Company or any of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of the Company’s technology focused wholly owned subsidiaries, Life Epigenetics Inc. (“Life Epigenetics”) and youSurance General Agency, LLC (“youSurance”), and (ii) Steven F. Sabes resigned as the Company’s Executive Vice President of Originations and Servicing and from all officer positions he held with the Company or any of its subsidiaries prior to the closing, except as Chief Operating Officer of Life Epigenetics. The resignations of Messrs. Jon and Steven Sabes included a full waiver and forfeit of (i) any severance that may be payable by the Company or any of its subsidiaries in connection with such resignations or the Purchase and Contribution Transaction and (ii) all equity awards of the Company currently held by either of them.

As contemplated by the Purchase and Contribution Agreement, the Company entered into performance share unit agreements (each a “PSU Agreement”) with certain employees of the Company pursuant to which such employees will receive a bonus under certain terms and conditions, including, among others, that such employees remain employed by the Company or one of its subsidiaries (or, if no longer employed, such employment was terminated by the Company other than for cause, as such term is defined in the PSU Agreement) for a period of 120 days following the closing of the Purchase and Contribution Transaction. The Company’s PSU Agreement with William B. Acheson,

Annex A-104

the Company’s Chief Financial Officer, was entered into on April 22, 2019 and provides for a target award grant of 125,000 performance share units, which equates to a retention bonus amount of $1,500,000. The description of the form of PSU Agreement is not complete and is qualified in its entirety by reference to the full text of the form of PSU Agreement which filed as Exhibit 10.1 to our Current Report on Form 8-K filed on April 26, 2019 and incorporated by reference herein.

On April 26, 2019, and in connection with the closing of the Purchase and Contribution Transaction, Murray T. Holland was appointed as Chief Executive Officer of the Company. On May 31, 2019, we entered into an employment agreement with Mr. Holland pursuant to which he is currently serving as our President and Chief Executive Officer. The employment agreement has an initial three year term and is automatically renewed for additional one year periods unless either party gives notice of non-renewal at least 60 days prior to the expiration of the then current term.

Under the employment agreement, Mr. Holland is entitled to an annual base salary of $650,000, retroactive to April 26, 2019, and is eligible to receive an annual cash bonus the target amount of which will be 150% of his base salary (prorated for the partial first year of employment). Whether the bonus is granted for a particular year, and the amount thereof, will be determined by our Compensation Committee in its discretion based upon Mr. Holland’s performance. Mr. Holland is also entitled to participate in all employee benefit plans and programs made available by the Company to the Company’s executive employees generally.

If Mr. Holland’s employment is terminated by us without “Cause” or if he voluntarily resigns with “Good Reason,” in each case as defined in the employment agreement, then (i) he will be entitled to severance pay in an amount equal to his annual base salary, payable in a lump sum within 30 days after the date of the termination, (ii) he will receive a pro-rated portion of the target amount of his annual cash bonus for the year in which termination occurs, and (iii) any performance share units (“PSUs”) or other equity incentives held by Mr. Holland will fully vest on the date of termination.

On May 31, 2019, and as contemplated by the employment agreement and discussed below, we entered into a PSU Agreement with Mr. Holland that provides for a target award grant of 129,717 PSUs (the “Target Award”), and up to a maximum of 259, 434 PSUs. Each PSU represents the right to receive one share of our common stock (or, following a Change-in-Control Transaction (as defined in the PSU Agreement, the cash value thereof), upon vesting, which is generally subject to (i) the satisfaction of performance goals over a three year performance period, as determined by our Compensation Committee in its sole discretion, and (ii) Mr. Holland remaining continuously employed by the Company or one of its subsidiaries (“Continuous Service”) from the date of grant through the date that the PSUs are vested and paid in shares of common stock (or cash). Promptly following the Company’s filing with the SEC of our Annual Report on Form 10-K for the year ended December 31, 2121 (the final year of the performance period), our Compensation Committee will review and certify in writing (a) whether, and to what extent, the performance goals have been achieved, and (b) the number of PSUs that vested, if any. At such time, PSUs that are not vested will be forfeited.

The PSUs are subject to forfeiture until they vest. If Mr. Holland’s Continuous Service terminates for any reason at any time before all PSUs have vested, all unvested PSUs will be automatically forfeited upon such termination of Continuous Service. However, if Mr. Holland’s Continuous Service terminates as a result of his death or disability, or as a result of a termination by the Company without Cause or by Mr. Holland for Good Reason, Mr. Holland will retain, and will not forfeit, a pro rata portion of the Target Award based on the number of days that he remained employed during the performance period. This retained portion of the Target Award will not be subject to accelerated vesting and, instead, will vest (and be paid in shares of common stock) based on extent to which the performance goals are achieved during the entire performance period.

If a “Sale Transaction,” as defined in the Company’s 2013 Stock Incentive Plan, occurs during the performance period, Mr. Holland remains in Continuous Service up until the date of such Sale Transaction, and the acquiring entity or successor to the Company does not assume the obligations of the Company under the PSU Agreement or replace the grant with a substantially equivalent incentive award, then all outstanding PSUs shall vest at Target Award levels on the date of such Sale Transaction.

If a Change-in-Control Transaction occurs during the performance period, then all outstanding PSUs will automatically vest at Target Award levels on the 120th day following the closing of the Change-in-Control Transaction (the “Retention Date”), contingent upon Mr. Holland remaining in Continuous Service through the Retention Date. However, if Mr. Holland’s Continuous Service terminates following the occurrence of a Change-in-Control Transaction and prior to the Retention Date for any reason other than as a result of a termination by the Company for Cause, then all outstanding

Annex A-105

PSUs will automatically vest at Target Award levels upon such termination. PSUs vesting upon a Change-in-Control will be paid in cash (not shares of common stock). The amount of cash to be paid to Mr. Holland in respect of each vested PSU will be equal to the greater of (y) $12.00 or (z) the Fair Market Value (as defined in the Plan) of a share of common stock as of the trading date immediately prior to the closing date of the Change-in-Control Transaction. The PSU Agreement includes a provision allowing the Company to reduce the payment to which Mr. Holland would be entitled upon a Change-in-Control Transaction to the extent needed for him to avoid paying an excise tax under Internal Revenue Code Section 280G, unless Mr. Holland would be better off, on an after-tax basis, receiving the full amount of such payments and paying the excise taxes due.

The above descriptions of our employment agreement and PSU Agreement with Mr. Holland are not complete and are qualified in its entirety by reference to the full text of such agreements which are incorporated by reference as Exhibits 10.18 and 10.19, respectively, to this Report.

On August 15, 2019, Timothy L. Evans was appointed as our Chief Financial Officer and Treasurer, replacing William B. Acheson. Mr. Acheson remained employed by the Company on an interim basis as an Executive Vice President, to assist in the transition of his prior duties and responsibilities to Mr. Evans. Mr. Evans is employed pursuant to an unwritten employment arrangement under which he receives a base salary of $400,000 per year. We are in the process of finalizing a written employment agreement with Mr. Evans.

On November 19, 2019, we entered into a Transition and Separation Agreement (the “Transition Agreement”) with William B. Acheson that governed Mr. Acheson’s continued employment with the Company on an at-will basis as Executive Vice President and Advisor to the Chief Executive Officer. Under the Transition Agreement, which replaced his prior employment agreement dated June 28, 2017, Mr. Acheson was entitled to an annual base salary of $320,000. If Mr. Acheson remained employed with the Company through December 31, 2019, he was entitled to receive his target incentive cash bonus for the second half of 2019 in the amount of $160,000. Mr. Acheson was also entitled to participate in all employee benefit plans and programs made available by the Company to the Company’s executive employees generally. Upon termination of Mr. Acheson’s employment with the Company for any reason, he was entitled to severance pay in an amount equal to his annual base salary, and was entitled to receive a pro-rated portion of the target amount of his annual cash bonus for the year in which termination occurs. The Transition Agreement provided for the payment of such amounts in a lump sum within 30 days after the date of the termination. In addition, the Company agreed to pay the full cost of health, dental and vision insurance coverage for 12 months following termination or, if earlier, until he is eligible to obtain replacement coverage. Mr. Acheson’s employment with the Company terminated on December 31, 2019.

The Transition Agreement also acknowledged that outstanding and currently-vested stock options held by Mr. Acheson will not terminate as a result of the termination of Mr. Acheson’s employment and, instead, will remain outstanding and exercisable through the full original term thereof. The post-termination exercise period of such options was previously extended in conjunction with the Purchase and Contribution Transaction.

2013 Stock Incentive Plan

We maintain the GWG Holdings, Inc. 2013 Stock Incentive Plan, under which 6,000,000 shares of our common stock have previously been approved for issuance. The 2013 Stock Incentive Plan permits the grant of both incentive and non-statutory stock options. Through December 31, 2019, we had issued stock options, SARs and Restricted Stock Units (hereinafter, “options”) for 2,593,919 shares of common stock to employees, officers, directors, and consultants under the plan. As of December 31, 2019, (i) 1,647,485 shares are reserved for issuance under outstanding options, of which 874,086 options have vested and the remaining outstanding are scheduled to vest over three years, (ii) 261,681 shares have been issued upon the exercise of options granted under the 2013 Stock Incentive Plan, and (iii) 3,406,081 shares remain available for issuance of future incentive grants. The Board of Directors adopted the 2013 Stock Incentive Plan to provide a means by which our employees, directors, officers and consultants may be granted an opportunity to purchase our common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success.

Annex A-106

Outstanding Equity Awards at Year End

As of December 31, 2019, our named executives had the following outstanding options to purchase common stock:

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
William B. Acheson	1,667	—	$6.00	12/29/2025	—	—
	1,667	—	$6.35	4/29/2026	—	—
	1,667	—	$6.41	5/13/2026	—	—
	6,250	—	$10.38	4/18/2027	—	—
	145,000	—	$10.20	6/29/2027	—	—

Messrs. Jon and Steven Sabes forfeited all equity awards of the Company held by without compensation in connection with the closing of the Purchase and Contribution Transaction.

Director Compensation

The following table sets forth the cash and non-cash compensation awarded to or earned by each individual who served as a member of our Board of Directors during the year ended December 31, 2019.

Director’s Name	Fees Earned or Paid in Cash 2019	Stock Awards(1)	Total
Murray T. Holland(2)	$—	$—	$—
Brad K. Heppner(2)	68,132	75,000	143,132
Peter T. Cangany, Jr.(2)	78,352	75,000	153,352
David F. Chavenson(3)	107,327	75,000	182,327
Thomas O. Hicks(2)	71,132	75,000	146,132
Dennis P. Lockhart(3)	64,805	75,000	139,805
Bruce W. Schnitzer(2)	68,132	75,000	143,132
Roger T. Staubach(2)	68,132	75,000	143,132
Kathleen J. Mason(3)(4)	104,827	75,000	179,827
Michelle Caruso-Cabrera(2)(5)	80,602	75,000	155,602
Richard W. Fisher(2)(6)	47,021	75,000	122,021
David H. Glaser(2)(6)	49,548	75,000	124,548
Sheldon I. Stein(2)(6)	54,820	75,000	129,820
Bruce E. Zimmerman(2)(6)	51,723	75,000	126,723
David H. deWesse(2)	75,000	75,000	150,000
Jon R. Sabes(7)	—	—	—
Steven F. Sabes(7)	—	—	—
David H. Abramson(7)	174,000	—	174,000
Thomas J. Donohue, Jr.(7)	181,800	—	181,800
Shawn R. Gensch(7)	166,800	—	166,800
Jeffrey L. McGregor(7)	169,200	—	169,200
Mark E. Schwarzmann(7)	$166,800	$—	$166,800

____________

(1)      Amounts shown reflect the grant date fair value of restricted stock awards granted during 2019, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The $75,000 noted in the table above for those specific directors reflects 8,169 awards granted on June 18, 2019 with a grant date value of $9.18 per share.

Annex A-107

(2)      Such director commenced serving as a member of the Board of Directors at the April 16, 2019 closing of the Purchase and Contribution Transaction.

(3)      Such director commenced serving as a member of the Board of Directors on May 13, 2019.

(4)      Such director ceased serving as a member of the Board of Directors on March 2, 2020.

(5)      Such director ceased serving as a member of the Board of Directors on February 21, 2020.

(6)      Such director ceased serving as a member of the Board of Directors on October 15, 2019.

(7)      Such director ceased serving as a member of the Board of Directors at the April 16, 2019 closing of the Purchase and Contribution Transaction.

During 2019, prior to April 15, 2019, each independent board member received base compensation of $6,000 per quarter. In addition, the chairman of the audit committee received an additional $4,800 per quarter. The chairmen of the Compensation Committee and the Corporate Governance Committee, prior to its dissolution, each received an additional $2,400 per quarter. Also, each non-chair member of committees received an additional $1,200 per quarter.

On April 15, 2019, the Board approved changes to director compensation. In consideration for services provided and to be provided to the Company in their capacity as non-employee directors of the Company during the remainder of 2019, or until their earlier resignation in conjunction with the closing of the Purchase and Contribution Transaction, each individual serving as non-employee director of the Company prior to the closing of the Purchase and Contribution Transaction was entitled to receive cash compensation in the amount of $125,000. Such compensation was payable in three installments of $41,666, $41,666 and $41,667, respectively, on the last business day of June, September and December 2019, provided, however, that the entire unpaid portion of such compensation was accelerated and paid upon the closing of the Purchase and Contribution Transaction in accordance with the April 2019 changes to director compensation.

The Compensation Committee through consultation with its compensation advisors, approved a plan of compensation to be paid to the Company’s non-employee directors for the period following the closing of the Purchase and Contribution Agreement. Under this plan, all non-employee directors receive annualized cash compensation of $100,000 paid in quarterly installments in arrears. The Chair and members of the Board’s committees receive the additional annualized cash compensation set forth below:

Committee	Position	Additional Fees
Audit Committee	Chair	$15,000
	Member (other than Chair)	$10,000
Compensation Committee	Chair	$12,000
	Member (other than Chair)	$5,375
Special Committee	Member	$25,000

Further, each member of the Special Committee receives $1,000 for attending each in-person Special Committee meeting or $500 for participating telephonically. The Special Committee is a committee of the Board comprised solely of directors independent of Beneficient that was formed primarily for the purpose of considering and, if deemed appropriate, approving company transactions with or involving Beneficient.

On June 18, 2019, the Company entered into restricted stock unit agreements with each non-employee director of the Company pursuant to which each received a grant of 8,169 restricted stock units. Each restricted stock unit entitles the holder thereof to receive one share of the Company’s common stock upon vesting on the one year anniversary of the grant date, subject remaining a member of the Board and/or employed by or engaged as a consultant to the Company or one of its subsidiaries through such date, and subject to accelerated vesting in certain circumstances. Holders of restricted stock units are also entitled to dividend equivalent rights with respect to the shares underlying the grants.

The Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with each of its current directors and executive officers (collectively, the “Indemnitees”). The Indemnification Agreements clarify and supplement indemnification provisions already contained in the Company’s bylaws and generally provide that the Company shall indemnify the Indemnitees to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer and also provide for rights to advancement of expenses and contribution.

The description of the form of Indemnification Agreement and the restricted stock unit agreements set forth above are not complete and is qualified in its entirety by reference to the full text of the form of Indemnification Agreement and the form of restricted stock unit agreement which are filed as Exhibit 10.17 and Exhibit 10.24 to this Annual Report on Form 10-K, respectively, and are incorporated herein by reference.

Annex A-108

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Conflict-of-Interest and Related-Party Transaction Policy

We have a Conflict-of-Interest and Related-Party Transaction Policy, pursuant to which our Board of Directors (or an authorized committee thereof) is responsible for reviewing policies and procedures with respect to related party transactions required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K (including transactions between the Company and its officers and directors, or affiliates of such officers or directors), and approving the terms and conditions of such related party transactions. Our Conflict-of-Interest and Related-Party Transaction Policy sets forth the processes and procedure to be taken in such review and approval, which includes obtaining approval by a majority of the disinterested members of the Board (or an authorized committee thereof) and otherwise in accordance with state law governing conflicts of interest, or if the transaction involves compensation payable to an executive, the Compensation Committee. The related party transactions in which we engaged during year 2019 and the interim 2020 year-to-date period, which are described below, were approved in accordance with Conflict-of-Interest and Related-Party Transaction Policy.

Transactions with Related Persons

Related party transactions that we have entered into during year 2019 and the interim 2020 year-to-date period are described below:

Purchase and Contribution Transaction

On April 15, 2019, Jon R. Sabes, the Company’s former Chief Executive Officer and a director, and Steven F. Sabes, the Company’s former Executive Vice President and a director, entered into the Purchase and Contribution Agreement with, among others, Ben LP. The Company was not a party to the Purchase and Contribution Agreement. However, the closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) were subject to certain conditions that were dependent upon the Company taking, or refraining from taking, certain actions. The closing of the Purchase and Contribution Transaction occurred on April 26, 2019. See “Item 1 — Business — The Beneficient Transactions — The Expanded Strategic Relationship” for a description of the Purchase and Contribution Agreement and the Purchase and Contribution Transaction are described.

Among other actions taken in connection with the with the closing of the Purchase and Contribution Transaction, on April 26, 2019, Beneficient Capital Company, L.L.C., a Delaware limited liability company (“BCC”), and AltiVerse Capital Markets, L.L.C., a Delaware limited liability company (“AltiVerse”), executed and delivered a Consent and Joinder (the “Consent and Joinder”) to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the Company, GWG Life, LLC, Messrs. Jon and Steven Sabes and the Bank of Utah (the “Security Agreement”). Pursuant to the Consent and Joinder, Messrs. Jon and Steven Sabes assigned their rights and delegated their obligations under the Security Agreement to BCC and AltiVerse, and BCC and AltiVerse became substitute grantors under the Security Agreement such that the shares of the Company’s common stock acquired by BCC and AltiVerse pursuant to the Purchase Agreement (as defined below) will continue to be pledged as collateral security for the Company’s obligations owing in respect of the L Bonds issued under the Amended and Restated Indenture governing our L Bonds. The description of the Consent and Joinder set forth above is not complete and is qualified in its entirety by reference to the full text of the Consent and Joinder which is incorporated by reference as Exhibit 10.19 to this Report.

In connection with the Exchange Transaction, the Company and the Seller Trusts entered into a Stockholders Agreement that provided (among other standstill provisions) that until the Seller Trusts own, in the aggregate, voting securities representing less than 10% of the total voting power of all voting securities of the Company, all voting securities of the Company voted by the Seller Trusts will be voted solely in proportion with the votes cast by all other holders of voting securities of the Company on the matter. On April 26, and in connection with the closing of the Purchase and Contribution Transaction, the Stockholders Agreement was amended and terminated, and the Seller Trusts are now entitled to full voting rights with respect to the shares of Common Stock they own and are entitled to cast a majority of the votes on all matters requiring stockholder votes.

Annex A-109

Promissory Note with Certain LiquidTrusts

On May 31, 2019, our wholly-owned subsidiary GWG Life entered into a Promissory Note (the “Promissory Note”), made by Jeffrey S. Hinkle and Dr. John A. Stahl, not in their individual capacity but solely as trustees of The LT-1 LiquidTrust, The LT-2 LiquidTrust, The LT-5 LiquidTrust, The LT-7 LiquidTrust, The LT-8 LiquidTrust and The LT-9 LiquidTrust (collectively, the “Borrowers”) in the principal amount of $65.0 million and payable to the order of GWG Life. Pursuant to the terms of the Promissory Note, GWG Life funded a term loan to the Borrowers in an aggregate principal amount of $65.0 million (the “Loan”). The Loan was funded in two installments as described below.

The Borrowers are common law trusts established as part of alternative asset financings extended by a subsidiary of Ben LP, of which the Company owns approximately 90% of the issued and outstanding common units. Although each Borrower is allocated a portion of the Loan equal to approximately 16.7% of the aggregate outstanding principal of the Loan, the Loan constitutes the joint and several obligations of the Borrowers.

The Loan was made pursuant to GWG’s strategy to further diversify into alternative assets (beyond life insurance) and ancillary businesses and was intended to better position Beneficient’s balance sheet, working capital and liquidity profile to satisfy anticipated Texas Department of Banking regulatory requirements.

An initial advance in the principal amount of $50.0 million was funded on June 3, 2019 and, subject to satisfaction of certain customary conditions, it is anticipated that the second advance, in the principal amount of $15.0 million was funded on November 22, 2019. The Loan bears interest at 7.0% per annum, with interest payable at maturity, and matures on June 30, 2023. Subject to the Intercreditor Agreements (as described below), the Loan can be prepaid at the Borrowers’ election without premium or penalty.

The Loan is unsecured and is subject to certain covenants (including a restriction on the incurrence of any indebtedness senior to the Loan other than existing senior loan obligations to each of HCLP Nominees, L.L.C. (“HCLP”) and Beneficient Holdings, Inc. (“BHI”, and together with HCLP, the “Senior Lenders”), as lenders) and events of default. At the time Beneficient was consolidated, all existing senior loan obligations were held by HCLP. The Senior Lenders are directly or indirectly associated with Brad K. Heppner, who is Chairman of the Company’s Board of Directors. HCLP is not considered a related party of GWG or Beneficient.

A special committee of the Board of Directors of the Company (the “Special Committee”) composed solely of independent and disinterested directors of the Company, together with the assistance of its independent legal advisors, reviewed, negotiated and approved the terms of the Loan. The foregoing description of the Promissory Note is qualified in its entirety by reference to the full and complete terms of the Promissory Note, which is incorporated by reference as Exhibit 10.24 to this Report.

Intercreditor Agreements

In connection with the Promissory Note, the Company also entered into two intercreditor and subordination agreements: (1) an Intercreditor Agreement between GWG Life and HCLP and (2) an Intercreditor Agreement between GWG Life and BHI (the “Intercreditor Agreements”). Under the Intercreditor Agreements, GWG Life agrees to subordinate the Loan to the secured obligations of Beneficient and its affiliates outstanding to the Senior Lenders (the “Senior Loan Obligations”), agrees to not take any liens to secure the Loan (and to subordinate such liens, if any, to the liens of the Senior Lenders), and agrees not to take enforcement actions under the Promissory Note until such Senior Loan Obligations are paid in full. The Intercreditor Agreements establish various other inter-lender and subordination terms, including, without limitation, with respect to permitted actions by each party, permitted payments, waivers, voting arrangements in bankruptcy, application of certain proceeds and limitations on amendments of the respective loan obligations of the parties. The Senior Lenders have agreed not to extend the maturity of their respective loan obligations beyond June 30, 2023 or increase the outstanding principal of the loans made by the Senior Lenders without the written consent of GWG Life. GWG Life has agreed not to transfer the Promissory Note except with the written consent of the Senior Lenders (such consent not to be unreasonably withheld) or to the Company or direct or indirect wholly owned subsidiaries thereof. The Special Committee, together with the assistance of its independent legal advisors, reviewed, negotiated and approved the terms of the Intercreditor Agreements. The foregoing description of the Intercreditor Agreements are qualified in their entirety by reference to the full and complete terms of the Intercreditor Agreements, which are incorporated by reference as Exhibit 10.25 and Exhibit 10.26 to this Report.

Annex A-110

Purchase of Additional Common Units of Ben LP

On June 12, 2019, the Company acquired 1,000,000 Ben LP common units from unaffiliated holders of alternative assets that had sold the alternative assets to MHT Financial, LLC for contribution to various Exchange Trusts established by MHT Financial as part of the Ben LP liquidity products. The holders acquired the Ben LP common units from MHT Financial in satisfaction for a portion of the purchase price owed by MHT Financial for the alternative assets that MHT Financial contributed to the Exchange Trusts. Murray T. Holland, our Chief Executive Officer, was until recently a Managing Director of MHT Financial and continues to own a 30% interest in MHT Financial. Mr. Holland also serves as a trust advisor to the Exchange Trusts that hold the alternative assets. The purchase price for the Ben LP common units acquired by the Company was $10,000,000.

Preferred Series A Unit Account and Common Unit Investment Agreement; Exchange Agreement

On December 31, 2019, the Company, Ben LP, Beneficient Company Holdings, L.P., a Delaware limited partnership of which Ben LP owns all of the outstanding common units and serves as its general partner (“BCH”), and Beneficient Management, L.L.C., a Delaware limited liability company and the general partner of Ben LP (“Beneficient Management”), entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”).

Pursuant to the Investment Agreement, the Company transferred $79 million to Ben LP in return for 666,667 common units of Ben LP and a Preferred Series A Subclass 1 Unit Account of BCH.

In connection with the Investment Agreement, the Company obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result, the Company obtained control of Ben LP and began reporting the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. The Company’s right to appoint a majority of the board of directors of Beneficient Management will terminate in the event (i) the Company’s ownership of the fully diluted equity of Ben LP (excluding equity issued upon the conversion or exchange of Preferred Series A Unit Accounts of BCH held as of December 31, 2019 by parties other than the Company) is less than 25%, (ii) the Continuing Directors of the Company cease to constitute a majority of the board of directors of the Company, or (iii) certain bankruptcy events occur with respect to the Company. The term “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who: (1) was a member of the board of directors on December 31, 2019; or (2) was nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election.

Beneficient Management has an executive committee, a nominating committee and a community reinvestment committee. The board of directors of Beneficient Management has the right to appoint two members of these committees, and an entity related to Brad K. Heppner, the Company’s Chairman, has the right to appoint the other two members of these committees. The entity related to Mr. Heppner also has the right to appoint the Chairman of the Board and of each of the committees. The Beneficient Management executive committee has the right to approve certain transactions on behalf of Beneficient Management and Ben LP and its subsidiaries, including: (i) the incurrence of debt; (ii) the issuance of equity interests of Ben LP or any subsidiary equal to 5% or more of the fully diluted equity of such entity or that have preferred terms to the common equity of Ben LP, except in connection with any trust instrument or product offered by Ben LP or its affiliates; (iii) the adoption of a shareholder or unitholder rights plan by Ben LP or any subsidiary thereof; (iv) the amendment, supplement, waiver, or modification of Ben LP’s limited partnership agreement, the BCH limited partnership agreement or the organizational documents of any subsidiary of the foregoing other than any common law or statutory trusts created to facilitate the financing, acquisition, contribution, assignment or holding of alternative assets; (v) the exchange or disposition of a majority or more of the assets, taken as a whole, of Ben LP or any subsidiary thereof in a single transaction or a series of related transactions; (vi) the exchange or disposition of a majority or more of the assets, taken as a whole, of Beneficient Management or any subsidiary thereof in a single transaction or a series of related transactions; (vii) the execution by Ben LP, Beneficient Management or any subsidiary thereof of any contracts or of any amendment, supplement, waiver or modification of any existing contract, which would materially change the nature of the business of Beneficient Management and its affiliates; (viii) materially or commercially substantive changes to or creation of an employee incentive or benefit plan of Beneficient Management, Ben LP or any subsidiary thereof; (ix) the merger, sale or other combination of Ben LP, Beneficient Management or any subsidiary thereof with or into any other person or entity; (x) the transfer, mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets

Annex A-111

of Ben LP or any subsidiary thereof; (xi) the transfer, mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets of Beneficient Management or any subsidiary thereof; (xii) the removal without cause of a chief executive officer or any other executive officer of Beneficient Management, Ben LP or any operating subsidiary thereof; (xiii) the termination of employment of any other officer of Beneficient Management, Ben LP or any operating subsidiary thereof or the termination of the association of a partner, member, manager or director of any subsidiary of Ben LP, in each case, without cause; (xiv) the liquidation or dissolution of Beneficient Management, Ben LP or any operating subsidiary thereof; (xv) the withdrawal or removal of Beneficient Management as the general partner of Ben LP or the direct or indirect transfer of beneficial ownership of all or any part of a general partner interest in Ben LP; (xvi) any determination by Beneficient Management, acting as general partner of Ben LP, related to the removal or replacement of the general partner under Ben LP’s limited partnership agreement; (xvii) the entry into any material or commercially substantive agreement with a related party; (xviii) the creation of any new and materially or commercially substantively different trust instrument or product, or any materially or commercially substantive change, amendment, supplement, waiver or modification to the terms or provision of any existing trust product, offered by Ben LP or any of its affiliates to the extent regulated by the Texas Finance Commission or other state, federal or non-U.S. regulator with direct or indirect jurisdiction over Ben LP or such affiliate or such product, other than any change or modification to any exhibit or schedule to any trust instrument or product; or (xix) the bankruptcy of Ben LP.

Following the transaction, and as agreed in the Investment Agreement, the Company was issued an initial capital account balance for the Preferred Series A Subclass 1 Unit Account of $319 million. The other holders of the Preferred Series A Subclass 1 Unit Accounts are entities related to certain founders of Ben LP and an entity related to one of GWG’s and Beneficient’s directors (the “Related Account Holders”), and the aggregate capital accounts of all holders of the Preferred Series A Subclass 1 Unit Accounts after giving effect to the investment by the Company is $1.6 billion. The Company’s Preferred Series A Subclass 1 Unit Account is the same class of preferred security as held by the Related Account Holders. If the Related Account Holders exchange their Preferred Series A Subclass 1 Unit Accounts for securities of the Company, the Company’s Preferred Series A Subclass 1 Unit Account would be converted into common units of Ben LP (so neither the Company nor the Related Account Holders would hold Preferred Series A Subclass 1 Unit Accounts).

In addition, on December 31, 2019, the Company, Ben LP and certain holders of common units of Ben LP (the “Common Units”) entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which certain holders of Common Units from time to time have the right, on a quarterly basis, to exchange their Common Units for common stock of the Company. The exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with the Common Units to be exchanged to the market price of the Company’s common stock based on the volume weighted average price of the Company’s common stock for the five consecutive trading days prior to the quarterly exchange date. The Exchange Agreement is intended to facilitate the marketing of Ben LP’s products to holders of alternative assets.

Director Independence

Our Board of Directors periodically reviews relationships that directors have with our Company to determine whether our directors are “independent directors” as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our Board of Directors has determined that the following directors are independent directors: Roy W. Bailey, Peter T. Cangany, Jr., David F. Chavenson, Dennis P. Lockhart, and Roger T. Staubach.

Because the Seller Trusts currently own a majority of our outstanding Common Stock, we are a “controlled company” as that term is set forth in Rule 5615(c) of the NASDAQ Marketplace Rules. Under the NASDAQ rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•        a majority of our board of directors consist of independent directors;

•        our nominating and corporate governance committee be composed entirely of independent directors; and

•        our compensation committee be composed entirely of independent directors.

We are currently relying on the controlled company exemption for certain of the above requirements, including those related to the composition of our compensation and nominating our corporate governance committees.

Annex A-112

THE BENEFICIENT COMPANY GROUP, L.P. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT AUDITORS

As of December 31, 2019 (Second Successor) and December 31, 2018 and

for the year ended December 31, 2019, and for the

periods from June 1, 2018 to December 31, 2018 (Successor)

and January 1, 2018 to May 31, 2018 (Predecessor)

Annex A-113

INDEX

Annex A Page No.
Report of Independent Auditors	115
Consolidated Statements of Financial Condition as of December 31, 2019 (Second Successor) and December 31, 2018 (Successor)	116
Consolidated Statements of Comprehensive Income (Loss) for the year ended December 31, 2019 (Successor), the seven months ended December 31, 2018 (Successor), and the five months ended May 31, 2018 (Predecessor)	117
Consolidated Statements of Changes in Equity (Deficit) for the year ended December 31, 2019 (Second Successor), the seven months ended December 31, 2018 (Successor), and the five months ended May 31, 2018 (Predecessor)	118
Consolidated Statements of Cash Flows for the year ended December 31, 2019 (Successor), the seven months ended December 31, 2018 (Successor), and the five months ended May 31, 2018 (Predecessor)	120
Notes to Consolidated Financial Statements	121

Annex A-114

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Beneficient Management, L.L.C.

We have audited the accompanying consolidated financial statements of The Beneficient Company Group, L.P. and Subsidiaries which comprise the consolidated statement of financial condition as of December 31, 2019 (Second Successor), and the related consolidated statements of comprehensive income (loss) (Successor), changes in equity (deficit) (Successor and Second Successor), and cash flows (Successor) for the year ended December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Beneficient Company Group, L.P. and Subsidiaries as of December 31, 2019, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matter

The consolidated financial statements of The Beneficient Company Group, L.P. and Subsidiaries as of December 31, 2018 (Successor), and for the seven months ended December 31, 2018 (Successor), and the five months ended May 31, 2018 (Predecessor), were audited by other auditors whose report dated June 14, 2019, expressed an unmodified opinion on those statements.

/s/ WHITLEY PENN LLP

Dallas, Texas

March 27, 2020
Annex A-115

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	Second Successor	Successor
(Dollars in thousands)	As of December 31, 2019	As of December 31, 2018
ASSETS
Cash and cash equivalents	$17,551	$3,542
Fees receivable	29,168	23,778
Investments in senior beneficial interests	—	497,729
Loan receivables	232,344	—
Due from unconsolidated affiliates and trusts	—	13,783
Other assets	14,053	8,527
Investment in public equity securities	24,550	—
Intangible assets, net	3,449	4,825
Goodwill	2,358,005	1,530,961
Total assets	$2,679,120	$2,083,145
LIABILITIES
Accounts payable and accrued expenses	$13,713	$24,215
Due to unconsolidated affiliates and trusts	—	291
Other liabilities	64,422	90,801
Deferred revenue	41,444	48,275
Repurchase options	—	149,155
Other borrowings	153,086	131,174
Debt due to related parties	—	72,039
Commercial loan agreement from parent, net(a)	168,420	174,911
Total liabilities	441,085	690,861
Redeemable noncontrolling interests	1,588,604	1,013,694
EQUITY
Partners’ capital:
Common units	563,966	420,172
Noncontrolling interests	85,465	58,130
Trusts deficit	—	(99,712)
Total equity	649,431	378,590
Total liabilities and equity	$2,679,120	$2,083,145

____________

(a)      This line item was reported as commercial loan agreement from affiliate in the prior year. See Note 7 for more information.

See accompanying notes to consolidated financial statements.

Annex A-116

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Successor		Predecessor
(Dollars in thousands)	Year ended December 31, 2019	Seven Months Ended December 31, 2018	Five Months Ended May 31, 2018
Revenues:
Investment income	$38,409	$35,576	$17,818
Loss on investment in public equity security	(450)	—	—
Interest income	255	—	—
Third-party administration revenues	30	19	13
Trust services revenues	22,047	14,457	11,583
Total revenues	60,291	50,052	29,414
Operating expenses
Salaries and employee benefits	17,438	8,087	3,839
Professional services	20,709	8,135	10,015
Interest expense	30,258	17,751	3,626
Transaction expenses	2,112	49,194	136,445
Share-based compensation	148,716	—	—
Trust establishment costs	—	—	3,665
Other expenses	8,207	3,316	968
Total operating expenses	227,440	86,483	158,558
Loss before income taxes	(167,149)	(36,431)	(129,144)
Income tax expense (benefit)	179	(2,196)	(1,443)
Net loss	(167,328)	(34,235)	(127,701)
Less: Net loss attributable to noncontrolling interests	83,287	29,220	132,521
Less: Noncash deemed dividend to redeemable noncontrolling interest	(250,000)	—	—
Net income (loss) attributable to The Beneficient Company Group, L.P. common unitholders	$(334,041)	$(5,015)	$4,820
Other comprehensive income (loss):
Unrealized gain on investments	—	—	1
Total comprehensive income (loss)	$(334,041)	$(5,015)	$4,821

See accompanying notes to consolidated financial statements.

Annex A-117

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

	The Beneficient Company Group, L.P.								Redeemable noncontrolling interests (Preferred
(Dollars and units in thousands)	Common units	Common units ($)	Other comprehensive income (loss)	Non- controlling interest (Trusts)	Non- controlling interest (Class S Ordinary)	Non- controlling interest (Class S Preferred)	Trusts deficit	Total equity (deficit)	Series A Subclass 1 Accounts)
Balance, January 1, 2018 (Predecessor)	50,240	$389,625	$255	$—	$744	$—	$(26,911)	$363,713	$(139,717)
Net income (loss)	—	4,820	—	(84,405)	2,253	—	—	(77,332)	(50,369)
Other comprehensive gain	—	—	1	—	—	—	—	1	—
Trust origination activity	—	—	—	13,457	—	—	—	13,457	—
Noncash issuance of Common Units	30,476	178,162	—	—	—	—	—	178,162	—
Noncash issuance of Class S Units	—	—	—	—	4,936	—	—	4,936	—
Noncash issuance of Preferred Series A Subclass 1 Unit Accounts	—	—	—	—	—	—	—	—	57,443
Transfer of noncontrolling interest (trusts) to trusts’ deficit	—	—	—	70,948	—	—	(70,948)	—	—
Balance, May 31, 2018 (Predecessor)	80,716	$572,607	$256	$—	$7,933	$—	$(97,859)	$482,937	$(132,643)
Fair value adjustment (Note 8)	—	234,555	(256)	—	131,803	—	—	366,101	1,163,078
Balance, June 1, 2018 (Successor)	80,716	$807,162	$—	$—	$139,736	$—	$(97,859)	$849,038	$1,030,435
Cash redemption of Common Units	(12,487)	(124,869)	—	—	—	—	—	(124,869)	—
Noncash redemption of Common Units	(38,020)	(380,203)	—	—	—	—	—	(380,203)	—
Net income (loss)	—	(5,015)	—	(1,853)	2,174	—	—	(4,694)	(29,541)
Transfer of noncontrolling interest (trusts) to trusts’ deficit	—	—	—	1,853	—	—	(1,853)	—	—
Noncash issuance of Class S Units	—	—	—	—	1,020	—	—	1,020	—
Common Units reclassified to liability due to redemption obligation (Note 13)	—	(25,131)	—	—	—	—	—	(25,131)	—
Redemption of Preferred Stock Series A Subclass 1 Units for related party debt	—	—	—	—	—	—	—	—	(72,000)
Conversion of Class S Units to Preferred Stock Series A Subclass 1 Units	—	—	—	—	(84,800)	—	—	(84,800)	84,800
Conversion of Exchangeable Note to Common Units	14,823	148,228	—	—	—	—	—	148,228	—

Annex A-118

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT) — CONTINUED

	The Beneficient Company Group, L.P.								Redeemable noncontrolling interests (Preferred
(Dollars and units in thousands)	Common units	Common units ($)	Other comprehensive income (loss)	Non- controlling interest (Trusts)	Non- controlling interest (Class S Ordinary)	Non- controlling interest (Class S Preferred)	Trusts deficit	Total equity (deficit)	Series A Subclass 1 Accounts)
Balance, December 31, 2018 (Successor)	45,032	$420,172	$—	$—	$58,130	$—	$(99,712)	$378,590	$1,013,694
Net income (loss)	—	(84,041)	—	51,675	(10,469)	46	—	(42,789)	(124,539)
Recognition of share-based compensation cost	—	148,716	—	—	—	—	—	148,716	—
Trust origination activity	—	—	—	1,876	—	—	—	1,876	—
Recovery of noncontrolling interest (trusts) from trust deficit	—	—	—	(53,551)	—	—	53,551	—	—
Settlement of liability for Common Units	1,100	11,605	—	—	—	—	—	11,605	—
Redemption of Common Units	(2,652)	(1,322)	—	—	—	—	—	(1,322)	—
Noncash issuance of Class S Units	—	—	—	—	1,250	—	—	1,250	—
Issuance of Common Units	667	10,000	—	—	—	—	—	10,000	—
Issuance of Preferred Stock Series A Subclass 1 Units	—	—	—	—	—	—	—	—	69,030
Balance, December 31, 2019 (Successor)	44,147	$505,130	$—	$—	$48,911	$46	$(46,161)	$507,926	$958,185
Fair value adjustment (Note 8)	—	308,836	—	—	36,537	(29)	46,161	391,505	380,419
Noncash deemed dividend to Preferred Stock Series A Subclass 1 Unit holder	—	(250,000)	—	—	—	—	—	(250,000)	250,000
Balance, December 31, 2019 (Second Successor)	$44,147	$563,966	$—	$—	$85,448	$17	$—	$649,431	$1,588,604

See accompanying notes to consolidated financial statements.

Annex A-119

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
(Dollars in thousands)	Year ended December 31, 2019	Seven Months Ended December 31, 2018	Five Months Ended May 31, 2018
Cash flows from operating activities:
Net loss	$(167,328)	$(34,235)	$(127,701)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	465	267	48
Amortization of upfront fees	(7,112)	(4,160)	(2,972)
Loss in investment in public equity security	450	—	—
Investment income	(38,664)	(35,576)	(17,818)
Noncash interest expense	18,395	15,319	3,169
Noncash transaction expenses	2,112	39,481	127,117
Noncash share-based compensation expense	148,716	—	—
Other	(488)	673	4,121
Changes in assets and liabilities:
Changes in fees receivable	(5,084)	13,121	25,490
Changes in due from unconsolidated affiliates and trusts.	—	(245)	(167)
Changes in other assets	(1,574)	(149)	(508)
Changes in accounts payable and accrued expenses	2,594	9,119	5,571
Changes in other liabilities and deferred revenue	(3,670)	(28,396)	27,496
Change in due to unconsolidated affiliates and trusts	—	(3)	(1,248)
Net cash provided by (used in) operating activities	(51,188)	(24,784)	42,598
Cash flows from investing activities:
Proceeds from sale of senior beneficial interests	60,942	—	—
Originations of senior beneficial interests	(1,917)	—	—
Contributions to investments in senior beneficial interests	—	(2,829)	—
Distributions received from investments in senior beneficial interests	39,393	198,219	—
Purchase of fixed assets	(2,981)	(268)	(106)
Investment in public equity security	(25,000)	—	—
Purchase of preferred stock	—	(50,000)	—
Loans to third parties	—	—	(3,480)
Net cash provided by (used in) investing activities	70,437	145,122	(3,586)
Cash flows from financing activities:
Issuance of Common Units	10,000	—	—
Issuance of Preferred Stock Series A Subclass 1 Unit Accounts	69,030	—	—
Prepayment and extension fees	(960)	—	—
Payments to repurchase Common Units	(26,454)	(124,869)	—
Proceeds from other borrowings and debt due from related parties	—	10,000	—
Payments on other borrowings and related parties	(56,856)	(9,740)	(31,754)
Net cash used in financing activities	(5,240)	(124,609)	(31,754)
Net increase (decrease) in cash and cash equivalents	14,009	(4,271)	7,258
Cash and cash equivalents at beginning of period	3,542	7,813	555
Cash and cash equivalents at end of period	$17,551	$3,542	$7,813

See accompanying notes to consolidated financial statements.

Annex A-120

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Overview of the Business

The Beneficient Company Group, L.P. (“Ben,” “our,” “the Company,” or “we”), a Delaware limited partnership, is a holding company of capital and financial services companies (collectively the “Company”). On September 25, 2018, Ben’s capital companies applied for trust charters from the Texas Department of Banking to merge into to-be organized limited trust associations. Beneficient Management, L.L.C. (“BMLLC”), a Delaware limited liability company, is the general partner of Ben. BMLLC is governed by a board of directors. On March 6, 2020, Ben submitted updated trust charter applications to the Texas Department of Banking. Ben is controlled by, and the exclusive and complete authority to manage the operations and affairs of Ben is granted to BMLLC’s board of directors. Ben, formerly known as Highland Consolidated Business Holdings, L.P., was formed on September 16, 2003. Ben is the general partner to Beneficient Company Holdings, L.P. (“BCH”) and owns 100% of the Class A Subclass A-1 and A-2 Units of BCH.

BCH, formerly known as Beneficient Holdings, L.P., is a Delaware limited partnership formed on July 1, 2010. BCH is the holding company that directly or indirectly receives all active and passive income of the Company and allocates that income among the units issued by BCH. As of December 31, 2019, BCH has issued general partnership Class A Units (Subclass A-1 and A-2), Class S Ordinary Units, Class S Preferred Units, FLP Units (Subclass 1 and Subclass 2), Preferred Series A Subclass 1 Unit Accounts (formerly Non-Participating Convertible (“NPC”) Series A Subclass Units), and Preferred Series A Subclass 2 Units (formerly NPC Series A Subclass 2 Units). BCH issued to Ben Preferred Series A Subclass 2 Units as part of the transaction with GWG Holdings, Inc. discussed in Note 4. Preferred Series A Subclass 2 Units hold the same rights and privileges as the Preferred Series A Subclass 1 Unit Accounts.

Ben markets to alternative asset investors an array of loan and liquidity products for mid-to-high net worth individuals having a net worth between $5 million and $30 million (“MHNW”) and small-to-midsize institutional investors and family offices with less than $1 billion in investable assets (“STMIs”), and in addition to these product offerings, Ben offers a variety of services to its clients, including servicing of alternative assets and fund and trust administration (collectively, “Ben’s Current Products and Services”). In the future, Ben plans to market retirement fund products, custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets as well as online portals for the trading of alternative assets (collectively, “Ben’s Future Products and Services” and together with Ben’s Current Products and Services, “Ben’s Current and Future Products and Services”). Ben plans to offer these products and services through Ben’s U.S.-based subsidiaries, including trust companies which Ben is in the process of applying to charter in Texas, and (subject to capitalization) through its Bermuda-regulated insurance companies, including Pen Indemnity Insurance Company, LTD and its subsidiaries (collectively, “Pen”). The two anticipated trust companies will exist to provide loan and liquidity products to clients, to serve as custodian and trustee to certain trusts required for loan and liquidity product transactions, and to provide trustee services to Ben’s clients.

Ben operates primarily through its subsidiaries, which provide, or will provide, Ben’s Current and Future Products and Services. These subsidiaries include (i) Beneficient Capital Company, L.L.C. (“BCC”), which offers loan and liquidity products; (ii) Beneficient Administrative and Clearing Company, L.L.C. (“BACC”), which provides services for fund and trust administration and plans to administer retirement funds; (iii) Pen, which will offer insurance services; and (iv) Ben Markets Management Holdings, L.P. formerly called ACE Portal, L.L.C. (“ACE Portal”), acquired in 2018, which intends to offer an online portal platform with related financial technologies; and (v) other non-operating entities.

Ben’s primary operations, which commenced on September 1, 2017 with a transaction that established our first Exchange Trusts, pertain to its loan and liquidity products whereby Ben, through its subsidiaries, extends loans collateralized by cash flows from illiquid alternative assets and provides services to the trustees who administer the collateral. Ben’s core business products are its ExchangeTrust, LiquidTrust, and the InterchangeTrust (subsequently introduced in 2020). Ben’s clients select one of these products and place their alternative asset into the custody trust that is a constituent member of a trust structure called the ExAlt PlanTM (comprised of the Exchange Trusts, LiquidTrusts, Custody Trusts, Collective Trusts, and Funding Trusts) (“ExAlt PlanTM”). The ExAlt PlanTM then delivers to Ben’s clients the consideration required by the specific product selected by Ben’s

Annex A-121

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Overview of the Business (cont.)

clients. At the same time, Ben, through a subsidiary, extends a loan to the ExAlt PlanTM. The proceeds (cash or Common Units in Ben) of that loan to the ExAlt PlanTM are ultimately paid to the client. The cash flows from the client’s alternative asset support the repayment of the loans plus any related interest and related fees.

Prior to the commencement of commercial operations on September 1, 2017, as discussed in Note 3, Ben’s operations were primarily related to the establishment and capitalization of the business, development of Ben’s Current and Future Products and Services and discontinued operations deemed unrelated to the Company’s future business operations.

Liquidity

As of December 31, 2019, we had cash and cash equivalents of approximately $17.6 million. We generated net losses for the year ended December 31, 2019, the seven months ended December 31, 2018, and the five months ended May 31, 2018 totaling $167.3 million, $34.2 million, and $127.7 million, respectively. Each of these periods included substantial non-recurring and non-cash expenses involving share-based compensation costs and transactions expenses related to our initial capitalization and organizational transactions. Our net income (loss) excluding these non-recurring and non-cash items totaled $(16.5) million, $15.0 million, and $8.7 million for the year ended December 31, 2019, the seven months ended December 31, 2018, and the five months ended May 31, 2018, respectively. As of February 29, 2020, we had cash and cash equivalents of $18.1 million. Besides funding operating expenditures and having sufficient cash to fund our lending products, we are obligated to repay certain of our outstanding borrowings by June 30, 2020 totaling $149.7 million. We expect to satisfy these obligations and fund our operations through anticipated operating cash flows, proceeds from payments on outstanding loans receivable, additional investments into Ben by GWG Holdings and/or other parties, and, potentially, refinancing with other third-party lenders some or all of the existing borrowings due on June 30, 2020 prior to their maturity. As discussed in Note 7, Ben became a consolidated subsidiary for financial reporting purpose of GWG Holdings on December 31, 2019.

As a result of the current COVID-19 crisis discussed in Note 25, Ben may not be able to refinance or obtain additional financing on terms favorable to the Company, or at all. To the extent that Ben or its subsidiaries raise additional capital through the future sale of equity or debt, the ownership interest of our existing equity holders may be diluted. The terms of these future equity or debt securities may include liquidation or other preferences that adversely affect the rights of our existing equity unitholders or involve negative covenants that restrict Ben’s ability to take specific actions, such as incurring additional debt or making additional investments in growing the operations of the Company. If Ben is unable to refinance the borrowings due on June 30, 2020, or defaults on these borrowings, then the Company will be required to either i) sell assets to repay these loans or ii) to raise additional capital through the sale of equity and the ownership interest of our equity holders may be diluted.

Based on projections of growth in revenue and net income in the coming quarters, the expected additional investments into Ben by GWG Holdings and/or other parties, and, potentially, refinancing certain existing borrowings with other third-party lenders, we believe that we will have sufficient cash resources to finance our operations, satisfy other obligations, and to fund expected lending transactions through March 31, 2021.

2.     Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of Ben include the accounts of Ben, its wholly-owned and majority-owned subsidiaries and, for specific periods presented herein as described below, certain variable interest entities, or VIEs, in which the Company is the primary beneficiary. Prior to December 31, 2019, certain trusts included in the ExAlt PlanTM are considered VIEs for which Ben has a variable interest and is considered the primary beneficiary. Thus, Ben was required to consolidate certain of the trusts within the ExAlt PlanTM. The trusts included in the ExAlt PlanTM that were consolidated VIEs prior to December 31, 2019 are comprised of the Funding Trusts and Collective Trusts. Due to changes executed to the underlying agreements of certain trusts

Annex A-122

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

included in the ExAlt PlanTM along with the Company and the Funding Trusts entering into new loan agreements as of December 31, 2019, Ben no longer has the power to direct the activities that most significantly impact the economic performance for any of these trusts and thus is no longer required to consolidate any of the trusts included in the ExAlt PlanTM as of December 31, 2019.

All intercompany accounts and transactions have been eliminated in consolidation, and the portion of income allocated to owners other than the Company is included in “net income (loss) attributable to noncontrolling interests” in the consolidated statements of comprehensive income (loss).

Reclassifications of amounts in prior year’s consolidated financial statements are made whenever necessary to conform to the current year’s presentation.

As discussed in Note 8, Ben applied push-down accounting due to change-of-control events occurring as of June 1, 2018 and again on December 31, 2019, resulting in a new basis of accounting as of each date. Accordingly, the consolidated statements of comprehensive income (loss), changes in equity (deficit), and cash flows for the period January 1, 2018 to May 31, 2018 are under one basis of accounting (referred to herein as “Predecessor”). The consolidated statement of financial condition as of December 31, 2018, and the consolidated statements of comprehensive income (loss), changes in equity (deficit), and cash flows for the period June 1, 2018 to December 31, 2018 and the year ended December 31, 2019, are under a new basis of accounting resulting from the June 1, 2018 change-of-control (referred to herein as “Successor”). The consolidated statement of financial condition as of December 31, 2019 is under another new basis of accounting due to the change-of-control event that occurred on December 31, 2019 (referred to herein as “Second Successor”).

Statement of Financial Condition Presentation

As of December 31, 2019, the Company’s consolidated statement of financial condition includes the Company’s direct assets and liabilities. As of December 31, 2018, the Company’s consolidated statement of financial condition includes both the Company’s direct assets and liabilities and the assets and liabilities of certain of the trusts included in the ExAlt PlanTM. Assets of each consolidated VIE can only be used to satisfy the obligations of that VIE, and the liabilities of consolidated VIEs are non-recourse to the Company. The Company was not obligated to provide, nor did it provide, any financial support to the consolidated trusts in the ExAlt PlanTM, other than the payment of certain administrative fees that are reimbursable and certain capital commitments related to the alternative asset contributed by the client into ExAlt PlanTM as discussed in Note 22. Any creditor of the consolidated trusts in the ExAlt PlanTM had and has no recourse to the general credit of Ben. The notes to the consolidated financial statements describe the Company’s assets and liabilities including, for the period(s) applicable, the assets and liabilities of the trusts in the ExAlt PlanTM that, prior to December 31, 2019, were consolidated trusts for financial reporting purposes. See Note 21 for additional information related to certain trusts in the ExAlt PlanTM that, prior to December 31, 2019, were required to be consolidated.

Use of Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). This preparation requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions are based on information available as of the date of the consolidated financial statements and could differ from actual results. Material estimates that are particularly susceptible to change, in the near term, relate to the determination for assets, liabilities, and equity required to be fair valued under business combinations accounting guidance, determining grant date fair value for stock-based compensation awards, allowance for loan losses and evaluation of potential impairment of goodwill and other intangibles.

Annex A-123

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

Cash and cash equivalents represent cash held in banks or money market funds with original maturities of three months or less. Interest income from cash and cash equivalents is recorded in interest and fee income in the consolidated statements of comprehensive income (loss).

Fees Receivable

Fees receivable represent balances arising from services provided to trustees and are recorded on an accrual basis. Fees receivable are written off when they are determined to be uncollectible. Any allowance for doubtful accounts is estimated based on our estimate of the ability of the collateral to satisfy the amounts due. Most of the fees receivable consist of unpaid upfront fees and trust service fees that will be paid from the cash flows from the client’s alternative asset based on an allocation of those cash flows as prescribed in the associated trust agreement. Upfront fees and trust service fees are required to be paid first from the cash flows from the client’s alternative asset and thus, we believe that the amounts are fully collectible. Accordingly, our consolidated financial statements do not include an allowance for bad debt nor any bad debt expense.

Investments in Senior Beneficial Interests

Through the date of the deconsolidation on December 31, 2019, the Company held investments in senior beneficial interests representing interests in the LiquidTrusts established by our clients at the outset of a liquidity transaction. The investments in senior beneficial interests were accounted for as equity securities under Accounting Standards Codification (“ASC”) Topic 321, Investments – Equity Securities. ASC Topic 321 requires all equity securities within its scope to be measured at fair value in the consolidated statements of financial condition with changes in fair value recognized in net income (loss) in the consolidated statements of comprehensive income (loss). Due to the deconsolidation of certain of the trusts included with the ExAlt PlanTM on December 31, 2019, Ben’s consolidated statement of financial condition as of December 31, 2019 no longer includes investments in senior beneficial interests held by the Collective Trusts.

Loans Receivable

Loans receivable are carried at the principal amount outstanding, plus interest paid-in-kind. The loans do not have scheduled principal or interest payments due prior to their maturity date, which is generally 12 years from the date of origination. Prepayment of the loans, in whole or in part, is permitted without premium or penalty. Loans bear contractual interest at the greater of 14% or 1-month LIBOR plus 10% compounded daily. The primary source of repayment for the loans and related fees is cash flows from the alternative assets collateralizing the loans. Interest income on loans is accrued on the principal amount outstanding.

Allowances for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses in the portfolio. Management’s determination of the allowance is based upon an evaluation of the loan portfolio, impaired loans, economic conditions, volume, growth and composition of the collateral to the loan portfolio, and other risks inherent in the portfolio. Management applies risk factors to categories of loans and individually reviews all impaired loans above a de minimis threshold. Management relies heavily on statistical analysis, current net asset value (“NAV”) and distribution performance of the underlying alternative asset collateral and industry trends related to alternative asset investments to estimate losses. Management evaluates the adequacy of the allowance by reviewing relevant internal and external factors that affect credit quality. As the collateral is the sole source of repayment of the loans and related interest, these loans are considered to be collateral dependent. Ben recognizes the charge-off in the period in which it arises for its collateral dependent loans. Therefore, impaired collateral dependent loans are written down to their estimated net realizable value based on disposition value.

Annex A-124

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

Investment in Public Equity Security

Investment in public equity securities represents our interest in GWG Holdings, and is carried at fair value. Fair value is determined using quoted market prices. Any realized gains and losses are recorded on a trade-date basis. Realized and unrealized gains and losses are recognized in gain (loss) on investment in public equity security in the consolidated statements of comprehensive income (loss). As of December 31, 2019, the fair value of investments in public equity securities was $24.6 million and the related unrealized loss recognized in the consolidated statement of comprehensive income (loss) for the year ended December 31, 2019 was $(0.5) million. Ben did not hold any investments in public equity securities prior to 2019. The investment in public equity securities has been in an unrealized loss position for less than 12 months.

Other Assets

Other assets consist of promissory notes receivables, deferred tax assets, fixed assets, prepaids, operating lease right-of-use assets, and other receivables.

There are amounts due under two promissory note agreements with third parties for funds advanced outside of our normal liquidity arrangements with a principal balance of $2.5 million and $0.9 million, respectively. The notes currently bear interest at 9.0% per annum for the $2.5 million note agreement and 2.5% per annum for the $0.9 million note agreement. The promissory note agreements mature in April 2020 for the $2.5 million note agreement and April 2023 for the $0.9 million note agreement and may be prepaid at any time without penalty. Mandatory prepayments are required if certain conditions are met.

The Company leases certain real estate for its office premises, under non-cancelable operating leases that expire during 2021. The right-of-use asset, which was established upon the adoption of ASU 2016-02 Leases (Topic 842), on January 1, 2019, represents the Company’s right to use an underlying asset for the lease term. Related lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term, using the rate the Company would pay to borrow amounts equal to the lease payments over the lease term (the Company’s incremental borrowing rate). Lease expense is recognized on a straight-line basis over the lease term in other expenses in the consolidated statements of comprehensive income (loss). Common area maintenance and other related costs are considered variable lease payments and are expensed as incurred. The Company has made an accounting policy election not to recognize short-term lease assets and liabilities (less than a 12-month term) or immaterial equipment leases in its balance sheets. The Company recognizes the lease expense for these leases on a straight-line basis over the life of the lease.

Fixed assets, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization. Expenditures related to leasehold improvements; furniture and fixtures; computer hardware and software; and most office equipment purchases are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (from 3 to 5 years). For leasehold improvements, amortization is computed based on the shorter of the useful life or the lease term. Software in process is composed of costs related to internally developed software projects in the application development phase. Gains or losses on disposition of fixed assets are reflected in net income (loss). Normal costs of maintenance and repairs are treated as current expenses in the consolidated statements of comprehensive income (loss).

The Company capitalizes certain costs related to the development of internal-use software. Costs incurred during the application development phase are capitalized. The types of costs capitalized during the application development phase primarily include consulting fees for third-party developers working on these projects. Costs related to the preliminary project stage and post-implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over the estimated useful life of the asset, which ranges from 1 to 3 years.

Annex A-125

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

Goodwill and Other Intangibles

The Company accounts for goodwill and intangible assets in accordance with ASC Topic 350, Intangibles — Goodwill and Other. The amount of goodwill initially recorded is based on the fair value of the acquired entity at the time of acquisition. Management performs goodwill and intangible asset impairment testing annually, during the fourth quarter, or when events occur, or circumstances change that would more likely than not indicate impairment has occurred. Goodwill impairment exists when the carrying value of goodwill exceeds its implied fair value.

Intangible assets are recorded at fair value at the time of acquisition. Intangible assets include technology related intangibles, insurance licensing, and a non-compete agreement. Finite-lived intangibles are stated at cost less accumulated amortization. Amortization is recorded using the straight-line method, which approximates the expected pattern of economic benefit over the estimated lives of the assets.

The technology-related intangibles are projected to be amortized over the estimated useful lives of the assets of ten years and are assessed for impairment when indicators of impairment are present as outlined in the subsequent paragraph. The insurance license intangible has an indefinite life and is assessed for impairment annually. The non-compete agreement is amortized over its estimated useful life of four years and is assessed for impairment when indicators of impairment are present.

The Company reviews the carrying value of its finite-lived intangible assets whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. Factors that would require an impairment assessment include, among other things, a significant change in the extent or manner in which an asset is used, a continual decline in the Company’s operating performance, or as a result of fundamental changes in a subsidiary’s business condition.

Repurchase Options

The Company determined that a provision of each existing ExchangeTrust agreement whereby the holder of the beneficial interest can repurchase the senior beneficial interest in a LiquidTrust held by a Collective Trust at any time up to 3 years from the initial transaction date represents an equity contract liability that we have elected to account for utilizing the fair value option in accordance with accounting standards applicable to financial instruments. The repurchase options were provided to each ExchangeTrust for no consideration. As of the date of establishment of each LiquidTrust, the Company measured the fair value of the repurchase option and recorded the amount of repurchase options in the consolidated statements of financial condition with the recognition of transaction expense of a corresponding amount. As of December 31, 2018, the repurchase options are recorded at fair value with changes in fair value recorded in net loss in the consolidated statements of comprehensive income (loss). Adjustments to the fair value of the repurchase options are recognized within investment income in the consolidated statements of comprehensive income (loss). With the deconsolidation, as of December 31, 2019, of certain trusts included within the ExAlt PlanTM, which includes the Collective Trusts, Ben’s consolidated statement of financial condition no longer includes the repurchase options issued by the Collective Trusts as of December 31, 2019.

The primary reasons that management elected to record the repurchase options at fair value included reflecting the economic events in earnings on a timely basis and mitigating volatility in earnings from using different measurement attributes. Refer to Note 19 for additional information.

Due from and Due to Unconsolidated Affiliates and Trusts

Due from and due to unconsolidated affiliates and trusts include transactions with Related Entities, a Legacy Lender and certain non-consolidated trusts included within the ExAlt PlanTM that are not required to be included in the consolidated financial statements of Ben. Ben considers as affiliates certain trusts and those entities held by such trusts which are controlled by our founder and in which our founder and his family members are also

Annex A-126

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

among classes of economic beneficiaries whether or not our founder is entitled to economic distributions from such trusts (“Related Entities”). Ben does not consider as affiliates those entities held in trusts of which our founder is a member of a class of beneficiaries yet does not have an entitlement to economic distributions where such trusts may have previously been under the control of our founder but have subsequently come under the control of a third party who is independent and unrelated to our founder (“Legacy Lenders”).

Amounts pertaining to non-consolidated trusts within the ExAlt PlanTM principally relate to cash due from LiquidTrusts representing balances owed to the various Collective Trusts, as holders of the senior beneficial interests of the LiquidTrusts, originating from cash distributions from the alternative assets held by the LiquidTrusts. The amounts owed to the senior beneficial interest holder are determined by the waterfall distribution provisions of the LiquidTrust agreements. As of December 31, 2018, cash due from LiquidTrusts to the Collective Trusts totaled $12.6 million. Ben is no longer required, as of December 31, 2019, to consolidate any of the trusts included within the ExAlt PlanTM. There were no amounts due to Ben or its consolidated subsidiaries from any of the trusts included within the ExAlt PlanTM as of December 31, 2019.

Other Liabilities

Other liabilities consist principally of a liability related to an option agreement issued in connection with the transaction described in Note 4, a liability related to the purchase of common stock of GWG Holdings, Inc. described in Note 5, lease liabilities, and a liability related to an obligation to redeem Ben Common Units issued to certain counterparties in the transaction described in Note 3. Refer to Note 13 for more information on these other liabilities.

Business Combinations

The Company includes the results of operations of the businesses that it acquires from the acquisition date. In allocating the purchase price of a business combination, the Company records all assets acquired and liabilities assumed at fair value as of the date of acquisition, with the excess of the purchase price over the aggregate fair values recorded as goodwill. The Company determines the estimated fair values after review and consideration of relevant information, including discounted cash flows, quoted market prices and estimates made by management. The fair value assigned to identifiable intangible assets acquired is based on estimates and assumptions made by management at the time of the acquisition. The Company adjusts the preliminary purchase price allocation, as necessary, during the measurement period of up to one year after the acquisition closing date as it obtains more information as to facts and circumstances existing as of the acquisition date. Acquisition-related costs are recognized separately from the business combination and are expensed as incurred.

Income Taxes

The Company and most of its subsidiaries operate in the U.S. as partnerships for U.S. federal income tax purposes. Certain of our entities are corporations for tax purposes. In addition, certain of the wholly-owned subsidiaries of the Company will be subject to federal, state, and local corporate income taxes at the entity level and the related tax provision attributable to the Company’s share of this income tax is reflected in the consolidated financial statements.

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current and deferred tax liabilities, if any, are recorded within accounts payable and accrued expenses and other liabilities in the consolidated statements of financial condition.

Annex A-127

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

The Company analyzes its tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company records uncertain tax positions on the basis of a two-step process: (a) determination is made whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (b) those tax positions that meet the more likely than not threshold are recognized as the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes accrued interest and penalties related to uncertain tax positions in other expenses within the consolidated statements of comprehensive income (loss).

Noncontrolling interests — Redeemable and Non-redeemable

As of December 31, 2019, noncontrolling interests represent the portion of certain consolidated subsidiaries’ limited partnership interests that are held by third parties. As of December 31, 2018, noncontrolling interests represent the portion of certain consolidated subsidiaries’ limited partnership interests or interests in consolidated VIEs that are held by third parties. Amounts are adjusted by the noncontrolling interest holder’s proportionate share of the subsidiaries’ or VIEs’ earnings or losses each period and for any distributions that are paid.

Noncontrolling interests are reported as a component of equity unless the noncontrolling interest is considered redeemable, in which case the noncontrolling interest is recorded between liabilities and equity (mezzanine or temporary equity) in our consolidated statements of financial condition. The redeemable noncontrolling interest is adjusted at each balance sheet date to its maximum redemption value if the amount is greater than the carrying value. Changes in our redeemable noncontrolling interests are presented in the consolidated statements of changes in equity (deficit).

Noncontrolling interests include: (i) for both consolidated statements of financial condition presented, holders, which consist of Related Entities, an entity affiliated with a related party, and third parties, of Class S Ordinary Units issued by BCH, and (ii) for the consolidated statement of financial condition as of December 31, 2018, holders, which consists of unrelated charity organizations, of residual beneficial interests issued by certain trusts included in the ExAlt PlanTM, that prior to December 31, 2019, were required to be presented in our consolidated statement of financial condition.

Redeemable noncontrolling interests are held by holders, which consist of a Related Entity, an entity affiliated with a related party, and a third-party entity, of Preferred Series A Subclass 1 Unit Accounts issued by BCH for both consolidated statements of financial condition presented.

See Note 17 for further information of the equity instruments of the Company, including those classified as redeemable noncontrolling interests and noncontrolling interests.

Advertising Costs

The Company expenses advertising costs as incurred, which are included in professional services in the consolidated statements of comprehensive income (loss). Advertising expenses were immaterial for all periods presented.

Third-Party Administration Revenues

Third-party administration fees are earned for the administration of third-party client accounts. The Company’s performance obligation is satisfied over time and the resulting fees are recognized monthly, generally based upon the beginning of the quarter (in advance) net asset value under management and the applicable fee rate, depending on the terms of the contract. Third-party administration fee receivables are recorded on the consolidated statements of financial condition in the fees receivable line item and in third-party administration revenues on the consolidated statements of comprehensive income (loss).

Annex A-128

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

Trust services revenues include both of the following fees:

Upfront Fees

Non-refundable upfront fees are earned for setting up and providing the client access to the ExAlt PlanTM. These activities do not transfer a separate promised service and therefore, represent advanced payments for trust administration services. Upfront fees are billed at the origination of the liquidity transaction and are based on a percentage of NAV plus any unfunded capital commitments. Payment of the fees occurs in the first step of the waterfall distribution per the LiquidTrust agreement. Upfront fees are deferred upon receipt and recognized ratably over the period of benefit which is generally consistent with estimated expected life of LiquidTrusts (typically 7 to 10 years). Upfront fees are recorded on the consolidated statements of financial condition as fees receivable with a corresponding amount recorded to deferred revenue. Deferred revenue is subsequently recognized as trust services revenues on the consolidated statements of comprehensive income (loss), ratably over the expected life of the LiquidTrust.

Trust Administration Revenues

Trust administration fees are earned for providing administrative services to trustees for existing liquidity solution clients. The Company’s performance obligation under these agreements is satisfied over time as the administration and management services are provided. Fees are recognized monthly based upon the beginning of quarter (in advance) net asset value plus any remaining unfunded capital commitments and the applicable fee rate of the account as outlined in the agreement. Payment frequency is defined in the individual contracts, which primarily stipulate billings on a quarterly basis in advance. Trust administration fee receivables are recorded on the consolidated statements of financial condition in the fees receivable line item and in trust services revenues on the consolidated statements of comprehensive income (loss).

The table below sets forth the third-party administration revenues and trust services revenues as a percent of total revenues, net:

	Successor		Predecessor
(Dollars in thousands)	Year Ended December 31, 2019	Seven Months Ended December 31, 2018	Five Months Ended May 31, 2018
Third-party administration revenues	$30	$19	$13
Trust services revenues	22,047	14,457	11,583
Total fee revenues	22,077	14,476	11,596
Total revenues	60,291	50,052	29,414
Percentage	36.6%	28.9%	39.4%

Interest Income

The consolidated financial statements reflect the assets, liabilities, revenues, expenses, investment income and cash flows of Ben, including, prior to their deconsolidation on December 31, 2019, the consolidated trusts in the ExAlt PlanTM, on a gross basis, and a portion of the economic interests in the Collective Trusts, held by the residual beneficiaries, are attributed to noncontrolling interests in the accompanying consolidated financial statements. Interest income earned by us from those consolidated trusts in the ExAlt PlanTM is eliminated in consolidation. Interest income is computed principally as the stated interest due on the outstanding loan balances between BCC and the Funding Trusts adjusted for any estimated amounts that are probable of not being collected which was approximately $76.8 million for the year ended December 31, 2019. However, because the eliminated amounts are earned from, and funded by, noncontrolling interests, our attributable share of the net income from the consolidated trusts in the ExAlt PlanTM is increased by the amounts eliminated. Accordingly, the elimination in consolidation of interest income has no effect on net income (loss) attributable to Ben or Ben’s Common Unitholders.

Annex A-129

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

Legal Fees

Legal fees and other costs related to litigation and other legal proceedings are expensed as incurred and are included in professional services in the accompanying consolidated statements of comprehensive income (loss).

Share-based Compensation

Compensation expense for all equity-based compensation awards is determined using the grant date fair value. For all equity-based plans, we record the impact of forfeitures when they occur. Expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equal to the vesting period. The details of our equity-based compensation programs are discussed in Note 16.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on investments carried at fair value, which are reported as a separate component of equity.

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurement, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. In accordance with ASC Topic 820, Fair Value Measurement, these two types of inputs have created the following fair value hierarchy:

Level 1:    quoted prices in active markets for identical assets;

Level 2:    inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument; and

Level 3:    inputs to the valuation methodology are unobservable for the asset or liability.

This hierarchy requires the use of observable market data when available.

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or market conditions could significantly affect these estimates.

Accounting Standards Recently Adopted

ASU 2016-02, Leases (Topic 842) was issued in February 2016, to increase the transparency and comparability of lease recognition and disclosure. The amendments in this standard require lessees to recognize lease contracts on the consolidated statement of financial condition, while recognizing expenses on the consolidated statement of comprehensive income (loss) in a manner similar to prior guidance. The Company adopted this ASU as of January 1, 2019, resulting in increases to total assets and total liabilities. The related increase to total assets was due to the recognition of a right-of-use asset recorded in other assets, while the increase in total liabilities was due to recognition of the lease payment liability recorded in other liabilities. Prior comparable periods are presented in accordance with previous guidance under ASC 840, “Leases.”

Annex A-130

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

ASU 2017-04, Goodwill (Topic 350) was issued in January 2017. This standard simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under the new guidance, goodwill impairment loss will be measured on the basis of the fair value of the reporting unit relative to the reporting unit’s carrying amount rather than on the basis of the implied amount of goodwill relative to the goodwill balance of the reporting unit. ASU 2017-04 is effective for annual periods beginning after December 15, 2019, including interim periods within those periods, for public business entities. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. Ben adopted this ASU on January 1, 2020, and it did not have a material impact on its consolidated financial statements and related disclosures.

ASU 2018-07, Compensation, Stock Compensation (Topic 718) was issued in June 2018. The amendments in this standard expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The Company adopted this ASU as of January 1, 2019. The adoption of this ASU did not have a material impact on Ben’s consolidated financial statements and related disclosures.

ASU 2018-15, Intangibles, Goodwill and Other, Internal Use Software (Topic 350-40) was issued in August 2018. The amendments in this standard align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Accordingly, the amendments require an entity (customer) in a hosting arrangement that is a service contract to follow the guidance in Topic 350-40 to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. The amendments also require the entity (customer) to expense the capitalized implementation costs of a hosting arrangement that is a service contract over the term of the hosting arrangement, which includes reasonably certain renewals. The Company prospectively adopted this ASU as of January 1, 2019. Related assets are reflected on the consolidated statements of financial condition in other assets and the related amortization expense is reflected in other expenses on the consolidated statements of comprehensive income (loss). The adoption of this ASU did not have a material impact on Ben’s consolidated financial statements and related disclosures.

Accounting Standards Not Yet Adopted

ASU 2016-13, Financial Instruments, Credit Losses (Topic 326) was issued in June 2016. This standard broadens the information that an entity must consider in developing its expected credit loss estimate for loans and other financial assets measured either collectively or individually. Current U.S. GAAP delays recognition of credit losses until it is probable a loss has occurred, generally only considering past events and current conditions in measuring the incurred loss. Once implemented, this new standard will eliminate the probable initial recognition threshold and instead, will require the measurement of expected credit losses based on historical experience, current conditions, and reasonable and supportable forecasts covering the entire term of the instrument through contractual maturity. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. This standard requires enhanced disclosures around significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of the portfolio. The effective date of this ASU has been extended for smaller reporting companies and private companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Ben is evaluating the impact of this ASU on the consolidated financial statements and disclosures.

ASU 2018-13, Fair Value Measurement (Topic 820) was issued in August 2018. The amendments in this standard add or modify certain disclosure requirements for fair value measurements. The guidance is effective for fiscal years and interim periods beginning after December 15, 2019. Certain of the amendments require prospective application, while the remainder require retrospective application. Early adoption is permitted either for the entire standard or only the provisions that eliminate or modify the requirements. The Company believes that we are currently compliant with this pronouncement but continues to evaluate potential impact of this guidance on our consolidated financial statements and related disclosures.

Annex A-131

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes (Topic 740) was issued in December 2019. The amendments in ASU 2019-12 eliminate certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. ASU 2019-12 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, for public business entities. Early adoption is permitted, including adoption in any interim period. Ben is evaluating the impact of this ASU on the consolidated financial statements and disclosures.

3.     Initial Capitalization and Organizational Transactions

Ben commenced commercial operations on September 1, 2017, when Ben and MHT Financial, L.L.C. (“MHT Financial”), entered into agreements to provide liquidity in exchange for the economic rights to several portfolios of alternative assets (collectively, the “Initial Transactions”). In December 2017 and January 2018, Ben and MHT Financial entered into additional agreements to provide liquidity in exchange for the economic rights to additional portfolios of alternative assets (collectively, the “Second Transactions”). The primary closing condition of the Initial and Second Transactions consisted of MHT Financial entering into a Purchase and Sale Agreement with owners of alternative asset funds (family offices, fund-of-funds, and institutions, collectively the “Sellers”) to acquire the portfolios of alternative assets (the “Initial Exchange Portfolio” for the Initial Transactions and the “Second Exchange Portfolio” for the Second Transactions) and the subsequent placement of the Initial and Second Exchange Portfolios by MHT Financial into the custody of certain constituent trusts of the ExAlt PlanTM (“Founding ExAlt PlanTM”) in exchange for Common Units of Ben of a like value issued to certain other constituent trusts of the Founding ExAlt PlanTM (“2017-18 Exchange Trusts”).

The Initial Transactions, which were entered into on September 1, 2017, included:

(i)     MHT Financial purchased the Initial Exchange Portfolio at purchase prices set out in schedules to the various Purchase and Sale Agreements (each such agreement, the “PSA”). The purchase price calculations in the PSAs used December 31, 2016, reported net asset value (“NAV”) for the Initial Exchange Portfolio and adjusted for cash flows (capital calls and distributions) through the day before the signing of the PSAs. In addition, the PSAs included mark-to-market securities, which were valued at the end of business on the day prior to the PSA date. MHT Financial’s aggregate purchase price for the Initial Exchange Portfolio was $489.2 million (the “Initial Exchange Portfolio Purchase Price”);

(ii)    MHT Financial placed the Initial Exchange Portfolio into the custody of constituent trusts of the Founding ExAlt PlanTM;

(iii)   Ben extended liquidity to the Founding ExAlt PlanTM equal to 77% of the Initial Exchange Portfolio Purchase Price with rights to the cash flows from the Initial Exchange Portfolio provided in return;

(iv)   Transfers to the Founding ExAlt PlanTM of Common Units issued by Ben in return for liquidity proceeds equal to 77% of the Initial Exchange Portfolio Purchase Price;

(v)    The contribution of substantially all the remaining tangible and intangible assets held by Ben to its subsidiaries;

(vi)   An agreement for new notes/loans of approximately $141.0 million to (a) refinance existing loans from Legacy Lenders totaling approximately $120.8 million and to (b) purchase certain assets from Related Entities that were expensed by Ben totaling $20.2 million; and

(vii)  The distribution by the Company to Related Entities of the assets of certain legacy business activities that would not be involved in the continuing Ben business.

Annex A-132

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     Initial Capitalization and Organizational Transactions (cont.)

The Second Transactions, which were entered into in December 2017 and January 2018, were carried out in a manner consistent with the Initial Transactions. MHT Financial’s aggregate purchase price for the Second Exchange Portfolio was $244.6 million (the “Second Exchange Portfolio Purchase Price”). Ben extended loans to the Founding ExAlt PlanTM equal to 77% of the Second Exchange Portfolio Purchase Price in return for the right to the cash flows from the Second Exchange Portfolio. The loan proceeds were applied toward the purchase of Common Units of Ben.

Through December 31, 2019, Ben’s originations of liquidity products have primarily been limited to the Initial and Second Transactions described above. The Initial and Second Transactions have been transacted with a limited number of family offices, fund-of-funds and institutions. These types of clients, specifically, fund-of-funds and institutions represent a smaller segment of the target market for Ben’s financial products in the future.

4.     Transaction with GWG Holdings, Inc. and GWG Life, LLC

On January 12, 2018, Ben entered into a Master Exchange Agreement, as amended from time to time (the “MEA”), with GWG Holdings, Inc., a Delaware corporation (“GWG Holdings”), GWG Life, LLC, a Delaware limited liability company and wholly-owned subsidiary of GWG Holdings (“GWG Life” and, collectively with GWG Holdings, the “GWG Parties”), and the 2017-18 Exchange Trusts. The 2017-18 Exchange Trusts agreed to transfer the Common Units they held in Ben to the GWG Parties and receive assets, including GWG Holdings’ common stock and GWG Life debt. On August 10, 2018 (“Initial Transfer Date”), Ben and the GWG Parties executed a third amended MEA and completed an initial transfer (“Initial Transfer”) under which:

i.       Ben, as a borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as a lender, in a principal amount of $200.0 million, with the loan proceeds used to redeem $200.0 million in Ben Common Units held by the 2017-18 Exchange Trusts;

ii.      Ben delivered to GWG Holdings a promissory note (the “Exchangeable Note”) in the principal amount of $162.9 million and applied the proceeds to redeem $162.9 million in Ben Common Units held by the 2017-18 Exchange Trusts;

iii.     The 2017-18 Exchange Trusts used the loan proceeds from Ben to acquire $362.9 million of L Bonds due 2023 from GWG Holdings;

iv.      The 2017-18 Exchange Trusts delivered to GWG Holdings 4,032,349 Common Units of Ben in exchange for L Bonds due 2023 in an aggregate principal amount of $40.3 million;

v.       Ben purchased 5,000,000 shares of GWG Holdings’ Series B Convertible Preferred Stock for cash consideration of $50.0 million. Ben transferred the GWG Holdings’ Series B Convertible Preferred Stock to the 2017-18 Exchange Trusts on August 13, 2018, in exchange for $50.0 million in Ben Common Units held by the 2017-18 Exchange Trusts; and

vi.     Ben and GWG entered into a registration rights agreement (the “Registration Rights Agreement”) with respect to the Ben Common Units received and to be received by GWG Holdings.

Under the MEA, at the final closing (the “Final Closing”), which occurred on December 28, 2018 (the “Final Closing Date”):

i.       In accordance with the MEA and based on the NAV of the Exchange Portfolio as of the Final Closing Date, effective as of the Initial Transfer Date, (i) the principal of the Commercial Loan Agreement was adjusted to $182.0 million, (ii) the principal amount of the Exchangeable Note was adjusted to $148.2 million and (iii) the principal amount of the L bonds held by the 2017-18 Exchange Trusts was adjusted to $366.9 million;

Annex A-133

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.     Transaction with GWG Holdings, Inc. and GWG Life, LLC (cont.)

ii.      The accrued interest on the Commercial Loan Agreement and the Exchangeable Note was added to the principal amount of the Commercial Loan Agreement, as a result of which the principal amount of the Commercial Loan Agreement as of the Final Closing Date was $192.5 million;

iii.     The 2017-18 Exchange Trusts transferred to GWG Holdings an aggregate of $216.5 million in Ben Common Units and Ben transferred $148.2 million in Ben Common Units to GWG Holdings in exchange for the Exchangeable Note;

iv.      Ben issued to GWG an option (“Option Agreement”) to acquire the number of Ben Common Units, interests, or other property that would be received by a holder of a Preferred Series A Subclass 2 Unit Account of BCH; and

v.       GWG issued to the 2017-18 Exchange Trusts 27,013,516 shares of GWG Holdings’ common stock (including shares issued upon conversion of the GWG Holdings’ Series B Convertible Preferred Stock).

In order to facilitate the closing of the transaction with the GWG Parties, the Company agreed to the redemption for debt of $72.0 million of Preferred Series A Subclass 1 Unit Accounts held by a Related Entity. Refer to Note 15 for further information on the debt issued in connection with this redemption.

Registration Rights Agreement

On the Initial Transfer Date, Ben and GWG Holdings entered into the Registration Rights Agreement related to Ben’s Common Units providing GWG Holdings with certain customary registration rights with respect to the Ben Common Units received pursuant to the MEA. Pursuant to this Registration Rights Agreement, GWG Holdings is entitled to certain customary demand registration, shelf takedown and piggyback registration rights with respect to the Ben Common Units, subject to certain customary limitations (including with respect to minimum offering size and a maximum number of demands and underwritten shelf takedowns within certain periods). The agreement remains in effect until the earlier of the date GWG Holdings is permitted to sell all registrable securities under Rule 144 or until the registrable securities are sold.

5.     Transaction with GWG Holdings, Inc. Controlling Shareholders

On April 15, 2019, Ben, among others, entered into a Purchase and Contribution Agreement (the “Purchase Agreement”) with Jon R. Sabes, GWG Holdings’ Chief Executive Officer and a director, and Steven F. Sabes, GWG Holdings’ Executive Vice President and a director. Pursuant to the Purchase Agreement, which closed on April 26, 2019 (the “Closing”), Messrs. Jon and Steven Sabes sold and transferred all of the shares of GWG Holdings’ common stock held directly and indirectly by them and their immediate family members (approximately 12% of GWG Holdings’ outstanding common stock in the aggregate). Specifically, Messrs. Jon and Steven Sabes (i) sold in aggregate 2,500,000 shares of GWG Holdings’ common stock to BCC, a subsidiary of Ben, for $25.0 million in return for a payable ultimately settled in cash on December 31, 2019, and (ii) contributed their remaining 1,452,155 shares of GWG Holdings’ common stock to a limited liability company (“SPV”) owned by a Related Entity and an entity held by one of Ben’s current directors, in exchange for certain equity interests in the SPV.

Certain other transactions occurred pursuant to the Purchase Agreement and in connection with the Closing (the “Transactions”), including:

•        GWG Holdings’ bylaws were amended to increase the maximum number of directors of GWG Holdings from nine to thirteen, and the actual number of directors comprising GWG Holding’s Board of Directors was increased from seven to eleven.

Annex A-134

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.     Transaction with GWG Holdings, Inc. Controlling Shareholders (cont.)

•        All seven members of GWG Holdings’ Board of Directors prior to the Closing resigned as directors of GWG Holdings, and eleven individuals designated by Ben were appointed as directors of GWG Holdings, leaving two board seats vacant after the Closing. At the time, the eleven individuals designated by Ben were the members of the Board of Directors of BMLLC, the general partner of Ben.

•        BCC and the SPV executed and delivered a Consent and Joinder (as defined below) to the Security Agreement (as defined below).

GWG Holdings intends to reduce capital allocated to its traditional business while cooperating to build a larger diversified portfolio of loans against alternative assets investment portfolios through additional investment by GWG Holdings in Ben.

On April 26, 2019, and in connection with the Closing, BCC and the SPV executed and delivered a Consent and Joinder (the “Consent and Joinder”) to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the GWG Holdings, GWG Life, Messrs. Jon and Steven Sabes and the Bank of Utah (the “Security Agreement”). Pursuant to the Consent and Joinder, Messrs. Jon and Steven Sabes assigned their rights and delegated their obligations under the Security Agreement to BCC and the SPV, and BCC and the SPV became substitute grantors under the Security Agreement such that the shares of GWG Holdings’ Common Stock acquired by BCC and the SPV pursuant to the Purchase Agreement will continue to be pledged as collateral security for GWG Holdings’ obligations owing in respect of the L Bonds issued under that certain Amended and Restated Indenture, dated as of October 23, 2017, subsequently amended on March 27, 2018 and supplemented by a Supplemental Indenture dated as of August 10, 2018, as so amended and supplemented, and as it may be amended or supplemented from time to time hereafter.

6.     Transaction with GWG Life, certain Trusts included in the ExAlt PlanTM

On May 31, 2019, certain LiquidTrusts for which Ben, through certain other trusts in the ExAlt PlanTM that were required to be consolidated in our financial statements prior to December 31, 2019, held investments in senior beneficial interests, executed a Promissory Note (the “Promissory Note”) with GWG Life for a principal amount of $65.0 million that matures on June 30, 2023. An initial advance in the principal amount of $50.0 million was funded on June 3, 2019, and a second advance in the principal amount of $15.0 million was funded on November 27, 2019.

The proceeds from the Promissory Note are used by the LiquidTrusts to purchase senior beneficial interests held by these certain trusts of the ExAlt PlanTM that were required to be consolidated in our financial statements prior to December 31, 2019. The aforementioned trusts utilize the proceeds to repay loan amounts owed by certain of trusts included within the ExAlt PlanTM to BCC, a subsidiary of Ben. While Ben’s primary tangible asset is its loan agreements collateralized by investments in senior beneficial interests held through the Collective Trusts in the various LiquidTrusts, none of the trusts included within the ExAlt PlanTM are affiliates of Ben. In accordance with the timeline of the Promissory Note, the LiquidTrusts purchased senior beneficial interests of $60.0 million prior to December 2019. The remaining purchase of senior beneficial interests will occur during January 2020. All proceeds from the Promissory Note have been or will be utilized by the ExAlt PlanTM to repay loan amounts owed to BCC. Ben utilized the proceeds from the loan repayments to BCC to provide working capital to the Company and to pay other liabilities.

The Promissory Note is unsecured and is subject to certain covenants (including a restriction on the incurrence of any indebtedness senior to the Promissory Note other than the existing senior loan obligations described in Note 15 to HCLP Nominees L.L.C. (“HCLP Nominees”) and to Beneficient Holdings, Inc. (“BHI”), a Related Entity, (collectively, the “Senior Lenders”)) and events of default. The Senior Lenders are Legacy Lenders as described in Notes 2, 15 and 20.

Annex A-135

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.     Transaction with GWG Life, certain Trusts included in the ExAlt PlanTM (cont.)

In connection with the Promissory Note, GWG Holdings entered into intercreditor and subordination agreements with each of the Senior Lenders. The intercreditor and subordination agreements, among other things, subordinate the Promissory Note to the secured obligations of Ben outstanding to the Senior Lenders; stipulates that GWG Holdings agrees to not take any liens to secure the Promissory Note (and to subordinate such liens, if any, to the liens of the Senior Lenders), prohibits any voluntary prepayment of all or any portion of the Promissory Note until the Senior Lenders are paid in full unless such prepayment is agreed to by the Senior Lenders; and stipulates that GWG Holdings agrees not to take enforcement actions under the Promissory Note until existing obligations to the Senior Lenders are paid in full. The Intercreditor Agreements establish various other inter-lender and subordination terms, including, without limitation, with respect to permitted actions by each party, permitted payments, waivers, voting arrangements in bankruptcy, application of certain proceeds and limitations on amendments of the respective loan obligations of the parties. The Senior Lenders have agreed to not extend the maturity of their respective loan obligations beyond June 30, 2023, or increase the outstanding principal of the loans made by the Senior Lenders without the written consent of GWG Life. GWG Life has agreed to not transfer the Promissory Note except with the written consent of the Senior Lenders (such consent not to be unreasonably withheld) or to GWG Holdings or direct or indirect wholly-owned subsidiaries thereof.

7.     Strategic Transaction with GWG Holdings, Inc.

On December 31, 2019, Ben, BCH, BMLLC, and GWG Holdings entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”). Pursuant to the Investment Agreement, Ben and BCH received an aggregate amount of $79.0 million from GWG Holdings in return for 666,667 Common Units of Ben and a Preferred Series A Subclass 1 Unit Account of BCH.

In connection with the Investment Agreement, GWG Holdings acquired, on December 31, 2019, the right to appoint a majority of the board of directors of BMLLC, the general partner of Ben. Due to this change-of-control event, Ben became a consolidated subsidiary of GWG Holdings; therefore, the results of operations for Ben and its subsidiaries being reported in GWG Holdings’ financial statements on a consolidated basis as of December 31, 2019. GWG Holdings’ right to appoint a majority of the board of directors of BMLLC will terminate in the event (i) GWG Holdings’ ownership of the fully diluted equity of Ben (excluding equity issued upon the conversion or exchange of Preferred Series A Unit Accounts of BCH held as of December 31, 2019 by parties other than GWG Holdings) is less than 25%, (ii) the Continuing Directors (as defined in the BMLLC LLC agreement) of GWG Holdings’ cease to constitute a majority of the board of directors of the GWG Holdings, or (iii) certain bankruptcy events occur with respect to GWG Holdings.

As a result of the change-in-control, Ben elected to apply pushdown accounting in its separate consolidated financial statements as of December 31, 2019. Under the pushdown accounting guidance included in ASC Topic 805, Business Combinations, Ben recorded all of its assets and liabilities at fair value, with the excess of the purchase price over the aggregate fair values recorded in goodwill. As a result, Ben’s consolidated statement of financial condition as of December 31, 2019 is not comparable to December 31, 2018. Loans receivable, other borrowings, commercial loan with parent and goodwill were the assets and liabilities impacted in any material respect by the purchase accounting adjustments. Refer to Note 8 for further discussion on the application of pushdown accounting and the resulting impact of recording our assets and liabilities at fair value, including a description of the methodologies used to determine the fair values.

Following the transaction, and as agreed in the Investment Agreement, GWG Holdings had an initial capital account balance for the Preferred Series A Subclass 1 Unit Account of $319.0 million. As a result, Ben recognized a deemed dividend of $250.0 million, which represents the difference between the redemption value and the carrying value, as of December 31, 2019. The other holders of the Preferred Series A Subclass 1 Unit Accounts include a Related Entity and an entity held by one of Ben’s current directors, and the aggregate capital accounts of all holders of the Preferred Series A Subclass 1 Unit Accounts after giving effect to the investment

Annex A-136

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.     Strategic Transaction with GWG Holdings, Inc. (cont.)

by GWG Holdings, including the deemed dividend, is $1.6 billion. If a Related Entity exchanges their Preferred Series A Subclass 1 Unit Accounts for securities of GWG Holdings, the Preferred Series A Subclass 1 Unit Account held by GWG Holdings would be converted into Common Units of Ben, so neither Related Entities nor GWG Holdings would hold Preferred Series A Subclass 1 Unit Accounts.

In addition, on December 31, 2019, Ben, GWG Holdings and holders of Common Units of Ben Common Units entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which holders of Ben’s Common Units from time to time have the right, on a quarterly basis, to exchange their Common Units for common stock of GWG Holdings. The exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with Ben’s Common Units to be exchanged to the market price of GWG Holdings’ common stock based on the volume-weighted average price of the GWG Holdings’ common stock for the five consecutive trading days prior to the quarterly exchange date. The Exchange Agreement is intended to facilitate the marketing of Ben’s products to holders of alternative assets.

8.     Acquisitions

(a) 2019 Change-of-Control Transaction

On December 31, 2019, as described in Note 7, GWG Holdings obtained the right to appoint a majority of the board of directors of BMLLC, finalizing a change-of-control event. As a result, Ben applied pushdown accounting under ASC Topic 805-50-25-8 due to the 2019 change-of-control event of BMLLC.

In connection with the 2019 change-of-control event, the preliminary enterprise value and the preliminary estimated fair value of identifiable assets acquired and liabilities assumed as of the date of the 2019 change-of-control transaction are summarized in the following table:

(Dollars in thousands)
Equity Value Allocated To:
Common Units	$813,966
Class S Ordinary Units	85,448
Class S Preferred Units	17
Preferred Series A Subclass 1 Unit Accounts	1,338,604
Total equity value	2,238,035
Assets:
Loans receivable	232,344
Fees receivable	29,168
Cash and cash equivalents	17,551
Investment in public equity securities	24,550
Other assets	14,053
Intangible assets	3,449
Total assets	321,115
Liabilities:
Other borrowings	153,086
Commercial loan agreement from parent	168,420
Other liabilities and deferred revenue	105,866
Accounts payable and accrued expenses	13,713
Total liabilities	441,085
Net assets	(119,970)
Goodwill resulting from the 2019 change-of-control	$2,358,005

Annex A-137

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     Acquisitions (cont.)

Methods Used to Determine Equity Value and to Fair Value Assets and Liabilities

The following is a description of the valuation methodologies used to estimate the fair value of equity and the fair values of major categories of assets acquired and liabilities assumed. In many cases, determining the fair value of equity and the acquired assets and assumed liabilities required management to estimate cash flows expected from those assets and liabilities and to discount those cash flows at appropriate rates of interest. This required the utilization of significant estimates and management judgment in accounting for the 2019 change-of-control event.

Equity:    The values for each equity component were calculated after determination of an overall enterprise value for the Company. The enterprise value of the Company was determined using the Option Pricing Model (“OPM”) Backsolve approach under the market method. The OPM Backsolve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the firm. Once an overall equity value was determined, amounts were allocated to the various classes of equity based on the security class preferences. The inputs to the OPM Backsolve approach are the equity value for one component of the capital structure, expected time to exit, the risk-free interest rate and an assumed volatility based on the volatility of similar publicly traded companies. The OPM Backsolve inputs include Level 3 inputs.

The value for the common units includes an amount related to outstanding share-based payment awards that remain outstanding after the 2019 change-of-control. For these awards, the portion of the acquisition-date fair value of the share-based payment awards attributable to pre-combination service is recognized in the common unit value as of December 31, 2019.

Loans receivable:    The loan portfolio was valued based on current guidance which defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Level 3 inputs were utilized to value the loan portfolio and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values, specifically market interest rate and general credit fair value assumptions. In instances where reliable market information was not available, management used assumptions in an effort to determine reasonable fair value. There was no carryover related allowance for loan losses.

Fees receivable:    These fees receivable were valued using the current carrying amount which approximates fair value.

Cash and cash equivalents:    The estimated fair values of cash and cash equivalents approximate their stated value.

Other assets:    Other assets include miscellaneous receivables that were valued using the current carrying amount as that amount approximates fair value due to the relatively short time between their origination date and the fair value date. Other assets were valued using the current carrying amount which approximates fair value.

Investment in public equity securities:    The fair value of the investments in public equity securities was determined using quoted market prices.

Intangible assets:    Intangible assets include an insurance license and a non-compete agreement. Both assets were valued using the current carrying amount which approximates fair value. The insurance license was valued at $3.1 million and the non-compete agreement was valued at $0.3 million.

Other borrowings and commercial loan agreement from parent:    The measurement of the fair value of other borrowings and commercial loan agreement from parent was based on market prices that generally are observable for similar liabilities at commonly quoted intervals and is considered a Level 2 fair value measurement.

Other liabilities and deferred revenue:    The carrying amounts of other liabilities and deferred revenue approximate the fair value.

Accounts payable and accrued expenses:    Due to their short-term nature, the carrying amounts of accounts payable and accrued expenses approximate the fair value.

Annex A-138

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     Acquisitions (cont.)

Goodwill:    The resulting excess of the overall enterprise value after deducting the fair values of assets acquired and liabilities assumed is recognized as goodwill. The goodwill recognized is the result of the inherent value associated with the assembled business after all separately identifiable assets acquired and liabilities assumed are deducted from the enterprise value.

The accounting for the estimates of equity values in the 2019 change-of-control event and the fair value of loans receivable and any separately identifiable intangibles was based on the facts and circumstances that existed as of the acquisition date. Should management obtain new information about facts and circumstances that existed at the acquisition date, adjustments to the fair values assigned to these items could occur during the measurement period of one year from the acquisition date. Any such adjustment will result in corresponding adjustments to goodwill.

(b) 2018 Change-of-Control Transaction

Through the initial capitalization transactions described in Note 3, a third-party institutional investor held an indirect interest in all or substantially all of the outstanding Common Units of Ben through the 2017-18 Exchange Trusts. In a series of actions culminating on May 31, 2018, the limited liability company agreement of Ben’s general partner, BMLLC, was amended and certain proxies were granted that reduced certain rights of Related Entities, including removing the aforementioned entities’ right to appoint a majority of the board of directors of BMLLC, finalizing a change-of-control event. Ben applied pushdown accounting under ASC Topic 805-50-25-8 due to the 2018 change- of-control event of BMLLC.

In connection with the change-of-control event, the enterprise value and the estimated fair value of identifiable assets acquired, and liabilities assumed as of the date of the change-of-control transaction are summarized in the following table:

(Dollars in thousands)
Equity Value Allocated To:
Common Units	$807,162
Class S Ordinary Units	139,736
Preferred Series A Subclass 1 Unit Accounts	1,030,435
Non-controlling interests (trusts)	(97,859)
Total equity value	1,879,474
Assets:
Investments in senior beneficial interests	513,825
Due from unconsolidated affiliates and trusts	175,260
Fees receivable	36,899
Cash and cash equivalents	7,813
Other receivables and other assets	7,906
Insurance license	3,100
Total assets	744,803
Liabilities:
Other borrowings	126,274
Other liabilities and deferred revenue	90,302
Accounts payable and accrued expenses	14,814
Repurchase option	164,605
Due to unconsolidated affiliates and trusts	295
Total liabilities	396,290
Net assets	348,513
Goodwill resulting from the 2018 change-of-control	$1,530,961

Annex A-139

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     Acquisitions (cont.)

Methods Used to Determine Equity Value and to Fair Value Assets and Liabilities

The following is a description of the valuation methodologies used to estimate the fair value of equity and the fair values of major categories of assets acquired and liabilities assumed. In many cases, determining the fair value of equity and the acquired assets and assumed liabilities required management to estimate cash flows expected from those assets and liabilities and to discount those cash flows at appropriate rates of interest. This required the utilization of significant estimates and management judgment in accounting for the change-of-control event.

Equity:    The values for each equity component were calculated after determination of an overall enterprise value for the Company. The enterprise value of the Company was determined using the OPM Backsolve approach under the market method. The OPM Backsolve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the firm. Once an overall equity value was determined, amounts were allocated to the various classes of equity based on the security class preferences. The inputs to the OPM Backsolve approach are the equity value for one component of the capital structure, expected time to exit, the risk-free interest rate and an assumed volatility based on the volatility of similar publicly traded companies. The OPM Backsolve inputs include Level 3 inputs.

Investments in senior beneficial interests:    The investments in senior beneficial interests accounted for as equity securities were valued based on current guidance which defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Level 3 inputs were utilized to value the investments in senior beneficial interest portfolio and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values. Specifically, the model includes assumptions related to i) equity market risk premiums, ii) alternative asset beta to public equities, iii) NAVs, iv) volatilities, v) distribution rates, and vi) market discount rates. In instances where reliable market information was not available, management used historical market data proxies and assumptions to determine a reasonable fair value.

Due from unconsolidated affiliates and trusts and due to unconsolidated affiliates and trusts:    These assets and liabilities were valued at their current carrying amount which approximates fair value due to their short-term nature.

Fees receivable:    These fees receivable were valued using the current carrying amount which approximates fair value.

Cash and cash equivalents:    The estimated fair values of cash and cash equivalents approximate their stated value.

Other receivables and other assets:    Other receivables were valued using the current carrying amount which approximates fair value due to the short time between their origination date and the fair value date. Other assets were valued using the current carrying amount which approximates fair value.

Insurance license:    The insurance license asset was valued using the guideline transactions approach under the market method. The recent transactions approach indicates the value of an asset by deriving multiples from recent transactions involving similar assets. The recent transactions methodology utilizes Level 2 inputs.

Other borrowings:    The fair value of the other borrowings approximates the carrying value of the debt based on the recent issuance of the debt, its variable interest rate, and the short remaining term. The fair value of other borrowings was determined using Level 2 inputs in the fair value hierarchy.

Other liabilities and deferred revenue:    The carrying amounts of other liabilities and deferred revenue approximate the fair value.

Accounts payable and accrued expenses:    Due to their short-term nature, the carrying amounts of accounts payable and accrued expenses approximate the fair value.

Repurchase options:    Repurchase options were fair valued using a Black-Scholes option pricing model with a time-dependent strike for the repurchase price. Other model assumptions include i) a period of restricted exercise, ii) the dividend yield, iii) underlying NAVs, iv) alternative asset growth rates, v) volatilities and vi) market discount rate.

Annex A-140

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     Acquisitions (cont.)

Goodwill:    The resulting excess of the overall enterprise value after deducting the fair values of the assets acquired and liabilities assumed is recognized as goodwill. The goodwill recognized is the result of the inherent value associated with the assembled business after all separately identifiable assets acquired and liabilities assumed are deducted from the determined enterprise value.

As of December 31, 2018, the estimates of the equity value in the change-of-control event and the fair values of identifiable assets and liabilities assumed in the 2018 change-of-control event were final.

(c) Acquisition of ACE Portal, Inc. Assets and Liabilities

On February 12, 2018, BCH purchased the assets and certain liabilities of ACE Portal, Inc. in exchange for cash and 202,450 shares of Class S Ordinary Units. BCH formed a new limited liability company, Ace Portal, L.L.C. to operate the acquired online portal. In a separate and concurrent transaction, BCH also acquired the personal goodwill of a certain key executive from ACE Portal, Inc. for consideration including cash payments of up to $0.7 million, earnout payments of up to 200,063 Class S Ordinary Units based primarily on the achievement of certain revenue targets over the next five years; contingent payments of up to 803,185 Class S Ordinary Units based primarily on achievement of certain operational milestones; and conditional payments of up to 227,041 Class S Ordinary Units based primarily on the passage of time and achievement of certain milestones. As of December 31, 2019, $0.4 million of cash payments and 102,041 Class S Ordinary Units have been issued as part of the personal goodwill transaction. As of December 31, 2018, $0.2 million of cash payments and 102,041 Class S Ordinary Units were issued as part of the personal goodwill transaction. During the fourth quarter of 2019, an agreement was executed whereby all remaining earnout payments, contingent payments, and conditional payments were settled in return for a total of 100,000 Class S Ordinary Units. A net gain of $1.7 million was recorded in the other expenses line item on our consolidated statement of comprehensive income (loss) for the year ended December 31, 2019 related to this settlement.

In connection with the ACE Portal acquisition, the following table details the consideration paid, the initial estimated fair value of identifiable assets acquired, and liabilities assumed as of the date of acquisition and the resulting goodwill recorded:

(Dollars in thousands)
Consideration Paid:
Cash consideration	$20
Equity consideration	2,025
Contingent liability	4,011
Total value of consideration	6,056
Assets Acquired:
Developed technology	1,329
Non-compete agreement	656
Other assets	12
Total assets	1,997
Liabilities Assumed:
Accounts payable	132
Other liabilities	691
Total liabilities	823
Net Assets Acquired	1,174
Goodwill resulting from the acquisition of ACE Portal, Inc. assets	$4,882

As of December 31, 2018, the fair values of the consideration paid and the identifiable assets and liabilities assumed in the change-of-control event and the ACE Portal, Inc. acquisition were final.

Annex A-141

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.     Loans receivable

Due to the deconsolidation of the trusts included in the ExAlt PlanTM as of December 31, 2019, the loans receivable between BCC and certain trusts included in the ExAlt PlanTM became Ben’s primary reported asset. The loans receivable held by the Company as of December 31, 2019 were originated primarily by the initial capitalization transactions discussed in Note 3. These loans are principally collateralized by the cash flows originating from the Exchange Portfolio.

As of December 31, 2019, the outstanding principal balance was $425.9 million, which includes $154.7 million of interest income paid in kind. As of December 31, 2019, the carrying value of the loans was $232.3 million, net of an unamortized discount of $(114.8) million. As a result of the push-down accounting described in Note 8, the carrying value is the estimated fair value of the loans and there is no allowance for loan losses recorded as of December 31, 2019.

In addition, the comparative period on the statement of financial condition of December 31, 2018, is not comparable as the loans were not presented on that statement due to the consolidation of certain trusts included within the ExAlt PlanTM. As a result, Ben’s statement of financial condition as of December 31, 2018 presented investments in senior beneficial interests instead of loans receivable. Refer to Note 10 for further discussion of the investments in senior beneficial interests.

10.     Investments in senior beneficial interests

Investments in senior beneficial interests held by the Company as of December 31, 2018 and up to the date of deconsolidation on December 31, 2019, of certain trusts included with the ExAlt PlanTM, were primarily originated by the transactions discussed in Note 3. As of December 31, 2019, due to the deconsolidation of these trusts, Ben’s consolidated financial statements no longer report the investments in senior beneficial interests held by the Collective Trusts. Prior to the deconsolidation, the Company held investments in senior beneficial interests in each LiquidTrust that has been established. Investments in senior beneficial interests are entitled to the repayment of the initial contribution and any additional contributions required to be made under the LiquidTrust agreement. The LiquidTrust agreements require additional contributions in limited situations to fund obligations of the LiquidTrusts such as capital commitment calls from alternative asset funds above certain thresholds or the fulfillment of required cash reserves at the LiquidTrust to pay trustee fees and expenses after the passage of one year. The investments in senior beneficial interests are entitled to an annual return on its total net contributions based on the greater of a floor of 15% or average LIBOR for the period plus 14% (“Base Return”). Finally, the investments in senior beneficial interests participate in a portion of the returns above the Base Return up to the greater of 30% or the average LIBOR for the period plus 29% (“Enhanced Return”).

As cash distributions for the alternative asset funds held by the LiquidTrusts are received, the allocation of such proceeds is determined based on a waterfall. Based on the allocation results of the waterfall, the proceeds applied against the investments in senior beneficial interests for the repayment of the total net contributions and the Base Return are utilized ultimately to repay BCC the amounts due under the loan agreement between BCC and a certain trust included within the ExAlt PlanTM. The Enhanced Return earned from one LiquidTrust can be utilized to repay loans from BCC to a certain trust included in the ExAlt PlanTM related to another LiquidTrust when cash flows from the client’s original alternative assets are not sufficient to repay the loan principal and contractual interest and fees due to BCC provided the LiquidTrusts are included in the same Collective Trust. Enhanced Return amounts earned and not utilized in the above manner are not available to BCC or other Ben entities and represent noncontrolling interests (trusts). The investments in senior beneficial interests are collateralized by cash flows generated by the Exchange Portfolio.

See Note 19, Fair Value Measurements, for additional required disclosures for financial instruments accounted for at fair value on a recurring basis.

Annex A-142

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.     Fixed Assets

Fixed assets are included in other assets in the consolidated statements of financial condition and consist of the following:

	Second Successor	Successor
	As of December 31,
(Dollars in thousands)	2019	2018
Leasehold improvements	$104	$16
Furniture, fixtures, and equipment	128	41
Computer hardware and software	442	291
Other	73	68
Total fixed assets	747	416
Accumulated depreciation and amortization	—	(46)
Internal use software in process	1,498	—
Fixed assets, net	$2,245	$370

Depreciation and amortization expense related to fixed assets was $0.2 million for the year ended December 31, 2019. Depreciation and amortization expense related to fixed assets was immaterial for the seven months ended December 31, 2018 and for the five months ended May 31, 2018.

12.     Goodwill and Other Intangibles

The following tables present activity in the Company’s goodwill and finite-lived and indefinite-lived intangible assets from June 1, 2018 to December 31, 2019. Prior to June 1, 2018, Ben did not have any goodwill or intangible assets.

	Successor			Successor		Second Successor
(Dollars in thousands)	As of December 31, 2018	Amortization	Impairment	As of December 31, 2019	Purchase Price Allocation(a)	As of December 31, 2019	Amortization Period
Goodwill	$1,530,961	$—	$—	$1,530,961	$827,044	$2,358,005	Indefinite
Developed technology	1,213	(133)	(1,080)	—	—	—	10 years
Non-compete agreement	512	(163)	—	349	—	349	3 years
Insurance license	3,100	—	—	3,100	—	3,100	Indefinite
Total goodwill and intangible assets	$1,535,786	$(296)	$(1,080)	$1,534,410	$827,044	$2,361,454

__________________

(a)      Relates to the 2019 change-of-control event discussed in Note 8.

	Successor				Successor
(Dollars in thousands)	As of June 1, 2018	Additions	Amortization	Impairment	As of December 31, 2018	Amortization Period
Goodwill	$1,530,961	$—	$—	$—	$1,530,961	Indefinite
Developed technology	1,290	—	(78)	—	1,212	10 years
Non-compete agreement	595	—	(82)	—	513	4 years
Insurance license	3,100	—	—	—	3,100	Indefinite
Total goodwill and intangible assets	$1,535,946	$—	$(160)	$—	$1,535,786
Annex A-143

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.     Goodwill and Other Intangibles (cont.)

We expect that amortization expense for our existing intangibles subject to amortization for the succeeding five years and thereafter will approximate the following:

(Dollars in thousands) Year	Amortization
2020	$164
2021	164
2022	21
2023	—
2024	—
2025 and thereafter	—

Barring a triggering event that suggests possible impairment, the Company conducts impairment tests for goodwill and indefinite-lived assets during the fourth quarter each year, using generally accepted valuation methods. During the fourth quarter of 2019, the Company tested for impairment and determined there was no impairment of goodwill or indefinite-lived intangible assets during 2019.

During 2019, the Company determined that the developed technology, which related to the purchase of Ace Portal discussed in Note 8, was fully impaired. The $1.1 million impairment was triggered by a significant change in how Ben intends to use the long-term asset. The Company’s requirements for the developed technology, which was purchased in February 2018, have changed significantly since the technology acquired with the Ace Portal acquisition was originally created. The impairment is recorded in the other expenses line item on the consolidated statements of comprehensive income (loss).

Finally, management has determined that none of the Company’s goodwill is deductible for tax purposes.

13.     Other Liabilities

Other liabilities consist of the following:

	Second Successor	Successor
	As of December 31,
(Dollars in thousands)	2019	2018
Option agreement liability	$57,456	$57,219
Liability to redeem common units	—	25,131
Interest commitments	5,008	1,759
Tax distribution payable	—	2,520
Other	1,958	4,172
Other liabilities	$64,422	$90,801

Option Agreement Liability

As part of the Final Closing of the transaction with the GWG Parties discussed in Note 4, Ben issued the Option Agreement to GWG as additional consideration to consummate the transaction contemplated by the MEA. The Option Agreement provides GWG the ability to acquire Common Units of Ben with an initial settlement amount of $57.2 million for an exercise price of $0. The Option Agreement can be exercised at any time, in part with minimum exercises of $0.1 million or in full, and automatically exercises upon expiration, ten years from the issuance date of December 28, 2018. The settlement amount determined at the time of exercise is based on the number of Common Units in Ben that a holder of Preferred Series A Subclass 2 Units would receive if such holder were converting as of the settlement date.

Annex A-144

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.     Other Liabilities (cont.)

In connection with the issuance of the Option Agreement, Preferred Stock Series A Subclass 2 Units were issued by BCH to Ben. The Preferred Stock Series A Subclass 2 Units had an initial value of $57.2 million and adjust in future periods based on allocations of gain and losses, tax distributions, and other amounts that would be allocated to a Preferred Stock Series A Subclass 1 Unitholder with a capital account balance of the same amount. The Preferred Stock Series A Subclass 2 Units hold the same rights and privileges as the Preferred Stock Series A Subclass 1 Units and possess a priority in the allocation of taxable income to eliminate any book-tax disparity that exists with respect to the Preferred Stock Series A Subclass 1 Unit accounts. The preferred return of the Preferred Stock Series A Subclass 1 Units is limited to the excess of the amount of the return determined as if the Preferred Stock Series A Subclass 2 Units had not been issued over the amount of the quarterly preferred Preferred Stock Series A Subclass 1 Units return provided to the Preferred Stock Series A Subclass 2 Units.

In conjunction with recording the liability of $57.2 million related to the Option Agreement, the Company expensed $39.5 million immediately in the seven months ended December 31, 2018 and a debt discount to the Commercial Loan Agreement of $17.7 million was recognized. The debt discount was being amortized to interest expense over the five years life of the Commercial Loan Agreement. The value of the Option Agreement was allocated between expense and debt discount using the relative values of the sources of proceeds utilized to redeem Ben Common Units from the 2017-18 Exchange Trusts as part of the transaction with the GWG Parties. Preferred Stock Series A Subclass 1 Units held by a Related Entity is allocated any expenses incurred by the Company, in the period recognized, as a result of the delivery of the Option Agreement to GWG to consummate the transactions contemplated by the MEA, including the amortization of the debt discount. In connection with the 2019 change-of-control event described in Note 8, the commercial loan agreement was recorded at fair value at December 31, 2019 and thus this debt discount is no longer reflected in the December 31, 2019 statement of financial condition.

The value of the Option Agreement adjusts each period until exercised by GWG based on the allocation of profit and losses, tax distributions, and other amounts allocated to the Preferred Stock Series A Subclass 2 Units. This adjustment results in income or expense being recognized by Ben each period until the option is exercised that will be directly allocated to all Preferred Stock Series A Subclass 1 Unitholders on a pro-rata basis. For the year ended December 31, 2019, the expense recognized related to the adjustment in the value of the Option Agreement was $0.2 million.

Liability to Redeem Common Units

The Company entered into an agreement effective August 10, 2018, with MHT Financial, certain 2017-18 Exchange Trusts and certain Sellers that are parties to the PSAs outlined in Note 3. Under this agreement, Ben agreed to pay to these 2017-18 Exchange Trusts and MHT Financial agreed to cause these 2017-18 Exchange Trusts to pay certain Sellers a total of $100.0 million in cash for the redemption of Ben Common Units held in these 2017-18 Exchange Trusts for the benefit of certain Sellers. In addition, the Company agreed to pay to these 2017-18 Exchange Trusts, and MHT Financial agreed to cause these 2017-18 Exchange Trusts to pay to certain Sellers a total of $50.0 million in cash for the redemption of Ben Common Units, sourced from 80 percent of the cash received by the Company following the date of August 10, 2018 from certain Funding Trusts and any cash received by the Company from a certain contemplated equity offering of BCH. A total of $114.9 million was paid by the Company under this agreement through December 14, 2018, including the $100.0 million payment made in August 2018.

On December 14, 2018, the Company entered into an amendment to the August 10, 2018 agreement. In the amended agreement, the Company agreed to pay to these 2017-18 Exchange Trusts and MHT Financial agreed to cause these 2017-18 Exchange Trusts to pay certain Sellers a total of $10.0 million by December 21, 2018, to redeem Ben Common Units held in these 2017-18 Exchange Trusts. The $10 million was paid on December 21, 2018. Also, the Company agreed to pay cash to these 2017-18 Exchange Trusts and MHT Financial agreed to cause these 2017-18 Exchange Trusts to pay certain Sellers an aggregate amount not to exceed $25.1 million in cash for the redemption of Ben Common Units from i) monthly payments received by the Company from

Annex A-145

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.     Other Liabilities (cont.)

all existing Funding Trusts over certain thresholds, ii) any cash proceeds received from a contemplated equity offering by BCH, and iii) any cash received from certain debt issuances contemplated with a certain third-party lender. The Company evaluated this obligation under ASC Topic 480, Distinguishing Liabilities from Equity, and recorded a liability related to the obligation to redeem the Ben Common Units by transferring assets with a corresponding reduction in Ben Common Units. The Company also agreed to pay interest on this outstanding liability on a semi-annual basis at a rate of 1-month LIBOR plus 3.95% beginning on December 14, 2018.

Interest expense of $1.4 million and $0.1 million was recognized during the year ended December 31, 2019 and during the seven months ended December 31, 2018, respectively. No amount of this accrued interest was paid during the year ended December 31, 2018; however, the accrued interest and principal were paid in full during the year ended December 31, 2019. The liability to redeem Common Units was paid in full in November 2019 including all accrued interest.

Interest Commitment

The Company agreed with certain other sellers to MHT Financial to accrue interest beginning on August 10, 2018, at a rate of 1-month LIBOR plus 3.95% for thirty percent of the value of the Ben Common Units held by these 2017-18 Exchange Trusts until such time at these 2017-18 Exchange Trusts liquidate their holdings of Ben Common Units. The Company does not have an obligation to repurchase or redeem the Ben Common Units held by the 2017-18 Exchange Trusts. Interest expense of $3.3 million and $1.7 million was recognized during the year ended December 31, 2019 and the seven months ended December 31, 2018. Accrued interest on this commitment is reflected in other liabilities. No amount of accrued interest has been paid through December 31, 2019.

14.     Commercial Loans from Parent

Commercial Loan Agreement

As part of the Initial Transfer with the GWG Parties discussed in Note 4, on August 10, 2018, GWG Life, as lender, and Ben, as borrower, entered into the Commercial Loan Agreement. The initial principal amount of $200.0 million under the Commercial Loan Agreement is due on August 9, 2023; provided that (a) in the event Ben completes at least one public offering of its Common Units raising at least $50.0 million which on its own or together with any other public offering of Ben’s Common Units results in Ben raising at least $100.0 million, then the maturity date will be extended to August 9, 2028; and (b) in the event that Ben (i) completes at least one public offering of its Common Units raising at least $50.0 million which on its own or together with any other public offering of Ben’s Common Units results in Ben raising at least $100.0 million and (ii) at least 75% of BCH’s total outstanding Preferred Series B Subclass 1 Units, if issued, have been converted to shares of Ben’s Common Units, then the maturity date will be extended to August 9, 2033.

The Commercial Loan Agreement allows for prepayment, in whole or in part in minimum increments of $1.0 million and a minimum amount of $5.0 million, without premium or penalty, subject only to payment of interest accrued to the date of prepayment. Repayment of the balance under the Commercial Loan Agreement is subordinated in right of payment to any of Ben’s other debt, and to Ben’s obligations which may arise in connection with its Preferred Series B Subclass 1 Units, if issued. Ben’s obligations under the Commercial Loan Agreement are unsecured.

The principal amount under the Commercial Loan Agreement bears interest at 5.00% per year, compounded annually, provided that the accrued interest from the Initial Transfer Date to the Final Closing Date was added to the principal balance under the Commercial Loan Agreement. From and after the Final Closing Date, one-half of the interest, or 2.50% per year, is due and payable monthly in cash, and (ii) one-half of the interest, or 2.50% per year, accrues and compounds annually on each anniversary date of the Final Closing Date (December 28, 2018) and becomes due and payable in full for cash on the maturity date.

Annex A-146

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.     Commercial Loans from Parent (cont.)

In connection with the Final Closing, the principal balance of the Commercial Loan Agreement was adjusted from $200.0 million to $182.0 million based on the final NAV of the Exchange Portfolio and $10.5 million of accrued interest from the Commercial Loan Agreement and the Exchangeable Note was converted to principal on the Commercial Loan Agreement.

In connection with the 2019 change-of-control event described in Note 8, the commercial loan agreement was recorded at fair value as of December 31, 2019 which resulted in the debt being recorded at a discount to its previous carrying value of $14.4 million. As of December 31, 2019 and December 31, 2018, the outstanding principal, including interest paid-in-kind, was $197.3 million and $192.5 million, respectively, on the Commercial Loan Agreement. The balance reflected on the statements of financial condition as of December 31, 2019 and December 31, 2018, was $168.4 million and $174.9 million, net of an unamortized debt discount of $28.9 million and $17.7 million, respectively, that has a remaining amortization period of approximately 3.6 and 4.6 years, respectively. The effective interest rate for the year ended December 31, 2019 on the Commercial Loan Agreement from the Final Closing Date is approximately 7.26%.

The Commercial Loan Agreement contains covenants including limitations on the amount of additional indebtedness senior in right of payment, delivery of audited financial statements within 60 days of year-end, and unaudited quarterly financial statements within 25 days of each quarter-end other than the fourth quarter. As of December 31, 2019, the Company was in compliance with the covenants related to the Commercial Loan Agreement.

Exchangeable Note

As part of the Initial Transfer with the GWG Parties discussed in Note 4, on August 10, 2018, Ben issued to GWG Holdings the Exchangeable Note in the principal amount of $162.9 million. The Exchangeable Note accrued interest at a rate of 12.40% per year, compounded annually, commencing on August 10, 2018, through the earlier to occur of the maturity date or the Final Closing Date. Interest was payable in cash on the earlier to occur of the maturity date or the Final Closing Date; provided that Ben could, at its option, add to the outstanding principal balance under the Commercial Loan Agreement, the accrued interest in lieu of payment in cash of such accrued interest thereon at the Final Closing Date (or, if earlier, the maturity date of the Exchangeable Note). The principal amount of the Exchangeable Note was payable in cash on August 10, 2023. In the event the Final Closing Date occurred on or prior to the maturity date, the principal amount of the Exchangeable Note was payable in Ben Common Units at a price equal to $10.00 per Common Unit. In the event the Final Closing Date occurred prior to the maturity date, Ben could, at its option, pay the accrued interest on the Exchangeable Note in the form of Ben Common Units or in the form of a promissory note providing for a term of up to two years and cash interest payable semi-annually at the rate of 5.00% per year.

In connection with the Final Closing, the principal balance of the Exchangeable Note was adjusted from $162.9 million to $148.2 million based on the final NAV of the Exchange Portfolio and all accrued interest was added to the principal balance on the Commercial Loan Agreement. Additionally, the principal balance of the Exchangeable Note was exchanged for 14,822,843 Ben Common Units and, in return, the Exchangeable Note was canceled by GWG Holdings.

Maturities of principal on the Commercial Loan Agreement and the other borrowings described in Note 15 for the next five years are as follows:

(Dollars in thousands)	Commercial Loan Agreement	Other Borrowings
2020	$—	$149,661
2021	—	—
2022	—	—
2023	197,321	750
2024	—	1,579

Annex A-147

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.     Other Borrowings

Senior Credit Agreement

On September 1, 2017, the Company, through its BCC subsidiary, entered into a loan agreement (“Loan Agreement”) with HCLP Nominees to refinance its prior existing loans and other payables with Legacy Lenders. HCLP Nominees is a Delaware limited liability company and is a Legacy Lender. Ben does not consider HCLP Nominees as a related party or affiliate. The aggregate principal amount refinanced by the Company, including $20.2 million related to the purchase of certain assets, totaled $141.0 million on a total advance commitment amount of $146.0 million. The advance commitment period expired on January 19, 2018 and no further borrowings were made by the Company or other related entities. The Loan Agreement required an upfront fee of 1% of the commitment amount that totaled $1.5 million and the loan accrues interest at a rate of 1-month LIBOR plus 3.95% and is compounded daily. Interest payments are due by the 15th of the month (“Interest Payment Date”). Through December 31, 2019, Ben has paid all interest due under the Loan Agreement.

The provisions of the Loan Agreement require partial mandatory prepayments if i) the ratio of the sum of total outstanding debt plus accrued interest divided by the market value of eligible underlying investments exceeds 50%, ii) total borrowings during the commitment period exceed the total advance commitment, or iii) $25.0 million is required to be repaid on the date that the first funds are received in trust related to the transactions described in Note 3 from any distribution or other amounts received from the collateral underlying the loans receivable balances. Voluntary prepayments of the outstanding principal are allowed subject to a prepayment premium equal to the product of (x) 3.95% per annum, (y) the principal amount of such prepayment and (z) the lesser of (i) 1.50 and (ii)(A) the number of days remaining until the scheduled maturity date divided by (B) 365. The aggregate prepayment premium is capped at an amount equal to 1.0% of the commitment amount of $146.0 million. A prepayment premium is not due on prepayments sourced from the proceeds of cash distributions from the eligible underlying investments.

In March 2019, the Loan Agreement was amended to include an additional mandatory prepayment clause. The new prepayment clause stipulates that beginning January 1, 2019 and calculated monthly; the Company shall prepay, unless waived by the lender, on the Interest Payment Date an amount not to exceed $30.0 million for any month equal to (A) the sum of (x) cash on hand excluding any required regulatory capital and certain proceeds from loans to the Funding Trust in an amount not to exceed $50.0 million plus (y) aggregate cash receipts of BCC and its affiliates excluding certain trusts included in the ExAlt PlanTM, less (B) $25.0 million. Equity contributions made after January 1, 2019 up to $50.0 million in aggregate are not included in aggregate cash receipts of BCC or its affiliates for purposes of calculating any required prepayment under this additional mandatory prepayment clause.

The Loan Agreement is guaranteed by affiliates of BCC. The Loan Agreement contains standard provisions, including customary covenants and events of default and termination, including cross-default provisions. As of December 31, 2019, the Company was in compliance with all covenants in this agreement except for certain covenants related to providing financial statements and information related to the eligible underlying investments by a specified date. Subsequent to December 31, 2019 but before these consolidated financial statements were issued, the Loan Agreement covenants were amended whereby the Company is in compliance with all such covenants. The Loan Agreement had a scheduled maturity of December 31, 2018. On December 31, 2018, HCLP Nominees approved the extension of the maturity date to March 31, 2019, and then in March 2019, the maturity was extended to June 30, 2020 and allows for further extensions through March 31, 2022, at the request by Ben and the discretion of HCLP Nominees. Both extensions were made under substantially the same terms as the original agreements, other than the additional mandatory prepayment clause described above for the Loan Agreement.

A principal payment in the amount of $25.0 million was required under the mandatory prepayment clause (iii) and was paid under the initial provision of the Loan Agreement in the first quarter of 2018. An additional payment of $9.7 million and an additional borrowing of $10.0 million occurred in the fourth quarter of 2018 related to the Loan Agreement. During the fourth quarter of 2019, a payment of $49.8 million was made to HCLP Nominees related to the Loan Agreement. The payment reduced the outstanding principal by $48.7 million, paid a portion of

Annex A-148

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.     Other Borrowings (cont.)

outstanding interest totaling $0.1 million, and included a prepayment penalty of $1.0 million. This payment was required by HCLP Nominees as a condition to a waiver received from HCLP Nominees for their consent to the change-in-control of Ben as a result of the transaction described in Note 7. The outstanding balance, including interest paid-in-kind, of the Loan Agreement was $77.5 million and $126.4 million as of December 31, 2019 and December 31, 2018, respectively. The balance reflected within the other borrowings line item on the statements of financial condition as of December 31, 2019 and December 31, 2018, was $77.9 million and $126.4 million, net of an unamortized debt premium of $0.5 million and nil, respectively.

Second Lien Credit Agreement

In December 2018, in order to facilitate the closing of the transaction with the GWG Parties described in Note 4, BHI, a Related Entity, agreed to certain conditions related to its holding of Preferred Series A Subclass 1 Units of BCH in exchange for obtaining a right to receive early liquidity. Under the then existing governing documents, BHI had an early liquidity option to convert $72.0 million of Preferred Series A Subclass 1 Units of BCH into Common Units of Ben. Ben agreed instead to provide the early liquidity in the form of a note issued by BCC on terms no more favorable to BHI than the terms of the Loan Agreement described above.

On December 28, 2018, Ben and BHI entered into a promissory note for $72.0 million in return for the relinquishment by BHI of $72.0 million of Preferred Series A Subclass 1 Unit Accounts of BCH. The promissory note bears interest at one month adjusted LIBOR plus 3.95% and was due on March 31, 2019. The promissory note required that within 30 days of execution or such later date as BHI may agree that the parties enter into a credit agreement evidencing a secured credit facility consistent with the terms and provisions of the Loan Agreement. Such credit agreement was finalized in May 2019. Prior to the execution of the credit agreement, BHI approved the extension of the maturity date of this debt to June 30, 2020.

A credit agreement (“Second Lien Credit Agreement”) between BCC and BHI in the amount of $72.0 million with an effective date of December 28, 2018 replaced the promissory note. The Second Lien Credit Agreement did not require any upfront fee and the loan accrues interest at a rate of 1-month LIBOR plus 3.95% and is compounded daily. Interest payments are due by the 15th of the month (“Second Lien Interest Payment Date”). Through December 31, 2019, Ben has paid all interest due under the Second Lien Credit Agreement.

The provisions of the Second Lien Credit Agreement require partial mandatory prepayments if i) provided the Loan Agreement has been paid in full, the ratio of the sum of total outstanding debt plus accrued interest divided by the market value of eligible underlying investments exceeds 50%, ii) provided the Loan Agreement has been paid in full, total borrowings during the commitment period exceed the total advance commitment, or iii) $25.0 million is required to be repaid on the date that the first funds are received in trust related to the transactions described in Note 3 from any distribution or other amounts received from the collateral underlying the loans receivable balances. Additionally, the Second Lien Credit Agreement stipulates that beginning January 1, 2019 and calculated monthly, the Company shall prepay, unless waived by the lender, on the Second Lien Interest Payment Date an amount not to exceed $30 million for any month equal to (A) the sum of (x) cash on hand excluding any required regulatory capital and certain proceeds from loans to the Funding Trust in an amount not to exceed $50.0 million plus (y) aggregate cash receipts of BCC and its affiliates excluding certain trusts included in the ExAlt PlanTM, less (B) $25.0 million. Equity contributions made after January 1, 2019 up to $50.0 million in aggregate are not included in aggregate cash receipts of BCC or its affiliates for purposes of calculating any required prepayment under this additional mandatory prepayment clause. Voluntary prepayments of the outstanding principal are allowed subject to a prepayment premium equal to the product of (x) 3.95% per annum, (y) the principal amount of such prepayment and (z) the lesser of (i) 1.50 and (ii)(A) the number of days remaining until the scheduled maturity date divided by (B) 365. The aggregate prepayment premium is capped at an amount equal to 1.0% of the commitment amount of $72.0 million. A prepayment premium is not due on prepayments sourced from the proceeds of cash distributions from the underlying collateral. Through December 31, 2019, no prepayments have been required or voluntarily made on the Second

Annex A-149

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.     Other Borrowings (cont.)

Lien Credit Agreement. The Second Lien Credit Agreement was assigned from BHI to HCLP Nominees as of April 1, 2019. Prior to the assignment to HCLP Nominees, the Second Lien Credit Agreement was classified as debt due to related parties on the consolidated statements of financial condition. Following the assignment to HCLP Nominees, the Second Lien Credit Agreement is now classified as other borrowings on the consolidated statements of financial condition.

The Second Lien Credit Agreement is guaranteed by affiliates of BCC and is subordinated to the Loan Agreement. The Second Lien Credit Agreement contains standard provisions, including customary covenants and events of default and termination, including cross-default provisions. As of December 31, 2019, the Company was in compliance with all covenants in this agreement except for certain covenants related to providing financial statements and information related to the eligible underlying investments by a specified date. Subsequent to December 31, 2019 but before these consolidated financial statements were issued, the Second Lien Credit Agreement covenants were amended whereby the Company is in compliance with all such covenants. Additionally, the lender relinquished its security position resulting in this debt becoming subordinated. The credit agreement executed in May 2019 provides for a June 30, 2020 maturity date but allows for further extensions at the discretion of the lender, if requested by Ben, through March 31, 2022. As of December 31, 2019, the Second Lien Credit Agreement’s balance, including accrued interest, was $72.2 million and as of December 31, 2018, the promissory note’s balance was $72.0 million. The balance reflected within the other borrowings line item on the statements of financial condition as of December 31, 2019 and December 31, 2018, was $72.6 million and $72.0 million, net of an unamortized debt premium of $0.4 million and nil, respectively. Interest payments under the Second Lien Credit Agreement during the year ended December 31, 2019 totaled $2.6 million. There were no interest payments made under the promissory note during 2018. During the fourth quarter of 2019, a waiver was received from the lender in order to obtain their consent to the change-in-control of Ben as a result of the transaction described in Note 7.

16.     Share-based Compensation

BMP Equity Incentive Plan

The board of directors of BMLLC, Ben’s general partner, adopted the Beneficient Management Partners, L.P. (“BMP”) Equity Incentive Plan in 2019. Under the BMP Equity Incentive Plan, certain directors and employees of Ben are eligible to receive equity units in BMP, an entity affiliated with the board of directors of BMLLC, in return for their services to Ben. The BMP equity units eligible to be awarded to employees is comprised of BMP’s Class A Units and/or BMP’s Class B Units (collectively, the “BMP Equity Units”).

BMP’s Class A Units indirectly participate in profits from certain revenue streams associated with BCH through the FLP Subclass 2 Unit Accounts of BCH as described in Note 17. The income allocation from the FLP Subclass 2 Units is reinvested equally into Class S Ordinary Units and Class S Preferred Units issued by BCH on a quarterly basis. For vested Class A Units, on a quarterly basis and subject to certain restrictions, the holder can direct that all or a portion of the Class S Ordinary Units and Class S Preferred Units attributable to such vested units be converted into Ben’s Common Units and either i) distributed to the holder or ii) sold to another party with the proceeds less any transaction expenses distributed to the holder. Upon holder’s termination of employment from Ben for reasons other than cause, BMP will redeem the vested Class A Units for consideration comprised of either i) Ben Common Units or ii) cash proceeds from Ben Common Units being sold to another party less any transaction expenses. The value at redemption is based on the continued participation in the income allocated to the holder’s Class A Units for five years, with such continued participation reduced each year after termination by 20 percent.

The BMP Class B Units indirectly participate in 49.5 percent of the income of Constitution Private Capital Company, L.L.C. Upon a recipient’s termination of employment from Ben for reasons other than cause, BMP will reacquire the outstanding vested Class B Units from the recipient for consideration valued at 8 times normalized earnings before interest, taxes, depreciation, and amortization as forecasted by the Partnership’s General Partner in its sole discretion.

Annex A-150

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.     Share-based Compensation (cont.)

While providing services to Ben, if applicable, certain of these awards are subject to minimum retained ownership rules requiring the award recipient to continuously hold BMP Equity Units equivalents equal to at least 25% of their cumulatively granted awards that have the minimum retained ownership requirement. The awards are generally non-transferable. Awards under the BMP Equity Incentive Plan that vest ultimately dilute Ben’s Common Unitholders.

In 2019, initial awards in the form of BMP’s Equity Units were granted under the BMP Equity Incentive Plan. The awarded BMP Equity Units were primarily fully vested upon grant date, though some of the awards are subject to service-based vesting of a four-year period from the date of hire. Expense associated with the vesting of these awards is based on the fair value of the BMP Equity Units on the date of grant. As of December 31, 2019, compensation cost has been recognized for the granted awards using the straight-line method over the requisite service period. The remaining unrecognized compensation cost for granted awards will be recognized prospectively over the remaining requisite service period, on a straight-line basis using the graded vesting method and forfeitures will be accounted for at the time that such forfeitures occur.

As of December 31, 2019, a total of 14.3 million of each type of BMP Equity Unit have been granted or preliminarily approved for granting. Of this amount, 8.2 million of each type of BMP Equity Unit have been granted, of which 7.8 million of each type of BMP Equity Unit vested upon grant date and 0.4 million of each type of BMP Equity Unit vest over a 4-year service period beginning on the recipient’s date of hire on a pro-rata basis. The weighted-average grant-date fair value as of the balance sheet date was $12.98 per unit. All awards are classified in equity upon issuance. The remaining 6.1 million of each type of BMP Equity Unit that were preliminarily approved for granting as of December 31, 2019 were granted during first quarter 2020.

During 2019, the Company recognized $125.2 million of compensation expense. Expense related to the BMP Equity Incentive Plan are specially allocated to certain noncontrolling interest holders. At December 31, 2019, there was $1.4 million of total unrecognized compensation cost related to granted, non-vested BMP Equity Unit awards. This cost is expected to be recognized over a weighted average period of 3.0 years.

In 2019, the fair value of the BMP Equity Units was determined on the grant-date using a probability-weighted discounted cash flow analysis. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. The resultant probability-weighted cash flows were then discounted using a rate that reflects the uncertainty surrounding the expected outcomes, which the Company believes is appropriate and representative of a market participant assumption.

Ben Equity Incentive Plan

The board of directors of BMLLC, Ben’s general partner, adopted the Ben Equity Incentive Plan in September 2018. Under the Ben Equity Incentive Plan, Ben is permitted to grant equity awards in the form of restricted equity units (“REUs”) representing ownership interests in Ben Common Units. Settled awards under the Ben Equity Incentive Plan dilute Ben’s Common Unitholders. The total number of Common Units that may be issued under the Ben Equity Incentive Plan is equivalent to 15% of the number of fully diluted Common Units outstanding, subject to annual adjustment.

In 2019, initial awards were granted under the Ben Equity Incentive Plan. All awards are subject to two performance conditions. The first performance condition pertains to entry into certain transactions with GWG Holdings prior to July 1, 2021. This performance condition was met on April 26, 2019 by the transaction described in Note 5. The second performance condition pertains to entry into an exchange agreement with GWG Holdings. This performance condition was met on December 31, 2019 by the transaction described in Note 7. Additionally, if a change-of-control event occurs prior to July 1, 2021, then all units, vested and unvested, will settle within 60 days. Any transaction where GWG Holdings obtains the right to appoint a majority of the members of BMLLCs board of directors is expressly excluded from the definition of change of control for the REUs.

Annex A-151

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.     Share-based Compensation (cont.)

Awards will generally be subject to service-based vesting over a multi-year period from the recipient’s date of hire, though some awards are expected to be fully vested upon grant date, both subject to the completion of the performance condition described above. While providing services to Ben, if applicable, certain of these awards are subject to minimum retained ownership rules requiring the award recipient to continuously hold Common Unit equivalents equal to at least 15% of their cumulatively granted awards that have the minimum retained ownership requirement.

For the REUs awarded under the Ben Equity Incentive Plan, expense associated with the vesting of these awards will be based on the fair value of the Ben Common Units on the date of grant. Expense will be recognized when it is probable that the performance conditions will be met. A cumulative catch up of expense will be recognized for the portion of granted awards once the performance conditions are met. The remaining unrecognized compensation cost for granted awards will be recognized prospectively over the remaining requisite service period, on a straight-line basis using the graded vesting method and forfeitures will be accounted for at the time that such forfeitures occur.

As of December 31, 2019, a total of 6.5 million REUs have been preliminarily approved for granting. Of this amount, 2.4 million REUs have been awarded, of which 1.9 million REUs vested upon the grant date and 0.5 million REUs vest over a multi-year service period beginning on the recipient’s hire date, both subject to the performance condition vesting described above. The estimated weighted-average grant date fair value as of the balance sheet date was $11.82 per share. All awards are classified in equity upon issuance. The remaining 4.1 million REUs that were preliminarily approved for granting as of December 31, 2019 were awarded during first quarter 2020.

During 2019, Ben recognized share-based compensation expense totaling $23.6 million for granted REUs once the performance condition was met. As of December 31, 2019, there was $1.8 million of total unrecognized compensation cost related to granted, non-vested equity awards. This cost is expected to be recognized over a weighted-average period of 1.9 years.

In 2019, the fair value of the Ben Common Units was estimated on the grant date using recent equity transactions involving third parties, which provided the Company with observable fair value information sufficient for estimating the grant date fair value.

Preferred Equity

On April 25, 2019, Preferred Series A Subclass 1 Unit Accounts in BCH, a subsidiary of Ben, were assigned to three board directors, with each having a capital account balance of $4.0 million in return for each of the board directors providing to BCH their knowledge and abilities in helping with the formation of and capital raising for the Company. BHI, a Related Entity, assigned the Preferred Series A Subclass 1 Unit Accounts it holds in BCH to the directors for those individuals providing services to BCH. Accounting for services provided to the Company but paid by a principal shareholder follows the substance of the transaction and is therefore accounted for similar to a share-based payment in exchange for services rendered. The awards vest upon grant, subject to a performance condition whereby each of the directors must be a board member at the time that a certain level of additional capital is raised. Expense will be recognized and allocated to certain non-controlling interest holders at the time the performance condition is considered probable, which will be when the necessary additional capital is obtained. This expense will be directly allocated to the Preferred Series A Subclass 1 Unit Account holders, on a pro-rata basis based on their capital account balance when it is recognized. The performance condition was not met as of December 31, 2019. The fair value of the awards at the grant date was estimated at $12.0 million in aggregate. During the fourth quarter of 2019, $4.0 million of the capital account balance was forfeited back to the Company and reverted to BHI upon the departure of a certain board director.

Annex A-152

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.     Equity

Below is a description of the outstanding classes of the equity of the Company, including quasi-equity amounts that are required to be reported as temporary equity between the liabilities and equity sections on the consolidated statements of financial condition. The Company’s governing documents authorize the issuance of additional classes of equity. All equity interests are limited partnership interests.

Common Units

As of December 31, 2019 and December 31, 2018, Ben had a total of 44,146,623 and 45,031,919 Common Units issued and outstanding, respectively. As limited partner interests, these units are generally non-voting and do not entitle the limited partner to participate in the management of the Company’s business and affairs. For each Common Unit issued by Ben, Ben owns one unit of the Class A issued by BCH. The Class A Unit is entitled to share in the profits of BCH.

Noncontrolling Interests:

Preferred Series A Subclass 1 Unit Accounts

BCH, a consolidated subsidiary of Ben, had non-unitized equity outstanding as of December 31, 2019 and December 31, 2018. The Preferred Series A Subclass 1 Unit Accounts were issued with an initial nominal value of $318.4 million on the issue date of September 1, 2017. The Preferred Series A Subclass 1 Unit accounts are non-participating and convertible on a dollar basis. Account holders are entitled to a compounded quarterly preferred return prior to the date (April 26, 2019) of the 4th Amended and Restated LPA of BCH described below, based on a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted CPI-U covering the period from the date of the last allocation of profits to such holders, plus (B) (x) 2% prior to an Initial Public Offering (as defined in the BCH LPA) by Ben and (y) 3% thereafter, and (ii) the denominator of which is 1 minus the highest effective marginal combined U.S. federal, state and local income tax rate in effect as of the beginning of the fiscal quarter for which such determination is being made for an individual resident in New York City, New York, assuming (1) that the aggregate gross income allocable with respect to the quarterly preferred return for such fiscal year will consist of the same relative proportion of each type or character (e.g., long term or short term capital gain or ordinary or exempt income) of gross income item included in the aggregate gross income actually allocated in respect of the quarterly preferred return for the fiscal year reflected in the BCH’s most recently filed Internal Revenue Service Form 1065 and (2) any state and local income taxes are not deductible against U.S. federal income tax. The 4th Amended and Restated LPA of BCH broadened the definition of Initial Public Offering to include an event, transaction or agreement pursuant to which Ben’s Common Units are convertible or exchangeable into equity securities listed on a national securities exchange or quotation in an automated quotation system. The 4th Amended and Restated LPA also instituted a quarterly preferred return rate cap, which is further described below.

Beginning June 1, 2018, the Preferred Series A Subclass 1 Unitholders agreed to temporarily reduce the preferred return rate. On March 31, 2019, Preferred Series A Subclass 1 Unit Account holders signed an agreement to forbear the right to receive an annualized preferred return in excess of a rate determined materially consistent with the methodology below until the earlier of December 31, 2019 or three months following the issuance of the limited trust association charters by the Texas Department of Banking. The charters from the Texas Department of Banking were not issued as of December 31, 2019. Therefore, the income allocation methodology for 2019 was as follows:

•        First, Ben, as the sole holder of Class A Units issued by BCH is allocated income from BCH to cover the expenses incurred solely by Ben

•        Second, the remaining income at BCH is allocated 50% to the aggregate of Class A Units and Class S Ordinary Units and 50% to Preferred Series A Subclass 1 Unit Accounts, until the Common Units issued by Ben receive a 1% annualized return on the Common Unit account balance

Annex A-153

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.     Equity (cont.)

•        Third, after the 1% annualized return to the Common Unit issued by Ben is achieved, additional income is allocated to the Preferred Series A until the Preferred Series A is allocated the amount required under the LPA, (as amended), and

•        Finally, any remaining income is allocated under the terms of the current LPA (pro-rata between the Class A Units and Class S Ordinary Units).

Under the 4th Amended and Restated LPA of BCH, the preferred return to be paid to Preferred Series A Unitholders and the Class S Preferred Unitholders is limited by a quarterly preferred return rate cap that is based on the annualized revenues of BCH. Annualized revenues are defined as four times the sum of total quarterly interest, fee and dividend income plus total noninterest revenues. This quarterly rate cap is defined as follows:

0.25% if annualized revenues are $80 million or less

0.50% if annualized revenues are greater than $80 million but equal to or less than $105 million

0.75% if annualized revenues are greater than $105 million but equal to or less than $125 million

1.00% if annualized revenues are greater than $125 million but equal to or less than $135 million

1.25% if annualized revenues are greater than $135 million but equal to or less than $140 million

If over $140 million, there is no rate cap and the preferred return calculation follows the general calculation formula outlined above under the LPA (as amended)

The weighted average preferred return rate for the year ended December 31, 2019, the seven months ended December 31, 2018, and the five months ended May 31, 2018 was approximately 2.0%, 1.6%, and 7.4%, respectively. The preferred return amounts for the aforementioned periods were $3.8 million, $9.9 million, and $10.0 million, respectively. No amounts have been paid to the Preferred Series A Subclass 1 Unit Account holders related to the preferred return from inception through December 31, 2019, and any amounts earned have been accrued and are included in the balance of redeemable noncontrolling interests presented on the consolidated statements of financial condition. On December 31st, 2019, in connection with the Investment Agreement as discussed in Note 7, Ben recognized a deemed dividend of $250.0 million, which represents the difference in the redemption value and carrying value of the redeemable noncontrolling interest at the balance sheet date. In connection with the issuance of Preferred Series A Subclass 2 Units as part of the Option Agreement, the preferred return of Preferred Series A Subclass 1 Unit Account holders is reduced by the preferred return allocated to the Preferred Series A Subclass 2 Units during the period the Option Agreement remains outstanding.

Prior to the 4th Amended and Restated LPA of BCH, following certain events (generally, the earlier of (i) 48 months after the initial transactions described above in Note 3 are complete and (ii) the later of (x) one year after an initial public offering, and (y) the day after the date on which the last “trade” price of the units is above $14.00) and subject to certain constraints, Preferred Series A Subclass 1 Unit Accounts, in whole or in part, may be converted into Class S Ordinary Units on a quarterly basis. Under the 4th Amended and Restated LPA of BCH, upon election by a holder, the Preferred Series A Unit Accounts (other than Preferred Series A Subclass 2 Unit Accounts) are, at any time on or after January 1, 2021, convertible in an amount of Preferred Series A Unit Accounts (other than Preferred Series A Subclass 2 Unit Accounts), equal to 20% of their Sub-Capital Accounts into Class S Ordinary Units (with the right to convert any unconverted amount from previous years in any subsequent years).

Under the 1st Amendment to the 4th Amended and Restated LPA of BCH, upon an election, a holder of Preferred Series A Subclass 1 Unit Accounts will be issued Class S Ordinary Units necessary to provide the holder with a number of Class S Ordinary Units that, in the aggregate, equal (a) the balance of the holder’s capital account associated with the Preferred Series A Subclass 1 Unit Accounts being converted divided by (b) either

Annex A-154

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.     Equity (cont.)

(x) prior to an initial public offering, the appraised per Class A Unit fair market value as determined by Ben and (y) following an initial public offering, the average price of a Common Unit for the thirty (30) day period ended immediately prior to the applicable conversion date. The holder of such newly issued Class S Ordinary Units may immediately convert them into Common Units. Additionally, effective December 31, 2030, if the Preferred Series A Subclass 1 Unit Accounts have not been converted, they will redeem for cash in an amount equal to the then outstanding capital account balance of the accounts. If available redeeming cash (as defined in the LPA) is insufficient to satisfy any such redemption requirements, BCH, on a quarterly basis, will redeem additional Preferred Series A Units until all such Preferred Series A Units have been redeemed. The Preferred Series A Subclass 1 Unit Accounts are subject to certain other conversion and redemption provisions.

The 4th Amended and Restated LPA of BCH also included certain limitations of BCH, without the consent of a majority-in-interest of the Preferred Series A Unit Account holders, to i) issue any new equity securities and ii) except as otherwise provided, incur indebtedness that is senior to or pari passu with any right of distribution, redemption, repayment, repurchase or other payments relating to the Preferred Series A Unit accounts. Further, BCH cannot, prior to the conversion of all the Preferred Series A Unit accounts, incur any additional long-term debt unless i) after giving effect to the incurrence of the new long-term debt on a pro forma basis, the sum of certain preferred stock, existing debt and any new long-term indebtedness would not exceed 55% of the BCH’s NAV plus cash on hand, and ii) at the time of incurrence of any new long-term indebtedness, the aggregate balance of the BCH’s (including controlled subsidiaries) debt plus such new long-term debt does not exceed 40% of the sum of the NAV of the collateral underlying the loan portfolio of BCH and its subsidiaries plus cash on hand at Ben, BCH and its subsidiaries.

The Preferred Series A Subclass 1 Unit Accounts are recorded on the consolidated statements of financial condition in the redeemable noncontrolling interest line item.

Class S Ordinary Units

As of December 31, 2019 and December 31, 2018, BCH, a subsidiary of Ben, had issued 5.8 million and 5.6 million Class S Ordinary Units, which were all outstanding on each of the respective dates. The Class S Ordinary Units participate on an as-converted basis pro-rata in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units have limited voting rights and do not entitle participation in the management of the Company’s business and affairs. The Class S Ordinary Units are exchangeable for Common Units in Ben on a one-for-one basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to Ben of a Class A Unit of BCH for each Common Unit issued.

The Class S Ordinary Units are recorded on the consolidated statements of financial condition in the noncontrolling interests line item.

Class S Preferred Units

The limited partnership agreement of BCH allows it to issue Class S Preferred Units. The Class S Preferred Units are entitled to a quarterly preferred return based on a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted CPI-U covering the period from the date of the last allocation of profits to such holders, plus (B) 0.75 percent, and (ii) the denominator of which is one minus the highest effective marginal combined U.S. federal, state and local income tax rate in effect as of the beginning of the fiscal quarter for which such determination is being made for an individual resident in New York City, New York, assuming (1) that the aggregate gross income allocable with respect to the quarterly preferred return for such fiscal year will consist of the same relative proportion of each type or character (e.g., long term or short term capital gain or ordinary or exempt income) of gross income item included in the aggregate gross income actually allocated in respect of the quarterly preferred return for the fiscal year reflected in the Ben Group

Annex A-155

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.     Equity (cont.)

Partnership’s most recently filed IRS Form 1065 and (2) any state and local income taxes are not deductible against U.S. federal income tax. The Class S Preferred Units also participate on an as-converted basis pro-rata in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units are generally non-voting and do not entitle participation in the management of the Company’s business and affairs. Generally, the Class S Preferred Units are exchangeable for Common Units in Ben on a 1.2-for-1 basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to Ben of a Class A Unit for each Common Unit issued. Holders of Class S Preferred Units may elect to convert into Class S Ordinary Units in connection with a sale or dissolution of BCH.

The 4th Amended and Restated LPA instituted a quarterly preferred return rate cap on the Class S Preferred Units consistent with the quarterly preferred return rate cap described for the Preferred Series A Subclass 1 Units Accounts above.

As of December 31, 2019, 0.1 million shares of Class S Preferred Units have been issued. No Class S Preferred Units were issued on December 31, 2018. Preferred return earned by the Class S Preferred Units through December 31, 2019 is de minimus. No amounts have been paid to the Class S Preferred Unit holders related to the preferred return from inception through December 31, 2019 and any amounts earned have been accrued and are included in the balance of Class S Preferred Units presented on the consolidated statements of financial condition.

The Class S Preferred Units are recorded on the consolidated statements of financial condition in the noncontrolling interests line item.

FLP Unit Accounts (Subclass 1 and Subclass 2)

FLP Unit Accounts (Subclass 1 and Subclass 2) are non-unitized capital accounts. The FLP Subclass 1 Units were issued to a Related Entity as part of the initial commercial operations of Ben. The FLP Subclass 2 Units are related to an incentive plan. Both subclasses of the FLP Unit Accounts are entitled to (1) a 15% profits interest on the financing and other tax pass-through businesses of Ben (BCC and Pen) and (2) a net service fee revenue interest on Ben’s fee-generating businesses (BACC and Pen Insurance Management Advisors, Ltd.), in each case calculated separately. The net service fee revenue interest for an entity is equal to the total revenues of the entity multiplied by the lower of (i)(x) the EBITDA of the entity divided by the total revenues of the entity (not less than zero) minus (y) 0.20 or (ii) 0.50. Amounts allocated to the FLP Unit Accounts are reinvested equally in additional Class S Ordinary Units and Class S Preferred Units on a quarterly basis at a price equal to the book value (if the units are not listed on a national securities exchange) or, if the units are listed on a national securities exchange, the closing price of the units on such exchange on the date of allocation, thereby creating additional Class S Ordinary Units and Class S Preferred Units. In the event BCH is sold or liquidated, following distribution of proceeds to any outstanding non-participating convertible unit accounts, Class S Preferred Units, Class S Ordinary Units and Class A Units to the extent of the balance of their capital accounts, remaining distributions will include distributions to the FLP Unit Accounts reflecting in substantial economic part the profits interests and net revenue interests otherwise applicable to the FLP Unit Accounts.

No income or loss was allocated to the FLP Unit Accounts through December 31, 2019.

Residual Beneficiaries in the Collective Trusts

Prior to the changes made to certain trust agreements that resulted in the deconsolidation of certain of the trusts included in the ExAlt PlanTM that previously were consolidated entities of Ben, each of the eight Collective Trusts included in the ExAlt PlanTM had one or more beneficiaries and a residual beneficiary. The other beneficiaries of the Collective Trusts were principally the Funding Trusts with each Funding Trust entitled to receive proceeds

Annex A-156

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.     Equity (cont.)

from its designated Collective Trust sufficient for the Funding Trust to satisfy any loan amounts due to Ben. The residual beneficiary of each Collective Trust was entitled to any remaining distributions from the Collective Trusts once all amounts owed to the other beneficiaries have been satisfied. Through the date of changes to the trust agreements that led to deconsolidation, the residual beneficiaries of the eight Collective Trusts were unrelated charity organizations. The residual beneficiaries account balances cannot be reduced to below zero. Any losses to the residual beneficiaries in excess of their account balances are reclassified to the trusts’ deficit account at each period end.

The residual beneficiaries in the Collective Trusts are recorded on the consolidated statements of financial condition in the noncontrolling interests line item as of December 31, 2018. The trusts related to the residual beneficiaries were deconsolidated on December 31, 2019, and thus there are no amounts reflected on our consolidated statement of financial condition as of December 31, 2019.

18.     Income Taxes

The components of income tax expense (benefit) for the year ended December 31, 2019, the seven months ended December 31, 2018 and the five months ended May 31, 2018 are as follows:

	Successor		Predecessor
(Dollars in thousands)	Year ended December 31, 2019	Seven Months Ended December 31, 2018	Five Months Ended May 31, 2018
Current provision:
Federal	$—	$—	$—
State	—	—	—
Deferred expense (benefit)
Federal	179	(2,196)	(1,443)
State	—	—	—
Income tax expense (benefit)	$179	$(2,196)	$(1,443)

Income tax expense differs from the amounts computed by applying the Federal statutory rate to pre-tax income (loss). Reconciliations between the Federal statutory income tax rate of 21% to the effective income tax rate for the year ended December 31, 2019, the seven months ended December 31, 2018 and the five months ended May 31, 2018 are shown below:

	Successor		Predecessor
(Dollars in thousands)	Year Ended December 31, 2019	Seven Months Ended December 31, 2018	Five Months Ended May 31, 2018
Expected statutory income tax benefit	$(35,101)	$(7,651)	$(27,120)
Amounts attributable to non-taxable flow-through entities	34,329	5,418	25,671
Amounts not deductible for income tax	951	37	6
Income tax expense (benefit)	$179	$(2,196)	$(1,443)

Annex A-157

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.     Income Taxes (cont.)

The components of gross deferred tax assets and gross deferred tax liabilities as of December 31, 2019 and 2018 are as follows (included in other assets):

	Second Successor	Successor
	As of December 31,
(Dollars in thousands)	2019	2018
Deferred income tax assets:
Passthrough differences – temporary	$582	$1,676
Net operating loss	2,878	1,963
Non-current deferred income tax assets	3,460	3,639
Deferred income tax liabilities:
Other	—	—
Non-current deferred income tax liabilities	—	—
Total deferred income tax asset	$3,460	$3,639

As of December 31, 2019 and December 31, 2018, our gross federal net operating loss carryforwards for income tax purposes were approximately $13.7 million and $9.3 million, respectively. There were no state net operating loss carryforwards as of December 31, 2019 and 2018. Under the Tax Act, federal net operating loss carryforwards can be carried forward indefinitely but limits the deduction for federal net operating losses to 80% of taxable income. The Company does not have any significant uncertain tax positions as of December 31, 2019 and 2018 and both tax years remain subject to examination by major tax jurisdictions.

19.     Fair Value Measurements

Fair value is estimated based on a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs to valuation techniques into three broad levels whereby the highest priority is given to Level 1 inputs and the lowest to Level 3 inputs.

•        Level 1 — Quoted prices for identical instruments in active markets that the reporting entity has the ability to access as of the measurement date.

•        Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable market data.

•        Level 3 — Valuations for instruments with inputs that are unobservable, are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such instruments.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Annex A-158

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.     Fair Value Measurements (cont.)

Financial instruments on a recurring basis

The Company’s financial assets and liabilities carried at fair value on a recurring basis, including the level in the fair value hierarchy, on December 31, 2019 and December 31, 2018 are presented below.

	Fair Value Measurements as of December 31, 2019 (Second Successor)
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investment in public equity security	$24,550	$—	$—	$24,550
	Fair Value Measurements as of December 31, 2018 (Successor)
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investments in senior beneficial interests	$—	$—	$497,729	$497,729
Liabilities:
Repurchase options	—	—	149,155	149,155
Contingent consideration (included in other liabilities)	—	—	3,447	3,447

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis:

Investment in public equity security

The fair value of the investments in public equity securities was determined using quoted market prices.

Investments in senior beneficial interests

The investments in senior beneficial interests accounted for as equity securities were fair valued using industry-standard valuation models. Level 3 inputs were utilized to value the investments in senior beneficial interest portfolio and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values. Specifically, the model includes assumptions related to i) equity market risk premiums, ii) alternative asset beta to public equities, iii) NAVs, iv) volatilities, v) distribution rates, and vi) market discount rates. In instances where reliable market information was not available, management used historical market data proxies and assumptions to determine a reasonable fair value. The unrealized impact of this Level 3 measurement on earnings is reflected in investment income (loss).

Repurchase options

Repurchase options were fair valued using a Black-Scholes option pricing model with a time-dependent strike price for the repurchase price. The option pricing model has assumptions related to a period of restricted exercise price, dividend yield, underlying NAVs, alternative asset growth rates, volatilities, and market discount rate. The Company uses Level 3 inputs for its fair value estimates. The unrealized impact of this Level 3 measurement on earnings is reflected in investment income (loss).

Contingent consideration

The contingent consideration issued as part of the ACE Portal, Inc. acquisition described in Note 8 was fair valued using industry-standard valuation models. Level 3 inputs were utilized to value the contingent consideration and included the use of present value techniques employing cash flow estimates and incorporated assumptions that

Annex A-159

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.     Fair Value Measurements (cont.)

marketplace participants would use in estimating fair values, specifically projected ACE Portal revenues, Ben’s projected stock price, and the number of projected clients utilizing the ACE Portal. In instances where reliable market information was not available, management used assumptions in an effort to determine a reasonable fair value. The impact of this Level 3 measurement on earnings is reflected in other expenses. The contingent consideration balance is recorded in other liabilities.

The following tables show the changes in Level 3 assets and liabilities measured at fair value on a recurring basis:

(Dollars in thousands)
Year ended December 31, 2019 (Second Successor)	Investments in Senior Beneficial Interests	Repurchase Options	Contingent Consideration
Beginning balance	$497,729	$(149,155)	$(3,447)
Total gain or (loss) in earnings	(86,830)	125,239	1,747
Purchases	3,794	—	—
Issuances	—	(2,112)	—
Sales	(60,942)	—	—
Settlements	(28,930)	—	1,400
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Impact related to deconsolidation of certain trusts	(324,821)	26,028	—
Other	—	—	300
Ending balance December 31, 2019	$—	$—	$—
(Dollars in thousands)
January 1, 2018 to May 31, 2018 (Predecessor)	Investments in Senior Beneficial Interests	Repurchase Options	Contingent Consideration
Beginning balance	$429,544	$(101,543)	$—
Total gain or (loss) in earnings	14,117	3,701	—
Purchases	191,619	—	—
Issuances	46	(66,763)	(4,011)
Settlements	(121,501)	—	—
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Ending balance May 31, 2018	$513,825	$(164,605)	$(4,011)
(Dollars in thousands)
June 1, 2018 to December 31, 2018 (Successor)	Investments in Senior Beneficial Interests	Repurchase Options	Contingent Consideration
Beginning balance	$513,825	$(164,605)	$(4,011)
Total gain or (loss) in earnings	20,126	15,450	—
Purchases	—	—	—
Issuances	277	—	—
Settlements	(36,499)	—	564
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Ending balance December 31, 2018	$497,729	$(149,155)	$(3,447)

Annex A-160

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.     Fair Value Measurements (cont.)

There have been no transfers between levels for any assets or liabilities recorded at fair value on a recurring basis or any changes in the valuation techniques used for measuring the fair value as of December 31, 2019 and 2018. The following table provides quantitative information about the significant unobservable inputs used in the fair value measurement of the Company’s Level 3 fair value assets:

(Dollars in thousands) December 31, 2018 (Successor)	Fair Value	Unobservable Inputs	Valuation Methodology	Range of Targets
Assets
Investments in senior beneficial interests	$497,729	Discounted cash flows	Alternative asset beta to equity markets	1.25 – 1.72
			Alternative asset market discount rate	.085
			Distribution rate	.02 – .03
			Equity market risk premiums	.03 – .06
			Net asset value volatilities	0.23 – 0.44
Liabilities
Repurchase options	149,155	Option pricing model	Alternative asset market discount rate	0.085
			Dividend yield	.07 – .66
			Net asset value growth rates	0.085
			Net asset value volatilities	0.23 – 0.44
			Restricted exercise period	1 year
Contingent consideration
	3,447	Discounted cash flows	Projected revenues	$0M – $5.8M
			Projected Ben Common Unit value	$10.0 – $36.0
			Total Number of ACE clients	0 – 227

Financial instruments on a non-recurring basis

As of December 31, 2019, all of the Company’s assets and liabilities were recorded at fair value in the consolidated statement of financial condition due to the application of pushdown accounting under ASC 805-50-25-8 as described in Note 8. There were no assets or liabilities measured at fair value on a non-recurring basis as of December 31, 2018.

Carrying amounts and estimated fair values

Ben is required to disclose the estimated fair value of financial instruments, whether or not recognized in the consolidated statements of financial condition, for which it is practicable to estimate those values. These fair value estimates are made based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price at which an asset could be sold or the price at which a liability could be settled. However, given there is no active market or observable market transactions for many of Ben’s financial instruments, Ben’s estimates of many of these fair values are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. Nonfinancial instruments are excluded from disclosure requirements.

The Company’s statement of financial condition as of December 31, 2019 is presented at fair value due to the change-of-control event described in Note 8. The carrying amounts and estimated fair values of the Company’s

Annex A-161

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.     Fair Value Measurements (cont.)

financial instruments at December 31, 2019 and the carrying amounts and estimated fair values of the Company’s financial instruments not recorded at fair value at December 31, 2018, were as noted in the table below.

	As of December 31, 2019 (Second Successor)
(Dollars in thousands)	Level in fair value hierarchy	Carrying amount	Estimated fair value
Financial assets:
Cash and cash equivalents	1	$17,551	$17,551
Fees receivable	1	29,168	29,168
Loans receivable	3	232,344	232,344
Financial liabilities:
Option agreement	3	57,456	57,456
Other borrowings	2	153,086	153,086
Commercial loan from parent	2	168,420	168,420
	As of December 31, 2018 (Successor)
(Dollars in thousands)	Level in fair value hierarchy	Carrying amount	Estimated fair value
Financial assets:
Cash and cash equivalents	1	$3,542	$3,542
Fees receivable	1	23,778	23,778
Due from unconsolidated affiliates and trusts	1	13,783	13,783
Financial liabilities:
Option agreement	3	57,219	57,219
Other borrowings	2	131,174	131,174
Debt due to related parties	2	72,039	72,039
Commercial loan from parent	2	192,508	192,508
Due to unconsolidated affiliates and trusts	1	291	291

The following methods and assumptions were used by Ben in estimating its fair value disclosures for each class of financial instruments:

Cash and Cash Equivalents:    The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents approximate those assets’ fair values.

Fees Receivable:    The carrying value of fees receivable generally approximates fair value.

Loans Receivable:    The loan portfolio was valued based on current guidance which defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Level 3 inputs were utilized to value the loan portfolio and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values, specifically market interest rate and general credit fair value assumptions. In instances where reliable market information was not available, management used assumptions in an effort to determine reasonable fair value. There was no carryover related allowance for loan losses.

Due to and Due from Unconsolidated Affiliates and Trusts:    The carrying value of cash due from unconsolidated affiliates and trusts approximates fair value because of the relatively short period of time between their origination and realization.

Annex A-162

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.     Fair Value Measurements (cont.)

Option Agreement:    The carrying value of liability related to the participating option equity contract generally approximates fair value as the liability represents the dollar amount as of the balance sheet date of Common Units that will be issued when the holder exercises the option.

Other Borrowings and Debt Due to Related Parties:    The measurement of the fair values of these debt instruments are based on market prices that generally are observable for similar liabilities at commonly quoted intervals and are considered a Level 2 fair value measurement. The carrying amount and estimates of the fair value of the Company’s other borrowings and debt due to related parties outlined above do not include any related debt issuance costs associated with these debts.

Commercial Loan from Parent:    The measurement of the fair value of this debt instrument is based on market prices that generally are observable for similar liabilities at commonly quoted intervals and is considered a Level 2 fair value measurement. The carrying amount and estimates of the fair value of the Company’s commercial loan outlined above do not include any related debt discounts associated with the commercial loan.

20.     Related Parties

Relationship with Beneficient Management Counselors, L.L.C.

BMLLC is the general partner of Ben and is governed by a board of directors. The governing document of BMLLC provides that Beneficient Management Counselors, L.L.C. (“BMC”), wholly owned by one of several Related Entities, determine the directors of BMLLC who fill 20% of the Board seats. With the closing of the transaction discussed in Note 7, this percentage was increased to 30%. BMC is also entitled to select (a) 50% of the membership of the BMLLC’s Nominating Committee and Executive Committee and appoint the chair of each of these committees, (b) 50% of the membership of the Community Reinvestment Committee (CRC), and (c) the CRC’s chairperson, vice-chairperson, and lead committee member. Certain decisions with respect to Ben’s charitable giving program are delegated to the CRC. Decisions regarding appointment and removal of BMLLC’s directors, other than directors appointed by BMC and, subsequent to the closing of the transaction described in Note 7, GWG Holdings, are delegated, with certain exceptions, to the Nominating Committee of BMLLC of which our Chief Executive Officer and Chairman is a member and Chairman appointed by BMC. In the event of a tie vote of the Nominating Committee on a vote for the removal of a director, the Chairman of the Nominating Committee may cast the tie-breaking vote. Prior to the closing of the transaction discussed in Note 7, provided that a “triggering event” (as defined in BMLLC’s governing document) occurred, BMC could determine the directors who filled 30% of the Board seats to represent Related Entities.

Services Agreement with Bradley Capital Company, L.L.C.

Ben is the general partner of BCH and together they entered into an agreement with Bradley Capital Company, L.L.C. (“Bradley Capital”) and BMC effective June 1, 2017 (the “Bradley Capital Agreement”). Bradley Capital is a Related Entity. Under the Bradley Capital Agreement, Bradley Capital is entitled to a current base fee of $0.4 million per quarter for executive-level services provided by an executive of Bradley Capital, who is currently designated to be our Chief Executive Officer and Chairman of BMLLC’s board of directors, together with a current supplemental fee of $0.2 million per quarter for administrative and financial analysis, subject to an annual inflation adjustment. The base fee may be increased by the provider up to two times the initial base fee per quarter to cover increases in the cost of providing the services, or in the event of an expansion of the scope of the services with the approval of the Executive Committee of the board of BMLLC, of which our CEO & Chairman of BMLLC’s board of directors is a member and Chairman. Our CEO& Chairman of BMLLC’s board of directors receives an annual salary from the Company of $0.2 million and both he and other employees of Bradley Capital can participate in equity incentive plans sponsored by the Company. The Bradley Capital Agreement also includes a payment from Ben of $0.2 million per year, paid quarterly, to cover on-going employee costs for retired and/or departed employees of predecessor entities prior to September 1, 2017, which on-going costs were assumed by Bradley Capital, as well as a further payment to Bradley Capital in respect of

Annex A-163

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.     Related Parties (cont.)

the cost of health and retirement benefits for current employees of Bradley Capital all of which are reimbursed by Ben. Ben is also required to reimburse Bradley Capital for out-of-pocket expenses incurred by Bradley Capital employees, including reimbursement for private travel including the family members of designated executives of Bradley Capital for both business and personal use. The Bradley Capital Agreement requires Ben to reimburse Bradley Capital or its affiliates for taxes, fees, and expenses, including legal fees and related costs, relating to the contributions by affiliates of Bradley Capital of equity or debt interests in Ben to public charitable trusts in connection with the 2017-18 Exchange Trusts, as well as the contribution of beneficial interests in client trusts administered by Ben. Additionally, the Company provides office space and access to needed technology systems and telephony services. Payments by Ben to Bradley Capital and its affiliates are guaranteed and subject to enforcement by the state courts in Delaware in the event of default. The Bradley Capital Agreement extends through July 2021, with an annual one-year renewal provision thereafter. The Bradley Capital Agreement may be terminated by unanimous approval of the Executive Committee of the board of BMLLC of which an executive of a Related Entity is a member, or without such approval if the Related Entity no longer holds $10.0 million of Ben’s securities. During the year ended December 31, 2019, the seven months ended December 31, 2018, and the five months ended May 31, 2018, the Company recognized expenses totaling $3.1 million, $1.5 million and $1.0 million related to this services agreement, respectively.

Relationship with Beneficient Holdings, Inc.

The Beneficient Company Group (USA), L.L.C. (“Beneficient USA”), a subsidiary of BCH, entered into with BHI, a Related Entity, a Services Agreement effective July 1, 2017 (the “BHI Services Agreement”). BHI pays an annual fee of $30,000 to Ben for the provision of trust administration services for Related Entities and all trusts affiliated with its family trustee as that term is defined in the governing documents for a Related Entity. Beneficient USA also is required to provide any other services requested by BHI, subject to any restrictions in the operating agreement of BHI, at cost. The term of the BHI Services Agreement extends for the longer of (i) five years past the expiration or termination of the Bradley Capital Agreement, or (ii) seven years after the family trustee of the Related Entity is no longer a primary beneficiary of any trust affiliated with the family trustee. During the year ended December 31, 2019, the seven months ended December 31, 2018, and the five months ended May 31, 2018, the income recognized by the Company related to this services agreement was immaterial.

BHI owns the majority of the Class S Ordinary Units, Preferred Series A Subclass 1 Unit Accounts, and FLP Subclass 1 Unit Accounts issued by BCH. Additionally, Ben, through its subsidiary, BCC, was the borrower of $72.0 million from BHI that was subsequently assigned to HCLP Nominees (a Legacy Lender) through the Second Lien Credit Agreement issued in December 2018 as discussed in Note 15. Interest payments made under the Second Lien Credit Agreement for the year ended December 31, 2019 was $4.4 million. There were no interest payments made for the seven months ended December 31, 2018 and the five months ended May 31, 2018.

Administrative Services Agreement between Constitution Private Capital Company, L.L.C. (“Constitution”) and Beneficient USA.

Constitution is an entity owned 50.5% by a Related Entity and 49.5% by an entity controlled by our board of directors. It was founded in 1986 and acquired by a Related Entity in 1996. Constitution currently manages three private equity fund-of-funds. Effective January 1, 2017, Constitution entered into an Administrative Services Agreement (the “ASA”) with Beneficient USA, which is wholly owned by BACC and a subsidiary of BCH, whereby Beneficient USA provides personnel to administer the portfolio assets advised by Constitution. Under the ASA, Constitution pays to Beneficient USA a monthly fee equal to .01% of the month-end net assets of its portfolio. The ASA automatically renews on an annual basis and may be terminated at any time by Constitution. Beneficient USA may only terminate the ASA in the event of a breach by Constitution. For the year ended December 31, 2019, the seven months ended December 31, 2018, and the five months ended May 31, 2018, the income recognized by the Company related to this services agreement was immaterial.

Annex A-164

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.     Related Parties (cont.)

Preferred Provider Liquidity Agreement with Constitution.

Prior to December 31, 2018, the Company and Constitution had a mutual understanding to enter into an agreement that was formalized in May 2019 as outlined below. BCC entered into an agreement with Constitution (the “Preferred Liquidity Provider Agreement”) under which at Constitution’s option, BCC will provide liquidity to alternative asset funds sponsored by Constitution at an advance rate of not less than 82% of NAV, to the extent such funds meet certain specified qualifications. For a fund to qualify for the liquidity option, it must, among other things, hold investments that were approved or deemed approved by BCC at the time a fund makes such investments. BCC is required to provide liquidity in any combination, at its discretion, of cash, U.S. exchange traded funds registered under the Investment Company Act of 1940, or securities traded on a national securities exchange. BCC’s obligation under the Preferred Liquidity Provider Agreement is guaranteed by Ben and BCH. The Preferred Provider Liquidity Agreement may be terminated solely by mutual consent of Ben and Constitution. Ben and Constitution have not contracted for any liquidity under this agreement through December 31, 2019.

Relationship with The Heppner Endowment for Research Organizations, L.L.C. and Research Ranch Operating Company, L.L.C (collectively “HERO”).

HERO is a Related Entity. Its purposes are (i) to serve as an advisor to National Philanthropic Trust (“NPT”), an unrelated third-party charitable organization, regarding the disbursement of research grants to qualifying organizations, (ii) to serve as an advisor to NPT regarding the administration of charitable contributions made for the benefit of multiple Texas universities and (iii) to provide funding and operational support for the research activities conducted by those Texas universities. Both HERO and the charitable organizations administered by NPT (the beneficiaries of which are multiple Texas universities) receive proceeds from trusts settled and funded by clients of Ben. The funding received by NPT is used to fund the research projects of the Texas universities. The funding received by HERO may be used, in HERO’s discretion, to (i) provide appropriate facilities and properties for the Texas universities to utilize as part of their research endeavors (those properties and facilities being owned by a Related Entity), and (ii) provide fee revenue to HERO. HERO is granted such rights and authority pursuant to trust instruments entered into between a client and subsidiaries of Ben as well as an agreement between HERO and NPT. Ben’s subsidiaries provide financing to the trusts established by the clients and Ben is paid as an agent of the trustees for administrative services it provides to the trusts. Ben has certain outstanding payables, including accrued interest, of approximately $2.5 million as of December 31, 2019 and $4.8 million as of December 31, 2018, to HERO and NPT (for the benefit of the Texas universities). Payments of $2.3 million and $6.6 million were made during the year ended December 31, 2019 and the five months ended May 31, 2018, respectively. There were no payments made during the seven months ended December 31, 2018.

Consulting Agreement between Ben and Hicks Holdings L.L.C.

Ben entered into a 10-month consulting agreement effective September 1, 2017, with Hicks Holdings L.L.C. (“Hicks Holdings”), an affiliate of BMLLC’s director Thomas O. Hicks. Under the agreement, Hicks Holdings received consulting fees of $416,667 for the first three months and $0.3 million per month thereafter through the termination on June 30, 2018. Hicks Holdings provided advisory and consulting services to Ben under the agreement in connection with, among other things, dispositions of investments, business and investment strategy, and portfolio performance. For the year ended December 31, 2019, no expense was recognized. For the seven months ended December 31, 2018 and the five months ended May 31, 2018, the Company recognized expense totaling $0.3 million and $1.5 million, respectively, related to this service agreement.

Hicks Holdings also owns a Preferred Series A Subclass 1 Unit Account and Class S Ordinary Units with a total initial balance of $60.4 million. Hicks Holdings was granted its Preferred Series A Subclass 1 Unit Account and Class S Ordinary Units as compensation for services provided. Compensation expense based on the estimated fair value of the equity award of $60.4 million was recognized as transaction expenses in the five months ended May 31, 2018.

Hicks Holdings is one of the owners and serves as the manager of the SPV described in Note 5.

Annex A-165

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.     Related Parties (cont.)

Services provided by representatives of Ben and the trusts associated with the loans

An independent party currently serves as trustee for the LiquidTrusts and certain of the other trusts in the associated ExAlt PlanTM that are created at origination for each of our loans. Ben earns administration fees (for providing administrative services to the trustee) and interest income from these trusts. Previously, an employee of Ben and another individual served as co-trustees for these trusts. The employee received no compensation for their services as co-trustee.

21.     Variable Interest Entities

In accordance with ASC 810, an enterprise is determined to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (a) whether an entity in which Ben holds a variable interest is a VIE and (b) whether Ben’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance-related fees), would give it a controlling financial interest. The performance of that analysis requires the exercise of judgment.

VIEs for Which the Company is the Primary Beneficiary

On December 31, 2019, certain changes to the trust agreements and loan agreements resulted in Ben no longer being considered the primary beneficiary of certain trusts included in the ExAlt PlanTM. Due to the reconsideration event, the Company deconsolidated certain trusts included in the ExAlt PlanTM as of December 31, 2019 that prior to these changes were included in the Company’s consolidated financial statements No gains or losses were recognized as a result of the deconsolidation. The Company has a continuing involvement with the deconsolidated trusts in the form of its loans to certain of these trusts included within the ExAlt PlanTM, that involve principally the receipt of future cash flows of principal and interest payments to satisfy amounts owed to the Company under the terms of the loan agreements, and the provisioning of administrative services to the trusts included in the ExAlt PlanTM as described in Note 20.

As of December 31, 2018, Ben’s consolidated statement of financial condition includes assets of consolidated VIEs with a carrying value of $510.4 million, liabilities with a carrying value of $149.2 million and equity (deficit) with a carrying value of $(99.7) million. The table below reflects the assets, liabilities, and equity (deficit) recorded in the consolidated statements of financial condition related to the consolidated VIEs as of December 31, 2018.

Successor
(Dollars in thousands)	As of December 31, 2018
Assets:
Due from unconsolidated affiliates and trusts	$12,627
Investments in senior beneficial interests	497,729
Liabilities:
Repurchase option	$149,155
Equity:
Trusts deficit	$(99,711)

Annex A-166

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.     Variable Interest Entities (cont.)

Income and expense amounts related to consolidated VIEs recorded in the consolidated statements of comprehensive income (loss) are presented in the tables below.

	Successor		Predecessor
(Dollars in thousands)	Year Ended December 31, 2019	Seven Months Ended December 31, 2018	Five Months Ended May 31, 2018
Gain (loss) on investments in senior beneficial interests	$(86,830)	$20,126	$14,117
Gain on repurchase option	125,239	15,450	3,701
Investment income	$38,409	$35,576	$17,818

Of the loss on investments in senior beneficial interests as of December 31, 2019, $7.8 million relates to equity securities no longer held by Ben. During the seven months ended December 31, 2018, and the five months ended May 31, 2018, all gains on investments in senior beneficial interests relate to equity securities still held by Ben as of each reporting date.

VIEs for Which the Company is Not the Primary Beneficiary

The Company is not required to consolidate VIEs in which it has concluded it does not have a controlling financial interest, and thus is not the primary beneficiary. In such cases, the Company does not have both the power to direct the entities’ most significant activities and the obligation to absorb losses or right to receive benefits that could potentially be significant to the VIEs. The Company’s investments in unconsolidated VIEs are carried in loans receivable on the consolidated statements of financial condition.

The following table presents information about our direct variable interests in nonconsolidated VIEs:

	Trusts in the ExAlt PlanTM
	Second Successor	Successor
	As of December 31,
(Dollars in thousands)	2019	2018
Assets (carrying value)	$232,344	$497,729
Liabilities (carrying value)	2,515	—
Maximum Exposure to Loss	335,255	520,000

As of December 31, 2019, the maximum exposure to loss was determined as the amortized cost of the loans to the unconsolidated VIEs, any earned but unpaid fees or expenses plus any remaining potential contributions for unfunded capital commitments and cash reserve commitments. As of December 31, 2018, the maximum exposure to loss was determined as the amortized cost of the investment in senior beneficial interests of the unconsolidated VIEs, any earned but unpaid fees or expenses plus any remaining potential contributions for unfunded capital commitments and cash reserve commitments.

22.     Risk and Uncertainties

The Company is subject to risks related to markets, credit, currency, and interest rates. The Company issues loans that are subject to credit risk, repayment risk, and interest rate risk. The Company has underwriting procedures and utilizes market rates. As of December 31, 2019, all of the Company’s loans are collateralized by the cash flows originating from alternative assets without recourse to the client. Currently, all of these alternative assets consist of private equity limited partnership interests which are primarily denominated in the U.S. dollar, Euro, and Canadian dollar. The underlying portfolio companies primarily operate in the United States with the largest percentage, based on NAV, operating in healthcare technology, bio-technology, and diversified telecommunications services industries. The Company mitigates credit risk through the ExAlt PlanTM whereby excess cash flows from a collective pool of alternative assets can be utilized to repay the loans when cash flows from the client’s original alternative assets are not sufficient to repay the outstanding principal, interest, and fees.

Annex A-167

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.     Risk and Uncertainties (cont.)

As discussed in Note 1, Ben has applied for trust charters from the Texas Department of Banking. Should the Company not be able to obtain these trust charters, significant impacts to our future operations are expected to include: a) neither Ben nor its subsidiaries will be able to assume the role of trustee for the various trusts included in the ExAlt PlanTM, including for those trusts already formed and for any new trusts that are formed in connection with new loan transactions; b) we will be limited in the number of ExchangeTrust originations involving the issuance of Ben Common Units that we could offer; and c) the marketability of our retail loan and liquidity products and certain current or future ancillary products, as currently contemplated, will be diminished. It is anticipated that as part of the requirements by the Texas Department of Banking to issue the trust charters, Ben will be required to maintain restricted capital of an amount to be determined by the Texas Department of Banking. This amount could be significant. While Ben may be able to continue certain current institutional operations, Ben will not be able to commence additional meaningful retail operations until we receive the trust charters. If we are unable to obtain the trust charters, we expect that our ability to affect parts of our business plan, as currently constituted, will be compromised.

23.     Litigation and Contingencies

In the normal course of business, we have various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. Any significant commitments and contingencies are disclosed below.

Lease Commitments

The Company leases certain real estate for its office premises, under non-cancelable operating lease agreements that expire during 2021. Rental expense for our premises for the year ended December 31, 2019 and the seven months ended December 31, 2018 totaled $0.6 million and $0.3 million, respectively. Rental expense for the five months ended May 31, 2018 was immaterial. On December 31, 2019, the Company’s right-of-use assets and operating lease liabilities were $0.9 million. As of December 31, 2019, the weighted average lease term for the lease liabilities was 1.6 years, and the weighted average discount rate of remaining payments was 5.71 percent. As of December 31, 2019, the contractual maturities of operating leases liabilities were as follows:

(Dollars in thousands) Years Ending December 31
2020	$576
2021	341
Total contractual maturities	917
Less imputed interest	(43)
Total lease liabilities	$874

Unfunded Capital Commitments

The Company had $73.8 million and $75.2 million of gross potential capital commitments as of December 31, 2019 and December 31, 2018, representing potential limited partner capital funding commitments on the alternative asset funds that serve as collateral to our loans above any cash reserves. The trust holding the interest in the limited partnership for the alternative asset fund is required to fund these limited partner capital commitments per the terms of the limited partnership agreement. Capital funding commitment reserves are maintained by the associated trusts created at the origination of each trust for up to $0.1 million. To the extent that the associated trust cannot pay the capital funding commitment, the Company is obligated to lend sufficient funds to meet the commitment. Any amounts advanced by the Company for these limited partner capital funding commitments above the associated capital funding commitment reserves held by the associated trusts are added to the loan balance and are expected to be recouped through the cash distributions from the alternative asset fund collateral.

Annex A-168

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23.     Litigation and Contingencies (cont.)

Capital commitments generally originate from limited partner agreements having fixed or expiring expiration dates. The total limited partner capital funding commitment amounts may not necessarily represent future cash requirements. We consider the creditworthiness on a case-by-case basis. On December 31, 2019 and December 31, 2018, there were no reserves for losses on unused commitments to fund potential limited partner capital funding commitments.

24.     Supplemental Cash Flow Information

Cash paid for taxes for the year ended December 31, 2019 was de minimus. Cash paid for interest for the year ended December 31, 2019 was $11.4 million. Cash paid for taxes and cash paid for interest were de minimus for the seven months ended December 31, 2018, and for the five months ended May 31, 2018.

Supplemental disclosure of noncash investing and financing activities include:

Year Ended December 31, 2019:

•        $250.0 million in deemed dividend to Preferred Series A Subclass 1 Unit holders recognized in connection with the Investment Agreement discussed in Note 7

•        $28.9 million of distributions from investments in senior beneficial interests were recorded with a corresponding amount recorded to due from unconsolidated affiliates and trusts.

•        $3.8 million in SBI originations with $1.9 million paid in cash and $1.9 million being recognized in noncontrolling interest (trusts).

•        $1.3 million partial settlement of a contingent consideration liability for the issuance of 100,000 Class S Ordinary Units.

•        $11.6 million settlement of liability via issuance of 1.1 million of Ben Common Units.

Seven Months Ended December 31, 2018:

•        $380.2 million of Common Units of Ben was redeemed in return for the issuance of $182.0 million under the Commercial Loan Agreement, $148.2 million under the Exchangeable Note and the contribution of $50.0 million of Convertible Preferred Stock of GWG Holdings, Inc. held by Ben.

•        $148.2 million of Common Units of Ben was issued to cancel the Exchangeable Note.

•        $1.0 million of Class S Ordinary Units was issued as part of the contingent consideration component of the acquisition of ACE Portal, Inc.

•        $84.8 million of Class S Ordinary Units were converted to Preferred Series A Subclass 1 Units.

•        $72.0 million of debt due to a related party was issued in return for the redemption of a corresponding amount of Preferred Series A Subclass 1 Units.

•        $36.5 million of distributions from investments in senior beneficial interests were recorded with a corresponding amount recorded to due from unconsolidated affiliates and trusts.

Annex A-169

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

24.     Supplemental Cash Flow Information (cont.)

Five Months Ended May 31, 2018:

•        $178.2 million of Common Units of Ben were issued in return for investments in senior beneficial interests as described in Note 2 with a fair value of $191.6 million with the difference of $13.4 million recorded as non- controlling interests (trusts).

•        $16.3 million of fees receivable were recorded with a corresponding amount recorded to deferred income.

•        $121.5 million of distributions from investments in senior beneficial interests were recorded with a corresponding amount recorded to due from unconsolidated affiliates and trusts.

•        $2.0 million of Class S Ordinary Units were issued in connection with the acquisition of ACE Portal.

25.     Subsequent Events

In December 2019, a novel strain of coronavirus (“COVID-19”) was first reported in Wuhan, China. In March 2020, the World Health Organization declared COVID-19 a pandemic. The extent of COVID-19’s effect on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on the Company’s business. However, if the pandemic continues to evolve into a severe worldwide health crisis, the disease could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

The Company has evaluated subsequent events through the date of this report and determined that there have been no other events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

Annex A-170

ANNEX B

PORTIONS OF GWG HOLDINGS, INC

QUARTERLY REPORT OF FORM 10-Q FOR QUARTER ENDED JUNE 30, 2020

ITEM 1. FINANCIAL STATEMENTS

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2020 (Unaudited)	December 31, 2019
ASSETS
Cash and cash equivalents	$149,233	$79,073
Restricted cash	19,059	20,258
Investment in life insurance policies, at fair value	794,706	796,039
Life insurance policy benefits receivable, net	19,789	23,031
Loans receivable, net of unearned income	218,448	232,344
Allowance for loan losses	(7,900)	—
Loans receivable, net	210,548	232,344
Fees receivable	31,611	29,168
Financing receivables from affiliates	69,428	67,153
Other assets	40,142	30,135
Goodwill	2,384,121	2,358,005
TOTAL ASSETS	$3,718,637	$3,635,206

LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Senior credit facility with LNV Corporation	$203,578	$174,390
L Bonds	1,072,973	926,638
Seller Trust L Bonds	366,892	366,892
Other borrowings	152,118	153,086
Interest and dividends payable	23,284	16,516
Deferred revenue	37,858	41,444
Accounts payable and accrued expenses	23,457	27,836
Deferred tax liability, net	33,674	57,923
TOTAL LIABILITIES	1,913,834	1,764,725

Redeemable noncontrolling interests	1,264,031	1,269,654

STOCKHOLDERS’ EQUITY

REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 100,000; shares outstanding 62,986 and 84,636; liquidation preference of $63,354 and $85,130 as of June 30, 2020 and December 31, 2019, respectively)	52,373	74,023
SERIES 2 REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 150,000; shares outstanding 144,325 and 147,164; liquidation preference of $145,167 and $148,023 as of June 30, 2020 and December 31, 2019, respectively)	125,029	127,868
COMMON STOCK
(par value $0.001; shares authorized 210,000,000; shares issued and outstanding, net of common stock in treasury, 30,537,481 and 30,533,793 as of June 30, 2020 and December 31, 2019, respectively)	33	33
Common stock in treasury, at cost (2,500,000 shares as of both June 30, 2020 and December 31, 2019)	(24,550)	(24,550)
Additional paid-in capital	225,537	233,106
Accumulated deficit	(136,355)	(76,501)
TOTAL GWG HOLDINGS STOCKHOLDERS’ EQUITY	242,067	333,979
Noncontrolling interests	298,705	266,848
TOTAL STOCKHOLDERS’ EQUITY	540,772	600,827
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,718,637	$3,635,206

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Annex B-1

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
REVENUE
Gain on life insurance policies, net	$14,788	$19,930	$29,233	$41,426
Interest income	12,671	3,881	26,660	7,337
Trust services revenues	4,829	—	9,856	—
Other income	36,501	199	36,597	464
TOTAL REVENUE	68,789	24,010	102,346	49,227
EXPENSES
Interest expense	37,142	28,487	73,013	55,462
Employee compensation and benefits	11,840	6,794	89,544	11,948
Legal and professional fees	7,643	4,722	13,806	7,669
Provision for loan losses	7,200	—	7,900	—
Other expenses	4,895	5,938	8,507	8,766
TOTAL EXPENSES	68,720	45,941	192,770	83,845
INCOME (LOSS) BEFORE INCOME TAXES	69	(21,931)	(90,424)	(34,618)
INCOME TAX BENEFIT	(8,550)	—	(23,057)	—
NET INCOME (LOSS) BEFORE INCOME (LOSS) FROM EQUITY METHOD INVESTMENT	8,619	(21,931)	(67,367)	(34,618)
Income (loss) from equity method investment	(1,318)	600	(2,848)	(1,327)
NET INCOME (LOSS)	7,301	(21,331)	(70,215)	(35,945)
Net loss (income) attributable to noncontrolling interests	(21,723)	—	10,361	—
Less: Preferred stock dividends	3,714	4,278	7,666	8,574
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(18,136)	$(25,609)	$(67,520)	$(44,519)
NET LOSS PER COMMON SHARE
Basic	$(0.59)	$(0.78)	$(2.21)	$(1.35)
Diluted	$(0.59)	$(0.78)	$(2.21)	$(1.35)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	30,536,830	33,011,603	30,535,811	32,998,246
Diluted	30,536,830	33,011,603	30,535,811	32,998,246

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Annex B-2

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(70,215)	$(35,945)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Change in fair value of life insurance policies	(17,455)	(33,850)
Amortization of deferred financing and issuance costs	8,742	6,522
Amortization of upfront fees	(3,586)	—
Amortization of debt premiums	(887)	—
Amortization and depreciation on long-lived assets	492	—
Accretion of discount on financing receivable from affiliate	—	(864)
Non-cash interest income	(25,811)	—
Non-cash interest expense	1,238	—
Loss from equity method investment	2,848	1,327
Provision for loan losses	7,900	—
Deferred income tax	(24,250)	—
Equity-based compensation	73,060	665
Forfeiture of vested equity-based compensation	(36,267)	—
(Increase) decrease in operating assets:
Life insurance policy benefits receivable	3,242	10,884
Fees receivable	(2,443)	—
Accrued interest on financing receivable	—	(3,046)
Other assets	(2,869)	(4,948)
Increase (decrease) in operating liabilities:
Accounts payable and other accrued expenses	2,592	(4,753)
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(83,669)	(64,008)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	—	(31,538)
Carrying value of matured life insurance policies	18,789	14,045
Purchases of fixed assets	(1,743)	—
Financing receivables from affiliates issued	—	(50,000)
Equity method investments	(9,166)	(10,000)
Net change in loans receivable	11,169	—
NET CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	19,049	(77,493)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on senior debt	28,530	—
Repayments of senior debt	—	(19,569)
Purchase of noncontrolling interest	(261)	—
Proceeds from issuance of L Bonds	202,572	171,227
Payments for issuance and redemption of L Bonds	(65,129)	(46,977)
Issuance (repurchase) of common stock	24	57
Payments for redemption of preferred stock	(24,489)	(3,214)
Preferred stock dividends	(7,666)	(8,574)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	133,581	92,950
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	68,961	(48,551)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH
BEGINNING OF PERIOD	99,331	125,436
END OF PERIOD	$168,292	$76,885

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Annex B-3

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2020	2019
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$59,615	$49,434
Premiums paid, including prepaid	34,299	34,902
NON-CASH INVESTING AND FINANCING ACTIVITIES
L Bonds:
Conversion of accrued interest and commissions payable to principal	$940	$872
Investment in life insurance policies included in accounts payable	—	788
Business combination measurement period adjustments:
Reduction in loans receivable (see Note 4)	$26,116	$—

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Annex B-4

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except share data)
(unaudited)
For the three and six months ended June 30, 2020:

	Preferred Stock Shares	Preferred Stock	Common Shares	Common Stock (par)	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total GWG Holdings Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity	Redeemable noncontrolling interests
Balance, March 31, 2020 (unaudited)	216,567	$186,658	30,535,249	$33	$229,207	$(121,933)	$(24,550)	$269,415	$331,711	$601,126	$1,241,641
Net loss	—	—	—	—	—	(14,422)	—	(14,422)	(667)	(15,089)	22,390
Issuance of common stock	—	—	2,232	—	8	—	—	8	—	8	—
Redemption of redeemable preferred stock	(9,256)	(9,256)	—	—	—	—	—	(9,256)	—	(9,256)	—
Preferred stock dividends	—	—	—	—	(3,714)	—	—	(3,714)	—	(3,714)	—
Equity-based compensation	—	—	—	—	36	—	—	36	4,189	4,225	—
Forfeiture of vested equity-based compensation	—	—	—	—	—	—	—	—	(36,267)	(36,267)	—
Purchase of noncontrolling interest	—	—	—	—	—	—	—	—	(261)	(261)	—
Balance, June 30, 2020 (unaudited)	207,311	$177,402	30,537,481	$33	$225,537	$(136,355)	$(24,550)	$242,067	$298,705	$540,772	$1,264,031
	Preferred Stock Shares	Preferred Stock	Common Shares	Common Stock (par)	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total GWG Holdings Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity	Redeemable noncontrolling interests
Balance, December 31, 2019 (audited)	231,800	$201,891	30,533,793	$33	$233,106	$(76,501)	$(24,550)	$333,979	$266,848	$600,827	$1,269,654
Net loss	—	—	—	—	—	(59,854)	—	(59,854)	(4,738)	(64,592)	(5,623)
Issuance of common stock	—	—	3,688	—	26	—	—	26	—	26	—
Redemption of redeemable preferred stock	(24,489)	(24,489)	—	—	—	—	—	(24,489)	—	(24,489)	—
Preferred stock dividends	—	—	—	—	(7,666)	—	—	(7,666)	—	(7,666)	—
Equity-based compensation	—	—	—	—	71	—	—	71	73,123	73,194	—
Forfeiture of vested equity-based compensation	—	—	—	—	—	—	—	—	(36,267)	(36,267)	—
Purchase of noncontrolling interest	—	—	—	—	—	—	—	—	(261)	(261)	—
Balance, June 30, 2020 (unaudited)	207,311	$177,402	30,537,481	$33	$225,537	$(136,355)	$(24,550)	$242,067	$298,705	$540,772	$1,264,031

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.
Annex B-5

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except share data)
(unaudited)
For the three and six months ended June 30, 2019:

	Preferred Stock Shares	Preferred Stock	Common Shares	Common Stock (par)	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance, March 31, 2019 (unaudited)	245,064	$215,154	32,992,606	$33	$245,295	$(199,224)	$261,258
Net loss	—	—	—	—	—	(21,331)	(21,331)
Issuance of common stock	—	—	40,874	—	326	—	326
Repurchase of common stock	—	—	(60)	—	—	—	—
Redemption of redeemable preferred stock	(2,416)	(2,416)	—	—	—	—	(2,416)
Preferred stock dividends	—	—	—	—	(4,278)	—	(4,278)
Equity-based compensation	—	—	—	—	(25)	—	(25)
Balance, June 30, 2019 (unaudited)	242,648	212,738	33,033,420	$33	$241,318	$(220,555)	$233,534
	Preferred Stock Shares	Preferred Stock	Common Shares	Common Stock (par)	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance, December 31, 2018 (audited)	245,883	$215,973	33,018,161	$33	$249,662	$(184,610)	$281,058
Net loss	—	—	—	—	—	(35,945)	(35,945)
Issuance of common stock	—	—	58,009	—	419	—	419
Repurchase of common stock	—	—	(42,750)	—	(361)	—	(361)
Redemption of redeemable preferred stock	(3,235)	(3,235)	—	—	—	—	(3,235)
Preferred stock dividends	—	—	—	—	(8,574)	—	(8,574)
Equity-based compensation	—	—	—	—	172	—	172
Balance, June 30, 2019 (unaudited)	242,648	$212,738	33,033,420	$33	$241,318	$(220,555)	$233,534

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Annex B-6

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(1) Nature of Business

Organizational Structure

GWG Holdings, Inc. (“GWG Holdings”) conducts its life insurance secondary market business through a wholly-owned subsidiary, GWG Life, LLC (“GWG Life”), and GWG Life’s wholly-owned subsidiaries, GWG Life Trust and GWG DLP Funding IV, LLC (“DLP IV”).

GWG Holdings’ indirect interests in loans collateralized by cash flows from other alternative assets are held by The Beneficient Company Group, L.P. (“Ben LP,” including all of the subsidiaries it may have from time to time — “Beneficient”) and its general partner, Beneficient Management, L.L.C. (“Beneficient Management”). Prior to December 31, 2019, GWG Holdings’ investment in Beneficient was accounted for as an equity method investment. On December 31, 2019, as more fully described below, Beneficient became a consolidated subsidiary of GWG Holdings.

Ben LP is the general partner of Beneficient Company Holdings, L.P. (“BCH”) and owns 100% of the Class A Subclass A-1 and A-2 Units of BCH. BCH is the holding company that directly or indirectly receives all active and passive income of Beneficient and allocates that income among the units issued by BCH. As of June 30, 2020, BCH has issued general partnership Class A Units (Subclass A-1 and A-2), Class S Ordinary Units, Class S Preferred Units, FLP Units (Subclass 1 and Subclass 2), Preferred Series A Subclass 1 Unit Accounts, and Preferred Series A Subclass 2 Unit Accounts. BCH issued to Ben LP Preferred Series A Subclass 2 Unit Accounts as part of the transaction with GWG Holdings discussed below. Preferred Series A Subclass 2 Unit Accounts hold the same rights and privileges as the Preferred Series A Subclass 1 Unit Accounts.

GWG Holdings also has a financial interest in FOXO BioScience LLC (“FOXO”, formerly InsurTech Holdings, LLC), which, through its wholly-owned subsidiaries FOXO Labs Inc. (“FOXO Labs”, formerly, Life Epigenetics Inc.) and FOXO Life, LLC (“FOXO Life”, formerly, youSurance General Agency, LLC), seeks to commercialize epigenetic technology for the longevity industry and offer life insurance directly to customers utilizing epigenetic technology.

All of the aforementioned legal entities are organized in Delaware, other than GWG Life Trust, which is governed by the laws of the state of Utah. Unless the context otherwise requires or we specifically so indicate, all references in this report to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to these entities collectively. Our headquarters are located in Dallas, Texas.

Nature of Business

GWG Holdings, through its wholly-owned subsidiary GWG Life, purchased life insurance policies in the secondary market and has built a large, actuarially diverse portfolio of life insurance policies backed by highly rated life insurance companies. These policies were purchased between April 2006 and November 2019 and were funded primarily through sales of L Bonds, as discussed in Note 10. Beginning in 2018, GWG Holdings made a strategic decision to reorient its business and increase capital allocated toward providing liquidity products to a broader range of alternative assets through investments in Beneficient. We believe that the investments in Beneficient will transform GWG Holdings from a niche provider of liquidity to owners of life insurance to a full-scale provider of trust and liquidity products and trust services to holders of a broad range of alternative assets.

As a result of such strategic decision, GWG Holdings’ business today is focused on raising capital from securities offerings and using the proceeds from such offerings to grow GWG Holdings’ alternative asset exposure through investments in Beneficient in the form of equity investments and/or loans to Beneficient or related entities. GWG Holdings believes funding Beneficient’s operations will generally produce higher actual and risk-adjusted returns than those we can generally achieve from life insurance policies acquired in the secondary market.

Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a diversified alternative asset portfolio, we do not anticipate purchasing additional life insurance policies in the secondary market, and we continue to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of the portfolio.

Annex B-7

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(1) Nature of Business (cont.)

Beneficient is a financial services firm based in Dallas, Texas that provides liquidity solutions for mid-to-high net worth (“MHNW”) individuals and small-to-mid- (“STM”) sized institutions, which previously had few options to obtain early liquidity for their alternative asset holdings. On September 25, 2018, Beneficient’s capital companies applied for trust charters from the Texas Department of Banking to merge into to-be organized limited trust associations. Beneficient submitted revised charter applications on March 6, 2020. As of August 14, 2020, the trust charters had not been issued to Beneficient. As such, Beneficient has closed a limited number of transactions to date, but intends to significantly expand its operations if and when the trust charters are issued.

Beneficient was formed in 2003 but began its current operations in September 2017. Beneficient operates primarily through its subsidiaries, which provide Beneficient’s products and services. These subsidiaries include: (i) Beneficient Capital Company, L.L.C. (“BCC”), through which Beneficient offers loans and liquidity products; (ii) Beneficient Administrative and Clearing Company, L.L.C. (“BACC”), through which Beneficient provides services for fund and trust administration and plans to provide custody services; (iii) Pen Indemnity Insurance Company, LTD (“Pen”), through which Beneficient plans to offer insurance services; and (iv) Ben Markets Management Holdings, L.P., formerly called ACE Portal, L.L.C. (“Ben Markets”), through which Beneficient plans to provide an online portal for direct access to Beneficient’s financial services and products.

Beneficient’s primary operations pertain to its liquidity products whereby Beneficient extends loans collateralized by cash flows from illiquid alternative assets and provides services to the trustees who administer the collateral. Beneficient’s core business products are its Exchange Trust, LiquidTrust and the InterChange Trust (introduced in 2020). Beneficient’s clients select one of these products and place their alternative assets into the custody trust that is a constituent member of a trust structure called the “ExAlt Plan™” (comprised of the Exchange Trusts, LiquidTrusts, Custody Trusts, Collective Trusts, and Funding Trusts). The ExAlt Plan™ then delivers to Beneficient’s clients the consideration required by the specific product selected by those clients. At the same time, Beneficient, extends a loan to the ExAlt Plan™. The proceeds (cash, securities of Ben LP or its affiliates, or other forms of consideration, as applicable) of that loan to the ExAlt Plan™ are ultimately paid to the client. The cash flows from the client’s alternative asset support the repayment of the loans plus any related interest and fees.

In 2018 and 2019, GWG Holdings and GWG Life consummated a series of transactions (as more fully described below) with Beneficient that has resulted in a significant reorientation of the Company’s business and capital allocation strategy in addition to changes in the Company’s Board of Directors and executive management team.

The Exchange Transaction

On August 10, 2018 (the “Initial Transfer Date”), the first of two closings was completed (the “Initial Transfer”) as contemplated by a Master Exchange Agreement between GWG Holdings, GWG Life, Ben LP and certain other parties (the “Seller Trusts”), which governs the strategic exchange of assets among the parties (the “Exchange Transaction”). On the Initial Transfer Date:

•        GWG Holdings issued to the Seller Trusts Seller Trust L Bonds due 2023 (the “Seller Trust L Bonds”) in an aggregate principal amount of $403.2 million, as more fully described below;

•        Beneficient purchased 5,000,000 shares of GWG Holdings’ Series B Convertible Preferred Stock, par value $0.001 per share and having a stated value of $10 per share (“Series B”), for cash consideration of $50.0 million, which shares were subsequently transferred to the Seller Trusts;

•        in consideration for GWG Holdings and GWG Life entering into the Master Exchange Agreement and consummating the transactions contemplated thereby, Ben LP, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $200.0 million (the “Commercial Loan”);

Annex B-8

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(1) Nature of Business (cont.)

•        Ben LP delivered to GWG Life a promissory note (the “Exchangeable Note”) in the principal amount of $162.9 million; and

•        the Seller Trusts delivered to GWG Holdings 4,032,349 common units of Ben LP (“Common Units”) at an assumed value of $10 per unit.

On December 28, 2018, the final closing of the above transaction occurred, and the following actions took place (the “Final Closing” and the date upon which the Final Closing occurred, the “Final Closing Date”):

•        in accordance with the Master Exchange Agreement, and based on the net asset value of alternative asset financings as of the Final Closing Date, effective as of the Initial Transfer Date, (i) the principal amount of the Commercial Loan was reduced to $182.0 million, (ii) the principal amount of the Exchangeable Note was reduced to $148.2 million, and (iii) the principal amount of the Seller Trust L Bonds was reduced to $366.9 million;

•        the Seller Trusts refunded to GWG Holdings $0.8 million in interest paid on the Seller Trust L Bonds related to the Seller Trust L Bonds that were issued as of the Initial Transfer Date but cancelled, effective as of the Initial Transfer Date, on the Final Closing Date;

•        the accrued interest on the Commercial Loan and the Exchangeable Note was added to the principal amount of the Commercial Loan, as a result of which the principal amount of the Commercial Loan as of the Final Closing Date was $192.5 million;

•        the Seller Trusts transferred to GWG Holdings an aggregate of 21,650,087 Common Units and GWG Holdings received 14,822,843 Common Units in exchange for the Exchangeable Note, upon completion of which GWG Holdings owned (including the 4,032,349 Common Units received by GWG Holdings on the Initial Transfer Date) 40,505,279 Common Units;

•        Ben LP issued to GWG Holdings an option (the “Option Agreement”) to acquire the number of Common Units, interests or other property that would be received by a holder of Preferred Series A Subclass 1 Unit Accounts of BCH; and

•        GWG Holdings issued to the Seller Trusts 27,013,516 shares of GWG Holdings common stock (including 5,000,000 shares issued upon conversion of the Series B).

Description of the Assets Exchanged

Seller Trust L Bonds

On August 10, 2018, in connection with the Initial Transfer, GWG Holdings, GWG Life and Bank of Utah, as trustee, entered into a Supplemental Indenture (the “Supplemental Indenture”) to the Amended and Restated Indenture dated as of October 23, 2017 (the “Amended and Restated Indenture”). GWG Holdings entered into the Supplemental Indenture to add and modify certain provisions of the Amended and Restated Indenture necessary to provide for the issuance of the Seller Trust L Bonds. The maturity date of the Seller Trust L Bonds is August 9, 2023. The Seller Trust L Bonds bear interest at 7.5% per year. Interest is payable monthly in cash.

After the second anniversary of the Final Closing Date, the holders of the Seller Trust L Bonds will have the right to cause GWG Holdings to repurchase, in whole but not in part, the Seller Trust L Bonds held by such holder. The repurchase may be paid, at GWG Holdings’ option, in the form of cash, a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the Commercial Loan, and (ii) Common Units, or a combination of cash and such property.

Annex B-9

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(1) Nature of Business (cont.)

The Seller Trust L Bonds are senior secured obligations of GWG Holdings, ranking junior only to all senior debt of GWG Holdings, pari passu in right of payment and in respect of collateral with all “L Bonds” of GWG Holdings (see Note 10), and senior in right of payment to all subordinated indebtedness of GWG Holdings. Payments under the Seller Trust L Bonds are guaranteed by GWG Life (see Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations).

Series B Convertible Preferred Stock

The Series B converted into 5,000,000 shares of GWG Holdings common stock at a conversion price of $10 per share upon the Final Closing.

Commercial Loan

The $192.5 million principal amount under the Commercial Loan is due on August 9, 2023; however, it is extendable for two five-year terms. Ben LP’s obligations under the Commercial Loan are unsecured.

The principal amount of the Commercial Loan bears interest at 5.0% per year. From and after the Final Closing Date, one-half of the interest, or 2.5% per year, is due and payable monthly in cash, and one-half of the interest, or 2.5% per year, accrues and compounds annually on each anniversary date of the Final Closing Date and becomes due and payable in full in cash on the maturity date.

In accordance with the Supplemental Indenture governing the issuance of the Seller Trust L Bonds, upon a redemption event or at the maturity date of the Seller Trust L Bonds, GWG Holdings, at its option, may use the outstanding principal amount of the Commercial Loan, and accrued and unpaid interest thereon, as repayment consideration of the Seller Trust L Bonds.

The Commercial Loan and its related interest are eliminated upon consolidation.

Exchangeable Note

At the Final Closing date, the principal amount of the Exchangeable Note was exchanged for 14,822,843 Common Units, and the accrued interest on the Exchangeable Note was added to the principal balance of the Commercial Loan.

Option Agreement

In connection with the Final Closing, GWG Holdings entered into the Option Agreement with Ben LP. The Option Agreement gives GWG Holdings the option to acquire the number of Common Units that would be received by the holder of Preferred Series A Subclass 1 Unit Accounts of BCH, if such holder were converting on that date. There is no exercise price and the Company may exercise the option at any time until December 27, 2028, at which time the option will automatically settle. The carrying value of the Option Agreement eliminates upon consolidation.

Common Units of Ben LP

In connection with the Initial Transfer and Final Closing, the Seller Trusts and Beneficient delivered to GWG Holdings 40,505,279 Common Units. These units represented an approximate 89.9% interest in the Common Units as of the Final Closing Date (although, on a fully diluted basis, GWG Holdings’ ownership interest in Common Units would be reduced significantly below a majority of those issued and outstanding). These amounts eliminate upon consolidation.

Annex B-10

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(1) Nature of Business (cont.)

Purchase and Contribution Agreement

On April 15, 2019, Jon R. Sabes, the former Chief Executive Officer and a former director of GWG Holdings, and Steven F. Sabes, the former Executive Vice President and a former director of GWG Holdings, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with, among others, Ben LP. Under the Purchase and Contribution Agreement, Jon and Steven Sabes agreed to transfer all 3,952,155 of the shares of GWG Holdings’ outstanding common stock held directly or indirectly by them to BCC (a subsidiary of Ben LP) and AltiVerse Capital Markets, L.L.C. (“AltiVerse”). AltiVerse is a limited liability company owned by an entity related to Beneficient’s founders, including Brad K. Heppner (GWG Holdings’ Chairman and Beneficient’s Chief Executive Officer and Chairman) and an entity related to Thomas O. Hicks (one of Beneficient’s current directors and a director of GWG Holdings). GWG Holdings was not a party to the Purchase Agreement; however, the closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) were subject to certain conditions that were dependent upon GWG Holdings taking, or refraining from taking, certain actions.

The closing of the Purchase and Contribution Transaction occurred on April 26, 2019. Prior to or in connection with such closing:

•        GWG Holdings’ bylaws were amended to increase the maximum number of directors of GWG Holdings from nine to thirteen, and the actual number of directors comprising the Board of Director was increased from seven to eleven. The size of the Board has since been reduced and currently consists of nine directors.

•        All seven members of GWG Holdings’ Board of Directors prior to the closing resigned as directors of GWG, and eleven individuals designated by Beneficient were appointed as directors of GWG Holdings, leaving two board seats vacant after the closing.

•        Jon R. Sabes resigned from all officer positions he held with GWG Holdings or any of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of Life Epigenetics Inc. and youSurance General Agency, LLC.

•        Steven F. Sabes resigned from all officer positions he held with GWG Holdings or any of its subsidiaries prior to the closing, except as Chief Operating Officer of Life Epigenetics Inc.

•        The resignations of Messrs. Jon and Steven Sabes included a full waiver and forfeit of (i) any severance that may be payable by GWG Holdings or any of its subsidiaries in connection with such resignations or the Purchase and Contribution Transaction, and (ii) all equity awards of GWG Holdings held by either of them.

•        Murray T. Holland was appointed as Chief Executive Officer of GWG Holdings.

•        GWG Holdings entered into performance share unit agreements with certain of its employees pursuant to which such employees will collectively receive up to $4.5 million in cash compensation under certain terms and conditions, including, among others, that such employees remain employed by GWG Holdings or one of its subsidiaries (or, if no longer employed, such employment was terminated by GWG Holdings other than for cause, as such term is defined in the performance share unit agreement) for a period of 120 days following the closing.

•        The stockholders agreement that was entered into on the Final Closing Date was terminated by mutual consent of the parties thereto.

•        BCC and AltiVerse executed and delivered a Consent and Joinder to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among GWG Holdings, GWG Life, Messrs. Jon and Steven Sabes and the Bank of Utah, which provides that the shares of GWG Holdings’ common stock acquired by BCC and AltiVerse pursuant to the Purchase and Contribution Agreement will continue to be pledged as collateral security for GWG Holdings’ obligations owing in respect of the L Bonds and Seller Trust L Bonds.

Annex B-11

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(1) Nature of Business (cont.)

Indemnification Agreements

On April 26, 2019, GWG Holdings entered into Indemnification Agreements (the “Indemnification Agreements”) with each of its executive officers and the directors appointed to the Board of Directors on such date. On May 13, 2019, GWG Holdings entered into Indemnification Agreement with the three additional directors appointed to the Board of Directors on such date (collectively with the executive officers and directors appointed on April 26, 2019, the “Indemnitees”). The Indemnification Agreements clarify and supplement indemnification provisions already contained in GWG Holdings’ bylaws and generally provide that GWG Holdings shall indemnify the indemnitees to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer and also provide for rights to advancement of expenses and contribution.

The Investment and Exchange Agreements

On December 31, 2019, GWG Holdings, Ben LP, BCH, and Beneficient Management entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”).

Pursuant to the Investment Agreement, GWG Holdings transferred $79.0 million to Ben LP in return for 666,667 Common Units and a Preferred Series A Subclass 1 Unit Account of BCH.

In connection with the Investment Agreement, GWG Holdings obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result, GWG Holdings obtained control of Ben LP and began reporting the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. See Note 4 for more details on the accounting for the consolidation. GWG Holdings’ right to appoint a majority of the board of directors of Beneficient Management will terminate in the event (i) GWG Holdings’ ownership of the fully diluted equity of Ben LP (excluding equity issued upon the conversion or exchange of Preferred Series A Unit Accounts of BCH held as of December 31, 2019 by parties other than GWG Holdings) is less than 25%, (ii) the Continuing Directors of GWG Holdings cease to constitute a majority of the board of directors of GWG Holdings, or (iii) certain bankruptcy events occur with respect to GWG Holdings. The term “Continuing Directors” means, as of any date of determination, any member of the board of directors of GWG Holdings who: (1) was a member of the board of directors on December 31, 2019; or (2) was nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election.

Following the transaction, and as agreed upon in the Investment Agreement, GWG Holdings was issued an initial capital account balance for the Preferred Series A Subclass 1 Unit Account of $319.0 million. The other holders of the Preferred Series A Subclass 1 Unit Accounts are principally an entity related to the founders of Ben LP and an entity related to one of the directors of both GWG Holdings and Beneficient (the “Related Account Holders”), and the aggregate capital accounts of all holders of the Preferred Series A Subclass 1 Unit Accounts after giving effect to the investment by GWG Holdings was $1.6 billion. GWG Holdings’ Preferred Series A Subclass 1 Unit Account is the same class of preferred security as held by the Related Account Holders. If the Related Account Holders exchange their Preferred Series A Subclass 1 Unit Accounts for securities of GWG Holdings, the Preferred Series A Subclass 1 Unit Account of GWG Holdings will also convert into Common Units (so neither GWG Holdings nor the founders would hold Preferred Series A Subclass 1 Unit Accounts).

Also, on December 31, 2019, in a transaction related to the Investment Agreement, GWG Holdings transferred its interest in the Preferred Series A Subclass 1 Unit Account to its wholly-owned subsidiary, GWG Life.

In addition, on December 31, 2019, GWG Holdings, Ben LP and the holders of Common Units entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which the holders of Common Units from time to time have the right, on a quarterly basis, to exchange their Common Units for common stock of GWG Holdings. The

Annex B-12

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(1) Nature of Business (cont.)

exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with the Common Units to be exchanged to the market price of GWG Holdings common stock based on the volume weighted average price of GWG Holdings common stock for the five consecutive trading days prior to the quarterly exchange date. The Exchange Agreement is intended to facilitate the marketing of Ben LP’s products to holders of alternative assets.

The Exchange Transaction, the Purchase and Contribution Transaction, and the Investment and Exchange Agreements are referred to collectively as the “Beneficient Transactions.”

(2) Summary of Significant Accounting Policies

Basis of Presentation — The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the U.S. Securities and Exchange Commission (“SEC”) requirements for interim reporting, which allows certain footnotes and other financial information normally required by Generally Accepted Accounting Principles in the United States of America (“GAAP”) to be condensed or omitted. In our opinion, the condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary for the fair presentation of the Company’s financial position and results of operations. These statements should be read in conjunction with the consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 27, 2020 (“2019 Form 10-K”). The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Significant accounting policies are detailed in Note 2 to the consolidated financial statements included in the Company’s 2019 Form 10-K. Summarized below are those new or revised significant accounting policies, including those that resulted from the consolidation of Beneficient on December 31, 2019.

Use of Estimates — The preparation of the Company’s condensed consolidated financial statements in conformity with GAAP requires management to make significant estimates and assumptions affecting the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported amounts of revenue during the reporting period. Management regularly evaluates estimates and assumptions, which are based on current facts, historical experience, management’s judgment, and various other factors that we believe to be reasonable under the circumstances. Actual results may differ materially and adversely from our estimates. Material estimates that are particularly susceptible to change, in the near term, relate to: the determination of the fair values of assets acquired, liabilities assumed and noncontrolling interests under business combinations accounting guidance; the determination of the assumptions used in estimating the fair value of our investments in life insurance policies; determining the grant date fair value for equity-based compensation awards; determining our allowance for loan losses; evaluation of potential impairment of goodwill and other intangibles; and the value of our deferred tax assets and liabilities.

Loans Receivable — Loans are recorded at their fair value at the acquisition date, change-of-control date, or other liquidation event. Credit discounts are included in the determination of fair value; therefore, an allowance for loan losses is not recorded as of the date of valuation. Purchased loans are evaluated upon acquisition and classified as either purchased credit impaired (“PCI”) or non-purchased credit impaired (“non-PCI”).

PCI loans reflect credit deterioration since origination such that it is probable as of the date of valuation that Beneficient will be unable to collect all contractually required payments. For PCI loans, expected cash flows as of the date of valuation in excess of the fair value of loans are recorded as interest income over the life of the loans using a level yield method if the timing and amount of the future cash flows is reasonably estimable. Subsequently, increases in cash flows over those expected at the acquisition date are recognized prospectively as interest income. Decreases in expected cash flows due to credit deterioration are recognized by recording an allowance for loan loss. Beneficient does not report PCI loans as nonperforming due to the accretion of interest income.

For non-PCI loans, the difference between the fair value and unpaid principal balance (“UPB”) of the loan as of the date of valuation, referred to as a purchase premium or discount, is amortized or accreted to interest income over the contractual life of the loans using the effective interest method. In the event of prepayment, the remaining unamortized amount is recognized in interest income.

Annex B-13

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(2) Summary of Significant Accounting Policies (cont.)

Impaired loans include non-accrual loans, PCI loans and partially charged-off loans. The accrual of interest on impaired loans is discontinued when, in management’s opinion, doubt exists about the full collectability of principal and interest. When a loan is placed on non-accrual status, all previously accrued and unpaid interest is charged against income. If the ultimate collectability of principal, wholly or partially, is in doubt, any payment received on a loan on which the accrual of interest has been suspended is applied to reduce principal first. Once all principal has been received, additional interest payments are recognized on a cash basis as interest income. Loans are returned to accrual status once collection of contractually required principal and interest is reasonably assured. At such time, the accrual of interest and amortization of any remaining discount shall resume. Any interest income that was applied to the principal balance is not reversed and is subsequently recognized as an adjustment to yield over the remaining life of the loan.

Allowance for Loan Losses — The allowance for loan losses is a valuation allowance for probable incurred credit losses in the portfolio. Management’s determination of the allowance is based upon an evaluation of the loan portfolio, impaired loans, economic conditions, volume, growth and composition of the collateral to the loan portfolio, and other risks inherent in the portfolio. Management applies risk factors to categories of loans and individually reviews all impaired loans above a de minimis threshold. Management relies heavily on statistical analysis, current net asset value (“NAV”) and distribution performance of the underlying alternative asset collateral and industry trends related to alternative asset investments to estimate losses. Management evaluates the adequacy of the allowance by reviewing relevant internal and external factors that affect credit quality. As the collateral is the sole source of repayment of the loans and related interest, these loans are considered to be collateral dependent. Beneficient recognizes the charge-off in the period in which it is confirmed for its collateral dependent loans. Therefore, impaired collateral dependent loans are written down to their estimated net realizable value based on disposition value.

Equity-Based Compensation — The Company measures and recognizes compensation expense for all equity-based payments at fair value on the grant date over the requisite service period. GWG Holdings uses the Black-Scholes option pricing model to determine the fair value of stock options and stock appreciation rights. For restricted stock grants (including restricted stock units), fair value is determined as of the closing price of GWG Holdings’ common stock on the date of grant. As it is not publicly traded, Beneficient uses various methods to determine the grant date fair value of its equity-based compensation awards, as more fully described in Note 12.

Equity-based compensation expense is recorded in employee compensation and benefits in the condensed consolidated statements of operations. The determination of fair value of equity-based payment awards on the date of grant is affected by our stock price and a number of subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, the expected duration of the awards, the results of a probability-weighted discounted cash flow analysis and observable transactions. We account for the effects of forfeitures as they occur.

The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date. Volatility is based on the standard deviation of the average continuously compounded rate of return of five selected companies.

Earnings (Loss) per Common Share — Basic earnings (loss) per share attributable to common shareholders are calculated using the weighted-average number of shares outstanding during the reported period. Diluted earnings (loss) per share are calculated based on the potential dilutive impact of our redeemable preferred stock (“RPS”), Series 2 redeemable preferred stock (“RPS 2”), restricted stock units, warrants (if applicable) and stock options.

Net earnings, less any preferred dividends accumulated for the period (whether or not declared), is allocated to common stock. Basic earnings per common share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares.

Annex B-14

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(2) Summary of Significant Accounting Policies (cont.)

Diluted earnings per common share is computed in a similar manner, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares were issued using the treasury stock method in the case of restricted stock units, warrants and options, or the if-converted method in the case of RPS and RPS 2. Our dilution calculation also takes into account the weighted average number of shares of a subsidiary that are exchangeable for shares of GWG Holdings common stock.

Reclassification — Certain prior year amounts have been reclassified for consistency with the current year presentation. Specifically, our equity method investment in FOXO as of December 31, 2019, was reclassified to other assets in the condensed consolidated balance sheets to maintain consistency with the current year presentation. This reclassification had no effect on the reported results of operations.

Newly Adopted Accounting Pronouncements — In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04, Goodwill, (Topic 350). This standard simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under the new guidance, goodwill impairment loss will be measured on the basis of the fair value of the reporting unit relative to the reporting unit’s carrying amount rather than on the basis of the implied amount of goodwill relative to the goodwill balance of the reporting unit. ASU 2017-04 is effective for annual periods beginning after December 15, 2019, including interim periods within those periods, for public business entities. The Company adopted this ASU on January 1, 2020, and it did not have a material impact on its condensed consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. The guidance is effective for fiscal years and interim periods beginning after December 15, 2019. Certain of the amendments require prospective application, while the remainder require retrospective application. The Company adopted this ASU on January 1, 2020, and it did not have a material impact on its condensed consolidated financial statements and related disclosures.

In March 2020, the SEC amended Regulation S-X to create Rules 13-01 and 13-02. These new rules reduce and simplify financial disclosure requirements for issuers and guarantors of registered debt offerings. Previously, with limited exceptions, a parent entity was required to provide detailed disclosures with regard to guarantors of registered debt offerings within the footnotes to the consolidated financial statements. Under the new regulations, disclosure exceptions have been expanded and required disclosures may be provided within Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations rather than in the notes to the financial statements. Further, summarized financial information covering guarantor balance sheets and income statements are permitted, replacing the previously required condensed consolidating financial statements. Summarized financial information only needs be disclosed for the current fiscal year rather than all years presented in the financial statements as was previously required. The guidance will become effective for filings on or after January 4, 2021, with early adoption permitted. The Company has elected to early adopt the new regulations as of and for the six months ended June 30, 2020. Our summarized guarantor financial information is now presented in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Accounting Pronouncements Issued But Not Yet Adopted — In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets and certain other instruments, including trade and other receivables, held-to-maturity debt securities and loans. There have been numerous codification improvements and technical corrections issued through subsequent ASUs since the issuance of ASU No. 2016-13. The standard requires entities to use a new, forward-looking “expected loss” model that is expected to generally result in the earlier recognition

Annex B-15

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(2) Summary of Significant Accounting Policies (cont.)

of allowances for losses. The guidance is effective for annual periods beginning after December 15, 2022, including interim periods within those years, for smaller reporting companies, as defined by the SEC, but early adoption is permitted. The Company is evaluating the potential impact of this guidance on our consolidated financial statements.

ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes (Topic 740), was issued in December 2019. The amendments in ASU 2019-12 eliminate certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. ASU 2019-12 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, for public business entities. Early adoption is permitted, including adoption in any interim period. The Company is evaluating the impact of this ASU on the consolidated financial statements and disclosures.

ASU 2020-04, Reference Rate Reform (Topic 848) was issued in June 2020. The amendments in ASU 2020-04 provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. ASU 2020-04 can be applied by all entities as of the beginning of the interim period that includes March 12, 2020, or any date thereafter, and entities may elect to apply the amendments prospectively through December 31, 2022. The Company is evaluating the impact of this ASU on the consolidated financial statements and disclosures.

ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity was issued in August 2020. The amendments in ASU 2020-06 simplify the accounting for convertible instruments by removing major separation models and removing certain settlement condition qualifiers for the derivatives scope exception for contracts in an entity’s own equity, and simplify the related diluted net income per share calculation for both Subtopics. ASU 2020-06 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023, for smaller reporting companies, as defined by the SEC. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is evaluating the impact of this ASU on the consolidated financial statements and disclosures.

(3) Restrictions on Cash

Under the terms of our second amended and restated senior credit facility with LNV Corporation (“LNV Credit Facility”, discussed further in Note 10), we are required to maintain collection and payment accounts that are used to collect policy benefits from pledged policies, pay annual policy premiums, interest and other charges under the facility, distribute funds to pay down the facility, and distribute excess funds to the borrower (GWG DLP Funding IV, LLC).

The agents for the lender authorize the disbursements from these accounts. At June 30, 2020 and December 31, 2019, there was a balance of $19.1 million and $20.3 million, respectively, in these collection and payment accounts.

(4) Business Combination

Prior to December 31, 2019, GWG Holdings owned 41,505,279 Common Units, for a total limited partnership interest in the Common Units of approximately 90.2%. This investment was historically accounted for using the equity method (see Note 8). On December 31, 2019, GWG Holdings entered into the Investment Agreement and Exchange Agreement as described in Note 1.

Annex B-16

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(4) Business Combination (cont.)

Pursuant to the Investment Agreement, GWG Holdings transferred $79.0 million to Ben LP in return for 666,667 additional Common Units and a Preferred Series A Subclass 1 Unit Account of BCH, which increased GWG Holdings’ ownership of Common Units to approximately 95.5%. Also, on December 31, 2019, in a transaction related to the Investment Agreement, GWG Holdings transferred its interest in the Preferred Series A Subclass 1 Unit Account to its wholly-owned subsidiary, GWG Life. In connection with the Investment Agreement, GWG Holdings obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result, GWG Holdings obtained control of Ben LP, resulting in the consolidation of Ben LP as of December 31, 2019, in accordance with ASC 805, Business Combinations.

As a result of the change-of-control, GWG Holdings was required to remeasure its existing equity investment at fair value prior to consolidation. At December 31, 2019, GWG Holdings’ equity investment in Common Units had a carrying value of $368.6 million, prior to the additional investment noted above. GWG Holdings estimated the fair value of its preexisting investment in Ben LP to be approximately $622.5 million, resulting in the recognition of a gain of $253.9 million during the fourth quarter of 2019. This gain was included in gain on consolidation of equity method investment in the Company’s consolidated statement of operations for the year ended December 31, 2019. This gain was partially offset by the remeasurement to fair value of the Commercial Loan Agreement between GWG Life and Ben LP and the Option Agreement between GWG Holdings and Ben LP, which resulted in a net loss of $4.2 million. The net gain on consolidation of equity method investment after remeasurement of these preexisting balances was $249.7 million. GWG Holdings’ proportionate share of the earnings or losses from Ben LP was recognized in earnings (loss) from equity method investment in the consolidated statement of operations from August 10, 2018 until December 31, 2019 (see Note 8 for further information) and was previously recorded on a one-quarter lag basis. In connection with the consolidation of Beneficient, the one-quarter lag was discontinued.

Annex B-17

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(4) Business Combination (cont.)

The following table summarizes the fair value measurement of the assets acquired and liabilities assumed (in thousands):

	Fair Value at Acquisition Date	Measurement Period Adjustments(1)	Adjusted Fair Value at Acquisition Date
ASSETS
Loans receivable(1)	$232,344	$(26,116)	$206,228
Fees receivable	29,168	—	29,168
Investment in public equity securities	24,550	—	24,550
Other assets	14,053	—	14,053
Intangible assets(2)	3,449	—	3,449
Total identifiable assets acquired	303,564	(26,116)	277,448
LIABILITIES
Other borrowings	153,086	—	153,086
Commercial loan agreement from parent	168,420	—	168,420
Other liabilities and deferred revenue	105,866	—	105,866
Accounts payable and accrued expenses	13,713	—	13,713
Total liabilities assumed	441,085	—	441,085
Net liabilities assumed	(137,521)	(26,116)	(163,637)
NONCONTROLLING INTERESTS
Common Units not owned by GWG Holdings(3)	181,383	—	181,383
Class S Ordinary Units	85,448	—	85,448
Class S Preferred Units	17	—	17
Preferred Series A Subclass 1 Unit Accounts	1,269,654	—	1,269,654
Total noncontrolling interests	1,536,502	—	1,536,502
ACQUISITION CONSIDERATION
Cash, less cash acquired	61,479	—	61,479
Fair value of preexisting investment in Common Units(4)	622,503	—	622,503
Fair value of noncontrolling interest	1,536,502	—	1,536,502
Total estimated consideration	2,220,484	—	2,220,484
Less: Net liabilities assumed	(137,521)	(26,116)	(163,637)
Resulting preliminary goodwill	$2,358,005	$26,116	$2,384,121

____________

(1)      As a result of additional information obtained about the collateral value used in the valuation of the loan portfolio for certain collateral dependent loans, the Company recorded measurement period adjustments during the six months ended June 30, 2020, which resulted in a decrease to loans receivable of $26.1 million with a corresponding adjustment to goodwill. The measurement period adjustments are comprised of $14.6 million during the three months ended March 31, 2020, and $11.5 million during the three months ended June 30, 2020.

(2)      Includes an insurance license valued at $3.1 million and a non-compete agreement valued at $0.3 million.

(3)      Calculated as 1,974,677 Common Units not owned by GWG Holdings at December 31, 2019, multiplied by the $15 per unit derived from the enterprise valuation of Beneficient on that date. Also includes $151.8 million of equity-based payment awards that were granted by Beneficient prior to the change in control but were not replaced by awards of GWG Holdings upon the change in control. These awards were treated as noncontrolling interests in accordance with ASC 805, Business Combinations.

(4)      Calculated as 41,505,279 Common Units owned by GWG Holdings prior to the change in control multiplied by the $15 per unit derived from the enterprise valuation of Beneficient.

Annex B-18

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(4) Business Combination (cont.)

Methods Used to Determine Equity Value and to Fair Value Assets and Liabilities

The following is a description of the valuation methodologies used to estimate the fair value of equity and the fair values of major categories of assets acquired and liabilities assumed. In many cases, determining the fair value of equity and the acquired assets and assumed liabilities required management to estimate cash flows expected from those assets and liabilities and to discount those cash flows at appropriate rates of interest. This determination required the utilization of significant estimates and management judgment in accounting for the change-of-control event.

Loans receivable — The loan portfolio was valued using current accounting guidance that defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Level 3 inputs were utilized to value the loan portfolio and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values, specifically market interest rate and general credit fair value assumptions. In instances where reliable market information was not available, management used assumptions in an effort to determine reasonable fair value. There was no carryover related allowance for loan losses.

Cash and cash equivalents and fees receivable — Cash and cash equivalents and fees receivable were valued using their current carrying amounts, which approximate fair value.

Investment in public equity securities — The fair value of the investments in public equity securities was determined using quoted market prices. As these were investments by Beneficient in the common stock of GWG Holdings, these amounts were eliminated in consolidation and treated as treasury stock.

Other assets — Other assets include miscellaneous receivables that were valued using the current carrying amount as that amount approximates fair value due to the relatively short time between their origination date and the fair value date. Miscellaneous intercompany receivables were eliminated in consolidation.

Intangible assets — Intangible assets include an insurance license and a non-compete agreement. Both assets were valued using their current carrying amount, which approximates fair value.

Other borrowings and commercial loan agreement from parent — The measurement of the fair value of other borrowings and Commercial Loan Agreement from parent was based on market prices that generally are observable for similar liabilities at commonly quoted intervals and is considered a level 2 fair value measurement. The Commercial Loan Agreement between Beneficient and GWG Life was eliminated in consolidation.

Other liabilities and deferred revenue — The carrying amounts of other liabilities and deferred revenue approximate their fair value. The Option Agreement between Beneficient and GWG Holdings was eliminated in consolidation.

Accounts payable and accrued expenses — Due to their short-term nature, the carrying amounts of accounts payable and accrued expenses approximate the fair value. Miscellaneous intercompany payables were eliminated in consolidation.

Noncontrolling interests — The values for each noncontrolling interest component were calculated after determination of an overall enterprise value for the Company. The enterprise value of the Company was determined using the Option Pricing Model (“OPM”) Backsolve approach under the market method. The OPM Backsolve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the firm. Once an overall equity value was determined, amounts were allocated to the various classes of equity based on the security class preferences. The inputs to the OPM Backsolve approach are the equity value for one component of the capital structure, expected time to exit, the risk-free interest rate and an assumed volatility based on the volatility of similar publicly traded companies. The OPM Backsolve estimates include Level 3 inputs.

Annex B-19

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(4) Business Combination (cont.)

Goodwill — The resulting excess of the overall enterprise value after deducting the fair values of assets acquired and liabilities assumed is recognized as goodwill. The goodwill recognized is the result of the inherent value associated with the assembled business after all separately identifiable assets acquired and liabilities assumed are deducted from the enterprise value. The excess estimated enterprise value of Beneficient over the fair value of its net assets is primarily attributable to the potentially large and underserved market that Beneficient is seeking to address, including the estimated demand from MHNW individuals and STM size institutions seeking liquidity for their professionally managed alternative assets. None of the goodwill is expected to be deductible for income tax purposes. The goodwill is allocated to our Beneficient reporting unit.

The initial accounting for the estimates of equity values, which includes noncontrolling interests, the fair value of loans receivable, and any separately identifiable intangibles was based on the facts and circumstances that existed as of the acquisition date. Should management obtain new information during the measurement period, in addition to that discussed above, about facts and circumstances that existed at the acquisition date, further adjustments to the fair values assigned to these items could occur during the measurement period of one year from the acquisition date. Any such adjustment will result in corresponding adjustments to goodwill.

The following unaudited pro forma financial information presents the combined results of operations of GWG Holdings for the three and six months ended June 30, 2019, as if the acquisition of Ben LP had occurred as of January 1, 2019 (in thousands, except per share data):

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Total Revenue
Pro forma	$42,774	$86,711
As reported	24,010	49,227

Net Loss Attributable to Common Shareholders
Pro forma	$(24,343)	$(39,804)
As reported	(25,609)	(44,519)

Net Loss per Diluted Common Share
Pro forma	$(0.74)	$(1.21)
As reported	(0.78)	(1.35)

The unaudited pro forma financial information is presented for informational purposes only. It is not necessarily indicative of what our consolidated results of operations actually would have been had the acquisition occurred at the beginning of each year, nor does it attempt to project the future results of operations of the combined company.

The unaudited pro forma financial information above gives effect to the following:

•        Deconsolidation of certain Beneficient trusts included in the ExAlt Plan™;

•        Reduction of Beneficient interest expense related to acquisition-date debt principal payments; and

•        Elimination of intercompany transactions, including the Commercial Loan Agreement and Option Agreement.

Annex B-20

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(5) Investment in Life Insurance Policies

The Company’s investments in life insurance policies include unobservable inputs that are significant to their overall fair value. Changes in the fair value of these policies, net of premiums paid, are recorded in gain (loss) on life insurance policies, net in our consolidated statements of operations. Fair value is determined on a discounted cash flow basis that incorporates life expectancy assumptions generally derived from reports obtained from widely accepted life expectancy providers (other than insured lives covered under small face amount policies — those with $1.0 million in face value benefits or less — which utilize either a single fully underwritten, or simplified report based on self-reported medical interview), assumptions relating to cost-of-insurance (premium) rates and other assumptions. The discount rate we apply incorporates current information about the discount rates observed in the life insurance secondary market through competitive bidding observations (which have recently declined for us as a result of our decreased purchase activity) and other means, fixed income market interest rates, the estimated credit exposure to the insurance companies that issued the life insurance policies and management’s estimate of the operational risk yield premium a purchaser would require to receive the future cash flows derived from our portfolio as a whole. Management has significant discretion regarding the combination of these and other factors when determining the discount rate. As a result of management’s analysis, a discount rate of 8.25% was applied to our portfolio as of both June 30, 2020 and December 31, 2019.

Portfolio Information

Our portfolio of life insurance policies, owned by our subsidiaries as of June 30, 2020, is summarized below:

Life Insurance Portfolio Summary

Total life insurance portfolio face value of policy benefits (in thousands)	$1,960,826
Average face value per policy (in thousands)	$1,779
Average face value per insured life (in thousands)	$1,915
Weighted average age of insured (years)	82.7
Weighted average life expectancy estimate (years)	6.9
Total number of policies	1,102
Number of unique lives	1,024
Demographics	74% Male; 26% Female
Number of smokers	45
Largest policy as % of total portfolio face value	0.7%
Average policy as % of total portfolio face value	0.1%
Average annual premium as % of face value	3.6%

A summary of our policies organized according to their estimated life expectancy dates, grouped by year, as of the reporting date, is as follows (dollars in thousands):

	As of June 30, 2020			As of December 31, 2019
Years Ending December 31,	Number of Policies	Estimated Fair Value	Face Value	Number of Policies	Estimated Fair Value	Face Value
Six months ending December 31, 2020	4	$3,810	$3,875	8	$5,869	$6,342
2021	30	37,965	45,090	55	62,061	79,879
2022	88	92,509	133,994	90	89,074	138,723
2023	106	102,952	177,842	128	123,352	222,369
2024	120	125,323	234,937	109	103,111	217,053
2025	114	82,722	189,756	113	74,223	171,961
Thereafter	640	349,425	1,175,332	648	338,349	1,184,646
Totals	1,102	$794,706	$1,960,826	1,151	$796,039	$2,020,973

Annex B-21

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(5) Investment in Life Insurance Policies (cont.)

We recognized life insurance benefits of $39.9 million and $23.0 million during the three months ended June 30, 2020 and 2019, respectively, related to policies with a carrying value of $12.8 million and $5.3 million, respectively, and as a result recorded realized gains of $27.1 million and $17.7 million, respectively. We recognized life insurance benefits of $65.4 million and $53.5 million during the six months ended June 30, 2020 and 2019, respectively, related to policies with a carrying value of $18.8 million and $14.0 million, respectively, and as a result recorded realized gains of $46.6 million and $39.4 million, respectively.

A reconciliation of gain (loss) on life insurance policies is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Change in estimated probabilistic cash flows(1)	$15,349	$17,122	$33,200	$34,253
Unrealized gain on acquisitions(2)	—	1,844	—	6,303
Premiums and other annual fees	(17,626)	(16,004)	(34,825)	(31,836)
Face value of matured policies	39,889	22,998	65,391	53,457
Fair value of matured policies	(22,824)	(6,030)	(34,533)	(20,751)
Gain on life insurance policies, net	$14,788	$19,930	$29,233	$41,426

____________

(1)      Change in fair value of expected future cash flows relating to our investment in life insurance policies that are not specifically attributable to changes in life expectancy, discount rate changes or policy maturity events.

(2)      Gain resulting from fair value in excess of the purchase price for life insurance policies acquired during the reporting period. There were no policy acquisitions during the three or six months ended June 30, 2020.

Estimated premium payments and servicing fees required to maintain our current portfolio of life insurance policies in force for the next five years, assuming no mortalities, are as follows (in thousands):

Years Ending December 31,	Premiums	Servicing	Total
Six months ending December 31, 2020	$31,589	$823	$32,412
2021	82,102	1,647	83,749
2022	94,621	1,647	96,268
2023	106,489	1,647	108,136
2024	115,715	1,647	117,362
2025	128,495	1,647	130,142
	$559,011	$9,058	$568,069

Management anticipates funding the majority of the premium payments and servicing fees estimated above from cash flows realized from life insurance policy benefits, and to the extent necessary, with additional borrowing capacity created as the premiums and servicing costs of pledged life insurance policies become due, under the LNV Credit Facility and the net proceeds from our offering of L Bonds as described in Note 10. Management anticipates funding premiums and servicing costs of non-pledged life insurance policies with cash flows realized from life insurance policy benefits from our portfolio of life insurance policies and net proceeds from our offering of L Bonds. The proceeds of these capital sources may also be used for: additional allocations to Beneficient; policy premiums and servicing costs of additional life insurance policies; working capital; and financing expenditures including paying principal, interest and dividends.

Annex B-22

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(6) Loans Receivable

Beneficient Loans Receivable

Loans receivable held by the Company as of June 30, 2020 and December 31, 2019, were originated primarily through the initial capitalization transactions of Beneficient in 2017 and 2018. These loans are collateralized by the portfolio of alternative assets held in the custody of certain trusts of the ExAlt Plan™. The outstanding principal balance was $444.9 million and $425.9 million as of June 30, 2020 and December 31, 2019, respectively, which included $185.0 million and $154.7 million of inception-to-date interest income paid-in-kind, respectively.

Components of the carrying value of loans receivable were as follows for the periods presented below (in thousands):

	June 30, 2020	December 31, 2019
Loans receivable, net of unearned income	$218,448	$232,344
Allowance for loan losses	(7,900)	—
Loans receivable, net	$210,548	$232,344

As described in Note 4, on December 31, 2019, a change-of-control event occurred that resulted in the application of push-down accounting, and all of Beneficient’s assets and liabilities were recorded at fair value. Certain of the purchased loans were determined to be PCI loans under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, as defined in Note 2, with the remaining loans accounted for under ASC 310-20, Nonrefundable Fees and Other Costs. For loans accounted for under ASC 310-20, the discount arising due to the difference between each loan’s carrying value and the estimated fair value at the time of acquisition will be accreted into interest income over its remaining contractual life. Should management obtain new information about facts and circumstances that existed at the acquisition date, additional adjustments to the fair values assigned to acquired loans could occur during the measurement period of one year from the acquisition date.

The following table reflects the fair value of non-PCI and PCI loans as of December 31, 2019, the date of the change-of control (in thousands):

Fair value of non-PCI loans	$86,436

Fair value of PCI loans	$145,908

The fair values above do not include the downward measurement period adjustments totaling $26.1 million discussed in Note 4.

The following table reflects the outstanding principal balance and carrying amounts of the non-PCI loans (in thousands):

	June 30, 2020		December 31, 2019
	Carrying Value	Unpaid Balance	Carrying Value	Unpaid Balance
Loans receivable	$90,041	$136,175	$86,436	$129,304

The following table reflects the outstanding principal balance and carrying amounts of the PCI loans (in thousands):

	June 30, 2020		December 31, 2019
	Carrying Value	Unpaid Balance	Carrying Value	Unpaid Balance
Loans receivable	$120,507	$308,676	$145,908	$296,627

As of December 31, 2019, total contractually required payments receivable, including interest, on PCI loans over the remaining contract period was $772.2 million. This assumes all loans accrue interest through maturity, with maturities on loans that existed at December 31, 2019 ranging from 2029 to 2030. Cash flows expected to be collected at the acquisition date totaled $235.6 million. The difference between total cash flows expected to be collected and the fair value of the loans represents accretable yield.

Annex B-23

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(6) Loans Receivable (cont.)

The following table presents a rollforward of the accretable yield for the three and six months ended June 30, 2020 (in thousands):

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Balance, beginning of period	$81,529	$89,647
Accretion	(7,427)	(14,964)
Decrease in accretable yield(a)	(7,719)	(8,300)
Balance, end of period	$66,383	$66,383

____________

(a)      Includes changes in the accretable yield due to both transfers from the nonaccretable difference and the impact of changes in the expected timing of cash flows.

The changes in the allowance for loan losses for the three and six months ended June 30, 2020 are as follows (in thousands):

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Beginning balance	$700	$—
Provision	7,200	7,900
Charge-offs and other, net	—	—
Ending balance	$7,900	$7,900

As of June 30, 2020, the allowance for loan losses, all of which was related to PCI loans, was $7.9 million. The loan loss provision expense, all of which was related to PCI loans, during the three and six months ended June 30, 2020, was $7.2 million and $7.9 million, respectively. The loan loss provision expense recorded during the three months ended June 30, 2020 was primarily due to expected losses associated with a single PCI loan.

There were no net charge-offs related to PCI loans during the three and six months ended June 30, 2020. As a result of the push-down accounting described in Note 4, the loans were recorded at fair value and there was no carryover allowance for loan losses recorded as of December 31, 2019.

Beneficient recognizes charge-offs in the period in which they are confirmed for its collateral-dependent loans. Therefore, impaired collateral-dependent loans are written down to their estimated net realizable value, based on disposition value.

Promissory Note-LiquidTrusts

On May 31, 2019, GWG Life entered into a Promissory Note (the “Promissory Note”), made by Jeffrey S. Hinkle and Dr. John A. Stahl, not in their individual capacity but solely as trustees of The LT-1 LiquidTrust, The LT-2 LiquidTrust, The LT-5 LiquidTrust, The LT-7 LiquidTrust, The LT-8 LiquidTrust and The LT-9 LiquidTrust (collectively, the “LiquidTrust Borrowers”). Pursuant to the terms of the Promissory Note, GWG Life funded a term loan to the LiquidTrust Borrowers in an aggregate principal amount of $65.0 million (the “Loan”), which Loan was funded in two installments as described below. The Loan was made pursuant to GWG Holdings’ strategy to further diversify into alternative assets (beyond life insurance) and ancillary businesses and was intended to better position Beneficient’s balance sheet, working capital and liquidity profile to satisfy anticipated Texas Department of Banking regulatory requirements.

The LiquidTrust Borrowers are common law trusts established as part of alternative asset financings extended by a subsidiary of Ben LP, of which the GWG Holdings owns approximately 96% of the issued and outstanding Common Units (although, on a fully diluted basis, GWG Holdings’ ownership interest in Common Units would be reduced

Annex B-24

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(6) Loans Receivable (cont.)

significantly below a majority of those issued and outstanding). Although each Borrower is allocated a portion of the Loan equal to approximately 16.7% of the aggregate outstanding principal of the Loan, the Loan constitutes the joint and several obligations of the LiquidTrust Borrowers.

An initial advance in the principal amount of $50.0 million was funded on June 3, 2019 and, subsequent to satisfaction of certain customary conditions, the second advance in the principal amount of $15.0 million was funded on November 22, 2019. The Loan bears interest at 7.0% per annum, with interest payable at maturity, and matures on June 30, 2023. The loan is reported in financing receivables from affiliates in the consolidated balance sheets and included accrued interest receivable of $4.4 million and $2.2 million as of June 30, 2020 and December 31, 2019, respectively. There was no allowance for loan losses related to the Promissory Note as of June 30, 2020 or December 31, 2019. Subject to the Intercreditor Agreements (as defined below), the Loan can be prepaid at the LiquidTrust Borrowers’ election without premium or penalty.

The Loan is unsecured and is subject to certain covenants (including a restriction on the incurrence of any indebtedness senior to the Loan other than existing senior loan obligations to HCLP Nominees, L.L.C. (“HCLP”), as Senior Lender) and events of default. HCLP is indirectly associated with one of Beneficient’s founders, who is also Chairman of the Board of Directors of GWG Holdings.

On July 29, 2020, the Company, represented by its Special Committee, approved a transaction by which the Company agreed to convert the May 31, 2019 Promissory Note and any related accrued interest into a $75.0 million Preferred Series C Unit Account (the “Preferred C”) in BCH. Refer to Note 18 for further details.

Intercreditor Agreements

In connection with the Promissory Note, GWG Life also entered into two intercreditor and subordination agreements: (1) an Intercreditor Agreement between GWG Life and HCLP and (2) an Intercreditor Agreement between GWG Life and Beneficient Holdings, Inc. (“BHI”) (the “Intercreditor Agreements”). Under the Intercreditor Agreements, GWG Life agrees to subordinate the Loan to the secured obligations of Beneficient and its affiliates outstanding to the Senior Lender (the “Senior Loan Obligations”), agrees to not take any liens to secure the Loan (and to subordinate such liens, if any, to the liens of the Senior Lender), and agrees not to take enforcement actions under the Promissory Note until such Senior Loan Obligations are paid in full. The Intercreditor Agreements establish various other inter-lender and subordination terms, including, without limitation, with respect to permitted actions by each party, permitted payments, waivers, voting arrangements in bankruptcy, application of certain proceeds and limitations on amendments of the respective loan obligations of the parties. The Senior Lender has agreed not to extend the maturity of its loan obligations beyond June 30, 2023 or increase the outstanding principal of the loans made by the Senior Lender without the written consent of GWG Life. GWG Life has agreed not to transfer, assign, pledge, grant a security interest in or otherwise dispose of (including, without limitation, pursuant to a foreclosure) the Promissory Note except with the written consent of the Senior Lender (such consent not to be unreasonably withheld) or to the Company or direct or indirect wholly-owned subsidiaries thereof.

(7) Fair Value Definition and Hierarchy

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the marketplace, including the existence and transparency of transactions between market participants. Assets and liabilities with readily available and actively quoted prices, or for which fair value can be measured from actively quoted prices in an orderly market, generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Annex B-25

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(7) Fair Value Definition and Hierarchy (cont.)

ASC 820 maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the use of observable inputs whenever available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from third-party sources. Unobservable inputs are inputs that reflect assumptions about how market participants price an asset or liability based on the best available information. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (a non-distressed transaction in which neither seller nor buyer is compelled to engage in the transaction). A sale of the portfolio or a portion of the portfolio in an other than orderly transaction would likely occur at less than the fair value of the respective life insurance policies.

The fair value hierarchy prioritizes the inputs into three levels based on the observability of inputs as follows:

Level 1 —

Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date. Valuations are based on quoted prices that are readily and regularly available in an active market.

Level 2 —

Valuations based quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable market data.

Level 3 —

Valuations based on inputs that are unobservable, are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such instruments.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The availability of observable inputs can vary by types of assets and liabilities and is affected by a wide variety of factors, including, for example, whether an instrument is established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for assets and liabilities categorized in Level 3.

Financial instruments measured at fair value on a recurring basis

The Company’s financial assets and liabilities carried at fair value on a recurring basis, including the level in the fair value hierarchy, on June 30, 2020 and December 31, 2019 are presented below (in thousands).

	As of June 30, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Investments in life insurance policies	$—	$—	$794,706	$794,706
	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Investments in life insurance policies	$—	$—	$796,039	$796,039

Annex B-26

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(7) Fair Value Definition and Hierarchy (cont.)

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis:

Investments in life insurance policies

The estimated fair value of our portfolio of life insurance policies is determined on a quarterly basis by management taking into consideration a number of factors, including changes in discount rate assumptions, estimated premium payments and life expectancy estimate assumptions, as well as any changes in economic and other relevant conditions. The discount rate incorporates current information about discount rates observed in the life insurance secondary market through competitive bidding observations (which have declined recently as a result of our decreased purchase activity) and other means, fixed income market interest rates, the estimated credit exposure to the insurance company that issued the life insurance policy and management’s estimate of the operational risk yield premium a purchaser would require to receive the future cash flows derived from our portfolio as a whole. Management has significant discretion regarding the combination of these and other factors when determining the discount rate.

Under our Longest Life Expectancy portfolio valuation methodology, we: i) utilize life expectancy reports from third-party life expectancy providers for the pricing of all life insurance policies; ii) apply a stable valuation methodology driven by the experience of our life insurance portfolio, which is re-evaluated if experience deviates by a specified margin; and iii) use relevant market observations that can be validated and mapped to the discount rate used to value the life insurance portfolio.

These inputs are then used to estimate the discounted cash flows from the portfolio using the ClariNet LS probabilistic and stochastic portfolio pricing model from ClearLife Limited, which estimates the expected cash flows using various mortality probabilities and scenarios. The valuation process includes a review by senior management as of each quarterly valuation date. We also engage ClearLife Limited to prepare a net present value calculation of our life insurance portfolio using the inputs we provide on a quarterly basis.

The following table reconciles the beginning and ending fair value of our Level 3 investments in our portfolio of life insurance policies (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Beginning balance	$802,181	$782,185	$796,039	$747,922
Total gain in earnings(1)	5,278	18,279	17,456	33,850
Purchases	—	4,146	—	31,539
Settlements(2)	(12,753)	(5,344)	(18,789)	(14,045)
Transfers into Level 3	—	—	—	—
Transfers out of Level 3	—	—	—	—
Ending balance	$794,706	$799,266	$794,706	$799,266

____________

(1)      Net change in fair value

(2)      Policy maturities at initial cost basis

The net activity in the table above is reported in gain on life insurance policies, net, in the condensed consolidated statements of operations. There were no net unrealized gains/losses for Level 3 assets included in other comprehensive income as of June 30, 2020 and 2019.

Annex B-27

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(7) Fair Value Definition and Hierarchy (cont.)

There have been no transfers between levels for any assets or liabilities recorded at fair value on a recurring basis or any changes in the valuation techniques used for measuring the fair value as of June 30, 2020 and December 31, 2019. The following table provides quantitative information about the significant unobservable inputs used in the fair value measurement of the Company’s Level 3 fair value assets:

	As of June 30, 2020	As of December 31, 2019
Weighted-average age of insured, years*	82.7	82.4
Age of insured range, years	63 – 101	62 – 101
Weighted-average life expectancy, months*	82.7	86.2
Life expectancy range, months	0 – 240	0 – 240
Average face amount per policy (in thousands)	$1,779	$1,756
Discount rate	8.25%	8.25%

____________

(*)      Weighted-average by face amount of policy benefits

Life expectancy estimates and market discount rates for a portfolio of life insurance policies are inherently uncertain and the effect of changes in estimates may be significant. For example, if the life expectancy estimates were increased or decreased by four and eight months on each outstanding policy, and the discount rates were increased or decreased by 1% and 2%, with all other variables held constant, the fair value of our investment in life insurance policies would increase or decrease as summarized below (in thousands):

	Change in Life Expectancy Estimates
	Minus 8 months	Minus 4 months	Plus 4 months	Plus 8 months
June 30, 2020	$110,109	$55,847	$(55,008)	$(109,155)
December 31, 2019	$113,812	$57,753	$(55,905)	$(111,340)
	Change in Discount Rate
	Minus 2%	Minus 1%	Plus 1%	Plus 2%
June 30, 2020	$86,748	$41,315	$(37,689)	$(72,172)
December 31, 2019	$91,890	$43,713	$(39,790)	$(76,118)

Financial instruments measured at fair value on a non-recurring basis

There were no assets or liabilities measured at fair value on a non-recurring basis as of June 30, 2020. As of December 31, 2019, Beneficient’s assets and liabilities were recorded at fair value in the consolidated balance sheet due to the application of purchase accounting in accordance with ASC 805 as described in Note 4.

Carrying amounts and estimated fair values

The Company is required to disclose the estimated fair value of financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate those values. These fair value estimates are determined based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price at which an asset could be sold or the price at which a liability could be settled. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, estimates of fair values are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. Nonfinancial instruments are excluded from disclosure requirements.

Annex B-28

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(7) Fair Value Definition and Hierarchy (cont.)

The carrying amounts and estimated fair values of the Company’s financial instruments not recorded at fair value, were as noted in the tables below (in thousands).

	As of June 30, 2020
	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Financial assets:
Cash, cash equivalents and restricted cash	1	$168,292	$168,292
Life insurance policy benefits receivable, net	1	19,789	19,789
Loans receivable, net of allowance for loan losses and unearned income	3	210,548	221,507
Fees receivable	1	31,611	31,611
Financing receivables from affiliates	2	69,428	62,510
Financial liabilities:
Senior credit facility	2	$203,578	$213,117
L Bonds and Seller Trust L bonds	2	1,439,865	1,421,907
Other borrowings	2	152,118	152,118
	As of December 31, 2019
	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Financial assets:
Cash, cash equivalents and restricted cash	1	$99,331	$99,331
Life insurance policy benefits receivable, net	1	23,031	23,031
Loans receivable, net of allowance for loan losses and unearned income	3	232,344	232,344
Fees receivable	1	29,168	29,168
Financing receivables from affiliates	2	67,153	59,608
Financial liabilities:
Senior credit facility with LNV Corporation	2	$174,390	$184,587
L Bonds and Seller Trust L Bonds	2	1,293,530	1,390,288
Other borrowings	2	153,086	153,086

(8) Equity Method Investments

FOXO BioScience LLC (formerly, InsurTech Holdings, LLC)

On November 11, 2019, GWG contributed the common stock and membership interests of its wholly-owned subsidiaries, FOXO Labs and FOXO Life (“Insurtech Subsidiaries”), to a legal entity, FOXO, in exchange for a membership interest in FOXO. Although GWG Holdings currently owns 100% of FOXO’s equity, we do not have a controlling financial interest in FOXO because the managing member has substantive participating rights. Therefore, we account for our ownership interest in FOXO as an equity method investment.

The transaction resulted in a loss of control of the Insurtech Subsidiaries and, as a result, we deconsolidated the subsidiaries and recorded an equity method investment balance during the fourth quarter of 2019. The loss of control required us to measure the equity investment at fair value. We determined the fair value of our investment in FOXO approximated the carrying value of $3.4 million, which was primarily comprised of cash and fixed assets contributed to the entity during the fourth quarter of 2019. We recognized a loss on equity method investment of $1.6 million during the fourth quarter of 2019, resulting in a balance of $1.8 million as of December 31, 2019.

Annex B-29

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(8) Equity Method Investments (cont.)

The following table includes a rollforward of the equity method investment in FOXO (in thousands):

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Beginning balance	$5,648	$1,761
Contributions	3,750	9,167
Loss on equity method investment	(1,318)	(2,848)
Other	(307)	(307)
Ending balance	$7,773	$7,773

In accordance with the operating agreement of FOXO, GWG Holdings is committed to contribute an additional $8.8 million to the entity through October 2021. Our investment in the membership interest of FOXO is presented in other assets in our consolidated balance sheets. Our proportionate share of earnings or losses from our investee is recognized in earnings (loss) from equity method investments in our consolidated statements of operations.

The Beneficient Company Group, L.P.

During 2018, we acquired 40,505,279 million Common Units for a total limited partnership interest in the Common Units of approximately 89.9% as of December 31, 2018. On June 12, 2019, we acquired an additional 1,000,000 Common Units from a third party for a cash investment of $10.0 million. On December 31, 2019, we acquired an additional 666,667 newly-issued Common Units for a cash investment of $10.0 million. On May 26, 2020, we acquired an additional 26,009 Common Units from a third party for a cash investment of $260,090. The Common Units are not publicly traded on a stock exchange.

Prior to December 31, 2019, our investment in Common Units was presented in equity method investment on our consolidated balance sheets. Our proportionate share of earnings or losses from our investee was recognized in earnings (loss) from equity method investments in our consolidated statements of operations. We recorded our share of the earnings or loss of Beneficient through September 30, 2019, on a one-quarter lag.

On December 31, 2019, we obtained control of Beneficient and consolidated Beneficient as of that date in accordance with ASC 805, Business Combinations. See Note 4 for further information on the business combination. In connection with the consolidation, we discontinued the one-quarter reporting lag.

Pre-consolidation financial information pertaining to Beneficient is summarized in the table below (in thousands):

	Three Months Ended March 31, 2019		Six Months Ended March 31, 2019
Total revenues	$15,805		$41,111
Net loss	(4,397)		(46,041)
Net gain (loss) attributable to Ben LP common unitholders	673		(12,519)
GWG portion of net earnings (loss)	600	(1)	(1,327	)(2)

____________

(1)      Our portion of Beneficient’s net earnings (loss) from January 1, 2019 to March 31, 2019. This amount was recognized during the three months ended June 30, 2019.

(2)      Our portion of Beneficient’s net earnings (loss) from October 1, 2018 to March 31, 2019. This amount was recognized during the six months ended June 30, 2019.

Annex B-30

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(8) Equity Method Investments (cont.)

We eliminated the effects of any intercompany transactions in the summarized information presented above. Our historical ownership percentage of our investment in Common Units is as follows:

Date	Percentage of Outstanding Common Units	Reason
August 10, 2018	13.9%	Purchase of units
December 28, 2018	89.9%	Purchase of units
March 31, 2019	88.1%	Change in investee outstanding units
June 12, 2019	90.2%	Purchase of units
December 31, 2019	95.5%	Purchase of units
May 26, 2020	95.6%	Purchase of units

(9) Variable Interest Entities

In accordance with ASC 810, Consolidation, the Company assesses whether it has a variable interest in legal entities in which it has a financial relationship and, if so, whether or not those entities are variable interest entities (“VIEs”). For those entities that qualify as VIEs, ASC 810 requires the Company to determine if the Company is the primary beneficiary of the VIE, and if so, to consolidate the VIE.

Prior to December 31, 2019, we determined that Beneficient was a VIE, but that we were not the primary beneficiary of the VIE. GWG Holdings did not have the power to direct any activities of Beneficient, or any of its related parties, that most significantly impacted Beneficient’s economic performance. GWG Holdings had no board representation at Ben LP or at its general partner. The general partner was exclusively assigned all management powers over the business and affairs of Beneficient, and the limited partners did not have the ability to remove the general partner. Therefore, GWG Holdings did not consolidate the results of Beneficient in our condensed consolidated financial statements until the change-of-control occurred on December 31, 2019. Prior to the change-of-control, GWG Holdings’ exposure to risk of loss in Beneficient was generally limited to its investment in Common Units, its financing receivable from Beneficient and its equity security investment in the Option Agreement to purchase additional Common Units. Effective December 31, 2019, GWG Holdings obtained the ability to appoint a majority of the board of directors of the general partner of Ben LP. As a result, GWG Holdings became the primary beneficiary of Ben LP on December 31, 2019, and consolidated Beneficient on that date.

We determined that the LiquidTrust Borrowers are VIEs, but that we are not the primary beneficiary of these VIEs. We do not have the power to direct any activities of the LiquidTrust Borrowers that most significantly impact the Borrower’s economic performance. The Company’s exposure to risk of loss in the LiquidTrust Borrowers is limited to its financing receivable from the LiquidTrust Borrowers.

The Company also determined that certain other trusts included within the ExAlt PlanTM used in connection with Beneficient’s operations are VIEs but that we are not the primary beneficiary of these VIEs. The Company does not have both the power to direct the most significant activities of the trusts and the obligation to absorb losses or right to receive benefits that could potentially be significant to the trusts. The Company’s investments in the trusts are carried in loans receivable in the consolidated balance sheets. The Company’s exposure to risk of loss was determined as the amortized cost of the loans to the trusts, any earned but unpaid fees or expenses plus any remaining potential contributions for unfunded capital commitments and cash reserve commitments.

We determined that FOXO is a VIE, but that we are not the primary beneficiary of the VIE. We do not have the power to direct any activities of FOXO that most significantly impact its economic performance. The Company’s exposure to risk of loss in FOXO is limited to its equity method investment in the membership interests of FOXO and its remaining unfunded capital commitments.

Annex B-31

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(9) Variable Interest Entities (cont.)

The following table shows the classification, carrying value and maximum exposure to loss with respect to the Company’s unconsolidated VIEs (in thousands):

	June 30, 2020		December 31, 2019
	Carrying Value	Maximum Exposure to Loss	Carrying Value	Maximum Exposure to Loss
Loans receivable	$210,548	$315,750	$232,344	$335,255
Financing receivables from affiliates	69,428	69,428	67,153	67,153
Equity method investment	7,773	16,524	1,761	19,661
Accounts payable and accrued expenses	(2,560)	—	(2,515)	—
Total	$285,189	$401,702	$298,743	$422,069

(10) Debt

Senior Credit Facility with LNV Corporation

On November 1, 2019, DLP IV entered into a second amended and restated senior credit facility with LNV Corporation, as lender, and CLMG Corp., as the administrative agent on behalf of the lenders under the agreement, which replaced the amended and restated senior credit facility dated September 27, 2017 that previously governed DLP IV’s senior credit facility. The LNV Credit Facility makes available a total of up to $300.0 million in credit to DLP IV with a maturity date of September 27, 2029. Subject to available borrowing base capacity, additional advances are available under the LNV Credit Facility at the LIBOR rate described below. Such advances are available to pay the premiums and servicing costs of pledged life insurance policies as such amounts become due. Interest will accrue on amounts borrowed under the LNV Credit Facility at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (a) the greater of 1.50% or 12-month LIBOR, plus (b) 7.50% per annum. The effective rate at June 30, 2020 was 9.00%. Interest payments are made on a quarterly basis.

Under the LNV Credit Facility, DLP IV has granted the administrative agent, for the benefit of the lenders under the agreement, a security interest in all of DLP IV’s assets.

In conjunction with entering into the LNV Credit Facility, DLP IV pledged life insurance policies having an aggregate face value of approximately $298.3 million as additional collateral and received an advance of approximately $37.1 million (inclusive of certain fees and expenses incurred in connection with the negotiation and entry into the LNV Credit Facility). The LNV Credit Facility has certain financial and nonfinancial covenants, and we were in compliance with these covenants at June 30, 2020 and continue to be as of the date of this filing.

As of June 30, 2020, approximately 77.2% of the total face value of our life insurance policies portfolio is pledged to LNV Corporation. The principal amount outstanding under this facility was $213.1 million and $184.6 million at June 30, 2020 and December 31, 2019, respectively. Obligations under the LNV Credit Facility are secured by a security interest in DLP IV’s assets, for the benefit of the lenders, through an arrangement under which Wells Fargo Bank, N.A. serves as securities intermediary. The life insurance policies owned by DLP IV do not serve as direct collateral for the obligations of GWG Holdings under the L Bonds and Seller Trust L Bonds. The difference between the amount outstanding and the carrying amount on our consolidated balance sheets is due to netting of unamortized debt issuance costs.

Annex B-32

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(10) Debt (cont.)

L Bonds

We began publicly offering and selling L Bonds in January 2012 under the name “Renewable Secured Debentures”. These debt securities were re-named “L Bonds” in January 2015. L Bonds were publicly offered and sold on a continuous basis under a registration statement permitting us to sell up to $1.0 billion in principal amount of L Bonds through January 2018. On December 1, 2017, a registration statement relating to an additional public offering was declared effective permitting us to sell up to an additional $1.0 billion in principal amount of L Bonds on a continuous basis through December 2020. We had less than $0.5 million in remaining capacity under this offering as of July 31, 2020.

On June 3, 2020, a registration statement relating to an additional public offering was declared effective permitting us to sell up to $2.0 billion in principal amount of L Bonds on a continuous basis through June 2023. These bonds contain the same terms and features as our previous offerings.

We are party to an indenture governing the L Bonds dated October 19, 2011, as amended (“Indenture”), under which GWG Holdings is obligor, GWG Life is guarantor, and Bank of Utah serves as indenture trustee. Effective December 31, 2019, we entered into Amendment No. 2 to the indenture, which primarily modified the calculation of the debt coverage ratio to allow the Company greater flexibility to finance and to anticipate the potential impacts of GWG Holdings’ expanding relationship with Beneficient. The collateral and guarantee provisions of the L Bonds and Seller Trust L Bonds are described in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, as permitted by SEC rules 13-01 and 13-02 described in Note 2.

We were in compliance with the covenants of the indenture at June 30, 2020, and as of the date of this filing.

We publicly offer and sell L Bonds under a registration statement declared effective by the SEC and have issued Seller Trust L Bonds under a Supplemental Indenture, as described below. We temporarily suspended the offering of our L Bonds on May 1, 2019 as a result of our delay in filing certain periodic reports with the SEC. We recommenced our L Bond offering on August 8, 2019.

The bonds have renewal features under which we may elect to permit their renewal, subject to the right of bondholders to elect to receive payment at maturity. Interest is payable monthly or annually depending on the election of the investor.

At June 30, 2020 and December 31, 2019, the weighted-average interest rate of our outstanding L Bonds was 7.21% and 7.15%, respectively. The principal amount of L Bonds outstanding was $1.1 billion and $0.9 billion at June 30, 2020 and December 31, 2019, respectively. The difference between the amount of outstanding L Bonds and the carrying amount on our consolidated balance sheets is due to netting of unamortized deferred issuance costs, cash receipts for new issuances and payments of redemptions in process. Amortization of deferred issuance costs was $4.2 million and $3.2 million for the three months ended June 30, 2020 and 2019, respectively. Amortization of deferred issuance costs was $8.1 million and $6.0 million for the six months ended June 30, 2020 and 2019, respectively. Future expected amortization of deferred financing costs as of June 30, 2020 is $43.1 million in total over the next seven years.

Seller Trust L Bonds

On August 10, 2018, in connection with the Initial Transfer of the Exchange Transaction described in Note 1, GWG Holdings issued Seller Trust L Bonds in the amount of $366.9 million to the Seller Trusts. The maturity date of the Seller Trust L Bonds is August 9, 2023. The Seller Trust L Bonds bear interest at 7.50% per year. Interest is payable monthly in cash.

After December 28, 2020, the holders of the Seller Trust L Bonds will have the right to cause GWG Holdings to repurchase, in whole but not in part, the Seller Trust L Bonds held by such holder. The repurchase may be paid, at the option of GWG Holdings, in the form of cash, and/or a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the commercial loan between GWG Life and Ben LP entered into on August 10, 2018 and (ii) Common Units, or a combination of cash and such property.

Annex B-33

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(10) Debt (cont.)

The principal amount of Seller Trust L Bonds outstanding was $366.9 million at both June 30, 2020 and December 31, 2019.

Other Borrowings

Beneficient had borrowings with an aggregate carrying value of $152.1 million and $153.1 million as of June 30, 2020 and December 31, 2019, respectively. This aggregate outstanding balance includes a senior credit agreement and a subordinate credit agreement with respective balances, including accrued interest, of $77.4 million and $72.1 million at June 30, 2020 and $77.5 million and $72.2 million at December 31, 2019. The December 31, 2019 amounts exclude an aggregate unamortized premium of $0.9 million, which was fully amortized as of June 30, 2020. Both loans accrue interest at a rate of 1-month LIBOR plus 3.95%, compounded daily, with interest due by the 15th of each month. The senior credit agreement and the subordinate credit agreement originally were to mature on June 30, 2020. Both agreements were amended to extend the maturity dates to August 13, 2020. On August 13, 2020, amended and restated agreements for both loans were executed, which extended the maturity for both to August 10, 2021, as discussed in more detail in Note 18. Additional agreements were entered into on June 10, 2020 and on June 19, 2020, whereby Beneficient agreed to repay $25.0 million of the then outstanding principal balance and pay an extension fee of 2.5% of the outstanding aggregate principal balance of the loans after the $25.0 million repayment on July 15, 2020. A total of $28.6 million was paid on July 15, 2020, which included the $25.0 million principal payment, related accrued interest and the extension fee.

These loans are not currently guaranteed by GWG. The loans contain customary covenants and events of default and termination, including cross-default provisions. As of June 30, 2020, Beneficient was in compliance with all covenants.

Beneficient has additional borrowings maturing in 2023 and 2024 with an aggregate carrying value of $2.6 million and $2.5 million as of June 30, 2020 and December 31, 2019, respectively.

(11) Stockholders’ Equity

Common Stock

In September 2014, GWG Holdings consummated an initial public offering of its common stock resulting in the sale of 800,000 shares of common stock at $12.50 per share, and net proceeds of approximately $8.6 million after the payment of underwriting commissions, discounts and expense reimbursements. In connection with this offering, the common stock of GWG Holdings was listed on the Nasdaq Capital Market under the ticker symbol “GWGH.”

The 2018 transactions between GWG Holdings, GWG Life, Beneficient and the Seller Trusts described in Note 1 ultimately resulted in the issuance of 27,013,516 shares of GWG Holdings common stock to the Seller Trust in exchange for Common Units. The shares were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended. Also, the Purchase and Contribution Agreement described in Note 1 ultimately resulted in the sale of 2,500,000 shares of GWG Holdings common stock to BCC, and the contribution of 1,452,155 shares of GWG Holdings common stock to AltiVerse.

Pursuant to the Exchange Agreement described in Note 1, on December 31, 2019, holders of Ben LP Common Units have the right to exchange their Common Units for common stock of GWG Holdings. The exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with the Common Units to be exchanged to the market price of the common stock of GWG Holdings based on the volume weighted average price of GWG Holdings’ common stock for the five consecutive trading days prior to the quarterly exchange date. No Ben LP Common Units have been exchanged for common stock of GWG Holdings through June 30, 2020.

Annex B-34

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(11) Stockholders’ Equity (cont.)

On November 15, 2018, the Board of Directors of GWG Holdings approved a stock repurchase program pursuant to which the Company was permitted, from time to time, to purchase shares of its common stock for an aggregate purchase price not to exceed $1.5 million. Stock repurchases were able to be executed through various means, including, without limitation, open market transactions, privately negotiated transactions or otherwise. The stock repurchase program did not obligate the Company to purchase any shares, and expired on April 30, 2019.

The following table includes information about the stock repurchase program for the six months ended June 30, 2019 (dollar amounts in thousands, except per share data):

2019 Monthly Period	Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of the Program	Maximum Dollar Value of Shares that Remained Under the Program
January 2019	42,488	$8.47	52,523	$1,072
February 2019	202	8.88	52,725	1,070

____________

(1)      No stock was repurchased after February 2019, and the stock repurchase program expired on April 30, 2019.

Redeemable Preferred Stock

On November 30, 2015, our public offering of up to 100,000 shares of RPS at $1,000 per share was declared effective. Holders of RPS are entitled to cumulative dividends at the rate of 7% per annum, paid monthly. Dividends on the RPS are recorded as a reduction to additional paid-in capital, if any, then to the outstanding balance of the preferred stock if additional paid-in capital has been exhausted. Under certain circumstances described in the Certificate of Designation for the RPS, additional shares of RPS may be issued in lieu of cash dividends.

The RPS ranks senior to our common stock and pari passu with our RPS 2 (see further details in the section below) and entitles its holders to a liquidation preference equal to the stated value per share (i.e., $1,000) plus accrued but unpaid dividends. Holders of RPS may convert their RPS into our common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date of conversion, subject to a minimum conversion price of $15.00 and in an aggregate amount limited to 15% of the stated value of RPS originally purchased from us and still held by such purchaser.

Holders of RPS may request that we redeem their RPS at a price equal to their stated value plus accrued but unpaid dividends, less an applicable redemption fee, if any, as specified in the Certificate of Designation. Nevertheless, the Certificate of Designation for RPS permits us in our sole discretion to grant or decline redemption requests. Subject to certain restrictions and conditions, we may also redeem shares of RPS without a redemption fee upon a holder’s death, total disability or bankruptcy. In addition, after one year from the date of original issuance, we may, at our option, call and redeem shares of RPS at a price equal to their liquidation preference.

In March 2017, we closed the RPS offering to additional investors having sold 99,127 shares of RPS for an aggregate gross consideration of $99.1 million and incurred approximately $7.0 million of related selling costs.

At the time of its issuance, we determined that the RPS contained two embedded features: (1) optional redemption by the holder, and (2) optional conversion by the holder. We determined that each of the embedded features met the definition of a derivative; however, based on our assessment under ASC 470, Debt, (“ASC 470”) and ASC 815, Derivatives and Hedging, (“ASC 815”), we do not believe bifurcation of either the holder’s redemption or conversion feature is appropriate.

Annex B-35

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(11) Stockholders’ Equity (cont.)

Series 2 Redeemable Preferred Stock

On February 14, 2017, our public offering of up to 150,000 shares of RPS 2 at $1,000 per share was declared effective. The terms of the RPS 2 are largely consistent with those of the RPS, other than the conversion and redemption features discussed below.

Holders of RPS 2 may, less an applicable conversion discount, if any, convert their RPS 2 into our common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date of conversion, subject to a minimum conversion price of $12.75 and in an aggregate amount limited to 10% of the stated value of RPS 2 originally purchased from us and still held by such purchaser. We may, at our option, call and redeem shares of RPS 2 at a price equal to their liquidation preference (subject to a minimum redemption price, in the event of redemptions occurring less than one year after issuance, of 107% of the stated value of the shares being redeemed).

In April 2018, we closed the RPS 2 offering to additional investors having sold 149,979 shares of RPS 2 for an aggregate gross consideration of $150.0 million and incurred approximately $10.3 million of related selling costs.

The RPS 2 was determined to have the same two embedded features discussed in the RPS section above (optional redemption and optional conversion by the holder). We do not believe bifurcation of either the holder’s redemption or conversion feature is appropriate.

Preferred Series A Subclass 1 (Redeemable Noncontrolling Interest)

BCH, a consolidated subsidiary of Ben LP, has non-unitized equity outstanding. The Preferred Series A Subclass 1 Unit Accounts are non-participating and convertible on a dollar basis. The 4th Amended and Restated Limited Partnership Agreement (“LPA”) of BCH governs the terms of BCH’s equity securities.

Beginning June 1, 2018, the Preferred Series A Subclass 1 Unit Account holders agreed to temporarily reduce the preferred return rate. In 2019, Preferred Series A Subclass 1 Unit Account holders signed an agreement to forbear the right to receive an annualized preferred return in excess of a rate determined materially consistent with the methodology below until, initially, the earlier of December 31, 2019 or three months following the issuance of the limited trust association charters by the Texas Department of Banking. The charters from the Texas Department of Banking were not issued as of December 31, 2019. In 2020, this forbearance agreement was extended through June 30, 2020. The income allocation methodology under this forbearance agreement was as follows:

•        First, Ben, as the sole holder of Class A Units issued by BCH is allocated income from BCH to cover the expenses incurred solely by Ben;

•        Second, the remaining income at BCH is allocated 50% to the aggregate of Class A Units and Class S Ordinary Units and 50% to Preferred Series A Subclass 1 Unit Accounts, until the Common Units issued by Ben receive a 1% annualized return on the Common Unit account balance;

•        Third, after the 1% annualized return to the Common Unit issued by Ben is achieved, additional income is allocated to the Preferred Series A until the Preferred Series A is allocated the amount required under the LPA, (as amended); and

•        Finally, any remaining income is allocated under the terms of the current LPA (pro-rata between the Class A Units and Class S Ordinary Units).

Annex B-36

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(11) Stockholders’ Equity (cont.)

If and when the forbearance agreement expires, account holders will be entitled to a compounded quarterly preferred return. The preferred return to be paid to Preferred Series A Unitholders is limited by a quarterly preferred return rate cap that is based on the annualized revenues of BCH. Annualized revenues are defined as four times the sum of total quarterly interest, fee and dividend income plus total noninterest revenues. This quarterly rate cap is defined as follows:

•        0.25% if annualized revenues are $80 million or less;

•        0.50% if annualized revenues are greater than $80 million but equal to or less than $105 million;

•        0.75% if annualized revenues are greater than $105 million but equal to or less than $125 million;

•        1.00% if annualized revenues are greater than $125 million but equal to or less than $135 million;

•        1.25% if annualized revenues are greater than $135 million but equal to or less than $140 million; and

•        If over $140 million, the preferred return calculation is based on a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted CPI-U covering the period from the date of the last allocation of profits to such holders, plus (B) (x) 2% prior to an Initial Public Offering (as defined in the BCH LPA) by Ben and (y) 3% thereafter, and (ii) the denominator of which is one minus the highest effective marginal combined U.S. federal, state and local income tax rate in effect as of the beginning of the fiscal quarter for which such determination is being made for an individual resident in New York City, New York, assuming (1) that the aggregate gross income allocable with respect to the quarterly preferred return for such fiscal year will consist of the same relative proportion of each type or character (e.g., long term or short term capital gain or ordinary or exempt income) of gross income item included in the aggregate gross income actually allocated in respect of the quarterly preferred return for the fiscal year reflected in the BCH’s most recently filed Internal Revenue Service Form 1065 and (2) any state and local income taxes are not deductible against U.S. federal income tax.

The definition of Initial Public Offering includes an event, transaction or agreement pursuant to which the Common Units are convertible or exchangeable into equity securities listed on a national securities exchange or quotation in an automated quotation system.

No amounts have been paid to the Preferred Series A Subclass 1 Unit Account holders related to the preferred return from inception through June 30, 2020. In connection with the issuance of Preferred Series A Subclass 2 Units as part of the Option Agreement, the preferred return of Preferred Series A Subclass 1 Unit Account holders is reduced by the preferred return allocated to the Preferred Series A Subclass 2 Units during the period the Option Agreement remains outstanding.

Upon election by a holder, the Preferred Series A Unit Accounts (other than Preferred Series A Subclass 2 Unit Accounts) are, at any time on or after January 1, 2021, convertible in an amount of Preferred Series A Unit Accounts (other than Preferred Series A Subclass 2 Unit Accounts), equal to 20% of their Sub-Capital Accounts into Class S Ordinary Units (with the right to convert any unconverted amount from previous years in any subsequent years). Upon an election, a holder of Preferred Series A Subclass 1 Unit Accounts will be issued Class S Ordinary Units necessary to provide the holder with a number of Class S Ordinary Units that, in the aggregate, equal (a) the balance of the holder’s capital account associated with the Preferred Series A Subclass 1 Unit Accounts being converted divided by (b) either (x) prior to an initial public offering, the appraised per Class A Unit fair market value as determined by Beneficient or (y) following an initial public offering, the average price of a Common Unit for the thirty (30) day period ended immediately prior to the applicable conversion date. The holder of such newly issued Class S Ordinary Units may immediately convert them into Common Units. Additionally, effective December 31, 2030, if the Preferred Series A Subclass 1 Unit Accounts have not been converted, they will redeem for cash in an amount equal to the then

Annex B-37

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(11) Stockholders’ Equity (cont.)

outstanding capital account balance of the accounts. If available redeeming cash (as defined in the LPA) is insufficient to satisfy any such redemption requirements, BCH, on a quarterly basis, will redeem additional Preferred Series A Units until all such Preferred Series A Units have been redeemed. The Preferred Series A Subclass 1 Unit Accounts are subject to certain other conversion and redemption provisions.

The current LPA of BCH also includes certain limitations of BCH, without the consent of a majority-in-interest of the Preferred Series A Unit Account holders, to (i) issue any new equity securities and (ii) except as otherwise provided, incur indebtedness that is senior to or pari passu with any right of distribution, redemption, repayment, repurchase or other payments relating to the Preferred Series A Unit accounts. Further, BCH cannot, prior to the conversion of all the Preferred Series A Unit accounts, incur any additional long-term debt unless (i) after giving effect to the incurrence of the new long-term debt on a pro forma basis, the sum of certain preferred stock, existing debt and any new long-term indebtedness would not exceed 55% of BCH’s net asset value (“NAV”) plus cash on hand, and (ii) at the time of incurrence of any new long-term indebtedness, the aggregate balance of BCH’s (including controlled subsidiaries) debt plus such new long-term debt does not exceed 40% of the sum of the NAV of the collateral underlying the loan portfolio of BCH and its subsidiaries plus cash on hand at Ben LP, BCH and its subsidiaries.

The Preferred Series A Subclass 1 Unit Accounts are recorded in the consolidated balance sheet in the redeemable noncontrolling interest line item.

On July 15, 2020, BCH amended its limited partnership agreement in a 5th Amended and Restated Limited Partnership Agreement effective as of July 15, 2020, which created a new subclass of Preferred Series A Unit Accounts named the Preferred Series A Subclass 0 Unit Account (the “Preferred A.0”). Refer to Note 18 for further details.

Class S Ordinary Units

As of both June 30, 2020 and December 31, 2019, BCH had issued and outstanding 5.7 million Class S Ordinary Units. The Class S Ordinary Units participate on an as-converted basis pro-rata in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units have limited voting rights and do not entitle participation in the management of BCH’s business and affairs. The Class S Ordinary Units are exchangeable for Common Units on a one-for-one basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to Ben LP of a Class A Unit of BCH for each common unit issued.

The Class S Ordinary Units are recorded in the consolidated balance sheet in the noncontrolling interests line item.

Class S Preferred Units

The limited partnership agreement of BCH allows it to issue Class S Preferred Units. The Class S Preferred Units are entitled to a quarterly preferred return that is limited by the quarterly preferred return rate cap described above for Preferred Series A Subclass 1 except for when annualized revenues exceed $140 million, the Class S Preferred return is based on a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted CPI-U covering the period from the date of the last allocation of profits to such holders, plus (B) 0.75 percent, and (ii) the denominator of which is one minus the highest effective marginal combined U.S. federal, state and local income tax rate in effect as of the beginning of the fiscal quarter for which such determination is being made for an individual resident in New York City, New York, assuming (1) that the aggregate gross income allocable with respect to the quarterly preferred return for such fiscal year will consist of the same relative proportion of each type or character (e.g., long term or short term capital gain or ordinary or exempt income) of gross income item included in the aggregate gross income actually allocated in respect of the quarterly preferred return for the fiscal year reflected in the Ben Group Partnership’s most recently filed IRS Form 1065 and (2) any state and local income taxes are not deductible against U.S. federal income tax. The Class S Preferred Units also participate on an as-converted basis pro-rata in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries.

Annex B-38

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(11) Stockholders’ Equity (cont.)

As limited partner interests, these units are generally non-voting and do not entitle participation in the management of BCH’s business and affairs. Generally, the Class S Preferred Units are exchangeable for Common Units in Ben LP on a 1.2-for-1 basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to Ben LP of a Class A Unit for each Common Unit issued. Holders of Class S Preferred Units may elect to convert into Class S Ordinary Units in connection with a sale or dissolution of BCH.

No amounts have been paid to the Class S Preferred Unit holders related to the preferred return from inception through June 30, 2020. The Class S Preferred Units are recorded in the consolidated balance sheet in the noncontrolling interests line item.

(12) Equity-Based Compensation

As of June 30, 2020, the Company has outstanding equity-based awards under the GWG Holdings 2013 Stock Incentive Plan, the Beneficient Management Partners, L.P. (“BMP”) Equity Incentive Plan, and the Ben Equity Incentive Plan, as more fully described in the sections below.

2013 Stock Incentive Plan

GWG Holdings adopted the 2013 Stock Incentive Plan in March 2013, as amended on June 1, 2015, May 5, 2017 and May 8, 2018. Participants under the plan may be granted incentive stock options and non-statutory stock options; stock appreciation rights; stock awards; restricted stock; restricted stock units; and performance shares. Eligible participants include officers and employees of GWG Holdings and its subsidiaries, members of our Board of Directors, and consultants. Option awards generally expire 10 years from the date of grant. As of June 30, 2020, the Company has granted stock options, stock appreciation rights (“SAR”), and restricted stock units (“RSU”) under this plan.

During the six months ended June 30, 2020, a total of 33,018 stock options held by employees vested. Additionally, as a result of stock option exercises, 3,688 shares of common stock were issued to employees, net of shares forfeited to satisfy tax withholding obligations.

Upon the exercise of SARs, the Company is obligated to make cash payments equal to the positive difference between the market value of the Company’s common stock on the date of exercise less the market value of the common stock on the date of grant. The liability for the SARs as of June 30, 2020 and December 31, 2019 was $0.5 million and $0.6 million, respectively, and was recorded within accounts payable and accrued expenses in the condensed consolidated balance sheets.

During the six months ended June 30, 2020, 57,183 of the RSUs held by employees and directors vested.

BMP Equity Incentive Plan

The Board of Directors of Beneficient Management, Ben LP’s general partner, adopted the BMP Equity Incentive Plan in 2019. Under the BMP Equity Incentive Plan, certain directors and employees of Ben are eligible to receive equity units in BMP, an entity affiliated with the board of directors of Beneficient Management, in return for their services to Ben. The BMP equity units eligible to be awarded to employees are comprised of BMP’s Class A Units and/or BMP’s Class B Units (collectively, the “BMP Equity Units”). The BMP Equity Units awarded in 2019 and during the three and six months ended June 30, 2020, included some awards that were fully vested upon grant date, and some awards that are subject to service-based vesting over a four-year period from the date of hire.

As BMP’s equity is not publicly traded, the fair value of the BMP Equity Units is determined on each grant date using a probability-weighted discounted cash flow analysis. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. The resultant probability-weighted cash flows are then discounted using a rate that reflects the uncertainty surrounding the expected outcomes, which the Company believes is appropriate and representative of a market participant assumption.

Annex B-39

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(12) Equity-Based Compensation (cont.)

During the three months ended June 30, 2020, 1,963,969 vested units were forfeited and returned as a result of an agreement allowing Beneficient to recover the aforementioned units held by one former director of Beneficient (see further discussion below).

Ben Equity Incentive Plan

The Board of Directors of Beneficient Management adopted the Ben Equity Incentive Plan in September 2018. Under the Ben Equity Incentive Plan, Ben is permitted to grant equity awards, in the form of restricted equity units (“REUs”) representing ownership interests in Common Units. Settled awards under the Ben Equity Incentive Plan dilute Ben’s Common Unitholders. The total number of Common Units that may be issued under the Ben Equity Incentive Plan is equivalent to 15% of the number of fully diluted Common Units outstanding, subject to annual adjustment.

All REUs are subject to two performance conditions, both of which were met during 2019. Additionally, if a change-of-control event occurs prior to July 1, 2021, then all units, vested and unvested, will settle within 60 days. Any transaction where GWG Holdings obtains the right to appoint a majority of the members of Beneficient Management’s Board of Directors is expressly excluded from the definition of change-of-control for the REUs. Awards will generally be subject to service-based vesting over a multi-year period from the recipient’s date of hire, though some awards fully vest upon grant date. While providing services to Ben, if applicable, certain of these awards are subject to minimum retained ownership rules requiring the award recipient to continuously hold Common Unit equivalents equal to at least 15% of their cumulatively granted awards that have the minimum retained ownership requirement.

As Ben LP’s equity is not publicly traded, the fair value of the REUs is estimated on the grant date using recent equity transactions involving third parties, which provides the Company with observable fair value information sufficient for estimating the grant date fair value.

During the three months ended June 30, 2020, 507,500 vested units were forfeited as a result of an agreement allowing Beneficient to recover the aforementioned units held by one former director of Beneficient. Beneficient recognized $36.3 million of other income as a result of this recovery of equity-based compensation, including both BMP Equity Units and REUs. A substantial majority of the former director’s equity-based compensation units were fully vested, and the related expense was allocated to certain holders of noncontrolling interests and recorded in prior periods. The provisions of the award agreements related to the forfeiture of vested units resulted in the previous expense being recorded to other income in the current period and allocated to certain holders of noncontrolling interests, accordingly.

Annex B-40

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(12) Equity-Based Compensation (cont.)

The following table summarizes the award activity, in number of units, for each plan during the six months ended June 30, 2020:

	Balance at December 31, 2019	Granted	Vested	Exercised	Forfeited	Recovery of Vested Awards	Balance at June 30, 2020
Vested
Stock Options	673,341	—	33,018	(20,136)	(109,701)	—	576,522
SAR	200,745	1,575	24,604	(1,284)	(6,117)	—	219,523
RSU	—	—	57,183	—	—	—	57,183
BMP Equity Units	7,980,037	3,412,415	283,984	—	—	(1,963,969)	9,712,467
REUs	2,164,742	2,256,681	171,323	—	—	(507,500)	4,085,246
Unvested
Stock Options	232,040	—	(33,018)	—	(66,595)	—	132,427
SAR	174,880	26,475	(24,604)	—	(23,742)	—	153,009
RSU	244,083	—	(57,183)	—	(57,183)	—	129,717
BMP Equity Units	180,000	2,819,927	(283,984)	—	(157,749)	—	2,558,194
REUs	246,500	2,009,597	(171,323)	—	(147,400)	—	1,937,374
Total
Stock Options	905,381	—	—	(20,136)	(176,296)	—	708,949
SAR	375,625	28,050	—	(1,284)	(29,859)	—	372,532
RSU	244,083	—	—	—	(57,183)	—	186,900
BMP Equity Units	8,160,037	6,232,342	—	—	(157,749)	(1,963,969)	12,270,661
REUs	2,411,242	4,266,278	—	—	(147,400)	(507,500)	6,022,620

The holders of certain of the units issued under the BMP Equity Incentive Plan and the Ben Equity Incentive Plan, upon vesting, have the right to convert the units to shares of GWG Holdings common stock per the Exchange Agreement discussed in Note 1. As such, units vested and issued under Beneficient’s equity incentive plans may result in dilution of the common stock of GWG Holdings.

The following table presents the components of equity-based compensation expense recognized in the consolidated statement of operations (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Stock options	$38	$(17)	$86	$245
Stock appreciation rights	(316)	(417)	(111)	(4)
Restricted stock units	(299)	265	(38)	424
BMP equity units	2,172	—	39,124	—
REUs	2,017	—	33,999	—
Total equity-based compensation	$3,612	$(169)	$73,060	$665

Annex B-41

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(12) Equity-Based Compensation (cont.)

Unrecognized equity-based compensation expense totaled approximately $41.1 million as of June 30, 2020. We currently expect to recognize equity-based compensation expense of $8.4 million during the remainder of 2020, and the remainder thereafter based on scheduled vesting of awards outstanding as of June 30, 2020. The following table presents the equity-based compensation expense expected to be recognized over the next five years based on scheduled vesting of awards outstanding as of June 30, 2020 (in thousands):

	Stock Options	SAR	REUs	BMP Equity Units	Total
Six months ending 2020	$180	$11	$4,028	$4,176	$8,395
2021	109	154	7,897	8,283	16,443
2022	19	107	5,441	5,811	11,378
2023	—	22	2,353	2,096	4,471
2024	—	—	249	191	440
Total	$308	$294	$19,968	$20,557	$41,127

(13) Income Taxes

The Company applies an estimated annual effective rate to interim period pre-tax income to calculate the income tax provision for the quarter in accordance with the principal method prescribed by the accounting guidance established for computing income taxes in interim periods. Prior to 2020, the Company determined the quarterly income tax provision using a discrete year-to-date calculation.

Income tax benefit was $8.6 million and $23.1 million for the three and six months ended June 30, 2020, respectively. The Company’s effective tax rate was 24.7% for the six months ended June 30, 2020. The income tax benefit for the three months ended June 30, 2020 primarily reflects the effect of the reduction of a naked credit (described below). The income tax benefit for the six months ended June 30, 2020 primarily reflects the effects of a change in state taxing jurisdictions and the reduction of a naked credit (described below).

In late 2019, the Company moved its headquarters from Minnesota to Texas. This move resulted in a change in the state deferred tax rate from 9.8% to 0%. The tax effect of this move has been recorded as a discrete item during the period.

The Company currently records a valuation allowance against its deferred tax assets to the extent there are indefinite lived intangibles related to investments, business interest expense and net operating losses. Due to the uncertain timing of the reversal of these temporary differences, they cannot be considered as a source of future taxable income for purposes of determining a valuation allowance; therefore, the deferred tax liability cannot offset deferred tax assets. This is often referred to as a “naked credit.” Due to a prior deemed ownership change, net operating loss carryforwards are subject to Section 382 of the Internal Revenue Code.

We continue to monitor and evaluate the rationale for recording a full valuation allowance for the net amount of the deferred tax assets which are in excess of the indefinite-lived deferred tax assets and liabilities. We intend to continue maintaining a full valuation allowance on these net deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. Release of the valuation allowance would result in the recognition of certain deferred tax assets and a decrease to income tax expense for the period the release is recorded. However, the exact timing and amount of the valuation allowance release are subject to change on the basis of the level of profitability that we are able to actually achieve.

On March 27, 2020, Congress passed and the President signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which included significant changes to U.S. Federal income tax law. However, the only change that is expected to affect the Company is the modification to Section 163(j), which increased the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income.

Annex B-42

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(14) Loss per Common Share

The computations of basic and diluted income (loss) attributable to common shareholders per share for the three and six months ended June 30, 2020 and 2019 are as follows (in thousands, except share data and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Numerator:
Net loss attributable to common shareholders	$(18,136)	$(25,609)	$(67,520)	$(44,519)
Denominator:
Basic – weighted average common shares outstanding	30,536,830	33,011,603	30,535,811	32,998,246
Effect of dilutive securities	—	—	—	—
Diluted – weighted average common shares outstanding	30,536,830	33,011,603	30,535,811	32,998,246
Basic loss per common share	$(0.59)	$(0.78)	$(2.21)	$(1.35)
Diluted loss per common share	$(0.59)	$(0.78)	$(2.21)	$(1.35)

For the three months ended June 30, 2020 and 2019, RPS, RPS 2, restricted stock units, and stock options for a potential 2,368,178 and 2,524,833 shares, respectively, were not included in the calculation of diluted earnings per share because we recorded a net loss during these periods and the effects were anti-dilutive. For the six months ended June 30, 2020 and 2019, RPS, RPS 2, restricted stock units, and stock options for a potential 2,455,922 and 2,669,698 shares, respectively, were not included in the calculation of diluted earnings per share because we recorded a net loss during these periods and the effects were anti-dilutive. Potentially dilutive instruments issued by Ben LP that are ultimately exchangeable into GWG common stock were also excluded from the calculation of diluted earnings per share for the three and six months ended June 30, 2020 because we recorded a net loss during this period and the effects were anti-dilutive.

(15) Segment Reporting

The Company has two reportable segments consisting of Secondary Life Insurance and Beneficient. Corporate & Other includes certain activities not allocated to specific business segments. These activities include holding company financing and investing activities, and management and administrative services to support the overall operations of the Company and from November 1, 2019, include our equity method investment in FOXO.

The Secondary Life Insurance segment seeks to earn non-correlated yield from our portfolio of life insurance policies. Our Beneficient segment consists of the assets and operations of Ben LP and its subsidiaries. Beneficient became a consolidated subsidiary of GWG Holdings as of December 31, 2019, as described in Note 4. Ben LP provides a variety of trust services, liquidity products and loans for alternative assets and illiquid investment funds, and other financial services to mid-to-high net worth individuals. Prior to December 31, 2019, we accounted for our investment in the Common Units under the equity method.

These segments are differentiated by the products and services they offer as well as by the information used by the Company’s chief operating decision maker to determine allocation of resources and assess performance.
Annex B-43

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(15) Segment Reporting (cont.)

Earnings before taxes (“EBT”) is the measure of profitability used by management to assess performance of its segments and allocate resources. Segment EBT represents net income (loss) excluding income taxes and includes earnings (loss) from equity method investments and gain on consolidation of equity method investment.

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:	2020	2019	2020	2019
Secondary Life Insurance	$15,230	$20,778	$30,378	$42,961
Beneficient	53,543	3,144	71,952	6,014
Corporate & Other	16	88	16	252
Total	$68,789	$24,010	$102,346	$49,227
	Three Months Ended June 30,		Six Months Ended June 30,
Interest Expense:	2020	2019	2020	2019
Secondary Life Insurance	$24,346	$21,608	$47,039	$41,704
Beneficient	12,796	6,879	25,974	13,758
Corporate & Other	—	—	—	—
Total	$37,142	$28,487	$73,013	$55,462
	Three Months Ended June 30,		Six Months Ended June 30,
Interest Income:	2020	2019	2020	2019
Secondary Life Insurance	$232	$737	$847	$1,368
Beneficient	12,439	3,144	25,813	5,969
Corporate & Other	—	—	—	4
Total	$12,671	$3,881	$26,660	$7,341
	Three Months Ended June 30,		Six Months Ended June 30,
Segment EBT:	2020	2019	2020	2019
Secondary Life Insurance	$(12,446)	$(9,000)	$(27,167)	$(10,623)
Beneficient	17,621	(3,136)	(52,528)	(9,072)
Corporate & Other	(6,424)	(9,195)	(13,577)	(16,250)
Total	(1,249)	(21,331)	(93,272)	(35,945)
Income tax benefit	(8,550)	—	(23,057)	—
Net income (loss)	$7,301	$(21,331)	$(70,215)	$(35,945)
Total Assets:	June 30, 2020	December 31, 2019
Secondary Life Insurance	$955,032	$904,363
Beneficient	2,718,544	2,721,546
Corporate & Other	45,061	9,297
Total	$3,718,637	$3,635,206

The total assets of the Beneficient segment at both June 30, 2020 and December 31, 2019 includes goodwill of $2.4 billion, which represents all of the goodwill on the Company’s consolidated balance sheet as of the end of each reporting period.

Annex B-44

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(16) Commitments and Contingencies

Litigation — In the normal course of business, we are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on our financial position, results of operations or cash flows.

Commitments — GWG Holdings is committed to contribute an additional $8.8 million to FOXO through 2021, with an additional $4.7 million in the six months ending December 31, 2020 and $4.1 million in 2021. Beneficient had $73.6 million and $73.8 million of gross potential capital commitments as of June 30, 2020 and December 31, 2019, respectively, representing potential limited partner capital funding commitments on the alternative asset fund collateral to its loans above any cash reserves. The trust holding the interest in the limited partnership for the alternative asset fund is required to fund these limited partner capital commitments per the terms of the limited partnership agreement. To the extent that the associated trust cannot pay the capital funding commitment, Beneficient is obligated to lend sufficient funds to meet the commitment. Capital commitments generally originate from limited partner agreements having fixed or expiring expiration dates. The total limited partner capital funding commitment amounts may not necessarily represent future cash requirements.

(17) Concentration

Life Insurance Carriers

We primarily purchase life insurance policies written by life insurance companies rated investment-grade by third-party rating agencies, including A.M. Best Company, Standard & Poor’s and Moody’s. As a result, there may be concentrations of policies with certain life insurance companies. The following summarizes the face value of insurance policies with specific life insurance companies exceeding 10% of the total face value held by our portfolio.

Life Insurance Company	June 30, 2020	December 31, 2019
John Hancock Life Insurance Company	14.53%	14.23%
The Lincoln National Life Insurance Company	11.06%	11.55%
AXA Equitable Life Insurance Company	10.50%	10.63%

The following summarizes the number of insureds’ state of residence exceeding 10% of the total face value held by us:

State of Residence	June 30, 2020	December 31, 2019
California	17.88%	17.46%
Florida	14.88%	14.86%

Beneficient’s underlying portfolio companies primarily operate in the United States, with the largest percentage, based on NAV, operating in healthcare technology, bio-technology, and semiconductor and equipment industries.

(18) Subsequent Events and Other Matters

Proposed Amended and Restated Certificate of Incorporation

On July 6, 2020, GWG Holdings filed documents with the SEC seeking authority to potentially effect an exchange of its equity securities for securities issued by GWG Holdings or one or more of its subsidiaries (“subsidiary securities”) by adopting an Amended and Restated Certificate of Incorporation of GWG Holdings (the “Amended Charter”).

The proposed Amended Charter has been adopted by the Board of Directors of GWG Holdings, which declared its advisability, based upon a recommendation from a Special Committee of independent and disinterested directors. It has also been approved through a written consent from the holders of a majority of the outstanding shares of GWG Holdings’ common stock. To become effective, the Amended Charter must also be approved by the holders of a majority of the outstanding shares of RPS and RPS 2, each series voting separately as a class. We plan to solicit

Annex B-45

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(18) Subsequent Events and Other Matters (cont.)

the consent of the holders of our RPS and RPS 2 to the Amended Charter. While we believe such an exchange of equity securities may be a potential avenue to create efficiencies, no plans have been approved to exchange either the common stock, RPS or RPS 2 of GWG Holdings or the specific terms or issuer of any such securities that may be issued in connection therewith.

The proposed Amended Charter provides that the value for which each share of common stock to be exchanged may not be less than the greater of (i) $10 (subject to certain adjustments), or (ii) the volume weighted average price (“VWAP”) of the common stock for the twenty (20) trading days immediately prior to the date of any notice of exchange. The Amended Charter also requires that at least one class of the subsidiary securities to be listed on a national securities exchange prior to, or at the time of, the exchange.

In addition, the Amended Charter would permit GWG Holdings to exchange all of the RPS and RPS 2 for preferred equity securities of GWG Holdings or one or more of its subsidiaries (the “subsidiary preferred interest”) with substantially similar terms to that of the RPS and RPS 2, provided that, the Amended Charter requires the subsidiary preferred interest to have the following preferential terms:

•        accrue monthly cumulative dividends of not less than 7.5% per annum, subject to increase in the Board’s discretion, on the stated value of such subsidiary preferred interest; and

•        be subject to conversion into common equity securities of the issuer of the subsidiary preferred interest or a subsidiary thereof on terms substantially similar to those governing the conversion of the current RPS and RPS 2; provided, that the conversion price shall not be greater than $12 per common equity securities.

The Amended Charter would also provide for an exclusive forum in the state of Delaware for certain potential claims by stockholders, as specified in the Amended Charter.

There can be no assurance that GWG Holdings will receive the required consents of the holders of the RPS and RPS 2, and the Company has not approved any plans to exchange either the common stock or the RPS or RPS 2 or the terms or issuer or issuers of any securities issued in connection therewith, and there can be no assurance that any such exchange will occur or what the terms of the securities to be issued in connection with such exchange will be, other than as provided for in the Amended Charter. Any such exchange would be subject to approval of the terms of any such exchange by the Board of Directors of GWG Holdings and conditions precedent, some of which are outside of the Company’s control, including the issuance of trust company charters from the Texas Department of Banking.

5th Amended and Restated Limited Partnership Agreement, BCH

On July 15, 2020, BCH amended its limited partnership agreement in a 5th Amended and Restated Limited Partnership Agreement. The amendment created the Preferred A.0 subclass of Preferred Series A Unit Accounts. As a subclass of the Preferred Series A Unit Accounts, the Preferred A.0 receives the same preferred return on a quarterly basis as the other Preferred Series A subclasses. However, the Preferred A.0 is senior to all other classes of preferred equity, including the other subclasses of Preferred Series A in terms of allocations of profits, distributions, and liquidation. The Preferred A.0 can be converted into Class S Units at the election of the holder, at a price equal to (x) prior to the initial public listing, the per Common Unit fair market value as determined by the general Partner and (y) following the initial public listing, the lesser of (i) $10 and (ii) if the Common Units are listed on a national securities exchange, the volume-weighted average closing price of a Common Unit as reported on the exchange on which the Common Units are traded for the twenty (20) days immediately prior to the applicable exchange date, or if the Common Units are not listed on a national securities exchange, then the volume-weighted average closing price of a security traded on a national securities exchange or quoted in an automated quotation system into which the Common Units are convertible or exchangeable for the twenty (20) days immediately prior to the applicable exchange date.

The amendment also created a new class of preferred equity, the Preferred C. The Preferred C are non-participating and convertible on a basis consistent with the Preferred Series C Unit Purchase Agreement (the “Purchase Agreement”) discussed below. Account holders are entitled to a compounded quarterly preferred return based on a fraction, the

Annex B-46

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(18) Subsequent Events and Other Matters (cont.)

numerator of which is (a) the sum of an inflation adjustment amount, plus (1) 0.5% prior to the initial public listing and (2) 0.75% following the initial public listing, and the denominator of which is (b) 1 minus the means of the highest effective marginal combined U.S. federal, state and local income tax rate (including the rate of taxes under Section 1411 of the Code) for a Fiscal Year prescribed for an individual resident in New York, New York (taking into account (a) the nondeductibility of expenses subject to the limitations described in Sections 67 and 68 of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes), based on the Partnership’s most recently filed IRS form 1065.

BCH calculates two Preferred C capital accounts: the Liquidation Capital Account and the Conversion Capital Account. In calculating the Conversion Capital Account, the Preferred C is allocated profits and losses junior to the Preferred Series A Unit Accounts. In calculating the Liquidation Capital Account, the Preferred C is allocated profits and losses pari passu with the Preferred Series A Unit Accounts.

Following the exchange of any Preferred C into Common Units under the Purchase Agreement described below, the excess of the profits and losses allocated to the Preferred C under the Liquidation Capital Account will be deemed the “Excess Amount.” This Excess Amount will be specially allocated at each tax period in accordance with the principals of Treasury Regulation Section 1.704-1(b)(4)(x), to the Preferred Series A Subclass 1 Units Accounts, prior to any amount of profit, income or gain being allocated to any other class of units (other than the Preferred A.0) or limited partners until such special allocations equal, in the aggregate, such Excess Amount.

The only conversion, redemption, or exchange rights available to the Preferred C are those rights afforded in accordance with the Preferred Series C Unit Purchase Agreement, described below, or such similar agreement.

While any amount of Preferred C is outstanding, BCH cannot make any distributions, other than tax distributions and redemptions, distributions upon a liquidation of BCH, and distributions of net consideration received from a sale of BCH, without the prior consent of a majority in interest of the holders of the Preferred C.

Preferred Series C Unit Purchase Agreement

On July 15, 2020, the GWG Holdings entered into the Purchase Agreement with Ben LP and BCH. The Purchase Agreement was reviewed and approved by the Special Committee of the Company’s Board of Directors.

Pursuant to the Purchase Agreement, and provided it has adequate liquidity, GWG Holdings has agreed to make capital contributions from time to time to BCH in exchange for Preferred Series C Unit accounts (the “BCH Purchased Units”) of BCH during a purchasing period commencing on the Effective Date and continuing until the earlier of (i) the occurrence of a Change of Control Event (as defined below) and (ii) the mutual agreement of the parties (the “Purchasing Period”). A “Change of Control Event” shall mean (A) the occurrence of an event that results in GWG Holdings’ ownership of the fully diluted equity of Beneficient is less than 25%, the Continuing Directors (as defined below) of GWG Holdings cease to constitute a majority of the board of directors of GWG Holdings, or certain bankruptcy events occur with respect to GWG Holdings, and (B) the listing of Common Units on a national securities exchange (a “Public Listing”). The term “Continuing Directors” means, as of any date of determination, any member of the board of directors of GWG Holdings who: (1) was a member of the board of directors on December 31, 2019; or (2) was nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election.

If, on or prior to the end of the Purchasing Period, a Public Listing occurs, the BCH Purchased Units shall be automatically exchanged for Common Units, or another unit of Beneficient, as the parties may mutually agree (the “Beneficient Units”), at the lower of (i) the volume-weighted average of the Beneficient Units for the 20 trading days following the Public Listing, and (ii) $12.75.

Annex B-47

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(18) Subsequent Events and Other Matters (cont.)

In addition, at any time following the Effective Date, all or some of the BCH Purchased Units may be exchanged for Beneficient Units at the option of the Company (exercised by its Special Committee of the Board of Directors or, if such committee is no longer in place, the appropriate governing body of the Company); provided that, if Company exchanges less than all of the BCH Purchased Units, then, immediately after giving effect to such exchange, the Company shall be required to continue to hold BCH Purchased Units with a capital account that is at least $10 million. The exchange price for such Beneficient Units shall be determined by third-party valuation agents selected by GWG Holdings and Beneficient.

LiquidTrust Promissory Note Conversion

On July 29, 2020, GWG Holdings, represented by its Special Committee, approved a transaction by which GWG Holdings agreed to convert the May 31, 2019 Promissory Note discussed in Note 6, and any related accrued interest, into a $75.0 million capital account of Preferred C interests in BCH. The outstanding balance of the Promissory Note on June 30, 2020, with accrued and unpaid interest thereon, was $69.4 million. As part of the agreement in principle, if Beneficient has not received its trust charters as of the one-year anniversary of the definitive agreement, or if no trust charter filing is still pending or in the process of being refiled, GWG Holdings would receive an additional $5.0 million of Preferred C interests in BCH. The release of the LiquidTrust Borrowers from the Promissory Note is subject to the final negotiation and execution of definitive agreements governing the release and the satisfaction of any closing conditions to be set forth therein, some of which may be outside of the parties’ control. The parties have agreed to use their reasonable best efforts to enter into a definitive agreement as soon as possible.

Amendment of Beneficient Credit Agreements

On May 15, 2020, Beneficient executed a Term Sheet with its lender to amend its senior credit agreement and subordinated credit agreement (described in Note 10). The resulting Second Amended and Restated Credit Agreement and Second Amended and Restated Subordinate Credit Agreement was executed on August 13, 2020, with terms and conditions substantially consistent with the Term Sheet, as further described below. Prior to the execution of the Second Amended and Restated Credit Agreement and the Second Amended and Restated Subordinate Credit Agreement, other amendments extended the June 30, 2020 maturity dates of both loans to August 13, 2020, while Beneficient and the lender finalized the amended and restated credit agreements. Additional agreements were entered into on June 10, 2020, and on June 19, 2020, consistent with the Term Sheet, whereby Beneficient agreed to repay $25.0 million of the then outstanding principal balance and pay an extension fee of 2.5% of the outstanding aggregate principal balance of the loans, calculated after the $25.0 million repayment, on July 15, 2020. A total of $28.6 million was paid on July 15, 2020, which included the $25.0 million principal payment, related accrued interest thereon, and the extension fee described above.

On August 13, 2020, Beneficient executed the Second Amended and Restated Credit Agreement and the Second Amended and Restated Subordinate Credit Agreement with its lender. GWG Holdings, GWG Life, and a newly formed entity, GWG DLP Funding V, L.L.C. (“DLP V”), have also entered into the credit agreements with respect to provisions related to the potential future assumption of the loans by DLP V as described below. The amendments extend the maturity date of both loans to April 10, 2021, and increase the interest rate on each loan to 1-month LIBOR plus 8.0%, with a maximum interest rate of 9.5%. The loans are payable in three installments of $25.0 million on each of September 10, 2020, December 10, 2020, and March 10, 2021, with the remaining balance payable on April 10, 2021.

The amendments provide for the assumption of the loans by DLP V, a wholly owned subsidiary of GWG Life, pursuant to a Third Amended and Restated First Lien Credit Agreement, upon satisfaction of certain conditions precedent, including the issuance of Beneficient’s trust company charters by the Texas Department of Banking. The amendments provide that DLP V will receive Preferred C interests in exchange for assuming Beneficient’s amended loans in an amount equal to 110% of the then outstanding loan balance. Upon assumption of the loans, the lender will receive a fee of 2.0% of the then outstanding balance of the loans. Furthermore, upon assumption of the loans, the Commercial

Annex B-48

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(18) Subsequent Events and Other Matters (cont.)

Loan Agreement between GWG Life and Beneficient will be assumed by GWG Life USA, LLC, a wholly owned subsidiary of GWG Holdings, in exchange for Class A Subclass A-2 Units of BCH equivalent to the outstanding principal balance of the debt evidenced by the Commercial Loan Agreement. In connection with the assumption of the loans by DLP V, the lender will be granted a security interest in the Preferred Series A Subclass 1 Unit Accounts of BCH held by GWG Life and the life insurance policies held by DLP V, which are to be contributed to DLP V from GWG Life Trust.

In connection with the agreement by DLP V to assume the loans upon the issuance of Beneficient’s trust company charters, (i) the lender will be permitted to make capital contributions of up to $152.0 million in exchange for a Preferred Series A Subclass 1 Unit Account of BCH for an equal amount of cash for two years after the assumption of the loans; should the lender elect to make such a capital contribution, GWG Holdings or one of its subsidiaries will be allowed to exchange an amount of Preferred C into Preferred Series A Subclass 1 Unit Accounts or contribute cash for Preferred Series A Subclass 1 Unit Accounts, in certain circumstances, in order to maintain its relative ownership percentage of the Preferred Series A Subclass 1 Unit Accounts; (ii) BHI, which owns a majority of the Class S Ordinary Units, Preferred Series A Subclass 1 Unit Accounts, and FLP Subclass 1 Unit Accounts issued by BCH, will grant certain tax-related concessions related to the transaction to the lender as may be mutually agreed upon between the parties, and (iii) in exchange for the tax-related concessions to be agreed between the parties, (a) 5% of BHI’s Preferred Series A Sub Class 1 Unit Account, which will be held by the lender, may convert, upon delivery of notice by BHI or its designee, to a Preferred A.0 Unit Account of BCH, and (b) recipients of a grant of Preferred Series A Subclass 1 Unit Accounts from BHI will have the right to put an amount of Preferred Series A Subclass 1 Unit Accounts to Beneficient equal to any associated tax liability stemming from any such grant; provided that the aggregated associated tax liability shall not relate to more than $30 million of grants of Preferred Series A Subclass 1 Unit Accounts from BHI; and provided, further, that such a put cannot be exercised prior to July 1, 2021.

The amended loan terms and ancillary documents contain covenants that (i) prevent Beneficient from issuing any securities senior to the Preferred Series A Subclass 1 or Preferred A.0 Unit Accounts; (ii) prevent Beneficient from incurring additional debt or borrowings greater than $10.0 million, other than trade payables, while the loans are outstanding. (iii) prevent, without the written consent of the lender, GWG Life Trust or DLP V from selling, transferring or otherwise disposing any of the life insurance policies held by GWG Life Trust as of May 15, 2020, except that life insurance policies may be sold, transferred, or otherwise disposed of, provided that concurrent with the assumption of the loans by DLP V, a prepayment of the loans would be required, if necessary, to maintain certain loan-to-value percentages, after giving effect to such sale, transfer or disposal; and (iv) prevent, without the written consent of the lender, GWG Holdings from selling, transferring, or otherwise disposing of any Preferred Series A Subclass 1 Unit Accounts held as of May 15, 2020, other than to DLP V. These covenants are materially similar to the terms under the Third Amended and Restated First Lien Credit Agreement once assumed by DLP V.

The assumption set forth in the amendments are subject to, among other things, the satisfaction of certain closing conditions, some of which may be outside of the parties’ control.

Beneficient Put Options

On July 17, 2020, Beneficient, through its subsidiary CT Risk Management, L.L.C., made aggregate payments of $14.8 million to purchase put options against a decrease in the S&P 500 Index. The options have an aggregate notional amount of $300.0 million and are designed to protect the net asset value of the interests in alternative assets that collateralize Beneficient’s loan portfolio against market risk. One-half of the put options expire in July 2022 with the remaining put options expiring in July 2023. The Company does not anticipate these options will qualify for hedge accounting, and instead expects to recognize changes in fair value directly in earnings, accordingly.

Annex B-49

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(18) Subsequent Events and Other Matters (cont.)

Option Agreement Conversion

Effective August 11, 2020, as a result of the Exchange Agreement entered into by the parties on December 31, 2019, and the mutual agreement of the parties, the Option Agreement between Ben LP and GWG Holdings (see Note 1) was automatically exercised under the provisions of the Option Agreement. As such, GWG Holdings will receive approximately $57.5 million of Common Units at a price per unit equal to the average closing price of GWG Holdings’ common stock for the thirty trading days prior to the exercise, or approximately $7.10 per unit. The exercise of the Option Agreement has no impact on the Company’s consolidated financial statements as it is eliminated in consolidation.

COVID-19

In December, 2019, a novel strain of coronavirus and the associated respiratory disease (“COVID-19”) was first reported in Wuhan, China. Less than four months later, on March 11, 2020, the World Health Organization declared COVID-19 a pandemic. The extent of COVID-19’s effect on the Company’s operational and financial performance will depend on continuing developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on the Company’s business. Although a substantial majority of our employees continue to work remotely, we have maintained our operations at or near normal levels. We have not experienced any significant disruptions due to operational issues, loss of communication capabilities, technology failure or cyber-attacks. The Company continues to raise capital, receive interest income and insurance policy benefits, pay interest and dividends and otherwise meet its ongoing obligations. However, depending on the extent of the ongoing economic crisis resulting from the pandemic and its impact on the Company’s business, the disease could have a material adverse effect on our results of operations, financial condition and cash flows.

As discussed in our 2019 Form 10-K, management performs goodwill and intangible asset impairment testing annually, during the fourth quarter, or when events occur, or circumstances change that would more likely than not indicate impairment has occurred. The Company recorded goodwill on December 31, 2019, as a result of the transactions with Beneficient discussed in Note 4 to the condensed consolidated financial statements. Due to the significance of the COVID-19 pandemic, management performed a qualitative assessment of the goodwill of the Beneficient reporting unit as of June 30, 2020. Management concluded that the potentially large and underserved market that Beneficient is seeking to address, including the estimated demand from MHNW individuals and STM size institutions seeking liquidity for their professionally managed alternative assets, has not been negatively affected by the COVID-19 pandemic such that it is more likely than not that the fair value of the Beneficient reporting unit would exceed its carrying value as of June 30, 2020. Therefore, the impact of the COVID-19 pandemic through June 30, 2020 was not a triggering event to perform a quantitative test. We will continue to monitor the impact of COVID-19 on the economy and our business and will perform an interim quantitative goodwill impairment test if necessary.

Liquidity and Capital Resources

As of June 30, 2020, we had cash, cash equivalents and restricted cash of $168.3 million. We generated net losses attributable to common shareholders of $67.5 million and $44.5 million for the six months ended June 30, 2020 and 2019, respectively. As of August 10, 2020, we had cash, cash equivalents and restricted cash of approximately $123.5 million. Besides funding operating expenditures and having sufficient cash to fund anticipated additional investments in Beneficient primarily for its lending products and working capital needs, we are obligated to pay other items such as interest payments and debt redemptions, and preferred stock dividends and redemptions. We expect to satisfy these obligations and fund our operations through anticipated operating cash flows, receipt of proceeds from our insurance policies, sales of additional L Bonds, and, potentially, additional borrowings under existing debt facilities or new borrowings with other third-party lenders or asset sales.

Annex B-50

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(18) Subsequent Events and Other Matters (cont.)

GWG Holdings has a history of selling L Bonds dating back to January 2012. GWG Holdings may not be able sell additional L Bonds on terms as favorable to the Company as past transactions or in quantities sufficient to fund all of the Company’s operating requirements. Additionally, the Company may not be able to obtain additional borrowing under existing debt facilities or new borrowings with other third-party lenders. To the extent that GWG Holdings or its subsidiaries raise additional capital through the future issuance of debt, the terms of those debt securities may include terms that adversely affect the rights of our existing debt and/or equity holders or involve negative covenants that restrict GWG Holdings’ ability to take specific actions, such as incurring additional debt or making additional investments in growing the operations of the Company. If GWG Holdings is unable to fund its operations and other obligations, or defaults on its debt, then the Company will be required to either i) sell assets to provide sufficient funding or ii) to raise additional capital through the sale of equity and the ownership interest of our equity holders may be diluted.

Based on projections of anticipated operating cash flows, receipt of proceeds from our insurance policies, sales of additional L-Bonds, and, potentially, additional borrowings under existing debt facilities or new borrowings with other third-party lenders, we believe that we will have sufficient cash resources to finance our operations, satisfy our other obligations, and to fund anticipated additional investments in Beneficient through August 14, 2021.

Policy Benefits and L Bonds

Subsequent to June 30, 2020 through August 10, 2020, policy benefits on nine policies covering nine individuals have been realized. The face value of insurance benefits of these policies was $19.1 million.

Subsequent to June 30, 2020 through August 10, 2020, we have issued approximately $56.9 million of L Bonds.

Annex B-51

ITEM 2.     MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion should be read in conjunction with the condensed consolidated financial statements and accompanying notes and the information contained in other sections of this report. This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management.

Unless the context otherwise indicates, all references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, to the “Company,” “we,” “us,” “our” or “ours” or similar words are to GWG Holdings Inc. and its direct and indirect wholly-owned and consolidated subsidiaries, references to “GWG Holdings” refer to GWG Holdings Inc., references to “GWG Life” refer to GWG Life, LLC (a wholly-owned subsidiary of GWG Holdings), references to “Ben LP” refer to The Beneficient Company Group, L.P. (a consolidated subsidiary of GWG Holdings), references to “Beneficient” refer to Ben LP and all of its consolidated subsidiaries, references to “BCH” refer to Beneficient Company Holdings, L.P. (of which Ben LP is the general partner), references to “Beneficient Management” refer to Beneficient Management, L.L.C. (the general partner of Ben LP), references to “BCC” refer to Beneficient Capital Company, L.L.C. (a subsidiary of Ben LP), references to “BACC” refer to Beneficient Administrative and Clearing Company, L.L.C. (a subsidiary of Ben LP), references to “Pen” refer to Pen Indemnity Insurance Company, LTD (a subsidiary of Ben LP), references to “Ben Markets” refer to Ben Markets Management Holdings, L.P. (a subsidiary of Ben LP), references to “FOXO” refer to FOXO BioScience LLC (formerly, InsurTech Holdings, LLC, an equity investee of GWG Holdings), references to “FOXO Labs” refer to FOXO Labs Inc. (formerly, Life Epigenetics Inc., a wholly-owned subsidiary of FOXO) and references to “FOXO Life” refer to FOXO Life, LLC (formerly, youSurance General Agency, LLC, a wholly-owned subsidiary of FOXO).

Risk Relating to Forward-Looking Statements

This report contains forward-looking statements that reflect our current expectations and projections about future events. Actual results could differ materially from those described in these forward-looking statements.

The words “believe,” “could,” “possibly,” “probably,” “anticipate,” “estimate,” “project,” “expect,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Many of the forward-looking statements contained in this report can be found in the following discussion and analysis.

Such risks and uncertainties include, but are not limited to:

•        the valuation of assets reflected on our financial statements;

•        the illiquidity of our life insurance investments and receivables from affiliates;

•        the continued success of the alternative assets industry;

•        our ability to realize the anticipated benefits from our consolidation of Beneficient;

•        Beneficient’s financial performance and ability to execute on its business plan;

•        Beneficient’s ability to obtain the trust charters from the Texas Department of Banking necessary to implement its business plan;

•        changes resulting from the evolution of our business model and strategy with respect to Beneficient and the life insurance secondary market;

•        our reliance on debt financing and continued access to the capital markets;

•        our significant and ongoing financing requirements;

•        our predominant use of short-term debt to fund a portfolio of long-term assets could result in a liquidity shortage;

•        our ability to make cash distributions in satisfaction of dividend obligations and redemption requests;

•        our ability to satisfy our debt obligations if we were to sell our assets;

Annex B-52

•        general economic outlook, including prevailing interest rates;

•        the novel coronavirus pandemic, the ongoing economic downturn and its impact on our business;

•        federal, state, FINRA and other regulatory matters;

•        litigation risks;

•        our ability to comply with financial and non-financial covenants contained in borrowing agreements;

•        the reliability of assumptions underlying our actuarial models, including life expectancy (“LE”) estimates and our projections of mortality events and the realization of policy benefits;

•        risks relating to the validity and enforceability of the life insurance policies we purchase;

•        our reliance on information provided and obtained by third parties, including changes in underwriting tables and underwriting methodology;

•        life insurance company credit exposure;

•        cost-of-insurance (premium) increases on our life insurance policies;

•        performance of our investments in life insurance policies; and

•        risks associated with our investment in FOXO BioScience LLC (formerly InsurTech Holdings, LLC).

We caution you that the foregoing list of factors is not exhaustive. Forward-looking statements are only estimates and predictions, or statements of current intent. Actual results, outcomes or actions that we ultimately undertake could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements.

Overview

In 2018 and 2019, GWG Holdings and GWG Life consummated a series of transactions with Beneficient, as more fully described in Note 1 to our condensed consolidated financial statements in this Form 10-Q. On December 31, 2019, GWG Holdings obtained the right to appoint a majority of the board of directors of Beneficient Management. As a result of this change-of-control event, GWG Holdings reported the results of Beneficient on a consolidated basis beginning on the transaction date of December 31, 2019.

Beneficient is a financial services firm, based in Dallas, Texas, that provides liquidity solutions for professionally managed alternative assets for mid-to-high net worth (“MHNW”) individuals and small-to-mid (“STM”) size institutions, which previously had few options to obtain early liquidity for their alternative asset holdings. Beneficient has closed a limited number of these transactions to date, but intends to significantly expand its operations going forward. As part of the Company’s reorientation, we also changed our Board of Directors and executive management team. Beneficient plans to operate three potentially high value, high margin lines of business:

•        Private Trust Lending & Liquidity Products. Through BCC, Beneficient provides a unique suite of private trust, lending and liquidity products focused on bringing liquidity to owners of professionally managed alternative assets. Beneficient’s innovative liquidity solutions are designed to serve MHNW individuals, STM institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW clients with $5 million to $30 million in net worth and STM institutional clients typically holding less than $1 billion in assets.

•        Trust and Custody Services. Through BACC, and (subject to capitalization) through Pen, Beneficient plans, in the future, to market retirement funds, custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets.

•        Financial Technology. Through Ben Markets, Beneficient plans to provide online portals and financial technologies for the trading and financing of alternative assets. Beneficient’s existing and planned products and services are designed to support the tax and estate planning objectives of its MHNW clients, facilitate a diversification of assets or simply provide administrative management and reporting solutions tailored to the goals of the investor who owns alternative investments.

Annex B-53

While we are continuing our work to maximize the value of our secondary life insurance business, we do not anticipate purchasing additional life insurance policies in the secondary market and have increased capital allocated toward providing liquidity to holders of a broader range of alternative assets through Beneficient. We believe Beneficient’s operations will generally produce higher actual and risk-adjusted returns than those we can generally achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a diversified alternative asset portfolio, we will continue to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

GWG Holdings completed the transactions with Beneficient to provide the Company with a significant increase in assets and common shareholders’ equity. In addition, the transactions with Beneficient may provide the Company with the opportunity for a diversified source of future earnings within the alternative asset industry. As the combined organization expands, we believe the Beneficient transactions will transform GWG Holdings from a niche provider of liquidity to owners of life insurance to a full-scale provider of trust and liquidity products and trust services to owners of a broad range of alternative assets.

Critical Accounting Policies and Estimates

The preparation of our condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make significant judgments, estimates, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our judgments, estimates, and assumptions on historical experience and on various other factors believed to be reasonable under the circumstances. Actual results could differ materially from these estimates. We evaluate our judgments, estimates, and assumptions on a regular basis and make changes accordingly.

Material estimates that are particularly susceptible to change, in the near term, relate to: the determination of the fair values of assets acquired, liabilities assumed and noncontrolling interests under business combinations accounting guidance; the determination of the assumptions used in estimating the fair value of our investments in life insurance policies; determining the grant date fair value for equity-based compensation awards; determining our allowance for loan losses; evaluation of potential impairment of goodwill and other intangibles; and the value of our deferred tax assets and liabilities. We believe these estimates are likely to have the greatest potential impact on our condensed consolidated financial statements and accordingly believe these to be our critical accounting estimates.

Refer to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 27, 2020 (“2019 Form 10-K”) for a discussion of our critical accounting policies and estimates. As discussed in Note 2 to our condensed consolidated financial statements in this Form 10-Q, we have revised and added accounting policies as necessary to incorporate those accounting policies of Beneficient. There have been no significant changes to our critical accounting policies during the six months ended June 30, 2020, other than the additional policies noted below.

Loans Receivable and Allowance for Loan Losses

Loans receivable are carried at the principal amount outstanding, plus interest paid-in-kind. The loans do not have scheduled principal or interest payments due prior to their maturity date, which is generally 12 years from the date of origination. Prepayment of the loans, in whole or in part, is permitted without premium or penalty. Loans bear contractual interest at the greater of 14% plus or minus 95% of certain income or losses of the associated Funding Trust or 1-month LIBOR plus 10% compounded monthly. The primary source of repayment for the loans and related fees is cash flows from the alternative assets collateralizing the loans. Interest income on loans is accrued on the principal amount outstanding.

Impaired loans include non-accrual loans, purchased credit impaired (“PCI”) loans and partially charged-off loans. The accrual of interest on impaired loans is discontinued when, in management’s opinion, doubt exists about the full collectability of principal and interest. When a loan is placed on non-accrual status, all previously accrued and unpaid interest is charged against income. If the ultimate collectability of principal, wholly or partially, is in doubt, any payment received on a loan on which the accrual of interest has been suspended is applied to reduce principal first. Once all principal has been received, additional interest payments are recognized on a cash basis as interest income. Loans are returned to accrual status once collection of contractually required principal and interest is reasonably

Annex B-54

assured. At such time, the accrual of interest and amortization of any remaining discount shall resume. Any interest income that was applied to the principal balance is not reversed and is subsequently recognized as an adjustment to yield over the remaining life of the loan.

The allowance for loan losses is a valuation allowance for probable incurred credit losses in the portfolio. Management’s determination of the allowance is based upon an evaluation of the loan portfolio, impaired loans, economic conditions, volume, growth and composition of the collateral to the loan portfolio, and other risks inherent in the portfolio. Management applies risk factors to categories of loans and individually reviews all impaired loans above a de minimis threshold. Management relies heavily on statistical analysis, current net asset value (“NAV”) and distribution performance of the underlying alternative asset collateral and industry trends related to alternative asset investments to estimate losses. Management evaluates the adequacy of the allowance by reviewing relevant internal and external factors that affect credit quality. As the collateral is the sole source of repayment of the loans and related interest, these loans are considered to be collateral dependent. Beneficient recognizes the charge-off in the period in which it is confirmed for its collateral dependent loans. Therefore, impaired collateral dependent loans are written down to their estimated net realizable value based on disposition value.

Purchased Loans

Purchased loans are recorded at their fair value at the acquisition date. Credit discounts are included in the determination of fair value; therefore, an allowance for loan losses is not recorded at the acquisition date. Purchased loans are evaluated upon acquisition and classified as either purchased credit impaired (“PCI”) or non-purchased credit impaired (“non-PCI”).

PCI loans reflect credit deterioration since origination such that it is probable at acquisition that Beneficient will be unable to collect all contractually required payments. For PCI loans, expected cash flows at the acquisition date in excess of the fair value of loans are recorded as interest income over the life of the loans using a level yield method if the timing and amount of the future cash flows is reasonably estimable. Subsequent to the acquisition date, increases in cash flows over those expected at the acquisition date are recognized prospectively as interest income. Decreases in expected cash flows due to credit deterioration are recognized by recording an allowance for loan loss. Beneficient does not report PCI loans as nonperforming due to the accretion of interest income.

For non-PCI loans, the difference between the fair value and unpaid principal balance (“UPB”) of the loan at the acquisition date, referred to as a purchase premium or discount, is amortized or accreted to interest income over the contractual life of the loans using the effective interest method. In the event of prepayment, the remaining unamortized amount is recognized in interest income.

Goodwill and Identifiable Intangible Assets

Goodwill and other identifiable intangible assets are initially recorded at their estimated fair values at the date of acquisition. Goodwill and other intangible assets having an indefinite useful life are not amortized for financial statement purposes. In the event that facts and circumstances indicate that the goodwill or other identifiable intangible assets may be impaired, an interim impairment test would be required. Intangible assets with finite lives are amortized over their useful lives. We perform required annual impairment tests of our goodwill and other intangible assets during the fourth quarter for our reporting units.

The goodwill impairment test requires us to make judgments and assumptions. The test consists of estimating the fair value of each reporting unit based on valuation techniques, including a discounted cash flow model using revenue and profit forecasts and recent industry transaction and trading multiples of our peers, and comparing those estimated fair values with the carrying values of the assets and liabilities of each reporting unit, which includes the allocated goodwill. If the estimated fair value is less than the carrying value, we will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, any loss recognized will not exceed the total amount of goodwill allocated to that reporting unit.

This evaluation includes multiple assumptions, including estimated discounted cash flows and other estimates that may change over time. If future discounted cash flows become less than those projected by us, future impairment charges may become necessary that could have a materially adverse impact on our results of operations and financial condition in the period in which the write-off occurs.

Annex B-55

Equity-Based Compensation

The Company measures and recognizes compensation expense for all equity-based payments at fair value on the grant date over the requisite service period. GWG Holdings uses the Black-Scholes option pricing model to determine the fair value of stock options and stock appreciation rights. For restricted stock grants (including restricted stock units), fair value is determined as of the closing price of GWG Holdings’ common stock on the date of grant. As it is not publicly traded, Beneficient uses various methods to determine the grant date fair value of its equity-based compensation awards.

The fair value of the Beneficient Management Partners, L.P. (“BMP”) Equity Units is determined on the grant date using a probability-weighted discounted cash flow analysis. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. The resultant probability-weighted cash flows are then discounted using a rate that reflects the uncertainty surrounding the expected outcomes, which the Company believes is appropriate and representative of a market participant assumption.

The fair value of Ben LP’s restricted equity units (“REUs”) is estimated on the grant date using recent equity transactions involving third parties, which provides the Company with observable fair value information sufficient for estimating the grant date fair value.

Recent Developments

Refer to Note 18 to the condensed consolidated financial statements in this Form 10-Q for more details on subsequent events and other matters, including:

•        The proposed amended and restated certificate of incorporation of GWG Holdings;

•        The Preferred Series C Unit Purchase Agreement between GWG Holdings, Ben LP and BCH;

•        The 5th amendment and restatement of Beneficient’s LPA;

•        The conversion of the LiquidTrust Promissory note to Preferred Series C Unit Accounts;

•        The amendment of Beneficient’s credit agreements;

•        The purchase of put options by Beneficient;

•        The exercise of the Option Agreement; and

•        An update on the current state of the Company and potential impact of the COVID-19 pandemic.

Asset Diversification

As of June 30, 2020, we held a combined portfolio of assets consisting of approximately 72% of secondary life insurance policies and 28% of loans collateralized by cash flows from alternative assets. The table presented below reflects classifications based on GWG Holdings’ and Beneficient’s current exposure types as of June 30, 2020 (dollar amounts in thousands).

Exposure Type	Value	Percent of Total
Near-Duration Life Insurance Policies(1)	$340,630	30.7%
Intermediate-Duration Life Insurance Policies(1)	298,371	26.9%
Long-Duration Life Insurance Policies(1)	155,705	14.0%
Late Stage Venture Backed(2)	112,157	10.1%
Growth Stage Private(2)	68,541	6.2%
Corporate Buyouts(2)	74,872	6.7%
Early Stage Venture Backed(2)	34,410	3.1%
Other(2)	25,733	2.3%
Total	$1,110,419	100.0%

____________

(1)      Represents fair value of life insurance polices

Annex B-56

(2)      Represents the net asset value (“NAV”) of the interests in alternative assets that provide cash flows that comprise the collateral of Beneficient’s loan portfolio. NAV calculation reflects the most current report of NAV and other data received from firm/fund sponsors. If no such report has been received, Beneficient estimates NAV based upon the last NAV calculation reported by the investment manager and adjusts it for capital calls and distributions made in the intervening time frame.

The underlying exposure data represents GWG Holdings’ exposure to life insurance policies included in its portfolio and its exposure to the underlying collateral of Beneficient’s loan portfolio. Exposure type reflects classifications based on each company’s portfolio as determined by management. Figures are based on third-party information and other relevant information as determined by management. “Other” includes private debt strategies, natural resources strategies, and hedge funds. “Near-Term”, “Intermediate-Term”, and “Long-Term” life insurance policies represent policies with life expectancies between 0 – 47 months, 48 – 95 months, and 96 – 240 months, respectively.

The following sections contain information on each of the secondary life insurance assets and Beneficient loans receivable separately.

Secondary Life Insurance Assets

Our portfolio of life insurance policies, owned by our subsidiaries as of June 30, 2020, is summarized below:

Life Insurance Portfolio Summary

Total life insurance portfolio face value of policy benefits (in thousands)	$1,960,826
Average face value per policy (in thousands)	$1,779
Average face value per insured life (in thousands)	$1,915
Weighted average age of insured (years)	82.7
Weighted average life expectancy estimate (years)	6.9
Total number of policies	1,102
Number of unique lives	1,024
Demographics	74% Male; 26% Female
Number of smokers	45
Largest policy as % of total portfolio face value	0.7%
Average policy as % of total portfolio	0.1%
Average annual premium as % of face value	3.6%

Our portfolio of life insurance policies, owned by our subsidiaries as of June 30, 2020, organized by the insured’s current age and the associated number of policies and policy benefits, is summarized below:

Distribution of Policies and Policy Benefits by Current Age of Insured

				Percentage of Total		Weighted Average LE (Years)
Min Age	Max Age	Number of Policies	Policy Benefits	Number of Policies	Policy Benefits
95	102	24	$45,602	2.2%	2.3%	2.1
90	94	144	286,510	13.0%	14.6%	3.1
85	89	237	550,928	21.5%	28.1%	4.9
80	84	229	408,437	20.8%	20.8%	7.3
75	79	218	380,759	19.8%	19.4%	9.8
70	74	197	229,052	17.9%	11.7%	10.8
60	69	53	59,538	4.8%	3.1%	11.2
Total		1,102	$1,960,826	100.0%	100.0%	6.9

Annex B-57

Our portfolio of life insurance policies, owned by our subsidiaries as of June 30, 2020, organized by the insured’s estimated life expectancy estimates and associated policy benefits, is summarized below:

Distribution of Policies by Current Life Expectancies of Insured

				Percentage of Total
Min LE (Months)	Max LE (Months)	Number of Policies	Policy Benefits (in Thousands)	Number of Policies	Policy Benefits
0	47	290	$485,706	26.3%	24.8%
48	71	237	420,395	21.5%	21.5%
72	95	191	339,695	17.3%	17.3%
96	119	168	310,402	15.3%	15.8%
120	143	111	176,451	10.1%	9.0%
144	179	86	159,421	7.8%	8.1%
180	240	19	68,756	1.7%	3.5%
Total		1,102	$1,960,826	100.0%	100.0%

We rely on the payment of policy benefit claims by life insurance companies as a significant source of cash inflow. The life insurance assets we own represent obligations of third-party life insurance companies to pay the benefit amount under the policy upon the mortality of the insured. As a result, we manage this credit risk exposure by generally purchasing policies issued by insurance companies with investment-grade ratings from Standard & Poor’s, and diversifying our life insurance portfolio among a number of insurance companies.

The yield to maturity on bonds issued by life insurance carriers reflects, among other things, the credit risk (risk of default) of such insurance carrier. We follow the yields on certain publicly traded life insurance company bonds because this information is part of the data we consider when valuing our portfolio of life insurance policies for our financial statements.

The average yield to maturity of publicly traded life insurance company bonds data we consider as inputs to our life insurance portfolio valuation process was 1.80% as of June 30, 2020. We believe this reflects, in part, the financial market’s judgment that credit risk is low with regard to these carriers’ financial obligations. The obligations of life insurance carriers to pay life insurance policy benefits ranks senior to all of their other financial obligations, including the senior bonds they issue. As of June 30, 2020, approximately 96.3% of the face value of policy benefits in our life insurance portfolio were issued by insurance companies with investment-grade credit ratings from Standard & Poor’s.

As of June 30, 2020, our ten largest life insurance company credit exposures and the Standard & Poor’s credit rating of their respective financial strength and claims-paying ability is set forth below:

Distribution of Policy Benefits by Top 10 Insurance Companies

Rank	Policy Benefits (in Thousands)	Percentage of Policy Benefit Amount	Insurance Company	S&P Insurer Financial Strength Rating
1	$284,942	14.5%	John Hancock Life Insurance Company	AA-
2	216,904	11.1%	Lincoln National Life Insurance Company	AA-
3	205,936	10.5%	AXA Equitable Life Insurance Company	A+
4	182,538	9.3%	Transamerica Life Insurance Company	A+
5	158,240	8.1%	Brighthouse Life Insurance Company	AA-
6	87,839	4.5%	American General Life Insurance Company	A+
7	85,998	4.4%	Pacific Life Insurance Company	AA-
8	67,376	3.4%	ReliaStar Life Insurance Company	A+
9	62,445	3.2%	Massachusetts Mutual Life Insurance Company	AA+
10	60,558	3.1%	Security Life of Denver Insurance Company	A+
	$1,412,776	72.1%

Annex B-58

Beneficient Loans Receivable

Beneficient’s primary operations pertain to its liquidity products whereby Ben LP, through its subsidiaries, extends loans collateralized by cash flows from illiquid alternative assets and provides services to the trustees who administer the collateral. Beneficient’s core business products are its Exchange Trust, LiquidTrust and the InterChange Trust (introduced in 2020). Beneficient’s clients select one of these products and place their alternative assets into the custody trust that is a constituent member of a trust structure called the “ExAlt PlanTM” (comprised of Exchange Trusts, LiquidTrusts, Custody Trusts, Collective Trusts, and Funding Trusts). The ExAlt PlanTM then delivers to Beneficient’s clients the consideration required by the specific product selected by those clients. At the same time, Beneficient, through a subsidiary, extends a loan to the ExAlt PlanTM. The proceeds (cash or securities of Ben LP or its affiliates) of that loan to the ExAlt PlanTM are ultimately paid to the client. The cash flows from the client’s alternative asset support the repayment of the loans plus any related interest and fees.

Beneficient held loans receivable with a carrying value of $210.5 million and $232.3 million at June 30, 2020 and December 31, 2019. Loans are carried at the principal amount outstanding, plus interest paid in kind, less allowance for loan loss and net of any unearned income. Loans bear contractual interest at the greater of 14% plus or minus 95% of certain income or losses of the associated Funding Trust or 1-month LIBOR plus 10%, compounded monthly. In the event an alternative reference rate is required, the Secured Overnight Financing Rate (“SOFR”) would replace LIBOR, as contemplated in our loan agreements. The primary source of repayment for the loans and related fees is cash flows from the alternative assets collateralizing the loans. Interest income on loans is accrued on the principal amount outstanding and interest compounds on a monthly basis.

As of June 30, 2020, Beneficient’s loan portfolio had exposure to 120 professionally managed alternative investment funds, comprised of 368 underlying investments, and approximately 87 percent of Beneficient’s loan portfolio (based on NAV) was collateralized by investments in private companies.

Beneficient’s loan portfolio diversification spans across these industry sectors and geographic regions for the periods shown below (dollar amounts in thousands):

	June 30, 2020		December 31, 2019
Industry Sector	Value	Percent of Total	Value	Percent of Total
Health Care Equipment and Services	$65,519	20.8%	$94,325	25.0%
Pharmaceuticals, Biotechnology and Life Sciences	46,636	14.8%	73,002	19.3%
Other(1)	36,538	11.5%	42,954	11.3%
Semiconductors and Semiconductor Equipment	32,544	10.3%	11,983	3.2%
Food and Staples Retailing	28,035	8.9%	20,507	5.4%
Diversified Financials	27,845	8.8%	27,418	7.3%
Telecommunication Services	25,121	8.0%	40,356	10.7%
Utilities	21,176	6.7%	17,768	4.7%
Software and Services	20,251	6.4%	21,858	5.8%
Not Applicable (e.g., Escrow, Earnouts)(1)	12,048	3.8%	27,829	7.3%
Total	$315,713	100.0%	$378,000	100.0%
Geography	June 30, 2020		December 31, 2019
	Value	Percent of Total	Value	Percent of Total
North America	$174,187	55.2%	$215,462	57.0%
Western Europe	49,031	15.5%	81,769	21.6%
Asia	47,638	15.1%	25,163	6.7%
Latin & South America	29,774	9.4%	22,402	5.9%
Other(2)	15,083	4.8%	33,204	8.8%
Total	$315,713	100.0%	$378,000	100.0%

____________

(1)      Industries in this category each comprise less than 5 percent as of June 30, 2020. Not Applicable (e.g., Escrow, Earnouts) is shown separately as it comprised greater than 5 percent as of December 31, 2019.

(2)      Locations in this category each comprise less than 5 percent.

Annex B-59

Values represent the NAV of the interests in alternative assets, the cash flows of which comprise the collateral of Beneficient’s loan portfolio. Assets in the collateral portfolio consist primarily of interests in alternative investment vehicles (also referred to as “funds”) that are managed by a group of U.S. and non-U.S. based alternative asset management firms that invest in a variety of financial markets and utilize a variety of investment strategies. The vintages of the funds in the collateral portfolio as of June 30, 2020 ranged from 1998 to 2016.

As Beneficient grows its loan portfolio, Beneficient will monitor the diversity of its collateral portfolio through the use of concentration guidelines. These guidelines were established, and will be periodically updated, through a data driven approach based on asset type, fund manager, vintage of fund, industry segment and geography to manage portfolio risk. Beneficient will refer to these guidelines when making decisions about new financing opportunities; however, these guidelines will not restrict Beneficient from entering into financing opportunities that would result in Beneficient having exposure outside of its concentration guidelines. In addition, changes to Beneficient’s collateral portfolio may lag changes to the concentration guidelines. As such, Beneficient’s collateral portfolio may, at any given time, have exposures that are outside of its concentration guidelines to reflect, among other things, attractive financing opportunities, limited availability of assets, or other business reasons. Given Beneficient’s limited operating history, its collateral portfolio as of June 30, 2020 had exposure to certain alternative investment vehicles and investments in private companies that were outside of those guidelines.

Classifications by industry sector, exposure type and geography reflect classification of investments held in funds or companies held directly in the collateral portfolio. Investments reflect the assets listed by the general partner of a fund as held by the fund and have a positive or negative net asset value. Typical assets include portfolio companies, limited partnership interests in other funds, and net other assets, which are a fund’s cash and other current assets minus liabilities. The alternative assets that serve as collateral for Beneficient’s loan portfolio are primarily limited partnership interests, and the limited partnership agreements governing those interests generally include restrictions on disclosure of fund-level information, including fund names and company names in the funds.

Industry sector is based on Global Industry Classification Standard (GICS®) Level 2 classification (also known as “Industry Group”) of companies held in the collateral portfolio by funds or directly, subject to certain adjustments by us. “Other” classification is not a GICS® classification. “Other” classification reflects companies in the GICS® classification categories of Automobiles & Components, Banks, Commercial & Professional Services, Consumer Durables & Apparel, Consumer Services, Energy, Food, Beverage & Tobacco, Household & Personal Products, Insurance, Materials, Media & Entertainment, Real Estate, Retailing, Semiconductors & Semiconductors Equipment, Tech Hardware & Equipment, and Transportation. N/A includes investments assets that we have determined do not have an applicable GICS Level 2 classification, such as Net Other Assets and investments that are not operating companies.

Investment exposure type reflects classifications based on each fund’s current investment strategy stage as determined by us. “Other” includes private debt strategies, natural resources strategies and hedge funds.

Geography reflects classifications determined by us based on each underlying investment. “Other” geography classification includes Israel, Australia and Eastern Europe.

Principal Revenue and Expense Items

During the three and six months ended June 30, 2020 and 2019, we earned revenues from the following primary sources:

•        Revenue realized from maturities of life insurance policies.    We recognize the difference between the face value of the policy benefits and carrying value when an insured event has occurred and determine that collection of the policy benefits is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized. We generally collect the face value of the life insurance policy from the insurance company within 45 days of our notification of the insured’s mortality.

•        Change in Fair Value of Life Insurance Policies.    We value our life insurance portfolio investments for each reporting period in accordance with the fair value principles discussed herein, which reflects the expected receipt of policy benefits in future periods, net of premium costs, as shown in our condensed consolidated financial statements.

Annex B-60

•        Interest Income.    Includes interest income on Beneficient’s loan portfolio and on the LiquidTrust promissory note, including discount amortization as applicable. See the discussion above under “Critical Accounting Policies and Estimates — Purchased Loans” for further information on our accounting for PCI and non-PCI loans.

•        Trust Services.    Trust administration fees are earned for providing administrative services to trustees for existing liquidity solution clients. The performance obligation under these agreements is satisfied over time as the administration and management services are provided. Fees are recognized monthly based upon the beginning of quarter (in advance) net asset value plus any remaining unfunded loan commitments and the applicable fee rate of the account as outlined in the agreement. Payment frequency is defined in the individual contracts, which primarily stipulate billings on a quarterly basis in advance. Fees that have been billed in advance are reflected as Deferred Income until earned. Trust services revenues were added beginning January 1, 2020, as a result of the consolidation of Beneficient on December 31, 2019.

During the three and six months ended June 30, 2020 and 2019, our main components of expense are summarized below:

•        Interest Expense.    We recognize and record interest expenses associated with the costs of financing our life insurance portfolio and our investment in Beneficient. These expenses include interest paid to our senior lenders under our second amended and restated senior credit facility with LNV Corporation (“LNV Credit Facility”), as well as interest paid on our L Bonds, Seller Trust L Bonds and other outstanding indebtedness, including Beneficient’s other borrowings. When we issue debt, we amortize the financing costs (commissions and other fees) associated with such indebtedness over the outstanding term of the financing and classify it as interest expense.

•        Employee Compensation and Benefits.    Employee compensation and benefits includes salaries, bonuses and other incentives and costs of employee benefits. Also included are significant non-cash compensation expense related to Beneficient’s equity incentive plans for the three and six months ended June 30, 2020.

•        Selling, General and Administrative Expenses.    We recognize and record expenses in our business operations as incurred, including operations related to the servicing of life insurance policies, the origination and servicing of loans and costs associated with trust administration. These expenses include legal and professional fees, sales, marketing, occupancy and other expenditures.

Additional components of our net earnings include:

•        Earnings (Loss) from Equity Method Investment.    Prior to the Investment and Exchange Agreements on December 31, 2019, we accounted for our investment in the common units of Ben LP (“Common Units”) using the equity method. Under this method, we recorded our share of the net earnings or losses attributable to Ben LP common unitholders, on a one quarter lag, as a separate line on our consolidated statements of operations. We also account for our investment in FOXO as an equity method investment, which is also included in earnings (loss) from equity method investment in our consolidated statements of operations. We had losses from equity method investments of $1.3 million and earnings from equity method investments of $0.6 million during the three months ended June 30, 2020 and 2019, respectively. We had losses from equity method investments of $2.8 million and $1.3 million during the six months ended June 30, 2020 and 2019, respectively.

Annex B-61

Results of Operations — Three and Six Months Ended June 30, 2020 Compared to the Same Periods in 2019

The following is our analysis of the results of operations for the periods indicated below. This analysis should be read in conjunction with our condensed consolidated financial statements and related notes (dollar values in thousands).

Revenue from Secondary Life Insurance

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue realized from maturities of life insurance policies	$27,136	$17,655	$46,603	$39,412
Revenue recognized from change in fair value of life insurance policies	5,278	18,279	17,455	33,850
Premiums and other annual fees paid	(17,626)	(16,004)	(34,825)	(31,836)
Gain on life insurance policies, net	$14,788	$19,930	$29,233	$41,426
Attribution of gain on life insurance policies, net:
Change in estimated probabilistic cash flows, net of premium and other annual fees paid	$(2,277)	$1,118	$(1,625)	$2,417
Net revenue recognized at maturity	17,065	16,968	30,858	32,706
Unrealized gain on acquisitions	—	1,844	—	6,303
Gain on life insurance policies, net	$14,788	$19,930	$29,233	$41,426

Number of policies acquired	—	15	—	75
Face value of purchases	$—	$12,955	$—	$93,166
Purchases (initial cost basis)	$—	$4,146	$—	$31,539
Unrealized gain on acquisition (% of face value)	n/a	14.2%	n/a	6.8%
Number of policies matured	29	19	49	39
Face value of matured policies	$39,889	$22,998	$65,391	$53,457
Net revenue recognized at maturity event (% of face value matured)	42.8%	73.8%	47.2%	61.2%

Revenue from changes in estimated probabilistic cash flows, net of premiums paid was $(2.3) million and $1.1 million during the three months ended June 30, 2020 and 2019, respectively, and $(1.6) million and $2.4 million for the six months ended June 30, 2020 and 2019, respectively. The decreases of $5.1 million and 12.2 million in gain on life insurance policies for the three and six months ended June 30, 2020, over the comparable prior year periods, was driven by a combination of no gain on policy acquisitions, higher premiums paid and maturities of policies with a higher cumulative cost basis.

The Company did not purchase any life insurance policies during the first six months of 2020. The face value of life insurance policies purchased in the first six months of 2019 was $93.2 million. The resulting unrealized gain on acquisition was nil and $1.8 million for the three months ended June 30, 2020 and 2019, respectively, and nil and $6.3 million in the six months ended June 30, 2020 and 2019, respectively. The absence of unrealized gain on acquisition in the current year periods is the result of a strategic decision to significantly reduce capital allocated to purchasing additional life insurance policies in the secondary market and to increase capital allocated toward providing liquidity to a broader range of alternative assets through additional investments in Beneficient. On December 31, 2019, we obtained the right to appoint a majority of the board of directors of the general partner of Ben LP. As a result of this change-of-control event, we reported the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. We believe Beneficient can finance investments in alternative assets that will generally produce higher actual and risk-adjusted returns than those we can generally achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a growing diversified alternative asset portfolio, we continue to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

Annex B-62

The face value of matured policies was $39.9 million and $23.0 million for the three months ended June 30, 2020 and 2019, respectively, and $65.4 million and $53.5 million for the six months ended June 30, 2020, respectively, reflecting an increase in face value of matured policies of $16.9 million and $11.9 million, respectively, during those same periods. The resulting revenue recognized at maturity was $27.1 million and $17.7 million during the three months ended June 30, 2020 and 2019, respectively, and $46.6 million and $39.4 million during the six months ended June 30, 2020 and 2019, respectively. The increased revenue recognized at maturity during the comparable periods reflects the continued aging of the existing portfolio with no additional policies being added.

Interest Income, Trust Services Revenues and Other Income (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Interest income	$12,671	$3,881	$26,660	$7,337
Trust services revenues	4,829	—	9,856	—
Other income	36,501	199	36,597	464
Total	$54,001	$4,080	$73,113	$7,801

Interest income increased $8.8 million and $19.3 million during the three and six months ended June 30, 2020, respectively, compared to the same periods in 2019, primarily due to the consolidation of Beneficient, which added $11.3 million and $23.5 million to interest income during the three and six months ended June 30, 2020, respectively. We also added $1.1 million per quarter in 2020 of interest income from the promissory note between GWG Life and certain LiquidTrusts entered into on May 31, 2019, as discussed in Note 6 to the condensed consolidated financial statements. These increases during the three and six months ended June 30, 2020 were partially offset by $2.4 million and $4.8 million, respectively, of interest on the commercial loan between GWG Life and Beneficient, which was reported in interest income during the three and six months ended June 30, 2019, prior to the consolidation of Beneficient on December 31, 2019. This intercompany interest was eliminated in consolidation beginning January 1, 2020.

Trust services revenues related to Beneficient’s trust administration services were added beginning January 1, 2020, as a result of the consolidation of Beneficient on December 31, 2019.

Other income increased $36.3 million and $36.1 million during the three and six months ended June 30, 2020, compared to the same periods in 2019, due to $36.3 million of income recognized during the second quarter by Beneficient as a result of the forfeiture of vested equity-based compensation related to one former director of Beneficient. A substantial majority of the former director’s equity-based compensation units were fully vested, and the related expense was recorded in prior periods. The provisions of the award agreements related to the forfeiture of vested units resulted in the previous expense being recorded to other income in the current period.

Interest and Operating Expenses (in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Increase/ (Decrease)	2020	2019	Increase/ (Decrease)
Interest expense (including amortization of deferred financing costs)	$37,142	$28,487	$8,655	$73,013	$55,462	$17,551
Employee compensation and benefits	11,840	6,794	5,046	89,544	11,948	77,596
Legal and professional fees	7,643	4,722	2,921	13,806	7,669	6,137
Other expenses, including provision for loan losses	12,095	5,938	6,157	16,407	8,766	7,641
Total expenses	$68,720	$45,941	$22,779	$192,770	$83,845	$108,925

Annex B-63

The increase in interest expense for the three and six months ended June 30, 2020, compared to the same periods in 2019, was primarily due to the increase in the average outstanding L Bonds during each of the comparative periods. These increases in balances resulted in increases in interest expense, including amortization of deferred financing costs, of $8.7 million and $17.6 million during the three and six months ended June 30, 2020, compared to the same periods in 2019. Also, the consolidation of Beneficient beginning December 31, 2019 increased interest expense by $2.3 million and $4.0 million for the three and six months ended June 30, 2020, respectively, compared to the same periods in 2019, related to Beneficient’s other borrowings. Additionally, $1.1 million and $1.6 million of increased interest expense during the three and six months ended June 30, 2020, respectively, compared to the same periods in 2019, was due to increased interest paid on our LNV Credit Facility associated with a higher principal balance outstanding.

The increase in employee compensation and benefits in the three and six months ended June 30, 2020, compared to the same periods of 2019, was primarily related to the consolidation of Beneficient on December 31, 2019. Specifically, the Company recognized $4.2 million and $73.1 million of equity-based compensation expense during the three and six months ended June 30, 2020, respectively, related to Beneficient’s equity incentive plans. Beneficient’s Board of Directors adopted the equity incentive plans in 2018 and 2019 and approved the granting of equity incentive awards during the second quarter of 2019 to certain directors and in the first quarter of 2020 to certain employees. Awards are generally subject to service-based vesting over a multi-year period from the recipient’s date of hire, though some awards fully vested upon the grant date. As of June 30, 2020, over 75% of the awards granted under Beneficient’s equity incentive plans had vested.

The Company expects to recognize an additional $8.2 million of equity-based compensation expense under Beneficient’s plans in the six months ending December 31, 2020, related to awards outstanding as of June 30, 2020. Expense associated with these awards is based on the fair value of the equity on the date of grant. As Ben LP’s equity is not publicly traded, the fair value of the equity awards is estimated on the grant date using internal valuations or recent equity transactions involving third parties, which provides the Company with observable fair value information sufficient for estimating the grant date fair value.

In addition to Beneficient’s equity-based compensation expense, we recognized additional retention, severance and other costs in the first quarter of 2020 related to the relocation of our principal offices from Minneapolis to Dallas in late 2019.

The increase in legal and professional fees in the three and six months ended June 30, 2020, compared to the same periods of 2019, is primarily the result of the consolidation of Beneficient on December 31, 2019, which added $4.7 million and $8.9 million during the three and six months ended June 30, 2020, respectively. This increase is partially offset by $1.9 million and $2.8 million of lower legal and consulting fees during the three and six months ended June 30, 2020, respectively, compared to the same periods in 2019, as the first six months of 2019 included additional expenses related to the Beneficient transactions that closed in the second quarter of 2019.

The increase in other expenses, including provision for loan losses, in the three and six months ended June 30, 2020 compared to the same periods of 2019, is primarily the result of the consolidation of Beneficient on December 31, 2019, which added $12.1 million and $16.4 million during the three and six months ended June 30, 2020, respectively. Other expenses include the provision for loan losses of Beneficient of $7.2 million and $7.9 million for the three and six months ended June 30, 2020, respectively. These increases were partially offset by lower business insurance, contract labor and other operating expenses of GWG Holdings and subsidiaries during the comparable periods.

Income Taxes

The Company applies an estimated annual effective rate to interim period pre-tax income to calculate the income tax provision for the quarter in accordance with the principal method prescribed by the accounting guidance established for computing income taxes in interim periods.

Income tax benefit was $8.6 million and $23.1 million for the three and six months ended June 30, 2020, respectively. The Company’s effective tax rate was 24.7% for the six months ended June 30, 2020, respectively. The income tax benefit for the three months ended June 30, 2020 primarily reflects the effect of the reduction of a naked credit (described below). The income tax benefit for the six months ended June 30, 2020 primarily reflects the effects of a change in state taxing jurisdictions and the reduction of a naked credit (described below).

Annex B-64

In late 2019, the Company moved its headquarters from Minnesota to Texas. This move resulted in a change in the state deferred tax rate from 9.8% to 0%. The tax effect of this move has been recorded as a discrete item during the period.

The Company currently records a valuation allowance against its deferred tax assets to the extent there are indefinite lived intangibles related to investments, business interest expense and net operating losses. Due to the uncertain timing of the reversal of these temporary differences, they cannot be considered as a source of future taxable income for purposes of determining a valuation allowance; therefore, the deferred tax liability cannot offset deferred tax assets. This is often referred to as a “naked credit.” Due to a prior deemed ownership change, net operating loss carryforwards are subject to Section 382 of the Internal Revenue Code.

We continue to monitor and evaluate the rationale for recording a full valuation allowance for the net amount of the deferred tax assets which are in excess of the indefinite-lived deferred tax assets and liabilities. We intend to continue maintaining a full valuation allowance on these net deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. Release of the valuation allowance would result in the recognition of certain deferred tax assets and a decrease to income tax expense for the period the release is recorded. However, the exact timing and amount of the valuation allowance release are subject to change on the basis of the level of profitability that we are able to actually achieve.

On March 27, 2020, Congress passed and the President signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which included significant changes to U.S. Federal income tax law. However, the only change that is expected to affect the Company is the modification to Section 163(j), which increased the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income.

Revenue and Earnings before Tax by Reportable Segment — Three and Six Months Ended June 30, 2020 Compared to the Same Periods of 2019

We have two reportable segments: 1) Beneficient and 2) Secondary Life Insurance. Corporate & Other includes certain activities not allocated to specific business segments. These activities include holding company financing and investing activities, management and administrative services to support the overall operations of the Company and our equity method investment in FOXO.

Comparison of revenue by reportable segment for the periods indicated (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
Revenue:	2020	2019	Increase/ Decrease	2020	2019	Increase/ Decrease
Secondary Life Insurance	$15,230	$20,778	$(5,548)	30,378	$42,961	$(12,583)
Beneficient	53,543	3,144	50,399	71,952	6,014	65,938
Corporate & Other	16	88	(72)	16	252	(236)
Total	$68,789	$24,010	$44,779	$102,346	$49,227	$53,119

The primary drivers of the changes in revenue during the three and six months ended June 30, 2020 compared to the same periods in 2019 were as follows:

•        Secondary Life Insurance revenue decreased by $5.5 million and $12.6 million during the three and six months ended June 30, 2020, respectively, compared to the comparable periods in 2019, primarily as a result of respective decreases of $1.8 million and $6.3 million in gain on policy acquisitions as we have not acquired any policies in 2020. Also contributing to the decrease in Secondary Life Insurance segment revenues were respective decreases of $1.8 million and $1.1 million in change in estimated probabilistic cash flows during the three and six months ended June 30, 2020, compared to the comparable periods in 2019, and respective increases of $1.6 million and $3.0 million in premiums paid during the comparable periods. Furthermore, net revenue recognized at maturity was $2.0 million lower in the six months ended June 30, 2020, compared to the same period in 2019.

•        Beneficient segment revenue for the three and six months ended June 30, 2020 represents the consolidated operations of Beneficient, compared to an equity method investment in Beneficient during the same periods in 2019, and also includes interest income on the LiquidTrust promissory note entered into in May 2019. As such, the first six months of 2020 includes $23.5 million of interest income and $9.9 million of trust services revenues, whereas the first six months of 2019 primarily includes interest income on the

Annex B-65

Commercial Loan between GWG Life and Beneficient, which was eliminated in consolidation beginning December 31, 2019. Additionally, there was $36.2 million of income recognized during the second quarter by Beneficient as a result of the forfeiture of vested equity-based compensation related to one former director of Beneficient. A substantial majority of the former director’s equity-based compensation units were fully vested, and the related expense was recorded in prior periods. The provisions of the award agreements related to forfeiture of vested units resulted in the previous expense being recorded to other income in the current period.

•        Corporate & Other revenue was de minimis during the three and six months ended June 30, 2020, and during the three and six months ended June 30, 2019 includes minimal revenue related to a legacy merchant cash advance subsidiary of GWG Holdings. GWG holdings no longer participates in the merchant cash advance industry.

Comparison of earnings before tax by reportable segment for the periods indicated (in thousands):

Segment Income (Loss) Before Tax(1)	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Increase/ Decrease	2020	2019	Increase/ Decrease
Secondary Life Insurance	$(12,446)	$(9,000)	$(3,446)	$(27,167)	$(10,623)	$(16,544)
Beneficient(1)	17,621	(3,136)	20,757	(52,528)	(9,072)	(43,456)
Corporate & Other(2)	(6,424)	(9,195)	2,771	(13,577)	(16,250)	2,673
Total	$(1,249)	$(21,331)	$20,082	$(93,272)	$(35,945)	$(57,327)

____________

(1)      Includes income and loss from equity method investments for the three and six months ended June 30, 2019, as presented in our consolidated statements of operations, related to GWG Holdings’ equity method investment in Beneficient prior to December 31, 2019.

(2)      Includes loss from equity method investments for the three and six months ended June 30, 2020, as presented in our condensed consolidated statements of operations, related to GWG Holdings’ investment in FOXO.

The primary drivers of the changes in loss before tax during the three and six months ended June 30, 2020, compared to the same periods in 2019 were as follows:

•        Secondary Life Insurance loss before tax increased by $3.4 million and $16.5 million for the three and six months ended June 30, 2020, respectively, compared to the same periods in 2019, as a result of the following:

•        $5.1 million and $12.2 million decreases in gain on life insurance policies, net for the comparative periods as described above in the revenue comparison discussion.

•        $8.7 million and $17.6 million increases in interest expense during the comparative periods as a result of higher average debt outstanding; and

•        Increases in operating expenses of $14.1 million and $91.4 million during the comparative periods, primarily resulting from higher employee compensation and benefits, professional fees and other expenses described above in the expense comparison discussion.

•        Beneficient segment income before tax increased by $20.8 million and decreased by $43.5 million for the three and six months ended June 30, 2020, respectively, compared to the same periods in 2019, primarily due to the consolidation of Beneficient on December 31, 2019. During 2019, we accounted for Beneficient using the equity method on a one-quarter lag, and the amount reported represents our proportionate share of the losses of Beneficient for the period presented. The one-quarter lag was discontinued with the consolidation of Beneficient on December 31, 2019. The earnings of Beneficient for the three and six months ended June 30, 2020, were affected by $4.2 million and $69.3 million, respectively, of non-cash charges for equity incentive compensation.  Specific to the three months ended June 30, 2020, Beneficient’s losses were offset by $36.2 million of income recognized as a result of the forfeiture of vested equity-based compensation related to one former director of Beneficient as described in the revenue comparison discussion above.

Annex B-66

•        Corporate and Other operating loss was lower during the three and six months ended June 30, 2020 compared to the same periods in 2019, primarily due to lower legal and consulting fees as we incurred higher fees in the first six months of 2019 as a result of the Beneficient transactions.

Liquidity and Capital Resources

We finance our businesses through a combination of life insurance policy benefit receipts; receipt of principal, interest and related fees on loans receivable; dividends and interest on investments; equity offerings; debt offerings; and our LNV Credit Facility and other borrowings. We have traditionally used proceeds from these sources for policy acquisition, policy premiums and servicing costs, working capital and financing expenditures including paying principal, interest and dividends. We have also used, and intend to continue to use, proceeds to allocate capital to Beneficient.

As of June 30, 2020 and December 31, 2019, we had approximately $219.7 million and $151.5 million, respectively, in combined available cash, cash equivalents, restricted cash, policy benefits receivable and fees receivable.

We currently fund our business primarily with debt that generally has a shorter duration than the duration of our longer-term assets. The resulting asset/liability mismatch can result in a liquidity shortfall if we are unable to renew maturing short term debt or secure suitable additional financing. In such a situation, we could be forced to sell assets at less than optimal (distressed) prices. We heavily rely on our L Bond offering to fund our business operations, including capital allocations to Beneficient. We were unable to offer our L Bonds, our primary source of debt capital, for the approximately three month period commencing May 1, 2019 due to delays in filing certain periodic reports with the SEC. We drew down our cash balances during that period as L Bonds matured but were unable to be renewed, and we were unable to offer new L Bonds. We recommenced our L Bond offering on August 8, 2019. If we are again forced to suspend our L Bond offering in the future for any significant length of time, or demand for our L bonds to dissipate, and we are unable to obtain replacement financing, our business would be adversely impacted and our ability to service and repay our debt obligations, much of which is short term, would be compromised, thereby negatively affecting our business prospects and viability.

Additional future borrowing base capacity for premiums and servicing costs, created as the premiums and servicing costs of pledged life insurance policies become due and by additional policy pledges to the facility, if any, exists under the LNV Credit Facility. The LNV Credit Facility has certain financial and nonfinancial covenants. We were in compliance with the debt covenants as of June 30, 2020 and continue to be so as of the filing date of this report.

As noted in the “Results of Operations” section above, on November 11, 2019, GWG Holdings contributed the common stock and membership interests of its wholly-owned FOXO Labs and FOXO Life subsidiaries to a legal entity, FOXO, in exchange for a membership interest in the entity. GWG Holdings has contributed $11.2 million in cash to FOXO to date and is committed to contribute an additional $8.8 million to the entity through October 2021.

Financings Summary

We had the following outstanding debt balances as of June 30, 2020 and December 31, 2019 (dollars in thousands):

	June 30, 2020		December 31, 2019
Issuer/Borrower	Principal Amount Outstanding	Weighted Average Interest Rate	Principal Amount Outstanding	Weighted Average Interest Rate
GWG DLP Funding IV, LLC – LNV senior credit facility	$213,117	9.03%	$184,586	9.57%
GWG Holdings, Inc. – L Bonds	1,102,394	7.21%	948,128	7.15%
GWG Holdings, Inc. – Seller Trust L Bonds	366,892	7.50%	366,892	7.50%
Beneficient – Other borrowings	152,118	4.30%	152,199	4.59%
Total	$1,834,521	7.24%	$1,651,805	7.26%

Annex B-67

The table below reconciles the face amount of our outstanding debt to the carrying value shown on our balance sheets (dollars in thousands):

	June 30, 2020	December 31, 2019
Senior credit facility with LNV Corporation
Face amount outstanding	$213,117	$184,586
Unamortized selling costs	(9,539)	(10,196)
Carrying amount	$203,578	$174,390
L Bonds and Seller Trust L Bonds:
Face amount outstanding	$1,469,286	$1,315,020
Subscriptions in process	13,700	15,839
Unamortized selling costs	(43,121)	(37,329)
Carrying amount	$1,439,865	$1,293,530
Other borrowings:		—
Face amount outstanding	$152,118	$152,199
Unamortized premium	—	887
Carrying amount	$152,118	$153,086

In January 2015, we began publicly offering up to $1.0 billion of L Bonds as a follow-on to our earlier $250.0 million public debt offering. In January 2018, we began publicly offering up to $1.0 billion L Bonds under an additional offering. Through June 30, 2020, the total amount of L Bonds sold under these L Bond offerings, including renewals, was $1.8 billion. As of June 30, 2020 and December 31, 2019, respectively, we had approximately $1.1 billion and $948.1 million in principal amount of L Bonds outstanding (exclusive of Seller Trust L Bonds).

On June 3, 2020, a registration statement relating to an additional public offering was declared effective permitting us to sell up to $2.0 billion in principal amount of L Bonds on a continuous basis through June 2023. These bonds contain the same terms and features as our previous offerings.

In February 2017, we began publicly offering up to 150,000 shares of our Series 2 Redeemable Preferred Stock (“RPS 2”) at a per-share price of $1,000. As of December 31, 2018, we had issued approximately $150 million stated value of RPS 2 and terminated that offering.

On August 10, 2018, GWG Holdings, GWG Life and the Bank of Utah, as trustee, entered into the Supplemental Indenture to the Amended and Restated Indenture. GWG Holdings entered into the Supplemental Indenture to add and modify certain provisions of the Amended and Restated Indenture necessary to provide for the issuance of the Seller Trust L Bonds. We issued Seller Trust L Bonds in the amount of $366.9 million to the Seller Trusts in connection with the Exchange Transaction discussed in detail in Note 1 to the condensed consolidated financial statements. The maturity date of the Seller Trust L Bonds is August 9, 2023. The Seller Trust L Bonds bear interest at 7.5% per annum. Interest is payable monthly in cash (see Note 10 to the condensed consolidated financial statements).The Amended and Restated Indenture was subsequently amended on December 31, 2019, primarily to modify the calculation of the Debt Coverage Ratio in the Indenture to provide the Company with the ability to incur indebtedness (directly or through a subsidiary of the Company) that is payable in capital stock of the Company or mandatorily convertible into or exchangeable for capital stock of the Company that would be excluded from the calculation of the Debt Coverage Ratio.

The weighted-average interest rate of our outstanding L Bonds (excluding the Seller Trust L Bonds) as of June 30, 2020 and December 31, 2019 was 7.21% and 7.15%, respectively, and the weighted-average maturity at those dates was 3.22 years and 3.21 years, respectively. Our L Bonds have renewal features. Since we first issued our L Bonds, we have experienced $706.5 million in maturities, of which $374.3 million has renewed through June 30, 2020 for an additional term. This has provided us with an aggregate renewal rate of approximately 53.0% for investments in these securities.

Annex B-68

Future contractual maturities of L Bonds and Seller Trust L Bonds at June 30, 2020 are as follows (in thousands):

Years Ending December 31,
Six months ending December 31, 2020	$81,645
2021(1)	566,338
2022	219,159
2023	128,688
2024	117,423
Thereafter	356,033
$1,469,286

____________

(1)      After the second anniversary of the Final Closing, the holders of the Seller Trust L Bonds will have the right to cause GWG to repurchase, in whole but not in part, the Seller Trust L Bonds held by such holder within 45 days. As such, while the maturity date of the $366.9 million of Seller Trust L Bonds is in August 2023, their contractual maturity is reflected in 2021, as that is the first period in which they could become payable. The repurchase may be paid, at the option of GWG Holdings, in the form of cash, and/or a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the Commercial Loan Agreement, and (ii) Common Units, or a combination of cash and such property.

The L Bonds and the Seller Trust L Bonds are secured by all of our assets and are subordinate to our LNV Credit Facility.

On September 27, 2017, we entered into a $300.0 million amended and restated senior credit facility with LNV Corporation in which DLP IV is the borrower. As of June 30, 2020, we had approximately $213.1 million outstanding under the senior credit facility. On November 1, 2019, we entered into the LNV Credit Facility, which replaced the prior agreement governing the facility. A description of the agreement governing our LNV Credit Facility is set forth below under the caption “Amendment of Credit Facility with LNV Corporation”. We intend to use the proceeds from this facility to maintain our portfolio of life insurance policies, for liquidity and for general corporate purposes.

Beneficient had borrowings with an aggregate carrying value of $152.1 million and $153.1 million as of June 30, 2020 and December 31, 2019, respectively. This aggregate outstanding balance includes a senior credit agreement and a subordinate credit agreement with respective balances, including accrued interest, of $77.4 million and $72.1 million as of June 30, 2020 and $72.5 million and $72.2 million as of December 31, 2019, respectively. The December 31, 2019 amount excludes an aggregate unamortized premium of $0.9 million, which was fully amortized as of June 30, 2020. Both loans accrue interest at a rate of 1-month LIBOR plus 3.95%, compounded daily, with interest due by the 15th of each month. The senior credit agreement and the subordinate credit agreement originally were to mature on June 30, 2020. Both agreements were amended to extend the maturity date to August 13, 2020, and on August 13, 2020, amended and restated agreements for both loans were executed which extended the maturity for both to April 10, 2021, as discussed in detail in Note 18 to the condensed consolidated financial statements. These loans are not currently guaranteed by GWG as of June 30, 2020.

Beneficient has additional borrowings maturing in 2023 and 2024 with aggregate balances of $2.6 million and $2.5 million as of June 30, 2020 and December 31, 2019, respectively.

We expect to meet our ongoing operational capital needs for alternative asset investments, policy premiums and servicing costs, working capital and financing expenditures including paying principal, interest and dividends through a combination of the receipt of policy benefits from our portfolio of life insurance policies, net proceeds from our L Bond offering, dividends and interest from investments, including Beneficient’s fee and loans receivable, and funding available from our LNV Credit Facility. We estimate that our liquidity and capital resources are sufficient for our current and projected financial needs for at least the next twelve months given current assumptions. However, if we are unable to continue our L Bond offering for any reason, and we are unable to obtain capital from other sources, our business will be materially and adversely affected. In addition, our business will be materially and adversely affected if we do not receive the policy benefits we forecast and if holders of our L Bonds fail to renew with the frequency we have historically experienced. In such a case, we could be forced to sell our investments in life insurance policies to service or satisfy our debt-related and other obligations. A sale under such circumstances may result in significant impairment of the recognized value of our portfolio.

Capital expenditures have historically not been material and we do not anticipate making material capital expenditures through the remainder of 2020.

Annex B-69

Alternative Assets and Secured Indebtedness

The following information is specifically related to GWG Holdings, Inc. and its subsidiaries (not including the assets and liabilities held by Beneficient or any eliminations in consolidation).

The following table seeks to illustrate the impact that a hypothetical sale of our portfolio of life insurance assets (at various discount rates, including the discount rate used to value our portfolio at June 30, 2020), and the realization of the financing receivables from affiliates, investment in Common Units (a substantial majority of the net assets of which are currently represented by intangible assets and goodwill), investment in Preferred Series A Subclass 1 Unit Account of BCH, and equity security investment in the Option Agreement (in each case, at their respective carrying amounts and assuming no discount for lack of marketability or transaction costs, which could be substantial) would have on our ability to satisfy our debt obligations as of June 30, 2020. The financing receivables from affiliates, investment in Common Units, Preferred Series A Subclass 1 Unit Account of BCH, and Option Agreement are discussed in detail in Note 1 and other applicable notes to the consolidation financial statements. The amounts in the table below do not include the consolidation of the assets and liabilities of Beneficient and related eliminations as of June 30, 2020. In all cases, the sale of the life insurance assets owned by DLP IV will be used first to satisfy all amounts owing under our LNV Credit Facility. The net sale proceeds remaining after satisfying all obligations under our LNV Credit Facility would be applied to the L Bonds and Seller Trust L Bonds on a pari passu basis. All dollar amounts in the table below are in thousands.

Life Insurance

Portfolio Discount Rate	8.25%(1)	10.00%	15.00%	18.00%	21.32%
Value of life insurance portfolio	$794,706	$730,877	$592,695	$531,807	$477,473
Common Units and Preferred Series A Subclass 1 Unit Account of BCH	697,768	697,768	697,768	697,768	697,768
Financing receivables from affiliates(2)	244,005	244,005	244,005	244,005	244,005
Cash, cash equivalents and policy benefits receivable	185,588	185,588	185,588	185,588	185,588
Option Agreement and other assets	77,460	77,460	77,460	77,460	77,460
Total assets	1,999,527	1,935,698	1,797,516	1,736,628	1,682,294
Senior credit facility(4)	213,117	213,117	213,117	213,117	213,117
Net after senior credit facility	1,786,410	1,722,581	1,584,399	1,523,511	1,469,177
L Bonds(3)	1,469,286	1,469,286	1,469,286	1,469,286	1,469,286
Net remaining	$317,124	$253,295	$115,113	$54,225	$(109)
Impairment to L Bonds	No impairment	No impairment	No impairment	No Impairment	Impairment

____________

(1)      The discount rate used to calculate the fair value of our life insurance portfolio as of June 30, 2020.

(2)      Represents aggregate carrying value of the LiquidTrust Promissory Note and Commercial Loan as of June 30, 2020.

(3)      Amount represents aggregate outstanding principal balance L Bonds and Seller Trust L Bonds as of June 30, 2020.

(4)      This amount excludes unamortized deferred financing costs.

The above table illustrates that our ability to fully satisfy amounts owing under the L Bonds and Seller Trust L Bonds would likely be impaired upon the sale or the realization of the financing receivables from affiliates, investment in Common Units, investment in Preferred Series A Subclass 1 Unit Account of BCH, and equity security investment in the Option Agreement at their respective carrying amounts, plus all our life insurance assets at a price equivalent to a discount rate of approximately 21.32% or higher at June 30, 2020. At December 31, 2019, the likely impairment occurred at a discount rate of approximately 27.41% or higher.

The table does not include any allowance for transactional fees and expenses (which expenses and fees could be substantial) nor any discount for lack of marketability associated with a portfolio sale or the realization of the financing receivables from affiliates, investment in Common Units, investment in Preferred Series A Subclass 1 Unit Account

Annex B-70

of BCH, and equity security investment in the Option Agreement, respectively, and is provided to demonstrate how various discount rates used to value our portfolio of life insurance assets could affect our ability to satisfy amounts owing under our debt obligations in light of our senior secured lender’s right to priority payments under our senior credit facility with LNV Corporation.

The table assumes we will realize the full amounts of financing receivables from affiliates, investment in Common Units, investment in Preferred Series A Subclass 1 Unit Account of BCH, and equity security investment in the Option Agreement. There is currently no market for the aforementioned assets, and a market may not develop. Our Commercial Loan receivable and a portion of our investment in the Common Units may be used as consideration for retiring the Seller Trust L Bonds upon a redemption event or at the maturity of the Seller Trust L Bonds (see Note 10 to the condensed consolidated financial statements). This table also does not include the yield maintenance fee we are required to pay in certain circumstances under our LNV Credit Facility, which could be substantial. The above table should be read in conjunction with the information contained in other sections of this report, including the notes to the condensed consolidated financial statements in this Form 10-Q and our 2019 Form 10-K.

Amendment of Credit Facility with LNV Corporation

Effective November 1, 2019, DLP IV entered into the LNV Credit Facility. The LNV Credit Facility makes available a total of up to $300.0 million in credit to DLP IV with a maturity date of September 27, 2029. Subject to available borrowing base capacity, additional advances are available under the LNV Credit Facility at the LIBOR rate described below. Such advances are available to pay premiums and servicing costs of pledged life insurance policies as such amounts become due. Interest will accrue on amounts borrowed under the LNV Credit Facility at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (a) the greater of 1.50% or 12-month LIBOR, plus (b) 7.50% per annum. The effective rate at June 30, 2020 was 9.00%. Interest payments are made on a quarterly basis.

Under the LNV Credit Facility, DLP IV has granted the administrative agent, for the benefit of the lenders under the facility, a security interest in all of DLP IV’s assets. As with prior collateral arrangements relating to the senior secured debt of GWG Holdings and its subsidiaries (on a consolidated basis), GWG Life’s excess equity value of DLP IV after satisfying all amounts owing under our LNV Credit Facility is available as collateral for the obligations of GWG Holdings under the L Bonds and Seller Trust L Bonds (although the life insurance assets owned by DLP IV do not themselves serve as direct collateral for those obligations).

We are subject to various financial and non-financial covenants under the LNV Credit Facility, including, but not limited to, compliance with laws, preservation of existence, financial reporting, keeping of proper books of record and account, payment of taxes, and ensuring that neither DLP IV nor GWG Life become an investment company. As of June 30, 2020, we were in compliance with all financial and non-financial covenants.

Cash Flows

Interest and Dividend Payments

We finance our businesses through a combination of: life insurance policy benefit receipts; principal, dividends and interest receipt on investments, including Ben LP fee and loans receivable; debt and equity offerings; and our senior credit facility with LNV Corporation. We have historically relied on debt (L Bonds and our senior credit facility with LNV Corporation) and equity (preferred stock) financing for the majority of our cash expenditures (for policy acquisition, policy premiums and servicing costs, working capital and financing expenditures including paying principal and interest on existing debt, and for making investments in Beneficient) as the amount of cash flows from the realization of life insurance policy benefits and cash flows from our other investments has been insufficient to meet all of our needs. This has resulted in the Company incurring substantial indebtedness (much of it being of a short term nature) and, to a lesser extent, obligations to make dividend payments on our classes of preferred stock.

Beneficient finances its business through payments on outstanding loans receivable and fees receivable and additional investments into Beneficient by GWG Holdings and/or other parties. See Note 18 to the condensed consolidated financial statements for details on the amendments of Beneficient’s credit agreements. Beneficient uses proceeds from these sources to fund loan originations and potential unfunded capital commitments, working capital, debt service payments and costs associated with potential future products. Beneficient also anticipates the need to establish sufficient regulatory capital if and when its trust charters are issued.

Annex B-71

Our total interest expense of $37.1 million and $28.5 million for the three months ended June 30, 2020 and 2019, respectively, and $73.0 million and $55.5 million for the six months ended June 30, 2020 and 2019, respectively, represent the largest cash expense item in each period. Preferred stock cash dividends were $3.7 million and $4.3 million for the three months ended June 30, 2020 and 2019, respectively, and $7.7 million and $8.6 million for the six months ended June 30, 2020 and 2019, respectively. While reducing our cost of funds and increasing our common equity base (at valuations accretive to our book value) are primary goals of the Company, until we do so we will continue to expend significant amounts of cash for interest and dividend payments and will thus continue to rely heavily on our ability to raise cash from our L Bond offering, senior credit facility with LNV Corporation and other means as they are developed and available.

Life Insurance Policy Premium Payments

The payment of premiums and servicing costs to maintain life insurance policies represents one of our most significant requirements for cash disbursement. When a policy is purchased, we are able to calculate the minimum premium payments required to maintain the policy in-force. Over time as the insured ages, premium payments will increase. Nevertheless, the probability we will be required to pay the premiums decreases as mortality becomes more likely. These scheduled premiums and associated probabilities are factored into our expected internal rate of return and cash-flow modeling. Beyond premiums, we incur policy servicing costs, including annual trustee, policy administration and tracking costs. Additionally, we incur significant financing costs, including principal, interest and dividends. Both policy servicing costs and financing costs are excluded from our internal rate of return calculations. We finance our businesses through a combination of life insurance policy benefit receipts, dividends and interest on other investments, equity offerings, debt offerings, and advances under our senior credit facility with LNV Corporation.

The amount of payments for anticipated premiums, including the requirement under our LNV Credit Facility to maintain a two month cost-of-insurance threshold within each policy cash value account, and servicing costs that we will be required to make over the next five years to maintain our current portfolio, assuming no mortalities, is set forth in the table below (in thousands):

Years Ending December 31,	Premiums	Servicing	Total
Six months ending December 31, 2020	$31,589	$823	$32,412
2021	82,102	1,647	83,749
2022	94,621	1,647	96,268
2023	106,489	1,647	108,136
2024	115,715	1,647	117,362
2025	128,495	1,647	130,142
	$559,011	$9,058	$568,069

Our anticipated premium expenses are subject to the risk of increased cost-of-insurance charges (i.e., “COI” or premium charges) for the life insurance policies we own. We did not receive any notices of COI rate changes in 2019. We have received notices of COI increases on three policies in the first six months of 2020.

We have no known pending cost-of-insurance increases on any policies in our portfolio, but we are aware that cost-of-insurance increases have become more prevalent in the industry. Thus, we may see additional insurers implementing cost-of-insurance increases in the future.

Annex B-72

Life Insurance Policy Benefit Receipts

For the quarter-end dates set forth below, the following table illustrates the total amount of face value of policy benefits owned, and the trailing 12 months of life insurance policy benefits realized and premiums paid on our portfolio. The trailing 12-month benefits/premium coverage ratio indicates the ratio of policy benefits realized to premiums paid over the trailing 12-month period from our portfolio of life insurance policies.

Quarter End Date	Portfolio Face Amount (in Thousands)	12-Month Trailing Benefits Realized (in Thousands)	12-Month Trailing Premiums Paid (in Thousands)	12-Month Trailing Benefits/ Premium Coverage Ratio
March 31, 2016	$1,027,821	$21,845	$28,771	75.9%
June 30, 2016	1,154,798	30,924	31,891	97.0%
September 30, 2016	1,272,078	35,867	37,055	96.8%
December 31, 2016	1,361,675	48,452	40,239	120.4%
March 31, 2017	1,447,558	48,189	42,753	112.7%
June 30, 2017	1,525,363	49,295	45,414	108.5%
September 30, 2017	1,622,627	53,742	46,559	115.4%
December 31, 2017	1,676,148	64,719	52,263	123.8%
March 31, 2018	1,758,066	60,248	53,169	113.3%
June 30, 2018	1,849,079	76,936	53,886	142.8%
September 30, 2018	1,961,598	75,161	55,365	135.8%
December 31, 2018	2,047,992	71,090	52,675	135.0%
March 31, 2019	2,098,428	87,045	56,227	154.8%
June 30, 2019	2,088,445	82,421	59,454	138.6%
September 30, 2019	2,064,156	101,918	61,805	164.9%
December 31, 2019	2,020,973	125,148	63,851	196.0%
March 31, 2020	2,000,680	120,191	65,224	184.3%
June 30, 2020	1,960,826	137,082	66,846	205.1%

We believe that the portfolio cash flow results set forth above are consistent with our general investment thesis that the life insurance policy benefits we receive will continue to increase over time in relation to the premiums we are required to pay on the remaining polices in the portfolio. Nevertheless, we expect that our portfolio cash flow on a period-to-period basis will remain inconsistent as we continue to allocate substantially more capital to Beneficient and have reduced capital allocated to acquiring a larger, more diversified portfolio of life insurance policies.

Interest Income

We earn interest income primarily on Beneficient’s loans receivable and the promissory note receivable from the LiquidTrusts. Although Beneficient has originated a limited number of loans to date, we expect interest income to continue to increase as Beneficient expands its operations if and when the trust charters are issued.

Inflation

Changes in inflation do not necessarily correlate with changes in interest rates. We presently do not foresee any material impact of inflation on our results of operations in the periods presented in our condensed consolidated financial statements.

Annex B-73

Off-Balance Sheet Arrangements

Unfunded Capital Commitments

Beneficient had $73.6 million and $73.8 million of gross potential capital commitments as of June 30, 2020 and December 31, 2019, respectively, representing potential limited partner capital funding commitments on the alternative asset fund collateral to its loans above any cash reserves. The trust holding the interest in the limited partnership for the alternative asset fund is required to fund these limited partner capital commitments per the terms of the limited partnership agreement. Capital funding commitment reserves are maintained by the associated trusts created at the origination of each trust for up to $0.1 million. To the extent that the associated trust cannot pay the capital funding commitment, Beneficient is obligated to lend sufficient funds to meet the commitment. Any amounts advanced by Beneficient for these limited partner capital funding commitments above the associated capital funding commitment reserves held by the associated trusts are added to the loan balance and are expected to be recouped through the cash distributions from the alternative asset fund collateral.

Capital commitments generally originate from limited partner agreements having fixed or expiring expiration dates. The total limited partner capital funding commitment amounts may not necessarily represent future cash requirements. Beneficient considers the creditworthiness on a case-by-case basis. At both June 30, 2020 and December 31, 2019, Beneficient had no reserves for losses on unused commitments to fund potential limited partner capital funding commitments.

Credit Risk and Interest Rate Risk

We review the credit risk associated with our portfolio of life insurance policies when estimating its fair value. In evaluating the policies’ credit risk, we consider insurance company solvency, credit risk indicators, economic conditions, ongoing credit evaluations, and company positions. We attempt to manage our credit risk related to life insurance policies typically by purchasing policies issued only from companies with an investment-grade credit rating by either Standard & Poor’s, Moody’s, or A.M. Best Company. As of June 30, 2020, 96.3% of our life insurance policies, by face value benefits, were issued by companies that maintained an investment-grade rating (BBB or better) by Standard & Poor’s.

The assets and liabilities exchanged in the Initial Transfer of the Exchange Transaction are excluded from this analysis.

Our LNV Credit Facility and Beneficient’s other borrowings are floating-rate financings. In addition, our ability to offer interest and dividend rates that attract capital (including in our continuous offering of L Bonds) is generally impacted by prevailing interest rates. Furthermore, while our L Bond offering provides us with fixed-rate debt financing, our Debt Coverage Ratio is calculated in relation to the interest rate on all of our debt financing, exclusive of our Seller Trust L Bonds. Therefore, increases in interest rates impact our business by increasing our borrowing costs and reducing availability under our debt financing arrangements. Earnings from our life insurance portfolio are based upon the spread, if any, generated between the return on the portfolio and the total cost of our financing (excluding cost of financing for the Seller Trust L Bonds). As a result, increases in interest rates will reduce the earnings we expect to achieve from our investments in life insurance policies.

Beneficient is subject to risks related to markets, credit, currency, and interest rates. Beneficient issues loans that are subject to credit risk, repayment risk and interest rate risk. Beneficient has underwriting procedures and utilizes market rates. As of June 30, 2020, all of Beneficient’s loans are collateralized by the cash flows originating from alternative assets without recourse to the client. Currently, all of these alternative assets consist of private equity limited partnership interests, which are primarily denominated in the U.S. dollar, Euro, and Canadian dollar. The underlying portfolio companies primarily operate in the United States, with the largest percentage, based on NAV, operating in healthcare technology, bio-technology, and semiconductor and equipment industries. The Company mitigates credit risk through the ExAlt PlanTM whereby excess cash flows from a collective pool of alternative assets can be utilized to repay the loans when cash flows from the client’s original alternative assets are not sufficient to repay the outstanding principal, interest, and fees.

Annex B-74

Guarantee and Collateral Provisions of L Bonds and Seller Trust L Bonds

Our L Bonds are offered and sold under a registration statement declared effective by the SEC, and we have issued Seller Trust L Bonds under a Supplemental Indenture, as described in Note 10 to the condensed consolidated financial statements. The L Bonds and Seller Trust L Bonds are secured by substantially all the assets of GWG Holdings and a pledge of all of GWG Holdings’ common stock held by BCC and AltiVerse (which together represent approximately 12% of our outstanding common stock), and are guaranteed by a guarantee by GWG Life and corresponding grant of a security interest in substantially all the assets of GWG Life(1). As a guarantor, GWG Life has fully and unconditionally guaranteed the payment of principal and interest on the L Bonds and Seller Trust L Bonds. GWG Life’s equity in GWG Life Trust and DLP IV(2) serves as collateral for our L Bond and Seller Trust L Bond obligations. Substantially all of our life insurance policies are held by DLP IV or GWG Life Trust. The policies held by DLP IV are not direct collateral for the L Bonds as such policies are pledged to the LNV Credit Facility.

(1)    The Seller Trust L Bonds are senior secured obligations of GWG, ranking junior to all senior debt of GWG and pari passu in right of payment and in respect of collateral with all L Bonds of GWG (see Note 10). Payments under the Seller Trust L Bonds are guaranteed by GWG Life. The assets exchanged in connection with the Beneficent transaction are available as collateral for all holders of the L Bonds and Seller Trust L Bonds. Specifically, the Common Units are held by GWG Holdings and the Commercial Loan is held by GWG Life.

(2)    The terms of our LNV Credit Facility require that we maintain a significant excess of pledged collateral value over the amount outstanding on the LNV Credit Facility at any given time. Any excess after satisfying all amounts owing under our LNV Credit Facility is available as collateral for the L Bonds (including the Seller Trust L Bonds).

The following represents summarized financial information as of June 30, 2020 and December 31, 2019, with respect to the financial position, and for the six months ended June 30, 2020, with respect to results of operations. The tables present summarized financial information of GWG Holdings as issuer of the L Bonds and Seller Trust L Bonds, and GWG Life as guarantor, on a combined basis after elimination of (i) intercompany transactions and balances among such entities, including GWG Holdings’ interest in GWG Life, and (ii) equity in earnings from and investments in any subsidiary that is a non-guarantor (including DLP IV, GWG Life Trust and Beneficient). The summarized financial information has been prepared in accordance with Rule 13-01 of Regulation S-X.

Summarized Balance Sheet Information (in thousands, not intended to balance):

	June 30, 2020	December 31, 2019
Assets(1)
Cash, cash equivalents and restricted cash	$145,573	$60,365
Financing receivables from affiliates	69,428	67,153
Other assets	7,509	8,659
Total assets	$222,510	$136,177
Liabilities
L Bonds	$1,072,973	$926,638
Seller Trust L Bonds	366,892	366,892
Interest and dividends payable	12,401	12,491
Accounts payable and accrued expenses	8,037	3,093
Deferred tax liabilities	33,674	57,923
Total liabilities	$1,493,977	$1,367,037
Equity
Redeemable preferred stock and Series 2 redeemable preferred stock	$177,402	$201,891

____________

(1)      Assets exclude: i) GWG Holdings’ investment in GWG Life of $1.3 billion and $1.2 billion as of June 30, 2020 and December 31, 2019, respectively; ii) GWG Holdings’ aggregate investments in non-obligor subsidiaries of $445.1 million and $439.4 million as of June 30, 2020 and December 31, 2019, respectively; and iii) GWG Life’s aggregate investments in and loans to non-obligor subsidiaries of $1.1 billion and $1.2 billion as of June 30, 2020 and December 31, 2019, respectively.

____________

Annex B-75

Summarized Statement of Operations Information (in thousands):

Six Months Ended June 30, 2020
Total revenues	$58,675

Interest expense	$59,155
Other expenses	20,678
Total expenses	$79,833
Loss before income taxes and preferred dividends	$(21,158)
Income tax expense (benefit)	(22,857)
Preferred dividends	7,666
Net loss	$(5,967)

Debt Coverage Ratio

The L Bond borrowing covenants of GWG Holdings require it to maintain a Debt Coverage Ratio of less than 90%. The Debt Coverage Ratio is calculated by dividing the sum of our total interest-bearing indebtedness (other than Excluded Indebtedness described in note 2 to the table below) by the sum of our cash, cash equivalents, restricted cash, life insurance policy benefits receivable, the net present value of the life insurance portfolio, and, without duplication, the value of all of our other assets as reflected on our most recently available balance sheet prepared in accordance with GAAP. The discount rate we use for the net present value of our life insurance portfolio for this calculation may not be the same discount rate we use for our GAAP valuation and is not necessarily reflective of the amount we could realize upon a sale of the portfolio (dollar amounts in thousands):

	June 30, 2020	December 31, 2019
Life insurance portfolio policy benefits	$1,960,826	$2,020,973
Discount rate of future cash flows(1)	7.50%	7.55%
Net present value of life insurance portfolio policy benefits	$825,327	$826,196
All cash and cash equivalents (including restricted cash)	165,799	81,780
Life insurance policy benefits receivable, net	19,789	23,031
Financing receivables from affiliates	244,005	258,402
Investments in Common Units and Preferred Series A Subclass 1 Unit Account	697,768	632,473
Option Agreement and other assets	77,460	54,365
Total Coverage(2)	$2,030,148	$1,876,247

Total Indebtedness(2)	$1,335,521	$1,132,714

Debt Coverage Ratio	65.78%	60.40%

____________

(1)      Weighted-average interest rate paid on indebtedness, excluding that of Seller Trust L-Bonds.

(2)      Total Coverage excludes the assets of Beneficient. Total Indebtedness is equal to the total liabilities balance of GWG Holdings (excluding the liabilities of Beneficient) as of June 30, 2020, other than Excluded Indebtedness. Excluded Indebtedness is Indebtedness that is payable at the Company’s option in Capital Stock of the Company or securities mandatorily convertible into or exchangeable for Capital Stock of the Company, or any Indebtedness that is reasonably expected to be converted or exchanged, directly or indirectly, into Capital Stock of the Company. This change in the definition of the Debt Coverage Ratio was defined in Amendment No. 2 to the Amended and Restated Indenture entered into as of December 31, 2019 (see Note 10 to the condensed consolidated financial statements).

As of June 30, 2020 and December 31, 2019, we were in compliance with the Debt Coverage Ratio.

Annex B-76

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the DGCL.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the board of directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he or she was a party, he or she is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of GWG Holdings in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he or she is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 6 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.    The exhibits listed below are filed as a part of this registration statement.

Exhibit	Description
1.1	Dealer Manager Agreement*
3.1	Certificate of Incorporation(2)
3.2	Bylaws(3)
3.3	Amendment to Bylaws(19)
3.4	Certificate of Amendment to Certificate of Incorporation(5)
3.5	Certificate of Amendment to Certificate of Incorporation(8)
3.6	Certificate of Designation for Redeemable Preferred Stock(9)
3.7	Certificate of Amendment to Certificate of Designation for Redeemable Preferred Stock(9)
3.8	Certificate of Designation for Series 2 Redeemable Preferred Stock(11)
3.9	Certificate of Designations of Series B Convertible Preferred Stock(16)
3.10	Certificate of Correction of Certificate of Designation of Redeemable Preferred Stock(24)
3.11	Certificate of Correction of Certificate of Designation of Series 2 Redeemable Preferred Stock(24)
4.1	Amended and Restated Indenture with Bank of Utah, dated October 23, 2017(6)
4.2	Amended and Restated Pledge and Security Agreement by and among GWG Holdings, Inc., GWG Life, LLC, Jon R. Sabes, Steven F. Sabes, and Bank of Utah, dated October 23, 2017(6)
4.3	Form of L Bond (included as Exhibit A to Amended and Restated Indenture with Bank of Utah, dated October 23, 2017)
4.4	Form of Subscription Agreement for L Bonds(26)
4.5	Amendment No 1 to Amended and Restated Indenture with Bank of Utah, dated March 27, 2018(21)
4.6	Supplemental Indenture, dated as of August 10, 2018, to the Amended and Restated Indenture, dated as of October 23, 2017, as amended(16)
4.7	Amendment No 2 to Amended and Restated Indenture with Bank of Utah, dated December 31, 2019(28)
5.1	Opinion of Mayer Brown LLP(1)
10.1	Second Amended and Restated Loan and Security Agreement with GWG DLP Funding IV, LLC (as borrower), CLMG Corp. (as agent) and LNV Corporation (as lender), dated November 1, 2019(29)
10.2	Employment Agreement with William B. Acheson, dated June 30, 2017(10)
10.3	2013 Stock Incentive Plan as amended(14)
10.4	Form of Stock Option Agreement used with 2013 Stock Incentive Plan(12)
10.5

Master Exchange Agreement with The Beneficient Company Group, L.P., a Delaware limited partnership, MHT Financial SPV, LLC, a Delaware limited liability company, and various related trusts, as amended and restated on January 18, 2018 with effect from January 12, 2018(13)

10.6

First Amendment to Master Exchange Agreement with The Beneficient Company Group, L.P., a Delaware limited partnership, MHT Financial SPV, LLC, a Delaware limited liability company, and various related trusts, dated April 30, 2018(13)

10.7

Second Amendment to Master Exchange Agreement with The Beneficient Company Group, L.P., a Delaware limited partnership, MHT Financial SPV, LLC, a Delaware limited liability company, and various related trusts, dated June 29, 2018(15)

10.8

Third Amendment to Master Exchange Agreement with The Beneficient Company Group, L.P., a Delaware limited partnership, MHT Financial SPV, LLC, a Delaware limited liability company, and various related trusts, dated August 10, 2018(16)

10.9	Commercial Loan Agreement with The Beneficient Company Group, L.P., a Delaware limited partnership, dated August 10, 2018(16)
10.10	Amendment No. 1 dated December 27, 2018 to Commercial Loan Agreement with The Beneficient Company Group, L.P., a Delaware limited partnership(17)
10.11	Exchangeable Note from The Beneficient Company Group, L.P., a Delaware limited partnership, dated August 10, 2018(16)
10.12	Registration Rights Agreement with certain trusts related to The Beneficient Company Group, L.P., a Delaware limited partnership, and as set forth in the Agreement, dated August 10, 2018(16)
10.13	Registration Rights Agreement with The Beneficient Company Group, L.P., a Delaware limited partnership, dated August 10, 2018(16)

Exhibit	Description
10.14	Registration Rights Agreement with each of the Exchange Trusts, dated December 27, 2018(17)
10.15	Participating Option Agreement with The Beneficient Company Group, L.P., a Delaware limited partnership, dated December 27, 2018(17)
10.16	Consent and Joinder to Amended and Restated Pledge and Security Agreement dated April 26, 2019(19)
10.17	Form of Indemnification Agreement with Directors and Officers(19)
10.18	Employment Agreement dated as of May 31, 2019 by and between GWG Holdings, Inc. and Murray T. Holland(22)
10.19	Performance Share Unit Agreement dated as of May 31, 2019 by and between GWG Holdings, Inc. and Murray T. Holland(22)
10.20	Promissory Note dated May 31, 2019 made by and on behalf of certain LiquidTrust Borrowers(23)
10.21	Intercreditor Agreement dated May 31, 2019 between GWG Life and HCLP Nominees, L.L.C.(23)
10.22	Intercreditor Agreement dated May 31, 2019 between GWG Life and Beneficient Holdings, Inc.(23)
10.23	Forbearance Letter Agreement dated July 3, 2019 between GWG DLP Funding IV, LLC and CLMG Corp. (as agent)(3)
10.24	Form of Non-employee Director Restricted Stock Agreement(3)
21.1	List of Subsidiaries(30)
23.1	Consent of Whitley Penn LLP(1)
23.2	Consent of Baker Tilly US, LLP (formerly known as Baker Tilly Virchow Krause, LLP)(1)
23.3	Consent of Mayer Brown LLP (included in Exhibit 5.1)
24.1	Power of Attorney(31)
99.1	Form of Consent Letter(31)
99.2	Form of Participating Broker Certification*
99.3	Fifth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P.(32)†

____________

*        To be filed by amendment.

†        Certain information has been excluded from this exhibit because it both is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(1)      Filed herewith.

(2)      Incorporated by reference to Form S-1 Registration Statement filed on June 14, 2011 (File No. 333-174887).

(3)      Incorporated by reference to Annual Report on Form 10-K filed on July 9, 2019.

(4)      Intentionally omitted.

(5)      Incorporated by reference to Form S-1/A Registration Statement filed on August 23, 2011 (File No. 333-174887).

(6)      Incorporated by reference to Current Report on Form 8-K filed on October 26, 2017.

(7)      Intentionally omitted.

(8)      Incorporated by reference to Quarterly Report on Form 10-Q filed on August 8, 2014.

(9)      Incorporated by reference to Annual Report on Form 10-K filed on March 22, 2016.

(10)    Incorporated by reference to Current Report on Form 8-K filed on June 30, 2017.

(11)    Incorporated by reference to Current Report on Form 8-K filed on February 22, 2017.

(12)    Incorporated by reference to Form S-1/A Registration Statement filed on June 6, 2014 (File No. 333-195505).

(13)    Incorporated by reference to Quarterly Report on Form 10-Q filed on May 11, 2018.

(14)    Incorporated by reference to Current Report on Form 8-K filed on May 9, 2018.

(15)    Incorporated by reference to Quarterly Report on Form 10-Q filed on August 14, 2018.

(16)    Incorporated by reference to Current Report on Form 8-K filed on August 14, 2018.

(17)    Incorporated by reference to Current Report on Form 8-K filed on January 4, 2019.

(18)    Incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Schedule 13D jointly filed on April 16, 2019 by Jon R. Sabes and Steven F. Sabes, among others.

(19)    Incorporated by reference to Current Report on Form 8-K filed on April 30, 2019.

(20)    Intentionally omitted.

(21)    Incorporated by reference to Annual Report on Form 10-K filed on March 29, 2018.

(22)    Incorporated by reference to Current Report on Form 8-K filed on June 6, 2019.

(23)    Incorporated by reference to Current Report on Form 8-K filed on June 6, 2019.

(24)    Incorporated by reference to Quarterly Report on Form 10-Q filed on November 14, 2019.

(25)    Incorporated by reference to Quarterly Report on Form 10-Q filed on September 3, 2019.

(26)    Incorporated by reference to Form S-1/A Registration Statement filed on October 10, 2017 (File No. 333-220288).

(27)    Intentionally omitted

(28)    Incorporated by reference to Current Report on Form 8-K filed on January 7, 2020.

(29)    Incorporated by reference to Current Report on Form 8-K filed on November 7, 2019.

(30)    Incorporated by reference to Annual Report on Form 10-K filed on March 27, 2020.

(31)    Incorporated by reference to Form S-4 Registration Statement filed on July 6, 2020 (File No. 333-239690).

(32)    Incorporated by reference to Quarterly Report on Form 10-Q filed on August 14, 2020

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 17, 2020.

GWG HOLDINGS, INC.
By:	/s/ Murray T. Holland
	Name:	Murray T. Holland
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of August 17, 2020, by the following persons in the capacities indicated below.

Name	Title
/s/ Murray T. Holland	President and Chief Executive Officer
Murray T. Holland	(Principal Executive Officer)
/s/ Timothy Evans	Chief Financial Officer
Timothy Evans	(Principal Financial and Accounting Officer)
/s/ Brad K. Heppner	Director, Chairman of the Board
Brad K. Heppner
Director
Roy Bailey
*	Director
Peter T. Cangany, Jr.
*	Director
David F. Chavenson
*	Director
Thomas O. Hicks
*	Director
Dennis P. Lockhart
*	Director
Bruce W. Schnitzer
Director
David H. de Weese
* By:	/s/ Timothy Evans
Timothy Evans
Attorney-In-Fact